As filed with the Securities and Exchange Commission on July 13, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACADIA HEALTHCARE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8093 (Primary Standard Industrial Classification Code Number)	20-3879757 (I.R.S. Employer Identification No.)

830 Crescent Centre Drive, Suite 610
Franklin, Tennessee 37067
(615) 861-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Howard, Executive Vice President, General Counsel and Secretary
Acadia Healthcare Company, Inc.
830 Crescent Centre Drive, Suite 610
Franklin, Tennessee 37067
(615) 861-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carol Anne Huff Richard W. Porter, P.C. Kirkland & Ellis LLP 300 N. LaSalle Chicago, IL 60654 (312) 862-2000	Steven A. Cohen Jeffrey E. Jordan Arent Fox LLP 1050 Connecticut Avenue, NW Washington, DC 20036 (202) 857-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer):

☐  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer):

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	per Unit	Offering Price	Fee
Common stock, par value $0.01 per share, of Acadia Healthcare Company, Inc.	5,297,022(1)	N/A	$61,530,596.32(2)	$7,143.70(2)

(1)	Represents the maximum number of shares of common stock of Acadia Healthcare Company, Inc. (“Acadia”), par value $0.01 per share, estimated to be issuable upon the completion of the proposed merger of PHC, Inc. (“PHC”) with and into Acadia Merger Sub, LLC., a wholly-owned subsidiary of Acadia, based on the number of shares of common stock of PHC, par value $0.01 per share, outstanding, or reserved for issuance upon exercise of outstanding stock options and warrants, immediately prior to the merger and the exchange of each share of PHC common stock for 0.25 of a share of Acadia common stock.

(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended, based upon the product of: (A) 21,188,088, the maximum number of shares of PHC common stock that may be exchanged in the merger for the Acadia common stock being registered, multiplied by (B) $3.14, the average of the high and low sale prices for shares of PHC common stock as reported on NYSE Amex Stock Market on July 6, 2011, less $5,000,000 (which represents the amount of cash that will be paid to the holders of Class B Common Stock of PHC in the transaction). Acadia is a private company and no market exists for its equity securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The securities being offered by the use of this proxy statement/prospectus may not be issued until the registration statement filed with the Securities and Exchange Commission of which this proxy statement/prospectus is a part is declared effective. This proxy statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JULY 13, 2011

LETTER TO PHC STOCKHOLDERS

PROXY STATEMENT	PROSPECTUS

To the Stockholders of PHC, Inc.:

The Boards of Directors of PHC, Inc. (“PHC”) and Acadia Healthcare Company, Inc. (“Acadia”) have approved a merger combining PHC and Acadia.

If the merger is completed, PHC will become a wholly-owned subsidiary of Acadia. The terms of the merger agreement provide for Acadia to issue shares of its common stock to PHC stockholders in exchange for all of the outstanding shares of PHC, with holders of PHC Class A Common Stock receiving one-quarter of a share of Acadia common stock for each share of PHC common stock that they hold and holders of PHC Class B Common Stock receiving one-quarter of a share of Acadia common stock for each share of PHC Class B Common Stock that they hold and an amount of cash equal to $5,000,000 divided by the aggregate number of issued and outstanding shares of PHC Class B Common Stock immediately prior to the effective time of the merger (other than (i) any shares of PHC Class B Common Stock to be cancelled pursuant to the merger agreement and (ii) any share of PHC Class B Common Stock owned by a subsidiary of PHC). Based on the number of shares of PHC Class B Common Stock outstanding as of May 23, 2011, this calculation would have resulted in a cash payment of $6.46 per share of PHC Class B Common Stock. Upon completion of the merger, Acadia stockholders will retain 77.5% and the former PHC stockholders will own 22.5% of Acadia’s common stock on a fully diluted basis (as defined in the merger agreement). All of the outstanding options and warrants to purchase PHC Class A Common Stock will be assumed by Acadia in connection with the merger. The merger is intended to qualify for federal income tax purposes as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

PHC and Acadia anticipate that concurrent with the closing of the merger, Acadia’s common stock will be listed for trading on The NASDAQ National Market (“NASDAQ”) under the symbol “           .” Acadia will apply for listing on NASDAQ and, in order to be listed, will be required to meet the initial listing requirements established by NASDAQ. Following the merger, PHC will be delisted from the NYSE Amex Stock Market.

You are requested, at the special meeting of PHC stockholders, to approve the merger agreement. Your vote is important. We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of at least (i) two-thirds of our outstanding Class A Common Stock and Class B Common Stock, voting together as a single class (with the holders of our Class A Common Stock having one vote per share and the holders of our Class B Common Stock having five votes per share), (ii) two-thirds of our outstanding Class A Common Stock, voting as a separate class and (iii) two-thirds of our outstanding Class B Common Stock, voting as a separate class. The PHC board of directors recommends that you vote FOR approval of the merger agreement.

The proxy statement/prospectus provides you with detailed information about Acadia, PHC, the merger agreement and the proposed merger. We encourage you to read and carefully consider the proxy statement/prospectus in its entirety. For a discussion of significant matters that should be considered before voting at the special meeting, see “Risk Factors” beginning on page 18.

Your vote is important regardless of the number of shares you own. Even if you plan to attend the special meeting, you may vote your shares via the toll-free telephone number or via the Internet, or you may complete, sign and date the enclosed proxy card or voting instruction card and return it in the enclosed, postage-paid envelope. Instructions regarding all three methods of voting are contained on the proxy card and voting instruction card and in the attached proxy statement/prospectus. If you attend the annual meeting and prefer to vote in person, you may do so in accordance with the procedures described in the accompanying proxy statement/prospectus. If you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a proxy from that institution in order to vote your shares at the special meeting, except as otherwise discussed in the proxy statement/prospectus.

Sincerely,

Bruce A. Shear
President and Chief Executive Officer

Peabody, Massachusetts
          , 2011

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The proxy statement/prospectus is available at www.proxyvote.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the Acadia common stock to be issued in the PHC merger or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated          , 2011, and is first being mailed to
PHC stockholders on or about          , 2011

NOTICE OF MEETING

PHC, Inc.
200 Lake Street
Suite 102
Peabody, Massachusetts 01960

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2011

Dear PHC Stockholder:

You are cordially invited to attend a special meeting of Stockholders of PHC, Inc. (“PHC”), which will be held on          , 2011, at   a.m., at the corporate offices of PHC, Inc., 200 Lake Street, Suite 102, Peabody, Massachusetts 01960, for the purpose of acting upon the following proposals:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 23, 2011, among PHC, Inc., Acadia Healthcare Company, Inc. and Acadia Merger Sub, LLC, a wholly-owned subsidiary of Acadia (the “merger agreement”), pursuant to which PHC will merge with and into Acadia Merger Sub, LLC;

2. To consider and cast an advisory vote on the compensation to be received by PHC’s named executive officers in connection with the merger;

3. To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of such adjournment to approve the merger agreement; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The PHC board of directors recommends that you vote FOR the resolution to approve the merger agreement. The PHC board of directors has fixed the close of business on     , 2011 as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.

Stockholders are entitled to appraisal rights under the Massachusetts Business Corporation Act (the “MBCA”) in connection with the merger. Any stockholder seeking to assert appraisal rights should carefully follow the procedures described in the accompanying proxy statement/prospectus. A copy of the applicable provisions of the MBCA is attached as Annex B to the accompanying proxy statement/prospectus.

By order of the Board of Directors of PHC

Paula C. Wurts, Clerk

Peabody, Massachusetts
          , 2011

Page
PHC INTERESTED TRANSACTIONS	171
DESCRIPTION OF ACADIA CAPITAL STOCK	172
BENEFICIAL OWNERSHIP OF ACADIA COMMON STOCK AFTER THE MERGER	177
STOCKHOLDERS AGREEMENT	179
COMPARISON OF STOCKHOLDERS RIGHTS	182
LEGAL MATTERS	195
EXPERTS	195
NON-BINDING VOTE REGARDING CHANGE OF CONTROL PAYMENTS	196
THE ADJOURNMENT PROPOSAL	197
STOCKHOLDER PROPOSALS	197
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	197
WHERE YOU CAN FIND MORE INFORMATION	198
INDEX TO FINANCIAL STATEMENTS	F-1
FINANCIAL STATEMENTS	F-3
ANNEX A — AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B — MASSACHUSETTS APPRAISAL RIGHT STATUTE	B-1
ANNEX C — OPINION OF STOUT RISIUS ROSS, INC.	C-1
ANNEX D — AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ACADIA	D-1
ANNEX E — AMENDED AND RESTATED BY-LAWS OF ACADIA	E-1
EX-3.1
EX-3.2
EX-4.2
EX-5.1
EX-8.1
EX-8.2
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.14
EX-10.15
EX-10.24
EX-10.25
EX-21.1
EX-23.3
EX-23.4
EX-23.5
EX-23.6
EX-99.1
EX-99.2
EX-99.3
EX-99.4

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement/prospectus relating to the merger. To understand the merger and related transactions fully and for a more complete description of the merger and other transactions contemplated by the merger agreement, you should carefully read this entire proxy statement/prospectus as well as the additional documents to which it refers, including the merger agreement attached to this proxy statement/prospectus as Annex A. For instructions on obtaining more information, see “Who Can Answer Other Questions” on page 8.

Parties to the Merger (See pages 115 and 143)

Acadia Healthcare Company, Inc. (“Acadia”).  Founded in December 2005, Acadia is a leading provider of behavioral health care services in the United States. Acadia operates 19 inpatient behavioral health care facilities in 13 states. On April 1, 2011, Acadia acquired Youth & Family Centered Services, Inc. (“YFCS”), the largest private, for-profit provider of behavioral health, education and long term support services exclusively for abused and neglected children and adolescents. YFCS’ services include residential treatment care, community-based services, acute care, specialized education services, therapeutic group homes, therapeutic foster care and medical and behavioral services. The address of Acadia’s principal executive offices is 830 Crescent Centre Drive, Suite 610, Franklin, TN 37067.

Acadia Merger Sub, LLC (“Merger Sub”).  Acadia Merger Sub, LLC is a wholly-owned subsidiary of Acadia that was recently formed in Delaware solely for the purpose of completing the merger. It does not conduct any business and has no material assets. Its principal executive offices have the same address and telephone number as Acadia.

PHC, Inc. (“PHC”).  PHC is a national healthcare company, which, through wholly-owned subsidiaries, provides psychiatric services to individuals who have behavioral health disorders, including alcohol and drug dependency, and to individuals in the gaming and transportation industries. PHC’s subsidiaries operate various substance abuse treatment and psychiatric facilities in Delaware, Michigan, Nevada, Pennsylvania, Utah and Virginia. PHC provides management, administrative and help line services through contracts with major railroads and operates a call center through a contract with Wayne County, Michigan. PHC also operates a website, Wellplace.com, which provides education and training for behavioral health professionals and internet support services to all of PHC’s subsidiaries. On July 1, 2011, PHC acquired substantially all of the assets of HHC Delaware, Inc. and its subsidiary (“HHC Delaware”), relating to MeadowWood Behavioral Health System (the assets acquired are referred to in this proxy statement/prospectus as “MeadowWood”), an acute care psychiatric hospital located in New Castle, Delaware, with 58 beds providing services to adults suffering with mental illness and substance abuse. PHC was incorporated in 1976 and is a Massachusetts corporation with corporate offices located at 200 Lake Street, Suite 102, Peabody, MA 01960.

The Combined Company.  The combined company’s corporate name will be Acadia Healthcare Company, Inc. Acadia will do business as Pioneer Behavioral Health following the effective time of the merger. Acadia’s principal executive office located in Franklin, Tennessee will be the combined company’s principal executive office. Upon the completion of the merger, Acadia stockholders will own 77.5% and PHC stockholders will own 22.5% of the combined company’s issued and outstanding common stock on a fully diluted basis. “Fully diluted” (as defined in the merger agreement and as used in this proxy statement/prospectus with respect to a party’s post-closing ownership percentage in the combined company) means the sum of (i) the aggregate number of shares of Acadia common stock issued and outstanding immediately prior to the effective time of the merger, plus (ii) the aggregate number of shares of Acadia common stock into which shares of PHC Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted in accordance with the merger agreement, plus (iii) the aggregate number of shares of Acadia common stock issuable pursuant to PHC stock options and warrants issued and outstanding immediately prior to the effective time of the merger that have an exercise price equal to or less than the average per share closing prices of PHC Class A Common Stock as reported on AMEX for the ten full trading days ending on May 20, 2011. Acadia intends to apply for listing of its common stock to be issued in the merger on NASDAQ. Joey A. Jacobs, the Chairman and Chief Executive Officer of Acadia, will become the Chairman and Chief Executive Officer of the combined company.

Bruce A. Shear, President & Chief Executive Officer of PHC, will become the Executive Vice Chairman and a member of the board of directors of the combined company.

From and after the effective time of the merger, unless otherwise contemplated by Acadia’s certificate of incorporation, the authorized number of directors on the Acadia board of directors will be established and maintained at 12, and the Acadia board of directors will be divided into three classes designated as Class I, Class II and Class III. The term of office of the initial Class I directors will expire at the first annual meeting of stockholders after the merger, the term of office of the initial Class II directors will expire at the second succeeding annual meeting of stockholders after the merger and the term of office of the initial Class III directors will expire at the third succeeding annual meeting of the stockholders after the merger. At each annual meeting of stockholders after the merger, directors elected to replace those of a class whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting after their election and until their respective successors will have been duly elected and qualified.

The following persons will be appointed to the Acadia board of directors as of immediately prior to the effective time of the merger and nominated for re-election and elected to the Acadia board of directors as follows: (i) Mr. Jacobs, as a Class III director and, after the expiration of his initial term as a director, for so long as he serves as the chief executive officer of Acadia or any of its subsidiaries; (ii) Mr. Shear, as a Class III director and, after the expiration of his initial term as a director, for one additional three-year term as a Class III director; (iii) three representatives who meet the applicable director independence requirements of NASDAQ or any other securities exchange on which the securities of Acadia may be listed from time to time, one of whom will be William F. Grieco, a Class II director designated by Mr. Shear and a current director of PHC, and two of whom will be Class III directors designated by the Acadia board of directors; and (iv) (A) so long as Waud Capital Partners, L.L.C. and certain of its affiliates (collectively, “Waud Capital Partners”) retain voting control over at least 50% of the outstanding voting securities of Acadia, Waud Capital Partners will designate seven directors, four of which will be Class I directors and three of which will be Class II directors and (B) in the event Waud Capital Partners ceases to have voting control over at least 50% of the outstanding voting securities of Acadia, Waud Capital Partners will designate such number of directors of the total authorized number of directors in proportion to the total number of shares of Acadia over which Waud Capital Partners retains voting control relative to the total number of shares of Acadia then issued and outstanding (with the number of representatives rounded up to the next whole number in all cases); provided that all such rights will terminate when Waud Capital Partners ceases to hold at least 17.5% of Acadia’s outstanding voting securities.

Risks Associated with Acadia, PHC and the Merger (See page 18)

The merger poses a number of risks to each company and its respective stockholders. In addition, both Acadia and PHC are subject to various risks associated with their businesses and their industry. These risks are discussed in detail under the caption “Risk Factors” beginning on page 18. You are encouraged to read and consider all of these risks carefully.

Special Meeting of the PHC Stockholders (See page 48)

The purpose of the special meeting is to hold a vote on the merger agreement and related matters. The special meeting will be held on          , 2011, at   a.m., local time, at PHC’s headquarters located at 200 Lake Street, Suite 102, Peabody, MA 01960.

Recommendation of the PHC Board of Directors (See page 48)

After careful consideration, the PHC board of directors has unanimously approved the merger agreement (with Mr. Shear abstaining) and has determined that the merger agreement is fair to, and in the best interests of, the stockholders of PHC. Therefore, the PHC board of directors recommends PHC stockholders vote FOR the approval of the merger agreement.

Opinion of Stout Risius Ross, Inc. (See page 57)

In connection with the merger, Stout Risius Ross, Inc. (“SRR”) delivered a written opinion to the PHC board of directors as to the fairness, from a financial point of view, as of the date of their opinion, to the holders of PHC’s

Class A Common Stock and Class B Common Stock (collectively, the “PHC common stock”), of the merger consideration to be received by such holders (in the aggregate), and to the holders of PHC’s Class A Common Stock, of the merger consideration to be received by such holders (in the aggregate). The full text of SRR’s written opinion, dated May 19, 2011, is attached hereto as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. SRR’s opinion is addressed to the PHC board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

Acadia’s Financing for the Merger (See page 72)

In connection with the merger, Acadia has entered into a second amendment, dated July 12, 2011 (the “Second Amendment”), to its senior secured credit facility (the “Senior Secured Credit Facility”). The Second Amendment will, among other things, permit the merger and other transactions contemplated by the merger agreement. The effectiveness of the Second Amendment is subject to certain closing conditions as described in “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Following the Merger,” including consummation of the merger and related transactions on or prior to December 15, 2011.

In connection with the merger agreement, Acadia received an amended and restated debt commitment letter, dated July 12, 2011 (the “Debt Commitment Letter”), from Jefferies Finance LLC (“Jefferies Finance”) to provide a senior unsecured bridge loan facility of up to $150 million in the event that $150 million of senior unsecured notes (the “Senior Notes”) are not issued by Acadia to finance the merger (the “Bridge Facility”). Net proceeds from the issuance of $150 million of Senior Notes or, if the Senior Notes are not issued, drawings under the $150 million Bridge Facility will be used, in addition to existing cash balances, to pay the aggregate $5.0 million in cash payable to holders of PHC Class B Common Stock in connection with the merger, pay a dividend to Acadia’s existing stockholders, refinance certain existing indebtedness of PHC and pay fees and expenses incurred in connection with the merger.

The Bridge Facility commitment is subject to certain closing conditions described under “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Following the Merger.” The Bridge Facility commitment will terminate on December 15, 2011 if the closing of the Bridge Facility has not been consummated on or before such date or if the merger agreement has been terminated or if the merger has been abandoned. In addition, the commitments to provide and arrange unsecured bridge loans will terminate upon the issuance of the Senior Notes.

Each of Acadia and PHC is obligated under the merger agreement to use its reasonable best efforts to arrange the debt financing on the terms contemplated. The receipt of the debt financing on the terms and conditions set forth in the Debt Commitment Letter is a condition to the obligation of both Acadia and PHC to consummate the merger.

Record Date (See page 47)

The PHC board of directors has fixed the close of business on          , 2011, as the record date for determining the holders of PHC’s Class A Common Stock and Class B Common Stock entitled to notice of and to vote at the special meeting. As of the record date, PHC had           shares of Class A Common Stock and           shares of Class B Common Stock outstanding.

Vote Required and Voting Power (See page 47)

PHC stockholders are being asked to vote on a proposal to approve the merger agreement. The merger agreement provides that it is a condition to completion of the merger that the proposal to approve the merger agreement be approved by the stockholders of PHC. Approval of this proposal requires an affirmative vote of (i) at least two-thirds of the outstanding Class A Common Stock and Class B Common Stock entitled to vote, voting as a single class, (ii) at least two-thirds of the outstanding Class A Common Stock entitled to vote, voting as a single class and (iii) at least two-thirds of the outstanding Class B Common Stock entitled to vote, voting as a single class.

Each record holder of shares of PHC Class A Common Stock will be entitled at the special meeting to one vote for each share of PHC Class A Common Stock held on the record date. Each record holder of shares of PHC Class B

Common Stock will be entitled at the special meeting to five votes for each share of PHC Class B Common Stock held on the record date on any matter on which they vote together with the holders of the Class A Common Stock.

Conversion of PHC Shares (See page 80)

Each share of PHC Class A Common Stock issued and outstanding immediately prior to the effective time (other than (i) any shares of PHC Class A Common Stock to be cancelled pursuant to the merger agreement, (ii) any shares of PHC Class A Common Stock owned by any PHC subsidiary and (iii) any shares held by stockholders that properly demand and perfect their appraisal rights under the Massachusetts Business Corporation Act (“MBCA”) and the merger agreement (“Excluded Shares”)) will be converted into and become exchangeable for one-quarter (1/4) of one fully paid and nonassessable share of Acadia common stock, par value $0.01 per share. Each share of PHC Class B Common Stock issued and outstanding immediately prior to the effective time (other than the Excluded Shares) will be converted into and become exchangeable for (x) one-quarter (1/4) of one fully paid and nonassessable share of Acadia common stock, par value $0.01 per share and (y) an amount of cash equal to $5.0 million divided by the aggregate number of issued and outstanding shares of PHC Class B Common Stock immediately prior to the effective time of the merger (other than (i) any shares of PHC Class B Common Stock to be cancelled pursuant to the merger agreement and (ii) any share of PHC Class B Common Stock owned by a subsidiary of PHC). Based on the number of shares of PHC Class B Common Stock outstanding as of May 23, 2011, this calculation would have resulted in a cash payment of $6.46 per share of PHC Class B Common Stock.

Voting Agreement (See page 96)

The directors and executive officers of PHC, who as of May 23, 2011 held in the aggregate approximately 11% of the outstanding PHC Class A Common Stock, 93.2% of PHC Class B Common Stock and 24.8% of the outstanding voting power of the PHC Class A Common Stock and the PHC Class B Common Stock voting together as a single class, have agreed to vote their shares in favor of approval of the merger agreement.

Interests of PHC’s Directors and Executive Officers (See page 77)

Upon completion of the merger and the issuance of Acadia common stock in the merger, the directors and executive officers of PHC will collectively beneficially own approximately 3.2% of the outstanding stock of Acadia, calculated on the basis set forth under “Beneficial Ownership of Acadia Common Stock After the Merger.”

The directors and executive officers of PHC have interests in the merger that are different from, and in addition to, the interests of PHC stockholders generally.

Pursuant to the merger agreement, upon completion of the merger, holders of PHC’s Class B Common Stock will collectively receive cash consideration in the merger of $5.0 million. Mr. Shear, PHC’s current Chief Executive Officer, beneficially owns approximately 93.2% of PHC’s Class B Common Stock and will be entitled to receive cash merger consideration of approximately $4.7 million.

Mr. Shear, Robert H. Boswell, PHC’s current Senior Vice President, and Paula C. Wurts, PHC’s current Chief Financial Officer, are participants in the PHC change-in-control supplemental benefit plan for certain executive employees. Pursuant to such plan, upon the closing of the merger, Mr. Shear, Mr. Boswell and Ms. Wurts are entitled to receive change in control payments of approximately $1,530,000, $465,000 and $408,000, respectively, payable as soon as practicable, but in no event later than 30 days, following the date of the closing of the merger.

Mr. Shear, Mr. Boswell and Ms. Wurts hold stock options to purchase shares of PHC Class A Common Stock, subject to various vesting provisions. Pursuant to the merger agreement, upon completion of the merger, Acadia will assume these options in accordance with their existing terms, with the number of shares and the exercise prices adjusted in accordance with the merger exchange rate. Mr. Shear currently holds 170,000 options exercisable at prices ranging from $1.08 per share to $2.95 per share, Mr. Boswell currently holds 85,000 options exercisable at prices ranging from $1.08 per share to $2.95 per share and Ms. Wurts currently holds 85,000 options exercisable at prices ranging from $1.08 per share to $2.95 per share.

Upon the closing of the merger, notwithstanding the terms and conditions of the corresponding PHC stock option plan or as otherwise set forth in a stock option agreement, with respect to the assumed PHC options granted to current PHC directors, (i) all such assumed options (other than those held by Mr. Shear) will be fully vested at closing, and (ii) such assumed options will not terminate as a result of such holder ceasing or failing to be a director or employee and will be fully exercisable at any time prior to the expiration of the option term.

After the closing of the merger, Messrs. Shear and Boswell are expected to be employed by the combined company pursuant to employment agreements which are to become effective upon the closing of the merger.

Upon the closing of the merger, Mr. Shear will join the Acadia board of directors. In addition, upon the closing of the merger, Mr. Shear will become Acadia’s Executive Vice Chairman. After the closing of the merger, Messrs. Shear and Boswell may receive stock options to purchase shares of Acadia common stock.

Structure and Effects of the Merger (See page 80)

At the completion of the merger, PHC will be merged with and into Merger Sub, and Merger Sub will continue as the surviving company of the merger and a wholly-owned subsidiary of Acadia.

Treatment of PHC Stock Options and Warrants to Purchase PHC Stock (See pages 80 and 81)

After the completion of the merger, each outstanding PHC option granted under PHC’s stock option plans will be assumed by Acadia and will be converted into an option to purchase one-quarter of one share of Acadia common stock and each warrant to purchase one share of PHC stock will be assumed by Acadia and will be converted into a warrant to purchase one-quarter of one share of Acadia common stock. Except with respect to stock options previously granted to PHC directors (other than Mr. Shear), as further described in “The Merger Agreement — Assumption of Stock Options,” each assumed option and warrant will be subject to the same terms and conditions (including expiration date and exercise provisions as contemplated by the applicable award agreement) as were applicable to the corresponding option or warrant, as applicable, immediately prior to the effective time of the merger.

Completion and Effectiveness of the Merger (See page 80)

Acadia and PHC expect to complete the merger when all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Massachusetts.

Acadia and PHC are working toward satisfying the conditions to the merger, and hope to complete the merger in the third quarter of 2011.

Restrictions on Solicitation of Alternative Transactions by PHC (See page 85)

The merger agreement contains restrictions on the ability of PHC to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the equity or assets of PHC. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, if PHC receives an unsolicited proposal from a third party to acquire a significant interest in PHC that PHC may engage in discussions or negotiations with a third party if the PHC board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws, and the PHC board of directors determines in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal.

Conditions to the Completion of the Merger (See page 90)

Acadia’s and PHC’s obligations to complete the merger are subject to certain conditions described under the heading “The Merger Agreement — Conditions to the Merger.”

Termination of the Merger Agreement and Payment of Certain Termination Fees (See page 92)

Acadia and PHC may terminate the merger agreement by mutual agreement and under certain other circumstances. Acadia and PHC have agreed that if the merger agreement is terminated under the circumstances described under “The Merger Agreement — Termination Fee,” PHC will pay Acadia $3,000,000 in fees.

Fees and Expenses; Expense Reimbursement (See pages 94 and 95)

The merger agreement provides that, except in circumstances described below, regardless of whether the merger is completed, Acadia and PHC will each pay their own expenses incurred in connection with the merger, except that Acadia and PHC will pay 75% and 25%, respectively, of all fees and expenses, other than attorneys’ and accountants’ fees, incurred in relation to the printing and filing with the Securities and Exchange Commission (the “SEC”) of the registration statement of which this proxy statement/prospectus is a part, the proxy statement/prospectus and any amendments or supplements to any of such filings, the filing fees under any applicable antitrust law or regulation or state “blue sky” laws or the listing fees incurred in obtaining (or attempting to obtain) listing and/or eligibility on NASDAQ or another national securities exchange.

In the event the merger agreement is terminated by PHC due to the fact that Acadia or Merger Sub has breached any of its covenants, agreements, representations or warranties set forth in the merger agreement such that a condition related to PHC’s obligation to close would not be satisfied, then Acadia will pay all of PHC’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by PHC and its affiliates on or prior to the termination of merger agreement in connection with the transactions contemplated by the merger agreement, which amount will in no event exceed $1,000,000 in the aggregate and shall be paid in four annual installments, with the first annual installment due within two business days of such termination, and the remaining payments being made on the first, second and third anniversary of such termination date.

In the event the merger agreement is terminated by Acadia under circumstances in which the termination fee is not then payable, due to the fact that (i) PHC has breached any of its covenants, agreements, representations or warranties such that a condition related to Acadia’s obligation to close would not be satisfied or (ii) the supplement to the disclosure schedules delivered to Acadia in connection with PHC’s recent acquisition of MeadowWood would cause a breach of a PHC representation or warranty such that a condition related to Acadia’s obligation to close would not be satisfied, then PHC will pay all of Acadia’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Acadia and its affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement, which amount will in no event exceed $1,000,000 in the aggregate and shall be paid in four annual installments, with the first annual installment due within two business days of such termination, and the remaining payments being made on the first, second and third anniversary of such termination date.

Stockholders Agreement (See page 178)

Acadia, certain members of Acadia’s management and Waud Capital Partners and certain of its affiliates will enter into a stockholders agreement in connection with the consummation of the merger. The stockholders agreement will contain certain voting agreements and transfer restrictions with respect to equity of Acadia held by the stockholders party to the stockholders agreement and impose certain negative and affirmative covenants on Acadia and its subsidiaries. The stockholders agreement will also grant certain board nomination, information and consent rights to Waud Capital Partners. See “Stockholders Agreement” for a description of the agreement.

Material United States Federal Tax Consequences of the Merger (See page 72)

The closing of the merger is conditioned upon the receipt by Acadia and PHC of opinions that the merger will constitute a reorganization for United States federal income tax purposes and that Acadia and PHC will be parties to the reorganization for United States federal income tax purposes. Assuming the merger constitutes a reorganization, subject to the limitations and qualifications described in “The Merger — Material United States Federal Income Tax Consequences of the Merger,” PHC stockholders whose shares of PHC common stock are exchanged in the merger solely for shares of Acadia common stock will not recognize capital gain or loss for United States federal income tax purposes on the exchange (except to the extent they receive cash in lieu of a fractional share of Acadia common stock), and PHC stockholders whose shares of PHC common stock are exchanged in the merger for shares of Acadia common stock and cash will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received (excluding cash received in lieu of a fractional share of Acadia common stock). This tax treatment may not apply to certain PHC stockholders, as described in “The Merger — Material United States Federal Income Tax Consequences of the Merger.” Determining the actual tax consequences of the merger to you may be complex and will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences to you of the merger, including estate, gift, state, local or non-United States tax consequences of the merger.

Accounting Treatment of the Merger (See page 72)

In accordance with accounting principles generally accepted in the United States of America (“GAAP”), Acadia will account for the acquisition of shares of PHC Class A Common Stock and Class B Common Stock through the merger under the acquisition method of accounting for business combinations.

Dissenters’ Rights (See page 82)

Holders of shares of PHC Class A Common Stock and Class B Common Stock that are issued and outstanding immediately prior to the effective time who have not voted in favor of or consented in writing to the merger and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 13.02 of the MBCA, will not have such shares converted into or exchangeable for the right to receive merger consideration and will be entitled only to receive payment of the fair value of such shares, in accordance with Section 13.02 of the MBCA, unless and until such stockholder withdraws or effectively loses the right to dissent.

Surrender of PHC Stock Certificates (See page 81)

Following the effective time of the merger, Acadia will cause a letter of transmittal to be mailed to all holders of PHC Class A Common Stock and Class B Common Stock containing instructions for surrendering their certificates. Certificates should not be surrendered until the letter of transmittal is received, fully completed and returned as instructed in the letter of transmittal.

Regulatory Approvals (See page 79)

Notification will be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), if the market price of the voting securities of PHC calculated pursuant to the HSR Act as the lowest closing quotation within 45 calendar days prior to the closing of the merger, exceeds $66 million. If notification is required, the merger cannot be completed until each of Acadia and PHC file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated.

Acadia and/or PHC currently intend to obtain approvals from, file new license and/or permit applications with, or provide notice to applicable governmental authorities in connection with the merger. The approval of such governmental authorities, if any, is not a condition to Acadia or PHC’s obligation to complete the merger except where the failure to obtain any such approval would reasonably be expected to have a “Pioneer Material Adverse Effect” or an “Acadia Material Adverse Effect” (each as defined in the merger agreement) or a material adverse effect on the parties’ ability to consummate such transactions.

Litigation Regarding the Merger (See page 79)

In connection with the merger, a putative stockholder class action lawsuit has been filed in Massachusetts state court. A second lawsuit has also been filed in federal district court in Massachusetts making essentially the same allegations against the same defendants. PHC, Acadia and Merger Sub believe that these lawsuits are without merit and intend to defend them vigorously.

Comparison of Acadia and PHC Stockholder Rights (See page 181)

Upon completion of the merger, PHC stockholders will become stockholders of Acadia. The internal affairs of Acadia will be governed by Acadia’s amended and restated certificate of incorporation and amended and restated bylaws attached hereto as Annexes D and E. The internal affairs of PHC are governed by PHC’s restated articles of organization and bylaws. Due to differences between the governing documents of Acadia and PHC, the merger will result in PHC stockholders having different rights once they become Acadia stockholders.

Who Can Answer Other Questions (See page 48)

If you have any questions about the mergers or the other transactions contemplated by the merger agreement or, if you are a PHC stockholder, how to submit your proxy or would like additional copies of this proxy statement/prospectus, you should contact PHC’s proxy solicitor:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (888) 658-3624

Summary Historical Condensed Consolidated Financial Data and Pro Forma Condensed Combined Financial Data

Acadia Historical Financial Data

The following table sets forth summary historical condensed consolidated financial data for Acadia Healthcare Company, LLC and its subsidiaries on a consolidated basis for the periods ended and at the dates indicated and does not give effect to the YFCS acquisition or the consummation of the merger. Acadia has derived the historical consolidated financial data as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 from Acadia Healthcare Company, LLC’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Acadia has derived the summary consolidated financial data as of and for the three months ended March 31, 2010 and 2011 from Acadia Healthcare Company, LLC’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Acadia has derived the summary consolidated financial data as of December 31, 2008 from Acadia Healthcare Company, LLC’s audited consolidated financial statements not included in this proxy statement/prospectus. The results for the three months ended March 31, 2010 and 2011 are not necessarily indicative of the results that may be expected for the entire fiscal year. The summary consolidated financial data below should be read in conjunction with “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Statements” and Acadia Healthcare Company, LLC’s consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. On May 13, 2011, Acadia Healthcare Company, LLC elected to convert to a corporation (Acadia Healthcare Company, Inc.) in accordance with Delaware law.

				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2009	2010	2010	2011
	($ in thousands)

Income Statement Data:
Net patient service revenue	$33,353	$51,821	$64,342	$15,964	$17,584
Salaries, wages and benefits	22,342	30,752	36,333	9,119	10,107
Professional fees	952	1,977	3,612	617	3,261
Provision for doubtful accounts	1,804	2,424	2,239	636	734
Other operating expenses	8,328	12,116	13,286	3,269	3,539
Depreciation and amortization	740	967	976	235	243
Interest expense, net	729	774	738	177	223

Income (loss) from continuing operations, before income taxes	(1,542)	2,811	7,158	1,911	(523)
Income tax provision (benefit)	20	53	477	442	(271)

Income (loss) from continuing operations	(1,562)	2,758	6,681	1,469	(252)
(Loss) income from discontinued operations, net of income taxes	(156)	119	(471)	68	8

Net income (loss)	$(1,718)	$2,877	$6,210	$1,537	$(244)

	December 31,			March 31,
	2008	2009	2010	2010	2011
	($ in thousands)

Balance Sheet Data (as of end of period):
Cash and equivalents	$45	$4,489	$8,614	$3,842	$8,028
Total assets	32,274	41,254	45,412	40,334	47,137
Total debt	11,062	10,259	9,984	10,181	9,963
Total members’ equity	15,817	21,193	25,107	22,247	24,491

YFCS Historical Financial Data

The following table sets forth summary historical condensed consolidated financial data for YFCS and its subsidiaries on a consolidated basis for the periods ended and at the dates indicated and does not give effect to Acadia’s acquisition of YFCS or the consummation of the merger . Acadia has derived the historical consolidated financial data as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 from YFCS’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Acadia has derived the summary consolidated financial data as of and for the three months ended March 31, 2010 and 2011 from YFCS’ unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Acadia has derived the summary consolidated financial data as of December 31, 2008 from YFCS’ audited consolidated financial statements not included in this proxy statement/prospectus. The results for the three months ended March 31, 2010 and 2011 are not necessarily indicative of the results that may have been expected for the entire fiscal year. The summary financial data below should be read in conjunction with “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — YFCS Acquisition” and “Unaudited Pro Forma Condensed Combined Financial Statements” and YFCS’ consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

				Three Months Ended
	Year Ended December 31,			March 31,
	2008	2009	2010	2010	2011
	($ in thousands)

Income Statement Data:
Revenue	$180,646	$186,586	$184,386	$45,489	$45,686
Salaries and benefits	110,966	113,870	113,931	27,813	29,502
Other operating expenses	37,704	37,607	38,146	8,944	9,907
Provision for bad debts	1,902	(309)	525	56	208
Interest expense	12,488	9,572	7,514	1,954	1,726
Depreciation and amortization	9,419	7,052	3,456	914	819
Impairment of goodwill	—	—	23,528	—	—

Income (loss) from continuing operations, before income taxes	8,167	18,794	(2,714)	5,808	3,524
Provision for income taxes	3,132	7,133	5,032	2,267	1,404

Income (loss) from continuing operations	5,035	11,661	(7,746)	3,541	2,120
Income (loss) from discontinued operations, net of income taxes	964	(1,443)	(4,060)	(151)	(64)

Net income (loss)	$5,999	$10,218	$(11,806)	$3,390	$2,056

	December 31,			March 31,
	2008	2009	2010	2010	2011
	($ in thousands)

Balance Sheet Data (as of end of period):
Cash and equivalents	$20,874	$15,294	$5,307	$8,570	$4,009
Total assets	271,446	254,620	217,530	249,748	216,609
Total debt	138,234	112,127	86,073	98,831	84,304
Total stockholders’ equity	102,696	113,921	102,126	117,311	104,182

PHC Historical Financial Data

The following table sets forth summary historical condensed consolidated financial data for PHC and its subsidiaries on a consolidated basis for the periods ended and at the dates indicated and does not give effect to the recently completed MeadowWood acquisition completed on July 1, 2011 or the consummation of the merger. PHC has derived the historical consolidated financial data as of June 30, 2009 and 2010 and for each of the two years in the period ended June 30, 2010 from PHC’s audited financial statements included elsewhere in this proxy statement/prospectus. Certain amounts for all periods presented have been reclassified to be consistent with Acadia’s financial information. PHC has derived the historical consolidated financial data as of June 30, 2008 and for the year ended June 30, 2008 from PHC’s audited financial statements not included in this proxy statement/prospectus. PHC has derived the summary consolidated financial data as of and for the nine months ended March 31, 2010 and 2011 from PHC’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The results for the nine months ended March 31, 2010 and 2011 are not necessarily indicative of the results that may be expected for the entire fiscal year. The summary financial data below should be read in conjunction with the “PHC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Statements” and PHC’s consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

				Nine Months Ended
	Fiscal Year Ended June 30,			March 31,
	2008	2009	2010	2010	2011
	($ in thousands)
				(Unaudited)	(Unaudited)

Income Statement Data:
Revenues	$45,397	$46,411	$53,077	$39,044	$45,159
Patient care expenses	22,133	23,835	26,307	19,454	22,099
Contract expenses	3,390	3,016	2,965	2,203	2,543
Provision for doubtful accounts	1,311	1,638	2,131	1,476	2,348
Administrative expenses	15,465	18,721	19,111	14,260	15,228
Legal settlement	—	—	—	—	446

Operating income (loss)	3,098	(799)	2,563	1,651	2,495
Other income including interest expense, net	(148)	(177)	(37)	1	(141)

Income (loss) before income taxes	2,950	(976)	2,526	1,652	2,354
Provision for (benefit from) income taxes	1,366	65	1,106	671	1,108

Net income (loss) from continuing operations	1,584	(1,041)	1,420	981	1,246
Net income (loss) from discontinued operations	(1,259)	(1,413)	—	—	—

Net income (loss)	$325	$(2,454)	$1,420	$981	$1,246

	June 30,			March 31,
	2008	2009	2010	2010	2011
	($ in thousands)
				(Unaudited)	(Unaudited)

Balance Sheet Data (as of end of period):
Cash and equivalents	$3,142	$3,199	$4,540	$3,267	$2,804
Total assets	26,507	22,692	25,207	24,892	26,174
Total debt	2,422	2,241	2,557	2,542	2,126
Total stockholders’ equity	18,659	16,044	17,256	16,946	18,489

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following summary unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2011 and year ended December 31, 2010 reflect (i) Acadia’s acquisition of YFCS on April 1, 2011, (ii) PHC’s acquisition of MeadowWood on July 1, 2011 and (iii) consummation of the merger and related transactions, each as if they had occurred on January 1, 2010. The following unaudited pro forma condensed combined balance sheet data as of March 31, 2011 reflects the YFCS and MeadowWood acquisitions and the consummation of the merger and related transactions as if each had occurred on March 31, 2011.

The unaudited pro forma condensed combined financial data is based on the historical financial statements of Acadia, YFCS, PHC and HHC Delaware and certain assumptions and adjustments as discussed in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 35 of this proxy statement/prospectus, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of YFCS, MeadowWood and PHC based on preliminary estimates of their fair value. MeadowWood was acquired in an asset acquisition. The assets acquired consisted of substantially all of the assets of HHC Delaware. The pro forma adjustments reflect the elimination of any assets of HHC Delaware not acquired by PHC. The fiscal years of Acadia, YFCS and HHC Delaware end on December 31 while the fiscal year of PHC ends on June 30. The combined company will use Acadia’s fiscal year ending on December 31. The unaudited pro forma condensed combined balance sheet data combines Acadia’s unaudited consolidated balance sheet as of March 31, 2011 with the respective unaudited consolidated balance sheets of YFCS, PHC and HHC Delaware as of March 31, 2011. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 combines Acadia’s audited consolidated statement of operations for the year ended December 31, 2010 with the audited consolidated statement of operations of YFCS for the year ended December 31, 2010, the audited consolidated statement of operations of HHC Delaware for the year ended December 31, 2010 and the unaudited condensed consolidated statement of operations of PHC for the twelve months ended December 31, 2010 (which was derived from the audited consolidated statement of operations of PHC for the fiscal year ended June 30, 2010 less the unaudited condensed consolidated statement of operations of PHC for the six months ended December 31, 2009 plus the unaudited condensed consolidated statement of operations of PHC for the six months ended December 31, 2010). The unaudited pro forma condensed combined statement of operations of PHC for the three months ended March 31, 2011 combines Acadia’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2011 with the unaudited condensed consolidated statement of operations of YFCS for the three months ended March 31, 2011, the unaudited condensed consolidated statement of operations of HHC Delaware for the three months ended March 31, 2011 and the unaudited condensed consolidated statement of operations of PHC for the three months ended March 31, 2011. The adjustments necessary to fairly present the unaudited pro forma condensed combined financial data have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 35 of this proxy statement/prospectus. and other information included in this proxy statement/prospectus. The following should be read in conjunction with the “Selected Historical Financial Information,” “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “PHC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus and other information included in this proxy statement/prospectus.

A final valuation of assets acquired and liabilities assumed in the YFCS, MeadowWood and PHC acquisitions cannot be made prior to the completion of the merger and the completion of the purchase price allocations will most likely result in changes in the values assigned to property and equipment and other assets acquired and liabilities assumed. The unaudited pro forma condensed combined financial data is for illustrative purposes only and does not purport to represent what Acadia’s financial position or results of operations actually would have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period.

	December 31, 2010	March 31, 2011
	($ in thousands)
	(Unaudited)	(Unaudited)

Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Revenue	$320,298	$82,394
Salaries, wages and benefits	189,000	50,463
Professional fees	18,245	4,565
Supplies	15,305	3,946
Rent	10,046	2,569
Other operating expenses	32,723	8,897
Provision for doubtful accounts	6,141	1,760
Depreciation and amortization	5,869	1,440
Interest expense	22,467	5,526
Impairment of goodwill	23,528	—
Legal settlement	—	446

Total expenses	323,324	79,612
Income (loss) from continuing operations before income taxes	(3,026)	2,782
Provision for income taxes	5,062	1,716

Income (loss) from continuing operations	$(8,088)	$1,066

Unaudited Pro Forma Condensed Combined Balance Sheet Data (as of the March 31, 2011):
Cash and equivalents		$5,978
Total assets		359,222
Total debt		295,000
Total stockholders’ equity		16,425

The foregoing unaudited pro forma condensed combined financial data does not give effect to any anticipated cost savings or synergies. For a discussion of anticipated cost savings and synergies, see page 128 in “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — Anticipated Synergies, Cost Savings and Revenue Improvements.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a stockholder of PHC, may have regarding the merger and the other matters being considered at the special meeting and brief answers to those questions. Acadia and PHC urge you to read carefully the remainder of this proxy statement/prospectus, including the documents attached to this proxy statement/prospectus.

Q:	Why are Acadia and PHC proposing the merger? (See pages 54 and 55)

A:	Acadia and PHC are proposing the merger because they believe the resulting combined company will be a stronger, more competitive company capable of achieving greater financial strength, earning power, access to capital and growth potential than either company would have separately.

Acadia and PHC believe that the merger may result in a number of benefits, including the following positive factors that they believe will contribute to the success of the combined enterprise:

• the opportunity to diversify service types and payor mix;

• the ability to expand the number of facilities and beds and expand into additional new states;

• Acadia’s and PHC’s facilities are complementary and their combination will increase geographic diversity;

• the increased ability to access private and public equity markets, including for purposes of acting on attractive opportunities to further expand Acadia’s business;

• Acadia’s management will provide additional resources and has a demonstrated record of achievement;

• the opportunity to expand PHC’s internet and telephonic-based support services, which include crisis intervention, critical incidents coordination, employee counselor support, client monitoring, case management and health promotion; and

• the opportunity for PHC stockholders to own 22.5% of the combined company on a fully diluted basis (as defined in the merger agreement).

Q:	What percentage of Acadia will the former PHC stockholders own collectively immediately following the merger? (See page 50)

A:	Upon completion of the merger, Acadia stockholders will retain 77.5% and the former PHC stockholders will own 22.5% of the combined company’s common stock issued and outstanding on a fully diluted basis (as defined in the merger agreement).

Q:	What will PHC stockholders receive in exchange for PHC common stock in the merger? (See page 80)

A:	Each share of PHC Class A Common Stock issued and outstanding immediately prior to the effective time will be converted into and become exchangeable for one-quarter (1/4) of one fully paid and nonassessable share of Acadia common stock, par value $0.01 per share. Each share of PHC Class B Common Stock issued and outstanding immediately prior to the effective time will be converted into and become exchangeable for (x) one-quarter (1/4) of one fully paid and nonassessable share of Acadia common stock, par value $0.01 per share and (y) and an amount of cash equal to $5.0 million divided by the aggregate number of issued and outstanding shares of PHC Class B Common Stock immediately prior to the effective time of the merger (other than (i) any shares of PHC Class B Common Stock to be cancelled pursuant to the merger agreement and (ii) any share of PHC Class B Common Stock owned by a subsidiary of PHC). Based on shares of PHC Class B Common Stock outstanding as of May 23, 2011, this calculation would have resulted in a cash payment of $6.46 per share of PHC Class B Common Stock.

Q:	Will PHC stockholders be able to trade the Acadia common stock that they receive in the merger? (See page 88)

A:	Yes. Each of Acadia and PHC have agreed to cooperate and use reasonable best efforts to take all actions necessary to authorize for listing on NASDAQ the shares of Acadia common stock to be issued in the merger or if such listing is not possible, to be listed on NYSE Amex Stock Market or another securities exchange. In addition, it is a condition to completion of the merger that the shares of Acadia common stock to be issued in the merger are authorized for listing on a national securities exchange or eligible for trading on the over the counter bulletin board. Acadia will apply to be listed on NASDAQ under the symbol ‘‘ .” Please see the risk factors beginning on page 18 for a discussion of risks associated with these listings.

Q:	Who will be the directors of Acadia following the merger? (See page 98)

A:	The following persons will be appointed to the Acadia board of directors as of immediately prior to the effective time of the merger and nominated for re-election and elected to the Acadia board of directors as follows: (i) Mr. Jacobs, as a Class III director and, after the expiration of his initial term as a director, for so long as he serves as the chief executive officer of Acadia or any of its subsidiaries; (ii) Mr. Shear, as a Class III director and, after the expiration of his initial term as a director, for one additional three-year term as a Class III director; (iii) three representatives who meet the applicable director independence requirements of NASDAQ or any other securities exchange on which the securities of Acadia may be listed from time to time, one of whom will be Mr. Grieco, a Class II director designated by Mr. Shear and a current director of PHC, and two of whom will be Class III directors designated by the Acadia board of directors; and (iv) (A) so long as Waud Capital Partners retains voting control over at least 50% of the outstanding voting securities of Acadia, Waud Capital Partners will designate seven directors, four of which will be Class I directors and three of which will be Class II directors and (B) in the event Waud Capital Partners ceases to have voting control over at least 50% of the outstanding voting securities of Acadia, Waud Capital Partners will designate such number of directors of the total authorized number of directors in proportion to the total number of shares of Acadia over which Waud Capital Partners retains voting control relative to the total number of shares of Acadia then issued and outstanding (with the number of representatives rounded up to the next whole number in all cases); provided that all such rights will terminate when Waud Capital Partners ceases to hold at least 17.5% of Acadia’s outstanding voting securities.

Q:	What constitutes a quorum for the special meeting? (See page 48)

A:	A majority of the votes entitled to be cast by holders of issued and outstanding shares of PHC common stock must be present or represented by proxy to constitute a quorum for action on each of the matters to be voted upon at the special meeting. All shares of PHC common stock represented at the special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting of the PHC stockholders.

Q:	What stockholder approval is needed to complete the merger? (See page 47)

A:	Approval of the merger agreement requires an affirmative vote of (i) at least two-thirds of the outstanding Class A Common Stock and Class B Common Stock entitled to vote, voting as a single class, (ii) at least two-thirds of the outstanding Class A Common Stock entitled to vote, voting as a single class and (iii) at least two-thirds of the outstanding Class B Common Stock entitled to vote, voting as a single class.

Each record holder of shares of PHC Class A Common Stock will be entitled at the special meeting to one vote for each share of PHC Class A Common Stock held on the record date. Each record holder of shares of PHC Class B Common Stock will be entitled at the special meeting to five votes for each share of PHC Class B Common Stock held on the record date on any matter on which they vote together with the holders of the Class A Common Stock.

Q:	What vote of PHC’s stockholders is required to approve the non-binding, advisory proposal regarding certain merger-related executive compensation arrangements? (See page 47)

A:	Approval of the non-binding, advisory proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of holders of majority of the outstanding shares of PHC Class A

Common Stock and the outstanding shares of PHC Class B Common Stock present and voting (voting together, with the shares of Class B Common Stock casting five votes for each share held). Stockholders should note that the proposal regarding certain merger-related executive compensation arrangements is merely an advisory vote which will not be binding on PHC, Acadia or the Acadia board of directors.

Q:	What do I need to do now? (See page 48)

A:	After reading and considering the information contained in and incorporated into this proxy statement/prospectus, please submit your proxy card according to the instructions on the enclosed proxy card as soon as possible. If you do not submit a proxy card or attend the special meeting and vote in person, your shares will not be represented or voted at the meeting. This will have the same effect as voting against the proposal to approve the merger agreement.

Q:	If my shares of PHC common stock are held in “street name” by my bank or broker, will my bank or broker vote my shares for me? (See page 48)

A:	Your bank or broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your bank or broker.

Without instructions from you on how to vote your shares, your bank or broker will not have discretionary authority to vote your shares on the matters currently proposed to be presented at the special meeting. As a result, your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum at the special meeting. However, a broker non-vote will not be entitled to vote on the proposal to approve the merger agreement, and thus a broker non-vote will have the effect of a vote against this proposal.

Q:	What will happen if I abstain from voting or fail to vote? (See page 48)

A:	With respect to the proposal to approve the merger agreement, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or if your shares are held by your broker or other nominee (i.e., in “street name”) and you fail to give voting instructions to your broker or other nominee on how to vote your shares, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

With respect to the non-binding, advisory proposal regarding certain merger-related executive compensation and the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies, if you abstain from voting on either proposal, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker or other nominee on how to vote your shares, it will not have any effect on the outcome of the vote on such proposal.

Q:	If I am a PHC stockholder, what do I do if I want to change my vote after I have submitted my proxy? (See page 48)

A:	You may change your vote at any time before your proxy is voted at the special meeting. There are three ways for you to do this:

• by delivering to the clerk of PHC a signed notice that you wish to revoke your proxy;

• by delivering to the clerk of PHC a signed and later-dated proxy; or

• by attending the special meeting and voting in person.

If your shares are held in “street name” by a bank or broker and you have instructed your bank or broker to vote your shares, you must follow your bank’s or broker’s instructions to change your vote.

Q:	When do you expect the merger to be completed? (See page 78)

A:	PHC and Acadia are working to complete the merger as quickly as possible. Acadia and PHC hope to complete the merger in the third quarter of 2011.

Q:	Will the merger trigger the recognition of gain or loss for United States federal income tax purposes for PHC stockholders? (See page 72)

A:	The closing of the merger is conditioned upon the receipt by PHC and Acadia of legal opinions that the merger will constitute a reorganization for United States federal income tax purposes. Assuming the merger constitutes a reorganization, subject to the limitations and qualifications described in “The Merger — Material United States Federal Income Tax Consequences of the Merger,” PHC stockholders whose shares of PHC common stock are exchanged in the merger solely for shares of Acadia common stock will not recognize capital gain or loss for United States federal income tax purposes on the exchange (except to the extent they receive cash in lieu of a fractional share of Acadia common stock), and PHC stockholders whose shares of PHC common stock are exchanged in the merger for shares of Acadia common stock and cash will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received (excluding cash received in lieu of a fractional share of Acadia common stock). The tax consequences to PHC stockholders will depend on each stockholder’s own circumstances. This tax treatment may not apply to certain PHC stockholders, as described in “The Merger — Material United States Federal Income Tax Consequences of the Merger.” Determining the actual tax consequences of the merger to you may be complex and will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences to you of the merger, including estate, gift, state, local or non-United States tax consequences of the merger.

Q:	Should PHC stockholders send in their stock certificates now? (See page 81)

A:	No. After the merger is completed, Acadia will send you written instructions for exchanging your PHC stock certificates for Acadia stock certificates.

Q:	Whom should I call with questions? (See page 48)

A:	Georgeson Inc. 199 Water Street, 26th Floor New York, New York 10038-3560 Banks and Brokers Call (212) 440-9800 All Others Call Toll-Free (888) 658-3624

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the merger or the merger agreement. References to “we,” “us” and “our” in this “Risk Factor” section refer to the operations of the combined company following completion of the merger.

Risks Related to the Merger

The directors and executive officers of PHC have interests that differ from those of PHC stockholders.

The directors and executive officers of PHC have interests in the merger as individuals that are different from, and in addition to, the interests of PHC stockholders generally, including the following:

•	Holders of Class B Common Stock of PHC will receive $5.0 million in aggregate cash consideration for shares of Class B Common Stock exchanged for shares of Acadia common stock in the merger. Mr. Shear, PHC’s current Chief Executive Officer, beneficially owns approximately 93.2% of PHC’s Class B Common Stock and will be entitled to receive cash merger consideration of approximately $4.7 million;

•	Mr. Shear, Mr. Boswell, PHC’s current Senior Vice President, and Ms. Wurts, PHC’s current Chief Financial Officer, are participants in the PHC change-in-control supplemental benefit plan. Pursuant to such plan, upon the closing of the merger, Mr. Shear, Mr. Boswell and Ms. Wurts are entitled to receive certain change in control payments in the amount of approximately $1,530,000, $465,000 and $408,000, respectively;

•	Mr. Shear, Mr. Boswell and Ms. Wurts hold stock options to purchase shares of PHC Class A Common Stock, subject to various vesting provisions. Pursuant to the merger agreement, upon completion of the merger, Acadia will assume these options in accordance with their existing terms, with the number of shares and the exercise prices adjusted in accordance with the merger exchange rate. Mr. Shear currently holds 170,000 options exercisable at prices ranging from $1.08 per share to $2.95 per share, Mr. Boswell currently holds 85,000 options exercisable at prices ranging from $1.08 per share to $2.95 per share and Ms. Wurts currently holds 85,000 options exercisable at prices ranging from $1.08 per share to $2.95 per share;

•	Upon the closing of the merger, notwithstanding the terms and conditions of the corresponding PHC stock option plan or as otherwise set forth in a stock option agreement, with respect to the assumed PHC options granted to current PHC directors other than Mr. Shear, (i) all such assumed options will be fully vested at closing, and (ii) such assumed options will not terminate as a result of such holder ceasing or failing to be a director or employee and will be fully exercisable at any time prior to the expiration of the option term;

•	Upon the closing of the merger, Mr. Shear will become a director of Acadia and the Executive Vice Chairman of the Acadia board of directors and Mr. Boswell will become Acadia’s Senior Vice President and their new employment agreements will become effective upon the closing of the merger; and

•	Acadia will maintain all rights to indemnification existing in favor of the directors and officers of PHC and its subsidiaries for their acts and omissions occurring prior to the completion of the merger and will maintain the directors’ and officers’ liability insurance to cover any such liabilities for six years following the completion of the merger.

In addition, you should be aware that Mr. Shear has a significant relationship with PHC due to his position as a current director of PHC and will have a significant relationship with Acadia following the merger as a future director of Acadia and that this relationship may have influenced his decision to vote his PHC Class B Common Stock in favor of the merger agreement. Mr. Shear abstained from the vote of the PHC directors on the merger.

PHC stockholders should consider whether these interests may have influenced these directors and executive officers to vote in favor of the merger agreement and to recommend that PHC stockholders vote in favor of the merger agreement.

Following the merger the combined company will have a substantial amount of indebtedness, which could adversely affect our financial health.

Following the merger the combined company will have a substantial amount of indebtedness. As of March 31, 2011, on a pro forma basis giving effect to the merger, the combined company would have had approximately $295 million of total indebtedness and approximately $20 million of available borrowing capacity under its revolving credit facility. For a description of the expected financing for the merger, see “The Merger — Acadia’s Financing for the Merger” and “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Our substantial level of indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, raw materials, strategic acquisitions and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest on the debt under our the Senior Secured Credit Facility is imposed at variable rates;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt (including scheduled repayments on our outstanding term loan borrowings under the Senior Secured Credit Facility), thereby reducing the availability of our cash flow for operations and other purposes;

•	make it more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such indebtedness;

•	limit our ability to refinance indebtedness or increase the associated costs;

•	require us to sell assets to reduce debt or influence our decision about whether to do so;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate or prevent us from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business; and

•	place us at a competitive disadvantage compared to any competitors that have less debt or comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns.

We will incur substantial expenses related to the merger.

Acadia and PHC estimate that they will incur aggregate costs of approximately $40.6 million associated with the merger, as well as severance costs relating to employees of PHC of approximately $3.7 million. In addition, the combined company expects to incur certain costs in connection with the integration of the two companies. Such costs cannot now be reasonably estimated, because they depend on future decisions to be made by management of the combined company, but they could be material.

PHC stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company following the merger.

After the merger, PHC stockholders will own a significantly smaller percentage of Acadia than they currently own of PHC. Following completion of the merger, PHC stockholders will own 22.5% of the combined company on a fully diluted basis (as defined in the merger agreement). Consequently, PHC stockholders will be able to exercise less influence over the management and policies of Acadia than they currently exercise over the management and policies of PHC.

If we do not successfully integrate the operations of Acadia and PHC and realize the expected benefits of the merger, our results of operations could be adversely affected.

Achieving the expected benefits of the merger will depend in part upon the retention of key personnel from both Acadia and PHC and the successful integration of the operations, medical and management personnel, suppliers and technology of Acadia and PHC in a timely and efficient manner. Retention and integration efforts may be difficult and unpredictable because of possible cultural conflicts and different opinions on technical decisions, strategic plans and other decisions. We do not know whether we will be successful in these retention and integration efforts and cannot give assurances that we will realize the expected benefits of the merger.

In addition, successful integration of the operations of Acadia and PHC may place a significant burden on our management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could have an adverse effect on the future business, financial condition and operating results of the combined company.

Risks Affecting Acadia, PHC and the Combined Company

Our revenues and results of operations are significantly affected by payments received from the government and third-party payers.

A significant portion of our revenues is from the government, principally Medicare and Medicaid. For the year ended December 31, 2010, Acadia derived approximately 68% of its revenues (on a pro forma basis giving effect to the YFCS acquisition) from the Medicare and Medicaid programs. PHC derived approximately 37% of its revenues from such programs for the fiscal year ended June 30, 2010 (on a pro forma basis giving effect to the MeadowWood acquisition). Changes in government health care programs may reduce the reimbursement we receive and could adversely affect our business and results of operations.

Changes in these government programs in recent years have resulted in limitations on reimbursement and, in some cases, reduced levels of reimbursement for healthcare services. Payments from federal and state government programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, and federal and state funding restrictions, all of which could materially increase or decrease program payments, as well as affect the cost of providing service to patients and the timing of payments to facilities. We are unable to predict the effect of recent and future policy changes on our operations. In addition, since most states operate with balanced budgets and since the Medicaid program is often a state’s largest program, some states can be expected to enact or consider enacting legislation formulated to reduce their Medicaid expenditures. Furthermore, the current economic downturn has increased the budgetary pressures on the federal government and many states, which may negatively affect the availability of taxpayer funds for Medicare and Medicaid programs. If the rates paid or the scope of services covered by government payers are reduced, there could be a material adverse effect on our business, financial position and results of operations.

In addition to changes in government reimbursement programs, our ability to negotiate favorable contracts with private payers, including managed care providers, significantly affects the revenues and operating results of our facilities.

We expect continued third-party efforts to aggressively manage reimbursement levels and cost controls. Reductions in reimbursement amounts received from third-party payers could have a material adverse effect on our financial position and our results of operations.

A worsening of the economic and employment conditions in the United States could materially affect our business and future results of operations.

During periods of high unemployment, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits at the federal, state and local levels have decreased, and may continue to decrease, spending for health and human service programs, including Medicare and Medicaid, which are significant payer sources for our facilities. In periods of high unemployment, we also face the risk of potential declines in the population covered under managed care agreements, patient decisions to postpone or decide against receiving behavioral health services, potential increases in the uninsured and underinsured populations we serve and further difficulties in collecting patient co-payment and deductible receivables.

Furthermore, the availability of liquidity and credit to fund the continuation and expansion of many business operations worldwide has been limited in recent years. Our ability to access the capital markets on acceptable terms may be severely restricted at a time when we would like, or need, access to those markets, which could have a negative impact on our growth plans, our flexibility to react to changing economic and business conditions and our ability to refinance existing debt (including indebtedness under the Senior Secured Credit Facility). The current economic downturn or other economic conditions could also adversely affect the counterparties to our agreements, including the lenders under the Acadia Senior Secured Facility, causing them to fail to meet their obligations to us.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

Our industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things: billing practices and prices for services; relationships with psychiatrists, physicians and other referral sources; necessity and quality of medical care; condition and adequacy of facilities; qualifications of medical and support personnel; confidentiality, maintenance and security issues associated with health-related information and patient personal information and medical records; the screening, stabilization and/or transfer of patients who have emergency medical conditions; certification, licensure and accreditation of our facilities; operating policies and procedures, activities regarding competitors; and addition or expansion of facilities and services.

Among these laws are the Anti-Kickback Statute, the Stark Law, the federal False Claims Act and similar state laws. These laws, and particularly the Anti-Kickback Statute and the Stark Law, impact the relationships that we may have with psychiatrists and other referral sources. We have a variety of financial relationships with physicians who refer patients to our facilities, including employment contracts, leases and professional service agreements. These laws govern those relationships. The Office of the Inspector General of the Department of Health and Human Services (the “OIG”) has enacted safe harbor regulations that outline practices that are deemed protected from prosecution under the Anti-Kickback Statute. While we endeavor to comply with applicable safe harbors, certain of our current arrangements with physicians and other referral sources may not qualify for safe harbor protection. Failure to meet a safe harbor does not mean that the arrangement necessarily violates the Anti-Kickback Statute, but may subject it to greater scrutiny. We cannot offer assurances that practices that are outside of a safe harbor will not be found to violate the Anti-Kickback Statute. Allegations of violations of the Anti-Kickback Statute may be brought under the federal Civil Monetary Penalty Law, which requires a lower burden of proof than other fraud and abuse laws, including the Anti-Kickback Statute.

These laws and regulations are extremely complex, and, in many cases, we do not have the benefit of regulatory or judicial interpretation. In the future, it is possible that different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated one or more of these laws could subject us to liabilities, including civil penalties (including the loss of our licenses to operate one or more facilities), exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state health care programs and, for violations of certain laws and regulations, criminal penalties. Even the public announcement that we are being investigated for possible violations of these laws could have a material adverse effect on our business, financial condition or results of operations, and our business reputation could suffer. In addition, we cannot predict whether other legislation or regulations at the federal or state level will be adopted, what form such legislation or regulations may take or what their impact on us may be.

We may be required to spend substantial amounts to comply with legislative and regulatory initiatives relating to privacy and security of patient health information and standards for electronic transactions.

There are currently numerous legislative and regulatory initiatives at the federal and state levels addressing patient privacy and security concerns. In particular, federal regulations issued under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, require our facilities to comply with standards to protect the privacy, security and integrity of health care information. These regulations have imposed extensive administrative requirements, technical and physical information security requirements, restrictions on the use and disclosure of individually identifiable patient health and related financial information and have provided patients with additional rights with respect to their health information. Compliance with these regulations requires substantial expenditures, which could negatively impact our financial results. In addition, our management has spent, and may spend in the future, substantial time and effort on compliance measures.

Violations of the privacy and security regulations could subject our inpatient facilities to civil penalties of up to $25,000 per calendar year for each provision contained in the privacy and security regulations that are violated and criminal penalties of up to $250,000 per violation for certain other violations, in each case with the size of such penalty based on certain factors. Because there is no significant history of enforcement efforts by the federal government at this time, it is not possible to ascertain the likelihood of enforcement efforts in connection with these regulations or the potential for fines and penalties that may result from the violation of the regulations.

We may be subject to liabilities from claims brought against our facilities.

We are subject to medical malpractice lawsuits and other legal actions in the ordinary course of business. Some of these actions may involve large claims, as well as significant defense costs. We cannot predict the outcome of these lawsuits or the effect that findings in such lawsuits may have on us. All professional and general liability insurance we purchase is subject to policy limitations. We believe that, based on our past experience and actuarial estimates, our insurance coverage is adequate considering the claims arising from the operations of our facilities. While we continuously monitor our coverage, our ultimate liability for professional and general liability claims could change materially from our current estimates. If such policy limitations should be partially or fully exhausted in the future, or payments of claims exceed our estimates or are not covered by our insurance, it could have a material adverse effect on our operations.

We have been and could become the subject of governmental investigations, regulatory actions and whistleblower lawsuits.

Healthcare companies are subject to numerous investigations by various governmental agencies. Further, under the federal False Claims Act, private parties are permitted to bring qui tam or “whistleblower” lawsuits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Because qui tam lawsuits are filed under seal, we could be named in one or more such lawsuits of which we are not aware.

Certain of our facilities have received, and other facilities may receive, government inquiries from, and may be subject to investigation by, federal and state agencies. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material adverse effect on our financial position, results of operations and liquidity.

If any of our existing health care facilities lose their accreditation or any of our new facilities fail to receive accreditation, such facilities could become ineligible to receive reimbursement under Medicare or Medicaid.

The construction and operation of healthcare facilities are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting and compliance with building codes and environmental protection. Additionally, such facilities are subject to periodic inspection by government authorities to assure their continued compliance with these various standards.

We are subject to uncertainties regarding recent health care reform, which represents a significant change to the health care industry.

On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act (the “PPACA”). The Healthcare and Education Reconciliation Act of 2010 (the “Reconciliation Act”), which contains a number of amendments to the PPACA, was signed into law on March 30, 2010. Two primary goals of the PPACA, combined with the Reconciliation Act (collectively referred to as the “Health Reform Legislation”), are to provide for increased access to coverage for healthcare and to reduce healthcare-related expenses.

The expansion of health insurance coverage under the Health Reform Legislation may increase the number of patients using our facilities who have either private or public program coverage. In addition, a disproportionately large percentage of new Medicaid coverage is likely to be in states that currently have relatively low income eligibility requirements and may include states where we have facilities. Furthermore, as a result of the Health Reform Legislation, there may be a reduction in uninsured patients, which should reduce our expense from uncollectible accounts receivable.

Notwithstanding the foregoing, the Health Reform Legislation makes a number of other changes to Medicare and Medicaid which we believe may have an adverse impact on us. The Health Reform Legislation revises reimbursement under the Medicare and Medicaid programs to emphasize the efficient delivery of high quality care and contains a number of incentives and penalties under these programs to achieve these goals. The Health Reform Legislation provides for decreases in the annual market basket update for federal fiscal years 2010 through 2019, a productivity offset to the market basket update beginning October 1, 2011 for Medicare Part B reimbursable items and services and beginning October 1, 2012 for Medicare inpatient hospital services. The Health Reform Legislation will reduce Medicare and Medicaid disproportionate share payments beginning in 2014, which would adversely impact the reimbursement we receive under these programs.

The various provisions in the Health Reform Legislation that directly or indirectly affect reimbursement are scheduled to take effect over a number of years. Health Reform Legislation provisions are likely to be affected by the incomplete nature of implementing regulations or expected forthcoming interpretive guidance, gradual implementation, future legislation, and possible judicial nullification of all or certain provisions of the Health Reform Legislation. Further Health Reform Legislation provisions, such as those creating the Medicare Shared Savings Program and the Independent Payment Advisory Board, create certain flexibilities in how healthcare may be reimbursed by federal programs in the future. Thus, we cannot predict the impact of the Health Reform Legislation on our future reimbursement at this time.

The Health Reform Legislation also contains provisions aimed at reducing fraud and abuse in healthcare. The Health Reform Legislation amends several existing laws, including the federal Anti-Kickback Statute (the “Anti-Kickback Statute”) and the False Claims Act, making it easier for government agencies and private plaintiffs to prevail in lawsuits brought against healthcare providers. Congress revised the intent requirement of the Anti-Kickback Statute to provide that a person is not required to “have actual knowledge or specific intent to commit a violation of” the Anti-Kickback Statute in order to be found guilty of violating such law. The Health Reform Legislation also provides that any claims for items or services that violate the Anti-Kickback Statute are also considered false claims for purposes of the federal civil False Claims Act. The Health Reform Legislation provides that a healthcare provider that knowingly retains an overpayment in excess of 60 days is subject to the federal civil False Claims Act. The Health Reform Legislation also expands the Recovery Audit Contractor program to Medicaid. These amendments also make it easier for severe fines and penalties to be imposed on healthcare providers that violate applicable laws and regulations.

The impact of the Health Reform Legislation on each of our facilities may vary. Because Health Reform Legislation provisions are effective at various times over the next several years and in light of federal lawsuits challenging the constitutionality of the Health Reform Legislation, we anticipate that many of the provisions in the Health Reform Legislation may be subject to further revision or judicial nullification. We cannot predict the impact the Health Reform Legislation may have on our business, results of operations, cash flow, capital resources and liquidity, or whether we will be able to successfully adapt to the changes required by the Health Reform Legislation.

We operate in a highly competitive industry, and competition may lead to declines in patient volumes.

The healthcare industry is highly competitive, and competition among healthcare providers (including hospitals) for patients, psychiatrists and other healthcare professionals has intensified in recent years. There are other healthcare facilities that provide behavioral and other mental health services comparable to at least some of those offered by our facilities in each of the geographical areas in which we operate. Some of our competitors are owned by tax-supported governmental agencies or by nonprofit corporations and may have certain financial advantages not available to us, including endowments, charitable contributions, tax-exempt financing and exemptions from sales, property and income taxes.

If our competitors are better able to attract patients, recruit and retain psychiatrists, physicians and other healthcare professionals, expand services or obtain favorable managed care contracts at their facilities, we may experience a decline in patient volume and our business may be harmed.

The trend by insurance companies and managed care organizations to enter into sole source contracts may limit our ability to obtain patients.

Insurance companies and managed care organizations are entering into sole source contracts with healthcare providers, which could limit our ability to obtain patients. Private insurers, managed care organizations and, to a lesser extent, Medicaid and Medicare, are beginning to carve-out specific services, including mental health and substance abuse services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. Continued growth in the use of carve-out arrangements could materially adversely affect our business to the extent we are not selected to participate in such smaller specialized networks or if the reimbursement rate is not adequate to cover the cost of providing the service.

Our performance depends on our ability to recruit and retain quality psychiatrists and other physicians.

The success and competitive advantage of our facilities depends, in part, on the number and quality of the psychiatrists and other physicians on the medical staffs of our facilities and our maintenance of good relations with those medical professionals. Although we employ psychiatrists and other physicians at many of our facilities, psychiatrists and other physicians generally are not employees of our facilities, and, in a number of our markets, they have admitting privileges at hospitals providing acute or inpatient behavioral health services. Such physicians (including psychiatrists) may terminate their affiliation with us at any time or admit their patients to competing healthcare facilities or hospitals. If we are unable to attract and retain sufficient numbers of quality psychiatrists and other physicians by providing adequate support personnel and facilities that meet the needs of those psychiatrists and other physicians, they may be discouraged from referring patients to our facilities and our results of operations may decline.

It may become difficult for us to attract and retain an adequate number of psychiatrists and other physicians to practice in certain of the communities in which our facilities are located. Our failure to recruit psychiatrists and other physicians to these communities or the loss of such medical professionals in these communities could make it more difficult to attract patients to our facilities and thereby may have a material adverse effect on our business, financial condition and results of operations.

Additionally, our ability to recruit psychiatrists and other physicians is closely regulated. The form, amount and duration of assistance we can provide to recruited psychiatrists and other physicians is limited by the federal physician self-referral law (the “Stark Law”), the Anti-Kickback Statute, state anti-kickback statutes, and related regulations. For example, the Stark Law requires, among other things, that recruitment assistance can only be provided to psychiatrists and other physicians who meet certain geographic and practice requirements, that the amount of assistance cannot be changed during the term of the recruitment agreement, and that the recruitment payments cannot generally benefit psychiatrists and other physicians currently in practice in the community beyond recruitment costs actually incurred by them.

Our facilities face competition for staffing that may increase our labor costs and reduce our profitability.

Our operations depend on the efforts, abilities, and experience of our management and medical support personnel, including our therapists, nurses, pharmacists and mental health technicians, as well as our psychiatrists and other physicians. We compete with other healthcare providers in recruiting and retaining qualified management, physicians (including psychiatrists) and support personnel responsible for the daily operations of our facilities.

The nationwide shortage of nurses and other medical support personnel has been a significant operating issue facing us and other healthcare providers. This shortage may require us to enhance wages and benefits to recruit and retain nurses and other medical support personnel or require us to hire more expensive temporary or contract personnel. In addition, certain of our facilities are required to maintain specified nurse-staffing levels. To the extent we cannot meet those levels, we may be required to limit the services provided by these facilities, which would have a corresponding adverse effect on our net operating revenues.

Increased labor union activity is another factor that could adversely affect our labor costs. To date, labor unions represent employees at only three of our facilities. Although we are not aware of any union organizing activity at any of our other facilities, we are unable to predict whether any such activity will take place in the future. To the extent that a greater portion of our employee base unionizes, it is possible that our labor costs could increase materially.

We cannot predict the degree to which we will be affected by the future availability or cost of attracting and retaining talented medical support staff. If our general labor and related expenses increase, we may not be able to raise our rates correspondingly. Our failure to either recruit and retain qualified management, nurses and other medical support personnel or control our labor costs could harm our results of operations.

We depend heavily on key management personnel and the departure of one or more of our key executives or a significant portion of our local facility management personnel could harm our business.

The expertise and efforts of our senior executives and key members of our facility management personnel are critical to the success of our business. The loss of the services of one or more of our senior executives or of a significant portion of our facility management personnel could significantly undermine our management expertise and our ability to provide efficient, quality healthcare services at our facilities, which could harm our business.

We could face risks associated with, or arising out of, environmental, health and safety laws and regulations.

We are subject to various federal, state and local laws and regulations that (i) regulate certain activities and operations that may have environmental or health and safety effects, such as the generation, handling and disposal of medical wastes, (ii) impose liability for costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances, and (iii) regulate workplace safety. Compliance with these laws and regulations could increase our costs of operation. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial position or cash flows. We could be responsible for the investigation and remediation of environmental conditions at currently or formerly operated or leased sites, as well as for associated liabilities, including liabilities for natural resource damages, third party property damage or personal injury resulting from lawsuits that could be brought by the government or private litigants, relating to our operations, the operations of facilities or the land on which our facilities are located. We may be subject to these liabilities regardless of whether we lease or own the facility, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant, or by a third party or a neighboring facility whose operations may have affected such facility or land. That is because liability for contamination under certain environmental laws can be imposed on current or past owners or operators of a site without regard to fault. We cannot assure you that environmental conditions relating to our prior, existing or future sites or those of predecessor companies whose liabilities we may have assumed or acquired will not have a material adverse affect on our business.

Acadia may not be able to successfully integrate its acquisition of YFCS or realize the potential benefits of the acquisition, which could cause an adverse effect on the combined company.

Acadia may not be able to combine successfully the operations of YFCS with its operations, and, even if such integration is accomplished, Acadia may never realize the potential benefits of the acquisition. The integration of YFCS with the Acadia operations requires significant attention from management, may impose substantial demands on Acadia’s operations or other projects and may impose challenges on the combined business including, but not limited to, consistencies in business standards, procedures, policies and business cultures. The integration of YFCS also involves a significant capital commitment, and the return that Acadia achieves on any capital invested may be less than the return that Acadia would achieve on our other projects or investments. Furthermore, we cannot assure you that the combined company will achieve anticipated cost savings and synergies in a timely manner or at all. Any of these factors could cause delays or increased costs of combining YFCS with Acadia and could adversely affect our operations, financial results and liquidity.

Our growth strategy depends, in part, on acquisitions, and we may not be able to continue to acquire facilities that meet our target criteria.

Acquisitions of other behavioral healthcare facilities are a key element of our growth strategy. We face competition for acquisition candidates primarily from other for-profit healthcare companies, as well as from not-for-profit entities. Some of our competitors have greater resources than we do. Our principal competitors for acquisitions have included Universal Health Services, Inc. (“UHS”), Aurora Behavioral Health Care (“Aurora”) and Ascend Health Corporation (“Ascend”). Also, suitable acquisitions may not be accomplished due to unfavorable terms.

Further, the cost of an acquisition could result in a dilutive effect on our results of operations, depending on various factors, including the amount paid for an acquired facility, the acquired facility’s results of operations, the allocation of the related purchase price, effects of subsequent legislation and limits on rate increases.

We may not achieve all of the expected benefits from synergies, cost savings and recent improvements to our revenue base.

Although we have identified certain synergies and cost savings in connection with the merger, as well as recent improvements to our revenue base, we may not realize any benefits from expected operating improvements. The improvements to our revenue base result from a rate increase on one of our contracts effective in March 2011 and the expansion of one of our existing contracts in December 2010. In an effort to illustrate the impact of these items on our operating income, we have made an estimate of the impact of these improvements for 2010, even though they were not effective for the entire 2010 fiscal year. In addition, we have made an estimate of start up losses at the Seven Hills Behavioral Center, which was opened in the fourth quarter of 2008 and became CMS certified in July 2010, because we incurred certain of these start up losses in 2010 but do not expect to incur them in the future. See “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — Anticipated Synergies, Cost Savings and Revenue Improvements.” Although these estimates are presented in “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — Anticipated Synergies, Cost Savings and Revenue Improvements” with numerical specificity, they are inherently uncertain and are not intended to represent what our financial position or results of operations might be for any future period. Our ability to realize the expected benefits from these improvements are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, such as changes to government regulation governing or otherwise impacting the behavioral health care industry, reductions in reimbursement rates from third party payors, reductions in service levels under our contracts, operating difficulties, client preferences, changes in competition and general economic or industry conditions. If we are unsuccessful in implementing these improvements or if we do not achieve our expected results, it may adversely impact our results of operations.

If we are unable to improve the operations of the facilities we acquire, our growth strategy may be adversely affected.

We may be unable to timely and effectively integrate the facilities that we acquire (including from YFCS and PHC) with our ongoing operations. We may experience delays in implementing operating procedures and systems in newly acquired facilities. Integrating a new facility could be expensive and time consuming and could disrupt our ongoing business, negatively affect cash flow and distract management and other key personnel. In addition, some of the facilities we acquired may have had significantly lower operating margins than the facilities we operated prior to the time of our acquisition thereof or had operating losses prior to such acquisition. If we fail to improve the operating margins of the facilities we acquire, operate such facilities profitably or effectively integrate the operations of acquired facilities, our results of operations could be negatively impacted.

If we acquire facilities with unknown or contingent liabilities, we could become liable for material obligations.

Facilities that we acquire may have unknown or contingent liabilities, including, but not limited to, liabilities for failure to comply with healthcare laws and regulations. Although we typically attempt to exclude significant liabilities from our acquisition transactions and seek indemnification from the sellers of such facilities for at least a portion of these matters, we may experience difficulty enforcing those obligations or we may incur material liabilities for the past activities of acquired facilities. Such liabilities and related legal or other costs and/or resulting damage to a facility’s reputation could negatively impact our business.

State efforts to regulate the construction or expansion of health care facilities could impair our ability to operate and expand our operations.

A majority of the states in which we operate facilities have enacted Certificates of Need (“CON”) laws as a condition to the construction or expansion of healthcare facilities, to make certain capital expenditures or to make changes in services or bed capacity. In giving approval, these states consider the need for additional or expanded healthcare facilities or services. Our failure to obtain necessary state approval could result in our inability to acquire a targeted facility, complete a desired expansion or make a desired replacement, make a facility ineligible to receive reimbursement under the Medicare or Medicaid programs, result in the revocation of a facility’s license or impose civil or criminal penalties on us, any of which could harm our business.

In addition, significant CON reforms have been proposed in a number of states that would increase the capital spending thresholds and provide exemptions of various services from review requirements. In the past, we have not experienced any material adverse effects from those requirements, but we cannot predict the impact of these changes upon our operations.

Controls designed to reduce inpatient services may reduce our revenues.

Controls imposed by Medicare, Medicaid and commercial third-party payers designed to reduce admissions and lengths of stay, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Utilization review entails the review of the admission and course of treatment of a patient by health plans. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payer-required preadmission authorization and utilization review and by payer pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose more stringent cost controls are expected to continue. For example, the Health Reform Legislation potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on its use. Utilization review is also a requirement of most non-governmental managed-care organizations and other third-party payers. Although we are unable to predict the effect these controls and changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on our business and results of operations.

We expect that our stock price will experience significant volatility due to external factors in our quarterly operating results.

We intend that our common stock will trade on NASDAQ. Acadia is currently a private company and its common stock does not currently trade on an exchange. Historically, PHC’s common stock has generally experienced relatively low daily trading volumes in relation to the aggregate number of shares outstanding. Many economic and seasonal factors outside of our control could cause fluctuations in our quarterly earnings and adversely affect the price of our common stock. These factors include certain of the risks discussed herein, demographic changes, operating results of other behavioral healthcare companies (including hospitals providing such services), changes in our financial estimates or recommendations of securities analysts, speculation in the press or investment community, the possible effects of war, terrorist and other hostilities, adverse weather conditions, managed care contract negotiations and terminations, changes in general conditions in the economy or the financial markets, or other developments affecting the health care industry. If we are unable to operate our facilities as profitably as our stockholders expect us to in the future, the market price of our common stock will likely decline as stockholders could sell shares of our common stock when it becomes apparent that the market expectations may not be met.

The stock markets have experienced volatility that has often been unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of our common stock and cause significant volatility in the market price of our common stock.

If the ownership of Acadia common stock following the completion of the merger continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause Acadia’s stock price to decline.

Waud Capital Partners and Acadia’s executive officers, directors and their affiliates will beneficially own 77.5% of the outstanding shares of Acadia common stock on a fully diluted basis (as defined in the merger agreement) following the completion of the merger. Accordingly, Waud Capital Partners and these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may cause the trading price of our common stock to decline due to investor perception that conflicts of interest may exist or arise.

Additionally, the stockholders agreement to be entered into by Acadia, Waud Capital Partners and certain of its affiliates and certain members of Acadia and PHC management in connection with the merger will grant Waud Capital Partners certain board nomination, information and consent rights. It will also impose certain restrictions on Acadia’s business and operations for so long as Waud Capital Partners and its affiliates hold at least 17.5% of Acadia’s outstanding voting securities. See “Stockholders Agreement” for a description of this agreement and the related restrictions.

If securities or industry analysts do not publish research or reports about our business, if they were to change their recommendations regarding Acadia stock adversely or if the operating results of the combined company do not meet their expectations, Acadia’s stock price and trading volume could decline.

Following the merger, the trading market for Acadia’s common stock will be influenced by the research and reports that industry or securities analysts publish about the combined company. If one or more of these analysts cease coverage of Acadia or fail to regularly publish reports on Acadia, we could lose visibility in the financial markets, which in turn could cause Acadia’s stock price or trading volume to decline. Moreover, if one or more of the analysts who cover Acadia downgrade its stock or if the operating results of the combined company do not meet their expectations, Acadia’s stock price could decline.

Future sales of common stock by Acadia’s existing stockholders may cause the Acadia stock price to fall.

The market price of Acadia’s common stock could decline as a result of sales by Acadia’s then existing stockholders in the market after the completion of the merger, or the perception that these sales could occur. These sales might also make it more difficult for Acadia to sell equity securities at a time and price that it deems appropriate.

Waud Capital Partners and certain of its affiliates, along with certain members of our management, have certain demand and piggyback registration rights with respect to shares of Acadia common stock beneficially owned by them. The presence of additional shares of Acadia common stock trading in the public market, as a result of the exercise of such registration rights, may have an adverse effect on the market price of Acadia’s securities.

Different interpretations of accounting principles could have a material adverse effect on our results of operations or financial condition.

Generally accepted accounting principles are complex, continually evolving and may be subject to varied interpretation by us, our independent registered public accounting firm and the SEC. Such varied interpretations could result from differing views related to specific facts and circumstances. Differences in interpretation of generally accepted accounting principles could have a material adverse effect on our financial position or results of operations.

Although we have facilities in 18 states, we have substantial operations in each of Arkansas, Indiana, Michigan, Mississippi and Nevada, which makes us sensitive to regulatory, economic, environmental and competitive conditions and changes in those states.

We operated 29 treatment facilities as of March 31, 2011 (on a pro forma basis giving effect to the YFCS acquisition and the merger, including PHC’s acquisition of MeadowWood), 14 of which are located in Arkansas, Indiana, Michigan, Mississippi or Nevada. Our revenues in those states represented approximately 53% of our consolidated revenue for the year ended December 31, 2010 (on a pro forma basis giving effect to the YFCS acquisition and the merger, including PHC’s acquisition of MeadowWood). This concentration makes us particularly sensitive to legislative, regulatory, economic, environmental and competition changes in those states. Any material change in the current payment programs or regulatory, economic, environmental or competitive conditions in these states could have a disproportionate effect on our overall business results.

In addition, our facilities in Florida, Louisiana and Mississippi and other areas across the Gulf Coast (including Texas) are located in hurricane-prone areas. In the past, hurricanes have had a disruptive effect on the operations of our facilities in the Gulf Coast and the patient populations in those states. Our business activities could be marked by a particularly active hurricane season or even a single storm, and our property insurance may not be adequate to cover losses from such storms or other natural disasters.

An increase in uninsured and underinsured patients or the deterioration in the collectability of the accounts of such patients could harm our results of operations.

Collection of receivables from third-party payers and patients is critical to our operating performance. Our primary collection risks relate to uninsured patients and the portion of the bill that is the patient’s responsibility, which primarily includes co-payments and deductibles. We estimate our provisions for doubtful accounts based on general factors such as payer source, the agings of the receivables and historical collection experience. At December 31, 2010, the combined company’s allowance for doubtful accounts represented approximately 19% of its accounts receivable balance as of such date (calculated on a pro forma basis to give effect to the YFCS acquisition, the MeadowWood acquisition and the merger). We routinely review accounts receivable balances in conjunction with these factors and other economic conditions that might ultimately affect the collectability of the patient accounts and make adjustments to our allowances as warranted. Significant changes in business office operations, payer mix, economic conditions or trends in federal and state governmental health coverage (including implementation of the Health Reform Legislation) could affect our collection of accounts receivable, cash flow and results of operations. If we experience unexpected increases in the growth of uninsured and underinsured patients or in bad debt expenses, our results of operations will be harmed.

Provisions of our charter documents following the completion of the merger or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws following the completion of the merger may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our management following the completion of the merger. These provisions include:

•	a classified board of directors;

•	a prohibition on stockholder action through written consent (once Waud Capital Partners no longer beneficially own at least a majority of our outstanding common stock);

•	a requirement that special meetings of stockholders be called upon a resolution approved by a majority of our directors then in office;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

Section 203 of the Delaware General Corporation Law (the “DGCL”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Although we have elected not to be subject to Section 203 of the DGCL, Acadia’s amended and restated certificate of incorporation will contain provisions that have the same effect as Section 203, except that they will provide that both Waud Capital Partners, its affiliates and any investment fund managed by Waud Capital Partners and any persons to whom Waud Capital Partners sells at least five percent (5%) of outstanding voting stock of Acadia will be deemed to have been approved by our board of directors, and thereby not subject to the restrictions set forth in Acadia’s amended and restated certificate of incorporation that have the same effect as Section 203 of the DGCL. Accordingly, the provision in Acadia’s amended and restated certificate of incorporation that adopts a modified version of Section 203 of the DGCL may discourage, delay or prevent a change in control of us.

As a result of these provisions in our charter documents following the completion of the merger and Delaware law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

Acadia does not anticipate paying any cash dividends in the foreseeable future.

Following the completion of the merger and the payment of the dividend to holders of Acadia’s common stock prior to the merger, Acadia intends to retain its future earnings, if any, for use in the business of the combined company or for other corporate purposes and does not anticipate that cash dividends in respect to common stock will be paid in the foreseeable future. Any decision as to the future payment of dividends will depend on the results of operations, the financial position of the combined company and such other factors, as the Acadia board of directors, in its discretion, deems relevant. In addition, the terms of Acadia’s existing debt substantially limit its ability to pay these dividends. We anticipate that the indebtedness incurred in connection with the merger will also substantially limit Acadia’s ability to pay dividends. As a result, capital appreciation, if any, of Acadia common stock will be your sole source of gain for the foreseeable future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This proxy statement/prospectus contains “forward-looking statements.” All statements included in this proxy statement/prospectus or made by management of Acadia or PHC, other than statements of historical fact regarding Acadia or PHC, are forward-looking statements.

Factors that could cause actual results to differ materially from those forward-looking statements included in this prospectus include, among others:

•	the impact of payments received from the government and third-party payers on our revenues and results of operations;

•	the impact of the economic and employment conditions in the United States on our business and future results of operations;

•	the impact of recent health care reform;

•	the impact of our highly competitive industry on patient volumes;

•	the impact of recruitment and retention of quality psychiatrists and other physicians on our performance;

•	the impact of competition for staffing on our labor costs and profitability;

•	our dependence on key management personnel, key executives and our local facility management personnel;

•	compliance with laws and government regulations;

•	the impact of claims brought against our facilities;

•	the impact of governmental investigations, regulatory actions and whistleblower lawsuits;

•	difficulties in successfully integrating Acadia’s acquisition of YFCS and PHC (including Meadow Wood) or realizing the potential benefits of these acquisitions;

•	the impact on our growth strategy from difficulties in acquiring facilities in general and from not-for-profit entities due to regulatory scrutiny;

•	difficulties in improving the operations of the facilities we acquire;

•	the impact of unknown or contingent liabilities on facilities we acquire;

•	the impact of state efforts to regulate the construction or expansion of health care facilities on our ability to operate and expand our operations;

•	the impact of controls designed to reduce inpatient services on our revenues;

•	the impact of fluctuations in our operating results, quarter to quarter earnings and other factors on the price of our common stock;

•	the impact of different interpretations of accounting principles on our results of operations or financial condition;

•	the impact of an increase in uninsured and underinsured patients or the deterioration in the collectability of the accounts of such patients on our results of operations; and

•	the merger and the transactions contemplated by the merger agreement or the announcement thereof.

This proxy statement/prospectus contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as “will,” “should,” “anticipate,” “predict,” “potential,” “estimate,” “expect,” “continue,” “may,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or the business of the combined company identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

All forward-looking statements reflect present expectations of future events by Acadia’s and PHC’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Acadia, PHC and the combined company, the uncertainty concerning the completion of the merger and the matters discussed above under “Risk Factors,” among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include the relative valuations of Acadia and PHC, the market’s difficulty in valuing the combined business, the possible failure to realize the anticipated benefits of the merger and the conflicts of interest of directors recommending the merger. Investors are cautioned not to place undue reliance on the forward-looking statements. Neither Acadia nor PHC is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

SELECTED HISTORICAL FINANCIAL INFORMATION

Acadia Historical Financial Data

The selected financial data presented below as of and for the fiscal years ended December 31, 2006, 2007, 2008, 2009 and 2010 and as of and for the three months ended March 31, 2010 and 2011 do not give effect to the YFCS acquisition or the consummation of the merger. Acadia has derived the selected consolidated financial data presented below as of December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 from Acadia Healthcare Company, LLC’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Acadia has derived the selected consolidated financial data presented below as of December 31, 2006, 2007 and 2008 and for each of the two years in the period ended December 31, 2007 from Acadia Healthcare Company, LLC’s audited consolidated financial statements not included in this proxy statement/prospectus. Acadia has derived the selected consolidated financial data presented below as of and for the three months ended March 31, 2010 and 2011 from Acadia Healthcare Company, LLC’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The results for the three months ended March 31, 2010 and 2011 are not necessarily indicative of the results that may be expected for the entire fiscal year. The selected consolidated financial data below should be read in conjunction with the “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Statements” and Acadia Healthcare Company, LLC’s consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. In addition to the acquisitions described in the notes to the consolidated financial statements included elsewhere in this proxy statement/prospectus, Acadia completed the acquisitions of the Vermillion and Montana facilities in 2006 and the Abilene facility in 2007. On May 13, 2011, Acadia Healthcare Company, LLC elected to convert to a corporation (Acadia Healthcare Company, Inc.) in accordance with Delaware law.

						Three Months Ended
	Year Ended December 31,					March 31,
	2006	2007	2008	2009	2010	2010	2011
	($ in thousands, except per unit data)

Income Statement Data:
Net patient service revenue	$8,542	$25,512	$33,353	$51,821	$64,342	$15,964	$17,584
Salaries, wages and benefits	7,269	19,212	22,342	30,752	36,333	9,119	10,107
Professional fees	1,103	1,349	952	1,977	3,612	617	3,261
Provision for doubtful accounts	304	991	1,804	2,424	2,239	636	734
Other operating expenses	4,865	8,112	8,328	12,116	13,286	3,269	3,539
Depreciation and amortization	202	522	740	967	976	235	243
Interest expense, net	171	992	729	774	738	177	223

Income (loss) from continuing operations, before income taxes	(5,372)	(5,666)	(1,542)	2,811	7,158	1,911	(523)
Income tax provision (benefit)	—	—	20	53	477	442	(271)

Income (loss) from continuing operations	(5,372)	(5,666)	(1,562)	2,758	6,681	1,469	(252)
(Loss) gain from discontinued operations, net of income taxes	(838)	(3,208)	(156)	119	(471)	68	8
(Loss) income on disposal of discontinued operations, net of income taxes	—	(2,019)	—	—	—	—	—

Net income (loss)	$(6,210)	$(10,893)	$(1,718)	$2,877	$6,210	$1,537	$(244)

Income (loss) from continuing operations per unit	$(0.54)	$(0.57)	$(0.16)	$0.28	$0.67	$0.15	$(0.03)
Cash dividends per unit	—	—	—	—	$0.23	$0.08	$0.04

	December 31,					March 31,
	2006	2007	2008	2009	2010	2010	2011
	($ in thousands)

Balance Sheet Data (as of end of period):
Cash and equivalents	$28	1,681	$45	$4,489	$8,614	$3,842	$8,028
Total assets	17,878	23,414	32,274	41,254	45,412	40,334	47,137
Total debt	3,889	11,608	11,062	10,259	9,984	10,181	9,963
Total members’ equity	7,568	7,135	15,817	21,193	25,107	22,247	24,491

YFCS Historical Financial Data

The selected financial data presented below as of and for the fiscal years ended December 31, 2006, 2007, 2008, 2009 and 2010 and as of and for the three months ended March 31, 2010 and 2011 do not give effect to Acadia’s acquisition of YFCS or the consummation of the merger. Acadia has derived the selected financial data presented below for the fiscal years ended December 31, 2009 and 2010 and for each of the three years in the period ended December 31, 2010 from YFCS’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Acadia has derived the selected consolidated financial data presented below for the fiscal years ended December 31, 2006, 2007 and 2008 and for each of the two years in the period ended December 31, 2007 from YFCS’ audited financial statements not included in this proxy statement/prospectus. Acadia has derived the selected consolidated financial data presented below as of and for the three months ended March 31, 2010 and 2011 from YFCS’ unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The results for the three months ended March 31, 2010 and 2011 are not necessarily indicative of the results that may have been expected for the entire fiscal year. The selected consolidated financial data below should be read in conjunction with the “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — YFCS Acquisition” and “Unaudited Pro Forma Condensed Combined Financial Statements” and YFCS’ consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

						Three Months Ended
	Year Ended December 31,					March 31,
	2006	2007	2008	2009	2010	2010	2011
	($ in thousands)

Income Statement Data:
Revenue	$149,837	$171,425	$180,646	$186,586	$184,386	$45,489	$45,686
Salaries and benefits	88,870	105,754	110,966	113,870	113,931	27,813	29,502
Other operating expenses	32,216	36,799	37,704	37,607	38,146	8,944	9,907
Provision for bad debts	365	1,411	1,902	(309)	525	56	208
Interest expense	14,280	14,768	12,488	9,572	7,514	1,954	1,726
Depreciation and amortization	8,846	9,890	9,419	7,052	3,456	914	819
Impairment of goodwill	—	—	—	—	23,528	—	—

Income (loss) from continuing operations, before income taxes	5,260	2,803	8,167	18,794	(2,714)	5,808	3,524
Provision for income taxes	1,491	1,252	3,132	7,133	5,032	2,267	1,404

Income (loss) from continuing operations	3,769	1,551	5,035	11,661	(7,746)	3,541	2,120
Income (loss) from discontinued operations, net of income taxes	(2,160)	844	964	(1,443)	(4,060)	(151)	(64)

Net income (loss)	$1,609	$2,395	$5,999	$10,218	$(11,806)	$3,390	$2,056

	December 31,					March 31,
	2006	2007	2008	2009	2010	2010	2011
	($ in thousands)

Balance Sheet Data (as of end of period):
Cash and equivalents	$8,492	$6,875	$20,874	$15,294	$5,307	$8,570	$4,009
Total assets	279,091	268,622	271,446	254,620	217,530	249,748	216,609
Total debt	151,102	139,687	138,234	112,127	86,073	98,831	84,304
Total stockholders’ equity	94,244	96,647	102,696	113,921	102,126	117,311	104,182

PHC Historical Financial Data

The selected financial data presented below for the fiscal years ended June 30, 2006, 2007, 2008, 2009 and 2010 and for the nine months ended March 31, 2010 and 2011 do not give effect to the recently completed MeadowWood acquisition or consummation of the merger. PHC has derived the selected financial data presented below as of June 30, 2009 and 2010 and for each of the two years in the period ended June 30, 2010 from PHC’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. PHC has derived the selected financial data presented below as of June 30, 2006, 2007 and 2008 and for each of the three years in the period ended June 30, 2008 from PHC’s audited consolidated financial statements not included in this proxy statement/prospectus. PHC has derived the selected financial data presented below as of and for the nine months ended March 31, 2010 and 2011 from PHC’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Certain amounts for all periods presented have been reclassified to be consistent with Acadia’s financial information. The results for the nine months ended March 31, 2010 and 2011 are not necessarily indicative of the results that may be expected for the entire fiscal year. The selected financial data below should be read in conjunction with “PHC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Statements” and PHC’s consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

						Nine Months Ended
	Year Ended June 30,					March 31,
	2006	2007	2008	2009	2010	2010	2011
	($ in thousands, except per share data)
						(Unaudited)	(Unaudited)

Income Statement Data:
Revenues	$32,213	$40,563	$45,397	$46,411	$53,077	$39,044	$45,159
Patient care expenses	14,270	19,738	22,133	23,835	26,307	19,454	22,099
Contract expenses	2,676	3,103	3,390	3,016	2,965	2,203	2,543
Provision for doubtful accounts	1,913	1,933	1,311	1,638	2,131	1,476	2,348
Administrative expenses	11,210	12,722	15,465	18,721	19,111	14,260	15,228
Legal settlement	—	—	—	—	—	—	446

Operating income (loss)	2,144	3,067	3,098	(799)	2,563	1,651	2,495
Other income including interest expense, net	(381)	(8)	(148)	(177)	(37)	1	(141)

Income (loss) before income taxes	1,763	3,059	2,950	(976)	2,526	1,652	2,354
Provision for (benefit from) income taxes	(1,314)	1,144	1,366	65	1,106	671	1,108

Net income (loss) from continuing operations	3,077	1,915	1,584	(1,041)	1,420	981	1,246
Net income (loss) from discontinued operations	968	(233)	(1,259)	(1,413)	—	—	—

Net income (loss)	$4,045	$1,682	$325	$(2,454)	$1,420	$981	$1,246

Net income (loss) from continuing operations per share of common stock
Basic	$0.22	$0.09	$0.02	$(0.05)	$0.07	$0.05	$0.06

Diluted	$0.21	$0.09	$0.02	$(0.05)	$0.07	$0.05	$0.06

Cash dividends per share of common stock	$—	$—	$—	$—	$—	$—	$—

	June 30,					March 31,
	2006	2007	2008	2009	2010	2010	2011
	($ in thousands)
						(Unaudited)	(Unaudited)

Balance Sheet Data (as of end of period):
Cash and equivalents	$1,760	$3,308	$3,142	$3,199	$4,540	$3,267	$2,804
Total assets	21,949	26,856	26,507	22,692	25,207	24,892	26,174
Total debt	1,153	1,047	2,422	2,241	2,557	2,542	2,126
Total stockholders’ equity	13,455	18,250	18,659	16,044	17,256	16,946	18,489

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following tables set forth the unaudited pro forma condensed combined financial data for Acadia, YFCS, PHC and MeadowWood as a combined company, giving effect to (1) Acadia’s acquisition of YFCS and the related debt and equity financing transactions on April 1, 2011, (2) PHC’s acquisition of MeadowWood and related debt financing transaction on July 1, 2011 and (3) Acadia’s merger with PHC and the related transactions described elsewhere in this proxy statement/prospectus, as if the transactions had occurred on March 31, 2011 for the unaudited pro forma condensed combined balance sheet and January 1, 2010 for the unaudited pro forma condensed combined statements of operations.

MeadowWood was acquired in an asset acquisition. The assets acquired consisted of substantially all of the assets of HHC Delaware. The pro forma adjustments reflect the elimination of any assets of HHC Delaware not acquired by PHC. The fiscal years of Acadia, YFCS and HHC Delaware end on December 31 while the fiscal year of PHC ends on June 30. The combined company will use Acadia’s fiscal year ending on December 31. The unaudited pro forma condensed combined balance sheet combines Acadia’s unaudited consolidated balance sheet as of March 31, 2011 with the respective unaudited consolidated balance sheets of YFCS, PHC and HHC Delaware as of March 31, 2011. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 combines Acadia’s audited consolidated statement of operations for the year ended December 31, 2010 with the audited consolidated statement of operations of YFCS for the year ended December 31, 2010, the audited consolidated statement of operations of HHC Delaware for the year ended December 31, 2010 and the unaudited condensed consolidated statement of operations of PHC for the twelve months ended December 31, 2010 (which was derived from the audited consolidated statement of operations of PHC for the fiscal year ended June 30, 2010 less the unaudited condensed consolidated statement of operations of PHC for the six months ended December 31, 2009 plus the unaudited condensed consolidated statement of operations of PHC for the six months ended December 31, 2010). The unaudited pro forma condensed combined statement of operations of PHC for the three months ended March 31, 2011 combines Acadia’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2011 with the unaudited condensed consolidated statement of operations of YFCS for the three months ended March 31, 2011, the unaudited condensed consolidated statement of operations of HHC Delaware for the three months ended March 31, 2011 and the unaudited condensed consolidated statement of operations of PHC for the three months ended March 31, 2011.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting for business combinations under GAAP. The adjustments necessary to fairly present the unaudited pro forma condensed combined financial data have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial data. The pro forma adjustments are preliminary and revisions to the preliminary purchase price allocations and financing of the transactions may have a significant impact on the pro forma adjustments. A final valuation of assets acquired and liabilities assumed in the YFCS, MeadowWood and PHC acquisitions cannot be made prior to the completion of the merger and the completion of the purchase price allocations will most likely result in changes in the values assigned to property and equipment and other assets (including intangibles) acquired and liabilities assumed.

The unaudited pro forma condensed combined financial data is for illustrative purposes only and does not purport to represent what Acadia’s financial position or results of operations actually would have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period.

The unaudited pro forma condensed combined financial data does not reflect (1) the effects of any future restructuring activities or operating efficiencies pertaining to the combined operations (for a discussion of anticipated cost savings and synergies, see page 128 of “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — Anticipated Synergies, Cost Savings and Revenue Improvements”), (2) certain purchase accounting adjustments and adjustments to historical depreciation and amortization expense as the preliminary valuations of property and equipment and intangible assets have not been completed and there is no basis for adjusting the historical amounts or (3) adjustments to reflect the compensation expense associated with the accelerated vesting and fair value adjustments of management equity awards, which will be recognized in the period in which the merger is completed.

The unaudited pro forma condensed combined financial data should be read in conjunction with “Selected Historical Financial Information,” “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations, ” “PHC Management’s Discussion and Analysis of Financial Condition and Results of Operations ” and the consolidated financial statements and the notes thereto of Acadia, YFCS, PHC and MeadowWood included elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2011

	Acadia					PHC
			Pro Forma					Pro Forma			Pro Forma
	Acadia		YFCS		Pro Forma		HHC	Meadow Wood		Pro Forma	Merger		Pro Forma
	Healthcare(1)	YFCS(2)	Adjustments	Notes	Acadia	PHC(3)	Delaware(4)	Adjustments	Notes	PHC	Adjustments	Notes	Combined
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$8,028	$4,009	$(3,976)	(5)	$3,347	$2,804	$28	(28)	(5)	$2,804	$(173)	(20)	$5,978
			(4,714)	(6)
Accounts receivable, net	6,652	17,736			24,388	9,498	1,687			11,185			35,573
Other current assets	3,463	3,413	2,800	(11)	9,676	4,213	1,161			5,374			15,050

Total current assets	18,143	25,158	(5,890)		37,411	16,515	2,876	(28)		19,363	(173)		56,601
Property and equipment, net	19,295	26,379			45,674	4,749	8,086			12,835			58,509
Goodwill	9,157	133,974	20,484	(10)	163,615	969	18,629	(6,412)	(14)	13,186	52,033	(19)	228,834
Intangible assets, net	542	28,752	(28,752)	(9)	542	—	—			—			542
Other assets	—	2,346	5,880	(12)	6,896	3,941	178	1,159	(15)	5,199	3,800	(20)	14,736
			(1,330)	(17)				(79)	(17)		(1,159)	(17)

Total assets	$47,137	$216,609	$(9,608)		$254,138	$26,174	$29,769	$(5,360)		$50,583	$54,501		$359,222

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$9,963	$1,248	$(4,461)	(7)	$6,750	$2,008	$159	(1,902)	(16)	$265	(265)	(21)	$6,750
Accounts payable	3,600	3,028			6,628	1,529	161			1,690			8,318
Accrued salaries and benefits	2,480	5,248	3,626	(11)	11,354	1,970	476			2,446			13,800
Other accrued liabilities	4,318	5,405	(2,454)	(11)	7,269	1,297	261			1,558			8,827

Total current liabilities	20,361	14,929	(3,289)		32,001	6,804	1,057	(1,902)		5,959	(265)		37,695
Long-term debt	—	83,056	55,194	(7)	138,250	70	6,596	19,569	(16)	26,235	123,765	(21)	288,250
Other liabilities	2,285	14,442	(1,617)	(11)	15,110	811	22,011	(21,080)	(11)	1,742			16,852

Total liabilities	22,646	112,427	50,288		185,361	7,685	29,664	(3,413)		33,936	123,500		342,797
Equity:
Member’s equity	24,491	—	51,682	(8)	68,777	—	105	(105)	(13)	—	(68,777)	(18)	—
			(653)	(12)
			(6,743)	(12)
Preferred stock	—	8	(8)	(13)	—	—	—			—			—
Common stock	—	—			—	208	—			208	177	(18)	177
											(208)	(13)
Additional paid-in capital	—	100,183	(100,183)	(13)	—	28,129	—			28,129	94,273	(18)	82,353
											(28,129)	(13)
											62,521	(19)
											(74,441)	(20)
Treasury stock	—	—			—	(1,809)	—			(1,809)	1,809	(13)	—
Accumulated deficit	—	3,991	(3,991)	(13)	—	(8,039)	—	(1,763)	(15)	(9,881)	(25,673)	(18)	(66,105)
								(79)	(17)		9,881	(13)
											(40,432)	(20)

Total equity	24,491	104,182	(59,896)		68,777	18,489	105	(1,947)		16,647	(68,999)		16,425

Total liabilities and equity	$47,137	$216,609	$(9,608)		$254,138	$26,174	$29,769	$(5,360)		$50,583	$54,501		$359,222

See accompanying notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2011

	Acadia					PHC
			Pro Forma					Pro Forma			Pro Forma
	Acadia		YFCS		Pro Forma		HHC	Meadow Wood		Pro Forma	Merger		Pro Forma
	Healthcare(1)	YFCS(2)	Adjustments	Notes	Acadia	PHC(3)	Delaware(4)	Adjustments	Notes	PHC	Adjustments	Notes	Combined
	($ in thousands)

Revenue	$17,584	$45,686			$63,270	$15,456	$3,668			$19,124			$82,394
Salaries, wages and benefits	10,107	29,502	339	(24)	39,948	8,199	2,316			10,515			50,463
Professional fees	3,261	—	1,901	(22)	2,511	1,893	161			2,054			4,565
			(2,651)	(23)
Supplies	936	—	2,204	(22)	3,140	571	235			806			3,946
Rent	351	—	1,320	(22)	1,671	885	13			898			2,569
Other operating expenses	2,252	9,907	(5,425)	(22)	6,395	2,139	363			2,502			8,897
			(339)	(24)
Provision for doubtful accounts	734	208			942	685	133			818			1,760
Depreciation and amortization	243	819			1,062	287	91			378			1,440
Interest expense	223	1,726	(169)	(25a)	1,780	(13)	133	328	(25b)	448	3,298	(25c)	5,526
Legal settlement	—	—	—		—	446	—			446			446

Total expenses	18,107	42,162	(2,820)		57,449	15,092	3,445	328		18,865	3,298		79,612
Income (loss) from continuing operations before income taxes	(523)	3,524	2,820		5,821	364	223	(328)		259	(3,298)		2,782
Provision (benefit) for income taxes	(271)	1,404	513	(26)	2,774	299	93	(131)	(27)	261	(1,319)	(27)	1,716
			1,128	(27)

Income (loss) from continuing operations	$(252)	$2,120	$1,179		$3,047	$65	$130	$(197)		$(2)	$(1,979)		$1,066

Earnings per unit/share — income (loss) from continuing operations:
Basic	$(0.03)												$0.05

Diluted	$(0.03)												$0.05

Weighted average shares:
Basic	10,000,000										12,551,319	(28)	22,551,319

Diluted	10,000,000										12,644,118	(28)	22,644,118

See accompanying notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Twelve Months Ended December 31, 2010

	Acadia					PHC
			Pro Forma					Pro Forma			Pro Forma
	Acadia		YFCS		Pro Forma		HHC	Meadow Wood		Pro Forma	Merger		Pro Forma
	Healthcare(1)	YFCS(2)	Adjustments	Notes	Acadia	PHC(3)	Delaware(4)	Adjustments	Notes	PHC	Adjustments	Notes	Combined
	($ in thousands)

Revenue	$64,342	$184,386			$248,728	$57,269	$14,301			$71,570			$320,298
Salaries, wages and benefits	36,333	113,931	1,239	(24)	151,503	28,647	8,850			37,497			189,000
Professional fees	3,612		6,724	(22)	8,953	8,401	891			9,292			18,245
			(1,383)	(23)
Supplies	3,709		8,380	(22)	12,089	2,319	897			3,216			15,305
Rent	1,288		5,244	(22)	6,532	3,494	20			3,514			10,046
Other operating expenses	8,289	38,146	(20,348)	(22)	24,848	6,644	1,231			7,875			32,723
			(1,239)	(24)
Provision for doubtful accounts	2,239	525			2,764	2,866	511			3,377			6,141
Depreciation and amortization	976	3,456			4,432	1,129	308			1,437			5,869
Interest expense	738	7,514	(953)	(25a)	7,299	148	524	1,295	(25b)	1,967	13,201	(25b)	22,467
Impairment of goodwill	—	23,528			23,528	—	—			—			23,528

Total expenses	57,184	187,100	(2,336)		241,948	53,648	13,232	1,295		68,175	13,201		323,324
Income (loss) from continuing operations before income taxes	7,158	(2,714)	2,336		6,780	3,621	1,069	(1,295)		3,395	(13,201)		(3,026)
Provision for income taxes	477	5,032	2,448	(26)	8,891	1,532	437	(518)	(27)	1,451	(5,280)	(27)	5,062
			934	(27)

Income (loss) from continuing operations	$6,681	$(7,746)	$(1,046)		$(2,111)	$2,089	$632	$(777)		$1,944	$(7,921)		$(8,088)

Earnings per unit/share — income (loss) from continuing operations:
Basic	$0.67												$(0.36)

Diluted	$0.67												$(0.36)

Weighted average shares:
Basic	10,000,000										12,579,198	(28)	22,579,198

Diluted	10,000,000										12,602,672	(28)	22,602,672

See accompanying notes to unaudited pro forma financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

($ in thousands)

(1)	The amounts in this column represent, for Acadia, actual balances as of March 31, 2011 or actual results for the periods presented.

(2)	The amounts in this column represent, for YFCS, actual balances as of March 31, 2011 or actual results for the periods presented.

(3)	The amounts in this column represent, for PHC, actual balances as of March 31, 2011 or actual results for the periods presented. The condensed consolidated statements of operations of PHC have been reclassified to conform to Acadia’s expense classification policies.

(4)	The amounts in this column represent, for HHC Delaware, actual balances as of March 31, 2011 or actual results for the periods presented.

(5)	Represents the elimination of $3,976 of cash not acquired in the YFCS acquisition and $28 of cash not acquired by PHC in the MeadowWood acquisition.

(6)	Represents $4,714 of reduction in cash as a result of the acquisition of YFCS. The sources and uses of cash for the YFCS acquisition were as follows:

Sources:
Borrowing under the Senior Secured Credit Facility	$145,000
Equity issuance	51,682
Uses:
Cash consideration	(178,157)
Repayment of existing Acadia debt	(9,963)
Transaction-related expenses	(13,276)

Cash adjustment	$(4,714)

(7)	Represents the effect of the YFCS acquisition on the current portion and long-term portion of total debt, as follows:

	Current	Long-term
	Portion	Portion	Total Debt

Repayment of Acadia debt	$(9,963)	$—	$(9,963)
Repayment of YFCS debt	(1,248)	(83,056)	(84,304)
Borrowing under the Senior Secured Term Loan	6,750	128,250	135,000
Borrowing under the Senior Secured Credit Facility	—	10,000	10,000

Adjustments	$(4,461)	$55,194	$50,733

(8)	Represents $51,682 of proceeds from the issuance of equity to partially fund the acquisition of YFCS.

(9)	Represents the elimination of the existing intangible assets of YFCS.

(10)	Represents an adjustment to goodwill derived from the difference in the estimated total consideration transferred and the estimated fair value of net assets acquired in the YFCS acquisition, calculated as follows:

Consideration transferred	$178,157
Less: Estimated fair value of net assets acquired	(23,699)

Estimated goodwill	154,458
Less: Historical goodwill	(133,974)

Goodwill adjustment	$20,484

The preliminary value of the total consideration transferred is $178,157, which represents the cash consideration paid at closing. The consideration will be allocated to assets and liabilities based on their relative fair values as of the closing date of the YFCS acquisition. Estimated goodwill is based upon a purchase price allocation that is preliminary and subject to revision as a working capital settlement is finalized and additional information related to the fair value of property and equipment and other assets acquired and liabilities assumed becomes available. The actual allocation of the purchase price will differ from the allocation assumed in these unaudited pro forma condensed consolidated financial statements and such differences may be material.

(11)	Represents the elimination of certain assets not acquired or liabilities not assumed in connection with Acadia’s acquisition of YFCS or PHC’s acquisition of MeadowWood and adjustments to certain assets acquired or liabilities assumed to equal current estimates of fair value as of the acquisition date.

(12)	Represents other costs of $13,276 incurred in connection with the YFCS acquisition and related financing, including $6,743 of acquisition-related expenses, $5,880 of capitalized debt financing costs, and $653 of equity issuance costs.

(13)	Reflects the elimination of the equity accounts and accumulated earnings of YFCS, HHC Delaware and PHC.

(14)	Represents the adjustment to goodwill derived from the difference in the estimated total consideration transferred and the estimated fair value of net assets acquired by PHC in the MeadowWood acquisition, calculated as follows:

Consideration transferred	$21,500
Less: Estimated fair value of net assets acquired	(9,283)

Estimated goodwill	12,217
Less: Historical goodwill	(18,629)

Goodwill adjustment	$(6,412)

The consideration will be allocated to assets and liabilities based on their relative fair values as of the closing date of the MeadowWood acquisition. Estimated goodwill is based upon a purchase price allocation that is preliminary and subject to revision as the value of total consideration is finalized and additional information related to the fair value of property and equipment and other assets acquired and liabilities assumed becomes available. The actual allocation of the purchase price will differ from the allocation assumed in these unaudited pro forma condensed consolidated financial statements and such differences may be material.

(15)	The sources and uses of cash for the MeadowWood acquisition were as follows:

Sources:
Incurrence of indebtedness under PHC’s senior credit facility	$26,500
Uses:
Cash consideration paid for MeadowWood	(21,500)
Repayment of existing debt	(2,078)
Transaction-related expenses(a)	(2,922)

Net cash adjustment	$—

(a)	Costs incurred in connection with PHC’s acquisition of MeadowWood and debt repayment are estimated to be $1,164 of acquisition-related expenses, $1,159 of debt financing costs and $599 of debt prepayment fees.

(16)	Represents the effect of the MeadowWood acquisition on the current portion and long-term portion of total debt, as follows:

	Current Portion	Long-term Portion	Total Debt

Repayment of PHC historical debt	$(2,008)	$(70)	$(2,078)
Elimination of MeadowWood historical debt not assumed	(159)	(6,596)	(6,755)
Incurrence of indebtedness under PHC’s senior credit facility	265	26,235	26,500

Adjustments	$(1,902)	$19,569	$17,667

(17)	Represents the elimination of YFCS and PHC deferred financing costs.

(18)	Represents the incorporation and conversion of Acadia Healthcare Company, LLC to Acadia Healthcare Company, Inc. on May 13, 2011. Acadia plans to effect a stock split or issuance on or prior to the closing of the merger with PHC such that approximately 17,676,101 shares of common stock will be issued and outstanding. On a pro forma basis, the member’s equity of $68,777 has been allocated to common stock of $177 ($0.01 par value), additional paid-in capital of $94,273 and accumulated deficit of ($25,673).

(19)	Represents an adjustment to goodwill derived from the difference in the estimated total consideration transferred by Acadia and the estimated fair value of net assets acquired in the PHC acquisition. The estimated total consideration and preliminary purchase price allocation are calculated as follows:

Estimated equity consideration(a)	$62,521
Estimated repayment of indebtedness under PHC’s senior credit facility	26,500
Estimated cash consideration to Class B common stockholders	5,000

Estimated total consideration	94,021
Less: Estimated fair value of net assets acquired	(28,802)

Estimated goodwill	65,219
Less: PHC pro forma goodwill	(13,186)

Goodwill adjustment	$52,033

(a)	The estimated value of Acadia common shares issued to PHC stockholders is based on total outstanding PHC Class A and Class B shares of 19,537,835 as of May 23, 2011, the date of the merger agreement, multiplied by a current stock price of $3.20.

The consideration will be allocated to assets and liabilities based on their relative fair values as of the closing date of the merger. Estimated goodwill is based upon a purchase price allocation that is preliminary and subject to revision as the value of total consideration is finalized and additional information related to the fair value of property and equipment and other assets acquired and liabilities assumed becomes available. The actual allocation of the purchase price will differ from the allocation assumed in these unaudited pro forma condensed consolidated financial statements and such differences may be material.

(20)	Represents a $173 decrease in cash as a result of the merger. The sources and uses of cash in connection with the merger are expected to be as follows:

Sources:
Issuance of $150,000 of Senior Notes	$150,000
Uses:
Dividend to be paid to Acadia stockholders	(74,441)
Repayment of indebtedness under PHC’s senior credit facility	(26,500)
Cash portion of PHC merger consideration	(5,000)
Transaction expenses(a)	(44,232)

Cash adjustment	$(173)

(a)	Costs incurred in connection with the PHC merger and related transactions are estimated to be $19,873 of acquisition-related expenses, $20,559 to terminate our professional services agreement with Waud and $3,800 of debt financing costs associated with the Senior Notes and the amendment to the Senior Secured Credit Facility.

(21)	Represents the effect of the merger on the current portion and long-term portion of total debt, as follows:

	Current Portion	Long-term Portion	Total Debt

Repayment of indebtedness under PHC’s senior credit facility	(265)	(26,235)	(26,500)
Issuance of Senior Notes	—	150,000	150,000

Adjustments	$(265)	$123,765	$123,500

(22)	Reflects the reclassification from YFCS other operating expenses of: (a) professional fees of $1,901 and $6,724 for the three months ended March 31, 2011 and the twelve months ended December 31, 2010, respectively, (b) supplies expense of $2,204 and $8,380 for the three months ended March 31, 2011 and the twelve months ended December 31, 2010, respectively, and (c) rent expense of $1,320 and $5,244 for the three months ended March 31, 2011 and the twelve months ended December 31, 2010, respectively, to conform to Acadia’s classification of expenses.

(23)	Reflects the removal of acquisition-related expenses included in the historical statements of operations of Acadia and YFCS relating to Acadia’s acquisition of YFCS and the merger between Acadia and PHC. Acadia recorded $2,651 and $849 of acquisition-related expenses in the three months ended March 31, 2011 and the twelve months ended December 31, 2010, respectively. YFCS recorded $534 of acquisition-related expenses in the twelve months ended December 31, 2010.

(24)	Reflects the reclassification of workers’ compensation insurance expense to salaries, wages and benefits.

(25)	Represents adjustments to interest expense to give effect to the Senior Secured Credit Facility entered into by Acadia on April 1, 2011, the debt incurred by PHC to fund the MeadowWood acquisition, and the amendment of the Senior Secured Credit Facility and the Senior Notes to be issued on the closing date of the merger.

(a)	The YFCS pro forma interest expense adjustment assumes that the interest rate of 4.2% at April 1, 2011, the closing date of the YFCS acquisition and the Senior Secured Credit Facility, was in effect for the entire period, as follows:

	Three Months	Twelve Months
	Ended	Ended
	March 31, 2011	December 31, 2010

Interest related to Senior Credit Facility	$1,489	$6,134
Amortization of debt discount and deferred loan costs	291	1,165

	1,780	7,299
Less: historical interest expense of Acadia and YFCS	(1,949)	(8,252)

Interest expense adjustment	$(169)	$(953)

An increase or decrease of 0.125% in the assumed interest rate would result in a change in interest expense of $43 and $178 for the three months ended March 31, 2011 and twelve months ended December 31, 2010, respectively.

(b)	The PHC pro forma interest expense adjustment assumes that the interest rate of 7.25% at July 1, 2011, the closing date of the loans under PHC’s senior credit facility funding the MeadowWood acquisition, was in effect for the entire period, as follows:

	Three Months	Twelve Months
	Ended	Ended
	March 31, 2011	December 31, 2010

Interest related to PHC’s senior credit facility	$476	$1,914
Amortization of debt discount and deferred loan costs	58	232

	534	2,146
Less: historical interest expense of PHC and MeadowWood	(206)	(851)

Interest expense adjustment	$328	$1,295

An increase or decrease of 0.125% in the assumed interest rate would result in a change in interest expense of $8 and $33 for the three months ended March 31, 2011 and twelve months ended December 31, 2010, respectively.

(c)	The pro forma interest expense adjustment for the merger assumes that the Senior Notes will have an interest rate of 9.25%, which represents an estimate of the fixed interest rate of the Senior Notes based on current market interest rates, and reflects a 0.50% increase in the interest rate applicable to the Senior Secured Credit Facility related to the amendment, as follows:

	Three Months	Twelve Months
	Ended	Ended
	March 31, 2011	December 31, 2010

Interest related to Senior Notes	$3,469	$13,875
Interest related to Senior Credit Facility amendment	173	712
Amortization of debt discount and deferred loan costs	190	760

	3,832	15,347
Less: Interest related to PHC’s senior credit facility to be repaid in connection with the merger	(534)	(2,146)

Interest expense adjustment	$3,298	$13,201

An increase or decrease of 0.125% in the assumed interest rate would result in a change in interest expense of $90 and $366 for the three months ended March 31, 2011 and twelve months ended December 31, 2010, respectively.

(26)	Reflects an increase in income taxes of $513 for the three months ended March 31, 2011 and an increase in income taxes of $2,448 for the twelve months ended December 31, 2010 to give effect to the election by Acadia Healthcare Company, LLC to be treated as a taxable corporation on April 1, 2011.

(27)	Reflects adjustments to income taxes to reflect the impact of the above pro forma adjustments applying combined federal and state statutory tax rates for the respective periods.

(28)	Adjustments to weighted average shares used to compute basic and diluted earnings per unit/share are as follows:

Basic earnings per unit/share

•	Prior to the closing of the merger, Acadia will effect a stock split or issuance such that Acadia stockholders immediately prior to the closing of the merger will own 77.5% of the combined company’s issued and outstanding common stock on a fully diluted basis (as defined in the merger agreement).

•	The conversion and exchange of each Class A and Class B common share of PHC, Inc. for one-quarter (1/4) of a share of common stock of Acadia Healthcare Company, Inc. The estimated issuance of Acadia common stock based on the one-to-four conversion rate and the weighted average shares outstanding for the respective periods is 4,875,218 and 4,903,097 for the three months ended March 31, 2011 and the twelve months ended December 31, 2010, respectively. Weighted average shares outstanding are derived from PHC, Inc. consolidated financial statements for the respective periods.

Diluted earnings per unit/share

•	The adjustments described above related to basic earnings per unit/share.

•	The conversion of outstanding PHC employee stock options and warrants into substantially equivalent Acadia stock options and warrants. The estimated incremental dilutive effect of the stock options and warrants, derived from the consolidated financial statements of PHC, Inc. based on the one-to-four conversion rate applicable to such awards, is 92,799 and 23,474 for the three months ended March 31, 2011 and the twelve months ended December 31, 2010, respectively.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical share, net income (loss) per share and book value per share information of Acadia and PHC. The table also sets forth the Acadia unaudited pro forma share, net income (loss) per share and book value per share information after giving effect to (i) the YFCS acquisition and (ii) both the YFCS acquisition and the merger (including PHC’s acquisition of MeadowWood). The pro forma equivalent information of PHC was derived by multiplying the pro forma share, net income (loss) per share and book value per share information by the exchange ratio of 0.25. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma share, net income (loss) per share and book value per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in this proxy statement/prospectus. The historical share, net income (loss) per share and book value per share information of Acadia is derived from the audited consolidated financial statements of Acadia as of and for the fiscal year ended December 31, 2010 and the unaudited condensed consolidated financial statements of Acadia as of and for the three months ended March 31, 2011. PHC’s fiscal year ends on June 30. Accordingly, PHC’s net income (loss), basic and diluted net income (loss) per common share, and the number of shares used in the computation of basic and diluted earnings per common share for the year ended December 31, 2010, were not obtained from PHC’s annual audited financial statements. PHC’s financial data presented in this table has been prepared assuming a December 31 fiscal year end. See the unaudited pro forma condensed combined financial statements contained elsewhere in this proxy statement/prospectus. The amounts set forth below are in thousands, except per share amounts.

	December 31, 2010
	Acadia			PHC
					Pro Forma
			Pro Forma		Equivalent of
		Pro Forma	for YFCS		One Acadia
	Historical(1)	for YFCS	and Merger	Historical	Share(2)

Net income (loss) per share attributable to common stockholders
Basic	$0.62	$(0.66)	$(0.56)	$0.11	$(0.14)
Diluted	0.62	(0.66)	(0.56)	0.11	(0.14)
Shares used in calculating income (loss) per share attributable to common stockholders:
Basic	10,000,000	10,000,000	22,579,198	19,612,388
Diluted	10,000,000	10,000,000	22,602,672	19,706,284

	March 31, 2011
	Acadia			PHC
					Pro Forma
			Pro Forma		Equivalent of
		Pro Forma	for YFCS		One Acadia
	Historical(1)	for YFCS	and Merger	Historical	Share(2)

Net income (loss) per share attributable to common stockholders
Basic	$(0.02)	$0.30	$0.04	$—	$0.01
Diluted	(0.02)	0.30	0.04	—	0.01
Book value per share
Basic	$2.45	$6.88	$0.73	$0.95	$0.18
Diluted	2.45	6.88	0.73	0.93	0.18
Shares used in calculating net income (loss) per share and book value per share attributable to common stockholders:
Basic	10,000,000	10,000,000	22,551,319	19,500,872
Diluted	10,000,000	10,000,000	22,644,118	19,872,067

(1)	All Acadia share numbers have been restated for the stock split effected by means of a stock dividend on May 20, 2011 such that 10,000,000 shares of common stock were issued and outstanding on such date. An additional stock split or issuance will be effected immediately prior to the merger to the extent required in order for the Acadia common stock outstanding immediately prior to the merger to represent 77.5% of the common stock on fully diluted basis (as defined in the merger agreement) post-merger.

(2)	These amounts were calculated by applying the exchange ratio of 0.25 to the Acadia per share amounts giving effect to the YFCS acquisition and the merger.

MARKET PRICE AND DIVIDEND INFORMATION

PHC

PHC’s common stock currently trades on the NYSE Amex Stock Market under the symbol “PHC”. The following table shows the high and low sales price for the Class A Common Stock by quarter, as reported by the NYSE Amex for the periods indicated:

	Price Range
Period	High	Low

Fiscal Year Ended June 30, 2011
First Quarter (July 1, 2010 — September 30, 2010)	$1.34	$1.04
Second Quarter (October 1, 2010 — December 31, 2010)	1.80	1.31
Third Quarter (January 1, 2011 — March 31, 2011)	2.74	1.61
Fourth Quarter (April 1, 2011 — June 30, 2011)	3.61	2.19
Fiscal Year Ended June 30, 2010
First Quarter (July 1, 2009 — September 30, 2009)	$1.70	$1.22
Second Quarter (October 1, 2009 — December 31, 2009)	$1.34	$0.99
Third Quarter (January 1, 2010 — March 31, 2010)	$1.55	$1.06
Fourth Quarter (April 1, 2010 — June 30, 2010)	$1.35	$0.98

On May 23, 2011, the last full trading day immediately preceding the public announcement date of the merger, and on July 11, 2011, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the last reported sales prices of PHC’s Class A Common Stock, as reported by the NYSE Amex Stock Market, were $3.00 and $3.09 per share, respectively. You are encouraged to obtain current trading prices for PHC’s Class A Common Stock in considering whether to vote to approve the merger. As of          , 2011, there were approximately           holders of record of PHC’s Class A Common Stock and           holders of record of PHC’s Class B Common Stock. PHC has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future.

Acadia

Acadia’s common stock is not listed for trading on any securities exchange, and Acadia has not previously filed reports with the SEC. Upon completion of the merger, it is anticipated that Acadia’s common stock will be listed on NASDAQ, and Acadia will be an SEC reporting company.

Acadia has never declared or paid cash dividends on its capital stock other than the dividend to be paid to Acadia stockholders immediately prior to the merger. Acadia does not anticipate paying any cash dividends on its capital stock in the foreseeable future and will be substantially restricted from doing so under the terms of the agreements governing its indebtedness following the merger. See “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

THE SPECIAL MEETING OF PHC STOCKHOLDERS

Date, Time and Place

The special meeting of PHC stockholders will be held on          , 2011, at  :00 a.m., local time, at the corporate offices of PHC, 200 Lake Street, Suite 102, Peabody, Massachusetts 01960.

Matters to be Considered at the Special Meeting of PHC Stockholders

At the special meeting of PHC stockholders, and any adjournments thereof, PHC stockholders will be asked:

•	to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 23, 2011, by and among PHC, Acadia Healthcare, Inc. and Acadia Merger Sub, LLC, a wholly-owned subsidiary of Acadia, pursuant to which PHC will be merged with and into Merger Sub;

•	to consider and cast an advisory vote on the compensation to be received by PHC’s named executive officers in connection with the merger;

•	to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the adjournment to approve the merger agreement; and

•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Record Date

The PHC board of directors has fixed          2011, as the record date for determination of PHC stockholders entitled to notice of, and to vote at, the special meeting of PHC stockholders and any adjournments thereof. As of the close of business on the record date for the special meeting of PHC stockholders, there were           shares of PHC Class A Common Stock outstanding and entitled to vote, held by approximately           holders of record, and           shares of PHC Class B Common Stock outstanding and entitled to vote, held by approximately           holders of record.

Votes Required

Approval of the merger agreement will require the affirmative vote of the holders of at least (i) two-thirds of the outstanding Class A Common Stock and Class B Common Stock, voting together as a single class (with the holders of the Class A Common Stock having one vote per share and the holders of the Class B Common Stock having five votes per share), (ii) two-thirds of the outstanding Class A Common Stock, voting as a separate class and (iii) two-thirds of the outstanding Class B Common Stock, voting as a separate class.

Advisory approval of the change in control payments to be made to PHC’s named executive officers and approval of any necessary adjournment will each require the affirmative vote of the holders of a majority of the Class A Common Stock and the Class B Common Stock casting votes at the special meeting, voting together as a single class (with the holders of the Class A Common Stock having one vote per share and the holders of the Class B Common Stock having five votes per share).

As of the record date for the special meeting of PHC stockholders, the directors and executive officers of PHC and their affiliates owned approximately     % of the outstanding shares of PHC Class A Common Stock, approximately     % of the outstanding shares of PHC Class B Common Stock and approximately     % of the outstanding voting power of the PHC Class A Common Stock and the PHC Class B Common Stock voting together as a single class. Each of PHC’s directors and executive officers has entered into a voting agreement with Acadia dated as of May 23, 2011, pursuant to which they have agreed to vote all shares of PHC capital stock owned by them as of the record date in favor of the proposal to approve the merger agreement. See “The Voting Agreement.”

Quorum and Abstentions

The presence of a quorum is separately determined with respect to each matter to be acted on at the special meeting. The presence, in person or by proxy, of the holders of shares having the right to cast a majority of the votes which may be cast with respect to such matter constitutes the required quorum for such matter. Abstentions will be included in determining the number of shares present at the special meeting of PHC stockholders for the purpose of determining the presence of a quorum.

Abstaining from the vote on the proposal to approve the merger agreement will have the effect of a vote against this proposal. The failure of a PHC stockholder to return a proxy or to vote in person, or if a stockholder’s shares are held by a broker or other nominee (i.e., in “street name”), the failure to give voting instructions to the broker or other nominee on how to vote the shares, also will have the effect of a vote against this proposal. Shares abstaining from the advisory vote on the compensation of the named executive officers or the vote on the proposal to approve the adjournment of the special meeting to solicit additional proxies will have no effect on the vote with respect to these proposals because approval of each of these proposals requires a majority of votes cast with respect to the proposal at the special meeting.

PHC stockholders are encouraged to return the enclosed proxy card marked to indicate their vote as described in the instructions accompanying the proxy card.

Recommendation of Board of Directors

After careful consideration, the PHC board of directors (with Mr. Shear abstaining) approved the merger agreement and determined that the merger agreement is fair to, and in the best interests of, the stockholders of PHC. Therefore, the PHC board of directors recommends PHC stockholders vote FOR the approval of the merger agreement.

In considering this recommendation, PHC stockholders should be aware that the PHC directors and executive officers have interests in the merger that are different from, or in addition to, those of other PHC stockholders generally. See “The Merger — Interests of PHC’s Directors and Executive Officers.”

Solicitation of Proxies

PHC and Acadia shall bear 25% and 75%, respectively, of the aggregate fees and expenses incurred in connection with the filing with the SEC, printing and mailing of this proxy statement/prospectus. Solicitation of proxies by mail may be supplemented by telephone, facsimile and other electronic means, advertisements and personal solicitation by the directors, officers or employees of PHC. No additional compensation will be paid to directors, officers or employees for those solicitation efforts. PHC has engaged Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies for the special meeting, and PHC has agreed to pay Georgeson a fee of $8,500 and will reimburse them for reasonable out of pocket expenses incurred in connection with the solicitation.

Voting of Proxies

PHC requests that its stockholders complete, date and sign the enclosed proxy card and promptly return it by mail in the accompanying envelope in accordance with the instructions accompanying the proxy card. All properly signed and dated proxies that PHC receives prior to the vote at the special meeting of PHC stockholders, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by PHC prior to the vote at the special meeting that do not contain any direction as to how to vote in regards to any or all of the proposals will be voted for approval of any proposal in regards to which no directions are provided.

Stockholders may revoke their proxies at any time prior to their use:

•	by delivering to the clerk of PHC a signed notice of revocation;

•	by delivering to the clerk of PHC a later-dated, signed proxy; or

•	by attending the special meeting of PHC stockholders and voting in person.

Attendance at the special meeting of PHC stockholders does not in itself constitute the revocation of a proxy.

Even if a PHC stockholder plans to attend the special meeting in person, PHC requests that the stockholder sign and return the enclosed proxy card as described in the proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that the shares held by the stockholder will be represented at the special meeting. If a PHC stockholder does attend the special meeting and wishes to vote in person, he or she may withdraw the proxy and vote in person.

THE MERGER

General Description of the Merger

At the effective time of the merger, PHC will merge with and into Merger Sub. PHC stockholders will receive one-quarter of a share of Acadia common stock in exchange for each share of PHC common stock they own. In addition, holders of PHC Class B Common Stock will receive their pro rata share of $5.0 million of cash consideration for each share of PHC Class B Common Stock exchanged in the merger. PHC warrant holders holding warrants will receive warrants to purchase one-quarter of a share of Acadia common stock for each share of PHC common stock subject to such warrants. PHC option holders holding options, whether vested or unvested, will receive options to purchase one-quarter of a share of Acadia common stock for each share of PHC common stock subject to such options.

Upon completion of the merger, Acadia stockholders will retain 77.5% of the combined company on a fully diluted basis (as defined in the merger agreement) and the former PHC stockholders will receive 22.5% of the combined company on a fully diluted basis (as defined in the merger agreement).

Background of the Merger

Mr. Jacobs, Acadia’s Chairman and Chief Executive Officer, and other members of Acadia’s current management team were previously executive officers of Psychiatric Solutions, Inc. (“PSI”), a publicly traded behavioral health care company that owned and operated 95 inpatient facilities with approximately 11,000 beds in 32 states, Puerto Rico and the U.S. Virgin Islands. Mr. Jacobs was a founder of PSI and served as its Chairman, Chief Executive Officer and President from 1997 to the time of its sale to Universal Health Services, Inc. (“UHS”) in November 2010. Mr. Jacobs and the senior management team grew PSI from a market capitalization of approximately $50 million when it went public in July 2002, to over $1.8 billion in November 2010.

Mr. Jacobs and Mr. Shear, PHC’s Chief Executive Officer, have served together as directors of the National Association of Psychiatric Hospital Systems (“NAPHS”) for several years. Mr. Jacobs also was familiar with PHC and its business from his experience as Chairman, Chief Executive Officer and President of PSI and conversations with Mr. Shear from time to time over the course of the preceding several years.

In December 2010, Mr. Jacobs and Mr. Shear met to discuss PHC’s strategic plans, including the possibility of Mr. Jacobs and other former PSI senior executive officers joining PHC. Concurrently, Mr. Jacobs discussed with representatives of Acadia and Waud Capital Partners the possibility of Mr. Jacobs and other former PSI senior executive officers joining Acadia. On January 31, 2011, Mr. Jacobs and other former PSI senior executive officers entered into employment agreements with Acadia.

On January 31, 2011, Mr. Shear updated the PHC board of directors on his discussions with Mr. Jacobs and discussed the possibility of Mr. Jacobs bringing potential deals to PHC.

On February 2, 2011, Mr. Jacobs and Brent Turner, Co-President of Acadia, met with Mr. Shear and representatives of Jefferies & Co., Inc (“Jefferies”) in Fort Lauderdale, Florida to discuss a possible strategic combination of Acadia and PHC, including initial discussions regarding relative valuations and deal terms. Jefferies had previously been retained by PHC to act as a financing source in connection with PHC’s proposed acquisition of MeadowWood, which PHC was exploring at that time.

Following the February 2, 2011 meeting, the parties continued discussions regarding the possible combination on periodic conference calls. On February 8, 2011, Mr. Shear and representatives from Acadia, Waud Capital Partners and Jefferies met in Chicago, Illinois to further discuss the possible combination of Acadia and PHC.

After the February 8, 2011 meeting, the parties continued to share models regarding the possible combination and further discussed potential terms.

During these discussions, Mr. Shear expressed several principles which guided the discussions on behalf of PHC:

•	PHC desired a combination in which PHC stockholders would participate in the growth of the combined company;

•	In view of PHC’s recent growth and prospects, PHC’s contribution to the combination should take into account PHC’s 12 month projections as well as its recent historical performance; and

•	Any acquisition must fairly compensate the holders of PHC’s Class B Common Stock for their control rights, including their right to elect a majority of PHC’s directors and their right to five votes per share.

On February 18, 2011, Mr. Shear updated the PHC board of directors on discussions with Acadia and the PHC board of directors approved PHC’s retention of Jefferies to act as exclusive advisor in connection with a possible combination of Acadia and PHC.

On February 24, 2011, representatives of Acadia, Waud Capital Partners, Jefferies and a potential acquisition target met in Chicago, Illinois to have preliminary discussions regarding a possible combination with Acadia and PHC. The parties elected not to pursue this opportunity at that time.

On March 7, 2011, the NAPHS held its annual meeting in Washington, D.C. While attending this meeting, Mr. Turner and Mr. Shear continued their discussions regarding the terms of a possible transaction between Acadia and PHC. In subsequent discussions the parties agreed to discuss a letter of intent reflecting proposed terms.

On March 16, 2011, Mr. Shear further updated the PHC board of directors on discussions with Acadia.

On March 22, 2011, Acadia delivered a letter of intent to the PHC board of directors. The parties and their respective counsel negotiated the letter of intent between March 23, 2011 and March 28, 2011.

On March 28, 2011, the PHC board of directors met, reviewed the draft letter of intent and a presentation from Jefferies and authorized PHC’s execution of the letter of intent. The PHC board of directors also appointed Mr. William Grieco as the lead independent director with respect to the following: (i) discussions regarding the combination; (ii) working with PHC’s Chief Executive Officer and management team; (iii) facilitating discussions amongst the members of the PHC board of directors; (iv) interacting with external advisors; and (v) assisting with PHC stockholder communications. Mr. Grieco was further directed to interview, select and engage a financial advisory firm without an interest in the completion of the transaction to evaluate the fairness of the proposed combination from a financial point of view, in light of Jefferies’ interest in completing the transaction and potential role in providing financing to the combined company.

The letter of intent that was signed on March 28, 2011 was non-binding, except that PHC granted exclusivity to Acadia and the parties agreed to maintain confidentiality regarding the proposed transaction. The letter of intent reflected that:

•	PHC stockholders would receive common stock constituting 22.5% of the combined company, on a fully diluted basis (as defined in the merger agreement), and Acadia stockholders would receive common stock constituting 77.5% of the combined company, on a fully diluted basis (as defined in the merger agreement);

•	Based upon the relative values of PHC and Acadia and in order to achieve the proposed 22.5% — 77.5% proportion, Acadia stockholders would receive a distribution of approximately $90 million in cash;

•	In order to induce holders of PHC’s Class B Common Stock to give up their control rights and exchange their Class B Common Stock for ordinary common stock, PHC stockholders would receive common stock constituting 22.5% of the combined company, on a fully diluted basis (as defined in the merger agreement), and holders of PHC’s Class B Common Stock would recapitalize into common stock of the combined company and receive an aggregate of $5 million in cash;

•	Mr. Shear would serve as Vice Chairman of the combined company and, along with another representative designated by Mr. Shear, would serve as a director of the combined company;

•	the senior executive officers of PHC would enter into employment agreements on terms and conditions satisfactory to the parties and the employees; and

•	PHC, Waud Capital Partners and specified other stockholders would enter into an investment agreement that would provide certain rights in favor of Waud Capital Partners, including registration rights and such other rights as agreed to by the parties.

On March 30, 2011, Mr. Grieco engaged Pepper Hamilton LLP (“Pepper Hamilton”) on behalf of PHC to provide advice regarding Massachusetts corporate law in connection with the proposed combination with Acadia. Pepper Hamilton was also engaged to represent Messrs. Shear and Boswell in connection with related employment agreement negotiations.

On March 31, 2011, the parties entered into a confidentiality agreement and began due diligence and Kirkland & Ellis LLP (“Kirkland & Ellis”), outside counsel to Acadia, delivered an initial draft of a merger agreement to Arent Fox LLP (“Arent Fox”), outside counsel to PHC. On April 6, 2011, representatives of Kirkland & Ellis and Arent Fox discussed the draft merger agreement and the proposed structure.

A meeting was held in Franklin, Tennessee on April 8, 2011 to discuss the structure and proposed terms of the transaction and proposed financing for the transaction. Mr. Shear and other representatives from PHC, representatives from Jefferies, members of Acadia’s management team, representatives from Waud Capital Partners, representatives from Kirkland & Ellis, representatives from Arent Fox, representatives from Ernst & Young LLP, Acadia’s accountants, and BDO USA, LLP, PHC’s accountants, were either in attendance or participated by telephone. Discussions were also held between Mr. Jacobs, other members of Acadia management, Mr. Shear and a representative from Jefferies with respect to the proposed terms of the employment agreements of Messrs. Shear and Boswell with the combined company.

On April 18, 2011, Arent Fox provided Kirkland & Ellis with a revised draft of the merger agreement.

During the weeks of April 18th and April 25th, the parties and their respective counsel continued to discuss the merger agreement and the proposed structure of the transaction and the parties continued to conduct their respective due diligence. In particular, the parties decided to revise the merger agreement to reflect that PHC would merge with and into a subsidiary of Acadia and that Acadia would issue common stock to the former PHC stockholders representing 22.5% of the combined company on a fully diluted basis (as defined in the merger agreement).

On April 25, 2011, Mr. Shear updated the PHC board of directors on discussions with Acadia, including the engagement of accountants to conduct financial due diligence. Following the meeting, Mr. Grieco retained SRR on behalf of the PHC board of directors to provide an opinion to the PHC board of directors with respect to the fairness, from a financial point of view of (i) the proposed merger consideration to be received by holders of PHC’s common stock (in the aggregate) and (ii) the proposed merger consideration to be received by holders of PHC’s Class A Common Stock (in the aggregate). On May 5, 2011, representatives of SRR met with Acadia management in Franklin, Tennessee in connection with SRR’s review of Acadia.

On May 3, 2011, Kirkland & Ellis distributed a revised draft of the merger agreement to Arent Fox that reflected a structure in which PHC would merge with and into an Acadia entity. After discussing the revised draft, Kirkland & Ellis distributed a further revised draft of the merger agreement to Arent Fox on May 9, 2011 that reflected the status of negotiations to date.

On May 9, 2011, a meeting of the PHC board of directors was held in Peabody, Massachusetts at which Jefferies presented a summary of the combination, including a discussion of certain deal terms, financing and pro forma financial statements for the combined company. Mr. Shear and Jefferies, based upon their familiarity with the participants in the behavioral health market, also discussed with the PHC board of directors the absence of other viable candidates for a combination with PHC.

On May 11, 2011, Arent Fox delivered to Kirkland & Ellis a revised draft of the merger agreement reflecting the status of current negotiations.

On May 12, 2011, Jefferies Finance delivered to Acadia a draft commitment letter and a draft engagement letter with respect to Jefferies Finance’s proposed financing of the combination.

During the negotiations regarding the merger agreement, the parties negotiated closing conditions, covenants and termination provisions of the merger agreement, including the termination fee and expense reimbursement provisions set forth in the merger agreement. Acadia had initially requested a termination fee of $5 million. PHC rejected this proposal, at which point Acadia proposed a termination fee of up to $3 million. Subsequently, PHC proposed a fee of $2 million payable by PHC upon its acceptance of a superior offer and a break-up fee of $6 million payable by Acadia. Acadia proposed that PHC’s fee would be payable upon the happening of specified events, including termination due to a failure to consummate the merger by the end date, failure to receive stockholder approval or breach by PHC of its representations and warranties.

Following extensive negotiation, the parties agreed that PHC may adversely change its recommendation under certain circumstances if it receives a superior proposal, as described in the merger agreement. PHC would pay Acadia a termination fee of $3 million in the event the merger agreement is terminated because the PHC board of directors has adversely changed its recommendation to approve the merger or if PHC enters into or consummates an alternative transaction within 12 months of the merger agreement being terminated because the merger has not been consummated by the December 15, 2011, PHC has not obtained the required stockholder approval or PHC would be unable to satisfy its closing conditions regarding its covenants and agreements or representations and warranties. Additionally, if either party terminates the merger agreement as a result of the other party breaching any of its covenants, agreements, representations or warranties such that a condition related to close would not be satisfied (and the termination fee is not otherwise payable in connection with such termination), the breaching party will pay (in four annual payments) up to $1 million of the non-breaching parties reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred in connection with the transactions contemplated by the merger agreement, with the first annual installment due within two business days of such termination, and the remaining payments being made on the first, second and third anniversary of such termination date.

During the weeks of May 9th and May 16th, Kirkland & Ellis and Acadia continued to negotiate with Jefferies Finance and its counsel the terms of the proposed debt financing.

On May 13, 2011, the Acadia board of directors held a telephonic meeting. Kirkland & Ellis and members of Acadia’s management also attended the meeting telephonically. Acadia’s CFO reviewed the financial terms of the proposed merger. Kirkland & Ellis reviewed the terms of the merger agreement.

On May 15, 2011, Kirkland & Ellis distributed a revised draft of the merger agreement to Arent Fox, reflecting the status of continued negotiations.

The Acadia board of directors held a subsequent telephonic meeting on May 16, 2011. At this meeting, Kirkland & Ellis reviewed the terms of the merger agreement with the Acadia board of directors. Acadia’s General Counsel and representatives of Kirkland & Ellis reviewed with the Acadia board of directors additional due diligence findings and representatives of Kirkland & Ellis reviewed the terms of the merger agreement. After further discussion, the Acadia board of directors then approved Acadia’s entering into the merger agreement and authorized Acadia management to finalize the merger agreement.

On May 16, 2011, Mr. Shear updated the PHC board of directors on the proposed terms of the merger agreement.

On May 17th, 19th, 20th and 22nd, Kirkland & Ellis distributed revised drafts of the merger agreement to Arent Fox, reflecting, in each case, the status of negotiations at that time.

On May 19, 2011, the PHC board of directors met to consider the proposed merger. Arent Fox, Jefferies and Mr. Grieco reviewed the principal terms of the merger agreement and related agreements, and SRR reviewed the financial analysis that it had performed related to the consideration to be paid in the proposed merger. After further discussion of the proposed transaction, SRR provided the PHC board of directors with its opinion that, as of that date, based upon certain assumptions and qualifications, (i) the merger consideration to be received by the holders of outstanding PHC common stock (in the aggregate) is fair, from a financial point of view, to such holders and (ii) the consideration to be paid to holders of the PHC Class A Common Stock (in the aggregate) is fair, from a financial point of view, to such holders. After further discussion, the PHC board of directors voted (with Mr. Shear abstaining from the vote) to approve the merger agreement and authorized management to enter into the merger agreement on behalf of PHC and submit the merger agreement to PHC’s stockholders for approval, subject to finalization of the merger agreement.

On May 23, 2011, Acadia and PHC signed the merger agreement and on May 24, 2011 issued a joint press release announcing the signing. On May 23, 2011, certain members of PHC’s management, including Mr. Shear, entered into voting agreements pursuant to which they agreed to vote in favor of the merger.

Acadia’s Reasons for the Merger

In approving and authorizing the merger and the merger agreement, the Acadia board of directors considered a number of factors, including, among others, the facts discussed in the following paragraphs. Although the foregoing discussion sets forth the material factors considered by the Acadia board in reaching its determination, it may not include all of the factors considered by the Acadia board. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the Acadia board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Acadia board viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In reaching its decision, the Acadia board consulted with Acadia’s management with respect to strategic and operational matters and with Acadia’s legal counsel with respect to the merger agreement and the transactions contemplated thereby. The decision of the Acadia board to enter into the merger agreement was the result of careful consideration by the Acadia board of numerous factors, including the following positive factors that it believes will contribute to the success of the combined enterprise:

•	the opportunity to diversify service types and payor mix;

•	the ability to expand the number of facilities and beds and expand into additional new states;

•	Acadia’s and PHC’s facilities are complementary and their combination will increase geographic diversity;

•	the increased ability to access private and public equity markets, including for purposes of acting on attractive opportunities to further expand Acadia’s business;

•	Acadia’s management will provide additional resources and has a demonstrated record of achievement;

•	the opportunity to expand PHC’s internet and telephonic-based support services, which include crisis intervention, critical incidents coordination, employee counselor support, client monitoring, case management and health promotion;

•	the opportunity to retain 77.5% of the combined company while achieving partial liquidity through a pre-merger dividend;

•	the fact that the merger will provide Acadia stockholders, who currently hold shares in a private company, with shares of common stock in a publicly traded company, which would provide liquidity to Acadia stockholders;

•	the increased ability to access private and public equity markets, including for purposes of acting on attractive opportunities to further expand Acadia’s business; and

•	its understanding of Acadia’s business, operations, financial condition and prospects, and of PHC’s business, operations, financial condition and prospects.

The Acadia board also identified and considered a number of uncertainties and risks including the following:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk that the merger may not be completed;

•	the challenges, costs, resource constraints and risks of entering into the merger agreement and integrating the businesses of Acadia and PHC and the potential management, customer and employee disruption that may be associated with the merger;

•	the amount of indebtedness required to finance the merger and the related restrictions to which the combined company would be subject; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

The Acadia board weighed the benefits, advantages and opportunities against the negative factors described above, including the possible diversion of management attention for an extended period of time. The Acadia board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Acadia board concluded that the potential benefits significantly outweighed the potential risks of completing the merger.

After taking into account these and other factors, the Acadia board unanimously approved and authorized the merger agreement and the transactions contemplated thereby, including the merger.

PHC’s Reasons for the Merger

In approving and authorizing the merger agreement, the PHC board of directors considered a number of factors. Although the following discussion sets forth the material factors considered by the PHC board of directors in reaching its determination, it may not include all of the factors considered by the PHC board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the merger agreement, the PHC board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The PHC board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In reaching its decision, the PHC board of directors consulted with PHC’s management with respect to strategic and operational matters and with PHC’s legal counsel with respect to the merger agreement and the transactions contemplated thereby. The PHC board of directors also consulted with Jefferies, PHC’s financial advisor, with respect to the financial aspects of the merger.

Among the factors considered by the PHC board of directors in its decision to approve the merger agreement were the following:

•	its knowledge of PHC’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects;

•	its belief that the merger is more favorable to PHC’s stockholders than any other alternative reasonably available, including the alternative of remaining a stand-alone, independent company and seeking to grow by pursuing acquisitions and the alternative of seeking another merger partner, as well as the potential rewards, risks and uncertainties associated with those alternatives;

•	the judgment, advice and analysis of PHC’s senior management with respect to the potential benefits of the merger, based on the business, financial, accounting and legal due diligence investigations performed with respect to Acadia;

•	the opinion of SRR to the PHC board of directors that the merger consideration specified in the merger agreement was fair, from a financial point of view, to the holders of PHC Class A Common Stock (in the aggregate) and to the holders of all of the PHC common stock (in the aggregate), as of the date thereof;

•	historical information concerning Acadia’s business, financial performance and condition, funding ability, operations, management and competitive position and the related prospects for the combined company;

•	the fact that financial and other terms and conditions of the merger agreement were the product of extensive arm’s-length negotiations among the parties and were designed to provide as much certainty as was possible that the merger would ultimately be consummated on a timely basis;

•	the fact that Acadia obtained a firm commitment for the financing necessary to complete the merger and the associated transactions, including the fact that Jefferies Finance, an affiliate of Jefferies, with PHC’s prior consent, provided the commitment;

•	the fact that negotiations were conducted under the oversight of a lead independent director who is not an employee of PHC;

•	the fact that the lead independent director selected SRR to provide its opinion to the PHC board of directors as to the fairness of the merger consideration from a financial point of view;

•	the fact that the merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of PHC Class A Common Stock, voting separately, as well as the vote of the holders of the PHC Class A Common Stock and the PHC Class B Common Stock voting together;

•	the current conditions in the behavioral health market and the positioning of the combined company within that market after the merger;

•	the current conditions of the equity and debt market, as it relates to PHC’s ability to raise additional capital from new investors for the continued growth of PHC’s business, and as it relates to the potential prospects for the combined company; and

•	the impact of the merger on PHC’s employees.

In reaching its determination to approve the merger agreement, the members of the PHC board of directors identified and considered a number of the potential benefits of the merger, including the following:

•	Acadia’s assembled set of seasoned behavioral health facilities;

•	PHC’s and Acadia’s facilities are complementary and their combination will increase geographic diversity;

•	the combination of the businesses will diversify the revenue and the payor base;

•	the combination of the businesses will improve the scale of operations and operating leverage;

•	Acadia’s management will provide additional resources and has a demonstrated record of achievement;

•	the combined company will provide a platform for additional acquisitions;

•	the opportunity to own 22.5% of the combined company on a fully diluted basis (as defined in the merger agreement);

•	the combined company’s greater outstanding equity should result in increased stock liquidity and research coverage; and

•	the combined company should have a greater range of options to access private and public equity and debt markets to fund future capital needs, which are likely be greater than the options available to PHC alone.

The members of the PHC board of directors also identified and considered a number of uncertainties and risks, including the following:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk that Acadia’s stockholders will control the combined company and the fact that Acadia’s stock ownership is concentrated in the hands of relatively few stockholders;

•	the amount of indebtedness required to finance the merger and the related restrictions to which the combined company would be subject;

•	the interests that PHC’s directors and executive officers have with respect to the merger, in addition to their interests as holders of PHC Class A Common Stock, as described in “The Merger — Interests of PHC’s Directors and Executive Officers”;

•	the possible diversion of management attention for an extended period of time;

•	the substantial expenses expected to be incurred in connection with the merger;

•	the risk that the merger may not be completed; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

The PHC board of directors weighed the benefits, advantages and opportunities of a potential transaction against the risk factors described above. The PHC board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the PHC board of directors concluded that the potential benefits significantly outweighed the potential risks of completing the merger.

After taking into account these and other factors, the PHC board of directors approved the merger agreement and the transactions contemplated therewith, including the merger.

The Recommendation of the PHC Board of Directors

After careful consideration, the PHC board of directors (with Mr. Shear abstaining) approved the merger agreement and determined that the merger agreement is fair to, and in the best interests of, the stockholders of PHC. Therefore, the PHC board of directors recommends PHC stockholders vote FOR the approval of the merger agreement.

In considering the recommendation of the PHC board of directors with respect to the merger agreement, you should be aware that the directors and executive officers of PHC have interests in the merger that are different from, or are in addition to, the interests of other PHC stockholders. Please see “The Merger — Interests of PHC’s Directors and Executive Officers.”

Acadia has obtained from PHC’s directors and executive officers their agreement to vote their shares of capital stock to approve the merger agreement.

Opinion of Stout Risius Ross, Inc.

On May 19, 2011, SRR delivered to the PHC board of directors its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated May 19, 2011, to the effect that, as of that date, and subject to assumptions made, matters considered and limitations as set forth therein, (i) the merger consideration to be received by the holders of outstanding shares of PHC’s Class A Common Stock and Class B Common Stock (in the aggregate) was fair, from a financial point of view, to such holders, and (ii) the merger consideration to be received by the holders of the outstanding shares of PHC’s Class A Common Stock (in the aggregate) was fair, from a financial point of view, to such holders.

The full text of the written opinion of SRR, dated May 19, 2011, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, work performed, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by SRR. You should read the opinion carefully and in its entirety. SRR’s opinion was directed to the PHC board of directors and addresses only the fairness, from a financial point of view, of (i) the merger consideration to be received by the holders of outstanding shares of PHC’s Class A Common Stock and Class B Common Stock (in the aggregate) and (ii) the merger consideration to be received by the holders of the outstanding shares of PHC’s Class A Common Stock (in the aggregate), in each case to the respective holders thereof. The opinion does not address any other aspect of the merger and does not constitute a recommendation to the PHC board of directors or to any other person in respect to the merger, including as to how any holder of shares of PHC common stock should vote or act in respect to the merger. The summary of the opinion of SRR set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The sources of information used in performing SRR’s analysis included, but were not limited to:

•	PHC’s 10-K filings for the fiscal years ended June 30, 2006 through 2010;

•	PHC’s 10-Q filing for the quarter ended March 31, 2011;

•	Acadia Holdings’ audited financial statements for the years ending December 31, 2006 though 2010;

•	YFCS’ audited financial statements for the years ending December 31, 2006 through 2010;

•	Acadia Holdings’ internally prepared unaudited financial statements for the three-month periods ended March 31, 2010 and 2011;

•	YFCS’ internally prepared unaudited financial statements for the three-month periods ended March 31, 2010 and 2011;

•	draft of the merger agreement, dated May 19, 2011;

•	PHC’s five-year financial forecast (including MeadowWood) for the fiscal years ending December 31, 2011 through 2015 and subsequent long-term growth rates prepared by PHC management;

•	Acadia’s five-year financial forecast (including YFCS) for the fiscal years ending December 31, 2011 through 2015 and subsequent growth rates prepared by Acadia management;

•	combined (both PHC and Acadia) five-year financial forecast for the fiscal years ending December 31, 2011 through 2015 and subsequent long-term growth rates prepared by PHC and Acadia management;

•	a review of publicly available financial data of certain publicly traded companies that SRR deemed relevant;

•	a review of publicly available information regarding certain publicly available merger and acquisition transactions that SRR deemed relevant;

•	a review of other financial and other information for PHC and Acadia that was publicly available or provided to SRR by management of PHC or Holdings;

•	discussions with PHC and Acadia management concerning their business, industry, history, and prospects;

•	discussions with PHC’s financial advisors, Jefferies; and

•	an analysis of other facts and data resulting in our conclusions.

SRR was not requested to opine as to, and its opinion does not in any manner address: (i) PHC’s underlying business decision to proceed with or effect the merger, (ii) the amount of the merger consideration to be paid to holders of PHC’s Class B Common Stock, any distribution paid to Acadia stockholders, the allocation of the merger consideration among the PHC stockholders or the amount per share of the merger consideration, the amount of the merger consideration paid to the holders of PHC’s Class A Common Stock relative to the merger consideration paid to the holders of PHC’s Class B Common Stock or relative to the merger consideration paid to all holders of PHC common stock, or any other term or condition of any agreement or document related to, or the form or any other portion or aspect of, the merger, except as expressly stated in its opinion letter, or (iii) the solvency, creditworthiness or fair value of PHC, Acadia or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency or similar matters. Further, SRR was not requested to consider, and its opinion does not address, the merits of the merger relative to any alternative business strategies that may have existed for PHC or the effect of any other transactions in which PHC might have engaged, nor did SRR offer any opinion as to the terms of the merger. Moreover, SRR was not engaged to recommend, and did not recommend, a transaction price or exchange ratio, or participate in the merger negotiations. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. SRR’s opinion does not constitute, and they have not made, a recommendation to the PHC board of directors or any security holder of PHC or any other person as to how to act or vote with respect to the merger or otherwise. SRR also assumed, with PHC’s consent, that the final executed form of the merger agreement would not differ from the draft of the merger agreement that they examined, that the conditions to the merger as set forth in the draft merger agreement would be satisfied, and that the merger would be consummated on a timely basis in the manner contemplated by the draft merger agreement, without any limitations, restrictions, or conditions, regulatory or otherwise. SRR expressed no opinion as to the price at which the shares of any of PHC, Acadia and the combined company might trade at any time.

The SRR opinion was intended to be utilized by the PHC board of directors as only one input to consider in its process of analyzing the merger.

SRR assumed that the assets, liabilities, financial condition and prospects of PHC and Acadia as of the date of its opinion had not changed materially since the date of the most recent financial information made available to them. SRR also assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by PHC or Acadia, or otherwise reviewed by or discussed with them, and of the representations and warranties of PHC and Acadia contained in the draft merger agreement, in each case without independent verification of such information. SRR assumed, without independent verification, that the financial forecasts and projections, as well as the synergy estimates, provided to them were reasonably prepared and reflected the best currently available estimates of the future financial results of PHC, Acadia and the combined company and represent reasonable estimates, and SRR relied upon such forecasts, projections and estimates in arriving at its opinion. SRR was not engaged to assess the reasonableness or achievability of such forecasts, projections and estimates or the assumptions upon which they were based, and expressed no view as to the forecasts, projections, estimates or assumptions. SRR assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by PHC or Acadia.

SRR did not conduct any physical inspection, evaluation or appraisal of PHC’s or Acadia’s facilities, assets or liabilities. SRR’s opinion was based on business, economic, market and other conditions as they existed and could be evaluated as of the date of its opinion letter. It should be noted that although subsequent developments may affect its opinion, SRR does not have any obligation to update, revise or reaffirm its opinion.

SRR did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by SRR, supported or failed to support its opinion. SRR did not specifically rely or place any specific weight on any individual analysis. Accordingly, SRR believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors it considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by SRR in connection with the preparation of its opinion.

The following is a brief summary of the material analyses performed by SRR in connection with its oral opinion and the preparation of its written opinion dated May 19, 2011. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by SRR, the tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

Financial Analyses with respect to PHC

Historical Trading Performance — PHC

To provide context, SRR reviewed the historical stock price and volume of PHC Class A Common Stock for the five-year period ending May 17, 2011. SRR noted that the low and high closing prices of PHC Class A Common Stock during this period were $0.50 and $3.75 per share. SRR also noted that the low and high closing prices during the three-year period ending May 17, 2011 were $0.50 and $2.90 per share and during the one-year period ending May 17, 2011 were $0.98 and $2.89 per share.

Discounted Cash Flow Method — PHC

SRR performed a discounted cash flow analysis of PHC in order to derive an implied enterprise value of PHC based on the present value of PHC’s future cash flows. In performing its discounted cash flow analysis of PHC, SRR relied on the financial forecast prepared by PHC management. This financial forecast includes PHC management’s estimate of the impact of the MeadowWood acquisition. The residual year growth rate was provided by PHC management.

SRR estimated the debt free cash flows that PHC could generate through the period ending December 31, 2015 based upon the PHC management forecast. These cash flows were discounted to a present value-equivalent using a range of discount rates of 13.5% to 14.5%, which was based upon PHC’s estimated weighted average cost of capital (“WACC”) and residual year growth rates ranging from 2.5% to 3.5%. The estimated WACC was based upon estimates of PHC’s cost of equity capital, cost of debt capital and an assumed capital structure, all of which were based upon information from various independent sources (including market risk-free interest rates, market equity risk premiums, small stock risk premiums, equity betas and corporate bond rates).

Based on the assumptions described above, the discounted cash flow analysis indicated an implied enterprise value from operations (“EV”) range for PHC of approximately $67.3 million to $78.4 million.

Guideline Company Method — PHC

SRR reviewed and compared specific financial and operating data relating to PHC to that of several publicly-traded companies that SRR deemed to have certain characteristics that are similar to those of PHC. These selected companies were:

•	Universal Health Services, Inc.,

•	Tenet Healthcare Corp.,

•	The GEO Group, Inc.,

•	Health Management Associates, Inc.,

•	Lifepoint Hospitals Inc., and

•	Community Health Systems, Inc.

SRR noted, however, that none of the selected publicly traded companies is identical or directly comparable to PHC.

As part of its analysis, SRR reviewed multiples of EV of the selected companies, which were calculated as equity value, plus debt and preferred stock, plus minority interests, less cash and cash equivalents, divided by the selected companies’ earnings before interest, taxes, depreciation and amortization (commonly known as EBITDA), for the next fiscal year (“NFY”) and NFY+1 estimates. Multiples for the selected companies were based on stock prices for the selected companies as of May 17, 2011. Estimates of future performance for the selected companies were compiled from equity analyst estimates, as provided by Capital IQ, Inc. This analysis indicated the following EV multiples for the selected companies:

Market Multiples of the Guideline Companies

		EV/NFY		EV/NFY+1
Company	EV	EBITDA		EBITDA
	(In millions
	of U.S. dollars)

Universal Health Services Inc.	$9,348.8	7.9	x	7.4	x
Tenet Healthcare Corp.	7,794.0	6.3	x	6.0	x
The GEO Group, Inc.	3,018.7	9.7	x	8.7	x
Health Management Associates Inc.	5,812.0	7.2	x	6.7	x
Lifepoint Hospitals Inc.	3,571.9	6.7	x	6.3	x
Community Health Systems, Inc.	11,929.7	6.4	x	6.1	x
Low	3,018.7	6.3	x	6.0	x
High	11,929.7	9.7	x	8.7	x
Mean	6,912.5	7.4	x	6.9	x
Median	6,803.0	7.0	x	6.5	x

PHC financial metrics for 2011 and 2012 were taken from the financial forecast for PHC provided by the management of PHC. Based on this analysis and on SRR’s judgment and experience with respect to the differences in size, profitability and risk, among other quantitative and qualitative factors of PHC relative to the selected companies, SRR selected for PHC a range of NFY EBITDA multiples of 7.5x to 8.0x and NFY+1 EBITDA multiples of 5.5x to 6.0x. This analysis indicated a range of EV for PHC of approximately $71.2 million to $76.8 million.

Merger and Acquisition Method — PHC

SRR identified for consideration in its analysis 12 recent transactions (for which sufficient disclosure of financial terms was publicly available) involving the acquisition of healthcare companies that SRR deemed to have certain characteristics that are similar to those of PHC. SRR noted, however, that none of the companies included in the selected transactions is identical or directly comparable to PHC and that none of the selected transactions is identical or directly comparable to the merger. SRR compared selected information of PHC with the corresponding data indicated in the selected transactions.

SRR examined multiples of EV to latest twelve months (“LTM”) EBITDA. Multiples for the selected transactions were based upon the information available in the latest financial statements issued prior to the transaction announcement date. Financial data for the selected transactions was obtained from various independent sources including Capital IQ, Inc. The EV multiples implied by the selected transactions are as follows:

Market Multiples of the Selected Mergers and Acquisitions

Date			Indicated Multiples
Announced	Target	Acquirer	EV/LTM EBITDA

3/16/2011	MeadowWood Behavioral Health System	PHC, Inc.	n/a
2/8/2011	RehabCare Group Inc.	Kindred Healthcare Inc.	7.7	x
11/22/2010	Cocentra, Inc.	Humana, Inc.	n/a
7/27/2010	Wuesthoff Health System, Inc.	Health Management Associates, Inc.	n/a
5/27/2010	Shands HealthCare	Health Management Associates, Inc.	n/a
5/17/2010	Psychiatric Solutions, Inc.	Universal Health Services, Inc.	9.4	x
4/19/2010	Cornell Companies, Inc.	The GEO Group, Inc.	8.3	x
4/1/2010	Clark Regional Medical Center, Inc.	Lifepoint Hospitals Inc.	n/a
3/31/2010	University Community Health, Inc.	Adventist Health System, Inc.	n/a
4/14/2009	Brotman Medical Center, Inc.	Prospect Hospital Advisory Services, Inc.	6.8	x
11/4/2008	Correctional Mental Health Services LLC	Conmed Healthcare Management, Inc.	n/a
11/27/2007	Community Health Systems, Inc.	Capella Healthcare, Inc.	n/a
Low			6.8	x
High			9.4	x
Mean			8.1	x
Median			8.0	x

Based on this analysis, and on SRR’s judgment and experience with respect to the differences in size, profitability, and risk, among other quantitative and qualitative factors of PHC relative to the selected companies, SRR selected a range of EV to EBITDA (for the last twelve months) multiples of 7.5x to 8.0x. This analysis indicated a range of EV for PHC of approximately $68.8 million to $73.4 million.

Summary of Valuation Methodologies — PHC

SRR utilized the enterprise values for PHC implied by the discounted cash flow, guideline company and merger and acquisition analyses described above in determining an implied range of equity value for PHC. After adjustments to implied enterprise value for debt, cash and certain investments, as provided by PHC management, these analyses indicated an implied equity range for PHC of $47.1 million to $54.2 million, as illustrated in the chart below, or $2.37 to $2.73 per share of PHC common stock.

Valuation Summary — PHC

	Indicated Range of Value as of 5/17/2011
	In thousands of
	U.S. dollars

Discounted Cash Flow Method	$67,300	$78,400
Guideline Public Company Method	71,200	76,800
Mergerand Acquisition Method	68,800	73,400

Indicated Enterprise Value	$69,100	$76,200
Less: Interest-Bearing Debt	(23,500)	(23,500)
Add: Cash and Cash Equivalents	504	504
Add: Investments in Unconsolidated Subsidiaries	1,037	1,037

Total Adjustments to Enterprise Value	(21,959)	(21,959)

Indicated Value of Equity	47,141	54,241
Divided by: Diluted Weighted Average Shares Outstanding	19,872	19,872

Indicated Value of Equity Per Share	$2.37	$2.73

Financial Analyses with respect to Acadia

Discounted Cash Flow Method — Acadia

SRR performed a discounted cash flow analysis of Acadia in order to derive an implied enterprise value of Acadia based on the present value of Acadia’s future cash flows. In performing its discounted cash flow analysis of Acadia, SRR relied on the financial forecast prepared by Acadia management. The residual year growth rate was provided by Acadia management.

SRR estimated the debt free cash flows that Acadia could generate through the period ending December 31, 2015 based upon the Acadia management forecast. These cash flows were discounted to a present value-equivalent using a range of discount rates of 11.5% to 12.5%, which was based upon Acadia’s estimated WACC and residual year growth rates ranging from 3.0% to 4.0%. The estimated WACC was based upon estimates of Acadia’s cost of equity capital, cost of debt capital and an assumed capital structure, all of which were based upon information from various independent sources (including market risk-free interest rates, market equity risk premiums, small stock risk premiums, equity betas and corporate bond rates).

Based on the assumptions described above, the discounted cash flow analysis indicated an implied enterprise value range for Acadia of approximately $356.4 million to $432.3 million.

Guideline Company Method — Acadia

SRR reviewed and compared specific financial and operating data relating to Acadia to that of the six selected publicly traded companies described above with respect to its analysis of PHC. SRR noted, however, that none of the selected publicly traded companies is identical or directly comparable to Acadia.

Acadia financial metrics for 2011 and 2012 were taken from the financial forecast for Acadia provided by the management of Acadia. Based on this analysis, and on SRR’s judgment and experience with respect to the differences in size, historical and projected growth rates, profitability and risk, among other quantitative and qualitative factors of Acadia relative to the selected companies, SRR selected a range of NFY EBITDA multiples of 8.5x to 9.0x and NFY+1 EBITDA multiples of 8.0x to 8.5x. This analysis indicated a range of EV for Acadia of approximately $364.8 million to $386.9 million.

Merger and Acquisition Method — Acadia

SRR compared selected information of Acadia with the corresponding data indicated in the 12 acquisition transactions described above with respect to its analysis of PHC. SRR noted, however, that none of the companies included in the selected transactions is identical or directly comparable to Acadia and that none of the selected transactions is identical or directly comparable to the merger.

Based on this analysis, and on SRR’s judgment and experience with respect to the differences in size, profitability and risk, among other quantitative and qualitative factors of Acadia relative to the selected companies, SRR selected a range of EV to EBITDA multiples of 8.5x to 9.0x. This analysis indicated a range of EV for Acadia of approximately $362.4 million to $383.7 million.

Summary of Valuation Methodologies — Acadia

SRR utilized the enterprise values for Acadia implied by the discounted cash flow, guideline company and merger and acquisition analyses described above in determining an implied range of value of equity for Acadia. After adjustments to implied enterprise value for debt and cash, as provided by the management of Acadia, these analyses indicated an implied range of equity value for Acadia of $224.2 million to $264.0 million, as illustrated in the chart below.

Valuation Summary — Acadia

	Indicated Range of Value
	as of 5/17/2011
	In thousands of U.S. dollars

Discounted Cash Flow Method	$356,400	$432,300
Guideline Public Company Method	364,800	386,900
Merger and Acquisition Method	362,400	383,700

Indicated Enterprise Value	$361,200	$401,000
Less: Interest-Bearing Debt	(145,000)	(145,000)
Add: Cash and Cash Equivalents	8,028	8,028

Total Adjustments to Enterprise Value	(136,972)	(136,972)

Indicated Value of Equity	$224,228	$264,028

Financial Analyses with respect to the Combined Company

Discounted Cash Flow Method — Combined Company

SRR performed a discounted cash flow analysis of the combined company in order to derive an implied enterprise value of the combined company based on the present value of the combined company’s estimated future cash flows. In performing its discounted cash flow analysis of the combined company, SRR relied on the financial forecast jointly prepared by PHC and Acadia management. The residual year growth rate was jointly provided by PHC and Acadia management.

SRR estimated the debt free cash flows that the combined company could generate through the period ending December 31, 2015 based upon the joint management forecast. These cash flows were discounted to a present value-equivalent using a range of discount rates of 10.5% to 11.5%, which was based upon the combined company’s estimated WACC, and residual year growth rates ranging from 3.0% to 4.0%. The estimated WACC was based upon estimates of the combined company’s cost of equity capital, cost of debt capital and an assumed capital structure, all of which were based upon information from various independent sources (including market risk-free interest rates, market equity risk premiums, small stock risk premiums, equity betas and corporate bond rates).

Based on the assumptions described above, the discounted cash flow indicated an implied enterprise value range for the combined company of approximately $516.4 million to $646.9 million.

Guideline Company Method — Combined Company

SRR reviewed and compared specific financial and operating data relating to the combined company to that of the six publicly traded companies described above with respect to its analysis of PHC. SRR noted, however, that none of the selected publicly traded companies is identical or directly comparable to the combined company.

The combined company’s estimated financial metrics for 2011 and 2012 were provided by the joint management of PHC and Acadia. Based on this analysis, and on SRR’s judgment and experience with respect to the differences in size, historical and projected growth rates, profitability and risk, among other quantitative and qualitative factors of the combined company relative to the selected companies, SRR selected a range of NFY EBITDA multiples of 9.0x to 9.5x and NFY+1 EBITDA multiples of 8.0x to 8.5x. This analysis indicated a range of EV for the combined company of approximately $499.0 million to $528.5 million.

Merger and Acquisition Method — Combined Company

SRR compared selected information of to the combined company with the corresponding data indicated in the 12 acquisition transactions described above with respect to its analysis of PHC. SRR noted, however, that none of the companies included in the selected transactions is identical or directly comparable to the combined company and that none of the selected transactions is identical or directly comparable to the merger.

Based on this analysis, and on SRR’s judgment and experience with respect to the differences in size, profitability and risk, among other quantitative and qualitative factors of the combined company relative to the selected companies, SRR selected a range of EV to EBITDA multiples of 9.0x to 10.0x. This analysis indicated a range of EV for the combined company of approximately $496.8 million to $552.0 million.

Summary of Valuation Methodologies — Combined Company

SRR utilized the enterprise values for to the combined company implied by the discounted cash flow, guideline company and merger and acquisition analyses described above in determining an implied range of value of equity for the combined company. After adjustments to implied enterprise value for debt and cash, as provided by the management of PHC and Acadia, these analyses indicated an implied range of equity value for the combined company of $220.6 million to $292.4 million, as illustrated in the chart below.

Valuation Summary — Combined Company

	Indicated Range of Value
	as of 5/17/2011
	In thousands of U.S. dollars

Discounted Cash Flow Method	$516,400	$646,900
Guideline Public Company Method	499,000	528,500
Merger and Acquisition Method	496,800	552,000

Indicated Enterprise Value	$504,100	$575,800
Less: Pro Forma Interest-Bearing Debt	(293,500)	(293,500)
Add: Pro Forma Cash and Cash Equivalents	10,082	10,082

Total Adjustments to Enterprise Value	(283,418)	(283,418)

Indicated Value of Equity	$220,682	$292,382

Total Consideration

Based on the implied equity values of PHC and Acadia resulting from the financial analyses described above, SRR compared the relative pre-merger equity contributions to the combined company of both PHC and Acadia.

Based on the relative implied equity values of PHC and Acadia, the holders of outstanding shares of PHC common stock (in the aggregate) would contribute between 15.1% (based on the ratio of the low-end implied equity value of PHC to the sum of the low-end implied equity value of PHC plus the high-end implied equity value of Acadia) and 19.5% (based on the ratio of the high-end implied equity value of PHC to the sum of the high-end implied equity value of PHC plus the low-end implied equity value of Acadia) of the total pre-merger combined implied equity value (prior to any distributions to stockholders of PHC or Acadia).

The results of this analysis are reflected in the following chart:

Indicated Allocation of Total Consideration

	Indicated Range of Value as of 5/17/2011
	In thousands of
	U.S. dollars

Indicated Range of Equity Value — PHC	$47,141	$54,241
Indicated Range of Equity Value — Acadia	224,228	264,028

Total Combined Equity Value (Pre-Merger)	$271,369	$318,269

PHC % of Total Consideration	15.1%[a]	19.5%[b]

[a]	Calculated based on the low-end of the range for PHC and the high-end of the range for Acadia.

[b]	Calculated based on the high-end of the range for PHC and the low-end of the range for Acadia.

SRR also analyzed the allocation of the implied equity value of Acadia resulting from the financial analyses described above, based on the allocation of capital of Acadia pursuant to the terms of the merger (22.5% to the holders of PHC Class A Common Stock and Class B Common Stock), together with the cash merger consideration to be paid to holders of PHC’s Class B Common Stock. This analysis indicated that the holders of outstanding shares of PHC common stock (in the aggregate) would receive between 17.3% and 18.3% of such total value allocated between PHC and Acadia stockholders in the merger (including the cash merger consideration to be paid to holders of PHC’s Class B Common Stock).

The results of this analysis are reflected in the following chart:

Fairness Conclusion — Total Consideration

	Indicated Range of Value as of 5/17/2011
	In thousands of
	U.S. dollars

Indicated Equity Value of Combined Company	$220,682	$292,382
Add: Cash Payments to PHC/Acadia Shareholders	95,000	95,000

Total Value to PHC/Acadia Stockholders	$315,682	$387,382
22.5% Equity Interest Received By PHC Stockholders on a Fully-Diluted Basis	$49,654	$65,786
Add: Cash Payment to PHC Class B Stockholders	5,000	5,000

Total Consideration to PHC Stockholders	$54,654	$70,786
% Allocation	17.3%	18.3%

Class A Consideration

SRR compared the implied value of the consideration to be received by the holders of PHC Class A Common Stock with the implied equity value of PHC Class A Common Stock indicated by the financial analyses with respect to PHC described above SRR noted that the range of implied equity value of a PHC equivalent share of Acadia common stock is $2.50 to $3.31 per share, compared to a stand-alone range of implied equity value of PHC Class A Common Stock of $2.37 to $2.73 per share.

This comparison is illustrated in the following chart:

Valuation Summary — Class A Consideration

	Indicated Range of Value as of 5/17/2011
	In thousands of
	U.S. dollars

Indicated Equity Value of Combined Company	$220,682	$292,382

Divided by: Diluted Weighted Average Shares Outstanding[a]	22,080	22,080

Post-Transaction Equity Value Per Share	$9.99	$13.24

Post-Transaction PHC Share Equivalent[b]	$2.50	$3.31

Pre-Transaction Equity Value Per Share	$2.37	$2.73

[a]	Based on 19,872,000 pre-merger shares of PHC divided by 22.5% and multiplied by the 1/4 exchange ratio.

[b]	Based on an exchange ratio of 1/4 share of the combined company Common Stock for each share of PHC Common Stock.

Accretion/Dilution Analysis

SRR also prepared a pro forma analysis of the potential impact of the merger on the forecasted earnings per share of PHC common stock. Using the combined company financial forecast provided jointly by the managements of PHC and Acadia, SRR calculated the PHC equivalent pro forma earnings per share of the combined company for 2011, 2012 and 2013. SRR compared the resulting earnings per share with the earnings per share of PHC common stock for each of those years as indicated in the financial forecast for PHC prepared by management of PHC. This comparison indicated that on a pro forma basis the merger would result in earnings per PHC equivalent share that would be neutral compared to the forecasted earnings per share of PHC common stock on a stand-alone basis in 2011 and 2012, and accretive compared to the forecasted earnings per share of PHC common stock on a stand-alone basis in 2013.

General

In connection with the review of the proposed merger by the PHC board of directors, SRR performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying SRR’s opinion. In arriving at its fairness determination, SRR considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. SRR made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, SRR may have considered various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of SRR with respect to the actual value of PHC, Acadia or to the combined company. In performing its analyses, SRR made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of PHC and Acadia. Any estimates contained in SRR’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

SRR’s opinion was furnished for the use and benefit of the PHC board of directors in connection with its evaluation of the merger.

SRR’s opinion and its presentation to the PHC board of directors was one of many factors taken into consideration by the PHC board of directors in deciding to approve the merger agreement and the related documents and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the PHC board of directors with respect to the terms of the merger or of whether the PHC board of directors would have been willing to agree to different terms.

The issuance of its opinion was approved by a committee of SRR authorized to approve opinions of this nature.

Pursuant to an engagement letter dated April 25, 2011, the PHC board of directors engaged SRR to provide to the PHC board of directors an opinion with respect to the fairness, from a financial point of view, of the merger consideration to be received by holders of the outstanding shares of PHC’s Class A Common Stock and Class B Common Stock (in the aggregate) and of the merger consideration to be received by the holders of the outstanding shares of PHC’s Class A Common Stock (in the aggregate). Under the terms of its engagement letter, PHC has agreed to pay SRR a fee for its services, of which a portion was payable upon signing of the engagement letter and the remainder became payable upon delivery of SRR’s opinion. SRR’s compensation is neither based upon nor contingent on the results of its engagement or the consummation of the merger. PHC has also agreed to reimburse SRR for expenses reasonably incurred by SRR in performing its services, including fees and expenses of its legal counsel, and to indemnify SRR and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. SRR has not been requested to opine to, and its opinion does not address, the fairness of the amount or nature of the compensation to any of PHC’s officers, directors or employees, or class of such persons, relative to the compensation to PHC’s public stockholders.

The PHC board of directors selected SRR to provide an opinion to the PHC board in connection with its consideration of the merger because SRR is a financial advisory firm with experience in similar transactions. SRR is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged transactions, and private placements. SRR has not previously provided financial advisory services to PHC, Acadia Holdings or Acadia.

Certain Financial Forecasts

PHC does not publicly disclose, as a matter of course, financial forecasts as to future financial performance, earnings or other results. PHC is especially cautious of making financial forecasts for extended periods due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of the merger, PHC prepared and provided to SRR certain non-public internal financial forecasts regarding the projected future operations of PHC and the combined company, in each case for the 2011 through 2015 fiscal years, in connection with SRR’s evaluation of the fairness of the merger consideration. As a private company, Acadia does not publicly disclose any financial information. However, it provided to PHC and SRR for purposes of the foregoing financial forecasts for Acadia for such periods.

A summary of these financial forecasts is not being included in this proxy statement/prospectus to influence your decision whether to vote for or against the proposal to approve the merger agreement, but because these financial forecasts were made available to SRR and the PHC board of directors for purposes of evaluating the merger. The inclusion of this information should not be regarded as an indication that Acadia, PHC or any of their respective advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results. Each management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.

In addition, the financial forecasts were prepared solely for internal use in evaluating the merger, and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial forecasts included below were prepared by, and are the responsibility of, Acadia (with respect to the Acadia financial forecasts) and PHC (with respect to the PHC financial forecasts and those of the combined company). None of Ernst & Young, LLP or BDO USA, LLP or any other independent registered public accounting firms have compiled, examined or performed any procedures with respect to the financial forecasts contained herein or expressed any opinion or any other form of assurance on such information or its achievability. The reports of these independent registered public accounting firms, which are included elsewhere in this proxy statement/prospectus, relate to the historical financial information of Acadia, YFCS, PHC and HHC Delaware, as applicable. They do not extend to the financial forecasts and should not be read to do so.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Acadia and PHC. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Acadia and PHC businesses and that of the combined company (including their ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Risk Factors” beginning on page 18 of this proxy statement/prospectus and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 30 of this proxy statement/prospectus. In addition, the forecasts do not reflect revised prospects for the Acadia, PHC or combined company business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that these financial forecasts will be realized or that the future financial results of the combined company will not materially vary from these financial forecasts.

The inclusion of a summary of these internal financial forecasts in this proxy statement/prospectus should not be regarded as an indication that any of Acadia, PHC or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of Acadia, PHC or their respective affiliates, advisors, officers, directors, managers or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Neither PHC nor Acadia intends to make publicly available any update or other revision to these internal financial forecasts, even in the event that any or all of the underlying assumptions are shown to be in error.

None of Acadia, PHC or any of their respective affiliates, advisors, officers, directors, managers or representatives made or makes any representation to any stockholder or anyone else regarding the information included in the financial forecasts set forth below, which are forward-looking statements and speak only as of the date they were prepared. Readers of this proxy statement/prospectus are cautioned not to rely on the forecasted financial information. The below forecasts for Acadia and PHC do not give effect to the merger.

PHC, Inc. Forecast

	2011E	2012E	2013E	2014E	2015E

Income Statement Data
Net revenue	$79.3	$90.0	$93.2	$96.5	$99.8
EBIT(1)	8.0	10.7	11.7	13.4	15.2
Adjusted EBITDA(2)	8.9	13.4	14.9	16.5	18.3
Net Income	3.6	4.2	4.5	5.9	7.1
Balance Sheet Data (as of end of period)
Cash	$1.3	$4.5	$9.6	$15.3	$21.9
Accounts receivable, total	10.3	11.0	11.05	11.9	12.3
Other current assets	4.5	4.8	5.1	5.2	5.4

Total current assets	16.1	20.3	26.1	32.4	39.7
Restricted cash	—	—	—	—	—
Property, plant & equipment	11.6	12.1	12.1	12.1	12.1
Goodwill	23.9	23.9	23.9	23.9	23.9
Other long term assets	4.0	4.0	4.0	4.0	4.0
Deferred financing fees	1.6	1.4	0.3	—	—

Total assets	$57.2	$61.7	$66.4	$72.4	$79.7

Accounts payable	$1.9	$2.0	$2.0	$2.1	$2.1
Accrued liabilities	3.5	3.7	3.8	3.9	3.9
Other current liabilities	0.1	0.1	0.1	0.1	0.1
Current long term debt	—	—	—	—	—

Total current liabilities	5.4	5.7	5.9	6.0	6.1
Revolving credit facility	—	—	—	—	—
Term loan issued	23.5	23.5	23.5	23.5	23.5
Other	7.4	7.4	7.4	7.4	7.4

Total liabilities	$36.3	$36.6	$36.8	$37.0	$37.0
Total equity	$20.9	$25.1	$29.6	$35.6	$42.7

Total liabilities and equity	$57.2	$61.7	$66.4	$72.4	$79.7

Cash Flow Data
Total cash flow from operations	$4.3	$7.2	$8.2	$8.9	$9.8
Capital expenditures	(1.3)	(3.2)	(3.2)	(3.1)	(3.1)
Total cash flow from investing	(2.6)	(4.0)	(3.2)	(3.1)	(3.1)
Total cash flow from financing	—	—	—	—	—

(1)	Defined as earnings before interest and taxes.

(2)	Defined as earnings before interest, taxes, depreciation and amortization, as adjusted for extraordinary or non-recurring items.

Acadia Healthcare Company, Inc. Forecast

	2011E	2012E	2013E	2014E	2015E

Income Statement Data
Net Revenue	$258.7	$275.2	$299.4	$329.5	$347.5
EBIT(1)	35.8	37.3	43.8	54.7	58.8
Adjusted EBITDA(2)	42.6	45.9	49.8	61.0	65.9
Net income	18.3	18.2	22.1	28.6	31.1
Balance Sheet Data (as of end of period)
Cash	$15.7	$32.4	$52.5	$79.1	$109.3
Accounts receivable, total	22.7	24.1	27.3	30.1	31.7
Other current assets	7.6	8.1	9.1	10.1	10.6

Total current assets	46.0	64.6	89.0	119.2	151.7
Property, plant & equipment	46.7	47.6	48.0	48.3	48.3
Goodwill	146.0	146.0	146.0	146.0	146.0
Other long term assets	30.2	30.2	30.2	30.2	30.2
Deferred financing fees	—	—	—	—	—

Total assets	$268.9	$288.4	$313.2	$343.7	$376.1

Accounts payable	$4.1	$4.4	$4.9	$5.3	$5.5
Accrued liabilities	7.7	8.2	9.2	9.9	10.4
Other current liabilities	9.0	9.6	10.8	11.6	12.2
Current long term debt	—	—	—	—	—

Total current liabilities	20.9	22.2	24.8	26.7	28.1
New revolver	10.0	10.0	10.0	10.0	10.0
Term Loan A	135.0	135.0	135.0	135.0	135.0
Deferred tax	—	—	—	—	—
Other	16.6	16.6	16.6	16.6	16.6

Total liabilities	182.4	183.7	186.4	188.3	189.6
Total equity	86.4	104.7	126.8	155.4	186.5

Total liabilities and equity	$268.9	$288.4	$313.2	$343.7	$376.1

Cash Flow Data
Total cash flow from operations	$14.5	$26.2	$26.5	$33.2	$37.3
Capital expenditures	(9.1)	(9.5)	(6.4)	(6.7)	(7.1)
Total cash flow from investing	(9.1)	(9.5)	(6.4)	(6.7)	(7.1)
Total cash flow from financing	—	—	—	—	—

(1)	Defined as earnings before interest and taxes.

(2)	Defined as earnings before interest, taxes, depreciation and amortization, as adjusted for extraordinary or non-recurring items.

Combined Company Forecast

	2011E	2012E	2013E	2014E	2015E

Income Statement Data
Net Revenue	$338.0	$365.2	$392.6	$426.0	$447.4
EBIT(1)	43.7	48.0	55.5	68.1	74.0
Adjusted EBITDA(2)	55.0	62.6	68.1	81.0	87.6
Net Income	15.8	18.8	23.8	32.1	36.6
Balance Sheet Data (as of end of period)
Cash	$1.0	$1.0	$1.0	$1.0	$1.0
Accounts receivable, total	32.7	34.8	38.7	42.0	44.1
Other current assets	11.9	12.7	14.1	15.3	16.1

Total current assets	45.7	48.6	53.9	58.4	61.2
Property, plant & equipment	58.3	59.8	60.1	60.4	60.4
Goodwill	357.3	357.3	357.3	357.3	357.3
Other long term assets	34.2	34.2	34.2	34.2	34.2
Deferred financing fees	7.0	5.8	4.7	3.6	2.5

Total assets	$502.4	$505.6	$510.1	$513.9	$515.6

Accounts payable	$10.5	$11.1	$12.2	$13.0	$13.5
Accrued liabilities	11.2	11.8	13.0	13.8	14.4
Other current liabilities	9.4	9.9	10.9	11.5	12.0

Total current liabilities	31.1	32.9	36.1	38.3	39.9
Acadia revolving credit facility	—	—	—	—	—
Acadia term loan	120.7	103.3	80.8	50.2	13.7
High yield bonds issued	150.0	150.0	150.0	150.0	150.0
Deferred tax	24.0	24.0	24.0	24.0	24.0

Total liabilities	325.7	310.1	290.8	262.4	227.6
Total equity	176.7	195.5	219.3	251.4	288.0

Total liabilities and equity	$502.4	$505.6	$510.1	$513.9	$515.6

Cash Flow Data
Total cash flow from operations	$25.2	$30.1	$32.0	$40.4	$46.7
Capital expenditures	(10.4)	(12.7)	(9.5)	(9.8)	(10.2)
Total cash flow from investing	(10.4)	(12.7)	(9.5)	(9.8)	(10.2)
Total cash flow from financing	(22.8)	(17.4)	(22.5)	(30.6)	(36.4)

(1)	Defined as earnings before interest and taxes.

(2)	Defined as earnings before interest, taxes, depreciation and amortization, as adjusted for extraordinary or non-recurring items.

Acadia’s Financing for the Merger

On July 12, 2011, Acadia entered into the Second Amendment to the Senior Secured Credit Facility. The Second Amendment will, among other things, permit the merger and other transactions contemplated by the merger agreement. The effectiveness of the Second Amendment is subject to certain closing conditions as described in “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Following the Merger — Second Amendment to Senior Secured Credit Facility,” including consummation of the merger and related transactions on or prior to December 15, 2011.

In connection with the entry into the merger agreement, Acadia received the Debt Commitment Letter from Jefferies Finance to provide the Bridge Facility of up to $150 million in the event that $150 million of Senior Notes are not issued by Acadia to finance the merger. Net proceeds from the issuance of $150 million of Senior Notes, or, if the Senior Notes are not issued, drawings under the $150 million Bridge Facility will be used, in addition to existing cash balances, to pay the $5 million in cash payable to holders of PHC Class B Common Stock in connection with the merger, pay a dividend to Acadia’s existing stockholders, refinance certain existing indebtedness of PHC and pay fees and expenses incurred in connection with the merger.

The Bridge Facility is subject to certain closing conditions described under “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt Commitment Letter.” The Bridge Facility commitment will terminate on December 15, 2011, if the closing of the Bridge Facility has not been consummated on or before such date or if the merger agreement has been terminated or if the merger has been abandoned. In addition, the commitments to provide and arrange unsecured bridge loans will terminate upon the issuance of the Senior Notes. Each of Acadia and PHC is obligated under the merger agreement to use its reasonable best efforts to arrange the debt financing on the terms contemplated. The receipt of the debt financing on the terms and conditions set forth in the Debt Commitment Letter are condition to the obligation of both Acadia and PHC to consummate the merger.

Accounting Treatment

Existing GAAP requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the acquirer and the acquiree for accounting purposes. In a business combination effected through an exchange of equity interests, the entity that issues the equity interests is generally considered the acquirer, but there are other factors that must also be considered. Acadia management considered these other factors and determined that Acadia will be considered the acquirer of PHC for accounting purposes. The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed from PHC based on their fair values as of the date of the completion of the transaction, with any excess allocated to goodwill. Reports of financial condition and results of operations of PHC issued after completion of the merger will reflect PHC’s balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of PHC. Following the completion of the merger, the earnings of the combined company will reflect acquisition accounting adjustments; for example, additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation will be recognized.

In accordance with existing GAAP, goodwill and indefinite-lived intangible assets resulting from the purchase business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). If Acadia management determines that the value of goodwill and indefinite-lived intangible assets have become impaired, the combined company will incur an impairment loss during the fiscal quarter in which the determination is made.

Material United States Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the merger to holders of PHC common stock and represents the opinion of Arent Fox LLP, counsel to PHC, and Kirkland & Ellis LLP, counsel to Acadia. This discussion is based on the Code, applicable Treasury regulations promulgated thereunder, administrative rulings and judicial authorities, each as in effect as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

This discussion addresses only PHC stockholders who hold PHC common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that might be relevant to a particular PHC stockholder in light of that stockholder’s individual circumstances or to a PHC stockholder that is subject to special treatment under U.S. federal income tax law, including, without limitation, a stockholder that is:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a mutual fund;

•	a holder that, for U.S. federal income tax purposes, is not a “United States person” within the meaning of Section 7701(a)(30) of the Code;

•	a holder who acquired its PHC common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation;

•	a U.S. expatriate;

•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes or an investor in such partnership;

•	a dealer in securities;

•	a holder who has a functional currency other than the United States dollar;

•	a holder who holds PHC common stock as part of a hedge, straddle or conversion transaction;

•	a holder liable for the alternative minimum tax; or

•	a trader in securities who elects to apply a mark-to-market method of accounting.

This discussion does not address other U.S. federal tax consequences (such as gift or estate taxes or alternative minimum taxes), or consequences under state, local or foreign tax laws, nor does it address certain tax reporting requirements that may be applicable with respect to the transaction. Also, this discussion does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase PHC common stock.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds PHC common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding PHC common stock should consult its own tax advisors with respect to the consequences of the merger.

Holders should consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

In the opinion of Arent Fox LLP, counsel to PHC, and Kirkland & Ellis LLP, counsel to Acadia, (i) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) PHC and Acadia will each be a party to the reorganization within the meaning of Section 368(b) of the Code. It is a condition to the completion of the merger that Acadia and PHC each receives an additional written opinion from its counsel, dated the effective time, substantially to the same effect.

The opinions described above have been (or will be) based, in part, on the accuracy of certain assumptions and representations as to factual matters and covenants and undertakings. If any such assumptions, representations, covenants or undertakings are inaccurate as of the effective time of the merger, or are violated in any material respect, the tax consequences to holders of PHC common stock of the merger could differ materially from those described below. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. An opinion of counsel represents counsel’s best legal judgment but is not binding on the Internal Revenue Service or any court. Accordingly, there can be no assurances that the Internal Revenue Service or a court would not disagree with or challenge any of the conclusions described herein.

Assuming treatment of the merger as a reorganization within the meaning of Section 368(a) of the Code, and of each of PHC and Acadia as a party to the reorganization within the meaning of Section 368(b) of the Code, is proper, the material U.S. federal income tax consequences to a holder of PHC common stock will differ depending on whether (i) the holder’s shares are exchanged in the merger solely for shares of Acadia common stock (except for cash received in lieu of a fractional share of Acadia common stock) or (ii) the holder’s shares are exchanged in the merger for shares of Acadia common stock and cash.

The material U.S. federal income tax consequences to a holder of PHC common stock whose shares are exchanged in the merger solely for shares of Acadia common stock will be as follows:

•	a holder will not recognize capital gain or loss on the exchange (except as described below in connection with receipt of cash in lieu of a fractional share);

•	a holder will have an aggregate tax basis in the shares of Acadia common stock received in the exchange (including a fractional share of Acadia common stock for which cash is received) equal to the stockholder’s aggregate tax basis in its shares of PHC common stock surrendered;

•	the holding period of the shares of Acadia common stock received in the exchange will include the holding period of the shares of PHC common stock surrendered in exchange therefor;

•	a holder receiving cash in lieu of a fractional share of Acadia common stock will generally be treated as if it received the fractional share in the merger and then received cash in redemption thereof. It should generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in the fractional share (determined as described above). Any gain or loss recognized will be long-term capital gain or loss if, as of the effective time, the shares of PHC common stock exchanged were held for more than one year.

The material U.S. federal income tax consequences to a holder of PHC common stock whose shares are exchanged in the merger for shares of Acadia common stock and cash will be as follows:

•	a holder will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received (excluding cash received in lieu of a fractional share of Acadia common stock). Any gain recognized will be long-term capital gain if, as of the effective time, the shares of PHC common stock exchanged were held for more than one year unless the holder’s receipt of cash has the effect of a dividend distribution, as described below;

•	a holder will have an aggregate tax basis in the shares of Acadia common stock received in the exchange (including a fractional share of Acadia common stock for which cash is received) equal to the stockholder’s aggregate tax basis in its shares of PHC common stock surrendered, reduced by the amount of cash received (excluding cash received in lieu of a fractional share of Acadia common stock) and increased by the amount of any gain recognized by the holder in the exchange (but excluding any gain or loss from the deemed receipt and redemption of any fractional share);

•	the holding period of the shares of Acadia common stock received in the exchange will include the holding period of the shares of PHC common stock surrendered in exchange therefor; and

•	a holder will recognize capital gain or loss with respect to cash received in lieu of a fractional share of Acadia common stock equal to the difference, if any, between the amount of cash received and the tax basis in the fractional share (determined as described above). Any gain or loss recognized will be long-term capital gain or loss if, as of the effective time, the shares of PHC common stock exchanged were held for more than one year.

If a holder acquired different blocks of PHC common stock at different times or different prices, the foregoing rules generally will be applied separately with reference to each block of PHC common stock. In particular, in computing the amount of gain recognized, if any, a holder of PHC common stock may not offset a loss realized on one block of shares against the gain realized on another block of shares.

If the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, then, notwithstanding the foregoing, any gain recognized will be treated as a dividend to the extent of such stockholder’s ratable share of the undistributed earnings and profits of PHC. Holders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of PHC common stock will be treated as a dividend.

Reporting Requirements of Holders.  Holders of PHC common stock receiving Acadia common stock in the merger will be required to maintain records pertaining to the merger. Holders (i) whose tax basis in the PHC common stock surrendered in the merger equals or exceeds $1,000,000, or (ii) who (a) with respect to those PHC stockholders owning only shares of PHC Class A Common Stock, own immediately before the merger at least 5% (by vote or value) of the total outstanding stock of PHC, or (b) with respect to all other PHC stockholders, own at least 1% (by vote or value) of the total outstanding stock of PHC, are subject to certain requirements with respect to the merger and should consult their tax advisers with respect to these and other reporting requirements.

Information Reporting and Backup Withholding.  A holder may be subject to information reporting and backup withholding at a rate of 28% on any cash payment received (including any cash received in lieu of a fractional share of Acadia common stock), unless such stockholder properly establishes an exemption or provides a correct taxpayer identification number, and otherwise complies with backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or credit against such holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Appraisal Rights

General.  Section 13.02(a) of the MBCA provides generally that stockholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger.

Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex D to this proxy statement/prospectus. Failure to strictly comply with the procedures specified in Part 13 of the MBCA will result in the loss of appraisal rights.

Notice of Intent and Demand for Payment.  Any holder of PHC common stock wishing to exercise the right to demand appraisal under Part 13 of the MBCA must satisfy each of the following conditions:

•	before the vote to approve the merger agreement is taken, a PHC stockholder electing to exercise his or her appraisal rights must deliver to PHC written notice of such stockholder’s intent to demand payment for his or her shares if the merger is completed. The written notice should be delivered to Paula C. Wurts, Clerk, PHC, Inc., 200 Lake Street, Suite 102, Peabody, MA 01960. PHC recommends you send your notice by registered or certified mail, return receipt requested; and

•	a PHC stockholder electing to exercise his or her appraisal rights must NOT vote in favor of the proposal to approve the merger agreement. If a stockholder returns a signed proxy but does not specify a vote against the proposal to approve the merger agreement or a direction to abstain, the proxy will be voted FOR the merger agreement, which will have the effect of waiving that stockholder’s appraisal rights.

Generally, a stockholder may assert appraisal rights only if the stockholder seeks them with respect to all of the holder’s shares of common stock. Stockholders of record for more than one beneficial stockholder may assert appraisal rights with respect to fewer than all the shares registered in such stockholder’s name as holder of record, provided that such stockholder notifies PHC in writing of the name and address of each beneficial stockholder on whose behalf such stockholder is asserting appraisal rights. For a beneficial stockholder to assert appraisal rights, such beneficial stockholder must submit to PHC such record stockholder’s written consent to the assertion of such rights not fewer than 40 nor more than 60 days after PHC sends out written notice to the stockholder of appraisal rights, as described below. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Appraisal Notice and Form.  If the merger agreement is approved, within 10 days after the effective date of the merger, PHC will deliver a written appraisal notice and a form containing certain information to all stockholders who have properly demanded appraisal rights. The appraisal notice will include a copy of Part 13 of the MBCA and a form that specifies the date of the first announcement to stockholders of the principal terms of the merger. The form will require the stockholder asserting appraisal rights to certify (i) whether or not beneficial ownership of the shares for which appraisal rights are asserted were acquired before the date of the first announcement of the proposed merger and (ii) that the stockholder did not vote for the proposal to approve the merger agreement. The form provided with the appraisal notice will state:

•	where the form must be returned, where certificates for shares must be deposited and the date by which such certificates must be deposited;

•	the date on which the form is due, which will not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent, and notice that the stockholder shall have waived the right to demand appraisal with respect to such shares unless the form is received by the specified date;

•	PHC’s estimate of the fair value of the shares;

•	that, if requested in writing, PHC will provide within 10 days after the date on which all forms are due, the number of stockholders who have returned the forms and the total number of shares owned by such stockholders; and

•	the date by which the stockholder may withdraw his or her notice of intent to demand appraisal rights, which date will be within 20 days after the date on which all forms are due.

Perfection of Rights.  A stockholder who wishes to exercise appraisal rights shall execute and return the form provided, with all certifications completed, and deposit such stockholder’s share certificates in accordance with the terms of the notice. Once a stockholder deposits his or her share certificates, such stockholder loses all rights as a stockholder unless the stockholder withdraws his or her election in accordance with the withdrawal procedures, which are summarized below. If a stockholder fails to make the certification on the form that such stockholder acquired the shares before the date of the first announcement of the proposed merger, PHC may elect to treat those shares as “after-acquired shares,” as described below.

Withdrawal of Appraisal Rights.  A stockholder who has otherwise properly perfected his or her appraisal rights may decline to exercise his or her appraisal rights and withdraw from the appraisal process by notifying PHC in writing within 20 days after the date on which all forms were due. If the stockholder fails to withdraw from the appraisal process before the expiration of the withdrawal period, such stockholder may not thereafter withdraw without PHC’s written consent.

Payment.  Within 30 days after the date on which the form described above is due, PHC will pay in cash to each stockholder who has properly perfected his or her appraisal rights the amount it estimates to be the fair value of their shares, plus interest but subject to any applicable withholding taxes. The payment to each stockholder will be accompanied by:

•	PHC’s financial statements;

•	a statement of PHC’s estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice; and

•	a statement that stockholders may demand further payment if the stockholder is dissatisfied with the payment or offer in accordance with the procedures set forth in Section 13.26 of the MBCA (as described below).

Notwithstanding the foregoing, in the event that the stockholder is demanding payment for “after-acquired shares,” PHC may elect to withhold payment from such stockholder. If PHC elects to withhold payment, it must, within 30 days after the date on which the form described above is due, notify all stockholder who have “after-acquired shares”:

•	of the information in PHC’s financial statements;

•	of PHC’s estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice;

•	that the stockholders may accept the estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 13.26 of the MBCA (as described below);

•	that those stockholders who wish to accept PHC’s offer shall notify PHC of their acceptance within 30 days after receiving such offer; and

•	that those stockholders who do not satisfy the requirements for demanding appraisal under Section 13.26 of the MBCA shall be deemed to have accepted PHC’s offer.

Within 10 days after receiving the stockholder’s acceptance of the offer, PHC will pay in cash the amount offered to each stockholder who agreed to accept PHC’s offer for his or her “after-acquired shares.” Within 40 days after sending the notice to holders of “after-acquired shares”, PHC must pay in cash the amount offered to each stockholder who does not satisfy the requirements for demanding appraisal under Section 13.26 of the MBCA.

Procedure if Stockholder is Dissatisfied with Payment or Offer.  Pursuant to Section 13.26 of the MBCA, within 30 days after receipt of payment for a stockholder’s shares, a stockholder who is dissatisfied with the amount of the payment to be received shall notify PHC in writing of that stockholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment previously paid. In addition, within 30 days after receiving PHC’s offer to pay for a stockholder’s “after-acquired shares”, a stockholder holding “after-acquired shares” who was offered payment (as described above) and who is dissatisfied with that offer shall reject the offer and demand payment of the stockholder’s stated estimate of the fair value of the shares plus interest. A stockholder’s failure to notify PHC within such 30 day period waives the right to demand payment and shall be entitled only to the payment made or offered as described above.

Court Proceedings.  If a stockholder makes a proper and timely demand for payment that remains unsettled, PHC will commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If PHC does not commence the proceeding within the 60-day period, it will pay in cash to each stockholder the amount the stockholder demanded, plus interest.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to strictly comply with all of the procedures set forth in Part 13 of the MBCA may result in the loss of a stockholder’s statutory appraisal rights.

Federal Securities Laws Consequences

All shares of Acadia common stock to be issued to PHC stockholders in connection with the merger will be freely transferable under the Securities Act of 1933 (as amended, the “Securities Act”) and the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), except for shares issued to any stockholder who may be deemed to be an “affiliate” of Acadia for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with Acadia and may include the executive officers, directors and significant stockholders of Acadia. This proxy statement/prospectus does not cover resales of Acadia common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Interests of PHC’s Directors and Executive Officers

PHC’s directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, the interests of PHC’s stockholders. The PHC board of directors was aware of these interests and considered them, among other matters, in its decision to approve the merger agreement.

Pursuant to the merger agreement, upon completion of the merger, holders of PHC’s Class B Common Stock will collectively receive cash consideration of $5,000,000. Mr. Shear beneficially owns approximately 93.2% of PHC’s Class B Common Stock and will be entitled to receive cash merger consideration of approximately $4.7 million.

PHC’s executive officers, Messrs. Shear and Boswell and Ms. Paula C. Wurts, hold stock options to purchase shares of PHC Class A Common Stock, subject to various vesting provisions. Pursuant to the merger agreement and except as discussed below, upon completion of the merger, Acadia will assume these options in accordance with their existing terms, with the number of shares and the exercise prices adjusted in accordance with the merger exchange rate. With respect to assumed options granted to current PHC directors (i) all such assumed options (other than those held by Mr. Shear) will be fully vested at closing and (ii) such assumed options will not be terminate as a result of such holder ceasing or failing to be a director or employee and will be fully exercisable at any time prior to the expiration of the option term. Mr. Shear currently holds 170,000 options exercisable at prices ranging from $1.08 per share to $2.95 per share, Mr. Boswell currently holds 85,000 options exercisable at prices ranging from $1.08 per share to $2.95 per share and Ms. Wurts currently holds 85,000 options exercisable at prices ranging from $1.08 per share to $2.95 per share.

In addition to the options held by Mr. Shear, PHC’s other directors, Messrs. David E. Dangerfield, William F. Grieco, Howard W. Phillips, Donald E. Robar and Douglas J. Smith, hold stock options to purchase shares of PHC Class A Common Stock. Pursuant to the merger agreement, upon completion of the merger, Acadia will issue substitute options for these options with terms substantially the same as their existing terms, with the number of shares and the exercise prices adjusted in accordance with the merger exchange rate. Mr. Dangerfield currently holds 147,500 options exercisable at prices ranging from $1.08 per share to $3.18 per share, Mr. Grieco currently holds 195,000 options exercisable at prices ranging from $0.22 per share to $3.18 per share, Mr. Phillips currently holds 127,500 options exercisable at prices ranging from $1.08 per share to $3.18 per share, Mr. Robar currently holds 157,500 options exercisable at prices ranging from $0.35 per share to $3.18 per share and Mr. Smith currently holds 20,000 options exercisable at $1.65 per share.

Mr. Shear, Mr. Boswell and Ms. Wurts are participants in the PHC change-in-control supplemental benefit plan. Pursuant to the plan, upon the closing of the merger, Messrs. Shear and Boswell and Ms. Wurts are entitled to receive change in control payments of approximately $1,530,000, $465,000 and $408,000, respectively, payable as soon as practicable, but in no event later than 30 days, following the date of the closing of the merger.

After the closing of the merger, Messrs. Shear and Boswell are expected to be employed by the combined company. See “Acadia Management After the Merger — Acadia Employment Agreements” for a description of Mr. Shear’s employment agreement.

The term of Mr. Boswell’s employment agreement will commence immediately following the closing of the merger. It has a two year term subject to automatic one year extensions unless earlier terminated. Mr. Boswell’s annual base salary is $226,000. He is also eligible to receive an annual bonus up to 60% of his base salary, based upon the satisfaction of performance criteria established by Acadia’s board of directors or compensation committee, as applicable.

In addition to base salary, Mr. Boswell is entitled to participate in his sole discretion in all of Acadia’s employee benefit programs for which senior executive officers are generally eligible, on terms at least as favorable as those received by such executives from PHC immediately prior to the closing of the merger. Furthermore, during the term of his employment agreement, Acadia shall pay 100% of the monthly premiums or other costs associated with Mr. Boswell’s participation in such employee benefit programs and benefits.

Upon the closing of the merger, Messrs. Shear and Grieco will join the Acadia board of directors. In addition, upon the closing of the merger, Mr. Shear will become Acadia’s Executive Vice Chairman. After the closing of the merger, Messrs. Shear and Grieco may receive stock options to purchase shares of Acadia common stock.

Acadia will maintain all rights to indemnification existing in favor of the PHC directors and officers for their acts and omissions occurring prior to the completion of the merger and will maintain PHC’s directors’ and officers’ liability insurance to cover any such liabilities for six years following the completion of the merger.

As a result of the foregoing, the directors and executive officers of PHC may be more likely to vote to approve the merger than PHC stockholders generally.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until (i) any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act and any other antitrust, competition, or trade regulation law, as applicable, shall have expired or been terminated and (ii) Acadia and PHC and their respective subsidiaries shall have timely obtained from each governmental authority all approvals, waivers and consents, if any, necessary for the consummation of or in connection with the transactions contemplated by the merger agreement, free of any condition that reasonably would be expected to have a “Pioneer Material Adverse Effect” or an “Acadia Material Adverse Effect” (each as defined in the merger agreement) or a material adverse effect on the parties’ ability to consummate such transactions.

Notification will be required under the HSR Act, and the rules promulgated thereunder by the FTC, if the market price of the voting securities of PHC calculated pursuant to the HSR Act as the lowest closing quotation within 45 calendar days prior to the closing of the merger, exceeds $66 million. If notification is required, the merger cannot be completed until each of Acadia and PHC file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. Acadia and/or PHC currently intend to obtain approvals from, file new license and/or permit applications with, and provide notice to applicable governmental authorities in connection with the merger.

Litigation Relating to the Merger

On June 2, 2011, a putative stockholder class action lawsuit was filed in Massachusetts state court, MAZ Partners LP v. Bruce A. Shear, et al., C.A. No. 11-1041, against PHC, the members of the PHC board of directors, and Acadia and Merger Sub. The complaint asserts that the members of the PHC board of directors breached their fiduciary duties by causing PHC to enter into the merger agreement and further asserts that Acadia and Merger Sub aided and abetted those alleged breaches of fiduciary duty. The complaint seeks, among other relief, an order enjoining the consummation of the merger and rescinding the merger agreement. On June 13, 2011, a second lawsuit was filed in federal district court in Massachusetts, Blakeslee v. PHC, Inc., et al., No. 11-cv-11049, making essentially the same allegations against the same defendants. On June 21, 2011, PHC removed the MAZ Partners case to federal court (11-cv-11099). On July 7, 2011, the parties to the MAZ Partners LP case moved to consolidate that action with the Blakeslee case and asked the court to approve a schedule for discovery and a potential hearing on plaintiff’s motion for a preliminary injunction. PHC, Acadia, and Merger Sub believe that these lawsuits are without merit and intend to defend against them vigorously.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. The full text of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. This summary may not contain all of the information that is important to you, and you are encouraged to read carefully the entire merger agreement. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Acadia or PHC. Such information can be found elsewhere in this document and in the other public filings PHC makes with the SEC, which are available without charge at www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by each of Acadia and PHC to the other. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by Acadia and PHC in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Acadia and PHC rather than to establish matters as facts. The merger agreement is described in, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding PHC, Acadia or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document for information regarding Acadia and PHC and their respective businesses.

Structure of the Merger

At the effective time of the merger, PHC will merge with and into Acadia’s wholly-owned subsidiary, Merger Sub. Upon completion of the merger, Merger Sub will be the surviving company and a wholly-owned subsidiary of Acadia.

Effective Time of the Merger

The closing of the transactions contemplated by the merger agreement will occur no later than the second business day after the last of the conditions to the transaction have been satisfied or waived, or at another time as Acadia and PHC may agree. Acadia and PHC hope to close the merger in the third quarter of 2011. Contemporaneously with the closing, Acadia and PHC will file a Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Massachusetts. The transaction will become effective upon the filing of this certificate or at another time as Acadia and PHC agree in writing and specify in the certificate of merger.

Managers and Officers

At the effective time, the managers and officers of Merger Sub will be the managers and officers of the surviving company, subject to change thereafter.

Conversion of PHC Shares

Each share of PHC Class A Common Stock issued and outstanding immediately prior to the effective time will be automatically converted into and become exchangeable for a number of shares of common stock of Acadia equal to the Class A merger consideration. Each share of PHC Class B Common Stock issued and outstanding immediately prior to the effective time will be automatically converted into and become exchangeable for a number of shares of common stock of Acadia and portion of cash equal to the Class B merger consideration.

The Class A merger consideration is one-quarter of one fully paid and nonassessable share of common stock, par value $0.01 per share, of Acadia. The Class B merger consideration is one-quarter of one fully paid and nonassessable share of common stock, par value $0.01 per share, of Acadia and an amount of cash equal to $5,000,000 divided by the aggregate number of issued and outstanding shares of PHC Class B Common Stock immediately prior to the effective time of the merger (other than (i) any shares of PHC Class B Common Stock to be cancelled pursuant to the merger agreement and (ii) any share of PHC Class B Common Stock owned by a subsidiary of PHC). Based on shares of PHC Class B Common Stock outstanding as of May 24, 2011, this calculation would have resulted in a cash payment of $6.46 per share of PHC Class B Common Stock.

Assumption of Stock Options

When the merger becomes effective, each outstanding PHC option granted under the PHC stock option plans will be assumed by Acadia. Except with respect to stock options previously granted to PHC directors (other than Mr. Shear), each PHC option so assumed by Acadia will continue to have the same terms and conditions set forth in the applicable PHC stock option plan immediately prior to the effective time, except that (i) each PHC option will be exercisable for one-quarter of one share of Acadia common stock for each share of PHC common stock subject to such PHC stock option and (ii) the per share exercise price for the shares of Acadia common stock issuable upon exercise of such assumed PHC option will be equal to four multiplied by the exercise price per share of PHC common stock at which such PHC option was exercisable immediately prior to the effective time, rounded up to the nearest whole cent. All of the assumed stock options issued to Messrs. Howard Phillips, William Grieco, David Dangerfield, Donald Robar and Doug Smith will be 100% vested at the time of issuance by Acadia. All such options (along with assumed stock options issued to Mr. Shear) will not terminate as a result of the holder ceasing to be an employee or director and will be fully exercisable at any time prior to the end of the option term.

Assumption of Warrants

At the completion of the merger, each outstanding PHC warrant will be assumed by Acadia. Each PHC warrant so assumed by Acadia will continue to have, and be subject to, the same terms and conditions set forth in the applicable PHC warrant, except that (i) each PHC warrant will be exercisable for one-quarter of one share of Acadia common stock for each share of PHC common stock that was issuable upon exercise of such PHC warrant immediately prior to the effective time and (ii) the per share exercise price for the shares of Acadia common stock issuable upon exercise of such assumed PHC warrant will be equal to four multiplied by the exercise price per share of PHC common stock at which such PHC warrant was exercisable immediately prior to the effective time, rounded up to the nearest whole cent.

Acadia Common Stock Split

Prior to the effective time of the merger, Acadia will consummate a stock split, reverse stock split or issuance of Acadia common stock such that the shares of Acadia common stock issued and outstanding immediately prior to the effective time will, immediately following the effective time, equal 77.5% of the fully diluted shares of Acadia (as calculated in accordance with the merger agreement).

Acadia Dividend

Immediately prior to the effective time of the merger, Acadia will have the right to declare and, if so declared, at the effective time Acadia will pay a cash dividend to the holders of shares Acadia common stock issued and outstanding immediately prior to the effective time of the merger of up to $90,000,000 less $15,559,000 of the transaction fee payable to Waud Capital Partners in connection with the termination of the Professional Services Agreement. While under no obligation to make a dividend, it is Acadia’s intention to declare such dividend. At the effective time of the merger, if the net proceeds (as defined in the merger agreement) are not equal to or greater than $90,000,000, Acadia will issue to the holders of Acadia common stock immediately prior to the effective time one or more promissory notes (each a “Deficit Note”) with an aggregate principal face amount equal to the positive difference of (i) $90,000,000 minus (ii) the net proceeds; provided, however, that the aggregate amount of Deficit Notes shall not exceed $10,000,000.

Termination of Acadia Professional Services Agreement

Acadia intends to terminate the Waud Capital Partners professional services agreement pursuant to the terms of a termination agreement in connection with consummation of the merger. Acadia will pay a termination fee to Waud Capital Partners, as more fully described in “Acadia Interested Transactions — Professional Services Agreement,” in connection with such termination.

Fractional Shares

No fractional shares of Acadia common stock will be issued in the merger. Instead, as soon as practicable following the completion of the merger, Acadia will determine the excess of (i) the number of full shares of Acadia common stock to be issued by Acadia pursuant to merger agreement over (ii) the aggregate number of full shares of Acadia to be delivered pursuant to merger agreement. Acadia will sell such excess at then prevailing prices on the exchange or electronic market on which such Acadia shares are traded. Until the net proceeds of such sale or sales have been distributed to the holders of PHC common stock (in lieu of fractional shares), Acadia will hold such proceeds in trust.

Surrender of PHC Certificates

Following the effective time of the merger, Acadia or the exchange agent, selected by Acadia, will mail to each holder of PHC common stock a letter of transmittal and instructions regarding the details of the exchange. The holders will use the letter of transmittal to exchange PHC stock certificates for the shares of Acadia common stock, cash representing the amount of the cash consideration to be paid to the holders of PHC Class B Common Stock and cash in lieu of fractional shares of Acadia common stock to which the holders of PHC common stock are entitled to receive in connection with the merger.

United States Tax Consequences

It is intended by both Acadia and PHC that the merger will constitute a reorganization within the meaning of Section 368 of the Code.

Dissenters’ Rights

Holders of shares of PHC Class A Common Stock and Class B Common Stock that are issued and outstanding immediately prior to the effective time of the merger who have not voted in favor of or consented in writing to the merger and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 13.02 of the MBCA, will not have such shares converted into or exchangeable for the right to receive merger consideration and will be entitled only to receive payment of the fair value of such shares, in accordance with Section 13.02 of the MBCA, unless and until such stockholder withdraws or effectively loses the right to dissent.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties made by each company to the other. The representations and warranties relate to:

•	corporate organization, good standing, qualification to do business and subsidiaries;

•	absence of a breach of the certificate of incorporation, bylaws, law or material agreement as a result of the merger;

•	capitalization;

•	authority to enter into the merger agreement;

•	permits required to conduct business and compliance with those permits;

•	compliance with applicable legal requirements;

•	financial statements;

•	the absence of any undisclosed liabilities;

•	the accuracy of information supplied in this proxy statement/prospectus;

•	the absence of certain changes or events since December 31, 2010;

•	the absence of litigation;

•	certain restrictions of business activities;

•	owned and leased real property;

•	intellectual property matters;

•	employee benefit plans and other employment matters;

•	labor relations;

•	taxes, tax returns and audits;

•	material contracts;

•	insurance;

•	environmental matters;

•	the approval of the merger and related matters by the board of directors;

•	payments required to be made to brokers and agents in connection with the merger;

•	transactions with related parties; and

•	fees and expenses.

Representations and warranties made solely by PHC relate to PHC’s filings and reports with the SEC, PHC’s requisite stockholder approval and the opinion of SRR. Representations and warranties made solely by Acadia relates to the representation that Acadia is not an “interested stockholder” in PHC.

Conduct of Business Prior to the Completion of the Merger

Under the terms of the merger agreement, Acadia and PHC have agreed that until the earlier of the termination of the merger agreement or the effective time of the merger, subject to certain exceptions, each company will carry on its business in the ordinary course with past practice in all material respects. In addition, except as required by law and subject to certain exceptions (including the transactions associated with the MeadowWood acquisition), each company has agreed to additional restrictions that prohibit it from:

•	amending or proposing to amend, as the case may be, its certificate of formation, limited liability company agreement, articles of organization or bylaws (or other comparable organizational documents);

•	splitting, combining, reclassifying, purchasing, repurchasing, redeeming, otherwise acquiring, declaring, setting aside, establishing a record date for, making or paying any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or entering into any contract with respect to the voting of, any membership interests, shares of capital stock or other equity securities of it or its subsidiaries;

•	issuing, delivering, selling, pledging, transferring, disposing of or encumbering any shares of capital stock or other equity securities of it or its subsidiaries, or any securities convertible into or exchangeable for, or any options, warrants or other rights of any kind to acquire any such shares of such capital stock or other equity securities of it or its subsidiaries;

•	increasing the salaries, bonuses or other compensation and benefits payable or that could become payable by it or any of its subsidiaries to any of their respective directors, limited liability company managers, officers, stockholders, members, employees or other service providers, except, solely with respect to employees who are not officers or directors, in the ordinary course of business consistent with past practice;

•	entering into any new or amending in any material respect, any employment, severance, retention or change in control agreement with any past or present director, limited liability company manager, officer, stockholder, member, employee or other service provider of it or its subsidiaries;

•	promoting any officers or employees, except in the ordinary course of business consistent with past practice or as the result of the termination or resignation of any officer or employee;

•	acquiring by merging, consolidating with or purchasing any equity securities, a substantial portion of the assets of, or by any other manner any interest in, or making any loan, advance or capital contribution to or investment in, any business, corporation, partnership, association or other business organization or any division thereof or any assets thereof, other than acquisitions in the ordinary course of business not exceeding $25,000,000 in the aggregate;

•	transferring, licensing, selling, leasing, assigning or otherwise disposing of any material assets by merger, consolidation, sale of stock or assets, or otherwise, including the capital stock or other equity securities of it or its subsidiaries;

•	granting any lien on any of the assets of it or its subsidiaries;

•	adopting, entering into or effecting a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of it or its subsidiaries;

•	redeeming, repurchasing, prepaying, defeasing, canceling, incurring or otherwise acquiring, or modifying the terms of, any indebtedness for borrowed money or assuming, guaranteeing or endorsing, or otherwise become responsible for, any such indebtedness of any business, corporation, partnership, association or other business organization;

•	issuing or selling any debt securities or options, warrants, calls or other rights to acquire any debt securities of it or its subsidiaries or assuming, guaranteeing or endorsing, or otherwise becoming responsible for, any debt securities of any business, corporation, partnership, association or other business organization;

•	making any capital expenditures, capital additions or capital improvements having a cost in excess of $250,000 (by Acadia) or $100,000 (by PHC), except for capital expenditures that are contemplated by Acadia’s or PHC’s existing plans for annual capital expenditures for the fiscal year ending December 31, 2011 (for Acadia) or June 30, 2011 (for PHC), or failing to make any capital expenditures, capital additions or capital improvements contemplated by such existing plans;

•	entering into or amending or modifying in any material respect, or terminating or consenting to the termination of any material contract;

•	waiving any material default under, or releasing, settling or compromising any material claim against it or liability or obligation owing to it under any material contract;

•	instituting, settling, releasing, waiving or compromising any action (i) pending or threatened before any arbitrator, court or other governmental authority involving the payment of monetary damages by it or its subsidiaries of any amount exceeding $250,000 (by Acadia) or $100,0000 (by PHC), (ii) involving any current, former or purported holder or group of holders of the capital stock or other equity securities of it or its subsidiaries or (iii) which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the business of it or its subsidiaries;

•	making any change in financial accounting methods, principles, policies, procedures or practices;

•	making, changing or rescinding any tax election, filing any amended tax return, entering into any closing agreement relating to taxes, waiving or extending the statute of limitations in respect of material taxes or settling or compromising any tax liability in excess of $100,000 (by Acadia) or $50,000 (by PHC);

•	entering into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance;

•	abandoning, encumbering, conveying title (in whole or in part), exclusively licensing or granting any right or other licenses to intellectual property rights owned by it or its subsidiaries;

•	failing to maintain in full force and effect the existing insurance policies covering it and its subsidiaries and its and their respective properties, assets and businesses;

•	effecting or permitting a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment Retraining and Notification Act without complying with the notice requirements and all other provisions of such act;

•	entering into or modifying or amending in any material respect or terminating any collective bargaining agreement with any labor union; and

•	agreeing to take any of the actions described above.

Additional Agreements

Under the terms of the merger agreement, Acadia and PHC have each agreed:

•	to promptly prepare and file this proxy statement/prospectus, and Acadia will prepare and file the registration statement in which the proxy statement/prospectus is to be included;

•	to cooperate with each other in the preparation and filing of the proxy statement/prospectus;

•	to promptly notify one another of any comments from the SEC with respect to the proxy statement/prospectus;

•	to provide to the other party or its representatives access, at reasonable times upon prior notice, to its and its subsidiaries’ officers, employees, agents, representatives, properties, offices, facilities, books and records; and

•	to furnish promptly such information concerning its and its subsidiaries’ business, properties, contracts, assets, liabilities and personnel as the other party or its representatives may reasonably request.

In addition, PHC has agreed:

•	to mail the proxy statement/prospectus to its stockholders at the earliest practicable time after the registration statement is declared effective by the SEC;

•	to promptly take all steps necessary to hold and convene its stockholders’ meeting as soon as reasonably practicable after this proxy statement is cleared by the SEC and this registration statement is declared effective, and take all reasonable lawful action to solicit from its stockholders proxies in favor of adoption of the merger agreement; and

•	that its board of directors will recommend (and reaffirm its recommendation of) the adoption of the merger agreement and the merger to its stockholders, and, except in certain circumstances, neither the board of PHC nor any committee thereof will withdraw, amend or modify the recommendation.

PHC Stockholder Meeting

PHC will, in accordance with and subject to the laws of the Commonwealth of Massachusetts, its restated articles of organization, as amended, and bylaws, and the rules of NYSE Amex Equities, cause a meeting of the PHC stockholders to be duly called and held as soon as reasonably practicable after this proxy statement/prospectus is cleared by the SEC and the related registration statement on Form S-4 is declared effective under the Securities Act for the purpose of voting on the approval of the merger agreement.

Access to Information; Confidentiality

Acadia and PHC have executed a confidentiality agreement dated March 31, 2011, which will continue in full force in accordance with its terms. Subject to the confidentiality agreement and in accordance with the terms of the merger agreement, Acadia and PHC will each grant the other’s representatives reasonable access to its records, properties, offices, facilities and personnel and will promptly furnish such information regarding its business, properties, contracts, assets, liabilities and personnel as the other party may reasonably request.

Solicitation by PHC

PHC has agreed, subject to limitations described below, that it will not nor will it permit or authorize any of its subsidiaries or any of its or its subsidiaries’ respective officers, directors or employees or other representatives to:

•	initiate, solicit, propose, encourage (including by providing information) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning PHC or any of its subsidiaries to any business, corporation, partnership, association or other business organization relating to, any acquisition proposal;

•	provide any information or data concerning PHC or any of its subsidiaries to any business, corporation, partnership, association or other business organization pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar law applicable to PHC, or otherwise knowingly facilitate any effort or attempt by any business, corporation, partnership, association or other business organization to make an acquisition proposal; and

•	approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal.

PHC further agrees that it and its subsidiaries and its respective representatives, including non-officer employees and other agents will immediately cease any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal with respect to themselves, and will promptly request each person who has entered into a confidentiality agreement in connection with their consideration of an acquisition proposal to return all confidential information furnished by PHC.

Notification of Unsolicited Acquisition Proposals

Promptly (and, in any event, within 24 hours) after any of PHC’s officers, directors or representatives receives or becomes aware of the receipt of any acquisition proposal by PHC, or any request for nonpublic information or any discussions or negotiations are sought to be initiated or continued with PHC, PHC will provide Acadia with written notice of the identity of the person or group making such proposal and the material terms of the acquisition proposal.

“Acquisition Proposal” means any inquiry, proposal or offer relating to (i) the acquisition of fifteen percent (15%) or more of the PHC common stock (by vote or by value) by any third party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any third party acquiring assets (including capital stock of or interest in any subsidiary or affiliate of PHC) representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or assets of PHC and its subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any third party, directly or indirectly, of any capital stock in any entity that holds assets representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or assets of PHC and its subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any third party beneficially owning fifteen percent (15%) or more of the outstanding shares of PHC common stock and any other voting securities of PHC, or (v) any combination of the foregoing.

Superior Proposals

In the event that PHC receives an acquisition proposal and its board determines in good faith, (i) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws, and (ii) based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal, PHC may:

•	provide information in response to an unsolicited bona fide written acquisition proposal after the date of the merger agreement if and only if, prior to providing such information, PHC has received from the third party requesting such information an executed confidentiality agreement; and

•	engage or participate in any discussions or negotiations with any third party who has made an unsolicited bona fide written acquisition proposal.

“Superior Proposal” means a bona fide written acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 66 2/3%) and not solicited in violation of the merger agreement which the PHC board of directors determines in good faith, after consultation with independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such acquisition proposal and merger agreement, including financing, regulatory approvals, stockholder litigation, identity of the third party making the acquisition proposal, breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the party invoking the condition, (a) is reasonably likely to be consummated in accordance with its terms and (b) would result in a transaction more favorable to the stockholders of PHC from a financial point of view than the transactions provided for in the merger agreement (after taking into account the expected timing and risk and likelihood of consummation).

Change of Recommendation

At any time prior to obtaining PHC stockholder approval of the merger agreement, if PHC has received a bona fide written acquisition proposal that is not withdrawn and that the PHC board of directors concludes in good faith constitutes a superior proposal, the PHC board may withdraw, amend or modify the PHC board recommendation if and only if:

•	the PHC board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws;

•	PHC has complied with its obligations with respect to solicitations;

•	PHC has provided prior written notice to Acadia at least five business days in advance, which states that PHC received a bona fide written acquisition proposal that was not withdrawn and that the PHC board of directors concludes in good faith constitutes a superior proposal and, absent any revision to the terms and conditions of the merger agreement, the PHC board of directors has resolved to adversely change its recommendation for the merger; and

•	prior to changing the PHC board recommendation for approval of the merger, PHC will, and will cause its representatives to, (i) negotiate with Acadia and its financial and legal advisors in good faith (to the extent Acadia desires to negotiate) to make such adjustments in the terms and conditions of the agreement, so that such acquisition proposal would cease to constitute a superior proposal, and (ii) permit Acadia and its financial and legal advisors to make a presentation to the PHC board of directors regarding the agreement and any adjustments with respect thereto (to the extent Acadia desires to make such presentation).

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, Acadia and the surviving company will, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless the present and former officers, directors and limited liability company managers of PHC and its subsidiaries against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any action (whether arising before or after the effective time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, limited liability company manager, employee, fiduciary or agent, whether occurring at or before the effective time.

If PHC is unable to do so, Acadia shall obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of PHC’s existing directors’ and officers’ insurance policies, for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period or time at or prior to the effective time from an insurance carrier with the same or better credit rating as PHC’s existing insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under PHC’s existing policy with respect to any matter claimed against a director or officer of PHC or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger.

Employee Matters

PHC and Acadia have agreed to cooperate to conduct a review of their respective employee benefit and compensation plans and programs in order to (i) coordinate the provision of benefits and compensation to the employees of PHC and Acadia and their respective subsidiaries after the effective time, (ii) eliminate duplicative benefits and (iii) treat similarly situated employees of PHC, Acadia and their respective subsidiaries on a substantially similar basis in all material respects, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities. Notwithstanding the foregoing, PHC, Acadia or any of their respective subsidiaries shall not be required to continue the employment of any specific person. Furthermore, no provision of the merger agreement shall be construed as prohibiting or limiting the ability of PHC, Acadia or any of their respective subsidiaries to amend, modify or terminate any plans programs, policies, arrangements, agreements or understandings of PHC or Acadia or any of their respective subsidiaries.

Further Action

Subject to the terms and conditions of the merger agreement, each party will use reasonable best efforts to (i) obtain promptly all authorizations, consents, orders, approvals, licenses, permits and waivers of all governmental authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, the merger agreement, (ii) cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, approvals, licenses, permits and waivers, (iii) provide such other information to any governmental authority as such governmental authority may reasonably request in connection therewith, (iv) obtain all necessary consents, approvals or waivers from third parties under such party’s respective contracts, and (v) from and after the effective time, execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement. Each party promptly will notify each other party thereto of any material communication it or any of its affiliates receives from any governmental authority relating to the matters that are the subject of the merger agreement.

Update Disclosure; Breaches

From and after the date of the merger agreement until the effective time, each party will promptly notify the other party thereto by written update to its disclosure schedule of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the transactions contemplated by the merger agreement not to be satisfied, (ii) any action commenced or, to any party’s knowledge, threatened against, such party or any of its subsidiaries or affiliates or otherwise relating to, involving or affecting such party or any of its subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the transactions contemplated by the merger agreement or (iii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with by it pursuant to the merger agreement which, individually or in the aggregate, would reasonably be likely to result in any condition to the obligations of any party to effect the transactions contemplated by the merger agreement not to be satisfied. PHC delivered to Acadia and Merger Sub a supplement to the disclosure schedule after the closing of the MeadowWood acquisition containing any additions, revisions or modifications to such disclosure schedule that are required as a result of PHC’s acquisition of the MeadowWood assets.

Stock Exchange Listing

Each of Acadia and PHC will cooperate with the other and use its reasonable best efforts to cause the shares of Acadia common stock to be issued in connection with the merger to be listed on NASDAQ and if not possible, NYSE Amex Stock Market, another securities exchange, subject to official notice of issuance, prior to the effective time.

Section 16 Matters

Prior to the effective time, PHC and Acadia will take all steps necessary to cause the transactions contemplated by the merger agreement, including any acquisition of Acadia Common Stock in connection therewith, by each individual who is or will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to Acadia, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Takeover Statutes

If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law becomes or is deemed to be applicable to Acadia, PHC, Merger Sub, the merger or any other transaction contemplated by the merger agreement, then each of Acadia, PHC, Merger Sub, and their respective boards of directors or managers will grant all such approvals and take all such actions as are necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to render such anti-takeover law inapplicable to the merger agreement and the transactions contemplated thereby.

Deregistration

PHC will use its reasonable best efforts to cause its shares of PHC Class A Common Stock to no longer be quoted on AMEX and to be de-registered under the Exchange Act as soon as practicable following the effective time.

Tax Free Reorganization Treatment

Neither Acadia nor PHC will, nor will they permit any of their respective subsidiaries to, take any action prior to or after the closing that would reasonably be expected to cause the merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

Public Announcements

Each of Acadia and PHC will consult with each other before issuing any press release or otherwise making any public statements (including conference calls with investors and analysts) with respect to the merger agreement or any of the transactions contemplated thereby. No party to the merger agreement will issue any such press release or make any such public statement with respect to the merger agreement or any of the transactions contemplated thereby prior to such consultation, except to the extent public disclosure is required by applicable law or the requirements of the NYSE Amex Stock Market or NASDAQ, as applicable, in which case the issuing party will use its reasonable best efforts to consult with the other party before issuing any such press release or making any such public statements.

Transfer Taxes

Acadia and PHC will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar taxes that become payable in connection with the transactions contemplated by the merger agreement. From and after the effective time, the surviving company agrees to assume liability for and pay any such taxes of PHC, Acadia or any of their respective subsidiaries.

Other Actions

From the date of the merger agreement until the earlier to occur of the effective time or the termination of the merger agreement in accordance with its terms, Acadia and PHC will not, and will not permit any of their respective subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by the merger agreement.

Financing

Each of PHC and Acadia will cooperate with the other and use its reasonable best efforts to arrange the debt financing on the terms and conditions to those described in the Debt Commitment Letter, together with the related fee letter and that certain engagement letter dated as of the same date by and among Acadia and Jefferies. Each of PHC and Acadia will use its commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto and (ii) satisfy on a timely basis all conditions in such definitive agreements that are within its control.

PHC Stock Purchase Plans

Except with respect to PHC’s 2005 Employee Stock Purchase Plan, which shall be terminated at the conclusion of the current participation period on August 31, 2011, PHC will take all actions necessary (i) to suspend any and all offering or grants during the offering periods currently in effect under the PHC stock purchase plans effective as of the date of the merger agreement (such that no shares of PHC capital stock can be issued pursuant thereto) and (ii) to terminate the PHC stock purchase plans prior to the effective time.

Peabody Office

Acadia will keep PHC’s Peabody, Massachusetts office open for as long as reasonably required to effect necessary transition matters, which Acadia and PHC anticipate will take from three to six months following the effective time.

Company Name

For a period of two years following the effective time of the merger, Acadia will file a “dba” in Delaware and such other jurisdictions as it deems necessary to enable it to conduct business as “Pioneer Behavioral Health,” and Acadia will conduct business under such dba, including by using corporate stationary bearing such name and by answering the telephone in the corporate offices under such name. Acadia anticipates that each of PHC’s subsidiaries will retain their current names from and after the effective time.

Conditions to the Merger

Conditions to the Obligations of Each Party

The obligations of Acadia, PHC and Merger Sub to effect the transaction are subject to the satisfaction or waiver (in writing, by mutual agreement of Acadia and PHC where permissible) of various conditions, which include the following:

•	the SEC will have declared the registration statement effective, and no stop order will have been issued or proceedings initiated or threatened by the SEC suspending the effectiveness of the registration statement or any part thereof;

•	the PHC stockholder approval must be obtained in accordance with Massachusetts Law;

•	no governmental authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and that has the effect of making the merger illegal or otherwise prohibiting completion of the merger and there will not be any pending or overtly threatened suit or action by any court of competent jurisdiction or other restraint or prohibition of any governmental authority;

•	the expiration or early termination of the waiting period applicable to the transaction under the Hart-Scott Rodino Act, if required, and the acquisition of all other material foreign antitrust requirements required to consummate the transaction;

•	(i) Acadia will have obtained debt financing in the amounts described in, and on the terms and conditions set forth in, the Debt Commitment Letter, (ii) Acadia will have received an opinion that its and its subsidiaries’ total consolidated liabilities will not exceed their total consolidated assets immediately after giving effect to the merger and the other transactions contemplated thereby and (iii) the net proceeds to be distributed to Acadia Holdings’ existing members will be equal to or greater than $80,000,000 (and as a result, the aggregate principal amount of the Deficit Note(s) shall not exceed $10,000,000); and

•	the shares of Acadia common stock to be issued in the merger will have been authorized for listing on a national securities exchange or be eligible for trading on the over the counter bulletin board.

Conditions to the Obligations of Acadia

The obligations of Acadia to consummate the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	the representations and warranties of PHC contained in the merger agreement relating to organization, standing and power, subsidiaries, capitalization, authority, absence of certain changes, stockholder vote and PHC board approval must be true and correct in all respects as of the date of the merger agreement and as of the closing date as if made at and as of the closing date;

•	other than the representations and warranties listed in the prior paragraph and relating to SEC filings and undisclosed liabilities, the representations and warranties of PHC contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date, except (i) where the failure to be true and correct would not reasonably be expected to have a material adverse effect on PHC, or (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations must have been true and correct as of such earlier date;

•	the representations and warranties of PHC contained in the merger agreement relating to SEC filings and undisclosed liabilities must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as if made at and as of the closing date;

•	PHC must have performed or complied in all material respects with the agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date;

•	since the date of the merger agreement, there must not have been or occurred any material adverse effect with respect to PHC;

•	Acadia must have received a certificate, signed by the chief executive officer or chief financial officer of PHC, certifying that the following requirements have been satisfied: (i) the representations and warranties are true and correct as of a certain date and (ii) the requisite agreements and covenants have been complied with;

•	Acadia must have been provided with any third party consents or approvals PHC is required to obtain in connection with the merger;

•	the directors and officers of PHC required to resign as set forth in the merger agreement must have resigned as directors and officers of PHC;

•	Acadia and PHC and their respective subsidiaries must have timely obtained from each governmental authority all approvals, waivers and consents, if any, necessary for the consummation of or in connection with the transactions contemplated by the merger agreement;

•	Acadia must have received an opinion by its legal counsel with respect to federal income tax purposes, which states that: (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Acadia and PHC will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

•	PHC must have received an opinion of its special counsel, substantially in the form attached to the merger agreement;

•	PHC must have consummated its acquisition of the MeadowWood assets; and

•	Acadia and certain of its stockholders must have entered into the stockholders agreement, substantially in the form attached to the merger agreement.

Conditions to the Obligations of PHC

The obligations of Acadia to consummate the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	the representations and warranties of Acadia contained in the merger agreement relating to organization, standing and power, subsidiaries, capitalization, authority, absence of certain changes or events and Acadia board approval must be true and correct as of the date of the merger agreement and as of the closing date as if made at and as of the closing date;

•	other than the representations and warranties listed in the prior paragraph and relating to financial statements, the representations and warranties of Acadia contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date, except (i) where the failure to be true and correct would not reasonably be expected to have a material adverse effect on Acadia, or (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations must have been true and correct as of such earlier date;

•	the representations and warranties of Acadia contained in the merger agreement relating to financial statements must be true and correct in all material respects as of the date of the merger agreement and as of the closing date as if made at and as of the closing date;

•	Acadia must have performed or complied in all material respects with the agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date;

•	since the date of the merger agreement, there must not have been or occurred any material adverse effect with respect to Acadia;

•	PHC must have received a certificate, signed by the chief executive officer or chief financial officer of Acadia, certifying that the following requirements have been satisfied: (i) the representations and warranties are true and correct as of a certain date and (ii) the requisite agreements and covenants have been complied with;

•	PHC must have been provided with any third party consents or approvals Acadia is required to obtain in connection with the merger; and

•	PHC must have received an opinion by its legal counsel with respect to federal income tax purposes, which states that: (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Acadia and PHC will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

Termination of the Merger Agreement

Termination by the Parties

The merger agreement may be terminated by the mutual written consent of Acadia and PHC or by either party (if, in the case of PHC it has not breached the no solicitation provisions of the merger agreement):

•	if the merger has not been consummated by 11:59 p.m., New York City Time, on December 15, 2011 (the “End Date”); provided, however, that such right to terminate the merger agreement shall not be available to PHC if PHC has not obtained stockholder approval;

•	if an order of any governmental authority having competent jurisdiction is entered enjoining PHC, Acadia or Merger Sub from consummating the merger and has become final and nonappealable; provided, however, that such right to terminate the merger agreement shall not be available to any party whose breach of any provision of the merger agreement results in the imposition of any such order or the failure of such order to be resisted, resolved or lifted, as applicable;

•	if any law that makes consummation of the merger illegal or otherwise prohibited (unless the consummation of the merger in violation of such law would not have a material adverse effect on PHC); provided, however, that such right to terminate the merger agreement shall not be available to any party whose breach of any provision of the merger agreement results in the imposition of any such order or the failure of such order to be resisted, resolved or lifted, as applicable; or

•	if PHC has not obtained stockholder approval.

Termination by the PHC

The merger agreement may be terminated by PHC:

•	if Acadia or Merger Sub has breached any of the covenants or agreements contained in the merger agreement to be complied with by Acadia or Merger Sub such that PHC’s closing condition regarding such covenants or agreements would not be satisfied, and such breach is incapable of being cured by the End Date or is not cured within thirty (30) calendar days after Acadia or Merger Sub receives written notice of such breach from PHC; provided that PHC will not have the right to terminate the merger agreement pursuant to this paragraph if, at the time of the termination, Acadia or Merger Sub would be unable to satisfy their closing condition because PHC is in breach of any of its covenants or agreements;

•	if there exists a breach of any of the representations or warranties of Acadia or Merger Sub contained in the merger agreement such that PHC’s closing condition regarding such representations or warranties would not be satisfied, and such breach is incapable of being cured by the End Date or is not cured within thirty (30) calendar days after Acadia or Merger Sub receives written notice of such breach from PHC; provided that PHC will not have the right to terminate the merger agreement pursuant to this paragraph if, at the time of the termination, Acadia and Merger Sub would be unable to satisfy their closing condition because PHC is in breach of any of its representations or warranties; or

•	if, prior to the obtaining of the PHC stockholder approval, the PHC board of directors or any committee thereof has adversely changed its recommendation to approve the merger.

Termination by Acadia

The merger agreement may be terminated by Acadia:

•	if PHC has breached any of the covenants or agreements contained in the merger agreement to be complied with by PHC such that Acadia’s closing condition regarding such covenants or agreements would not be satisfied, and such breach is incapable of being cured by the End Date or is not cured within thirty (30) calendar days after PHC receives written notice of such breach from Acadia; provided that Acadia will not have the right to terminate the merger agreement pursuant to this paragraph if, at the time of the termination, PHC would be unable to satisfy its closing condition because Acadia or Merger Sub is in breach of any of their covenants or agreements;

•	if there exists a breach of any of the representations or warranties of PHC contained in the merger agreement such that Acadia’s closing condition regarding such representations or warranties would not be satisfied, and such breach is incapable of being cured by the End Date or is not cured within thirty (30) calendar days after PHC receives written notice of such breach from PHC; provided that Acadia will not have the right to terminate the merger agreement pursuant to this paragraph if, at the time of the termination, PHC would be unable to satisfy its closing condition because Acadia or Merger Sub is in breach of any of their representations or warranties; or

•	if, prior to the obtaining of the PHC stockholder approval, the PHC board of directors or any committee thereof has adversely changed its recommendation to approve the merger; or

•	if after the completion of the MeadowWood asset purchase and the additions, revisions and modifications to the supplemental disclosures provided by PHC to Acadia, Acadia would be unable to satisfy its closing condition because PHC representations or warranties are no longer true and correct in all respects as of the date of delivery of the MeadowWood disclosure schedule supplement.

Expense Reimbursement

In the event the merger agreement is terminated by PHC due to the fact that Acadia or Merger Sub has breached any of its covenants, agreements, representations or warranties such that a condition related to PHC’s obligation to close would not be satisfied, then Acadia will pay all of PHC’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by PHC and its affiliates on or prior to the termination of merger agreement in connection with the transactions contemplated by the merger agreement, which amount will in no event exceed $1,000,000 in the aggregate, and shall be paid in four annual installments, with the first annual installment due within two business days of such termination, and the remaining payments being made on the first, second and third anniversary of such termination date.

In the event the merger agreement is terminated by Acadia under circumstances in which the termination fee is not then payable, due to the fact that (i) PHC has breached any of its covenants, agreements, representations or warranties such that a condition related to Acadia’s obligation to close would not be satisfied or (ii) the supplement to the disclosure schedules delivered to Acadia in connection with PHC’s recent acquisition of MeadowWood would cause a breach of a PHC representation or warranty such that a condition related to Acadia’s obligation to close would not be satisfied, then PHC will pay all of Acadia’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Acadia and its affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement, which amount will in no event exceed $1,000,000 in the aggregate and shall be paid in four annual installments, with the first annual installment due within two business days of such termination, and the remaining payments being made on the first, second and third anniversary of such termination date. Notwithstanding the foregoing, the existence of circumstances which could require payment of the termination fee by PHC subsequent to termination of the merger agreement will not relieve PHC of its obligations to pay Acadia reimbursable expenses.

Termination Fee

In the event the merger agreement is terminated by PHC or Acadia because, prior to the obtaining of the PHC stockholder approval, the PHC board of directors or any committee thereof has adversely changed its recommendation to approve the merger, PHC will promptly pay Acadia an amount equal to $3,000,000, but in any event within two business days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Acadia.

In the event that (i) the merger agreement is terminated (A) by either Acadia or PHC because the merger has not been consummated by the End Date or PHC has not obtained stockholder approval in accordance with the merger agreement or (B) by Acadia because PHC would be unable to satisfy its closing conditions regarding covenants and agreements or representations and warranties as of the closing date and (ii) after the date of the merger agreement and prior to the twelve month anniversary of the termination of the merger agreement, PHC consummates an acquisition proposal, enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an acquisition proposal, or PHC files a Solicitation/Recommendation Statement on Schedule 14D-9 that includes the PHC board’s recommendation of any acquisition proposal to PHC’s stockholders, then PHC will, on the date an acquisition proposal is consummated, any such letter is executed or agreement is entered into or any such statement is filed with the SEC, pay to Acadia an amount equal to $3,000,000 (less the amount of any reimbursable expenses previously paid by PHC to Acadia pursuant to the merger agreement, if any) to Acadia by wire transfer of same day funds to one or more accounts designated by Acadia.

For purposes of the termination section of the merger agreement only, a transaction pursuant to an acquisition proposal (as defined above and in the merger agreement) all percentages in the definition of acquisition proposal will be replaced with 50%.

Fees and Expenses

Each of PHC and Acadia will not (and will cause each of their respective subsidiaries not to), incur or agree to pay any reasonably documented out-of-pocket fees and expenses (including reasonable legal and advisory fees and expenses) in connection with the merger or any of the transactions contemplated in the merger agreement, other than certain shared fees and expenses, in excess of certain estimated fees and expenses set forth in the merger agreement. This prohibition does not apply to fees and expenses related to the following activities: (i) the filing, Edgarizing, printing, mailing and similar out of pocket fees and expenses (but not legal or accounting fees and expenses) relating to this proxy statement/prospectus and any other necessary filings with respect to the merger or any related transactions under the Securities Act, the Exchange Act and applicable state “blue sky” laws and the rules and regulations promulgated thereunder; and (ii) the listing fee(s) incurred in obtaining (or attempting to obtain) the stock exchange listing(s) or trading eligibility for Acadia. Regardless of whether the merger is completed, Acadia and PHC will pay 75% and 25% respectively of such fees. The prohibition also does not apply to the incurrence by Acadia or any of its affiliates of any costs or expenses under or pursuant to the debt commitment letter or otherwise in connection with obtaining the financing under such commitment letter.

Amendment, Extension and Waiver

The merger agreement may be amended, at any time, by the parties, by action taken or authorized by their respective boards of directors, before or after approval of the merger agreement by the stockholders of PHC, provided that after any such approval, no amendment can be made that requires further stockholder approval without such approval having been obtained. The merger agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Acadia and PHC.

Subject to the foregoing, at any time prior to the effective time, the parties may, to the extent permitted by applicable law:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

After any approval of the merger agreement by the PHC stockholders, there may not be any extension or waiver of the merger agreement which decreases the merger consideration provided therein or which adversely affects the rights of the PHC stockholders thereunder without the approval of such stockholders. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Material Adverse Effect

For purposes of the merger agreement, the term material adverse effect, when used in connection with PHC or Acadia, means any event, change, condition or effect that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, other than any event, change, condition or effect relating to:

•	the merger and the transactions contemplated by the merger agreement or the announcement thereof;

•	compliance with the terms of the merger agreement or the taking of any action consented to or requested by PHC or, in the case of Acadia, Merger Sub;

•	any change in accounting requirements or principles required by GAAP, or any interpretations thereof;

•	the United States economy in general; or

•	the behavioral healthcare industry in general.

Notwithstanding the foregoing, a material adverse effect will include any change in or effect on the business of either Acadia or PHC and their respective subsidiaries that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such party and its subsidiaries taken as a whole, if such change or effect is significantly more adverse to such party and its subsidiaries, taken as a whole, than to the behavioral healthcare industry in general.

THE VOTING AGREEMENT

In connection with the merger, each of PHC’s directors and executive officers entered into a voting agreement with Acadia pursuant to which these individuals agreed to vote their shares of PHC common stock in favor of the merger agreement, among other things. The following description of the voting agreement describes the material terms of the voting agreement.

As of the record date, the directors and executive officers of PHC who have entered into the voting agreement collectively owned beneficially and of record shares of PHC common stock representing less than 11% of the total outstanding shares of PHC Class A Common Stock and 94% of the total outstanding shares of PHC Class B Common Stock entitled to vote at the meeting of PHC stockholders.

Bruce A. Shear, Donald E. Robar, Robert H. Boswell, Paula C. Wurts, Howard W. Phillips, William F. Grieco, David E. Dangerfield, and Douglas J. Smith, have each entered into the voting agreement with Acadia dated as of March 23, 2011.

Pursuant to the terms of the voting agreement, each director and executive officer who signed the voting agreement has agreed to vote (i) in favor of approval of the merger agreement, (ii) against approval of any proposal made in opposition to or competition with consummation of the merger and the merger agreement, including any acquisition proposal, (iii) against any transaction of the type described in the definition of “Acquisition Proposal” in the merger agreement from any party other than Acadia or an affiliate of Acadia as contemplated by the merger agreement, (iv) against any other proposal that is intended to, or is reasonably likely to, result in the conditions of Acadia’s or Merger Sub’s obligations under the merger agreement not being fulfilled, (v) against any amendment of PHC’s certificate of incorporation or by-laws that is not requested or expressly approved by Acadia and (vi) against any dissolution, liquidation or winding up of PHC. The directors and executive officers also agree that until the earlier of the termination of the merger agreement or completion of the merger, they will not enter into any agreement or understanding with another person to vote or give instructions inconsistent with the foregoing obligations.

In furtherance of the foregoing obligations and in the event of a failure by a director or officer who is party to the voting agreement of his or her obligations as to voting or executing a written consent pursuant to the voting agreement, such director or officer revokes any and all other proxies or powers of attorney in respect of any of the shares of PHC common stock governed by the voting agreement and agrees that during the period commencing on the date of the voting agreement until its expiration, each director and executive officer appointed Acadia, Merger Sub or any individual designated by Acadia or Merger Sub as such individual’s agent, attorney-in-fact and proxy (with full power of substitution) to vote all shares owned by such director or executive officer in accordance with the voting agreement. Such proxy will be valid and irrevocable until termination of the voting agreement.

The directors and executive officers may vote their shares of PHC common stock on all other matters not referred to by the voting agreement, and Acadia may not exercise its proxy with respect to such other matters.

The directors and executive officers agreed not to, and not to permit any entity under such director’s or executive officer’s control to, (i) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 under the Exchange Act) with respect to an acquisition proposal, (ii) initiate a stockholders’ vote with respect to an acquisition proposal, (iii) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of PHC with respect to an acquisition proposal or (iv) solicit, entertain, promote, negotiate, knowingly aid, accept, enter or agree into or discuss, directly or indirectly, any proposal, arrangement, agreement or offer regarding an acquisition proposal.

Prior to the expiration of the voting agreement, each director and executive officer who signed the voting agreement shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the shares governed thereunder or any right or interest of such shares; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any action enumerated in (a) of this paragraph; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the shares governed thereunder (other than the proxy contemplated in the voting agreement); or (d) deposit any of the shares governed thereunder into a voting trust, or enter into a voting agreement or arrangement with respect to any of the shares governed thereunder; provided, however, that a stockholder (and any permitted transferee thereof) may take an action enumerated in (a) of this paragraph with respect to any or all of the shares governed thereunder to such stockholder’s spouse, descendants (whether natural or adopted) or any trust or other entity controlled by such stockholder; provided that such permitted transferee provides Acadia and Merger Sub with a written agreement to be bound by the terms of the voting agreement and to hold such shares governed thereunder subject to all terms of the voting agreement, in each case, as if it were the stockholder.

The voting agreement will terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

ACADIA MANAGEMENT AFTER THE MERGER

Management and Board of Directors

The following is a list of the persons who are anticipated to be Acadia’s executive officers and directors following the merger and their ages and anticipated positions following the merger.

Name	Age	Position/Affiliation

Joey A. Jacobs	58	Chairman, Director & Chief Executive Officer
Bruce A. Shear	57	Executive Vice Chairman and Director
Brent Turner	45	Co-President
Trey Carter	45	Co-President
Ron Fincher	58	Chief Operating Officer
Jack E. Polson	45	Chief Financial Officer
Christopher L. Howard	45	Executive Vice President, General Counsel
Reeve B. Waud	47	Director
Charles E. Edwards	33	Director
Matthew A. London	29	Director
Gary A. Mecklenburg	65	Director
William F. Grieco	59	Director

Joey A. Jacobs, age 58, joined Acadia in February 2011 and has served as the Chairman of the Acadia board of directors and as Acadia’s Chief Executive Officer since that time. Mr. Jacobs has extensive experience in the behavioral health industry. He co-founded Psychiatric Solutions, Inc. (“PSI”) and served as Chairman, President and Chief Executive Officer of PSI from April 1997 to November 2010. Prior to founding PSI, Mr. Jacobs served for 21 years in various capacities with Hospital Corporation of America (“HCA,” also formerly known as Columbia and Columbia/HCA), most recently as President of the Tennessee Division. Mr. Jacobs’ background at HCA also included serving as president of HCA’s Central Group, vice president of the Western Group, assistant vice president of the Central Group and assistant vice president of the Salt Lake City Division. The board of directors of Acadia believes that Mr. Jacob’s qualifications to serve as a director include his 35 years of experience in the health care industry.

Bruce A. Shear, age 57, has served as President, Chief Executive Officer and a director of PHC since 1980 and Treasurer of PHC from September 1993 until February 1996. Upon consummation of the merger, it is anticipated that Mr. Shear will be appointed as the Executive Vice Chairman and a director of Acadia. From 1976 to 1980, he served as Vice President, Financial Affairs, of PHC. The board of directors of Acadia believes that Mr. Shear is qualified to serve as a director due to, among other things, his extensive knowledge of and experience in the healthcare industry and his knowledge of PHC. Mr. Shear has served on the Board of Governors of the Federation of American Health Systems for over fifteen years and is currently a member of the Board of Directors of the National Association of Psychiatric Health Systems. Since November 2003, Mr. Shear has been a member of the Board of Directors of Vaso Active Pharmaceuticals, Inc., a company marketing and selling over-the-counter pharmaceutical products that incorporate Vaso’s transdermal drug delivery technology.

Brent Turner, age 45, joined Acadia in February 2011 and has served as a Co-President of Acadia since that time. Previously, Mr. Turner served as the Executive Vice President, Finance and Administration of PSI from August 2005 to November 2010 and as the Vice President, Treasurer and Investor Relations of PSI from February 2003 to August 2005. From late 2008 through 2010, Mr. Turner also served as a Division President of PSI overseeing facilities in Texas, Illinois and Minnesota. From 1996 until January 2001, Mr. Turner was employed by Corrections Corporation of America, a private prison operator, serving as Treasurer from 1998 to 2001.

Trey Carter, age 45, joined Acadia in May 2007 and has served as a Co-President of Acadia since February 2011. Previously, Mr. Carter served as Acadia’s Chief Executive Officer from May 2007 until February 2011. Prior to joining Acadia, Mr. Carter served as Regional Vice President, Behavioral Health Division for Universal Health Services. Mr. Carter also served as Chief Executive Officer of Anchor Hospital located in Atlanta, Georgia. Prior to his tenure with Universal Health Services, Trey Carter was Director of Behavioral Health Services at Tanner Behavioral Health in Carrollton, Georgia.

Ron Fincher, age 58, joined Acadia in February 2011 and has served as Acadia’s Chief Operating Officer since that time. Previously, Mr. Fincher served as PSI’s Chief Operating Officer from October 2008 to November 2010. As Chief Operating Officer of PSI, Mr. Fincher oversaw hospital operations for 95 facilities. He had served PSI as a Division President since April 2003. As a Division President, Mr. Fincher was responsible for managing the operations of multiple inpatient behavioral health care facilities owned by the Company. Prior to joining PSI, Mr. Fincher served as a Regional Vice President of Universal Health Services, Inc. from 2000 until 2003.

Jack E. Polson, age 45, joined Acadia in February 2011 and has served as Acadia’s Chief Financial Officer since that time. Previously, Mr. Polson served as an Executive Vice President and Chief Accounting Officer of PSI from September 2006 to November 2010 and as PSI’s Chief Accounting Officer from August 2002 to September 2006. Prior to being appointed to Chief Accounting Officer, Mr. Polson had served as Controller of PSI since June 1997. From June 1995 until joining PSI, Mr. Polson served as Controller for Columbia Healthcare Network, a risk-bearing physician health organization in HCA’s Tennessee Division.

Christopher L. Howard, age 45, joined Acadia in February 2011 and has served as Acadia’s Executive Vice President, General Counsel and Secretary since that time. Before joining Acadia, Mr. Howard served as PSI’s Executive Vice President, General Counsel and Secretary from September 2005 to November 2010. Prior to joining PSI, Mr. Howard was a partner at of Waller Lansden Dortch & Davis, LLP, a law firm based in Nashville, Tennessee.

Reeve B. Waud, age 47, has served as a director of Acadia (and a manager of its predecessor Acadia Healthcare Company, LLC) since December 2005. Mr. Waud formed Waud Capital Partners in 1993 and has served as the Managing Partner of Waud Capital Partners since that time. Prior to founding Waud Capital Partners, Mr. Waud was an investment professional at Golder, Thoma, Cressey, Rauner, Inc. (GTCR), a private equity investment group based in Chicago, Illinois. Before joining GTCR, Mr. Waud was in the Corporate Finance Group of Salomon Brothers, Inc. and was a founding member of its Venture Capital Group. The board of directors of Acadia believes that Mr. Waud is qualified to serve as a director due to, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Mr. Waud also serves as the controlling shareholder and/or chairman of the board of directors of Adreima, CarePoint Partners, Maxum Petroleum, True Partners Consulting, and Whitehall Products, all private companies. He also serves on the board of directors of Northwestern Memorial Foundation, the philanthropic arm that supports the fundraising, grant-making and stewardship activities of Northwestern Memorial HealthCare (“NMHC”), and is a member of the NMHC Finance Committee. Mr. Waud currently serves as an advisor to Green Courte Partners, a private equity, real estate investment firm. In addition, Mr. Waud is a member of the Commonwealth Club of Chicago and is a member of The Economic Club of Chicago. He is a trustee of St. Paul’s School in Concord, New Hampshire and the John G. Shedd Aquarium. In addition, he serves on the Visiting Committee of the University of Chicago Harris School of Public Policy.

Charles E. Edwards, age 33, has served as a director of Acadia (and a manager of its predecessor Acadia Healthcare Company, LLC) since 2008. Mr. Edwards is a Principal of Waud Capital Partners and joined the firm in 2005. Prior to joining Waud Capital Partners, Mr. Edwards worked in the investment baking group at A.G. Edwards & Sons from 2000 to 2003 and attended the Harvard Business School from 2003 to 2005. The board of directors of Acadia believes that Mr. Edwards is qualified to serve as a director due to, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Mr. Edwards also serves on the board of directors of Maxum Petroleum, a private company.

Matthew A. London, age 29, has served as a director of Acadia (and a manager of its predecessor Acadia Healthcare Company, LLC) since April 2011. Mr. London is a Vice President of Waud Capital Partners and joined the firm in 2007. Prior to joining Waud Capital Partners, Mr. London was an investment banking analyst with Deutsche Bank from 2004 to 2007 and with Morgan Keegan from January 2004 to December 2004. The board of directors of Acadia believes that Mr. London is qualified to serve as a director due to, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. Mr. London also serves on the board of directors of Maxum Petroleum, a private company, and previously served on the board of Regency Hospital Company, a private company in the healthcare services industry.

Gary A. Mecklenburg, age 65, has served as a director of Acadia (and a manager of its predecessor Acadia Healthcare Company, LLC) since 2006. Mr. Mecklenburg is an Executive Partner of Waud Capital and joined the firm in 2006. Prior to joining Waud Capital Partners, Mr. Mecklenburg served as President and Chief Executive Officer of Northwestern Memorial HealthCare from 1986 to 2006 and Northwestern Memorial Hospital from 1985 to 2003. Mr. Mecklenburg’s career has included senior management positions at the University of Wisconsin Hospitals, Stanford University Hospital and St. Joseph’s Hospital and Franciscan Healthcare in Milwaukee, Wisconsin. The Acadia board of directors believes that Mr. Mecklenburg is qualified to serve as a director due, among other things, his extensive knowledge of and experience in the healthcare industry and his general business and financial acumen. He currently serves as a director of the board of White Glove Health, LHP Hospital Partners, Adreima, CarePoint Partners and Becton Dickinson. Previously he served as Chairman of the Board of Regency Hospital Company (where he first joined as an outside director in 2002) and on the boards of the Institute for Healthcare Improvement and the National Center for Healthcare Leadership.

William F Grieco, age 59, has served as a director of PHC since February 1997. Since 2008, Mr. Grieco has served as the Managing Director of Arcadia Strategies, LLC, a legal business consulting organization servicing healthcare, science and technology companies. From 2008 to 2008, he served as Senior Vice President and General Counsel of American Science and Engineering, Inc., an x-ray inspection technology company. From 2001 to 2002, he served as Senior Vice President and General Counsel of IDX Systems Corporation, a healthcare information technology company. Previously, from 1995 to 1999, he was Senior Vice President and General Counsel for Fresenius Medical Care North America. Prior to that, Mr. Grieco was partner at Choate, Hall & Stewart, a general service law firm. The board of directors of Acadia concluded that based on Mr. Grieco’s legal and healthcare expertise, senior management, business experience and education that he should serve as a director of Acadia.

Controlled Company

We intend to list the shares issued in the merger on NASDAQ. For purposes of the Nasdaq rules, we expect to be a “controlled company.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. Waud Capital Partners will continue to control more than 50% of the voting power of our common stock upon completion of the merger and be able to elect a majority of our board of directors. As a result, we will be considered a “controlled company” for the purposes of the NASDAQ listing requirements. As a “controlled company,” we will be permitted to, and we intend to, opt out of the NASDAQ listing requirements that would otherwise require a majority of the members of our board of directors to be independent and require that we either establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our board by the independent members of our board.

Acadia Board of Directors Composition

Upon the closing of the merger, the Acadia board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Following the merger, subject to any phase in rules of the SEC and NASDAQ, three (3) of the members of Acadia board of directors will be “independent” of Acadia and its management. Three (3) directors to be designated by Waud Capital Partners and a director to be designated by Bruce Shear, the President of PHC, will be in the class of directors whose initial terms expires at the 2012 annual meeting of the stockholders; provided that Mr. Shear’s designee shall satisfy the applicable director independence requirements of NASDAQ or any other securities exchange on which Acadia’s securities may be listed (collectively, the “Director Independence Requirements”). Mr. Bruce Shear and three (3) directors to be designated by Waud Capital Partners will be in the class of directors whose initial term expires at the 2013 annual meeting of the stockholders. Mr. Joey A. Jacobs, one director to be designated by Waud Capital Partners and two directors designated by the other directors (the “Other Independent Directors”) shall be in the class of directors whose initial term expires at the 2014 annual meeting for stockholders; provided, that the Other Independent Directors shall satisfy the Director Independence Requirements.

Committees of the Acadia Board of Directors

Upon completion of the merger, the Acadia board of directors will establish three standing committees: the audit committee, the compensation committee and the corporate governance and nominating committee.

Audit Committee.  Acadia’s audit committee will be responsible for preparing such reports, statements or charters as may be required by NASDAQ or federal securities laws, as well as, among other things:

•	overseeing and monitoring the integrity of its financial statements, its compliance with legal and regulatory requirements as they relate to financial statements or accounting matters and its internal accounting and financial controls;

•	preparing the report that SEC rules require be included in its annual proxy statement;

•	overseeing and monitoring its independent registered public accounting firm’s qualifications, independence and performance;

•	providing the board with the results of its monitoring and recommendations; and

•	providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.

It is anticipated that the board of directors will nominate three directors to serve as members of Acadia’s audit committee. It is also anticipated that one of the independent directors nominated by the Acadia board of directors will serve as Chairman of Acadia’s audit committee and also will qualify as an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. The Acadia board of directors has determined that each of these persons meets the current independence and financial literacy requirements under the Sarbanes-Oxley Act, NASDAQ and SEC rules and regulations.

Compensation Committee.  It is anticipated that the Acadia board of directors will nominate three directors to serve as members of Acadia’s compensation committee. For so long as affiliates of Waud Capital Partners have the right to designate a majority of the Acadia board of directors, the directors designated by affiliates of Waud Capital Partners are expected to constitute a majority of the compensation committee and the chairman of the compensation committee is expected to be a director who is selected by affiliates of Waud Capital Partners.

The compensation committee will be responsible for, among other things:

•	reviewing and approving for the chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;

•	reviewing and making recommendations to the board regarding the compensation policy for such other officers as directed by the board;

•	preparing a report to be included in the annual proxy statement that describes: (a) the criteria on which compensation paid to the chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and

•	acting as administrator of Acadia’s current benefit plans and making recommendations to the Acadia board of directors with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.

Corporate Governance and Nominating Committee.  It is anticipated that the Acadia board of directors will nominate three directors to serve as members of Acadia’s corporate governance and nominating committee. For so long as affiliates of Waud Capital Partners have the right to designate a majority of the Acadia board of directors, the directors designated by affiliates of Waud Capital Partners are expected to constitute a majority of the corporate governance and nominating committee and the chairman of such committee is expected to be a director who is selected by affiliates of Waud Capital Partners. The corporate governance and nominating committee will be responsible for, among other things:

•	reviewing board structure, composition and practices, and making recommendations on these matters to the board;

•	reviewing, soliciting and making recommendations to the board and stockholders with respect to candidates for election to the board; and

•	overseeing compliance by the chief executive officer and senior financial officers with the Code of Business Conduct and Ethics.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the compensation arrangements Acadia has with its Named Executive Officers (“NEOs”) that are expected to serve as executive officers following the merger and Bruce Shear, PHC’s current chief executive officer, who is expected to serve as an executive officer and director of Acadia following the merger. NEO’s include our principal executive officer and our principal financial officer, regardless of compensation level, and our three most highly compensated executive officers during our last completed fiscal year, other than our principal executive officer and principal financial officer. Because Mr. Carter is the only executive officer that was employed by Acadia during 2010 that is expected to be an executive officer following the merger, he is the only executive officer of Acadia for whom information is provided in this CD&A. As further described below under “— Intended Objectives of Acadia’s Executive Compensation Program; Elements of Compensation — Base Salary,” the other executive officers of Acadia joined Acadia in February 2011. No PHC executive officers other than Mr. Shear are expected to become executive officers or directors of Acadia following the merger.

Intended Objectives of Acadia’s Executive Compensation Program; Elements of Compensation

The Acadia board of directors oversees the design and administration of Acadia’s executive compensation program. Acadia’s objective is to have an executive compensation program that will attract and retain the best possible executive talent, to tie annual and long-term cash compensation to the achievement of measurable corporate and individual performance goals and objectives and to align executives’ incentives with stockholder value creation.

Compensation for Acadia’s NEOs has historically consisted of the following elements:

Base Salary

Mr. Carter joined Acadia in April 2007. His base salary was negotiated with him at that time based upon his experience level and anticipated duties and responsibilities. His base salary has been subject to annual increase at the discretion of the Acadia board of directors. The remaining members of Acadia’s senior management, including Messrs. Jacobs, Fincher, Turner, Howard and Polson, were hired in February of 2011. These officers were formerly employed by PSI. PSI, a publicly-traded company, was sold to UHS in November of 2010. Following the sale of PSI to UHS, Acadia hired the former PSI management team and Acadia Management Company, Inc. (“Acadia Management”) entered into employment agreements with these former PSI executive officers, effective on January 31, 2011. Acadia Management also entered into an employment agreement with Mr. Carter in March 2011, which sets forth his annual base salary. The base salary is subject to increase by the Acadia board of directors, in its sole discretion, on an annual basis. These base salaries were the result of negotiation between Waud Capital Partners and these members of management.

In anticipation of consummation of the merger, Acadia has also entered into an employment agreement with Mr. Shear, PHC’s current Chief Executive Officer. Mr. Shear’s employment agreement sets forth his expected duties and responsibilities, his compensation and benefits and certain restrictions to which he will be subject after consummation of the merger.

See “Acadia Employment Agreements” for a description of the employment agreements with Messrs. Jacobs, Shear, Turner, Carter, Fincher, Polson and Howard (collectively, the “Acadia Employment Agreements”).

Cash Bonuses

For fiscal year 2010, Acadia paid a cash bonus to Mr. Carter based on the satisfaction of certain company and individual performance criteria. Mr. Carter was eligible to receive a bonus of up to 8% of his total annual base salary based upon the achievement of individual performance goals, including items related to Acadia’s financial performance, patient and employee satisfaction survey results and the performance of Acadia facilities in annual evaluations (the “Individual Portion”). He was also eligible to receive a bonus between 32% and 62% of his total annual base salary tied to the company’s EBITDA performance, as compared to base and stretch EBITDA targets (the “EBITDA Portion”).

Mr. Carter was not eligible to receive any portion of his targeted bonus for fiscal year 2010 unless Acadia met or exceeded its base EBITDA for the same period. “EBITDA” for purposes of calculating the EBITDA Portion of Mr. Carter’s annual bonus, is defined as earnings before interest, income taxes, interest, depreciation and amortization, as may be adjusted in the discretion of the Acadia board of directors for certain one-time or non-recurring items.

For fiscal year 2010, base target EBITDA was set at $7,045,000 and stretch target EBITDA was set at $9,000,000. Acadia Holdings’ actual adjusted EBITDA for fiscal year 2010 (which excludes transaction related expenses and non-budgeted director fees) was $9,677,000, resulting in the bonus for the EBITDA Portion being set at 62.0% of base salary for Mr. Carter, resulting in bonuses of $196,614 attributable to the EBITDA Portion paid to Mr. Carter for fiscal year 2010. Mr. Carter achieved all of his 2010 individual performance goals, resulting in the bonus for the Individual Portion being set at 8% of his base salary and a bonus of $25,370 attributable to the Individual Portion paid to Mr. Carter for fiscal year 2010.

Mr. Carter’s Acadia Employment Agreement provides that during each calendar year in the related employment period beginning on December 31, 2011, he will be eligible to earn a target annual bonus of up to 100% of his base salary, subject to satisfaction of specified performance criteria established by the Acadia board of directors or its compensation committee. Following the merger, Mr. Shear will be eligible to earn a target annual bonus of up to 60% of his base salary, subject to satisfaction of certain performance criteria.

Mr. Carter also entered into a bonus agreement with Acadia Management on January 4, 2010. This bonus agreements, as more fully described in “Acadia Interested Transactions — Affiliate Transactions,” provide for the payment of a one-time incentive cash bonus of $40,000 to Mr. Carter if no “Change of Control” (as defined in the Prior LLC Agreement) has occurred prior to the date on which the incentive bonus is paid, Acadia achieves specified EBITDA targets and the executive has been continuously employed by Acadia Management from January 4, 2010 to the date such incentive bonus is paid.

Historical Equity Arrangements

Acadia Holdings sold shares of its Class A Common Units and Class A Preferred Units to certain executives, including Mr. Carter, in January 2010. Acadia Holdings also issued Class B Common Units and Class B Preferred Units to Mr. Carter and certain other executives that only vest upon certain qualified changes in control. Acadia Holdings reclassified all of its units into Class A Units and Class B Units in April 2011 in connection with a reclassification of its equity structure. Acadia Holdings also issued Class C Units and Class D Units to certain executives, including Mr. Carter, in connection with the reclassification. In connection with the merger, Acadia Holdings, the sole stockholder of Acadia, will distribute the shares of Acadia common stock that it owns to its members, including Mr. Carter, in accordance with their respective ownership interests in Acadia Holdings.

Mr. Carter, along with Messrs. Fincher, Howard, Jacobs, Polson and Turner, will enter into a stockholders agreement with Waud Capital Partners and Acadia in connection with the merger. The stockholders agreement will contain certain transfer restrictions with respect to the Acadia common stock received from Acadia Holdings in connection with the distribution from Acadia Holdings. See “Stockholders Agreement” for a description of the terms of these restrictions.

Long-Term Equity Incentives Following the Merger

As a private company, Acadia has not historically made annual grants of equity. Waud Capital Partners and the Acadia board of directors believed that management’s ownership interests in Acadia provided sufficient incentives with respect to the long-term growth of Acadia and aligned management’s interests with those of Acadia’s stockholders. Prior to the consummation of the merger, it is anticipated that the Acadia board of directors will adopt the 2011 Incentive Plan (as defined below), which will permit the granting of several types of equity-based compensation awards designed to provide our executive officers with incentives to help align those individuals’ interests with the interests of our stockholders. We also anticipate granting the Acadia board of directors (or its compensation committee) the authority to make periodic grants under the Acadia Healthcare Company, Inc. 2011 Incentive Compensation Plan (the “2011 Incentive Plan”) to our executive officers based on the achievement of certain corporate and individual performance criteria, or otherwise in accordance with the 2011 Acadia Incentive Plan. See “— 2011 Incentive Plan.”

Acadia Employment Agreements

Mr. Carter did not have an employment agreement in fiscal 2010. In 2011, Acadia Management entered into Acadia Employment Agreements with each of Messrs. Jacobs, Fincher, Turner, Howard, Polson and Carter. In anticipation of the merger, Acadia entered into the Acadia Employment Agreements with Messrs. Shear and Boswell. In connection with the merger, the Acadia board of directors has retained a compensation consultant as it transitions to a compensation program more consistent with that of a public company.

Pursuant to the terms of his Acadia Employment Agreement, Mr. Carter currently receives annual base salary of $317,474. Each of Messrs. Jacobs, Fincher, Turner, Howard and Polson currently receives an annual base salary of $240,000.

The term of the Acadia Employment Agreements for each of Messrs. Shear and Boswell will commence immediately following the closing of the merger. Mr. Shear’s Acadia Employment Agreement has a five year term, which shall automatically be extended for successive one-year terms, subject to non-renewal if either party gives the other 90 day’s prior written notice of termination. The Acadia Employment Agreement for Mr. Boswell is subject to a two-year term, subject to automatic one year extensions unless earlier terminated. The annual base salaries for each of Messrs. Shear and Boswell are $350,000 and $226,000, respectively.

The base salaries under the Acadia Employment Agreements for Messrs. Jacobs, Fincher, Turner, Howard, Polson and Carter are subject to an annual increase in the sole discretion of the Acadia board of directors. The Acadia Employment Agreements for Messrs. Shear and Boswell provide that the base salary for the applicable executive shall be increased by at least 5% of the base salary for the prior year as of the first day of each calendar year in the term.

In addition to base salary, the senior executives under the Acadia Employment Agreements are entitled to participate in their sole discretion in all of Acadia’s employee benefit programs for which senior executive officers are generally eligible. These benefits (for the former PSI executive officers) are in addition to any that the related executives may receive from PSI. The benefits to be provided to the executives under the Acadia Employment Agreements for Messrs. Shear and Boswell must be on terms at least as favorable as those received by such executives from PHC immediately prior to the closing of the merger. Furthermore, during the term of such Acadia Employment Agreements, Acadia shall pay 100% of the monthly premiums or other costs associated with the related executives participation in such employee benefit programs and benefits. Mr. Shear is also permitted, under the terms of his Acadia Employment Agreement, to use the automobile leased by Acadia for him until the scheduled expiration of the lease and Acadia shall continue to make all lease payments until the expiration of the lease.

Executives (other than Messrs. Shear and Boswell) are eligible to receive discretionary annual bonuses of up to 100% of such executive’s base salary and reimbursement of reasonable expenses incurred in connection with services performed under each executive’s respective Acadia Employment Agreement. Each of Messrs. Shear and Boswell are eligible to receive an annual bonus of up to 60% of his base salary under his Acadia Employment Agreement. In each case, achievement of the annual bonus is based upon the satisfaction of performance criteria established by the Acadia board of directors or compensation committee or as set forth in the applicable Acadia Employment Agreement.

Generally, if an executive officer party to an Acadia Employment Agreement is terminated without cause or resigns with good reason, such executive is entitled to receive (subject to the satisfaction of certain conditions): (i) such executive’s base salary through the termination date; (ii) any bonus amounts under such executive’s Acadia Employment Agreement to which such executive is entitled determined by reference to the calendar that ended on or prior to the termination date; (iii) any unused and unpaid time off and sick pay accrued through the termination date and any incurred but unreimbursed business expenses as of the termination date; (iv) a prorated bonus amount for the calendar year in which the termination occurs; (v) certain bonus amounts, prorated based on the actual number of days elapsed in such year prior to the termination date; (vi) an amount equal to the cost of the premiums for continued health and dental insurance for the executive and/or his or her dependents in accordance with the Consolidated Budget Reconciliation Act of 1985 for a specified period; (vii) a specified severance payment; and (viii) solely with respect to Mr. Shear, the continued use of his leased automobile until the scheduled termination of the lease and the continued payment by Acadia of all related lease payments (collectively, the “Termination Payments”).

“Cause” (as defined in the Acadia Employment Agreements) means the occurrence of one or more of the following with respect to the applicable executive: (i) the conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude or the conviction of any crime involving misappropriation, embezzlement or fraud with respect to Acadia or any of its subsidiaries or any of their customers, suppliers or other business relations, (ii) conduct outside the scope of such executive’s duties and responsibilities under his/her Acadia Employment Agreement that causes Acadia or any of its subsidiaries substantial public disgrace or disrepute or economic harm, (iii) repeated failure to perform duties consistent with this Agreement as reasonably directed by the Acadia board of directors, (iv) any act or knowing omission aiding or abetting a competitor, supplier or customer of Acadia or any of its subsidiaries to the disadvantage or detriment of Acadia and its subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to Acadia or any of its subsidiaries, (vi) an administrative or other proceeding results in the suspension or debarment of such executive from participation in any contracts with, or programs of, the United States or any of the fifty states or any agency or department thereof, or (vii) any other material breach by such executive of his/her Acadia Employment Agreement or any other agreement between such executive and Acadia or any of its subsidiaries, which is not cured to the reasonable satisfaction of the Acadia board of directors within thirty (30) days after written notice thereof to such executive.

“Good Reason” (as defined in the Acadia Employment Agreements for executives other than Mr. Shear) means if the applicable executive resigns his/her employment with Acadia (a) as a result of one or more of the following actions (in each case taken without executive’s written consent): (i) a reduction in such executive’s base salary (other than as part of an across-the-board reduction that (A) results in a 10% or less reduction of such executive’s base salary as in effect on the date of any such reduction or (B) is approved by the Chief Executive Officer of Acadia), (ii) a material diminution of such executive’s job duties or responsibilities inconsistent with Executive’s position; (iii) any other material breach by Acadia (or its successors) of such Acadia Employment Agreement; or (iv) a relocation of Acadia’s principal executive offices and corporate headquarters outside of a thirty (30) mile radius of Nashville, Tennessee following relocation thereto in accordance with Section 1; provided that, none of the events described in clauses (i) through (iv) shall constitute Good Reason unless such executive shall have notified Acadia in writing describing the event which constitutes Good Reason within ninety (90) days after the occurrence of such event and then only if Acadia and its subsidiaries shall have failed to cure such event within thirty (30) days after Acadia’s receipt of such written notice and such executive elects to terminate his employment as a result at the end of such thirty (30) day period, or (b) for any reason within 180 days following a Sale of the LLC (as defined in the Acadia Holdings LLC Agreement). The merger does not constitute a Sale of the LLC (as defined in the Acadia Holdings LLC Agreement). For Mr. Shear, “Good Reason” (as defined in his Acadia Employment Agreement) is defined as (A) a reduction in his base salary (other than as part of an across-the-board reduction that (1) results in a 10% or less reduction of such executive’s base salary as in effect on the date of any such reduction or (2) is approved by the Chief Executive Officer of Acadia), (B) a material diminution of his job duties or responsibilities inconsistent with his position; (C) the failure by Acadia to nominate Mr. Shear to serve on the Acadia board of directors; or (D) any other material breach by Acadia (or its successors) of Mr. Shear’s Acadia

Employment Agreement; provided that, none of the events described in clauses (A) through (D) shall constitute Good Reason unless such executive shall have notified Acadia in writing describing the event which constitutes Good Reason within ninety (90) days after the occurrence of such event and then only if Acadia and its subsidiaries shall have failed to cure such event within thirty (30) days after Acadia’s receipt of such written notice and such executive elects to terminate his employment as a result at the end of such thirty (30) day period.

If an executive officer party to an Acadia Employment Agreement dies or becomes disabled, such executive is entitled to the applicable Termination Payments (other than the severance payment contemplated under clause (vii) of the definition thereof). In the event that a senior executive becomes disabled not due to death, such executive shall be entitled to receive continued installment payments of such executive’s base salary as in effect on the termination date for a specified period of time.

If Acadia terminates an executive under an Acadia Employment Agreement for cause or if any such executive resigns without good reason, such executive will only be entitled to receive his or her unpaid base salary through the termination date and any bonus amount to which such executive is entitled by reference to the calendar year that ended on or prior to the termination date.

During the term of the Acadia Employment Agreement for each executive officer (other than Mr. Shear) and for one year thereafter (or 24 months thereafter in the case of Mr. Jacobs), each such executive is prohibited from (i) directly or indirectly managing, controlling, consulting, rendering services for or participating, engaging or owning an interest in any business which derives 25% of its gross revenue from the business of providing behavioral healthcare and/or related services and (ii) directly or indirectly managing, controlling, rendering services for or participating or consulting with any unit, division, segment or subsidiary of any other business that engages in or otherwise competes with (or was organized for the purpose of engaging in or competing with) the business of providing behavioral healthcare and/or related services, subject to certain exceptions. Each such executive is prohibited from directly or indirectly soliciting or hiring any employee or independent contractor of Acadia or directly or indirectly soliciting any customer, supplier, licensee, licensor or other business relation of Acadia during the employment period and for 12 months thereafter. The non-compete provisions to which Mr. Shear will be subject under his Acadia Employment Agreement shall terminate on the lesser of (i) 24 months and (ii) the number of months remaining until the expiration of his employment term (but in no event less than 12 months), calculated from the date of his termination of service. In addition, the executive officers party to an Acadia Employment Agreement are (or will be) subject to customary confidentiality and non-disparagement obligations both during and following their employment with Acadia.

2011 Incentive Plan

In connection with the merger, we expect to adopt a 2011 Incentive Plan, or the “2011 Incentive Plan.” The 2011 Incentive Plan is expected to provide for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, will be eligible for grants under the 2011 Incentive Plan. The purpose of the 2011 Incentive Plan will be to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our company. The specific terms of the 2011 Incentive Plan are still being finalized. Set forth below is a summary of the material terms of the 2011 Incentive Plan based on our current discussions. This summary is preliminary and may not include all of the provisions of the 2011 Incentive Plan. For further information about the 2011 Incentive Plan, we refer you to the complete copy of the 2011 Incentive Plan, which we will file as an exhibit to the registration statement.

Administration.  The 2011 Incentive Plan will be administered by a committee designated by our board of directors. Among the committee’s powers will be to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2011 Incentive Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2011 Incentive Plan as it deems necessary or proper. The committee will have full authority to administer and interpret the 2011 Incentive Plan, to grant discretionary awards under the 2011 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2011 Incentive Plan and the awards thereunder as the committee deems necessary or desirable and to delegate authority under the 2011 Incentive Plan to our executive officers.

Available Shares.  The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2011 Incentive Plan or with respect to which awards may be granted may not exceed           shares. The number of shares available for issuance under the 2011 Incentive Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the number of outstanding shares of our common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2011 Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2011 Incentive Plan.

Eligibility for Participation.  Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates will be eligible to receive awards under the 2011 Incentive Plan.

Award Agreement.  Awards granted under the 2011 Incentive Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the committee.

Stock Options.  The committee may grant nonqualified stock options and incentive stock options to purchase shares of our common stock only to eligible employees. The committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% or greater stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the committee at grant and the exercisability of such options may be accelerated by the committee.

Stock Appreciation Rights.  The committee may grant stock appreciation rights, or “SARs,” either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, or “Tandem SAR,” or independent of a stock option, or “Non-Tandem SAR.” A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by an SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2011 Incentive Plan, or such other event as the committee may designate at the time of grant or thereafter.

Restricted Stock.  The committee may award shares of restricted stock. Except as otherwise provided by the committee upon the award of restricted stock, the recipient generally will have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Internal Revenue Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2011 Incentive Plan and are discussed in general below.

Other Stock-Based Awards.  The committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2011 Incentive Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2011 Incentive Plan and discussed in general below.

Other Cash-Based Awards.  The committee may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the committee may accelerate the vesting of such award in its discretion.

Performance Awards.  The committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the committee. Based on service, performance or other factors or criteria, the committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals.  The committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth, as to either gross or net revenues; (21) annual recurring net or gross revenues; (22) recurring net or gross revenues; (23) license revenues; (24) sales or market share; (25) total shareholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the committee; (28) the fair market value of the a share of common stock; (29) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; (30) reduction in operating expenses or (31) other objective criteria determined by the committee.

To the extent permitted by law, the committee may also exclude the impact of an event or occurrence which the committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the committee. In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control.  In connection with a change in control, as will be defined in the 2011 Incentive Plan, the committee may accelerate vesting of outstanding awards under the 2011 Incentive Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights.  Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination.  Notwithstanding any other provision of the 2011 Incentive Plan, our board of directors may at any time amend any or all of the provisions of the 2011 Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2011 Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability.  Awards granted under the 2011 Incentive Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards.  The 2011 Incentive Plan will provide that awards granted under the 2011 Incentive Plan are subject to any recoupment policy we may regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

Effective Date.  We expect that the 2011 Incentive Plan will be adopted in connection with the merger.

Board of Directors Report

The full Acadia board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b)(1) of Regulation S-K with management and, based on such review and discussions, has recommended that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

THE ACADIA HEALTHCARE COMPANY, INC. BOARD OF DIRECTORS

Joey A. Jacobs
Reeve B. Waud
Charles E. Edwards
Matthew A. London
Gary A. Mecklenburg

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation earned by each of Acadia’s NEOs for the fiscal year ended December 31, 2010.

Change in
Pension
Value and
Non-Qualified
						Non-Equity	Deferred
		Base		Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(2)	($)	($)	($)	($)	($)(4)	($)

Trey Carter(1)	2010	317,119	222,232	— (3)	—	—	—	4,579	543,930

(1)	Mr. Carter served as Acadia’s Chief Executive Officer from May 2007 until February 2011. In February 2011, he was appointed as a Co-President of Acadia and will serve in such capacity following the merger.

(2)	Bonus amounts were earned in fiscal year 2010 and paid in fiscal year 2011.

(3)	Mr. Carter received a grant of 6,500 shares of Class B Common Units and 400 shares of Class B Preferred Units in fiscal 2010. The grant date fair value of such rewards was determined to be de minimis. These awards vest only upon certain change of control events.

(4)	Acadia allows employees to cash-in up to 40 hours of accrued vacation time payable at 75% of its accrued value.

The table below summarizes the total compensation earned by Mr. Shear from PHC during its fiscal years ended June 30, 2010, 2009 and 2008.

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
		Base		Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)	($)	($)(2)	($)	($)	($)		($)

Bruce A. Shear(1)	2010	468,369	49,000	—	17,199	—	—	22,719	(3)	557,287
	2009	453,846	—	—	42,648	—	—	13,685	(4)	510,179
	2008	470,077	60,000	—	69,300	—	—	24,312	(5)	623,689

(1)	Mr. Shear has served (and currently serves) as the President, Chief Executive Officer of PHC since 1980. It is anticipated that he will serve as the Executive Vice Chairman and a member of the Acadia board of directors after consummation of the merger.

(2)	These amounts represent the aggregate grant date fair value of stock option awards granted during the fiscal year.

(3)	This amount represents $9,837 contributed by PHC to PHC’s Executive Employee Benefit Plan on behalf of Mr. Shear, $3,520 in premiums paid by PHC with respect to life and disability insurance for the benefit of Mr. Shear and $9,362 in personal use of a company car used by Mr. Shear.

(4)	This amount represents $8,894 contributed by PHC to PHC’s Executive Employee Benefit Plan on behalf of Mr. Shear, $3,706 in premiums paid by PHC with respect to life and disability insurance for the benefit of Mr. Shear and $1,085 in personal use of a company car used by Mr. Shear.

(5)	This amount represents $8,894 contributed by PHC to PHC’s Executive Employee Benefit Plan on behalf of Mr. Shear, $11,261 in premiums paid by PHC with respect to life and disability insurance for the benefit of Mr. Shear and $4,157 in personal use of a company car used by Mr. Shear.

Grant of Plan-Based Awards

The table below summarizes grants of incentive plan awards to each of Acadia’s NEOs for the fiscal year ended December 31, 2010:

					Estimated
					Future	All Other
					Payouts	Stock
		Estimated Future Payouts			Under	Awards:	Grant
		Under			Equity	Number of	Date Fair
		Non-Equity Incentive Plan			Incentive	Shares of	Value of
		Awards(1)			Plan	Stock or	Stock
	Grant	Threshold	Target	Maximum	Awards	Units	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)	($)(3)

Trey Carter	1/4/2010				6,500 (4)	—	0
	1/4/2010				400 (4)	—	0
	2/24/2011	—	126,990	203,183	—	—	—
	1/4/2010	—	40,000	—	—	—	—

(1)	See “Compensation Discussion and Analysis — Intended Objectives of Acadia’s Executive Compensation Program; Elements of Compensation — Cash Bonuses” for a discussion of Acadia’s annual incentive plan.

(2)	All of the equity incentive plans awards granted in the fiscal year are performance based awards that would have vested upon the occurrence of a “Change of Control” (as defined in the Prior LLC Agreement) in which Waud Capital Partners achieves a targeted internal rate of return. All of these awards were reclassified into Class B Units in connection with Acadia Holdings’ entry into the Acadia Holdings LLC Agreement on April 1, 2011.

(3)	The grant date fair value of the awards reflected in this column was determined to be de minimis. There awards were subject to vesting only upon certain change of control events.

(4)	Represents 6,500 Class B Common Units and 400 Class B Preferred Units of Acadia Holdings, which were reclassified into Class B Units of Acadia Holdings on April 1, 2011.

The table below summarizes grants of incentive plan awards by PHC to Mr. Shear during its fiscal year ended June 30, 2010:

All Other
Option
		Awards:	Exercise	Grant Date
		Number of	or Base	Fair Value
		Securities	Price of	of Stock
		Underlying	Option	and Option
	Grant	Options	Awards	Awards
Name	Date	(#)	($/Sh)	($)

Bruce Shear(1)	12/14/2009	15,000	1.08	8,599
	12/14/2009	15,000	1.08	8,599

(1)	These options were approved for issue by the PHC board of directors separate from PHC’s established executive bonus plan. None of the targets were met based on PHC’s performance in fiscal 2010. The options issued were 25% vested when issued and vest 25% on each of the next three anniversary dates of the grant and expire after five years. PHC utilized the Black-Scholes valuation model for estimating the Grant Date Value with no adjustments for non-transferability or risk of forfeiture. The assumptions used are as follows (as of December 14, 2009): (i) risk free interest rate of 2.30%; (ii) no expected dividend yield; (iii) expected lives of five years; and (iv) expected volatility of 60.66%.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes Acadia Holdings equity awards outstanding for Mr. Carter as of December 31, 2010:

Equity
Incentive Plan
Awards:
Market or
		Equity Incentive	Payout Value
		Plan Awards:	of Unearned
		Number of	Shares, Units
		Unearned Shares,	or Other
		Units or Other	Rights That
	Grant	Rights That Have	Have Not
Name	Date	Not Vested (#)	Vested ($)

Trey Carter(1)	1/4/2010	6,500 (1)	$1,302,000
	1/4/2010	400 (1)	800,000

(1)	Represents Class B Common Units and Class B Preferred Units of Acadia Holdings, which were reclassified into Class B Units of Acadia Holdings on April 1, 2011.

The following table provides information about PHC options outstanding, held by Mr. Shear as of PHC’s fiscal year ended June 30, 2010:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Bruce A. Shear	15,000	—	2.68	9/20/10
	75,000	—	2.68	9/20/10
	15,000	—	2.20	5/22/11
	15,000	—	2.06	10/14/12
	11,250	3,750 (1)	2.95	10/31/12
	15,000	5,000 (2)	2.90	11/14/12
	15,000	5,000 (3)	2.75	2/18/13
	50,000	—	1.25	11/28/13
	10,000	10,000 (4)	1.20	6/15/14
	3,750	11,250 (5)	1.08	12/14/14
	3,750	11,250 (5)	1.08	12/14/14

(1)	The additional 7,500 unvested options are scheduled to vest on October 31, 2011.

(2)	The additional 10,000 unvested options are scheduled to vest on November 14, 2011.

(3)	The additional 10, 000 unvested options are scheduled to vest on February 18, 2012.

(4)	The additional 20,000 unvested options are scheduled to vest on 10,000 on June 15, 2012 and 10,000 are scheduled to vest on June 15, 2013.

(5)	The additional 60,000 unvested options will vest 20,000 on December 14, 2011; 20,000 on December 14, 2012; and, 20,000 December 14, 2013.

Options Exercised and Stock Vested

None of the units of Acadia Holdings issued to Mr. Carter prior to April 2011 were subject to any vesting.

There were no options exercised or stock vested held by Mr. Shear in PHC’s fiscal year ended June 30, 2010.

Pension Benefits

Neither Acadia nor PHC offered any pension benefits to any of NEO for the fiscal year ended December 31, 2010 or June 30, 2010, as applicable.

Non-qualified Deferred Compensation

Neither Acadia nor PHC have any non-qualified deferred compensation plans. We do not intend to adopt any non-qualified deferred compensation after consummation of the merger.

Potential Payments upon Termination or Change-in-Control

The equity agreements pursuant to which Acadia Holdings issued units of Acadia Holdings to certain members of Acadia management provide for potential payments that could be received by the NEOs employed by Acadia upon termination of employment or in connection with a Sale of Acadia. Consummation of the merger will not trigger a change-in-control payment under such agreements.

PHC has entered into a change-in-control arrangement with Mr. Shear. The arrangement calls for Mr. Shear, in the event of a change in control, to receive payment of his average annual salary for the past five years times a multiplier of 2.99, as set by PHC’s compensation committee. The proposed merger constitutes a change in control under Mr. Shear’s change-in-control arrangements with PHC. Assuming a June 30, 2011 closing date for the merger, Mr. Shear would have been entitled to a change-in-control payment of $1,529,951 under his change-in-control arrangement.

		Termination
				Following
				Change-in-	Death or
		For Cause	Not for Cause	Control	Disability	Retirement
Name	Element	($)	($)	($)	($)	($)

Trey Carter	Salary	—	317,474	—	—	—
	Bonus	—	—	—	—	—
	Benefits	—	—	—	—	—
	Acadia Holdings Units	—	—	2,102,000	—	—
	Totals	—	—	—	—	—
Bruce A. Shear(2)	Salary	—	—	1,529,951	519,000	—
	Bonus	—	—	—	—	—
	Benefits	—	—	—	1,490,948 (3)	—
	Stock Options	—	—	—	—	—
	Totals	—	—	1,529,951	2,009,948	—

(1)	Amounts set forth in this table for Mr. Carter assume that the triggering event occurred as of December 31, 2010. They do not take into account any amounts to which Mr. Carter may be entitled under his Acadia Employment Agreement, which he entered into on March 29, 2011.

(2)	Amounts set forth in this table for Mr. Shear assume that the triggering occurred as of June 30, 2010. They do not take into account any amounts to which Mr. Shear may be entitled under his Acadia Employment Agreement which he entered into on May 23, 2011.

(3)	In the event of disability, Mr. Shear would have been entitled to receive a disability benefit of $990,948 paid out over four years. In the event of his death, Mr. Shear’s survivors would have received a $500,000 death benefit under a PHC paid life insurance policy.

Mr. Shear entered into an Acadia Employment Agreement (as discussed above in “— Acadia Employment Agreements”) in connection with the merger.

Director Compensation

For fiscal 2010, Mr. Mecklenburg received a payment of $5,000 per month for serving as a manager of Acadia Healthcare Company, LLC. The other managers of Acadia Healthcare Company, LLC (including Messrs. Waud, Edwards and London) did not receive any fees for attending meetings.

The following table sets forth a summary of the compensation paid to Messrs. Mecklenburg and Sainer for the fiscal year ended December 31, 2010:

Fees
	Earned or	Stock	All Other
	Paid in	Awards	Compensation
Director	Cash ($)	($)	($)	Total ($)

Mr. Mecklenburg	$60,000	—	—	$60,000

In fiscal 2010, Mr. Grieco received the following compensation from PHC as a director:

Fees
	Earned or	Option	All Other
	Paid in	Awards	Compensation
Director	Cash ($)	($)(1)	($)	Total ($)

Mr. Grieco	$26,825	15,526	—	$42,351

(1)	These amounts represent the aggregate grant date fair value of stock option awards granted during the fiscal year.

As of June 30, 2010, Mr. Grieco had 187,000 outstanding PHC stock options, 150,125 of which had vested.

ACADIA BUSINESS DESCRIPTION

As used in this “Acadia Business Description” and in the “Acadia Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Acadia Principal Stockholders” and “Acadia Interested Transactions” sections, unless otherwise set forth herein, references to “we,” “us,” and “our” refer to Acadia and its subsidiaries after acquisition of YFCS but prior to consummation of the merger.

Overview

Founded in December 2005, Acadia is a leading provider of behavioral health care services in the United States. Acadia operates 19 inpatient behavioral health care facilities in 13 states. On April 1, 2011, Acadia acquired Youth & Family Centered Services, Inc. (“YFCS”), the largest private, for-profit provider of behavioral health, education and long term support services exclusively for abused and neglected children and adolescents. YFCS’ services include residential treatment care, community-based services, acute care, specialized education services, therapeutic group homes, therapeutic foster care and medical and behavioral services.

For the year ended December 31, 2010 and the quarter ended March 31, 2011, on a pro forma basis giving effect to the YFCS acquisition, we generated revenues of $248.7 million and $63.3 million, respectively. As of May 1, 2011, we operated 19 facilities, including six inpatient psychiatric facilities that provide acute care services, 13 inpatient facilities that provide resident treatment care, eight facilities that provide community based services and one substance abuse facility.

History and Acquisitions

Acadia was formed in 2005 by Waud Capital Partners (“WCP”) as a behavioral health company to acquire, develop and operate behavioral health facilities. Acadia has grown both organically and through acquisitions. Key acquisitions since 2008 include:

Youth & Family Centered Services, Inc. (2011) — largest private, for-profit provider of behavioral health, education and long term support services exclusively for abused and neglected children and adolescents. YFCS had 12 active operations in eight states, over 100 clinical programs and served over 4,300 infants, children and adolescents at the time of its acquisition by Acadia.

Peninsula Village (2009) — 145-bed residential treatment center located in Louisville, Tennessee.

Acadiana Addiction Center (2009) — 42-bed substance abuse facility located in Lafayette, Louisiana.

Riverwoods (2008) — 55-bed inpatient psychiatric facility located in Atlanta, Georgia.

Acadia was formed as a limited liability company in the State of Delaware in 2005. Our principal executive offices are located at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067. Our telephone number is (615) 861-6000.

Types of Facilities and Services

Our facilities and services can generally be classified into the following categories: acute inpatient psychiatric facilities; residential treatment centers; group home, therapeutic group home and foster care; substance abuse centers; outpatient community-based services; specialized educational services and other behavioral services. The table below presents the percentage of our total net revenue (on an a pro forma basis giving effect to Acadia’s acquisition of YFCS) attributed to each facility or service category for the year ended December 31, 2010:

Percentage of Net
Revenue for the Year
Ended December 31,
Facility/Service	2010
(Unaudited)

Inpatient facilities/acute care	19.9%
Residential treatment centers	43.0%
Group home, therapeutic group home and foster care	3.2%
Substance abuse facilities	1.5%
Community-based services	27.2%
Specialized educational services	4.7%
Other behavioral services	0.5%

Acute Inpatient Psychiatric Facilities

Acute inpatient psychiatric facilities provide a high level of care in order to stabilize patients that are either a threat to themselves or to others. The acute setting provides 24-hour observation, daily intervention and monitoring by psychiatrists. Generally, due to high patient turnover and the special security and health precautions required, acute psychiatric hospitals have lower average occupancy.

Our facilities which offer acute care services provide evaluation and crisis stabilization of patients with severe psychiatric diagnoses through a medical model delivery that incorporates structured and intensive medical and behavioral therapies with 24-hour monitoring by a psychiatrist, psychiatric trained nurses and direct care staff. Lengths of stay for crisis stabilization and acute care range in these facilities range from three to five days and from five to twelve days, respectively.

As of May 1, 2011, we operated six facilities that provide acute care services in addition to other services.

Residential Treatment Centers

Residential treatment centers treat psychiatric patients in a non-hospital setting. The facilities balance therapy activities with social, academic and other activities. Since the setting is less intensive, demands on staffing, security and oversight are generally lower than inpatient psychiatric facilities. In contrast to acute care psychiatric facilities, occupancy can be managed more easily given a longer length of stay. Over time, however, residential treatment centers have continued to serve increasingly severe patients who would have been treated in acute care facilities in earlier years.

We provide residential treatment care through a medical model residential treatment facility, which offers intensive, medically-driven interventions, intense staff-to-patient ratios and sophisticated treatment regimens designed to deal with the high level of patient acuity and dysfunction. Children and adolescents admitted to these facilities typically have had multiple prior failed treatment attempts, histories of severe physical, sexual and emotional abuse, termination of parental custody, substance abuse, marked deficiencies in social, interpersonal and academic skills and a wide range of multiple psychiatric disorders. Treatment typically is provided by an interdisciplinary team coordinating psychopharmacological, individual, group and family therapy along with specialized accredited educational programs in both secure and unlocked environments. Lengths-of-stay range from three months to several years.

As of May 1, 2011, we operated 13 facilities that provide residential treatment care, in addition to other services.

Group Home, Therapeutic Group Homes and Foster Care

Our group-home programs provide family-style living for approximately four to 12 youths in a single house or apartment within residential communities where supervision and support are provided by 24-hour staff. The goal of a group home program is to teach family living and social skills through individual and group counseling sessions within a real life environment. The residents are encouraged to take on responsibility for the home and their health as well as actively take part in community functions. Most attend an accredited and licensed school (on our premises) or a local public school in their area.

We also operate therapeutic group homes which provide comprehensive treatment services for serious, emotionally disturbed adolescents. The ultimate goal is to reunite or place these children with their families or prepare them, when appropriate, for permanent placement with a relative or an adoptive family. Therapeutic foster care is considered the least restrictive form of therapeutic placement for children and adolescents with emotional disorders who often are part of the child welfare or juvenile justice system. Care is delivered in private homes with experienced foster parents who are trained to work with children and adolescents with special needs.

As of May 1, 2011, we operated two facilities that provide group home services and one facility that provides therapeutic group home services.

Substance Abuse Centers

Substance abuse centers (or SACs) provide a comprehensive continuum of care for male and female adults with addictive disorders and co-occurring mental disorders. Our detox, inpatient, partial hospitalization and outpatient treatment options are cost-effective and give patients access to the least restrictive level of care. All programs offer individualized treatment in a supportive and nurturing environment. As of May 1, 2011, we operated one SAC.

Outpatient Community-Based Services

Our community-based services can be divided into two age groups: children and adolescents (seven to 18 years of age) and young children (three months to six years of age). Community-based programs are designed to provide therapeutic treatment to children and adolescents who have a clinically-defined emotional, psychiatric or chemical dependency disorder while enabling the youth to remain at home and within their community. Many patients who participate in community-based programs have transitioned out of a residential facility or have a disorder that does not require placement in a facility that provides 24-hour care.

Community-based programs developed for these age groups provide a unique array of therapeutic services to a very high-risk population of children. These children suffer from severe congenital, neurobiological, speech/motor and early onset psychiatric disorders. These services are provided in clinics and employ a treatment model that is consistent with our multi, interdisciplinary medical treatment approach. Depending on their individual needs and treatment plan, children receive speech, physical, occupational and psychiatric interventions that are coordinated with services provided by their referring primary care physician. The children receive treatment from 7:30 a.m. to 4:00 p.m. five days a week.

As of May 1, 2011, we operated eight facilities that provide community-based services.

Specialized Education Services

Our accredited grammar, middle and high schools (including charter schools) are unique because of their focus on integrating educational interventions into each child’s individual treatment plan through participation in inter-disciplinary treatment team meetings to assist in monitoring and reporting on each child’s clinical progress.

Our education programs are accredited schools that provide a full educational experience to children and adolescents having special education needs. In some states, we provide educational services on an extended school year basis. As a result of the YFCS acquisition, we now also have charter schools that utilize teaching methods that address therapeutic needs particular to learning and behavioral deficits of the students.

Our education services also include vocational education and training that may allow those residents to become employable in entry level positions in the communities in which they reside. GED preparation courses are also offered for students who require assistance in developing test-taking skills and who would benefit from tutoring services.

As of May 1, 2011, we operated 11 facilities that provide educational services.

Other Behavioral Services

We also offer a variety of other behavioral health services for specialized populations who need specific treatment methods. Programs include “at risk” infant and children clinics, sexually maladaptive behavior (“SMB”) programs, programs for adolescent females, programs for the mentally retarded and developmentally disabled youth and programs for severe and persistently mentally ill youths.

Business Strengths

We believe the following strengths differentiate us from our competitors and contribute to our success:

Premier Operational Management Team with Track Record of Success

Our management team has 135 combined years of experience in acquiring, integrating and operating a variety of behavioral facilities. Following the sale of PSI to UHS in November 2010, PSI’s former executive officers joined Acadia in February 2011. The combination of the Acadia management team with the operational expertise of the former PSI management team gives us what we believe to be the premier leadership team in the behavioral health care industry. The new management team will bring its years of experience operating behavioral health facilities, generating strong cash flow and growing a strong business.

Favorable industry and legislative trends

•	Health reform and the expansion of health insurance coverage may increase the number of patients seeking behavioral health services as payment issues are the primary reasons for people not seeking mental health and substance abuse treatment.

•	Expanded coverage should reduce uncollectible accounts receivable.

•	The Paul Wellstone and Pete Domenici Mental Health Parity and Addiction Equity Act of 2008 (the “MHPAEA”) provides for equal coverage between psychiatric or mental health services and conventional medical health services and forbids employers and insurers from placing stricter limits on mental health care compared to other health conditions.

•	Expanded coverage has in turn increased awareness and acceptance of mental health and substance abuse diseases.

•	Mental health and substance abuse treatment in the United States is projected to grow from approximately $121 billion in 2003 to approximately $239 billion in 2014 at a compound annual growth rate of approximately 6.4%.

•	Approximately 6% of people in the United States suffer from a seriously debilitating mental illness and over 20% of children, either currently or at some point during their life, have had a seriously debilitating mental disorder.

Leading Platform in Highly Attractive Healthcare Niche

Upon our acquisition of YFCS, we became one of the largest providers of behavioral health care services in the United States. Our scale positions us well, as the industry itself is undergoing consolidation in an effort to reduce costs and better negotiate with larger payer organizations. In addition, the behavioral health care industry has significant barriers to entry as it is highly specialized and regulated. Significant capital requirements are required and market entrants are expected to have knowledge of state and federal laws, medical facility operations and be licensed with each agency in each location.

Diversified Revenue and Payor Bases

After giving effect to the YFCS acquisition, we now operate 19 facilities in 13 states. The YFCS acquisition increased our payor, patient/client and geographic diversity, which mitigates the potential risk associated with any single facility. On a pro forma basis giving effect to the YFCS acquisition, our largest facility accounted for less than

15% of 2010 revenue and no other facility accounted for more than 11% of total facility revenue. Such increased diversity also mitigates the impact of any financial or budgetary pressure that may arise in a particular state in which we operate a facility, with no state accounting for more than 20% of revenue on a pro forma basis giving effect to the YFCS acquisition.

Business Strategy

We are committed to providing the communities we serve with high quality, cost-effective behavioral health services, while growing our business, increasing profitability and creating long-term value for our stockholders. To achieve these objectives, we have aligned our activities around the following growth strategies:

Increase Margins by Enhancing Programs and Improving Underperforming Facilities

We believe we can improve efficiencies and increase operating margins by utilizing our management’s expertise and experience within existing programs and their expertise in improving performance at underperforming facilities. We believe the efficiencies can be realized by investing in growth in strong markets, addressing capital constrained facilities that have underperformed and improving management systems. Furthermore, the YFCS acquisition gives us an opportunity to develop a national marketing strategy in many markets which should help to increase the geographic footprint from which our existing facilities attract patients and referrals.

Opportunistically Pursue Acquisitions

We selectively seek opportunities to expand and diversify our base of operations by acquiring additional facilities. The combination of Acadia and YFCS creates a national platform to become the leading dedicated provider of high quality behavioral health care services in the U.S. We intend to focus our efforts on acquiring additional acute psychiatric facilities, which should increase the percentage of such facilities in our portfolio. We leverage our management team’s expertise to identify and integrate acquisitions based on a disciplined acquisition strategy that focuses on quality of service, return on investment, and strategic benefits.

Drive Organic Growth of Existing Facilities

We seek to increase revenue at our facilities by providing a broader range of services to new and existing patients and clients. The YFCS acquisition presents us with an opportunity to leverage YFCS’ platform in order to provide a wider array of behavioral health services (including adult services and acute services) to patients and clients in the markets YFCS serviced before the acquisition without increasing the number of our licensed beds. We also intend to increase licensed bed counts in our existing facilities, with a focus on increasing the number of acute psychiatric beds. Furthermore, we believe that opportunities exist to leverage out-of-state referrals to increase volume and minimize payor concentration, especially with respect to our youth and adolescent focused services and our substance abuse services.

Facilities

We currently own or operate inpatient psychiatric facilities, residential treatment centers, group homes, substance abuse facilities and facilities providing outpatient community based services, specialized education services and various other outpatient behavioral health services. The following table summarizes the services provided at, and information regarding, our facilities as of May 1, 2011.

		Type of
	Acadia or	Facility or			Certificate	# of
	YFCS	Key			of Need	Licensed
Facility	Facility	Services(1)	City	State	State?	Beds	Owned/Leased

Vermillion	Acadia	IPF	Lafayette	LA	No	56	Leased
Abilene	Acadia	IPF	Abilene	TX	No	60	Owned
Riverwoods	Acadia	IPF	Riverdale	GA	Yes	55	Owned
Montana	Acadia	RTC	Butte	MT	Yes	68	Owned
The Village	Acadia	RTC	Louisville	TN	Yes	145	Leased
Acadiana	Acadia	SAC	Lafayette	LA	No	42	Leased
Casa Grande(2)	YFCS	RTC	Casa Grande	AZ	No	32	Owned
Parc Place	YFCS	RTC, ES	Chandler	AZ	No	87	Owned
Desert Hills	YFCS	AC, RTC, TFC, ES and CBS	Albuquerque	NM	No	100	Owned
Lakeland	YFCS	AC, RTC and ES	Springfield	MO	Yes	149	Owned
Milcreek-AR	YFCS	RTC, MR and ES	Fordyce	AR	Yes	172	Leased
Ascent	YFCS	MBS, ES and CBS	Jonesboro	AR	Yes	N/A	Owned
Milcreek-Pontotoc	YFCS	RTC, CBS and ES	Pontotoc	MS	Yes	51	Leased
Milcreek-Magee	YFCS	RTC, MR, TGH, CBS and ES	Magee	MS	Yes	205	Leased
PsychSolutions	YFCS	CBS	Miami	FL	Yes	N/A	Leased
Southwood	YFCS	AC, RTC, ES and CBS	Pittsburgh	PA	No	112	Owned
Options	YFCS	RTC, ES and GH	Indianapolis	IN	No	98	Leased
Resource	YFCS	RTC, CBS and ES	Indianapolis	IN	No	90	Leased
Resolute	YFCS	RTC, GH, ES and CBS	Indianapolis	IN	No	86	Leased

(1)	The following definitions apply to the services listed in this column:“IPF” means inpatient psychiatric facility; “RTC” means residential treatment care; “AC” means acute care; “GH” means group home; “TGH” means therapeutic group home; “CBS” means community-based services; “ES” means specialized educational services; “TFC” means therapeutic foster care; “MR” means mentally retarded; “MBS” means medical and behavioral services; and “SAC” means substance abuse center.

(2)	Scheduled to re-open fourth quarter 2011.

Sources of Revenue

We receive payments from the following sources, for services rendered in our facilities: (i) state governments under their respective Medicaid programs and otherwise; (ii) private insurers, including managed care plans; (iii) educational institutions; (iv) the federal government under the Medicare Program (Medicare) administered by the Center for Medicare and Medicaid Services (CMS); and (v) directly from other payors including individual patients and clients. For the fiscal year ended December 31, 2010, on a pro forma basis giving effect to the YFCS acquisition, approximately 63% of our revenue came from Medicaid, approximately 12% came from state governments, approximately 9% came from private insurers, approximately 9% came from educational institutions, approximately 5% came from Medicare and approximately 1% came directly from patients or clients.

Industry Overview

Mental Health Industry

According to the National Institute of Mental Health, 26.2% of Americans ages 18 or older, or slightly more than one in four adults, suffer from a diagnosable mental disorder in a given year and about 6% suffer from a serious mental illness. Approximately one in five children and adolescents has a mental disorder.

The mental health facilities and youth behavioral services market is estimated to be approximately $22 billion with an estimated 73 million people in the United States having diagnosable mental illnesses. The child and adolescent behavioral health services market is estimated to be approximately $10.1 billion in 2010 and is expected to grow to approximately $11 billion by 2014 according to IBISWorld. This market is likely to expand in light of the growing under age of 18 population, which is expected to reach 81.7 million by 2020. National expenditures on mental health and substance abuse treatment are expected to reach $239 billion by 2014. The mental health and substance abuse centers industry is growing in response to an increased awareness of mental and substance abuse diseases. In 2010, the industry generated revenue of approximately $9.0 billion. In 2014, the industry is expected to generate revenue of approximately $10.2 billion according to IBISWorld. The behavioral health industry is highly fragmented, with only a few large national providers of significant scale. The industry is characterized by favorable supply and demand dynamics, with capacity reductions during the 1990s driving a sustained increase in occupancy rates.

The capacity reduction was largely driven by third-party payors reducing reimbursement, implementing more stringent admission criteria and decreasing the authorized length of stay. Since then, the supply of new beds has remained relatively stable as the industry has high barriers to entry, including CON restrictions, Medicare/Medicaid certification requirements and high start-up costs. Reduced capacity, mental health parity legislation (as discussed below in “— Regulation — Mental Health Parity Legislation”) and increased demand for behavioral healthcare services have resulted in favorable industry fundamentals over the last several years. The industry has been characterized by relatively stable pricing and inpatient average length of stay combined with increased admissions and occupancy trends, with minimal exposure to uncompensated care and relatively low maintenance capital expenditure requirements.

The growing acceptance of mental health and substance abuse conditions is expected to accelerate demand for services while healthcare reform is expected to increase access to industry services as more people gain insurance coverage. A key aspect of reform legislation is the extension of mental health parity protections established into law by the MHPAEA. Further, all health plans purchased through the new federally funded health insurance exchange system will cover mental health and substance abuse services on par with coverage for medical and surgical services.

Regulation

Overview

The healthcare industry is subject to numerous laws, regulations and rules including, among others, those related to government healthcare participation requirements, various licensure and accreditations, reimbursement for patient services, health information privacy and security rules, and Medicare and Medicaid fraud and abuse provisions. Providers that are found to have violated any of these laws and regulations may be excluded from participating in government healthcare programs, subjected to significant fines or penalties and/or required to repay amounts received from the government for previously billed patient services. We believe we are in compliance with all applicable laws and regulations and are not aware of pending or threatened investigations involving allegations of wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties and exclusion from government health programs.

Licensing and Certification

All of our facilities must comply with various federal, state and local statutes and regulations and receive periodic inspection by licensing agencies to assure compliance with such laws.

Certificates of Need

Many of the states in which we operate facilities have enacted CON laws as a condition prior to hospital capital expenditures, construction, expansion, modernization or initiation of major new services. Failure to obtain CON approval of certain activities can result in our inability to complete an acquisition, expansion or replacement, the imposition of civil or, in some cases, criminal sanctions, the inability to receive Medicare or Medicaid reimbursement or the revocation of a facility’s license, which could harm our business. In the past, we have not experienced any material adverse effects from those requirements, but we cannot predict the impact of these changes upon our operations.

Utilization Review

Federal regulations require that admissions and utilization of facilities by Medicare and Medicaid patients must be reviewed in order to ensure efficient utilization of facilities and services. The law and regulations require Quality Improvement Organizations (“QIOs”) to review the appropriateness of Medicare and Medicaid patient admissions and discharges, the quality of care provided, the validity of diagnosis related group classifications and the appropriateness of cases of length of stay. QIOs may deny payment for services provided, assess fines and also have the authority to recommend to the Department of Health and Human Services that a provider that is in substantial non-compliance with the Medicare Conditions of Participation be excluded from participating in the Medicare program.

Audits

Most healthcare facilities are subject to federal and state audits to validate the accuracy of claims submitted to the Medicare and Medicaid programs. If these audits identify overpayments, we could be required to make substantial repayments subject to various administrative appeal rights. Each of Acadia and YFCS has undergone claims audits related to its respective receipt of federal healthcare payments during the last several years with no material overpayments identified. However, potential liability from future federal or state audits could ultimately exceed established reserves, and any excess could potentially be substantial. Further, Medicare and Medicaid regulations also provide for withholding Medicare and Medicaid overpayments in certain circumstances, which could adversely affect our cash flow.

Anti-Kickback Legislation

A provision of the Social Security Act known as the “anti-kickback statute” prohibits healthcare providers and others from directly or indirectly soliciting, receiving, offering or paying money or other remuneration to other individuals and entities in return for using, referring, ordering, recommending or arranging for such referrals or orders of services or other items covered by a federal or state health care program. However, recent changes to the anti-kickback statute have reduced the intent required for violation. One is no longer required to “have actual knowledge or specific intent to commit a violation of” the anti-kickback statute in order to be found guilty of violating such law.

The anti-kickback statute contains certain exceptions, and the Office of the Inspector General of the Department of Health and Human Services (“OIG”) has issued regulations that provide for “safe harbors,” from the federal anti-kickback statute for various activities. The fact that conduct or a business arrangement does not fall within a safe harbor or exception does not automatically render the conduct or business arrangement illegal under the anti-kickback statute. However, such conduct and business arrangements may lead to increased scrutiny by government enforcement authorities.

Although we believe that our arrangements with physicians, psychiatrists and other referral sources have been structured to comply with current law and available interpretations, there can be no assurance that all arrangements comply with an available safe harbor or that regulatory authorities enforcing these laws will determine these financial arrangements do not violate the anti-kickback statute or other applicable laws. Violations of the anti-kickback statute may be punished by a criminal fine. Civil money penalties may also be imposed.

These laws and regulations are extremely complex and, in many cases, we do not have the benefit of regulatory or judicial interpretation. It is possible that different interpretations or enforcement of these laws and regulations could subject our current or past practices (or those of Acadia or YFCS) to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated one or more of these laws, or the public announcement that we are being investigated for possible violations of one or more of these laws, could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot predict whether other legislation or regulations at the federal or state level will be adopted, what form such legislation or regulations may take or what their impact on us may be.

If we are deemed to have failed to comply with the anti-kickback statute or other applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more facilities), and exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state health care programs. The imposition of such penalties could have a material adverse effect on our business, financial condition or results of operations.

Federal False Claims Act and Other Fraud and Abuse Provisions

The Social Security Act also imposes criminal and civil penalties for submitting false claims to Medicare and Medicaid. False claims include, but are not limited to, billing for services not rendered, billing for services without prescribed documentation, misrepresenting actual services rendered in order to obtain higher reimbursement and cost report fraud. Like the anti-kickback statute, these provisions are very broad.

Violations of the Federal False Claims Act are punishable by fines up to three times the actual damages sustained by the government, plus mandatory civil penalties. There are many potential bases for liability under the False Claims Act. Liability often arises when an entity knowingly submits a false claim for reimbursement to the federal government. The Fraud Enforcement and Recovery Act has expanded the number of actions for which liability may attach under the False Claims Act, eliminating requirements that false claims be presented to federal officials or directly involve federal funds. The Fraud Enforcement and Recovery Act also clarifies that a false claim violation occurs upon the knowing retention, as well as the receipt, of overpayments. In addition, recent changes to the anti-kickback statute have made violations of that law punishable under the civil False Claims Act. Further, a number of states have adopted their own false claims provisions as well as their own whistleblower provisions whereby a private party may file a civil lawsuit on behalf of the state in state court.

A current trend affecting the health care industry is the increased use of the federal False Claims Act, and, in particular, actions being brought by individuals on the government’s behalf under the False Claims Act’s qui tam, or whistleblower, provisions. Whistleblower provisions allow private individuals to bring actions on behalf of the government by alleging that the defendant has defrauded the Federal government.

Further, HIPAA broadened the scope of the fraud and abuse laws by adding several criminal provisions for health care fraud offenses that apply to all health benefit programs, whether or not payments under such programs are paid pursuant to federal programs. HIPAA also introduced enforcement mechanisms to prevent fraud and abuse in Medicare. There are civil penalties for prohibited conduct, including, but not limited to billing for medically unnecessary products or services.

HIPAA Administrative Simplification and Privacy Requirements

The administrative simplification provisions of HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), require the use of uniform electronic data transmission standards for health care claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the health care industry. HIPAA also established federal rules protecting the privacy and security of personal health information. The privacy and security regulations address the use and disclosure of individual health care information and the rights of patients to understand and control how such information is used and disclosed. Violations of HIPAA can result in both criminal and civil fines and penalties.

The HIPAA security regulations require health care providers to implement administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of patient information. HITECH has since strengthened certain HIPAA rules regarding the use and disclosure of protected health information, extended certain HIPAA provisions to business associates, and created new security breach notification requirements. HITECH has also increased maximum penalties for violations of HIPAA privacy rules. We believe that we have been in material compliance with the HIPAA regulations and continuously develop our policies and procedures to ensure ongoing compliance.

Mental Health Parity Legislation

The MHPAEA was signed into law in October 2008. The MHPAEA requires health insurance plans that offer mental health and addiction coverage to provide that coverage on par with financial and treatment coverage offered for other illnesses. In addition, the law applies to Medicaid managed care plans, state Children’s Health Insurance Program (“CHIP”) and group health plans that do not already cover mental health and substance abuse benefits. The MHPAEA has some limitations because health plans that do not already cover mental health treatments will not be required to do so, and health plans are not required to provide coverage for every mental health condition published in the Diagnostic and Statistical Manual of Mental Disorders by the American Psychiatric Association. The MHPAEA also contains a cost exemption which operates to exempt a group health plan from the MHPAEA’s requirements if compliance with the MHPAEA becomes too costly.

The MHPAEA specifically directed the Secretaries of Labor, Health and Human Services and the Treasury to issue regulations to implement the legislation. Although regulations regarding how the MHPAEA was to be implemented were issued on February 2, 2010 in the form of an interim final rule, final regulations have not yet been published and interpretative guidance from the regulators has been limited to date.

Patient Protection and Affordable Care Act

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), expands coverage of uninsured individuals and provides for significant reductions in the growth of Medicare program payments, material decreases in Medicare and Medicaid disproportionate share hospital payments, and the establishment of programs where reimbursement is tied in part to quality and integration. Based on Congressional Budget Office estimates, the Health Reform Law, as enacted, is expected to expand health insurance coverage to approximately 32 to 34 million additional individuals through a combination of public program expansion and private sector health insurance reforms. This increased coverage will occur through a combination of public program expansion and private sector health insurance and other reforms.

The most significant changes will expand the categories of individuals eligible for Medicaid coverage and permit individuals with relatively higher incomes to qualify. The federal government reimburses the majority of a state’s Medicaid expenses, and it conditions its payment on the state meeting certain requirements. The federal government currently requires that states provide coverage for only limited categories of low-income adults under 65 years old (e.g., women who are pregnant, and the blind or disabled). In addition, the income level required for individuals and families to qualify for Medicaid varies widely from state to state.

Federal Medical Assistance Percentages

As Medicaid is a joint federal and state program, the federal government provides states with “matching funds” in a defined percentage, known as the federal medical assistance percentage (“FMAP”). Beginning in 2014, states will receive an enhanced FMAP for the individuals enrolled in Medicaid pursuant to the Health Reform Law. The FMAP percentage is as follows: 100% for calendar years 2014 through 2016; 95% for 2017; 94% in 2018; 93% in 2019; and 90% in 2020 and thereafter.

Risk Management and Insurance

The healthcare industry is general continues to experience an increase in the frequency and severity of litigation and claims. As is typical in the healthcare industry, we could be subject to claims that our services have resulted in injury to our patients or clients or other adverse effects. In addition, resident, visitor and employee injuries could also subject us to the risk of litigation. While we believe that quality care is provided to patients and clients in our facilities and that we materially comply with all applicable regulatory requirements, an adverse determination in a legal proceeding or government investigation could have a material adverse effect on our financial condition.

Prior to July 1, 2009, Acadia maintained commercial insurance coverage on an occurrence basis for workers’ compensation claims with no deductible. Effective July 1, 2009, Acadia and now Acadia-YFCS, maintains commercial insurance coverage on an occurrence basis with a $250,000 deductible per claim and a $1 million per claim limit. We maintain commercial insurance coverage on a claims-made basis for general and professional liability claims with a $50,000 deductible and $1 million per claim limit and an aggregate limit of $3 million with excess umbrella coverage for an additional $7 million.

Environmental Matters

We are subject to various federal, state and local environmental laws that (i) regulate certain activities and operations that may have environmental or health and safety effects, such as the handling, storage, transportation, treatment and disposal of medical waste products generated at our facilities; the identification and warning of the presence of asbestos-containing materials in buildings, as well as the removal of such materials; the presence of other hazardous substances in the indoor environment; and protection of the environment and natural resources in connection with the development or construction of our facilities; (ii) impose liability for costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances, and (iii) regulate workplace safety. Some of our facilities generate infectious or other hazardous medical waste due to the illness or physical condition of our patients. The management of infectious medical waste is subject to regulation under various federal, state and local environmental laws, which establish management requirements for such waste. These requirements include record-keeping, notice and reporting obligations. Each of our facilities (other than our call centers) has an agreement with a waste management company for the disposal of medical waste. The use of such companies, however, does not completely protect us from alleged violations of medical waste laws or from related third-party claims for clean-up costs.

From time to time, our operations have resulted in, or may result in, non-compliance with, or liability pursuant to, environmental or health and safety laws or regulations. We believe that our operations are generally in compliance with environmental and health and safety regulatory requirements or that any non-compliance will not result in a material liability or cost to achieve compliance. Historically, the costs of achieving and maintaining compliance with environmental laws and regulations have not been material. However, we cannot assure you that future costs and expenses required for us to comply with any new or changes in existing environmental and health and safety laws and regulations or new or discovered environmental conditions will not have a material adverse effect on our business.

We have not been notified of and are otherwise currently not aware of any contamination at our currently or formerly operated facilities for which we could be liable under environmental laws or regulations for the investigation and remediation of such contamination and we currently are not undertaking any remediation or investigation activities in connection with any contamination conditions. There may however be environmental conditions currently unknown to us relating to our prior, existing or future sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired which could have a material adverse effect on our business.

New laws, regulations or policies or changes in existing laws, regulations or policies or their enforcement, future spills or accidents or the discovery of currently unknown conditions or non-compliances may give rise to investigation and remediation liabilities, compliance costs, fines and penalties, or liability and claims for alleged personal injury or property damage due to substances or materials used in our operations; any of which may have a material adverse effect on our business, financial condition, operating results or cash flow.

Competition

The healthcare industry is highly competitive. Our principal competitors include other behavioral health service companies, including UHS, Aurora and Ascend. We also compete against hospitals and general health care facilities that provide mental health services. An important part of our business strategy is to continue to make targeted acquisitions of other behavioral health facilities. However, reduced capacity, the passage of mental health parity legislation and increased demand for mental health services are likely to attract other potential buyers, including diversified healthcare companies and possibly other pure behavioral healthcare companies.

In addition to the competition we face for acquisitions, we must also compete for patients. Patients are referred to our behavioral health facilities through a number of different sources, including healthcare practitioners, public programs, other treatment facilities, managed care organizations, unions, emergency departments, judicial officials, social workers, police departments and word of mouth from previously treated patients and their families, among others. These referral sources may instead refer patients to hospitals that are able to provide a full suite of medical services or to other behavioral health centers.

Employees

As of July 7, 2011, we had approximately 5,060 employees, of whom approximately 4,292 were employed full-time. Approximately 3,857 of these employees (approximately 3,471 full-time employees) are employed by the facilities acquired by us in connection with our acquisition of YFCS in April 2011. Typically, our inpatient facilities are staffed by a chief executive officer, medical director, director of nursing, chief financial officer, clinical director and director of performance improvement. Psychiatrists and other physicians working in our facilities are licensed medical professionals who are generally not employed by us and work in our facilities as independent contractors.

Seasonality of Services

Due to the large number of children and adolescent patients served, our inpatient behavioral health care facilities typically experience lower patient volumes and revenue during the summer months, the year-end holidays and other periods when school is out of session.

Legal Proceedings

In addition to the litigation described in “The Merger — Litigation Relating to the Merger”, Acadia is subject to various claims and legal actions that arise in the ordinary course of business. Management does not believe that Acadia currently is party to any proceedings that would have a material adverse effect on its financial condition or results of operations.

ACADIA MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations with “Selected Historical Financial Information — Acadia Historical Financial Data” and the audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should read “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”

Overview

Our business strategy is to acquire and develop inpatient behavioral health care facilities and improve our operating results within our inpatient facilities and our other behavioral health care operations. From 2006 through 2010 the company acquired eight inpatient behavioral and substance abuse facilities. During this time, the company also closed two underperforming assets. Our goal is to improve the operating results of our facilities by providing high quality services, expanding referral networks and marketing initiatives while meeting the increased demand for behavioral health care services through expansion of our current locations as well as developing new services within existing locations.

Income from continuing operations before income taxes increased to $7.2 million in 2010 from $2.8 million in 2009, or an increase of 157%. The increase in income from continuing operations was a direct result of the increase in net revenues, which increased 24% in 2010 over that in 2009 as inpatient and outpatient volumes increased by 31% and 18%, respectively. Income from continuing operations before income taxes in 2010 was negatively affected by $0.8 million of transaction fees as a result of the YFCS merger.

Sources of Revenue

Patient service revenue is generated by our facilities for services provided to patients on an inpatient and outpatient basis within the behavioral health facilities. Patient service revenue is recorded at our established billing rates less contractual adjustments. Contractual adjustments are recorded to state our patient service revenue at the amount we expect to collect for the services provided based on amounts reimbursable by Medicare and Medicaid under provisions of cost or prospective reimbursement formulas or amounts due from other third-party payors at contractually determined rates. In 2010, 2009 and 2008, Medicare and Medicaid accounted for 62%, 62% and 63% of total patient service revenue, respectively. Inpatient services revenue comprised approximately 72%, 71% and 73% of our total revenue for 2010, 2009 and 2008, respectively. Outpatient service and other revenue accounted for 28%, 29% and 27% of our total revenue for 2010, 2009 and 2008, respectively.

Acquisitions

On April 1, 2011, Acadia completed the acquisition of YFCS, a provider of behavioral health care services, for $178.2 million. YFCS operates 13 facilities in eight states and offers a broad array of behavioral programs to adults, adolescents, and children. These programs include behavioral acute and residential care in inpatient facilities, therapeutic group homes, therapeutic foster care services, education, and other community based services. This transaction was financed with a new $135 million Senior Secured Term Loan and $10 million of borrowings on a new $30 million revolving credit facility, as well as $52.5 million of new equity.

On May 24, 2011, Acadia signed a definitive merger agreement with PHC, a leading national provider of inpatient and outpatient mental health and drug and alcohol addiction treatment programs in Michigan, Nevada, Pennsylvania, Utah and Virginia. Upon the completion of the merger, Acadia stockholders will own approximately 77.5% of the combined company, and PHC stockholders will own 22.5% of the combined company, on a fully diluted basis (as defined in the merger agreement). The merger will bring together Acadia’s 19 behavioral health facilities, with approximately 1,600 beds in 13 states, with PHC’s nine facilities with approximately 280 beds in four states. In addition, on July 1, 2011, PHC acquired MeadowWood, a 58 bed acute inpatient behavioral facility located in Newcastle, Delaware.

Anticipated Synergies, Cost Savings and Revenue Improvements

Acadia management believes that the merger presents significant synergies through the elimination of certain corporate overhead costs. The current PHC corporate functions would be integrated with and moved to the existing Acadia corporate offices in Franklin, TN. The combined company would eliminate certain redundant positions, professional services and other expenses, as well as achieve efficiencies by integrating corporate functions within a larger company framework. We are targeting annual cost savings of approximately $3.4 million per annum beginning in fiscal 2012 as a result of this integration. In addition to these cost savings, Acadia management believes that there are substantial opportunities to generate organic revenue growth by increasing bed capacity in existing facilities, increasing utilization rates at our existing facilities, leveraging out-of-state referrals to increase volume, developing a national marketing plan and expanding services at existing facilities.

In addition to synergies relating to the merger, we currently expect that the capitalization of a certain facility lease will reduce lease expense by approximately $0.7 million per annum. Acadia management has also identified several recent improvements to our revenue base from (i) a rate increase on one of our contracts effective in March 2011, and (ii) the expansion of one of our existing contracts in December 2010. We believe that these improvements would have had a positive effect on operating income (before taxes) of $2.0 million and $0.3 million for 2010, respectively. We estimated the improvement from the rate increase by multiplying historical plan enrollment by the newly-contracted rate, and we estimated the improvement from the contract expansion using an estimate of monthly incremental operating income resulting from the expansion for months prior to December 2010. In addition, we incurred start up losses at the Seven Hills Behavioral Center, which was opened in the fourth quarter of 2008 and became CMS certified in July 2010. The elimination of the start up losses incurred in 2010 but not expected to be incurred in the future would have resulted in additional operating income (before taxes) of approximately $1.5 million. See “Risk Factors — Risks Affecting Acadia, PHC and the Combined Company — We may not achieve all of the expected benefits from synergies, cost savings and recent improvements to our revenue base.”

Results of Operations

The following table illustrates our consolidated results of operations from continuing operations for the respective periods shown (dollars in thousands):

	Three Months Ended March 31,				Year Ended December 31,
	2011		2010		2010		2009		2008
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Revenue	$17,584	100.0%	$15,964	100.0%	$64,342	100.0%	$51,821	100.0%	$33,353	100.0%
Salaries, wages and benefits	10,107	57.5%	9,119	57.1%	36,333	56.5%	30,752	59.3%	22,342	67.0%
Professional fees	3,261	18.5%	617	3.9%	3,612	5.6%	1,977	3.8%	952	2.9%
Supplies	936	5.3%	915	5.7%	3,709	5.8%	2,841	5.5%	2,076	6.2%
Rentals and leases	351	2.0%	371	2.3%	1,288	2.0%	885	1.7%	852	2.6%
Other operating expenses	2,252	12.8%	1,983	12.4%	8,289	12.9%	8,390	16.2%	5,400	16.2%
Provision for doubtful accounts	734	4.2%	636	4.0%	2,239	3.5%	2,424	4.7%	1,804	5.4%
Depreciation and amortization	243	1.4%	235	1.5%	976	1.5%	967	1.9%	740	2.2%
Interest expense	223	1.3%	177	1.1%	738	1.1%	774	1.5%	729	2.2%

	18,107	103.0%	14,053	88.0%	57,184	88.9%	49,010	94.6%	34,895	104.6%

Income (loss) from continuing operations, before income taxes	(523)	(3.0)%	1,911	12.0%	7,158	11.1%	2,811	5.4%	(1,542)	(4.6)%
Income taxes (benefit) provision	(271)	(1.5)%	442	2.8%	477	0.7%	53	0.1%	20	0.1%

Income (loss) from continuing operations	$(252)	(1.4)%	$1,469	9.2%	$6,681	10.4%	$2,758	5.3%	$(1,562)	(4.7)%

Three months ended March 31, 2011 as compared to three months ended March 31, 2010

Revenue.  Revenue increased $1.6 million, or 10.1%, to $17.6 million for the three months ended March 31, 2011 compared to $16.0 million for the three months ended March 31, 2010. Growth in revenue is attributable to an increase in inpatient days of 4.1% and an increase in outpatient visits of 14.5%.

Salaries, wages and benefits.  Salaries, wages and benefits (“SWB”) expense was $10.1 million for the three months ended March 31, 2011 compared to $9.1 million for the three months ended March 31, 2010, an increase of $1.0 million, or 10.8%. SWB expense represented 57.5% of revenue for the three months ended March 31, 2011 compared to 57.1% of revenue for the three months ended March 31, 2010.

Professional fees.  Professional fees were $3.3 million for the three months ended March 31, 2011, or 18.5% of revenue, compared to $0.6 million for the three months ended March 31, 2010, or 3.9% of revenue. Professional fees increased in the three months ended March 31, 2011 compared to the three months ended March 31, 2010 primarily as a result of approximately $2.7 million of acquisition-related expenses incurred in the three months ended March 31, 2011 in connection with the YFCS acquisition.

Supplies.  Supplies expense was $0.9 million for the three months ended March 31, 2011, or 5.3% of total revenue, compared to $0.9 million for the three months ended March 31, 2010, or 5.7% of revenue.

Rentals and leases.  Rentals and leases were $0.4 million for the three months ended March 31, 2011, or 2.0% of total revenue, compared to $0.4 million for the three months ended March 31, 2010, or 2.3% of total revenue.

Other operating expenses.  Other operating expenses consist primarily of purchased services, utilities, insurance, travel and repairs and maintenance expenses. Other operating expenses were $2.3 million for the three months ended March 31, 2011, or 12.8% of revenue, compared to $2.0 million for the three months ended March 31, 2010, or 12.4% of revenue.

Provision for doubtful accounts.  The provision for doubtful accounts was $0.7 million for the three months ended March 31, 2011, or 4.2% of revenue, compared to $0.6 million for the three months ended March 31, 2010, or 4.0% of revenue.

Depreciation and amortization.  Depreciation and amortization expense was $0.2 million for the three months ended March 31, 2011, or 1.4% of revenue, compared to $0.2 million for the three months ended March 31, 2010, or 1.5% of revenue.

Interest expense.  Interest expense was $0.2 million for the three months ended March 31, 2011 compared to $0.2 million for the three months ended March 31, 2010.

Year ended December 31, 2010 as compared to year ended December 31, 2009

Revenue.  Revenue increased $12.5 million, or 24.2%, to $64.3 million for the year ended December 31, 2010 compared to $51.8 million for the year ended December 31, 2009. On a same-facility basis, revenue increased $7.0 million or 13.5% for the year ended December 31, 2010 compared to the year ended December 31, 2009. Same-facility revenue growth is attributable an increase in same-facility inpatient days of 10.3% and an increase in same-facility outpatient visits of 17.6%. Revenue increased by $5.5 million in 2010 compared to 2009 as a result of the acquisitions of the Acadiana facility on March 5, 2009 and The Village facility on November 2, 2009.

Salaries, wages and benefits.  SWB expense was $36.3 million for the year ended December 31, 2010 compared to $30.8 million for the year ended December 31, 2009, an increase of $5.5 million, or 18.1%. SWB expense represented 56.5% of revenue for the year ended December 31, 2010 compared to 59.3% of revenue for the year ended December 31, 2009. Same-facility SWB expense was $32.8 million in 2010, or 55.8% of revenue, compared to $30.8 million in 2009, or 59.3% of revenue. This decrease in same-facility SWB expense as a percent of revenue is primarily the result of improved operating efficiencies on higher volumes.

Professional fees.  Professional fees were $3.6 million for the year ended December 31, 2010, or 5.6% of revenue, compared to $2.0 million for the year ended December 31, 2009, or 3.8% of revenue. Professional fees increased for the year ended December 31, 2010 compared to the year ended December 31, 2009 primarily as a result of approximately $0.8 million of acquisition-related expenses incurred in the year ended December 31, 2010 in connection with the YFCS acquisition. Same-facility professional fees, excluding acquisition-related expenses, were $2.7 million in 2010, or 4.5% of revenue, compared to $2.0 million in 2009, or 3.8% of revenue.

Supplies.  Supplies expense was $3.7 million for the year ended December 31, 2010, or 5.8% of total revenue, compared to $2.8 million for the year ended December 31, 2009, or 5.5% of total revenue. Same-facility supplies expense was $3.2 million in 2010, or 5.4% of revenue, compared to $2.8 million in 2009, or 5.5% of revenue.

Rentals and leases.  Rentals and leases were $1.3 million for the year ended December 31, 2010, or 2.0% of total revenue, compared to $0.9 million for the year ended December 31, 2009, or 1.7% of total revenue. Same-facility rentals and leases were $1.0 million in 2010, or 1.7% of revenue, compared to $0.9 million in 2009, or 1.7% of revenue.

Other operating expenses.  Other operating expenses consist primarily of purchased services, utilities, insurance, travel and repairs and maintenance expenses. Other operating expenses were $8.3 million for the year ended December 31, 2010, or 12.9% of revenue, compared to $8.4 million for the year ended December 31, 2009, or 16.2% of revenue. Same-facility other operating expenses were $7.6 million in 2010, or 12.8% of revenue, compared to $8.4 million in 2009, or 16.2% of revenue. This decrease in same-facility other operating expenses as a percent of revenue is primarily attributable to reductions in insurance premiums as well as improved operating efficiencies.

Provision for doubtful accounts.  The provision for doubtful accounts was $2.2 million for the year ended December 31, 2010, or 3.5% of revenue, compared to $2.4 million for the year ended December 31, 2009, or 4.7% of revenue. This decrease as a percent of revenue was a result of improved collection efforts at our facilities.

Depreciation and amortization.  Depreciation and amortization expense was $1.0 million for the year ended December 31, 2010, or 1.5% of revenue, compared to $1.0 million for the year ended December 31, 2009, or 1.9% of revenue.

Interest expense.  Interest expense was $0.7 million for the year ended December 31, 2010 compared to $0.8 million for the year ended December 31, 2009.

Year ended December 31, 2009 as compared to year ended December 31, 2008

Revenue.  Revenue increased $18.5 million, or 55.4%, to $51.8 million for the year ended December 31, 2009 compared to $33.4 million for the year ended December 31, 2008. On a same-facility basis, revenue increased $5.3 million or 15.8% for the year ended December 31, 2009 compared to the year ended December 31, 2008. Same-facility revenue growth is attributable to an increase in same-facility inpatient days of 6.4% and an increase in same-facility outpatient visits of 21.9%. Revenue increased in 2009 compared to 2008 by $13.2 million related to the acquisitions of RiverWoods in September 2008, Acadiana in March 2009, and The Village in November 2009.

Salaries, wages and benefits.  SWB expense was $30.8 million for the year ended December 31, 2009 compared to $22.3 million for the year ended December 31, 2008, an increase of $8.4 million, or 37.6%. SWB expense represented 59.3% of revenue for the year ended December 31, 2009 compared to 67.0% of revenue for the year ended December 31, 2008. Same-facility SWB expense was $24.5 million in 2009, or 63.5% of revenue, compared to $22.3 million in 2008, or 67.0% of revenue. This decrease in same-facility SWB expense as a percent of revenue is primarily the result of improved operating efficiencies on higher volumes.

Professional fees.  Professional fees were $2.0 million for the year ended December 31, 2009, or 3.8% of revenue, compared to $1.0 million for the year ended December 31, 2008, or 2.9% of revenue. This $1.0 million increase in professional fees is primarily related to acquisition costs associated with the Acadiana facility and The Village facility.

Supplies.  Supplies expense was $2.8 million for the year ended December 31, 2009, or 5.5% of total revenue, compared to $2.1 million for the year ended December 31, 2008, or 6.2% of total revenue. Same-facility supplies expense was $2.1 million in 2009, or 5.6% of revenue, compared to $2.1 million in 2008, or 6.2% of revenue. This decrease in same-facility supplies expense as a percent of revenue is primarily the result of improved operating efficiencies on higher volumes.

Rentals and leases.  Rentals and leases were $0.9 million for the year ended December 31, 2009, or 1.7% of total revenue, compared to $0.9 million for the year ended December 31, 2008, or 2.6% of total revenue. Same-facility rentals and leases were $0.7 million in 2009, or 1.9% of revenue, compared to $0.9 million in 2008, or 2.6% of revenue.

Other operating expenses.  Other operating expenses consist primarily of purchased services, utilities, insurance, travel and repairs and maintenance expenses. Other operating expenses were $8.4 million for the year ended December 31, 2009, or 16.2% of revenue, compared to $5.4 million for the year ended December 31, 2008, or 16.2% of revenue.

Provision for doubtful accounts.  The provision for doubtful accounts was $2.4 million for the year ended December 31, 2009, or 4.7% of revenue, compared to $1.8 million for the year ended December 31, 2008, or 5.4% of revenue. This decrease as a percent of revenue was a result of improved collection efforts at our facilities.

Depreciation and amortization.  Depreciation and amortization expense was $1.0 million for the year ended December 31, 2009, or 1.9% of revenue, compared to $0.7 million for the year ended December 31, 2008, or 2.2% of revenue.

Interest expense.  Interest expense was $0.8 million for the year ended December 31, 2009 compared to $0.7 million for the year ended December 31, 2008.

Liquidity and Capital Resources

Historical

Cash provided by continuing operating activities was $0.6 million for the three months ended March 31, 2011 and the three months ended March 31, 2010. As of March 31, 2011, we had a working capital deficit of $2.2 million, including cash and cash equivalents of $8.0 million and long-term debt of $10.0 million. The working capital deficit is attributable to the current classification of our long-term debt as of March 31, 2011, which was refinanced on April 1, 2011.

Cash used in investing activities was $0.8 million for the three months ended March 31, 2011 compared to $0.3 million for the three months ended March 31, 2010. Cash used in investing activities for the three months ended March 31, 2011 consisted of purchases of property and equipment. Cash provided by operating activities for the fiscal year ended December 31, 2010 was $8.2 million compared to $6.2 for the fiscal year ended December 31, 2009. This increase is primarily attributable to the acquisitions of the Acadiana facility on March 5, 2009 and The Village facility on November 2, 2009 and improved operating results. Cash used in investing activities for the fiscal year ended December 31, 2010 was $1.5 million compared to cash used in investing activities of approximately $3.4 million for the fiscal year ended December 31, 2009. The decrease in cash provided by investing activities was due to two facility acquisitions in 2009.

Cash used in financing activities was $0.4 million for the three months ended March 31, 2011 compared to $0.9 million for the three months ended March 31, 2010. Cash used in financing activities primarily consisted of capital distributions of $0.4 million and $0.9 million for the three months ended March 31, 2011 and 2010, respectively. Cash used in financing activities was $2.6 million for the fiscal year ended December 31, 2010 compared to cash provided by financing activities of $1.7 million for the fiscal year ended December 31, 2009. Cash provided by financing activities primarily consisted of capital distributions of $2.3 million for the fiscal year ended December 31, 2010 and a $2.5 million capital contribution for the fiscal year ended December 31, 2009.

To finance our acquisition of YFCS and refinance our existing $10.0 million secured promissory note, we entered into the Senior Secured Credit Facility on April 1, 2011. The Senior Secured Credit Facility, administered by Bank of America, N.A., includes $135.0 million of term loans and a revolving credit facility of $30.0 million. Of the $30.0 million available under the revolving portion of the Senior Secured Credit Facility, $10.0 million was borrowed on April 1, 2011 and $20.0 million was available for further borrowings. The term loans require quarterly principal payments of $1.7 million for June 30, 2011 to March 31, 2013, $3.4 million for June 30, 2013 to March 31, 2014, $4.2 million for June 30, 2014 to March 31, 2015, and $5.1 million for June 30, 2015 to December 31, 2015, with the remaining principal balance due on the maturity date of April 1, 2016. As of June 30, 2011, we had $23.0 million of availability under our revolving line of credit.

Borrowings under the Senior Secured Credit Facility are guaranteed by each of Acadia’s domestic subsidiaries and are secured by a lien on substantially all of the assets of Acadia and its domestic subsidiaries. Borrowings under the Senior Secured Credit Facility bear interest at a rate tied to Acadia’s Consolidated Leverage Ratio (defined as Consolidated Funded Indebtedness to Consolidated EBITDA, in each case as defined in the credit agreement governing the Senior Secured Credit Facility). The Applicable Rate for borrowings under the Senior Secured Credit Facility was 4.0% and 3.0% for Eurodollar Rate Loans and Base Rate Loans, respectively, as of June 30, 2011. Eurodollar Rate Loans bear interest at the Applicable Rate plus the Eurodollar Rate (based upon the British Bankers Association LIBOR Rate prior to commencement of the interest rate period). Base Rate Loans bear interest at the Applicable Rate plus the highest of (i) the federal funds rate plus 1/2 of 1.0%, (ii) the prime rate and (iii) the Eurodollar rate plus 1.0%. As of June 30, 2011, borrowings under the Senior Secured Credit Facility bore interest at 4.2%. In addition, Acadia is required to pay a commitment fee on undrawn amounts under the revolving line of credit. As of June 30, 2011, undrawn amounts bore interest at a rate of 0.50%.

Acadia is subject to customary affirmative and negative covenants under the Senior Secured Credit Facility, including restrictions on liens, investments, indebtedness and dividends, and Acadia is subject to specified financial covenants, including a maximum Consolidated Leverage Ratio covenant and a minimum Consolidated Fixed Charge Coverage Ratio. As of June 30, 2011, Acadia was in compliance with such covenants.

Following the Merger

Second Amendment to Senior Secured Credit Facility

In connection with the merger, we have entered into a Second Amendment to the Senior Secured Credit Facility, dated July 12, 2011 (the “Second Amendment”), which will not become effective until consummation of the merger and is conditioned upon the satisfaction of the conditions described in the Second Amendment. The Second Amendment permits Acadia to incur indebtedness pursuant to the Senior Notes and/or the Bridge Facility so long as conditions regarding such indebtedness (including those set forth below) are satisfied:

•	the aggregate principal amount of indebtedness incurred under the Bridge Facility, the Senior Notes and the Deficit Notes may not exceed $150 million (plus any accrued interest, fees and premiums in connection with refinancing the Bridge Facility with the Senior Notes);

•	the Senior Notes must have a maturity 181 days beyond the maturity;

•	the interest rate (including any OID) shall not exceed the interest rate cap for the Bridge Facility and Senior Notes (plus any default interest and up to 1.00% per annum of liquidated damages in the form of increased interest);

•	the Bridge Facility may only be subject to mandatory redemptions or prepayments (i) in connection with a change of control, (ii) with proceeds of equity, asset sale dispositions or indebtedness, in each case to the extent not required to prepay amounts owed under the Senior Secured Credit Facility and (iii) excess cash flow after repayment in full of all obligations under the Senior Secured Credit Facility (and any refinancings, renewals or restatements) and termination of any commitment thereunder;

•	the Senior Notes may only be subject to mandatory prepayments in connection with a change of control or as a result of an asset sale;

•	unless approved by the administrative agent, the indebtedness may not be subject to covenants or events of default that are materially more restrictive than covenants and events of default that are usual and customary for senior unsecured high yield notes giving due regard to prevailing conditions in the syndicated loan and financial markets and operational requirements of Acadia and its subsidiaries (it being understood and agreed that the covenants of the Bridge Facility will be incurrence based covenants based on those contained in the preliminary offering memorandum used to market customary senior unsecured high yield notes);

•	the indebtedness may not be subject to any scheduled principal payments (other than on the maturity date); and

•	delivery of certain financial covenant calculations.

The Second Amendment provides for a change in the interest rate applicable to borrowings under the Senior Secured Credit Facility based upon Acadia’s Consolidated Senior Secured Leverage Ratio (defined as Consolidated Funded Indebtedness (other than Funded Indebtedness that is not secured by a lien on any property of Acadia or its subsidiaries) to Consolidated EBITDA, in each case as defined in the Senior Secured Credit Facility). Interest rates and the commitment fee on unused commitments will be based upon the following grid:

Pricing	Consolidated Senior Secured	Eurodollar Rate	Base Rate	Commitment
Tier	Leverage Ratio	Loans	Loans	Fee

1	<2.75:1.0	3.50%	2.50%	0.45%
2	≥2.75:1.0 but <3.25:1.0	3.75%	2.75%	0.50%
3	≥3.25:1.0 but <3.75:1.0	4.00%	3.00%	0.50%
4	≥3.75:1.0 but <5.00:1.0	4.25%	3.25%	0.55%
5	≥5.00:1.0	4.50%	3.50%	0.55%

The Second Amendment provides that the applicable rate for Eurodollar Rate Loans and Base Rate Loans will be 4.50% and 3.50%, respectively, from the date of consummation of the merger through the date of delivery of a compliance certificate for the first fiscal quarter ending after consummation of the merger.

The Second Amendment will also amend the Consolidated Leverage Ratio covenant and the Consolidated Fixed Charge Coverage Covenant and add a Consolidated Senior Secured Leverage Ratio covenant. Acadia’s Consolidated Leverage Ratio for fiscal quarters beginning with the quarter ended September 30, 2011 may not be greater than 6.25:1.0 and for each quarter beginning with the quarter ending December 31, 2011 through September 30, 2012, Acadia’s Consolidated Leverage Ratio may not be greater than 6.00:1.0, with the maximum ratio declining further thereafter.

Acadia will be required to maintain a Fixed Charge Coverage Ratio of not less than 1.25:1.0 for the fiscal quarter ending June 30, 2011 and 1.20:1.0 for each fiscal quarter thereafter; provided that if the interest rate on the Senior Notes or the Bridge Facility exceeds 13.00% on the effective date of the Second Amendment, then the Fixed Charge Coverage Ratio may not be less than 1.10:1.00 as of the last day of two fiscal quarters ending after the effective date of the Second Amendment.

Acadia’s Consolidated Senior Secured Leverage Ratio covenant requires that such ratio not be greater than 3.50:1.0 for the quarter ending September 30, 2011, 3.00:1.0 for the quarter ending December 31, 2011 through September 30, 2012 and 2.50:1.0 for each quarter beginning December 31, 2012 and thereafter.

Effectiveness of the Second Amendment is conditioned upon satisfaction of conditions (including the following):

•	the completion of the merger on or prior to December 15, 2011;

•	consummation of the merger substantially in accordance with the terms of the merger agreement and other material acquisition agreements as in effect on the date of the Second Amendment; provided that if such material acquisition agreements have been amended, modified or supplemented, the administrative agent shall have consented to such amendment, modification or supplement to the extent such amendment, modification or supplement would be material and adverse to the lenders;

•	absence of an “Acadia Material Adverse Effect” or a “Phoenix Material Adverse Effect” each as defined in the merger agreement;

•	repayment of certain indebtedness, other than agreed upon indebtedness and incurrence of the Senior Notes or Bridge Facility;

•	receipt of agreed upon financial statements, projections and consents necessary to consummate the transaction contemplated by the merger agreement;

•	payment of fees and expenses required by the Second Amendment;

•	compliance with a 5.85:1.00 pro forma closing date total leverage ratio;

•	compliance with a $53.5 million pro forma closing date minimum EBITDA condition;

•	at least $20.0 million of availability under the revolving line of credit under the Senior Secured Credit Facility; and

•	other customary financing conditions more fully set forth in the Second Amendment, including without limitation the absence of a “Default” four business days prior to the closing date and an “Event of Default” on the date of closing (and after giving effect to the transaction) (each as defined in the credit agreement governing the Senior Secured Credit Facility).

Debt Commitment Letter

Acadia has entered into the Debt Commitment Letter with Jefferies Finance pursuant to which Jefferies Finance has committed, subject to customary conditions as further described below, to provide the Bridge Facility of up to $150 million in the event that $150 million of Senior Notes are not issued by Acadia to finance the merger. Net proceeds from the issuance of $150 million of Senior Notes or, if the Senior Notes are not issued, drawings under the $150 million Bridge Facility will be used, in addition to existing cash balances, to pay the $5 million in cash payable to holders of PHC Class B Common Stock in connection with the merger, pay a dividend to Acacia’s existing stockholders, refinance certain existing indebtedness of PHC and pay fees and expenses incurred in connection with the merger.

The Bridge Facility, if drawn, will be guaranteed by Acadia’s domestic subsidiaries and will mature initially on the first anniversary of the closing of the merger, at which time (subject to the satisfaction of certain conditions) the maturity of any outstanding loans thereunder will be extended automatically to the sixth anniversary of the closing of the merger and may be exchanged by the lenders for notes due on such sixth anniversary.

The Bridge Facility commitment is subject to:

•	consummation of the merger in accordance with the terms of the merger agreement as in effect on the date of the Debt Commitment Letter, which merger agreement, if amended, modified or supplemented must be with the consent of Jefferies Finance to the extent such amendment, modification or supplement would be material and adverse to the lenders;

•	repayment of certain indebtedness, other than agreed upon indebtedness (including the Senior Secured Credit Facility and the Deficit Notes);

•	receipt of agreed upon financial statements, projections and consents necessary to consummate the transactions contemplated by the merger agreement;

•	the absence of an Acadia Material Adverse Effect or a Phoenix Material Adverse Effect (each as defined in the merger agreement);

•	payment of fees and expenses required by the Debt Commitment Letter;

•	compliance by Acadia with the covenant contained in the Debt Commitment Letter which provides that prior to and during the syndication of the bridge facility, and subject to certain exceptions, there being no offer or sale of any debt facility, debt or preferred equity security by Acadia, PHC or any of subsidiaries;

•	compliance with a 5.85:1.00 pro forma closing date total leverage ratio;

•	compliance with a $53.5 million pro forma closing date minimum EBITDA condition;

•	the absence of any amendment modification or supplements to the Senior Secured Credit Facility unless approved by Jefferies Finance (such approval not to be unreasonably withheld, delayed or conditioned);

•	the amount of the loans funded under the Bridge Facility (together with any Senior Notes) is at least $150.0 million;

•	a 15 business day period prior to the completion of the merger to market the senior unsecured notes; and

•	other customary financing conditions more fully set forth in the Debt Commitment Letter.

The commitment for the Bridge Facility will terminate on December 15, 2011 if the closing of the Bridge Facility has not been consummated on or before such date or if the merger agreement has been terminated. Each of Acadia and PHC is obligated under the merger agreement to use its reasonable best efforts to arrange the debt financing on the terms contemplated. The receipt of the debt financing on the terms and conditions set forth in the Debt Commitment Letter is a condition to the obligation of both Acadia and PHC to consummate the merger.

Interest on the Bridge Facility, if funded, will initially bear interest at a rate per annum equal to the higher of (i) 1.50% and (ii) the three-month LIBOR, adjusted quarterly plus, in each case, a spread of 7.75%. The Bridge Facility may be repaid at any time at 100% of the principal amount thereof plus accrued interest. The Bridge Facility will be required to be repaid at 100% of the principal amount thereof plus accrued interest (i) with the net cash proceeds of the issuance of debt or equity securities, (ii) the incurrence of other indebtedness for borrowed money, subject to agreed upon exceptions, (iii) sales of assets and (iv) 50% of excess cash flow in fiscal year.

Contractual Obligations

The following table presents a summary of contractual obligations as of March 31, 2011 and does not give effect to the YFCS acquisition or the merger (dollars in thousands):

	Payments Due by Period
	Within	During	During	After
	1 Year	Years 2-3	Years 4-5	5 Years	Total

Long-term debt	$9,963	$—	$—	$—	$9,963
Operating leases	1,034	2,097	1,877	1,525	6,533
Purchase and other obligations(a)	2,112	316	—	—	2,428

Total obligations and commitments	$13,109	$2,413	$1,877	$1,525	$18,924

(a)	Amounts relate to future purchase obligations, including commitments to purchase property and equipment or complete existing capital projects in future periods.

Off Balance Sheet Arrangements

Acadia has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations or liquidity.

Quantitative and Qualitative Disclosures About Market Risk

Our interest expense is sensitive to changes in market interest rates. With respect to our interest-bearing liabilities, all of our long-term debt outstanding at March 31, 2011 was at variable rates based on the prime rate plus an applicable margin, subject to an interest rate floor of 6.5%. A hypothetical 10% increase in interest rates would not have an impact on our net income or cash flows due to the excess of the interest rate floor over market interest rates in recent periods.

YFCS Acquisition

Acadia completed the acquisition of YFCS on April 1, 2011. The following summary table and discussion describes the historical consolidated condensed results from continuing operations of YFCS for the respective periods shown (dollars in thousands):

	Year Ended December 31,				Three Months Ended March 31,
	2010		2009		2011		2010
	$	%	$	%	$	%	$	%

Revenue	$184,386	100.0%	$186,586	100.0%	$45,686	100.0%	$45,489	100.0%
Salaries and benefits	113,931	61.8%	113,870	61.0%	29,502	64.6%	27,813	61.1%
Other operating expenses	38,146	20.7%	37,607	20.2%	9,907	21.7%	8,944	19.7%
Provision for bad debts	525	0.3%	(309)	(0.2)%	208	0.5%	56	0.1%
Interest	7,514	4.1%	9,572	5.1%	1,726	3.8%	1,954	4.3%
Depreciation and amortization	3,456	1.9%	7,052	3.8%	819	1.8%	914	2.0%
Impairment of goodwill	23,528	12.8%	—	0.0%	—	0.0%	—	0.0%

Total expenses	187,100	101.5%	167,792	89.9%	42,162	92.3%	39,681	87.2%

Income from continuing operations, before income taxes	(2,714)	(1.5)%	18,794	10.1%	3,524	7.7%	5,808	12.8%
Income taxes	5,032	2.7%	7,133	3.8%	1,404	3.1%	2,267	5.0%

Income from continuing operations	$(7,746)	(4.2)%	$11,661	6.2%	$2,120	4.6%	$3,541	7.8%

Revenue.  Revenue increased $0.2 million, or 0.4%, to $45.7 million for the three months ended March 31, 2011 from $45.5 million for the three months ended March 31, 2010. Revenue decreased $2.2 million, or 1.2%, to $184.4 million for the year ended December 31, 2010 from $186.6 million for the year ended December 31, 2009. The decrease in revenue is attributable to a decline in inpatient volumes related to utilization pressures by referral sources.

Salaries and benefits.  Salaries and benefits expense was $29.5 million for the three months ended March 31, 2011 compared to $27.8 million for the three months ended March 31, 2010, an increase of $1.7 million or 6.1%. Salaries and benefits expense represented 64.6% of revenue for the three months ended March 31, 2011 compared to 61.1% of revenue for the three months ended March 31, 2010. The increase in salaries and benefits expense for the three months ended March 31, 2011 relates primarily to the January 1, 2011 release of a pay freeze and mandatory vacation requirements in place since 2009. Salaries and benefits expense was $113.9 million for the years ended December 31, 2010 and 2009. Salaries and benefits expense represented 61.8% of revenue for the year ended December 31, 2010 compared to 61.0% of revenue for the year ended December 31, 2009.

Other operating expenses.  Other operating expenses were $9.9 million for the three months ended March 31, 2011, or 21.7% of revenue, compared to $8.9 million for the three months ended March 31, 2010, or 19.7% of revenue. The increase in other operating expenses is due to increases in purchased services, supplies, and insurance expense related to the conversion of professional liability insurance policies to guaranteed cost programs. Other operating expenses were $38.1 million for the year ended December 31, 2010, or 20.7% of revenue, compared to $37.6 million for the year ended December 31, 2009, or 20.2% of revenue.

Provision for bad debts.  The provision for bad debts was $0.2 million for the three months ended March 31, 2011, or 0.5% of revenue, compared to $0.1 million for the three months ended March 31, 2010, or 0.1% of revenue. The provision for bad debts was $0.5 million for the year ended December 31, 2010, or 0.3% of revenue, compared to net recoveries of bad debts of $0.3 million for the year ended December 31, 2009. YFCS’ facilities experience minimal bad debts given their low volumes of private pay admissions.

Interest expense.  Interest expense was $1.7 million for the three months ended March 31, 2011 compared to $2.0 million for the three months ended March 31, 2010. Interest expense was $7.5 million for the year ended December 31, 2010 compared to $9.6 million for the year ended December 31, 2009. The decrease in interest expense is a result of principal payments during 2010 and 2009.

Depreciation and amortization.  Depreciation and amortization expense was $0.8 million for the three months ended March 31, 2011, or 1.8% of revenue, compared to $0.9 million for the three months ended March 31, 2010, or 2.0% of revenue. Depreciation and amortization expense was $3.5 million for the year ended December 31, 2010, or 1.9% of revenue, compared to $7.1 million for the year ended December 31, 2009, or 3.8% of revenue. The decrease in depreciation and amortization expense is primarily attributable to certain intangible assets becoming fully amortized in 2009.

Impairment of goodwill.  The loss on impairment of goodwill of $23.5 million for the year ended December 31, 2010 was a result of management’s conclusion that the carrying value of goodwill exceeded the fair value implied by the sale of the company.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses included in the financial statements. Estimates are based on historical experience and other available information, the results of which form the basis of such estimates. While we believe our estimation processes are reasonable, actual results could differ from our estimates. The following accounting policies are considered critical to our operating performance and involve highly subjective and complex assumptions and assessments.

Revenue and Contractual Discounts

Net patient service revenue is derived from services rendered to patients for inpatient psychiatric and substance abuse care, outpatient psychiatric care and adolescent residential treatment and includes reimbursement for the treatment of patients covered by Medicare, Medicaid, commercial insurance (in network and out of network), and other programs, as well as uninsured patients. Revenue is recorded in the period in which services are provided.

The Medicare and Medicaid regulations are complex and various managed care contracts may include multiple reimbursement mechanisms for different types of services provided in our inpatient facilities and cost settlement provisions requiring complex calculations and assumptions subject to interpretation. We estimate the allowance for contractual discounts on a payor-specific basis by comparing our established billing rates with the amount we determine to be reimbursable given our interpretation of the applicable regulations or contract terms. Most payments are determined based on negotiated per-diem rates. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from our estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by our management. We periodically compare the contractual rates on our patient accounting systems with the Medicare and Medicaid reimbursement rates or the third-party payor contract for accuracy. We also monitor the adequacy of our contractual adjustments using financial measures such as comparing cash receipts to net patient revenue adjusted for bad debt expense.

The following table presents patient service revenue by payor type as a percentage of total patient service revenue for the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009

Medicare	23%	22%
Medicaid	39	40
Commercial	30	33
Self-pay and other	8	5

Total	100%	100%

Allowance for Doubtful Accounts

Our ability to collect outstanding patient receivables from third-party payors is critical to our operating performance and cash flows. The primary collection risk with regard to patient receivables lies with uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. We estimate the allowance for doubtful accounts based on a number of factors, including the age of the accounts, historical collection experience, current economic conditions and other relevant factors. We continually monitor our accounts receivable balances and utilize retrorespective reviews and cash collection data to support our estimates of the provision for doubtful accounts. Our retrospective reviews have not resulted in significant changes to our allowance for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.

Long-Lived Assets and Goodwill

Long-lived assets, including property and equipment and finite-lived intangible assets, comprise a significant portion of our total assets. We evaluate the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When management believes impairment indicators may exist, projections of the undiscounted future cash flows associated with the use and eventual disposition of long-lived assets are prepared. If the projections indicate that the carrying values of the long-lived assets are not recoverable, we reduce the carrying values to fair value. We test for impairment of long-lived assets at the lowest level for which cash flows are measurable.

Goodwill also represents a significant portion of our total assets. We review goodwill for impairment annually or more frequently if events indicate that goodwill may be impaired. We review goodwill at the reporting level unit, which is one level below an operating segment. We compare the carrying value of the net assets of a reporting unit to the fair value of the reporting unit. If the carrying value exceeds the fair value, an impairment indicator exists and an estimate of the impairment loss is calculated. The fair value calculation includes multiple assumptions and estimates and changes in these assumptions and estimates could result in goodwill impairment that could materially adversely impact our financial position or results of operations.

Income Taxes

Acadia Healthcare Company, LLC was formed as a limited liability company (LLC). Some of Acadia’s subsidiaries are organized as LLCs and others as C-corporations. Acadia elected, where applicable, that all such entities be taxed as flow-through entities and as such, the results of operations of the Company related to the flow-through entities are included in the income tax returns of its members. Accordingly, taxable income is the direct obligation of the members.

Some of Acadia’s subsidiaries are taxed as C-corporations for federal and state income taxes as the respective subsidiaries are directly liable for taxes on its separate income. A tax provision has been provided for income taxes that are the responsibility of Acadia or its subsidiaries in the consolidated financial statements relating to the entities that are taxed as C-corporations and for any taxing jurisdictions that do not recognize an LLC as a flow-through entity.

Effective April 1, 2011, Acadia Healthcare Company, LLC elected to be treated as a corporation for federal income tax purposes and, on May 13, 2011, converted to a corporation (Acadia Healthcare Company, Inc.) in accordance with Delaware law.

Insurance

We are subject to medical malpractice and other lawsuits due to the nature of the services we provide. We maintain commercial insurance coverage on a claims-made basis for general and professional liability claims with a $50,000 deductible and $1 million per claim limit and an aggregate limit of $3 million with excess umbrella coverage for an additional $7 million. The accrued insurance liabilities included in the consolidated balance sheets include estimates of the ultimate costs for both reported claims and claims incurred but not reported. The recorded liabilities for professional and general liability risks are estimated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third-party actuary. The estimated liability for professional and general liability claims could be significantly affected should current and future occurrences differ from historical claim trends and expectations

ACADIA PRINCIPAL STOCKHOLDERS

As of June 30, 2011, all of the outstanding common stock of Acadia was held by Acadia Holdings, a holding company. Acadia Holdings will be dissolved prior to the merger and the common stock of Acadia will be distributed to the members of Acadia Holdings in accordance with their respective ownership interests. The following table sets forth certain information regarding the number of shares of Acadia’s common stock that would have been beneficially owned assuming that Acadia Holdings had been dissolved as of June 30, 2011. Based on the foregoing assumption, the table sets forth the number of shares that would have been held by each person who would have owned more than 5% of Acadia common stock, each director of Acadia, each of the named executive officers of Acadia and all directors and named executive officers of Acadia as a group.

Unless otherwise indicated below, to the knowledge of Acadia, all persons listed below would have had sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. In preparing the following table, Acadia has relied on the information furnished by the persons listed below.

Beneficial Owners 5% (Common Stock)

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class(1)

Waud Capital Partners 300 North LaSalle Street, Suite 4900 Chicago, IL 60654(2)	8,023,295	80.2%
Joey A. Jacobs(3)	757,564	7.6%

Beneficial Ownership of Named Executive Officers and Directors

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership	Percent of Class(1)

Joey A. Jacobs(3)	757,564	7.6%
Trey Carter(4)	179,184	1.8%
Reeve B. Waud(2)	8,023,295	80.2%
Charles E. Edwards(2)	—	0%
Matthew A. London(2)	—	0%
Gary A. Mecklenburg(2)	3,356	*
All Directors and Named Executive Officers as a Group	8,963,399	89.7%

*	Represents negligible amount

(1)	Based on 10,000,000 shares of Acadia common stock outstanding as of June 30, 2011.

(2)	The reported shares of Acadia common stock are owned of record as follows: (i) 1,496,995 shares by Waud Capital Partners II, L.P. (“WCP II”), (ii) 2,736,744 shares by Waud Capital Partners QP II, L.P. (“Waud QP II”), (iii) 476,326 shares by the Reeve B. Waud 2011 Family Trust, (iv) 52,925 shares by Waud Family Partners, L.P. (“WFP LP”), (v) 417,675 shares by WCP FIF II (Acadia), L.P. (“WCP FIF II”), (vi) 427,771 shares by Waud Capital Affiliates II, L.L.C. (“Waud Affiliates II”), (vii) 219,533 shares by Waud Capital Affiliates III, L.L.C. (“Waud Affiliates III”), (viii) 596,311 shares by WCP FIF III (Acadia), L.P. (“WCP FIF III”), (ix) 1,358,737 shares by Waud Capital Partners QP III, L.P. (“Waud QP III”) and (x) 240,278 shares by Waud Capital Partners III, L.P. (“WCP III”). Waud Capital Partners Management II, L.P. (“WCPM II”), as the general partner of WCP II, Waud QP II, WCP FIF II and the Manager of Waud Affiliates II and Waud Capital Partners II, L.L.C. (“Waud II LLC”), as the general partner of WCPM III, may be deemed to share beneficial ownership of the shares held of record by such entities. Waud Capital Partners Management III, L.P. (“WCPM III”), as the general partner of WCP FIF III, Waud QP III and WCP III and the Manager of Waud Affiliates III, and Waud Capital Partners III, L.L.C. (“Waud III LLC”), as the general partner of WCPM III, may be deemed to share beneficial ownership of the shares held of record by such entities. Reeve Waud may be deemed to beneficially own the units held by each of the above entities by virtue of his (A) making decisions for the Limited Partner Committee of each of WCPM II and WCPM III, (B) being the manager of Waud II LLC and Waud III LLC and WFP LP and (iii) being the investment advisor of the Reeve B. Waud 2011 Family Trust. The address for Messrs. Edwards, London and Mecklenburg is c/o Waud Capital Partners, LLC, 300 North LaSalle Street, Suite 4900, Chicago, IL 60654.

(3)	The reported shares of Acadia common stock are owned of record by the Joey A. Jacobs 2011 Grantor Retained Annuity Trust (Acadia). The address for Mr. Jacobs is c/o Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, TN 37067.

(4)	The address for Mr. Carter is c/o Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, TN 37067.

ACADIA INTERESTED TRANSACTIONS

Professional Services Agreement

Acadia and Waud Capital Partners are parties to a professional services agreement dated April 1, 2011, pursuant to which Waud Capital Partners renders general advisory and management services with respect to financial and operating matters, including advice on corporate strategy, budgeting of future corporate investment, acquisition and divestiture strategy and debt and equity financing. The parties entered into the professional services agreement in connection with entering into the second amended and restated limited liability company agreement of Acadia Holdings on April 1, 2011 (the “Acadia Holdings LLC Agreement”), which amended and restated Acadia Holdings’ prior limited liability company agreement dated August 31, 2009 (the “Prior LLC Agreement”).

Pursuant to the professional services agreement, Acadia is obligated to pay the following fees to Waud Capital Partners: (i) upon consummation of any credit facility (including any amendments to existing credit faculties which have the effect of increasing the committed amount under such facility, but excluding any credit facility entered into after April 1, 2011 with any affiliate of Waud Capital Partners if such affiliate is receiving a closing or similar fee in connection with such facility), financing fees in cash in an aggregate amount to equal 1.5% of the aggregate principal amount of all such loans (or 1.0% of the aggregate amount of all public bond issuances); (ii) advisory fees in connection with the negotiation and consummation of any acquisitions and/or dispositions by Acadia or any of its subsidiaries in an aggregate amount equal to 2.0% of the gross purchase price of any such acquisition or disposition (including any debt or other liabilities assumed or otherwise included in the transaction(s)), as compensation for the negotiation, arranging and structuring services Waud Capital Partners has agreed to provide Acadia with respect thereto; and (iii) upon consummation of Sale of Acadia (as defined below), a sale fee in cash in an amount equal to 1.5% of the enterprise value assigned to Acadia Holdings and its subsidiaries in connection with or implied by such Sale of Acadia, as compensation for the negotiation, structuring and other services Waud Capital Partners has agreed to provide Acadia with respect to Sale of Acadia.

Waud Capital Partners currently charges Acadia a management fee for ongoing advisory and management services of $2.0 million per year. The fee for the period from and including April 1, 2011 to and including June 30, 2011 was paid on April 1, 2011. Thereafter, the advisory fee is payable on July 1st and January 1st of each year in advance. Effective January 1, 2012 and each January 1st thereafter, such advisory fee shall be increased to an amount equal to the greater of (i) 5.0% of Acadia’s EBITDA (as defined below) for the immediately preceding year (as determined by the Acadia board of directors in good faith) and (ii) 110% of the prior year’s advisory fee. For purposes of the professional services agreement, “EBITDA” means, for any period, the result of (i) the consolidated net income (or loss) of Acadia Holdings and its subsidiaries for such period, plus (ii) to the extent deducted in any such period in determining such net income or loss: (A) all federal, state and local taxes, (B) interest expense, (C) amortization and depreciation expense, and (D) extraordinary losses, minus (iii) to the extent included in any such period in determining net income or loss, extraordinary gains, in each case determined in accordance with GAAP.

The professional services agreement also provides that Waud Capital Partners will be reimbursed for their reasonable travel expenses, legal fees and other out-of-pocket fees and expenses in connection with activities undertaken pursuant to such agreement. Additionally, Waud Capital Partners and its affiliates (other than Acadia and its subsidiaries) shall be indemnified for liabilities incurred in connection with their role under the professional services agreement, other than for liabilities resulting from their gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order.

In connection with entry into the professional services agreement, the amendment and restatement of the Prior LLC Agreement and the consummation of Acadia’s acquisition of YFCS, Waud Capital Partners received $6.15 million in fees from Acadia on April 1, 2011, which consisted of a $3.6 million transaction fee, a $450,000 commitment fee and a $2.1 million financing fee.

Waud Capital Partners and Acadia will terminate the professional services agreement in connection with consummation of the merger and upon payment of $20,559,000 in aggregate transaction fees to Waud Capital Partners pursuant to the terms of the related termination agreement. Under the merger agreement, $15,559,000 of such transaction fees will be subtracted from the $90.0 million dividend to be made by Acadia to holders of Acadia capital stock immediately prior to consummation of the merger.

Prior to entry into the professional services agreement, Waud Capital Partners was entitled to receive the following fees from Acadia Holdings pursuant to the Prior LLC Agreement: (i) an annual advisory fee, payable on a semi-annual basis, as compensation for the financial and management consulting services Waud Capital Partners had agreed to provide Acadia Holdings and its subsidiaries with respect to their business and financial management generally and its financial affairs; and (ii) upon consummation of any credit facility (including amendments to existing credit facilities which have the effect of increasing the amount to be drawn under such facility by Acadia Holdings or its subsidiaries, but excluding any credit facility entered into after December 30, 2005 with any affiliate of Waud Capital Partners if such affiliate is receiving a closing or similar fee in connection with such facility) entered into by Acadia Holdings or its subsidiaries after December 30, 2005, financing fees in an aggregate amount to equal 2.0% of the aggregate principal amount of all such loans (or 1.0% of the aggregate amount of all public bond issuances), as compensation for the negotiation, arranging and structuring services Waud Capital Partners had agreed to provide to Acadia Holdings or its subsidiaries. Waud Capital Partners was also entitled to receive an annual advisory fee, payable semi-annually, under the Prior LLC Agreement (and its predecessor). Such fee was initially set at $350,000 per annum, subject to annual increases of $50,000, up to $600,000, effective January 1st of each year beginning January 1, 2007. Waud Capital Partners deferred the payment of all such management fees in accordance with the terms of the Prior LLC Agreement.

On April 1, 2011 in connection with entry into the Acadia Holdings LLC Agreement, Waud Capital Partners received approximately $7.9 million of Acadia Holdings equity in exchange for fees it had previously deferred in accordance with the Prior LLC Agreement.

True Partners Engagement Agreement

Acadia and True Partners Consulting LLC (“True Partners”), an affiliate of Waud Capital Partners, are parties to an engagement agreement dated January 7, 2011, pursuant to which True Partners renders tax consulting and compliance services to Acadia and its affiliated entities. As of July 1, 2011, Waud Capital Partners and its affiliates indirectly own a majority of the True Partners membership interests. The engagement agreement will automatically terminate upon the completion of the services to be rendered by True Partners thereunder. Either party may terminate the engagement agreement upon at least 30 days’ prior written notice to the other party. Upon such termination, True Partners shall be entitled to receive payment for services performed and expenses incurred through the date of termination. Pursuant to the engagement agreement, Acadia pays certain fixed fees to True Partners for various tax consulting and compliance services, which are billed monthly as incurred. Acadia paid $73,200, $116,365 and $62,065 to True Partners for such services in 2008, 2009 and 2010, respectively. In the event of a large transaction or other activity not otherwise covered under the engagement agreement for which True Partners provide services to Acadia, True Partners will provide consulting services to Acadia at its standard hourly rates, plus reimbursement of out-of-pocket expenses.

Acadia Holdings LLC Agreement

The Acadia Holdings LLC Agreement grants certain rights to the affiliates of Waud Capital Partners that are designated as the “WCP Investors” in the Acadia Holdings LLC Agreement (the “WCP Holdings Investors”). For so long as any WCP Holdings Investor holds any Class A Units of Acadia Holdings, the WCP Holdings Investors

holding a majority of the Class A Units then held by all WCP Investors constitute the “Majority WCP Holdings Investors” under the Acadia Holdings LLC Agreement. If no WCP Holdings Investor holds any Class A Units of Acadia Holdings, the “Majority WCP Holdings Investors” (for purpose of the Acadia Holdings LLC Agreement) shall be the WCP Holdings Investors holding a majority of the Class B, Class C and Class D Units of Acadia Holdings held by all WCP Holdings Investors.

The board of managers of Acadia Holdings currently consists of five (5) managers, four of which are designated by the Majority WCP Holdings Investors (the “WCP Managers”). Except as provided in the Acadia Holdings LLC Agreement and for cases in which the approval of the Acadia Holdings members is expressly provided by the Acadia Holdings LLC Agreement or by non-waivable provisions of applicable law, the powers of Acadia Holders are exercised by or under the authority of, and the business and affairs of Acadia Holdings are managed, under the direction of its board of managers. Under the terms of the Acadia Holdings LLC Agreement, each of WCP FIF III, Waud QP II, Waud QP III and WCP III is able to designate one WCP Manager; provided, that Reeve Waud is entitled to serve as one of the WCP Managers at all times. Unless otherwise specified in the Acadia Holdings LLC Agreement or required by applicable law, any determination or action required to be taken by the board of managers shall be taken by a majority of the voting power of the managers then in office; provided that each WCP Manager is entitled to a number of votes on all matters coming before the board of managers in an amount equal to the quotient obtained by dividing (i) the number of WCP Managers which the WCP Holdings Investors are entitled to appoint under the Acadia Holdings LLC Agreement by (ii) the number of WCP Managers then serving on the board of managers.

The Acadia Holdings LLC Agreement grants certain drag along rights to the WCP Holdings Investors in connection with any of the following transactions (each a “Sale of Acadia”): (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of Acadia; or (ii) a transaction (including by way of merger, consolidation, recapitalization, reorganization or sale of stock) the result of which the unitholders of Acadia Holdings immediately prior to such transaction are, after giving effect to such transaction, no longer in the aggregate “beneficial owners” (as such term is defined in Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of Acadia Holdings. If the Majority WCP Holdings Investors approve a Sale of Acadia (an “Approved Sale”), each unitholder of Acadia Holdings and each person that retains voting control over any transferred units is obligated to, subject to the satisfaction of certain conditions, vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (A) a merger or consolidation, each unitholder is obligated to waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (B) a sale of units, each holder is obligated to take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by Acadia Holdings’ board of managers (with the approval of the Majority WCP Holdings Investors) or the Majority WCP Holdings Investors. Furthermore, each Acadia Holdings unitholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested Acadia Holdings’ board of managers (with the approval of the Majority WCP Holdings Investors) or the Majority WCP Holdings Investors. The Acadia Holdings LLC Agreement also provides that each unitholder is obligated to vote for, consent to (to the extent it has any voting or consent right) and raise no objections against an initial public offering of Acadia Holdings or any of its subsidiaries approved by Acadia Holdings’ board of managers.

The Acadia Holdings LLC Agreement requires that each “Management Investor” named therein bring, and cause each of its affiliates to bring, all investment or business opportunities to Acadia Holdings of which any of them become aware and which are within the scope and investment objectives of Acadia Holdings or its subsidiaries. Notwithstanding the foregoing, the Acadia Holdings LLC Agreement excludes holders of Class A Units and Class B Units held by the WCP Holdings Investors and their affiliates from all such restrictions, subject only to confidentiality restrictions contained in such agreement.

Except as provided in the Acadia Holdings LLC Agreement (including with respect to matters that must be approved by a majority of the Management Investors), such agreement may amended, modified, or waived in any respect with the written consent of the Majority WCP Holdings Investors. The Majority WCP Holdings Investors, by resolution, may also elect to dissolve Acadia Holdings.

Registration Rights Agreement

Acadia Holdings entered into an amended and restated registration rights agreement with the holders of substantially all of its equity securities pursuant to which such holders have the right to demand the registration of all or a portion of their securities and have certain piggy back registration rights, subject to certain limitations. Waud Capital Partners and the other members of Acadia Holdings intend to cause the dissolution of Acadia Holdings prior to the consummation of the merger and to distribute the Acadia common stock held by Acadia Holdings to its members. In connection with such dissolution and distribution, Acadia will assume Acadia Holdings’ rights and obligations under the amended and restated registration rights agreement. The right to sell shares of common stock pursuant to the amended and restated registration rights agreement will be made subject to a lock-up agreement between those stockholders with registration rights and Acadia’s underwriters in connection with Acadia’s initial public offering which, unless waived, will prevent such holders from exercising this right until 180 days after the date of the prospectus associated with such initial public offering.

Affiliate Transactions

In August 2009, January 2010 and January 2011, Acadia Holdings entered into management agreements, manager unit agreements, executive purchase agreements and/or executive unit agreements with certain executives and managers pursuant to which such executives or managers purchased or otherwise were issued units of Acadia Holdings. See “Acadia Management After the Merger — Compensation Discussion and Analysis — Elements of Compensation — Equity Purchase Agreements” for a more detailed description of these agreements.

In connection with the purchase of Class A Common Units and Class A Preferred Units of Acadia Holdings by Messrs. Carpenter, Carter, Dodd and Swinson and Ms. Karen Prince in January 2010, each named executive issued a promissory note to Acadia Holdings to satisfy its obligations to make a capital contribution to Acadia Holdings in accordance with the terms of the related management agreement. Each of Messrs. Carpenter, Carter, Dodd and Swinson and Ms. Prince issued a promissory note to Acadia Holdings on January 4, 2010 in the aggregate principal amount of $65,000, $120,000, $42,000, $42,000 and $96,000, respectively. Interest on each promissory note accrues at the lesser of 8.00% per annum and the highest rate permitted by applicable law. Default interest on each promissory note accrues at a rate per annum equal to the base rate (determined in accordance with the prior sentence) plus 3.00%. Amounts due under each promissory note are secured by certain Acadia Holdings units owned by the related executive as set forth in such promissory note and the related pledge agreement.

Each executive is obligated to pay all accrued and unpaid interest on his/her promissory note on the last day of each March, June, September and December. Each executive is required to repay amounts borrowed under his/her promissory note in three equal installments on each April 30th. The first two scheduled principal payments under each promissory note were made on April 30, 2010 and April 30, 2011, respectively. Each of Messrs. Carpenter, Carter, Dodd and Swinson and Ms. Prince repaid his or her promissory note in full on July 7, 2011 and the related pledge agreement was terminated effective as of such date.

Procedure for Approval of Transactions with Related Parties

Acadia does not have a formal written related-party approval policy for transactions to be disclosed pursuant to Item 404(a) of Regulation S-K. We expect that the Acadia board of directors will adopt such a policy prior to the completion of the merger.

PHC BUSINESS DESCRIPTION

Introduction

PHC is a national healthcare company, which, through wholly-owned subsidiaries, provides psychiatric services to individuals who have behavioral health disorders including alcohol and drug dependency and to individuals in the gaming and transportation industries. PHC’s subsidiaries operate substance abuse treatment facilities in Michigan, Utah and Virginia, four outpatient psychiatric facilities in Michigan, three outpatient psychiatric facilities in Nevada, one outpatient psychiatric facility in Pennsylvania and two psychiatric hospitals, one in Michigan and one in Nevada and a residential treatment facility in Michigan. PHC provides management, administrative and help line services through contracts with major railroads and a call center contract with Wayne County, Michigan. PHC also operates a website, Wellplace.com, which provides education and training for the behavioral health professional and internet support services to all of PHC’s subsidiaries. In fiscal 2009, PHC sold the assets of its pharmaceutical research company and is no longer providing research services.

PHC provides behavioral health services through inpatient and outpatient facilities. PHC’s substance abuse facilities provide specialized treatment services to patients who typically have poor recovery prognoses and who are prone to relapse. These services are offered in small specialty care facilities, which permit PHC to provide its clients with efficient and customized treatment without the significant costs associated with the management and operation of general acute care hospitals. PHC tailors these programs and services to “safety-sensitive” industries and concentrate its marketing efforts on the transportation, oil and gas exploration, heavy equipment, manufacturing, law enforcement, gaming and health services industries. PHC’s psychiatric facilities provide inpatient psychiatric care, intensive outpatient treatment and partial hospitalization programs to children, adolescents and adults. PHC’s outpatient mental health clinics provide services to employees of major employers, as well as to managed care companies and Medicare and Medicaid clients. The psychiatric services are offered in a larger, more traditional setting than PHC’s substance abuse facilities, enabling PHC to take advantage of economies of scale to provide cost-effective treatment alternatives.

PHC treats employees who have been referred for treatment as a result of compliance with Subchapter D of the Anti-Drug Abuse Act of 1988 (commonly known as the Drug Free Workplace Act), which requires employers who are Federal contractors or Federal grant recipients to establish drug-free awareness programs which, among other things, inform employees about available drug counseling, rehabilitation and employee assistance programs. PHC also provides treatment under the Department of Transportation implemented regulations, which broaden the coverage and scope of alcohol and drug testing for employees in “safety-sensitive” positions in the transportation industry.

PHC was incorporated in 1976 and is a Massachusetts corporation. PHC’s corporate offices are located at 200 Lake Street, Suite 102, Peabody, MA 01960 and PHC’s telephone number is (978) 536-2777.

Psychiatric Services Industry

Substance Abuse Facilities

Industry Background

The demand for substance abuse treatment services has increased rapidly over the last decade. PHC believes that the increased demand is related to clinical advances in the treatment of substance abuse, greater societal willingness to acknowledge the underlying problems as treatable illnesses, improved health insurance coverage for addictive disorders and chemical dependencies and governmental regulation which requires certain employers to provide information to employees about drug counseling and employee assistance programs.

To contain costs associated with behavioral health issues in the 1980s, many private payors instituted managed care programs for reimbursement, which included pre-admission certification, case management or utilization review and limits on financial coverage or length of stay. These cost containment measures have encouraged outpatient care for behavioral problems, resulting in a shortening of the length of stay and revenue per day in inpatient chemical abuse facilities. PHC believes that it has addressed these cost containment measures by specializing in treating relapse-prone patients with poor prognoses who have failed in other treatment settings.

These patients require longer lengths of stay and come from a wide geographic area. PHC continues to develop alternatives to inpatient care including residential programs, partial day and evening programs in addition to onsite and offsite outpatient programs.

PHC believes that because of the apparent unmet need for certain clinical and medical services, and its continued expansion into various modalities of care for the chemically dependant, that its strategy has been successful despite national trends towards shorter inpatient stays and rigorous scrutiny by managed care organizations.

PHC Operations

PHC has been able to secure insurance reimbursement for longer-term inpatient treatment as a result of its success with poor prognosis patients. PHC’s two substance abuse facilities work together to refer patients to the center that best meets the patient’s clinical and medical needs. Each facility caters to a slightly different patient population including high-risk, relapse-prone chronic alcoholics, drug addicts and dual diagnosis patients (those suffering from both substance abuse and psychiatric disorders). The programs are sensitive to the special behavioral health problems of children, women and Native Americans. PHC concentrates on providing services to insurers, managed care networks and health maintenance organizations for both adults and adolescents. PHC’s clinicians often work directly with managers of employee assistance programs to select the best treatment facility possible for their clients.

Each of PHC’s facilities operates a case management program for each patient including a clinical and financial evaluation of a patient’s circumstances to determine the most cost-effective modality of care from among detoxification, inpatient, residential, day care, specialized relapse treatment, outpatient treatment, and others. In addition to any care provided at one of PHC’s facilities, the case management program for each patient includes aftercare. Aftercare may be provided through the outpatient services provided by a facility. Alternatively, PHC may arrange for outpatient aftercare, as well as family and mental health services, through its numerous affiliations with clinicians located across the country once the patient is discharged.

In general, PHC does not accept patients who do not have either insurance coverage or adequate financial resources to pay for treatment. Each of PHC’s substance abuse facilities does, however, provide treatment free of charge to a small number of patients each year who are unable to pay for treatment but who meet certain clinical criteria and who are believed by PHC to have the requisite degree of motivation for treatment to be successful. In addition, PHC provides follow-up treatment free of charge to relapse patients who satisfy certain criteria. The number of patient days attributable to all patients who receive treatment free of charge in any given fiscal year is less than 5% of the total patient days.

PHC believes that it has benefited from an increased awareness of the need to make substance abuse treatment services accessible to the nation’s workforce. For example, The Drug Free Workplace Act of 1988 requires employers who are Federal contractors or Federal grant recipients to establish drug free awareness programs to inform employees about available drug counseling, rehabilitation and employee assistance programs and the consequences of drug abuse violations. In response to the Drug Free Workplace Act, many companies, including many major national corporations and transportation companies, have adopted policies that provide for treatment options as an alternative to termination of employment.

Although PHC does not directly provide federally approved mandated drug testing, PHC treats employees who have been referred to PHC as a result of compliance with the Drug Free Workplace Act, particularly from companies that are part of the gaming industry as well as “safety-sensitive” industries such as railroads, airlines, trucking firms, oil and gas exploration companies, heavy equipment companies, manufacturing companies and health services.

HIGHLAND RIDGE — Highland Ridge is a 41-bed, freestanding alcohol and drug treatment hospital, which PHC has been operating since 1984. The hospital increased its bed capacity to 41 from 32 in November 2003 and expanded medical staff to include psychiatric care in its treatment plans. Its focus remains substance abuse and it is the oldest facility dedicated to substance abuse in Utah. Highland Ridge is accredited by The Joint Commission on

Accreditation of Healthcare Organizations (“The Joint Commission”) and is licensed by the Utah Department of Health. Highland Ridge is recognized nationally for its excellence in treating substance abuse disorders.

Although Highland Ridge does provide services to individuals from all of the States through contracts with the railroads and other major employers, most patients at this facility are from Utah and surrounding states. Individuals typically access Highland Ridge’s services through professional referrals, family members, employers, employee assistance programs or contracts between PHC and health maintenance organizations located in Utah.

Highland Ridge was the first private for-profit hospital to address specifically the special needs of chemically dependent women in Salt Lake County. In addition, Highland Ridge has contracted with Salt Lake County to provide medical detoxification services targeted to women. The hospital also operates a specialized continuing care support group to address the unique needs of women and minorities.

A pre-admission evaluation, which involves an evaluation of psychological, cognitive and situational factors, is completed for each prospective patient. In addition, each prospective patient is given a physical examination upon admission. Diagnostic tools, including those developed by the American Psychological Association, the American Society of Addiction Medicine and the Substance Abuse Subtle Screening Inventory are used to develop an individualized treatment plan for each client. The treatment regimen involves an interdisciplinary team which integrates the twelve-step principles of self-help organizations, medical detoxification, individual and group counseling, family therapy, psychological assessment, psychiatric support, stress management, dietary planning, vocational counseling and pastoral support. Highland Ridge also offers extensive aftercare assistance at programs strategically located in areas of client concentration throughout the United States. Highland Ridge maintains a comprehensive array of professional affiliations to meet the needs of discharged patients and other individuals not admitted to the hospital for treatment.

Highland Ridge periodically conducts or participates in research projects. Highland Ridge was the site of a research project conducted by the University of Utah Medical School. The research explored the relationship between individual motivation and treatment outcomes. The research was regulated and reviewed by the Human Subjects Review Board of the University of Utah and was subject to federal standards that delineated the nature and scope of research involving human subjects. Highland Ridge benefited from this research by expanding its professional relationships within the medical school community and by applying the findings of the research to improve the quality of services PHC delivers.

MOUNT REGIS — Mount Regis is a 25-bed, freestanding alcohol and drug treatment center located in Salem, Virginia, near Roanoke. PHC acquired the center in 1987. It is the oldest of its kind in the Roanoke Valley. Mount Regis is accredited by The Joint Commission and licensed by the Virginia Department of Behavioral Health and Developmental Services. Mount Regis also operates Right Track, which is a residential program designed to provide individuals with the tools they need to make a smooth transition from inpatient treatment back into their everyday routine. In addition, Mount Regis operates Changes, an outpatient clinic, at its Salem, Virginia location. The Changes clinic provides structured intensive outpatient treatment for patients who have been discharged from Mount Regis and for patients who do not need the formal structure of a residential treatment program. The program is licensed by the Commonwealth of Virginia and approved for reimbursement by major insurance carriers.

Similar to Highland Ridge, the programs at Mount Regis Center are sensitive to the needs of women and minorities. The majority of Mount Regis clients are from Virginia and surrounding states. In addition, because of its relatively close proximity and accessibility to New York, Mount Regis has been able to attract an increasing number of referrals from New York-based labor unions. Mount Regis has also been able to attract a growing number of clients through the Internet. Mount Regis has established programs that allow PHC to better treat dual diagnosis patients (those suffering from both substance abuse and psychiatric disorders), cocaine addiction and relapse-prone patients. The multi-disciplinary case management, aftercare and family programs are key factors to the prevention of relapse.

RENAISSANCE RECOVERY — Renaissance Recovery is a 24-bed alcohol and drug treatment facility located in Detroit, Michigan which opened in April 2011. Renaissance Recovery treats boys and girls between the ages of 12 and 17, in need of behavioral health treatment due to chemical impairment.

The program incorporates a co-occurring based assessment model to identify and treat both substance abuse and mental health disorders, combining substance abuse therapy, educational services, medication therapy, group therapy and peer support and family counseling (parent(s), guardians and extended family and care givers). Techniques to recognize and manage internal emotional “triggers” that lead to substance or psychiatric relapse are taught as a feature of the therapy each child receives, individually and within a group.

Multi-disciplinary teams of licensed, certified and boarded professional staff utilize an eclectic therapy approach which includes cognitive behavioral therapy.

The resident program is case dependent, and length of stay may be from a period of minimally 5 — 7 days or up to a full program of thirty days or more as warranted. Step down from this program is continued through other Pioneer facilities for in-patient or out-patient treatment as appropriate to the “treatment plan’’ developed upon discharging.

The program accepts most insurance plans and is licensed by the State of Michigan as a Substance Abuse provider and as a Child Caring Institution and accredited by the Council on Accreditation.

General Psychiatric Facilities

PHC believes that its proven ability to provide high quality, cost-effective care in the treatment of substance abuse has enabled it to grow in the related behavioral health field of psychiatric treatment. PHC’s main advantage is its ability to provide an integrated delivery system of inpatient and outpatient care. As a result of integration, PHC is better able to manage and track patients.

PHC offers inpatient and partial hospitalization and psychiatric services. PHC provides inpatient psychiatric services through Seven Hills Hospital located in Las Vegas, Nevada and MeadowWood located in New Castle, Delaware and residential treatment to adjudicated juveniles through Detroit Behavioral Institute, Inc. located in Detroit Michigan. In addition, PHC currently operates seven outpatient psychiatric facilities.

PHC’s philosophy at these facilities is to provide the most appropriate and efficacious care with the least restrictive modality of care possible. An attending physician, a case manager and a clinical team work together to manage the care plan. The integrated delivery system allows for better patient tracking and follow-up and fewer repeat procedures and therapeutic or diagnostic errors. Qualified, dedicated staff members take a full history on each new patient, and through test and evaluation procedures, they provide a thorough diagnostic write-up of the patient’s condition. In addition, a physician does a complete physical examination for each new patient. This information allows the caregivers to determine which treatment alternative is best suited for the patient and to design an individualized recovery program for the patient.

Managed health care organizations, state agencies, physicians and patients themselves refer patients to PHC’s facilities. These facilities have a patient population ranging from children as young as five years of age to senior citizens. Compared to the substance abuse facilities, the psychiatric facilities treat a larger percentage of female patients.

HARBOR OAKS — PHC acquired Harbor Oaks Hospital, a 71-bed psychiatric hospital located in New Baltimore, Michigan, approximately 20 miles northeast of Detroit, in September 1994. Harbor Oaks Hospital is licensed by the Michigan Department of Community Health, Medicare certified and accredited by The Joint Commission. Harbor Oaks provides inpatient psychiatric care, partial hospitalization and outpatient treatment to children, adolescents and adults. Harbor Oaks Hospital has treated clients from Macomb, Oakland and St. Clair counties and has expanded its coverage area to include Wayne, Sanilac and Livingston counties.

Harbor Oaks has become a primary provider for Medicaid patients from Wayne, Macomb and St. Clair counties. Utilization of a short-term crisis management model in conjunction with strong case management has allowed Harbor Oaks to successfully enter this segment of the market. Reimbursement for these services is comparable to traditional managed care payors. Given the current climate of public sector treatment availability, Harbor Oaks anticipates continued growth in this sector of the business.

Until June 2009, Harbor Oaks Hospital also operated a 26-bed residential unit serving adolescents with substance abuse problems and co-existing mental disorders, who were referred or required to undergo psychiatric treatment by a court or family service agency. In May 2009, PHC discontinued admissions and closed this unit in June 2009, to utilize the space occupied by the program for a much needed specialty unit for the treatment of chemical dependency which was opened in September 2009. Harbor Oaks also operates an outpatient site near New Baltimore, Michigan. Its close proximity to the hospital allows for a continuum of care for patients after discharge.

DETROIT BEHAVIORAL INSTITUTE — Detroit Behavioral Institute operates a 66-bed residential treatment facility licensed as Capstone Academy. It is located in midtown Detroit and serves adjudicated adolescents diagnosed as seriously emotionally disturbed. These adolescents are placed in Capstone Academy by court order.

Prior to January of 2009, this program was operated in a setting on the campus of the Detroit Medical Center, and was licensed for fifty residents (30 boys/20 girls). In early 2009, all residents were moved to the Capstone Academy. Pursuant to licensing guidelines and the review and approval of sound and therapeutic programming, the State of Michigan Department of Human Services allowed PHC to increase the number of beds by 16. This became effective in June 2009.

In its present configuration, the facility includes twelve designated beds for a special program for girls requiring a more intensive and comprehensive treatment model, while the remaining fifty-four beds, which can be allocated for either boys or girls as referrals dictate, offer a more traditional treatment model. In all programs, however, intensive treatment models address and treat residents as appropriate to their needs with individual, group and family counseling.

The residents in the programs range from 12 to 17 years of age, with a minimum IQ of 70. Each program provides individual, group and family therapy sessions for medication orientation, anger management, impulse control, grief and loss, family interactions, coping skills, stress management, substance abuse, discharge and aftercare planning (home visits and community reintegration), recreation therapy and sexual/physical abuse counseling as required.

As a part of the treatment model, each resident learns life skills (didactics) and receives education, in accordance with Michigan’s required educational curriculum, from state certified teachers, who are members of PHC’s staff. Typically, a resident is placed for treatment for an initial period of 30 days to six months, case dependent.

Periodic case review and psychiatric evaluations are conducted to evaluate progress or areas requiring improvement in accordance with goals and planning for discharge and eventual transition back to the community. The treatment teams that provide therapy and review each resident for progress include licensed counselors, nursing staff, certified teachers, psychiatrists, youth specialists and other program personnel.

PHC is approved by the local school district, in accordance with state law to operate as a school under its auspices, for the education of program residents. Consequently, when residents transition back to the community they do so without losing school credits. Transcripts, testing scores and related items are readily accepted by the new education environment. PHC has successfully fulfilled this obligation for four years, with improved success. This allows PHC’s programs to integrate the residents’ education with their individual treatment model and provide the best education possible without transporting the individuals to another site.

SEVEN HILLS HOSPITAL — PHC participated in the construction of the Seven Hills Hospital through its relationship with Seven Hills Psych Center, LLC. The construction was completed and the facility was opened in the fourth quarter of fiscal 2008. Seven Hills Hospital, a 55-bed psychiatric hospital located in Las Vegas, Nevada, began admitting patients on May 14, 2008. Seven Hills Hospital is licensed by the State of Nevada, accredited by The Joint Commission and received Medicare certification in July 2010. Seven Hills provides services to clients covered under the “at risk” contracts of PHC’s other subsidiary, Harmony Healthcare. Seven Hills has provided inpatient psychiatric care to adults since its opening in 2008 and began providing psychiatric care to adolescents in the third quarter of this fiscal year. Its treatment programs were expanded in fiscal 2009 to include detoxification and residential treatment of chemical dependency.

HARMONY HEALTHCARE — Harmony Healthcare, which consists of three psychiatric clinics in Nevada, provides outpatient psychiatric care to children, adolescents and adults in the local area. Harmony also operates employee assistance programs for railroads, health care companies and several large gaming companies including

Boyd Gaming Corporation, the MGM Grand and the Venetian with a rapid response program to provide immediate assistance 24 hours a day and seven days a week. Harmony also provides outpatient psychiatric care and inpatient psychiatric case management through capitated rate behavioral health carve-outs with Behavioral Health Options and PacifiCare Insurance. The agreement with Behavioral Health Options is a significant contract which began in January 2007 and caused a major expansion of Harmony to better serve the contract population.

NORTH POINT-PIONEER, INC. — North Point consists of three outpatient clinical offices strategically and geographically located to serve a large and populous region in Michigan. The clinics provide outpatient psychiatric and substance abuse treatment to children, adolescents and adults operating under the name Pioneer Counseling Center. The three clinics are located in close proximity to the Harbor Oaks facility, which allows for more efficient integration of inpatient and outpatient services and provides for a larger coverage area and the ability to share personnel which results in cost savings. Since 2005, North Point has provided services under a contract with Macomb County Office of Substance Abuse to provide behavioral health outpatient and intensive outpatient services for indigent and Medicaid clients residing in Macomb County. The contract is renewable annually with an estimated value of $55,000.

MEADOWWOOD BEHAVIORAL HEALTH. — MeadowWood, located in New Castle, Delaware, was acquired by PHC on July 1, 2011. The facility is a acute care psychiatric hospital with 58 beds providing services to adults suffering with mental illness and substance abuse. MeadowWood is licensed by the Delaware Department of Health and Social Services, Medicare certified and accredited by The Joint Commission. MeadowWood has both inpatient and partial hospitalization services focused on geriatric, co-occurring and acute mental disorders. MeadowWood anticipates seeking approval for additional beds to expand the facility during the next 12 months. The acquisition was made in connection with the divestiture requirements imposed on Universal Health Services following its acquisition of PSI.

Call Center Operations

WELLPLACE, INC. — In 1994, PHC began to operate a crisis hotline service under contract with a major transportation client. The hotline, Wellplace, shown as contract support services on the accompanying Consolidated Statements of Operations, is a national, 24-hour telephone service, which supplements the services provided by the client’s Employee Assistance Programs. The services provided include information, crisis intervention, critical incidents coordination, employee counselor support, client monitoring, case management and health promotion. The hotline is staffed by counselors who refer callers to the appropriate professional resources for assistance with personal problems. Three major transportation companies subscribed to these services as of March 31, 2011. This operation is physically located in Highland Ridge hospital, but a staff dedicated to Wellplace provides the services from a separate designated area of the Hospital. Wellplace also contracts with Wayne County Michigan to operate its call center. This call center is located in mid-town Detroit on the campus of the Detroit Medical Center and provides 24-hour crisis, eligibility and enrollment services for the Detroit-Wayne County Community Mental Health Agency which oversees 56,000 lives or consumers for mental health services in Wayne County Michigan. Until December 2008, Wellplace also operated a smaller contract to provide services for transportation and identification reimbursement for consumers. During fiscal 2006, Wellplace signed an agreement with a major government contractor to operate a smoking cessation quit line with Internet access. Wellplace provided services under the agreement until September 2008. Wellplace’s primary focus is now on growing its operations to take advantage of current opportunities and capitalize on the economies of scale in providing similar services to other companies and government units.

Research Operations

PIVOTAL RESEARCH CENTERS, INC. — In February 2009, PHC sold the assets of its research division to Premier Research International, LLC, (“Premier”), a Delaware limited liability company. The results of operations for the pharmaceutical operations through February 2009 are shown on the PHC audited and unaudited consolidated financial statements, included elsewhere in this proxy/prospectus, as discontinued operations.

Internet Operations

BEHAVIORAL HEALTH ONLINE, INC. — Behavioral Health Online designs, develops and maintains PHC’s web site, Wellplace.com, in addition to providing Internet support services and maintaining the web sites of all of the other subsidiaries of PHC.. PHC’s web sites provide behavioral health professionals with the educational tools required to keep them abreast of behavioral health breakthroughs and keep individuals informed of current issues in behavioral health.

Operating Statistics

The following table reflects selected financial and statistical information for all services.

	Year Ended June 30,
	2010	2009	2008	2007	2006
	(Unaudited)

Inpatient
Net patient service revenues	$29,743,377	$23,634,602	$22,327,159	$21,508,417	$18,775,198
Net revenues per patient day(1)	$477	$438	$383	$395	$382
Average occupancy rate(2)	75.7%	69.7%	85.0%	83.0%	77.7%
Total number of beds at the end of the period	260	260	244	180	180
Source of Revenues:
Private(3)	56.2%	54.9%	48.2%	50.2%	54.3%
Government(4)	43.8%	45.1%	51.8%	49.8%	45.7%
Partial Hospitalization and Outpatient
Net Revenues:
Individual	$7,325,916	$5,800,090	$6,603,002	$6,518,115	$6,734,627
Contract	$12,578,102	$13,165,271	$11,925,916	$7,995,997	$2,351,876
Sources of revenues:
Private	98.9%	99.1%	99.1%	98.6%	98.0%
Government	1.1%	0.9%	0.9%	1.4%	2.0%
Other Services:
Contract Services (Wellplace)(5)	$3,429,831	$3,811,056	$4,541,260	$4,540,634	$4,351,576

(1)	Net revenues per patient day equals net patient service revenues divided by total patient days excluding bed days provided by the Seven Hills subsidiary under the Harmony capitated contract.

(2)	Average occupancy rates were obtained by dividing the total number of patient days in each period including capitated contract bed days by the number of beds available in such period.

(3)	Private pay percentage is the percentage of total patient revenue derived from all payors other than Medicare and Medicaid and county programs.

(4)	Government pay percentage is the percentage of total patient revenue derived from the Medicare and Medicaid and county programs.

(5)	Wellplace provides contract support services including clinical support, referrals management and professional services for a number of PHC’s national contracts and operates the Wayne County Michigan call center.

Marketing and Customers

PHC markets its substance abuse, inpatient and outpatient psychiatric health services both locally and nationally, primarily to “safety-sensitive” industries, including transportation, manufacturing and healthcare services. Additionally, PHC markets its services in the gaming industry both in Nevada and nationally and its help line services nationally.

PHC employs four individuals dedicated to marketing PHC s facilities. Each facility performs marketing activities in its local region. The Senior Vice President of PHC coordinates PHC’s national marketing efforts. In addition, employees at certain facilities perform local marketing activities independent of the Senior Vice President. PHC, with the support of its owned integrated outpatient systems and management services, continues to pursue more at-risk contracts and outpatient, managed health care fee-for-service contracts. “At-risk” contracts require that PHC provides all the clinically necessary behavioral health services for a group of people for a set fee per person per month. PHC currently has two at-risk contracts with large insurance carriers, which require PHC to provide behavioral health services to a large number of its insured for a fixed fee. These at-risk contracts represent less than 15% of PHC’s total gross revenues. In addition to providing excellent services and treatment outcomes, PHC will continue to negotiate pricing policies to attract patients for long-term intensive treatment which meet length of stay and clinical requirements established by insurers, managed health care organizations and PHC’s internal professional standards.

PHC’s integrated systems of comprehensive outpatient mental health programs complement PHC’s inpatient facilities. These outpatient programs are strategically located in Nevada, Virginia, Michigan, and Utah. They make it possible for PHC to offer wholly integrated, comprehensive, mental health services for corporations and managed care organizations on an at-risk or exclusive fee-for-service basis. Additionally, PHC operates Wellplace located in the Highland Ridge facility in Salt Lake City, Utah and in Detroit, Michigan. Wellplace provides clinical support, referrals, management and professional services for a number of PHC’s national contracts. It gives PHC the capacity to provide a complete range of fully integrated mental health services.

PHC provides services to employees of a variety of corporations including: Boyd Gaming Corporation, CSX Corporation, MGM Mirage, Union Pacific Railroad, Union Pacific Railroad Hospital Association and others.

In addition to its direct patient care services, PHC maintains its web site, Wellplace.com, which provides articles and information of interest to the general public as well as the behavioral health professional. PHC’s internet company also provides the added benefit of web availability of information for various Employee Assistance Program contracts held and serviced by those subsidiaries providing direct treatment services.

Competition

PHC’s substance abuse programs compete nationally with other health care providers, including general and chronic care hospitals, both non-profit and for-profit, other substance abuse facilities and short-term detoxification centers. Some competitors have substantially greater financial resources than PHC. PHC believes, however, that it can compete successfully with such institutions because of its success in treating poor prognosis patients. PHC will compete through its focus on such patients, its willingness to negotiate appropriate rates and its capacity to build and service corporate relationships.

PHC’s psychiatric facilities and programs compete primarily within the respective geographic area serviced by them. PHC competes with private doctors, hospital-based clinics, hospital-based outpatient services and other comparable facilities. The main reasons that PHC competes well are its integrated delivery and dual diagnosis programming. Integrated delivery provides for more efficient follow-up procedures and reductions in length of stay. Dual diagnosis programming provides a niche service for clients with a primary mental health and a secondary substance abuse diagnosis. PHC developed its dual diagnosis service in response to demand from insurers, employers and treatment facilities. PHC’s internet subsidiary provides the competitive edge for service information and delivery for PHC’s direct patient care programs.

Revenue Sources and Contracts

PHC has entered into relationships with numerous employers, labor unions and third-party payors to provide services to their employees and members for the treatment of substance abuse and psychiatric disorders. In addition, PHC admits patients who seek treatment directly without the intervention of third parties and whose insurance does not cover these conditions in circumstances where the patient either has adequate financial resources to pay for treatment directly or is eligible to receive free care at one of PHC’s facilities. PHC’s psychiatric patients either have insurance or pay at least a portion of treatment costs based on their ability to pay. Most of PHC’s patients are covered by insurance. Free treatment provided each year amounts to less than 5% of PHC’s total patient days.

Each contract is negotiated separately, taking into account the insurance coverage provided to employees and members, and, depending on such coverage, may provide for differing amounts of compensation to PHC for different subsets of employees and members. The charges may be capitated, or fixed with a maximum charge per patient day, and, in the case of larger clients, frequently result in a negotiated discount from PHC’s published charges. PHC believes that such discounts are appropriate as they are effective in producing a larger volume of patient admissions. PHC treats non-contract patients and bills them on the basis of PHC’s standard per diem rates and for any additional ancillary services provided to them by PHC.

With Meditech, the billing software in use by the company, the charges are contractually adjusted at the time of billing using adjustment factors based on agreements or contracts with the insurance carriers and the specific plans held by the individuals as outlined above. This method may still require additional adjustment based on ancillary services provided and deductibles and copays due from the individuals, which are estimated at the time of admission based on information received from the individual. Adjustments to these estimates are recognized as adjustments to revenue in the period they are identified, usually when payment is received, and are not material to the financial statements.

PHC’s policy is to collect estimated co-payments and deductibles at the time of admission in the form of an admission deposit. Payments are made by way of cash, check or credit card. For inpatient services, if the patient does not have sufficient resources to pay the estimated co-payment in advance, PHC’s policy is to allow payment to be made in three installments, one third due upon admission, one third due upon discharge and the balance due 30 days after discharge. At times, the patient is not physically or mentally stable enough to comprehend or agree to any financial arrangement. In this case, PHC will make arrangements with the patient once his or her condition is stabilized. At times, this situation will require PHC to extend payment arrangements beyond the three payment method previously outlined. Whenever extended payment arrangements are made, the patient, or the individual who is financially responsible for the patient, is required to sign a promissory note to PHC, which includes interest on the balance due. For outpatient services, PHC’s policy is to charge a $5.00 billing/statement fee for any accounts still outstanding at month end.

PHC’s days sales outstanding (“DSO”) are significantly different for each type of service and each facility based on the payors for each service. Overall, the DSO for the combined operations of PHC was 64 days at March 31, 2011 and 61 days at June 30, 2010. The table below shows the DSO by segment for the same periods:

	Treatment	Contract
Nine Months Ended	Services	Services

03/31/2011	62	74
06/30/2010	61	53

Amounts pending approval from Medicare or Medicaid, as with all other third party payors, are maintained as receivables based on the discharge date of the patient, while appeals are made for payment. If accounts remain unpaid, when all levels of appeal have been exhausted, accounts are written off. Where possible, PHC will turn to the patient or the responsible party to seek reimbursement and send the account to collections before writing the account off.

Insurance companies and managed care organizations are entering into sole source contracts with healthcare providers, which could limit PHC’s ability to obtain patients. Private insurers, managed care organizations and, to a lesser extent, Medicaid and Medicare, are beginning to carve-out specific services, including mental health and substance abuse services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. PHC is not aware of any lost business as a result of sole source contracts to date, as PHC has not been advised by any payor that PHC has been eliminated as a provider from their system based on an exclusivity contract with another provider. Continued growth in the use of carve-out systems could materially adversely affect PHC’s business to the extent it is not selected to participate in such smaller specialized networks or if the reimbursement rate is not adequate to cover the cost of providing the service.

Quality Assurance and Utilization Review

PHC has established comprehensive quality assurance programs at all of its facilities. These programs are designed to ensure that each facility maintains standards that meet or exceed requirements imposed upon PHC with the objective of providing high-quality specialized treatment services to its patients. To this end, the Joint Commission surveys and accredits PHC’s inpatient facilities, except Detroit Behavioral Institute which is accredited through the Council on Accreditation (“COA”). PHC’s outpatient facilities comply with the standards of National Commission on Quality Assurance (“NCQA”) although the facilities are not NCQA certified. PHC’s outpatient facilities in Michigan are certified by the American Osteopathic Association (“AOA”), which is a nationally accepted accrediting body, recognized by payors as the measure of quality in outpatient treatment and the only accrediting body whose standards are recognized by CMS. PHC’s professional staff, including physicians, social workers, psychologists, nurses, dietitians, therapists and counselors, must meet the minimum requirements of licensure related to their specific discipline, in addition to each facility’s own internal quality assurance criteria as adopted by the facility for operational purposes and approved by the Executive Committee. PHC participates in the federally mandated National Practitioners Data Bank, which monitors professional accreditation nationally. In each facility, continuing quality improvement (“CQI”) activity is reviewed quarterly by PHC’s corporate compliance unit and quality assurance activities are approved by the executive committee.

In response to the increasing reliance of insurers and managed care organizations upon utilization review methodologies, PHC has adopted a comprehensive documentation policy to satisfy relevant reimbursement criteria. Additionally, PHC has developed an internal case management system, which provides assurance that services rendered to individual patients are medically appropriate and reimbursable. Implementation of these internal policies has been integral to the success of PHC’s strategy of providing services to relapse-prone, higher acuity patients.

Government Regulation

PHC’s business and the development and operation of PHC’s facilities are subject to extensive federal, state and local government regulation. In recent years, an increasing number of legislative proposals have been introduced at both the national and state levels that would affect major reforms of the health care system if adopted. Among the proposals under consideration are reforms to increase the availability of group health insurance, to increase reliance upon managed care, to bolster competition and to require that all businesses offer health insurance coverage to their employees. Some states have already instituted laws that mandate employers offer health insurance plans to their employees. PHC cannot predict whether additional legislative proposals will be adopted and, if adopted, what effect, if any, such proposals would have on PHC’s business.

In addition, both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings and interpretations of policy, intermediary determinations and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to health care facilities. Since 1983, Congress has consistently attempted to limit the growth of federal spending under the Medicare and Medicaid programs and will likely continue to do so. Additionally, congressional spending reductions for the Medicaid program involving the issuance of block grants to states is likely to hasten the reliance upon managed care as a potential savings mechanism of the Medicaid program. As a result of this reform activity, PHC can give no assurance that payments under such programs will in the future remain at a level comparable to the present level or be sufficient to cover the costs allocable to such patients.

Control of the healthcare industry exercised by federal, state and local regulatory agencies can increase costs, establish maximum reimbursement levels and limit expansion. PHC and the health care industry are subject to rapid regulatory change with respect to licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, the addition of new services, compliance with physical plant safety and land use requirements, implementation of certain capital expenditures, reimbursement for services rendered and periodic government inspections. Governmental budgetary restrictions have resulted in limited reimbursement rates in the healthcare industry including PHC. As a result of these restrictions, PHC cannot be certain that payments under government programs will remain at a level comparable to the present level or be sufficient to cover the costs allocable to such patients. In addition, many states, including the State of Michigan, where the majority of PHC’s Medicaid revenue is generated, are considering reductions in state Medicaid budgets.

Health Planning Requirements

Most of the states in which PHC operates have health planning statutes which require that prior to the addition or construction of new beds, the addition of new services, the acquisition of certain medical equipment or certain capital expenditures in excess of defined levels, a state health planning agency must determine that a need exists for such new or additional beds, new services, equipment or capital expenditures. These state determinations of need or certificate of need (“DoN”) programs are designed to enable states to participate in certain federal and state health related programs and to avoid duplication of health services. DoN’s typically are issued for a specified maximum expenditure, must be implemented within a specified time frame and often include elaborate compliance procedures for amendment or modification, if needed.

Licensure and Certification

All of PHC’s facilities must be licensed by state regulatory authorities. PHC’s Harbor Oaks facility is certified for participation as a provider in the Medicare and Medicaid programs and, as of July 8, 2010, PHC’s Seven Hills Hospital in Las Vegas is also certified for participation in these programs.

PHC’s initial and continued licensure of its facilities, and certification to participate in the Medicare and Medicaid programs, depends upon many factors, including accommodations, equipment, services, patient care, safety, personnel, physical environment, the existence of adequate policies, procedures and controls and the regulatory process regarding the facility’s initial licensure. Federal, state and local agencies survey facilities on a regular basis to determine whether such facilities are in compliance with governmental operating and health standards and conditions for participating in government programs. Such surveys include review of patient utilization and inspection of standards of patient care. PHC has procedures in place to ensure that its facilities are operated in compliance with all such standards and conditions. To the extent these standards are not met, however, the license of a facility could be restricted, suspended or revoked, or a facility could be decertified from the Medicare or Medicaid programs.

Environmental Matters

PHC is subject to various federal, state and local environmental laws that (i) regulate certain activities and operations that may have environmental or health and safety effects, such as the handling, storage, transportation, treatment and disposal of medical waste products generated at its facilities; the identification and warning of the presence of asbestos-containing materials in buildings, as well as the removal of such materials; the presence of other hazardous substances in the indoor environment; and protection of the environment and natural resources in connection with the development or construction of our facilities; (ii) impose liability for costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances, and (iii) regulate workplace safety. Some of PHC’s facilities generate infectious or other hazardous medical waste due to the illness or physical condition of our patients. The management of infectious medical waste is subject to regulation under various federal, state and local environmental laws, which establish management requirements for such waste. These requirements include record-keeping, notice and reporting obligations. Each of PHC’s in-patient facilities has an agreement with a waste management company for the disposal of medical waste. The use of such companies, however, does not completely protect us from alleged violations of medical waste laws or from related third-party claims for clean-up costs.

From time to time, PHC’s operations have resulted in, or may result in, non-compliance with, or liability pursuant to, environmental or health and safety laws or regulations. We believe that PHC’s operations are generally in compliance with environmental and health and safety regulatory requirements or that any non-compliance will not result in a material liability or cost to achieve compliance. Historically, the costs of achieving and maintaining compliance with environmental laws and regulations have not been material. However, we cannot assure you that future costs and expenses required for PHC to comply with any new or changes in existing environmental and health and safety laws and regulations or new or discovered environmental conditions will not have a material adverse effect on its business.

PHC has not been notified of and is otherwise currently not aware of any contamination at its currently or formerly operated facilities for which it could be liable under environmental laws or regulations for the investigation and remediation of such contamination and PHC currently is not undertaking any remediation or investigation activities in connection with any contamination conditions. There may however be environmental conditions currently unknown to us relating to PHC’s prior, existing or future sites or operations or those of predecessor companies whose liabilities PHC may have assumed or acquired which could have a material adverse effect on its business.

New laws, regulations or policies or changes in existing laws, regulations or policies or their enforcement, future spills or accidents or the discovery of currently unknown conditions or non-compliances may give rise to investigation and remediation liabilities, compliance costs, fines and penalties, or liability and claims for alleged personal injury or property damage due to substances or materials used in PHC’s operations; any of which may have a material adverse effect on PHC’s business, financial condition, operating results or cash flow.

Medicare Reimbursement

The only facility of PHC that received Medicare reimbursement in fiscal 2010 was Harbor Oaks. For the nine months ended March 31, 2011, 28.4% of revenues for Harbor Oaks and Seven Hills were derived from Medicare programs. Total revenue from Harbor Oaks and Seven Hills accounted for 39.0% of PHC’s total net patient care revenues for the nine months ended March 31, 2011.

Effective for fiscal years beginning after January 1, 2005, the prospective payment system (“PPS”) was brought into effect for all psychiatric services paid through the Medicare program. For the nine months ended March 31, 2011, Medicare reimbursement rates were based 100% on the prospective payment rates. PHC will continue to file cost reports annually as required by Medicare to determine ongoing rates. These cost reports are routinely audited on an annual basis. Activity and cost report expense differences are reviewed on an interim basis and adjustments are made to the net expected collectable revenue accordingly. PHC believes that adequate provision has been made in the financial statements for any adjustments that might result from the outcome of Medicare audits. Approximately 25.2% and 27.6% of PHC’s total revenue is derived from Medicare and Medicaid payors for the nine months ended March 31, 2011 and 2010, respectively. Differences between the amounts provided and subsequent settlements are recorded in operations in the year of the settlement. To date, settlement adjustments have not been material.

In order to receive Medicare reimbursement, each participating facility must meet the applicable conditions of participation set forth by the federal government relating to the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with all state and local laws and regulations. In addition, Medicare regulations generally require that entry into such facilities be through physician referral. PHC must offer services to Medicare recipients on a non-discriminatory basis and may not preferentially accept private pay or commercially insured patients. PHC currently meets all of these conditions and requirements and has systems in place to assure compliance in the future.

Medicaid Reimbursement

Currently, the only facilities of PHC that receive reimbursement under any state Medicaid program are Harbor Oaks and Detroit Behavioral Institute. A portion of Medicaid costs is paid by states under the Medicaid program and the federal matching payments are not made unless the state’s portion is made. Accordingly, the timely receipt of Medicaid payments by a facility may be affected by the financial condition of the relevant state. For the nine months ended March 31, 2011, 16% of total net patient revenues of PHC were derived from Medicaid programs.

Harbor Oaks and Detroit Behavioral Institute are both participants in the Medicaid programs administered by the State of Michigan. PHC receives reimbursement on a per diem basis, inclusive of ancillary costs. The state determines the rate and adjusts it annually based on cost reports filed by PHC.

Fraud and Abuse Laws

Various federal and state laws regulate the business relationships and payment arrangements between providers and suppliers of health care services, including employment or service contracts, and investment relationships. These laws include the fraud and abuse provisions of the Medicare and Medicaid statutes as well as similar state statutes (collectively, the “Fraud and Abuse Laws”), which prohibit the payment, receipt, solicitation or offering of any direct or indirect remuneration intended to induce the referral of patients, and the ordering, arranging, or providing of covered services, items or equipment. Violations of these provisions may result in civil and criminal penalties and/or exclusion from participation in the Medicare, Medicaid and other government-sponsored programs. The federal government has issued regulations that set forth certain “safe harbors,” representing business relationships and payment arrangements that can safely be undertaken without violation of the federal Fraud and Abuse Laws. Failure to fall within a safe harbor does not constitute a per se violation of the federal Fraud and Abuse Laws. PHC believes that its business relationships and payment arrangements either fall within the safe harbors or otherwise comply with the Fraud and Abuse Laws.

PHC has an active compliance program in place with a corporate compliance officer and compliance liaisons at each facility and a toll free compliance hotline. Compliance in-services and trainings are conducted on a regular basis. Information on PHC’s compliance program and its hot line number is available to its employees on PHC’s intranet and to the public on PHC’s website at www.phc-inc.com.

Employees

As of June 27, 2011, PHC had 775 employees of which four were dedicated to marketing, 39 (149 part time and three seasonal) to finance and administration and 209 (324 part time and 47 contingent) to patient care.

PHC believes that it has been successful in attracting skilled and experienced personnel. Competition for such employees is intense, however, and there can be no assurance that PHC will be able to attract and retain necessary qualified employees in the future. On July 31, 2003, PHC’s largest facility, Harbor Oaks Hospital, with approximately 125 union eligible nursing and administrative employees, voted for union (UAW) representation. PHC and the UAW reached their first collective bargaining agreement in December 2004. The current agreement was negotiated in 2010 and will expire in December 2014. As of March 31, 2011, approximately 88% of the total number of employees of that subsidiary were covered by the collective bargaining agreement. In addition, in January, 2007, PHC’s largest out-patient facility, Harmony Healthcare, with approximately 43 union eligible employees, voted for union (Teamsters) representation. In April, 2007, PHC and Teamsters reached a collective bargaining Agreement, which was signed by Teamsters on April 26, 2007 and PHC on April 30, 2007 to be effective January 1, 2007 and expiring on January 1, 2010. This agreement was extended while the new contract was being negotiated. PHC and Teamsters reached a new agreement which was ratified on July 11, 2010, and expires on January 1, 2013. As of March 31, 2011, approximately 25% of the total number of employees of that subsidiary were covered by the collective bargaining agreement.

The limited number of healthcare professionals in the areas in which PHC operates may create staffing shortages. PHC’s success depends, in large part, on its ability to attract and retain highly qualified personnel, particularly skilled health care personnel, which are in short supply. PHC faces competition for such personnel from governmental agencies, health care providers and other companies and is constantly increasing its employee benefit programs, and related costs, to maintain required levels of skilled professionals. As a result of staffing shortages, PHC uses professional placement services to supply it with a pool of professionals from which to choose. These individuals generally are higher skilled, seasoned individuals who require higher salaries, richer benefit plans, and in some instances, require relocation. PHC has also entered into contracts with agencies to provide short-term interim staffing in addition to placement services. These additional costs impact PHC’s profitability.

Insurance

Each of PHC’s subsidiaries maintains professional liability insurance policies with coverage of $1,000,000 per claim and $3,000,000 in the aggregate. In addition to this coverage, all of the subsidiaries collectively maintain a $20,000,000 umbrella policy shared by all facilities. In addition, each of these entities maintains general liability insurance coverage, which includes business owner’s liability insurance coverage, in similar amounts, as well as property insurance coverage.

PHC maintains $1,000,000 of directors’ and officers’ liability insurance coverage. PHC believes, based on its experience, that its insurance coverage is adequate for its business and, although cost has escalated in recent years, that it will continue to be able to obtain adequate coverage.

Legal Proceedings

In addition to the litigation described in “The Merger — Litigation Relating to the Merger”, PHC is subject to various claims and legal action that arise in the ordinary course of business. In the opinion of management, PHC is not currently a party to any proceeding that would have a material adverse effect on its financial condition or results of operations.

PHC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of the financial condition and results of operations of PHC for the nine months ended March 31, 2011 and 2010 and the years ended June 30, 2010 and 2009. You should read the following discussion of PHC’s financial condition and results of operations in conjunction with PHC’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled “Risk Factors — Risks Affecting Acadia, PHC and the Combined Company” and elsewhere in this proxy statement/prospectus. PHC’s actual results may differ materially from those anticipated in these forward-looking statements.

Overview

PHC presently provides behavioral health care services through two substance abuse treatment centers, two psychiatric hospitals, a residential treatment facility and eight outpatient psychiatric centers (collectively called “treatment facilities”). PHC’s revenue for providing behavioral health services through these facilities is derived from contracts with managed care companies, Medicare, Medicaid, state agencies, railroads, gaming industry corporations and individual clients. The profitability of PHC is largely dependent on the level of patient census and the payer mix at these treatment facilities. Patient census is measured by the number of days a client remains overnight at an inpatient facility or the number of visits or encounters with clients at outpatient clinics. Payor mix is determined by the source of payment to be received for each client being provided billable services. PHC’s administrative expenses do not vary greatly as a percentage of total revenue but the percentage tends to decrease slightly as revenue increases. PHC’s internet operation, Behavioral Health Online, Inc., continues to provide behavioral health information through its web site at Wellplace.com but its primary function is Internet technology support for the subsidiaries and their contracts. As such, the expenses related to Behavioral Health Online, Inc. are included as corporate expenses.

The healthcare industry is subject to extensive federal, state and local regulation governing, among other things, licensure and certification, conduct of operations, audit and retroactive adjustment of prior government billings and reimbursement. In addition, there are on-going debates and initiatives regarding the restructuring of the health care system in its entirety. The extent of any regulatory changes and their impact on PHC’s business is unknown. The previous administration put forth proposals to mandate equality in the benefits available to those individuals suffering from mental illness (the “Parity Act”). The Parity Act is now law and its full implementation started January 1, 2011. This legislation has improved access to PHC’s programs but its total effect on behavioral health providers cannot yet be assessed at this early stage. Managed care has had a profound impact on PHC’s operations, in the form of shorter lengths of stay, extensive certification of benefits requirements and, in some cases, reduced payment for services. The current economic conditions continue to challenge PHC’s profitability through increased uninsured patients in our fee for service business and increased utilization in our capitated business.

Critical Accounting Policies

The preparation of our financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions, including but not limited to those related to revenue recognition, accounts receivable reserves, income tax valuation allowances, and the impairment of goodwill and other intangible assets. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue recognition and accounts receivable:

Patient care revenues and accounts receivable are recorded at established billing rates or at the amount realizable under agreements with third-party payors, including Medicaid and Medicare. Revenues under third-party payor agreements are subject to examination and contractual adjustment, and amounts realizable may change due to periodic changes in the regulatory environment. Provisions for estimated third party payor settlements are provided in the period the related services are rendered. Differences between the amounts provided and subsequent settlements are recorded in operations in the period of settlement. Amounts due as a result of cost report settlements are recorded and listed separately on the consolidated balance sheets as “Other receivables”. The provision for contractual allowances is deducted directly from revenue and the net revenue amount is recorded as accounts receivable. The allowance for doubtful accounts does not include the contractual allowances.

PHC currently has two “at-risk” contracts. The contracts call for PHC to provide for all of the inpatient and outpatient behavioral health needs of the insurance carrier’s enrollees in a specified area for a fixed monthly fee per member per month. Revenues are recorded monthly based on this formula and the expenses related to providing the services under these contracts are recorded as incurred. PHC provides as much of the care directly and, through utilization review, monitors closely, all inpatient and outpatient services not provided directly. The contracts are considered “at-risk” because the cost of providing the services, including payments to third-party providers for services rendered, could equal or exceed the total amount of the revenue recorded.

All revenues reported by PHC are shown net of estimated contractual adjustment and charity care provided. When payment is made, if the contractual adjustment is found to have been understated or overstated, appropriate adjustments are made in the period the payment is received in accordance with the American Institute of Certified Public Accountants (“AICPA”) “Audit and Accounting Guide for Health Care Organizations.” Net contractual adjustments recorded in the nine months ended March 31, 2011 for revenue booked in prior years resulted in a decrease in net revenue of approximately $261,000. Net contractual adjustments recorded in the nine months ended March 31, 2010 for revenue booked in prior years resulted in a decrease in net revenue of approximately $83,500.

For the nine months ended March 31, 2011, a Medicare cost report settlement in the amount of $65,143 was recorded. For the nine months ended March 31, 2010, a total of $92,267 in cost report settlements was recorded.

	Net Revenue by Payor
	For the Nine Months Ended March,				For the Fiscal Year Ended June 30
	2011		2010		2010
	$	%	$	%	$	%
	(In thousands)

Private Pay	$3,441	8	$2,474	7	$3,495	7
Commercial	27,130	65	24,195	66	32,915	66
Medicare*	4,656	11	2,099	6	3,237	7
Medicaid	6,744	16	7,685	21	10,000	20

Net Revenue	$41,971		$36,453		$49,647

*	Includes Medicare settlement revenue as noted above.

Accounts Receivable Aging (Net of allowance for bad debts)

As of March 31, 2011 (in thousands)

Payor	Current	Over 30	Over 60	Over 90	Over 120	Over 150	Over 270	Over 360	Total

Private Pay	$66	$268	$253	$219	$169	$140	$212	$30	$1,357
Commercial	3,420	870	301	204	125	88	146	16	5,170
Medicare	511	185	101	40	38	42	37	3	957
Medicaid	1,643	188	91	67	30	29	20	7	2,075

Total	$5,640	$1,511	$746	$530	$362	$299	$415	$56	$9,559

As of June 30, 2010

Payor	Current	Over 30	Over 60	Over 90	Over 120	Over 150	Over 270	Over 360	Payor

Private Pay	$—	$62	$45	$50	$60	$137	$13	$151	$518
Commercial	3,074	795	529	364	285	374	27	52	5,500
Medicare	349	82	19	4	7	23	—	—	484
Medicaid	1,537	145	46	57	35	20	5	4	1,849

Total	$4,960	$1,084	$639	$475	$387	$554	$45	$207	$8,351

PHC’s days sales outstanding (“DSO”) are significantly different for each type of service and each facility based on the payors for each service. Overall, the DSO for the combined operations of PHC were 64 days at March 31, 2011 and 61 days at June 30, 2010. The table below shows the DSO by segment for the same periods.

	Treatment	Contract
Period End	Services	Services

03/31/2011	62	74
6/30/2010	61	53

Contract support service revenue is a result of fixed fee contracts to provide telephone support. Revenue for these services is recognized ratably over the service period. Revenues and receivables from our contract services division are based on a prorated monthly allocation of the total contract amount and usually paid within 30 days of the end of the month. A recent large rate increase under one of these contracts artificially inflated the days outstanding calculation for the nine month period ended March 31, 2011.

Allowance for doubtful accounts:

The provision for bad debts is calculated based on a percentage of each aged accounts receivable category beginning at 0-5% on current accounts and increasing incrementally for each additional 30 days the account remains outstanding until the account is over 300 days outstanding, at which time the provision is 100% of the outstanding balance. These percentages vary by facility based on each facility’s experience in and expectations for collecting older receivables. PHC compares this required reserve amount to the current “Allowance for doubtful accounts” to determine the required bad debt expense for the period. This method of determining the required “Allowance for doubtful accounts” has historically resulted in an allowance for doubtful accounts of 20% or greater of the total outstanding receivables balance.

Income Taxes:

PHC follows the liability method of accounting for income taxes, as set forth in ASC 740. ASC 740 prescribes an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of the assets and liabilities. PHC’s policy is to record a valuation allowance against deferred tax assets unless it is more likely than not that such assets will be realized in future periods. During fiscal year 2010, PHC recorded a tax expense of $1,106,100. For the quarter and nine months ended March 31, 2011, PHC recorded estimated tax expense of $299,266 and $1,107,563, respectively, based on net income recorded to date and projected net income for the fiscal year.

In accordance with Accounting Standards Codification (“ASC”) 740, PHC may establish reserves for tax uncertainties that reflect the use of the comprehensive model for the recognition and measurement of uncertain tax positions. As of June 30, 2010 and March 31, 2011, PHC recorded a valuation allowance of $150,103 against its deferred tax asset. This amount relates to Arizona state net operating loss carryovers. Tax authorities periodically challenge certain transactions and deductions reported on our income tax returns. We do not expect the outcome of these examinations, either individually or in the aggregate, to have a material adverse effect on our financial position, results of operations, or cash flows.

Valuation of Goodwill and Other Intangible Assets:

Goodwill and other intangible assets are initially created as a result of business combinations or acquisitions. PHC makes significant estimates and assumptions, which are derived from information obtained from the management of the acquired businesses and PHC’s business plans for the acquired businesses in determining the value ascribed to the assets acquired. Critical estimates and assumptions used in the initial valuation of goodwill and other intangible assets include, but are not limited to: (i) future expected cash flows from services to be provided, (ii) customer contracts and relationships, and (iii) the acquired market position. These estimates and assumptions may be incomplete or inaccurate because unanticipated events and circumstances may occur. If estimates and assumptions used to initially value goodwill and intangible assets prove to be inaccurate, ongoing reviews of the carrying values of such goodwill and intangible assets may indicate impairment which will require PHC to record an impairment charge in the period in which PHC identifies the impairment.

Results of Operations

Nine months ended March 31, 2011 as compared to nine months ended March 31, 2010

The following table illustrates our consolidated results of operations for the nine months ended March 31, 2011 and 2010:

	For the Nine Months Ended
	March 31,
	2011		2010
Statement of Operations Data	Amount	%	Amount	%
	(In thousands)

Revenue	$45,159	100.0	$39,044	100.0

Cost and expenses:
Patient care expenses	22,099	48.9	19,454	49.8
Contract expenses	2,543	5.6	2,203	5.7
Provision for bad debts	2,348	5.2	1,476	3.8
Administrative expenses	15,228	33.8	14,260	36.5
Legal settlement	446	1.0	—	—
Interest expense	235	0.5	242	0.6
Other (income) expenses, net	(94)	(0.2)	(243)	(0.6)

Total costs and expenses	42,805	94.8	37,392	95.8

Income before income taxes	2,354	5.2	1,652	4.2
Income tax provision	1,108	2.4	671	1.7

Net income	$1,246	2.8	$981	2.5

Total net revenues from operations increased 15.7% to $45,158,993 for the nine months ended March 31, 2011 from $39,044,165 for the nine months ended March 31, 2010. This increase is due to increases in census at our in-patient facilities and a significant increase in contract support service revenue.

Net patient care revenue increased 15.1% to $41,971,221 for the nine months ended March 31, 2011 from $36,452,909 for the nine months ended March 31, 2010. This increase is primarily due to an overall increase in census at our inpatient facilities, including Seven Hills Hospital, Highland Ridge and Harbor Oaks. Census at our inpatient facilities increased 6.2% for the nine months ended March 31, 2011 compared to the same nine months last year. Included in the census are patients admitted to or being seen at our own facilities under capitated agreements held by sister companies. The revenues associated with these intercompany admissions and visits are eliminated in the consolidation, which may result in higher census and lower net revenue depending on the payor mix of other admissions.

Two key indicators of profitability of inpatient facilities are patient days, or census, and payor mix. Patient days is the product of the number of patients times length of stay. Increases in the number of patient days result in higher census, which coupled with a more favorable payor mix (more patients with higher paying insurance contracts or paying privately) will usually result in higher profitability. Therefore, patient census and payor mix are monitored very closely.

Contract support services revenue provided by Wellplace increased 23.0% to $3,187,772 for the nine months ended March 31, 2011 from $2,591,256 for the nine months ended March 31, 2010. This increase is due to expansion of the Wayne County call center contract in December 2010, which increased services provided and payment under the contract.

Patient care expenses in our treatment centers increased 13.6% to $22,098,067 for the nine months ended March 31, 2011 from $19,454,431 for the nine months ended March 31, 2010. This increase in expenses is due to increased census as noted above and higher utilization under the capitated contracts. The majority of the increases in expenses relate to direct care expenses such as payroll, taxes, consultant services and contract expenses which includes payment to unrelated facilities for bed days under the contract that we are unable to provide internally. Payroll and service related expenses increased 16.0% to $17,114,884 for the nine months ended March 31, 2011 as compared to $14,747,943 for the same period a year ago. Payroll tax expense increased 17.3% to $1,229,478 for the nine months ended March 31, 2011 from $1,048,122 for the same period last year. Contract expenses related to the capitated contracts remained relatively stable at $3,998,876 for the nine months ended March 31, 2011 compared to $3,997,514 for the same period a year ago. Medical records expense increased to $225,076 for the nine months ended March 31, 2011 from $840 for the same period a year ago. These expenses were included in consulting fees expenses in previous years when most facilities began outsourcing this service. Lab fees increased 23.9% to $284,443 for the nine months ended March 31, 2011 from $229,498 for the same period a year ago. Patient transportation expense decreased 11.8% to $165,129 for the nine months ended March 31, 2011 from $187,239 for the same period a year ago. Pharmacy expense decreased 2.7% to $589,001 for the nine months ended March 31, 2011 from $605,464 for the same period a year ago.

Contract support services expenses increased 15.5% to $2,543,115 for the nine months ended March 31, 2011 from $2,202,584 for the nine months ended March 31, 2010. This increase is due to expansion of the Wayne County call center contract in December 2010, which increased services provided and payment under the contract. The contract change not only required additional staff to support but an increase in the required level of education of the support staff.

Provision for bad debts increased 59.1% to $2,348,205 for the nine months ended March 31, 2011 from $1,476,128 for the nine months ended March 31, 2010. This bad debt expense is less than PHC’s projected cost of 5% of net revenues and is largely attributable to the overall increase in receivables as a result of increased patient care revenue. PHC’s policy is to maintain reserves based on the age of its receivables.

Administrative expenses increased 6.8% to $15,228,490 for the nine months ended March 31, 2011 from $14,259,979 for the nine months ended March 31, 2010. This includes approximately $250,000 in start up expenses related to Renaissance Recovery, the new 24 bed adolescent Chemical Dependency facility which opened subsequent to quarter end. Administrative payroll increased 10.2% for the nine months ended March 31, 2011, respectively, compared to the same period a year ago. Marketing expense increased 35.8% for the nine months ended March 31, 2011, compared to the same period a year ago. Advertising expense increased 9.1% for the nine months ended March 31, 2011 as compared to the same period a year ago, as we advertised new programs and facilities. Employee benefits increased 30.1% for the nine months ended March 31, 2011 as compared to the same period a year ago.

A legal settlement expense of $446,320 was recorded in the quarter ended March 31, 2011 relating to the ruling by the Michigan Supreme Court in favor of a terminated employee, upholding the 2008 decision of the Arbitrator. Since, prior to the ruling of the Michigan Supreme Court, PHC believed the decision of the Arbitrator was reached in error, no charge was taken against income for the award until the final ruling of the Supreme Court in March 2011.

Interest income increased 83.6% to $185,626 for the nine months ended March 31, 2011 from $101,130 for the nine months ended March 31, 2010. This change is due to the interest paid and accrued related to the notes acquired from Bank of America in November 2010, which notes are secured by the property leased by Capstone Academy.

Other income/expense decreased to an expense of $91,821 for the nine months ended March 31, 2011 from income of $141,921 for the nine months ended March 31, 2010. This decrease is due to approximately $185,000 recorded as an expense that is estimated by PHC to be required as a non-voluntary contribution to the 401(k) plan as a result of prior year compliance test failures. With the assistance of counsel, PHC has filed the IRS’ Employee Plans Compliance Resolution Program (Rev Proc 2008-50) and is awaiting their response before taking further action toward resolution. The administration of PHC’s 401(k) plan is outsourced to an independent third party provider, who has the responsibility to assure timely completion of the compliance testing of the plan.

Interest expense decreased 2.9% to $234,912 for the nine months ended March 31, 2011 from $241,998 for the nine months ended March 31, 2010. This decrease is primarily due to minor decreases in long-term debt.

PHC’s income tax expense of $1,107,563 for the nine months ended March 31, 2011 is based on an estimated combined tax rate of approximately 47% for both Federal and State taxes calculated using income before taxes for the nine months and projected net income for the fiscal year. If this estimate is found to be high or low, adjustments will be made in the period of the determination.

There are no trends that PHC expects will have a material impact on PHC’s revenues or net income.

Year ended June 30, 2010 as compared to year ended June 30, 2009

During the fiscal year ended June 30, 2010, PHC experienced continued increases in census and patient treatment revenue while contract Services revenue decreased with changes in contracts.

The following table illustrates our consolidated results of operations for the years ended June 30, 2010 and 2009 (in thousands):

	2010		2009
	Amount	%	Amount	%
	($ in thousands)

Statements of Operations Data:
Revenues	$53,077	100.0	$46,411	100.0
Cost and Expenses:
Patient care expenses	26,307	49.5	23,835	51.4
Contract expenses	2,965	5.6	3,016	6.5
Provision for doubtful accounts	2,131	4.0	1,638	3.5
Administrative expenses	19,111	36.0	18,721	40.3
Interest expense	326	0.6	452	1.0
Other income including interest income, net	(289)	(0.5)	(275)	(0.6)

Total costs and expenses	50,551	95.2	47,387	102.1

Income (loss) before income taxes	2,526	4.8	(976)	(2.1)
Provision for income taxes	1,106	2.1	65	0.2

Net income (loss) from continuing operations	1,420	2.7	(1,041)	(2.3)
Net income (loss) from discontinued operations	—	—	(1,413)	(3.0)

Net income (loss) applicable to common shareholders	$1,420	2.7	$(2,454)	(5.3)

PHC experienced continued profit from operations during fiscal 2010 with increases in census and revenue at Seven Hills and Capstone Academy and the shift in Harbor Oaks adjudicated unit to a chemical dependency and rehabilitation unit. PHC’s income from continuing operations increased to income of $1,419,662 for the fiscal year ended June 30, 2010 from a loss of $1,041,375 for the fiscal year ended June 30, 2009. Net income increased to a net income of $1,419,662 for the fiscal year ended June 30, 2010 compared to a net loss of $2,454,008 for the fiscal year ended June 30, 2009. Income from continuing operations before taxes increased to an income of $2,525,762 for the fiscal year ended June 30, 2010 from a loss of $975,611 for the fiscal year ended June 30, 2009. This increase in profit is primarily a result of continued increases in census and revenue at Seven Hills Hospital, increased beds and census at Detroit Behavioral Institute’s Capstone Academy and increased census at the chemical dependency unit at Harbor Oaks. General economic conditions continue to result in very high utilization of services under our capitated contracts resulting in higher than anticipated costs under the contracts. New rates under these contracts were negotiated and implemented in the third quarter of the fiscal year as utilization continued to be higher than anticipated. This continued high utilization is being reviewed and analyzed at this time to determine if additional rate increases are warranted under the contracts.

Total revenues increased 14.4% to $53,077,226 for the year ended June 30, 2010 from $46,411,019 for the year ended June 30, 2009.

Total net patient care revenue from all facilities increased 16.5% to $49,647,395 for the year ended June 30, 2010 as compared to $42,599,963 for the year ended June 30, 2009. Patient days increased 9,787 days for the fiscal year ending June 30, 2010 over the fiscal year ended June 30, 2009, which includes a 1,528 increase in bed days provided by Seven Hills Hospital for clients covered under the Harmony capitated contracts, which is recorded as intercompany revenue and eliminated in consolidation. In the last quarter of fiscal 2009, PHC added residential beds at Detroit Behavioral Institute, which accounted for 60% of the increase in patient days for the fiscal year ended June 30, 2010. The contracted rate for the residential beds is lower than that of our other facilities, which would negatively impact our revenue per patient day without positive changes in our census and payor mix at our other facilities.

Net inpatient care revenue from inpatient psychiatric services increased 25.8% to $29,743,377 for the fiscal year ended June 30, 2010 from $23,634,602 the fiscal year ended June 30, 2009. This increase is due to a change in payor mix to payors with more favorable approved rates and from the increase in residential treatment beds. Net partial hospitalization and outpatient care revenue increased 4.9% to $19,904,018 for the fiscal year ended June 30, 2010 from $18,965,362 for the year ended June 30, 2009. This increase is primarily due to a more favorable payor mix. Managed care continues to utilize these step-down programs as a treatment alternative to inpatient care. Wellplace revenues decreased 10.0% to $3,429,831 for the fiscal year ended June 30, 2010 from $3,811,056 for the year ended June 30, 2009 due to the expiration of the smoking cessation contract in the first quarter of fiscal 2009 and decreases in membership under the administrative contracts. All revenues reported in the accompanying consolidated statements of operations are shown net of estimated contractual adjustments and charity care provided. When payment is made, if the contractual adjustment is found to have been understated or overstated, appropriate adjustments are made in the period the payment is received in accordance with the AICPA Audit and Accounting Guide for Health Care Organizations.

Patient care expenses increased by $2,471,987, or 10.4%, to $26,306,828 for the year ended June 30, 2010 from $23,834,841 for the year ended June 30, 2009 due to the increase in available beds contributing to the increase in patient census at our inpatient facilities and increased utilization under our capitated contracts. Inpatient census increased by 9,787 patient days, 16.5%, for the year ended June 30, 2010 compared to the year ended June 30, 2009. Contract expense, which includes the cost of outside service providers for our capitated contracts, increased 12.2% to $5,300,747 for the year ended June 30, 2010 from $4,723,122 for the year ended June 30, 2009 due to high utilization under the capitated contracts. Payroll and service related consulting expenses, including agency nursing, increased 13.7% to $21,533,585 for the year ended June 30, 2010 from $18,946,118 for the year ended June 30, 2009. Food and dietary expense increased 16.1% to $1,108,691 for the year ended June 30, 2010 from $954,654 for the year ended June 30, 2009. Hospital supplies expense increased 32.4% to $125,367 for the year ended June 30, 2010 from $94,707 for the year ended June 30, 2009. Housekeeping expense increased 11.9% to $154,013 for the year ended June 30, 2010 from $137,649 for the year ended June 30, 2009. Lab fees increased 11.1% to $298,068 for the year ended June 30, 2010 from $268,373 for the year ended June 30, 2009. All of these increases were a result of increased patient census. We continue to closely monitor the ordering of all hospital supplies, food and pharmaceutical supplies, but these expenses all relate directly to the number of days of inpatient services we provide and are expected to increase with higher patient census and outpatient visits.

Cost of contract support services related to Wellplace decreased 1.7% to $2,964,621 for the year ended June 30, 2010 from $3,015,782 for the year ended June 30, 2009. Payroll tax expense increased 16.7% to $143,767 for the year ended June 30, 2010 from $123,203 for the year ended June 30, 2009 primarily due to increased unemployment taxes. Employee benefits increased to $133,292 for the fiscal year ended June 30, 2010 from

$119,564 for the fiscal year ended June 30, 2009 due to increased health insurance premiums with some reductions in employee contributions. Office expense increased 62.6% to $39,091 for the year ended June 30, 2010 from $24,040 for the year ended June 30, 2009. These increases in expense are partially the result of increased contract requirements. Maintenance decreased 29.9% to $52,418 for the fiscal year ended June 30, 2010 from $74,788 for the year ended June 30, 2009 due to the elimination of maintenance on the Smoking Cessation software. This decrease in maintenance services offset the increases in expenses listed above with only minor decreases in other expense categories.

Provision for bad debts increased 30.1% to $2,131,392 for the fiscal year ended June 30, 2010 from $1,637,738 for the fiscal year ended June 30, 2009. This increase is a result of increases in accounts receivable stemming from increases in revenue and the increase in aged accounts as the economic situation makes co-payments more difficult to collect timely. The policy of PHC is to provide an allowance for doubtful accounts based on the age of receivables resulting in higher bad debt expense as receivables age. The goal of PHC, given this policy, is to keep any changes in the provision for doubtful accounts at a rate lower than changes in aged accounts receivable.

The environment PHC operates in today makes collection of receivables, particularly older receivables, more difficult than in previous years. Accordingly, PHC has increased staff, standardized some procedures for collecting receivables and instituted a more aggressive collection policy, which has for the most part resulted in an overall decrease in the age of its accounts receivable. PHC’s gross receivables from direct patient care increased 31.4% to $11,536,637 for the year ended June 30, 2010 from $8,781,311 for the year ended June 30, 2009. PHC believes bad debt expense of less than 5% is acceptable and its reserve of approximately 26% of accounts receivable is sufficient based on the age of the receivables. We continue to reserve for bad debt based on managed care denials and past difficulty in collections. The growth of managed care has negatively impacted reimbursement for behavioral health services with higher contractual adjustments and a higher rate of denials creating slower payment requiring higher reserves and write offs.

Total administrative expenses increased 2.1% to $19,110,638 for the year ended June 30, 2010 from $18,721,491 for the year ended June 30, 2009. Payroll and consultant expense increased 12.7% to $7,623,957 for the year ended June 30, 2010 from $6,760,875 for the year ended June 30, 2009. Employee benefits increased 16.4% to $1,107,740 for the year ended June 30, 2010 from $951,413 for the year ended June 30, 2009. All of these increases in payroll and employee related expenses are a result of an increase in staff to facilitate increased operations. Maintenance expense increased 11.9% to $674,129 for the year ended June 30, 2010 from $602,596 for the year ended June 30 2009 as Seven Hills moved to an outside provider for this service and several older buildings had higher maintenance costs during the year. Marketing expense increased 40.5% to $189,727 for the year ended June 30, 2010 from $135,000 for the year ended June 30, 2009 as we increased marketing activities surrounding Seven Hills and increased internet marketing.

Interest expense decreased 27.8% to $326,582 for the year ended June 30, 2010 from $452,207 for the year ended June 30, 2009. This decrease is primarily due to expensive short-term borrowings required during the March 31, 2009 quarter prior to the sale of the research division. This short term borrowing carried with it high origination fees and high interest expense. PHC recorded income tax expense of $1,106,100 for the year ended June 30, 2010 based on an estimated combined tax rate of approximately 44% for both Federal and State taxes. PHC recorded a tax expense on continuing operations of $65,764 on a loss of approximately $976,000 for the fiscal year ended June 30, 2009. PHC expects the combined effective income tax rate to remain consistent as our highest revenue producing facilities are located in States with higher tax rates.

Liquidity and Capital Resources — Nine months ended March 31, 2011

PHC’s net cash provided by operating activities was $641,917 for the nine months ended March 31, 2011 compared to $641,405 for the nine months ended March 31, 2010. Cash flow provided by operations in the nine months ended March 31, 2011 consists of net income of $1,246,126, non-cash activity including depreciation and amortization of $832,789, non — cash interest expense of $109,898, non-cash share based compensation charges of $144,213, provision for doubtful accounts of $2,348,205, offset by earnings from unconsolidated subsidiaries of $26,210. Cash was also provided by a $260,037 decrease in other assets and a $229,016 increase in accrued expenses and other liabilities offset by a $64,740 increase in accounts payable, a $4,188,180 increase in accounts receivable and a $249,237 increase in prepaid expenses.

Cash used in investing activities of $1,790,532 in the nine months ended March 31, 2011 consisted of $892,951 in capital expenditures, $28,360 used in the purchase of licenses and $1,001,934 used to acquire Notes receivable, offset by $72,980 received from PHC’s investment in unconsolidated subsidiaries and $59,733 received in payment of notes receivable, compared to $627,556 in capital expenditures, $22,210 used in the purchase of licenses offset by $33,528 received from PHC’s investment in unconsolidated subsidiaries during the same period last year. PHC expects similar capital expenditures going forward.

Cash used in financing activities of $587,811 in the nine months ended March 31, 2011 consisted of net proceeds from borrowings of $137,532 and proceeds from the issuance of common stock of $58,568, offset by payments on long term debt of $568,584 and the acquisition of treasury stock of $215,327.

A significant factor in the liquidity and cash flow of PHC is the timely collection of its accounts receivable. As of March 31, 2011, accounts receivable from patient care, net of allowance for doubtful accounts, increased 14.5% to $9,559,280 from $8,351,314 on June 30, 2010. This increase is a result of increased revenue from Seven Hills Hospital and Highland Ridge. PHC monitors increases in accounts receivable closely and, based on the aging of the receivables outstanding, is confident that the increase is not indicative of a payor problem. Over the years, we have increased staff, standardized some procedures for determining insurance eligibility and collecting receivables and established a more aggressive collection policy. The increased staff has allowed PHC to concentrate on current accounts receivable and resolve any issues before they become uncollectible. PHC’s collection policy calls for earlier contact with insurance carriers with regard to payment, use of fax and registered mail to follow-up or resubmit claims and earlier employment of collection agencies to assist in the collection process. Our collectors will also seek assistance through every legal means, including the State Insurance Commissioner’s office, when appropriate, to collect claims. In light of the current economy PHC has redoubled its efforts to collect accounts early. PHC will continue to closely monitor reserves for bad debt based on potential insurance denials and past difficulty in collections.

Contractual Obligations

PHC’s future minimum payments under contractual obligations related to capital leases, operating leases and term notes as of March 31, 2011 are as follows (in thousands):

Year Ending	Term Notes		Capital Leases		Operating
March 31,	Principal	Interest	Principal	Interest	Leases	Total*

2012	$534	$9	$48	$2	$3,469	$4,062
2013	54	4	—	—	3,166	3,224
2014	16	—	—	—	2,911	2,927
2015	—	—	—	—	2,605	2,605
2016	—	—	—	—	2,358	2,358
Thereafter	—	—	—	—	5,877	5,877

Total	$604	$13	$48	$2	$20,386	$21,053

*	Total does not include the amount due under the revolving credit note of $1,473,557. This amount represents amounts advanced on the accounts receivable funding described below and is shown as a current note payable in the accompanying financial statements.

In October 2004, PHC entered into a revolving credit, term loan and security agreement with CapitalSource Finance, LLC to replace PHC’s primary lender and provide additional liquidity. Each of PHC’s material subsidiaries is a co-borrower under the agreement. This agreement was amended on June 13, 2007 to increase the amount available under the term loan, extend the term, decrease the interest rates and modify the covenants based on PHC’s current financial position. The agreement now includes a term loan in the amount of $3,000,000, with a balance of $1,473,557 at March 31, 2011, and an accounts receivable funding revolving credit agreement with a maximum loan amount of $3,500,000 and a current balance of $485,000. In conjunction with this refinancing, PHC paid $32,500 in commitment fees and approximately $53,000 in legal fees and issued a warrant to purchase 250,000 shares of Class A Common Stock at $3.09 per share valued at $456,880. The relative fair value of the warrants was recorded as deferred financing costs and is being amortized over the period of the loan as additional interest.

The term loan note carries interest at prime plus .75%, but not less than 6.25%, with twelve monthly reductions in available credit of $50,000 beginning July 1, 2007 and increasing to $62,500 on July 1, 2009 until the expiration of the loan. As of March 31, 2011, there were no funds available under the term loan. PHC believes refinancing of this term loan would be available if required for acquisitions.

The revolving credit note carries interest at prime (3.25% at March 31, 2011) plus 0.25%, but not less than 4.75% paid through lockbox payments of third party accounts receivable. The revolving credit term is three years, renewable for two additional one-year terms. The balance on the revolving credit agreement as of March 31, 2011 was $1,473,557. The balance outstanding as of March 31, 2011 for the revolving credit note is not included in the above table. The average interest rate paid on the revolving credit loan, which includes the amortization of deferred financing costs related to the financing of the debt, was 8.58%.

This agreement was amended on June 13, 2007 to modify the terms of the agreement. Advances are available based on a percentage of accounts receivable and the payment of principal is payable upon receipt of proceeds of the accounts receivable. The amended term of the agreement is for two years, automatically renewable for two additional one year terms. Upon expiration, all remaining principal and interest are due. The revolving credit note is collateralized by substantially all of the assets of PHC’s subsidiaries and guaranteed by PHC. Availability under this agreement is based on eligible accounts receivable and fluctuates with the accounts receivable balance and aging.

Liquidity and Capital Resources — Year ended June 30, 2010

As of June 30, 2010, PHC had working capital of $8,197,234, including cash and cash equivalents of $4,540,278, compared to working capital of $6,081,980, including cash and cash equivalents of $3,199,344 at June 30, 2009.

Cash provided by operating activities was $2,193,930 for the year ended June 30, 2010, compared to cash used in operating activities of $507,805 for the year ended June 30, 2009. Cash flow used in operations in fiscal 2010 consists of net income of $1,419,662, increased by non-cash activity including depreciation and amortization of $1,156,569, non-cash interest expense of $146,531, change in deferred tax asset of $185,093, non-cash share based charges of $221,404, provision for doubtful accounts of $2,131,392, offset by a non-cash gain on investments in unconsolidated subsidiaries of $17,562. Further offset by an increase in accounts receivable of $4,033,019, and an increase in other assets of $12,910, an increase in prepaid expenses of $15,136, offset by an increase in accounts payable of $214,238, an increase in accrued expenses and other liabilities of $744,026 and an increase in income taxes payable of $23,991.

Cash used in investing activities in fiscal 2010 consisted of $751,843 used for capital expenditures for the acquisition of property and equipment and $22,208 used in the purchase of software licenses offset by $33,528 in distributions from the equity investments in unconsolidated subsidiaries.

Cash used in financing activities in fiscal 2010 consisted of $316,422 in net borrowings under PHC’s debt facilities and $467,700 used in the repurchase of 414,057 shares of PHC’s Class A Common Stock, offset by $38,805 received from the issuance of stock as a result of the exercise of options and the issue of shares under the employee stock purchase plan.

A significant factor in the liquidity and cash flow of PHC is the timely collection of its accounts receivable. As of June 30, 2010, accounts receivable from patient care, net of allowance for doubtful accounts, increased approximately 31.5% to $8,351,314 from $6,350,693 on June 30, 2009. This increase is due to increased revenue and slower payments from insurance payors. PHC’s goal is to maintain or improve the aging of its accounts receivable. Better accounts receivable management due to increased staff, standardization of some procedures for collecting receivables and a more aggressive collection policy has made this possible in behavioral health, which is typically a difficult collection environment. Increased staff has allowed PHC to concentrate on current accounts receivable and resolve any problem issues before they become uncollectible. PHC’s collection policy calls for early contact with insurance carriers with regard to payment, use of fax and registered mail to follow-up or resubmit claims and earlier employment of collection agencies to assist in the collection process. PHC’s collectors will also seek assistance through every legal means, including the State Insurance Commissioner’s office, when appropriate, to collect claims. At the same time, PHC continues to closely monitor allowance for bad debt based on potential insurance denials and past difficulty in collections.

On June 30, 2010, the term loan balance was $935,000 and the revolving credit agreement balance was $1,336,025.

On February 5, 2009, PHC signed the first amendment to the amended and restated revolving credit term loan and security agreement as outlined above, to increase availability under its revolving credit line for six months or until the Pivotal sale was complete (the “overline”). The interest rate on the overline was prime plus 3.25% with an origination fee of $25,000. In addition to increasing the availability for borrowing as noted above, it provided for additional availability of $200,000 as part of this short-term borrowing. This overline was paid in full from operations prior to the closing of Pivotal.

Restricted Cash

During the quarter ended December 31, 2008, certain litigation involving PHC and a terminated employee reached binding arbitration. As a result of this arbitration, the arbitrator awarded the employee approximately $410,000 plus costs. In the calculation of the amount awarded, PHC believed the arbitrator erroneously took into consideration an employment agreement that was not in question and not terminated by PHC. Based on this miscalculation, PHC’s attorney recommended an appeal, which PHC initiated. During the quarter ended March 31, 2010, the Michigan Court of Appeals denied the appeal. PHC then filed an appeal with the Michigan Supreme Court. Since PHC and its attorney expected a favorable outcome, no provision was made for this judgment in the financial statements for the period ended June 30, 2010; however, PHC placed $512,197 in escrow as required by the courts. This amount is shown as restricted cash on PHC’s balance sheet as of June 30, 2010. Subsequent to June 30, 2010, the Michigan Supreme Court found in favor of the terminated employee requiring PHC to pay $446,320, which includes accrued interest, to the terminated employee to satisfy this judgment. This amount is shown as a legal settlement expense in the statement of operations for the nine months ended March 31, 2011.

Off Balance Sheet Arrangements

PHC has no off-balance-sheet arrangements that have or are reasonably likely to have a current or future effect on PHC’s financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to PHC.

Financing in connection with MeadowWood Acquisition

On July 1, 2011, concurrent with the closing on the purchase of MeadowWood, PHC and its subsidiaries entered into a Credit Agreement with the lenders party thereto (the “Lenders”), Jefferies Finance LLC, as administrative agent, arranger, book manager, collateral agent, and documentation agent for the Lenders, and as syndication agent and swingline lender, and Jefferies Group, Inc., as issuing bank (the “Credit Agreement”). The terms of the Credit Agreement provide for (i) a $23,500,000 senior secured term loan facility (the “Term Loan Facility”) and (ii) up to $3,000,000 senior secured revolving credit facility (the “Revolving Credit Facility”), both of which were fully borrowed upon the closing in order to finance the MeadowWood purchase, to pay off PHC’s existing loan facility with CapitalSource Finance LLC, for miscellaneous costs, fees and expenses related to the Credit Agreement and the MeadowWood purchase, and for general working capital purposes. The Term Loan Facility and Revolving Credit Facility mature on July 1, 2014, and 0.25% of the principal amount of the Term Loan Facility will be required to be repaid each quarter during the term. PHC’s current and future subsidiaries are required to jointly and severally guarantee PHC’s obligations under the Credit Agreement, and PHC and its subsidiaries’ obligations under the Credit Agreement are secured by substantially all of their assets.

The Term Loan Facility and the Revolving Credit Facility bear interest, at the option of PHC, at (a) the Adjusted LIBOR Rate (will in no event be less than 1.75%) plus the Applicable Margin (as defined below) or (b) the highest of (x) the U.S. prime rate, (y) the Federal Funds Effective Rate plus 0.50% and (z) the Adjusted LIBOR Rate plus 1% per annum (the “Alternate Base Rate”), plus the Applicable Margin. The “Applicable Margin” shall mean

5.5% per annum, in the case of Eurodollar loans, and 4.5% per annum, in the case of Alternate Base Rate loans. The Credit Agreement permits optional prepayments of the Term Loan Facility and the Revolving Credit Facility at any time without premium or penalty. PHC is required to make mandatory prepayments of amounts outstanding under the Credit Agreement with: (i) 100% of the net proceeds received from certain sales or other dispositions of all or any part of PHC’s and its subsidiaries’ assets, (ii) 100% of the net proceeds received by PHC or any of its subsidiaries from the issuance of certain debt or preferred stock, (iii) 100% of the net proceeds of the sale of certain equity, (iv) 100% of extraordinary receipts, (v) 100% of certain casualty and condemnation proceeds received by PHC or any of its subsidiaries, and (vi) 75% of PHC’s consolidated excess cash flow.

The Credit Agreement contains affirmative and negative covenants reasonably customary for similar credit facilities, including a capital expenditures limitation of $3,800,000 for each fiscal year during the term and a requirement for PHC to maintain a minimum consolidated EBITDA, which increases during the term. In addition, PHC must maintain (i) a maximum total leverage ratio, which decreases during the term from 4.00 to 1.0 for the period ended September 30, 2011 to 1.50 to 1.0 for the period ended September 30, 2014 and (ii) a minimum consolidated fixed cover charge ratio, which increases during the term from 1.25 to 1.0 for the period ended September 30, 2011 to 2.25 to 1.0 for the period ended June 30, 2014 and 2.00 to 1.0 for the period ended September 30, 2014. In addition, no later than the 180th day after the Closing Date, PHC must enter into, and for a minimum of 18 months thereafter maintain, hedging agreements that result in at least 50% of the aggregate principal amount of the Term Loan Facility being effectively subject to a fixed or maximum interest rate acceptable to the administrative agent.

The Credit Agreement contains customary events of default, including payment defaults, making of a materially false or misleading representation or warranty, covenant defaults, cross defaults to certain material indebtedness, certain events of bankruptcy and insolvency, certain material events under ERISA, material judgments, loss of Lenders’ lien priority, exclusion from a medical reimbursement program and a change of control. Upon an event of default, the administrative agent, at the request of the Lenders, is entitled to take various actions, including terminate the commitments to make the Term Loan Facility and Revolving Credit Facility available to PHC, accelerate the amounts due under the Credit Agreement and the other loan documents, and pursue any other rights or remedies available under applicable law.

The applicable interest rates will be subject to increase in certain circumstances. PHC paid certain fees in connection with the closing and will be required to pay certain additional fees in connection with the maintenance and administration of the loans, including a $100,000 per year administration fee, a duration fee that increases the longer the Term Loan Facility and the Revolving Credit Facility remain outstanding, and all reasonable costs and expenses incurred by the arranger, administrative agent, collateral agent, issuing bank and swingline lender with respect to the Term Loan Facility and the Revolving Credit Facility.

PHC PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of shares of PHC’s Class A Common Stock and Class B Common Stock (the only classes of common stock of PHC currently outstanding) as of June 30, 2011 by each person known by PHC to beneficially own more than 5% of any class of PHC’s voting securities, each director of PHC, each of the named executive officers of PHC and all directors and officers of PHC. Shares of common stock subject to stock options vesting on or before August 29, 2011 (within 60 days of June 30, 2011) are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

Unless otherwise indicated below, to the knowledge of PHC, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. In preparing the following table, PHC has relied on the information furnished by the persons listed below:

Beneficial Owners 5% (Class A Common Stock)

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership(11)	Percent of Class

Marathon Capital Mgmt, LLC	2,022,700	10.8%
4 North Park Drive, Suite 106 Hunt Valley, MD 21030
Camden Partners Capital Management LLC	1,365,428	7.3%
500 East Pratt Street, Suite 1200 Baltimore, MD 21202
RENN Capital Group	1,049,900	5.6%
8080 N. Central Expy, Suite 210 LB 59 Dallas, TX 75206

Beneficial Ownership of Named Executive Officers and Directors

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership(12)		Percent of Class

Class A Common Stock
Bruce A. Shear	744,995	(1)	3.9%
Robert H. Boswell	276,682	(2)	1.4%
Paula C. Wurts	225,816	(3)	1.2%
Howard W. Phillips	243,750	(4)	1.3%
Donald E. Robar	229,167	(5)	1.2%
William F. Grieco	324,500	(6)	1.7%
David E. Dangerfield	144,940	(7)	*
Douglas J. Smith	5,000	(8)	*
All Directors and Officers as a Group (8 persons)	2,194,850	(9)	11.2%
Class B Common Stock (10)
Bruce A. Shear	721,259		93.2%
All Directors and Officers as a Group (8 persons)	721,259		93.2%

(1)	Includes 150,000 shares of Class A Common Stock issuable pursuant to currently exercisable stock options, having an exercise price range of $1.08 to $2.95 per share.

(2)	Includes 70,000 shares of Class A Common Stock issuable pursuant to currently exercisable stock options at an exercise price range of $1.08 to $2.95 per share.

(3)	Includes 70,000 shares of Class A Common Stock issuable pursuant to currently exercisable stock options, having an exercise price range of $1.08 to $2.95 per share.

(4)	Includes 90,000 shares of Class A Common Stock issuable pursuant to currently exercisable stock options having an exercise price range of $1.08 to $3.18 per share.

(5)	Includes 125,000 shares of Class A Common Stock issuable pursuant to currently exercisable stock options having an exercise price range of $1.08 to $3.18 per share.

(6)	Includes 162,500 shares of Class A Common Stock issuable pursuant to currently exercisable stock options, having an exercise price range of $.55 to $3.18 per share.

(7)	Includes 115,000 shares of Class A Common Stock issuable pursuant to currently exercisable stock options, having an exercise price range of $1.08 to $3.18 per share.

(8)	Includes 5,000 shares of Class A Common Stock issuable pursuant to currently exercisable stock options, having an exercise price of $1.65 per share.

(9)	Includes an aggregate of 787,500 shares of Class A Common Stock issuable pursuant to currently exercisable stock options. Of those options, 80,000 have an exercise price of $3.18 per share, 30,000 have an exercise price of $2.95 per share, 40,000 have an exercise price of $2.90 per share, 80,000 have an exercise price of $2.84 per share, 30,000 have an exercise price of $2.83 per share, 40,000 have an exercise price of $2.75 per share, 60,000 have an exercise price of $2.11 per share, 30,000 have an exercise price of $2.06 per share, 25,000 have an exercise price of $1.65 per share, 60,000 have an exercise price of $1.50 per share, 30,000 have an exercise price of $1.48 per share, 20,000 have an exercise price of $1.33 per share, 80,000 have an exercise price of $1.25 per share, 60,000 have an exercise price of $1.20 per share, 85,000 have an exercise price of $1.08 per share, 10,000 have an exercise price of $.75 per share, 10,000 have an exercise price of $0.74 per share and 17,500 have an exercise price of $0.55 per share.

(10)	Each share of Class B Common Stock is convertible into one share of Class A Common Stock automatically upon any sale or transfer or at any time at the option of the holder.

(11)	“Amount and Nature of Beneficial Ownership”. Each share of Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to five votes per share on all matters on which stockholders may vote (except that the holders of the Class A Common Stock are entitled to elect two members of the PHC board of directors and holders of the Class B Common Stock are entitled to elect all the remaining members of the PHC board of directors).

By virtue of the fact that Mr. Shear owns 93% of the Class B shares and the Class B shareholders have the right to elect all of the directors except the two directors elected by the Class A shareholders, Mr. Shear has the right to elect the majority of the members of the PHC board of directors and may be deemed to be in control of PHC.

Based on the number of shares listed under the column headed “Amount and Nature of Beneficial Ownership,” the following persons or groups held the following percentages of voting rights for all shares of common stock combined as of June 30, 2011:

Bruce A. Shear	19.10%
All Directors and Officers as a Group (8 persons)	24.77%

PHC INTERESTED TRANSACTIONS

During the quarter ended March 31, 2009, the PHC board of directors voted by unanimous written consent to allow short-term borrowing from related parties up to a maximum of $500,000, with an annual interest rate of 12% and a 2% origination fee. PHC utilized this funding during the March 31, 2009 quarter for a total of $275,000 as follows:

Related Party	Amount

Eric E. Shear	$200,000
Stephen J. Shear	75,000

Both individuals are brothers of Bruce A. Shear, PHC’s Chief Executive Officer and President of the PHC board of directors. This amount was paid in full in March 2009.

In addition, during fiscal year ended June 30, 2009, PHC repurchased shares from beneficial owners of PHC as shown below:

Related Party	Number of Shares	Amount

Camden Partners Limited Partnership, Camden Partners II Limited Partnership and Camden Partners Capital Management, LLC	146,024	$235,099
First Quadrant Mercury, L.P.	53,976	$86,901

Total	200,000	322,000

There were no related party transactions in PHC’s fiscal years ended June 30, 2008 or June 30, 2010 or from July 1, 2010 through June 30, 2011.

Before entering into any contract or agreement involving a related party the PHC board of directors reviews and approves the transaction. In the event one of the related parties is a member of the PHC board of directors, that member of the board recuses himself from participation in the discussion or approval of the transaction.

DESCRIPTION OF ACADIA CAPITAL STOCK

General

As of the closing of the merger, the amended and restated certificate of incorporation of Acadia will authorize 90,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. The following description of Acadia’s capital stock is subject to and qualified by Acadia’s amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and by the applicable provisions of Delaware law.

Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to Acadia’s stockholders on which the holders of common stock are entitled to vote. Acadia’s common stock will vote as a single class on all matters relating to the election and removal of directors on the Acadia board of directors and as provided by law. Holders of Acadia’s common stock will not have cumulative voting rights. Except in respect of matters relating to the election of directors, or as otherwise provided in Acadia’s amended and restated certificate of incorporation or required by law, all matters to be voted on by Acadia’s stockholders must be approved by a majority of the shares present in person or by proxy at the meeting at which a quorum is present and entitled to vote on the subject matter. The holders of a majority of the outstanding voting power of all shares of capital stock entitled to vote, present in person or represented by proxy, will constitute a quorum at all meetings of the Acadia stockholders. In the case of the election of directors, all matters to be voted on by Acadia’s stockholders must be approved by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

Dividend Rights

The holders of Acadia’s outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by the Acadia board of directors out of legally available funds. Acadia’s ability to pay dividends on its common stock will be limited by restrictions on the ability of its subsidiaries to pay dividends or make distributions to it, including restrictions under the terms of the agreements governing Acadia’s indebtedness. See “The Merger — Acadia’s Financing for the Merger.”

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Acadia’s affairs, holders of Acadia’s common stock would be entitled to share ratably in Acadia’s assets that are legally available for distribution to stockholders after payment of Acadia’s debts and other liabilities. If Acadia has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, Acadia must pay the applicable distribution to the holders of its preferred stock, if any, before Acadia may pay distributions to the holders of its common stock.

Other Rights

Acadia’s stockholders will have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this proxy statement/prospectus will be, when sold, validly issued fully paid and nonassessable. The rights, preferences and privileges of the holders of Acadia’s common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Acadia’s preferred stock that the Acadia board of directors may designate and issue in the future.

Listing

Acadia intends to apply to have its common stock approved for listing on NASDAQ under the symbol “          ”.

Transfer Agent and Registrar

The transfer agent and registrar for Acadia’s common stock will be          .

Preferred Stock

Acadia’s amended and restated certificate of incorporation will authorize the Acadia board of directors to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series without any further vote or action by Acadia’s stockholders. Any preferred stock so issued may rank senior to Acadia’s common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Acadia without further action by its stockholders and may adversely affect the voting and other rights of the holders of its common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Acadia common stock, including the loss of voting control to others. At present, Acadia has no plans to issue any preferred stock.

Stock Options

In accordance with the terms of the merger agreement, as of the effective time of the merger, each then outstanding option to purchase shares of PHC common stock, whether vested or unvested, issued pursuant to PHC’s 1995 Non-Employee Director Stock Option Plan (as amended December 2002), PHC’s 1995 Employee Stock Purchase Plan (as amended December 2002), PHC’s 1993 Stock Purchase and Option Plan (as amended December 2002), PHC’s 2004 Non-Employee Director Stock Option Plan, PHC’s 2005 Employee Stock Purchase Plan or PHC’s 2003 Stock Purchase and Option Plan (as amended December 2007) will be assumed by Acadia and will, by virtue of the merger and without any action on the part of the holder thereof, be converted into an option to purchase one-quarter (1/4) of one share of Acadia common stock for each share of PHC common stock subject to such stock option and the per share exercise price for Acadia common stock issuable upon the exercise of such assumed stock option will be equal to (i) the exercise price per share of PHC common stock at which such PHC stock option was exercisable immediately prior to the effective time of the merger multiplied by (ii) four (4) (rounded up to the nearest whole cent and as adjusted so as to comply with the regulations under Section 409A of the Code).

Except with respect to options held by the PHC directors (other than Mr. Shear), the assumed stock options will be subject to the same terms and conditions (including expiration date and exercise provisions as contemplated by the related PHC stock option plans) as were applicable to such PHC stock options immediately prior to the effective time of the merger. See “The Merger — Assumption of Stock Options.”

As of May 23, 2011, vested and unvested stock options exercisable for 1,287,250 shares of PHC’s Class A Common Stock remained outstanding.

Warrants

In accordance with the terms of the merger agreement, as of the effective time of the merger, each outstanding warrant to purchase shares of PHC common stock will be assumed by Acadia and will, by virtue of the merger and without any action on the part of the holder thereof, be converted into a warrant to purchase one-quarter of one share of Acadia common stock for each share of PHC common stock subject to such PHC warrant and the per share exercise price for Acadia common stock issuable upon the exercise of such assumed warrant will be equal to (i) the exercise price per share of PHC common stock at which such PHC warrant was exercisable immediately prior to the effective time of the merger multiplied by (ii) four (4) (rounded up to the nearest whole cent and as adjusted so as to comply with the regulations under Section 409A of the Code). Except as otherwise provided herein, the assumed warrants will be subject to the same terms and conditions (including expiration date and exercise provisions as contemplated by the applicable award agreement) as were applicable to the corresponding PHC warrant immediately prior to the effective time of the merger.

As of May 23, 2011, warrants exercisable for 343,000 shares of PHC’s Class A Common Stock were issued and outstanding. These warrants consist of one warrant to purchase 250,000 shares of PHC’s Class A Common Stock at a price of $3.09 per share which expires in June 2017. The remaining warrants have an exercise price of $3.50 and expiration dates ranging from September 2012 to February 2014.

Board of Directors Composition

The stockholders agreement to be entered into among Acadia and the Stockholders named therein in connection with the closing of the merger will provide that so long as the WCP Investors (as defined therein) retain voting control over at least 50% of the outstanding voting securities of Acadia, the WCP Investors will have the right to designate seven (7) representatives to the Acadia board of directors, four (4) of which will be designated as Class I directors and three (3) of which will be designated as Class II directors. From and after the date on which the WCP Investors cease to have voting control over at least 50% of the outstanding voting securities of Acadia and for so long as the WCP Investors hold at least 17.5% of the outstanding voting securities of Acadia, the WCP Investors will have the right to designate at least such number of directors to the Acadia board of directors that, when compared to the authorized number of directors on the Acadia board of directors, is not less than proportional (which, for the avoidance of doubt, will mean that the number of representatives will be rounded up to the next whole number in all cases) to the total number of shares of Acadia common stock and other equity securities of Acadia and its subsidiaries over which the WCP Investors retain voting control relative to the total number of shares of Acadia common stock and other equity securities of Acadia and its subsidiaries then issued and outstanding. From and after such time as the WCP Investors cease to hold at least 17.5% of the outstanding voting securities of Acadia, the WCP Investors will have no right to designate any representative to the Acadia board of directors. Notwithstanding the foregoing, the stockholders agreement will provide that no reduction in the number of shares of Acadia common stock and other equity securities of Acadia and its subsidiaries over which the WCP Investors retain voting control will shorten the term of any incumbent director on the Acadia board of directors.

For so long as the WCP Investors have the right to designate a majority of the Acadia board of directors, the directors designated by affiliates of Waud Capital Partners are expected to constitute a majority of each committee of the Acadia board of directors (other than the Audit Committee) and the chairman of each of the committees (other than the Audit Committee) is expected to be a director serving on such committee who is selected by affiliates of Waud Capital Partners, provided that, at such time as Acadia is not a “controlled company” under NASDAQ corporate governance standards, Acadia’s committee membership will comply with all applicable requirements of those standards and a majority of its board of directors will be “independent directors,” as defined under the rules of NASDAQ. See “Acadia Management After the Merger — Controlled Company.”

Corporate Opportunity

Acadia’s amended and restated certificate of incorporation will provide that the doctrine of “corporate opportunity” will not apply against Waud Capital Partners, its affiliates, any investment fund managed by Waud Capital Partners or any of their respective portfolio companies or their respective partners, members, directors, employees, stockholders, agents or successors, in a manner that would prohibit them from investing in competing businesses or doing business with Acadia’s clients or customers. See “Risk Factors — Risks Affecting Acadia, PHC and the Combined Company — If the ownership of Acadia common stock following the completion of the merger continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause Acadia’s stock price to decline.”

Antitakeover Effects of Delaware Law and Acadia’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The amended and restated certificate of incorporation and amended and restated bylaws for Acadia will also contain provisions that may delay, defer or discourage another party from acquiring control of Acadia. Acadia expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Acadia to first negotiate with the Acadia board of directors, which Acadia believes may result in an improvement of the terms of any such acquisition in favor of its stockholders. However, they also give the Acadia board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for the Acadia board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire it. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Acadia.

Classified Board of Directors

Acadia’s amended and restated certificate of incorporation will provide that its board of directors will be divided into three classes, with each class serving three-year staggered terms. In addition, under the DGCL, directors serving on a classified board of directors may only be removed from the board of directors with cause and by an affirmative vote of the majority of Acadia’s common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Acadia.

Requirements for Advance Notification of Stockholder Meetings

Acadia’s amended and restated certificate of incorporation will provide that special meetings of the stockholders may be called only upon a resolution approved by a majority of the Acadia board of directors then in office.

Requirements for Nominations and Proposals at Stockholder Meetings

Acadia’s amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as brought by or at the direction of the Acadia board of directors. Acadia’s amended and restated bylaws will also provide that nominations of persons for election to its board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (1) by or at the direction of the Acadia board of directors or (2) provided that the Acadia board of directors has determined that directors will be elected at such special meeting, by any Acadia stockholder who (i) is a stockholder of record both at the time the notice is delivered and on the record date for the determination of stockholders entitled to vote at such meeting, (ii) is entitled to vote at the meeting and upon such election, and (iii) complies with the notice procedures set forth in

Acadia’s amended and restated bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of Acadia.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the Acadia stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Acadia stock entitled to vote thereon were present and voted, unless the related certificate of incorporation provides otherwise. Acadia’s amended and restated certificate of incorporation will provide that until such time as the WCP Investors no longer beneficially own at least a majority of the outstanding Acadia common stock, the Acadia stockholders may take any action by written consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after such time as the WCP Investors no longer beneficially own at least a majority of the outstanding Acadia common stock, Acadia’s amended and restated certificate of incorporation will provide that any action required or permitted to be taken by its stockholders may be effected at a duly called annual or special meeting of its stockholders and may not be effected by consent in writing by such stockholders.

Business Combinations with Interested Stockholders

Acadia will elect in its amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Acadia will not be subject to any anti-takeover effects of Section 203 of the DGCL. However, Acadia’s amended and restated certificate of incorporation will contain provisions that have the same effect as Section 203, except that they will provide that both Waud Capital Partners, any investment fund managed by Waud Capital Partners and any of their respective Affiliates and Associates (each as defined in the amended and restated certificate of incorporation) with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing shares of Acadia stock and any persons to whom Waud Capital Partners sells at least five percent (5%) of outstanding voting stock of Acadia will be deemed to have been approved by the Acadia board of directors, and thereby not subject to the restrictions set forth in Acadia’s amended and restated certificate of incorporation that have the same effect as Section 203 of the DGCL.

Poison Pill Restrictions

Acadia’s amended and restated certificate of incorporation will provide that on or prior to the effective date of the merger, neither Acadia nor any of its direct or indirect subsidiaries will adopt or otherwise implement any “poison pill” stockholder rights plan, or issue, sell or otherwise distribute any rights or securities to any person pursuant to such a plan, without first obtaining the approval of the holders of a majority of the voting power of the capital stock of Acadia then outstanding.

Requirements for Amendments to Acadia’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Acadia’s amended and restated certificate of incorporation will provide that Acadia reserves the right to amend alter, change or repeal any provision contained therein, in the manner now or hereafter prescribed therein and by the laws of the State of Delaware. Furthermore, Acadia’s amended and restated certificate of incorporation will provide that the articles relating to the following topics may only be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all of Acadia’s outstanding shares of capital stock entitled to vote generally in the election of directors, other than shares of any “Interested Stockholder” (as defined in Acadia’s amended and restated certificate of incorporation: Board of Directors (Article Six); Limitation of Director Liability (Article Seven); Limitations on Written Consent/Special Meetings (Article Eight); Business Combinations (Article Ten); Poison Pill (Article Eleven); Amendments (Article Twelve); Forum Selection (Article Thirteen); and Severability (Article Fourteen). Acadia’s amended and restated certificate of incorporation will also provide that Article Nine, which deals with corporate opportunity, may only be amended, altered or repealed by a vote of 80% of the voting power of all of Acadia’s shares of common stock then outstanding, voting together as a single class. See “— Corporate Opportunity.”

BENEFICIAL OWNERSHIP OF ACADIA COMMON STOCK AFTER THE MERGER

The following table sets forth the expected beneficial ownership of Acadia common stock following the merger by:

•	each person or group who is expected to own beneficially more than 5% of Acadia’s outstanding common stock (after giving effect to the merger);

•	each person who is expected to be an executive officer following the merger;

•	each person who is expected to be a director following the merger; and

•	all of our executive officers and directors as a group following the merger.

The percentages below are based upon an estimated 22,560,560 shares of Acadia common stock expected to be outstanding following the merger and each of the forgoing persons’ ownership interest in Acadia Holdings or PHC, as applicable, as of June 30, 2011.

As of June 30, 2011, all of the outstanding common stock of Acadia is held by Acadia Holdings. Acadia Holdings will be dissolved prior to the merger and the common stock of Acadia will be distributed to the members of Acadia Holdings in accordance with their respective ownership interests. The information in the table sets forth the number of shares of Acadia common stock that would have been held by each holder of Acadia Holdings’ equity assuming that Acadia Holdings had been dissolved as of June 30, 2011.

The only executive officers and directors who will hold options as of the closing of the merger are Mr. Shear and Mr. Grieco. Mr. Grieco’s options will vest upon the closing of the merger and the shares of Acadia common stock that will be issuable upon exercise of such options are assumed to be outstanding for purposes of computing the percentage ownership of Mr. Grieco below. Mr. Shear’s ownership includes any options exercisable within 60 days of June 30, 2011. These options are treated as beneficially owned by Mr. Shear for purposes of computing his beneficial ownership below. Mr. Grieco and Mr. Shear’s options are not treated as outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated below, to the knowledge of Acadia, all persons listed below would have had sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. In preparing the following table, Acadia has relied on the information furnished by the persons listed below.

			Percentage of
			Shares
	Shares		Beneficially
	Beneficially		Owned after
Name	Owned		the Merger

5% Stockholders:
Waud Capital Partners(1)	14,182,057		62.9%
300 North LaSalle Street, Suite 4900 Chicago, IL 60654(1)
Joey A. Jacobs(2)	1,398,107	(2)	6.2%

Executive Officers and Directors:
Joey A. Jacobs(2)	1,398,107	(2)	6.2%
Bruce A. Shear(3)(4)	366,564	(3)	1.6%
Brent Turner(5)	358,325		1.6%
Trey Carter(6)	316,728		1.4%
Ron Fincher(6)	303,876		1.3%
Jack E. Polson(6)	299,112		1.3%
Chris Howard(6)	299,112		1.3%
Reeve B. Waud(1)	14,182,057		62.9%
Charles E. Edwards(1)	—		0%
Matthew A. London(1)	—		0%
Gary A. Mecklenburg(1)	5,932		*
William F. Grieco(4)	81,125		0.4%
All executive officers and directors as a group (12 persons)	17,610,938		76.4%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The reported shares of Acadia common stock are owned of record as follows: (i) 2,646,103 shares by WCP II, (ii) 4,837,497 shares by Waud QP II, (iii) 841,959 shares by the Reeve B. Waud 2011 Family Trust, (iv) 93,551 shares by WFP LP, (v) 738,287 shares by WCP FIF II, (vi) 756,133 shares by Waud Affiliates II, (vii) 388,048 shares by Waud Affiliates III (viii) 1,054,045 shares by WCP FIF III, (ix) 2,401,717 shares by Waud QP III and (x) 424,718 shares by WCP III. WCPM II as the general partner of WCP II, Waud QP II, WCP FIF II and the Manager of Waud Affiliates II and Waud II LLC, as the general partner of WCPM III, may be deemed to share beneficial ownership of the shares held of record by such entities. WCPM III, as the general partner of WCP FIF III, Waud QP III and WCP III and the Manager of Waud Affiliates III, and Waud III LLC, as the general partner of WCPM III, may be deemed to share beneficial ownership of the shares held of record by such entities. Reeve Waud may be deemed to beneficially own the shares of common stock held by each of the above entities by virtue of his (A) making decisions for the Limited Partner Committee of each of WCPM II and WCPM III, (B) being the manager of Waud II LLC and Waud III LLC and WFP LP and (iii) being the investment advisor of the Reeve B. Waud 2011 Family Trust. The address for Messrs. Edwards, London and Mecklenburg is c/o Waud Capital Partners, LLC, 300 North LaSalle Street, Suite 4900, Chicago, IL 60654. As described under “Stockholders Agreement”, in connection with the merger, Waud Capital Partners and certain of its affiliates will enter into a stockholders agreement with Acadia’s and certain members of Acadia’s management. The members of Acadia’s management party to the Stockholders Agreement will grant Waud Capital Partners II, L.P. a proxy to vote their shares in connection with the election and removal of directors and certain other matters in the manner directed by the holders of a majority of the stock held by Waud Capital Partners. As a result of the foregoing, Waud Capital Partners and Mr. Waud may be deemed to share beneficial ownership of the 17,676,101 shares held by the members of Acadia’s management that have granted Waud Capital Partners a proxy pursuant to the Stockholders Agreement.

(2)	The reported shares of Acadia common stock are owned of record by the Joey A. Jacobs 2011 Grantor Retained Annuity Trust (Acadia). Includes 1,339,079 shares of Acadia common stock that would have been held by Mr. Jacobs as of June 30, 2011 assuming the dissolution of Acadia Holdings. The remaining 59,028 shares represent shares of Acadia common stock issuable to the Joey A. Jacobs 2011 Grantor Retained Annuity Trust (Acadia) (the “Jacobs Trust”) in connection with the merger in exchange for 236,115 shares of PHC Class A

Common Stock held by the Jacobs Trust as of June 30, 2011. The address for Mr. Jacobs is c/o Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, TN 37067.

(3)	Represents 744,995 shares of PHC Class A Common Stock and 721,259 of PHC Class B Common Stock held by Mr. Shear as of June 30, 2011, which will be exchangeable into shares of Acadia common stock in connection with the merger. This amount also includes 150,000 shares of PHC Class A Common Stock issuable pursuant to currently exercisable stock options, having an exercise price range of $1.08 to $2.95 per share.

(4)	The address for Messrs. Shear and Grieco is c/o PHC, Inc., 200 Lake Street, Suite 102, Peabody, MA 01960.

(5)	The reported shares of Acadia common stock are owned of record by the William Brent Turner 2011 Grantor Retained Annuity Trust. The address for Mr. Turner is c/o Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, TN 37067.

(6)	The address for Messrs. Carter, Fincher, Polson and Howard is c/o Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, TN 37067.

STOCKHOLDERS AGREEMENT

In connection with consummation of the merger, Acadia, certain members of Acadia management (the “Management Investors”) and Waud Capital Partners and certain of its affiliates will enter into a stockholders agreement. The following summary of the stockholders agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the stockholders agreement which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Management Rights.  As discussed above in “Description of Acadia’s Capital Stock — Board of Directors Composition,” for so long as the WCP Investors retain voting control over at least 50% of the outstanding voting securities of Acadia, the WCP Investors will have the right to designate seven (7) representatives to the Acadia board of directors, four (4) of which will be designated as Class I directors and three (3) of which will be designated as Class II directors. From and after the date on which the WCP Investors cease to have voting control over at least 50% of the outstanding voting securities of Acadia and for so long as the WCP Investors hold at least 17.5% of the outstanding voting securities of Acadia, the WCP Investors will have the right to designate at least such number of directors to the Acadia board of directors that, when compared to the authorized number of directors on the Acadia board of directors, is not less than proportional to the total number of Stockholder Shares (as defined below) over which the WCP Investors retain voting control relative to the total number of Stockholder Shares then issued and outstanding (with the number of representatives rounded up to the next whole number in all cases). From and after such time as the WCP Investors cease to hold at least 17.5% of the outstanding voting securities of Acadia, the WCP Investors will have no right to designate any representative to the Acadia board of directors. Notwithstanding the foregoing, the stockholders agreement will provide that no reduction in the number of shares of Acadia common stock and other equity securities of Acadia and its subsidiaries over which the WCP Investors retain voting control will shorten the term of any incumbent director on the Acadia board of directors.

The stockholders agreement provides that the Acadia board of directors will appoint Messrs. Jacobs and Shear to the Acadia board of directors, as Class III directors. Mr. Jacob’s appointment shall last as long as he continues to serve as the chief executive officer of Acadia or any of its subsidiaries. Mr. Shear’s appointment will terminate after the expiration of the three-year term following his initial term.

“Stockholder Shares” is defined as (i) any shares of Acadia common stock or other equity securities of Acadia or its subsidiaries from time to time purchased or otherwise acquired or held by any party to the stockholders agreement, (ii) any Acadia common stock or other equity securities of Acadia or its subsidiaries from time to time issued or issuable directly or indirectly upon the conversion, exercise or exchange of any securities purchased or otherwise acquired by any party to the stockholders agreement (excluding options to purchase Acadia common stock granted by Acadia unless and until such options are exercised), and (iii) any other capital stock or other equity securities of Acadia or its subsidiaries from time to time issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

Voting Agreement.  Under the stockholders’ agreement, in the event the approval of Acadia’s stockholders is required in connection with any election or removal of directors, merger, consolidation, business combination, recapitalization, conversion, sale, lease or exchange of all or substantially all of its property or assets, authorization or issuance of capital stock or other securities (including the adoption of any equity incentive plan), executive compensation, stockholder proposal, amendment to or restatement of the Acadia certificate of incorporation or bylaws or pursuant to any contractual agreement to which a Management Investor is a party or is bound, each Management Investor will vote all of his or her Stockholder Shares and any other voting securities over which such Management Investor has voting control, and will take all other necessary or desirable actions within his, her or its control so that all such Stockholder Shares and other Acadia voting securities are voted as directed by the WCP Investors holding a majority of the outstanding shares of Acadia common stock held by all WCP Investors as of such date (the “Majority WCP Investors”). In furtherance of the foregoing, each Management Investor will appoint Waud Capital Partners II, L.P. as such Management Investor’s true and lawful proxy and attorney-in fact, with full power and authority to vote such Management Investor’s Stockholder Shares and any other voting securities of Acadia over which such Management Investor has voting control for the election and/or removal of directors (in accordance with the provisions described above in “— Management Rights”) and all such matters as described in this “— Voting Agreement” section. The stockholders agreement will provide that the voting agreements and proxy described in this paragraph will terminate from and after such time as the WCP Investors cease to hold 17.5% of Acadia’s outstanding voting securities.

Transfer Restrictions.  The stockholders agreement will provide that no Management Investor may transfer any interest in any Stockholder Shares, except as described in the following sentence, without first obtaining the consent of the Majority WCP Investors; provided, that the Management Investors may transfer Stockholder Shares to their “Permitted Transferees” (as defined in the stockholders agreement) as long as the transferring Management Investor retains voting control over the transferred Stockholder Shares. The aforementioned restrictions on transfer do not apply to the following Stockholder Shares: (i) Stockholder Shares received as consideration in the merger; (ii) Stockholder Shares purchased or otherwise acquired by any Management Investor after the effective time of the merger (excluding, for the avoidance of doubt, Stockholder Shares received in the dissolution of Acadia Holdings to be consummated prior to the merger); and (iii) a percentage of Stockholder Shares held by each Management Investor and designated as “Unrestricted Shares” in accordance with the terms of the stockholders agreement. The stockholders agreement defines “Unrestricted Shares”, with respect to any Management Investor, as the number of such Management Investor’s Subject Shares determined by multiplying (x) the total number of Subject Shares held by such Management Investor as of the date of the stockholder agreement (as appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and the like), by (y) the result of 100% minus the WCP Liquidity Percentage; provided, that (i) from and after the third anniversary of the date of the stockholders agreement, no fewer than 33% of the Subject Shares held by such Management Investor as of the date of the stockholders agreement shall be Unrestricted Shares, (ii) from and after the fourth anniversary of the stockholders agreement, no fewer than 67% of the Subject Shares held by such Management Investor as of the date of the stockholders agreement shall be Unrestricted Shares, and (iii) from and after the fifth anniversary of the date of the stockholders agreement, 100% of such Management Investor’s Subject Shares shall be Unrestricted Shares. The stockholders agreement also defines “Subject Shares”, with respect to any Management Investor”, as all Stockholder Shares purchased or otherwise acquired or held by such Management Investor other than (A) any Stockholder Shares received by such Management Investor as consideration in the merger, and (B) any Stockholder Shares purchased or otherwise acquired by such Management Investor after the effective time of the merger (which, for purposes of clarity, shall not include any Stockholder Shares received by such Management Investor in connection with the dissolution of Acadia Holdings or otherwise in connection with the liquidation and dissolution of Acadia Holdings) and “WCP Liquidity Percentage” as the percentage obtained by dividing (i) the total number of Stockholder Shares constituting WCP Equity as of the date of determination, by (ii) the total number of Stockholder Shares constituting WCP Equity as of the date of the stockholders agreement (as appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and the like). The stockholders agreement defines “WCP Equity” as (i) the Acadia common stock held by the WCP Investors on the date of the stockholders agreement and any other Stockholder Shares from time to time issued to or otherwise acquired by the WCP Investors (other than pursuant to purchases made on the open market and not in connection with any private placement by Acadia), and (ii) any securities issued with respect to the securities referred to in clause (i) by way of a stock split, stock dividend, or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation, or other reorganization. As to any particular securities constituting WCP Equity, such securities shall cease to be WCP Equity when they have been (A) effectively registered under the Securities Act and disposed of for cash in accordance with the registration statement covering them, (B) purchased or otherwise acquired for cash by any person other than a WCP Investor, or

(C) redeemed or repurchased for cash by Acadia or any of its subsidiaries or any designee thereof. The Stockholder Shares not described in clauses (i), (ii) and (iii) of the prior sentence are referred to in the stockholders agreement as “Restricted Shares.”

Lock-Ups.  The stockholders agreement will provide that no Management Investor or other holder of Restricted Shares will take any of the following actions from the date Acadia gives notice to the Management Investors that a preliminary or final prospectus has been circulated for a public offering and during the 90 days following the date of the final prospectus for such public offering: (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of Acadia or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for such securities; (ii) enter into any transaction which would have the same effect as described in clause (i); (iii) enter into any swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences or ownership of any of the securities described in clause (i); or (iv) publicly disclose the intention to enter into any transaction described in clauses (i), (ii) or (iii). The foregoing restrictions do not apply to transactions made in the subject public offering and those to which the underwriters managing such public offering agree in writing. As used in this “Stockholders Agreement” section, “public offering” refers to any offering by Acadia of its capital stock or other equity securities of Acadia or any of its subsidiaries to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.

Certain Covenants.  Under the stockholders agreement, Acadia will be obligated, for so long as the WCP Investors continue to hold 17.5% of the outstanding voting securities of Acadia, to deliver to the WCP Investors certain audited and unaudited financial statements, annual budgets and operating plans and other information and financial data concerning Acadia and its subsidiaries as reasonably requested by the WCP Investors. Acadia will also be obligated during such period to permit any representative designated by any WCP Investor, upon reasonable notice and execution of a customary confidentiality agreement, to visit and inspect any of the Acadia properties, to examine the corporate, financial and other records of Acadia and its subsidiaries and to consult with the directors, officers, managers, key employees and independent accountants of Acadia and its subsidiaries.

For so long as the WCP Investors continue to hold 17.5% of the outstanding voting securities of Acadia, Acadia will not be permitted to take (or permitted to cause its subsidiaries to take) any of the following actions, subject to certain limited exceptions, without the prior written consent of the Majority WCP Investors: (i) pay dividends, redeem stock or make other distributions; (ii) authorize, issue or enter into any agreement providing for the issuance of any debt or equity securities; (iii) make loans, advances, guarantees or “Investments” (as defined in the stockholders agreement); (iv) engage in mergers or consolidations; (v) make or fail to make certain capital expenditures; (vi) sell, lease, license or dispose of any assets; (vii) liquidate, dissolve or wind up or effect a recapitalization, reclassification or reorganization; (viii) acquire any interest in any company or business; (ix) materially change its business activities; (x) enter into, amend, modify or supplement or waive any provisions of any agreement, transaction, commitment or arrangement with any affiliate; (xi) incur additional indebtedness exceeding $10.0 million in aggregate principal amount outstanding at any time on a consolidated basis; or (xii) make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due. Furthermore, so long as the WCP Investors continue to hold 17.5% of the outstanding voting securities of Acadia will (and will cause each of its subsidiaries to) take the following actions (subject to certain limited exceptions), unless it has received the prior written consent of the Majority WCP Investors: (A) maintain and keep its tangible assets in good repair, working order and condition; (B) maintain all material intellectual property rights necessary to the conduct of its business and maintain agreements providing for the confidentiality and protection of its intellectual property rights; (C) comply in all material respects with all applicable laws, rules and regulations of all governmental entities; (D) cause to be done all things reasonably necessary to maintain, preserve and renew all licenses, permits and other approvals necessary for the conduct of the Acadia business and the consummation of the transactions contemplated by the merger agreement; (E) pay and discharge when payable all material taxes, assessments and governmental charges imposed upon its properties or the income or profits therefrom; (F) use commercially reasonable efforts to continue in force adequate insurance; (G) maintain proper books of record and account which present fairly in all material respects its financial conditions and results of operations and make provisions on its financial statements for all proper reserves, each in accordance with GAAP.

Company Name.  For a period of two years following the effective time of the merger, Acadia will file a “dba” in Delaware and such other jurisdictions as it deems necessary to enable it to conduct business as “Pioneer Behavioral Health” and will conduct business under such name.

COMPARISON OF STOCKHOLDERS RIGHTS

PHC is incorporated in Massachusetts and Acadia is incorporated in Delaware. The rights of a PHC stockholder are governed by the MBCA, the PHC articles of organization and the PHC bylaws. Upon completion of the merger, PHC stockholders will receive shares of Acadia common stock in exchange for their shares of PHC common stock, and as Acadia stockholders their rights will be governed by the DGCL, Acadia’s amended and restated certificate of incorporation and Acadia’s amended and restated bylaws.

The following is a summary of the material differences between the rights of PHC stockholders and the rights of Acadia stockholders, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the Massachusetts Business Corporation Act, which we refer to as the MBCA, the DGCL, the PHC articles of organization, Acadia’s amended and restated certificate of incorporation, the PHC bylaws and Acadia’s amended and restated bylaws. The PHC articles of organization, Acadia’s amended and restated certificate of incorporation, the PHC bylaws and Acadia’s amended and restated bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page 197.

AUTHORIZED STOCK

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Authorized Shares

Acadia is authorized to issue 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per.	PHC is authorized to issue 20,000,000 shares of Class A Common Stock, par value $0.01 per share, 2,000,000 shares of Class B Common Stock, par value $0.01 per share, 200,000 shares of Class C Common Stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.
Board Authority to Issue Capital Stock

The board of directors is authorized, without stockholder approval, to issue shares of common stock. The board of directors is also authorized, without stockholder approval, to create and issue preferred stock in one or more new series and to determine the preferences, voting powers, qualifications, and special or relative rights or privileges of any such series.	The board of directors is authorized, without stockholder approval, to issue shares of its authorized common or preferred stock for such purposes, in such amounts, to such persons, for such consideration, and in the case of preferred stock, in one or more series or classes, all as the board of directors in its discretion may determine.
Dividends

Dividends may be declared by the board of directors upon shares of capital stock of Acadia in accordance with applicable law and subject to the right of any preferred stock then outstanding. Such dividends may be payable in cash, in property or in shares of capital stock of Acadia. Before payment of any dividend, there may be set aside out of any funds of Acadia available for dividends such sum or sums as the board of directors from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Acadia or for such other purpose as the board of directors may think conducive to the interests of Acadia. The board of directors may modify or abolish any such reserves in the manner in which they were created.	Under PHC’s articles of organization, when, as, and if dividends are declared by the board of directors on the Common Stock, whether payable in cash, in property, or in securities of the corporation, the holders of Common Stock shall be entitled to share equally in and to receive, in accordance with the number of shares of Common Stock held by each such holder, all such dividends, except that if dividends are declared that are payable in Common Stock, such stock dividends shall be payable at the same rate on each class of Common Stock and shall be payable only in shares of Class A Common Stock to holders of Class A Common Stock and only in shares of Class B Common Stock to holders of Class B Common Stock.
Liquidation

The DGCL provides that upon the dissolution or liquidation of Acadia, whether voluntary or involuntary, holders of common stock will be entitled to share ratably, and receive equal and substantially identical distributions of, all assets of the Acadia available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding preferred stock.	Under PHC’s articles of organization, if the corporation is liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the preferred stock then outstanding the full preferential amounts to which they may be entitled, if any, under the resolutions authorizing the issuance of such preferred stock, the net assets of the corporation remaining thereafter shall be distributed equally to each share of Class A Common Stock and Class B Common Stock.

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STOCKHOLDERS

Voting Rights

Acadia’s certificate of incorporation and bylaws provide that, except as otherwise provided by the DGCL, the certificate of incorporation and bylaws, and the certificate of designation relating to any outstanding class or series of preferred stock, every stockholder shall at every meeting of the stockholders of Acadia be entitled to one vote in person or by proxy for each share of capital stock held by such stockholder. When holders of a majority of the voting power of all outstanding shares of capital stock of Acadia entitled to vote is present in person or represented by proxy, the affirmative vote of the majority of voting power of capital stock of Acadia present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of its stockholders, unless by express provisions of an applicable law, the rules of any stock exchange upon which the Acadia’s securities are listed, or other voting thresholds for certain actions as specifically set forth in the certificate of incorporation, in which case such express provision shall govern and control the decision of such question.	PHC’s articles of organization provide that the corporation shall have a board of directors with not less than five members, of which two shall be elected by the holders of Class A Common Stock voting as a class and the remainder shall be elected by the holders of Class B Common Stock voting as a class.

On all other matters, except as required by the MBCA, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each Class A share entitled to one vote per share and each Class B share entitled to five votes per share.

The stockholders agreement to be entered into among Acadia and the stockholders named therein in connection with the closing of the merger will provide that so long as the WCP Investors (as defined therein) retain voting control over at least 50% of the outstanding voting securities of Acadia, the WCP Investors will have the right to designate seven representatives to the board of directors, four of which will be designated as Class I directors and three of which will be designated as Class II directors. From and after the date on which the WCP Investors cease to have voting control over at least 50% of the outstanding voting securities of Acadia and for so long as the WCP Investors hold at least 17.5% of the outstanding voting securities of Acadia, the WCP Investors will have the right to designate at least such number of directors to the board of directors that, when compared to the authorized number of directors on the board of directors, is not less than proportional to the total number of shares of common stock and other equity securities of Acadia and its subsidiaries over which the WCP Investors retain voting control relative to the total number of shares of common stock and other equity securities of Acadia and its subsidiaries then issued and outstanding.

From and after such time as the WCP Investors cease to hold at least 17.5% of the outstanding voting securities of Acadia, the WCP Investors will

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have no right to designate any representative to the board of directors. Notwithstanding the foregoing, the stockholders agreement will provide that no reduction in the number of shares of common stock and other equity securities of Acadia and its subsidiaries over which the WCP Investors retain voting control will shorten the term of any incumbent director on the board of directors.

Voting Rights in Extraordinary Transactions

The DGCL requires approval of a consolidation, merger, dissolution or sale, lease or exchange of all or substantially all of the assets of Acadia by the affirmative vote of a majority of all votes entitled to be cast on the matter. Approval by a surviving corporation’s stockholders of a plan of merger is not required if: (1) the agreement of merger does not amend in any respect the certificate of incorporation; (2) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (3) the number of shares of common stock to be issued in connection with the merger does not exceed 20% of the shares of common stock of the corporation outstanding prior to the merger.	Pursuant to the MBCA, a plan of merger or share exchange requires adoption by the board of directors and the affirmative vote of two-thirds of all the shares entitled to vote generally on the matter. Additionally, in certain cases, the plan of merger or share exchange may require the affirmative vote of two-thirds of all of the shares of a class or series of shares voting as a separate voting group. Approval by a corporation’s stockholders of a plan of merger or share exchange is not required if: (1) the corporation will survive the merger or is the acquiring corporation in a share exchange; (2) its articles of organization will not be changed except for amendments by the board of directors that do not require stockholder approval; (3) each stockholder of the corporation whose shares were outstanding immediately before the effective date of the merger or share exchange will hold the same number of shares, with identical preferences, limitations, and relative rights, immediately after the effective date of the merger or share exchange; (4) the number of shares to be issued in connection with the merger does not exceed 20% of the shares of the corporation of the same class or series outstanding prior to the merger; and (5) a domestic parent corporation that owns at least 90% of the voting power of the outstanding shares entitled to vote on the matter of a subsidiary merges with such subsidiary.
Amendment to Charter

The DGCL provides that in order to amend the certificate of incorporation, the board of directors must adopt a resolution that then must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon, unless a greater vote is specified in the certificate of incorporation, and subject to any additional vote required by any series of preferred stock. The Acadia certificate of incorporation does not currently specify or require a greater level of approval for amendments to the certificate of incorporation.	Under the MBCA, most amendments to a corporation’s articles of organization require approval of the board of directors and the affirmative vote of two-thirds of all the shares entitled to vote generally. Additionally, in certain cases, an amendment to the corporation’s articles of organization may require the affirmative vote of two-thirds of all of the shares of a class or series of shares voting as a separate voting group. Amendments to a corporation’s articles of organization may be made with the approval of a majority of the corporation’s outstanding shares in connection with (1) an increase or reduction in the

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corporation’s capital stock of any class or series then authorized, (2) a change in the corporation’s authorized shares into a different number of shares or the exchange thereof pro rata for a different number of shares of the same class or series or (3) a change of the corporation’s name.
Amendment to Bylaws

Under the DGCL, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. Acadia’s certificate of incorporation authorizes the board of directors to amend Acadia’s bylaws.	Pursuant to the MBCA, the power to make, amend or repeal bylaws shall be vested in the stockholders, unless the board of directors is otherwise authorized to do so pursuant to the articles of organization. PHC’s articles of organization and bylaws provide that the bylaws may be altered, amended or repealed by the board of directors, except with respect to any provision which by law, by the articles of organization or by the bylaws themselves requires action by the stockholders.
Special Meeting of Stockholders

Delaware law permits special meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call special meetings. The Acadia bylaws provide that special meetings of stockholders may be called by the Acadia President on his own behalf or at the request of a majority of the Acadia board of directors or the holders of 10% of more of the then issued and outstanding shares of capital stock of Acadia entitled to vote at the meeting. Business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting.	The MBCA provides that a corporation shall hold a special meeting of its stockholders if called by the board of directors or person authorized to do so by the articles of organization or bylaws of the corporation or, unless otherwise provided in the articles of organization or bylaws, if the holders of at least 40% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting sign, date and deliver to the corporation’s secretary one or more written demands. PHC’s bylaws provide that a special meeting can be called by the President or by the board of directors and shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by any other officer, if one or more stockholders who hold at least one-tenth part in interest of the capital stock entitled to vote on any issue to be considered at the proposed special meeting deliver a written application.
Stockholder Proposals and Nominations

Acadia’s certificate of incorporation and bylaws contain no restrictions on nominations for directors by stockholders and do not require any advance notice for nominations or other business to be properly brought by a stockholder before a stockholders meeting.	To be timely under PHC’s bylaws, advance written notice of a stockholder proposals, including a stockholder’s nomination of a person to serve as a director of PHC, must be delivered to the secretary of PHC at its principal executive offices not less than 120 days prior to the date of the corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders.
Appraisal/Dissenters Rights

Under the DGCL, a stockholder of a Delaware corporation who has not voted in favor of, nor	The MBCA provides that dissenters’ right of appraisal are only available in connection with

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consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger or consolidation anything other than(1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests;(2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders; or(3) any combination of the foregoing.
(1) mergers if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent, unless stockholders are receiving only cash or marketable securities as consideration, so long as no director, officer or controlling stockholder has a direct or indirect financial interest in the merger other than in their capacities as such; (2) share exchanges to which the corporation is a party as the corporation whose shares will be acquired and the shares being received are not marketable securities, so long as no director, officer or controlling stockholder has a direct or indirect financial interest in the merger other than in their capacities as such; (3) sales of substantially all of the assets (other than certain redemptions, dissolutions, liquidations and court- ordered sales); (4) certain amendments to the articles of organization that materially and adversely affect rights in respect of a dissenter’s shares; and (5) certain corporate conversions.

BOARD OF DIRECTORS

Duties of Directors

Under the DGCL, the standards of conduct for directors are governed by court case law.

Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and the duty of care requires directors in managing the corporate affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.	Under the MBCA, a Massachusetts director is required to discharge his or her duties: (1) in good faith; (2) with the care that a person in a like position would reasonably believe appropriate under similar circumstances; and (3) in a manner the director reasonably believes to be in the best interests of the corporation.

In determining what the director reasonably believes to be in the best interests of the corporation, directors are permitted to consider:

•     the interests of the corporation’s employees, suppliers, creditors and customers;

•   the economy of the state, region and nation;

•   the community and societal considerations; and

• the long-term and short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

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Number of Directors

Delaware law provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws. Acadia’s certificate of incorporation and bylaws provide that the number of directors shall be determined by a resolution of the majority of the directors or stockholders at the annual meeting of stockholders. Acadia currently has five directors.	The MBCA provides that the board of directors of a Massachusetts corporation shall consist of one or more directors as specified or fixed by the corporation’s articles of organization or bylaws. PHC’s articles of organization provide that the number of directors will be not less than five, two of which shall be elected by the holders of Class A Common Stock voting as a class, and the remainder shall be elected by the holders of Class B Common Stock voting as a class. PHC currently has six directors.
Classification

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation or in a stockholder adopted bylaw or initial bylaw for a classified board of directors, dividing the board of directors into up to three classes of directors with staggered terms of office. Acadia’s certificate of incorporation provides that the directors of Acadia are divided into three classes (Class I, Class II and Class III) as nearly equal in size as practicable. The term of office of Class I, Class II and Class III directors will expire at Acadia’s annual meetings in 2012, 2013 and 2014, respectively. At each annual election of directors, the directors chosen to succeed those whose terms have then expired are identified as being of the same class as the directors they succeed and are elected for a term expiring at the third succeeding annual election of directors.	Massachusetts law permits, but does not require, a Massachusetts corporation to have a classified board of directors. Neither PHC’s articles of organization or bylaws provide for a classified board of directors.
Removal

Acadia’s certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, to the fullest extent permitted by law, (1) until such date as the WCP Investors (as defined therein) no longer beneficially own at least 17.5% of the outstanding common stock of the Acadia, a director may be removed at any time, either for or without cause, only upon either (a) the affirmative vote of the holders of eighty percent (80%) of the voting power of the capital stock of Acadia outstanding and entitled to vote thereon or (b) if such director is being removed at the request of the person(s) entitled to designate such director in accordance with the stockholders agreement, by the affirmative vote of the holders of a majority of the voting power of the stock outstanding and entitled to vote thereon; and (ii) from and after the date that WCP Investors no longer beneficially own at least 17.5% of the outstanding common stock of the Acadia, a	PHC’s bylaws provide that PHC directors may be removed with or without cause by the vote of a majority of the class of shares issued, outstanding and entitled to vote in the election of said director.

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director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the capital stock of Acadia outstanding and entitled to vote thereon.

Vacancies

Acadia’s certificate of incorporation and bylaws provide that vacancies among directors, however occurring, are to be filled by the vote of the majority of the remaining directors then in office. The directors so chosen will hold office until the next succeeding annual meeting and until their successors are elected or qualified.	The MBCA and PHC’s bylaws provide that in the event of vacancies in the board, such vacancy may be filled by the affirmative vote of a majority of the remaining directors (even though less than a quorum) or by a majority of the class of stockholders which elected the director whose office has been vacated. Directors so chosen will hold office until the next annual meeting and their successors are elected or qualified.
Special Meetings of the Board

Special meetings of the board of directors may be held at any time and place, within or outside the State of Delaware, designated by the President on his own behalf or at the request of two or more directors or one director in the event that there is only one director in office.	PHC’s bylaws provide that special meetings of the board of directors may be called at any time by the President, Secretary or by any director.
Director Liability and Indemnification
Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of fiduciary duty subject to certain limitations.	As permitted under the MBCA, PHC’s articles of organization provide that directors shall not be personally liable to PHC or its stockholders for monetary damages for breach of fiduciary duty except for liability:

Acadia’s certificate of incorporation provides that no director shall be personally liable to Acadia or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except with respect to liability:

•     for any breach of the director’s duty of loyalty to Acadia or its stockholders;

•   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   under Section 174 of the DGCL; or

•   for any transaction from which the director derived an improper personal benefit.

Pursuant to DGCL, a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such	(i) for any breach of the director’s duty of loyalty to the corporation or its stockholders;

(ii)   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)   for improper distributions under the MBCA; or

(iv)   for any transaction in which the director derived an improper benefit.

Under the MBCA, a corporation may indemnify directors and officers if:

•     the individual conducted him or herself in good faith;

•   the individual reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the best interests of the corporation; and

• with respect to any criminal proceeding, to the

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corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
extent the individual had no reasonable cause to believe that his or her conduct was unlawful.

Under the MBCA, a corporation is required to indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of an action or suit by or in the right of the corporation to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby.

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a

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corporation pursuant to its by-laws, disinterested directors’ vote, shareholders’ vote, and agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Acadia’s certificate of incorporation authorizes Acadia to indemnify directors and officers through bylaw provisions or agreements with directors and officers. Acadia’s bylaws provides for the indemnification of directors and officers to the fullest extent authorized under Delaware law. Acadia’s bylaws also provide for advancement of expenses to its directors and officers upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.	The MBCA also permits a corporation to advance to a director or officer reasonable expenses incurred in connection with any proceeding arising because he or she is a director or officer of the corporation, subject to the receipt of a written undertaking by the director or officer to repay any funds advanced if he or she is not entitled to mandatory indemnification and if it is ultimately determined that he or she did not meet the relevant standard of conduct.

PHC’s articles of organization provide that PHC shall indemnify each director and officer against judgments, fines and expenses incurred in connection with any claim made by reason of his or her having been a director or officer of PHC. PHC’s articles of organization also provide that no indemnification will be provided if a final adjudication determines that the indemnified person is not entitled to indemnification.

As permitted by the MBCA, PHC’s articles of organization provide for payment of expenses incurred by a director or officer in defending an action in advance of the final disposition of the proceeding, but only if the director or officer undertakes to repay the amount if it is ultimately determined that indemnification of such expenses is not authorized by PHC’s articles of organization.

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CORPORATE OPPORTUNITY

The DGCL permits a Delaware corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one of its officers, directors or stockholders. Acadia’s amended and restated certificate of incorporation will provide that, among other things, (i) Acadia and its Subsidiaries shall have no interest or expectancy in any corporate opportunity of Waud Capital Partners or certain of its affiliates or related	The MBCA contains no comparable “corporate opportunity” provision.
persons and no expectation that such corporate opportunity be offered to Acadia or its Subsidiaries; (ii) Waud Capital Partners and certain of its affiliates and related persons shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as Acadia or its Subsidiaries, (B) do business with any client or customer of Acadia or its Subsidiaries, (C) make investments in competing businesses of Acadia or its Subsidiaries, and such acts shall not be deemed wrongful or improper; (iii) Waud Capital Partners and certain of its affiliates and related persons shall not be liable to Acadia, its stockholders or its Subsidiaries for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such Person’s participation therein; and (iv) in the event that Waud Capital Partners or certain of its affiliates or related persons acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Acadia or its Subsidiaries, on the one hand, and Waud Capital Partners or certain of its affiliates or related persons, on the other hand, or any other Person, Waud Capital Partners and such affiliates and related persons shall not have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to Acadia or its Subsidiaries and shall not be liable to Acadia, its stockholders or its Subsidiaries for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that Waud Capital Partners or certain of its affiliates or related persons directly or indirectly pursues or acquires such opportunity for itself, directs, sells, assigns or transfers such opportunity to another Person, or does not

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present or communicate such opportunity to Acadia or its Subsidiaries, even though such corporate opportunity may be of a character that, if presented to Acadia or its Subsidiaries, could be taken by Acadia or its Subsidiaries.

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STATE ANTITAKOVER STATUTES

Business Combinations

Acadia is subject to Section   203 of the DGCL, which prohibits a corporation from engaging in a “business combination” with an “interested stockholder,” defined as a stockholder who, together with his associates and affiliates, owns, or if the person is an affiliate of the corporation and did own within the last three years, 15% or more of the outstanding voting stock of the corporation, within three years after the person or entity becomes an interested stockholder, unless:

•     prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments; or

•   on or after the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination.

Section 203 of the DGCL defines a “business combination” to include:
Massachusetts has adopted a “Business Combination” statute. In general, a Massachusetts corporation is prohibited from engaging in certain business combinations (defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities as well as certain other transactions) with an interested stockholder (defined by the statute to include holders of 5% or more of the outstanding stock of the corporation and holders of 15% or more of the outstanding stock of the corporation for such persons eligible to file Schedule 13G with the SEC) for a period of three years following the date that such stockholder became an interested stockholder, except under certain circumstances, which include:

•     prior approval by the board of directors of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   subsequent approval of the business combination by the board of directors and by a vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; or

•   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 90% of the voting stock of the corporation (excluding stock held by certain affiliates of the corporation and shares owned by employee stock plans).

PHC has not opted out of the business combination statute.
• a merger or consolidation with the interested stockholder or with any other corporation or other entity if the merger or consolidation is caused by the interested stockholder;
•     a sale or other disposition to or with the interested stockholder of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation;

•   with some exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or subsidiary to the interested stockholder;

•   any transaction involving the corporation or a majority- owned subsidiary that has the effect of increasing the proportionate share of the stock of

Acadia	PHC

the corporation or subsidiary owned by the interested stockholder; or

•     any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

Control Share Acquisitions

The DGCL does not contain a control share acquisition statute.	Massachusetts has adopted a “Control Share Acquisition” statute. In general, any person who makes an offer to acquire, or acquires, shares of stock of a Massachusetts corporation that, when combined with shares already owned, would increase such person’s ownership to at least 20%, 33 1/3% or a majority of the voting stock of such corporation, must obtain the approval of a majority of shares held by all stockholders, excluding shares held by such person and the inside directors and officers of the corporation, in order to vote the shares acquired within 90 days before or after the acquisition.

PHC has not opted out of the control share acquisition statute.

LEGAL MATTERS

The validity of the shares of Acadia common stock offered hereby and certain tax matters will be passed upon for Acadia by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership which includes professional corporations). Certain tax matters will be passed upon for PHC by Arent Fox LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Acadia Healthcare Company, Inc. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Youth and Family Centered Services, Inc. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of PHC, Inc. as of June 30, 2010 and 2009, and for the years then ended, included in this proxy statement/prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of HHC Delaware, Inc. and Subsidiary at December 31, 2010 and 2009 (Predecessor), and for the period from November 16, 2010 to December 31, 2010, for the period from January 1, 2010 to November 15, 2010, and for the year ended December 31, 2009 (Predecessor periods), appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

NON-BINDING VOTE REGARDING CHANGE OF CONTROL PAYMENTS

PHC has entered into a change in control arrangement with Mr. Shear, Mr. Boswell and Ms. Wurts. The arrangement calls for these officers, in the event of a change in control, to receive payment of their average annual salary for the past five years times a multiplier, as set by PHC’s compensation committee. The proposed merger constitutes a change in control under this change in control arrangement. Assuming a June 30, 2011 closing date for the merger, the following officers would be entitled to the following change in control payments under the change in control arrangement. These amounts are payable as soon as practicable, but in no event later than 30 days, following the date of the closing of the merger.

Name	Element	Amount

Bruce A. Shear	Salary	$1,530,000
	Bonus	—
	Benefits	—
	Stock Options	—
	Totals	$1,530,000
Robert A. Boswell	Salary	$465,000
	Bonus	—
	Benefits	—
	Stock Options	—
	Totals	$465,000
Paula C. Wurts	Salary	$408,000
	Bonus	—
	Benefits	—
	Stock Options	—
	Totals	$408,000

PHC is requesting the PHC stockholders’ approval, on a non-binding advisory basis, of the compensation payable to the PHC executive officers in connection with the merger and therefore is asking stockholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the PHC named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger agreement. Accordingly, you may vote to approve Proposal 1 on the merger agreement and vote not to approve Proposal 2 on executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on either PHC or Acadia regardless of whether the merger agreement is approved. Accordingly, as the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is approved.

Vote Required for Approval

The advisory vote on the compensation to be received by the PHC executive officers in connection with the merger will be approved if the holders of a majority of the outstanding shares of PHC Class A Common Stock and the outstanding shares of PHC Class B Common Stock (voting together, with the shares of Class B Common Stock casting five votes for each share held) casting votes at the special meeting, vote “For” such proposal.

Recommendation of the PHC Board of Directors

THE PHC BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 AS TO THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION TO BE RECEIVED BY THE PHC EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

THE ADJOURNMENT PROPOSAL

The special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. The special meeting may be adjourned from time to time to a date that is not more than 120 days after the original record date for the special meeting.

If, at the special meeting, the number of shares of common stock present or represented and voting in favor of the approval of the merger agreement is not sufficient to approve that proposal, PHC intends to move to adjourn the special meeting in order to enable the PHC board of directors to solicit additional proxies for the approval of the merger agreement. In that event, PHC will ask its stockholders to vote only upon the adjournment proposal, and not the merger proposal or the compensation proposal.

In this proposal, PHC is asking its stockholders to authorize the holder of any proxy solicited by the PHC board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, PHC could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

Vote Required for Approval

If the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the stockholders for approval, such proposal will be approved if the holders of a majority of the outstanding PHC Class A common shares and the outstanding shares of Class B Common Stock (voting together, with the holders of shares of Class B Common Stock casting five votes for each share held) casting votes at the special meeting, vote “For” such proposal, regardless of whether there is a quorum.

Recommendation of the PHC Board of Directors

THE PHC BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3 AS TO THE ADJOURNMENT OF THE MEETING IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

STOCKHOLDER PROPOSALS

The proxy rules of the SEC permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. In the event the merger is not consummated prior to the time of PHC’s 2011 Annual Meeting of Stockholders, PHC stockholders may submit proposals and nominations of directors to be considered for inclusion in PHC’s 2011 proxy materials. In order to be timely, such PHC stockholder proposals and nominations were required to be received by PHC at its principal office, 200 Lake Street, Suite 102, Peabody, Massachusetts 01960, Attention: Paula C. Wurts, Clerk, not later than June 30, 2011 for inclusion in the proxy statement for that meeting. PHC stockholders are also advised to review PHC’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in Acadia’s amended and restated bylaws, Acadia will indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any actual or threatened action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Acadia or, while a director or officer of Acadia, is or was serving at the request of Acadia as an employee or agent of Acadia or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

PHC has filed reports, proxy statements and other information with the SEC. Copies of PHC’s reports, proxy statements and other information may be inspected and copied in the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 100 F Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s and other public reference facilities by calling the SEC at 1-800-SEC-0330.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding PHC. The address of the SEC website is http://www.sec.gov.

You should rely only on the information contained in this proxy statement/prospectus or on information to which PHC has referred you. Acadia and PHC have not authorized anyone else to provide you with any information. Acadia provided the information regarding Acadia. PHC provided the information regarding PHC.

Acadia has filed a registration statement and made certain filings under the Securities Act with the SEC with respect to Acadia common stock to be issued to PHC stockholders in the merger and the merger. This proxy statement/prospectus constitutes the prospectus of Acadia filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

HHC DELAWARE, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors	F-101
Consolidated Balance Sheets as of December 31, 2010 and 2009 (Predecessor) and as of March 31, 2011 (Unaudited)	F-102
Consolidated Statements of Operations and Changes in Invested Equity (Deficit) for the period from November 16, 2010 to December 31, 2010, for the period from January 1, 2010 to November 15, 2010 (Predecessor), the year ended December 31, 2009 (Predecessor) and the three months ended March 31, 2011 and 2010 (Unaudited)
F-103
Consolidated Statements of Cash Flows for the period from November 16, 2010 to December 31, 2010, for the period from January 1, 2010 to November 15, 2010 (Predecessor), the year ended December 31, 2009 (Predecessor) and the three months ended March 31, 2011 and 2010 (Unaudited)
F-104
Notes to Consolidated Financial Statements	F-105

FINANCIAL STATEMENTS

Acadia Healthcare Company, LLC and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$8,028,378	$8,614,480
Receivables, net of allowances from doubtful accounts of approximately $1,189,000 and $1,144,000 at March 31, 2011 and December 31, 2010, respectively	6,652,405	5,469,203
Third-party receivables	245,467	—
Inventory	217,906	217,906
Deposits	465,046	637,059
Deferred tax asset	474,297	573,235
Income taxes receivable	624,375	120,604
Other receivables	619,348	536,284
Prepaid expenses	797,865	771,858
Other current assets	18,000	18,000

Total current assets	18,143,087	16,958,629
Property, plant, and equipment, net	19,294,672	18,751,563
Goodwill	9,156,984	9,156,984
Other intangible assets, net	542,040	544,419

Total assets	$47,136,783	$45,411,595

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable	$3,599,787	$833,503
Accrued liabilities	2,153,377	2,248,722
Accrued payroll and related expenses	2,480,315	3,069,958
Current portion of long-term debt	9,963,367	9,983,599
Current portion of accrued insurance liabilities	389,211	379,332
Third party settlements	—	78,396
Other current liabilities	1,775,185	1,465,917

Total current liabilities	20,361,242	18,059,427
Deferred tax liability	517,842	383,818
Other liabilities	287,756	419,802
Accrued insurance liabilities, net of current portion	1,479,428	1,441,877

Total liabilities	22,646,268	20,304,924
Member’s equity	24,490,515	25,106,671

Total liabilities and member’s equity	$47,136,783	$45,411,595

See accompanying notes.

Acadia Healthcare Company, LLC and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
	2011	2010

Net patient service revenue	$17,583,867	$15,964,133
Salaries, wages, and benefits	10,106,732	9,119,372
Professional fees	3,260,791	616,778
Supplies	935,570	914,788
Rentals and leases	350,969	371,424
Other operating expenses	2,252,900	1,982,895
Provision for bad debts	733,597	635,828
Depreciation and amortization	243,385	235,151
Interest expense	222,852	176,708

	18,106,796	14,052,944
(Loss) income from continuing operations, before income taxes	(522,929)	1,911,189
Income taxes benefit (provision)	270,809	(442,460)

(Loss) income from continuing operations	(252,120)	1,468,729
Income from discontinued operations, net of income taxes	7,715	67,947

Net (loss) income	$(244,405)	$1,536,676

Proforma income taxes	$(512,794)

Proforma net loss	$(757,199)

Basic earnings per unit:
(Loss) income from continuing operations	$(0.03)	$0.15
Income from discontinued operations	$—	$0.01

Net (loss) income	$(0.03)	$0.16

Diluted earnings per unit:
(Loss) income from continuing operations	$(0.03)	$0.15
Income from discontinued operations	$—	$0.01

Net (loss) income	$(0.03)	$0.16

Proforma net loss per unit:
Basic	$(0.08)
Diluted	$(0.08)
Units outstanding:
Basic	10,000,000	10,000,000
Diluted	10,000,000	10,000,000

See accompanying notes.

Acadia Healthcare Company, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2011	2010

Operating activities
Net (loss) income	$(244,405)	$1,536,676
Gain from discontinued operations, net of income tax	(7,715)	(67,947)

(Loss) income from continuing operations, net of income tax	(252,120)	1,468,729
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for bad debts	733,597	635,828
Deferred income tax expense	232,962	508,252
Depreciation and amortization	243,385	235,151
Changes in assets and liabilities:
Accounts receivable	(2,008,877)	(1,449,891)
Deposits	172,013	(11,468)
Prepaid expenses and other assets	(210,339)	466,709
Income taxes receivable	(503,771)	(262,703)
Inventory	—	(2,044)
Third-party settlements	(323,863)	(358,541)
Accounts payable and accrued expenses	2,848,171	259,532
Accrued payroll and related expenses	(406,416)	(815,271)
Insurance reserves	47,421	(89,107)

Net cash provided by operating activities of continued operations	572,163	585,176
Net cash provided by operating activities of discontinued operations	17,833	1,105

Net cash provided by operating activities	589,996	586,281
Investing activities
Purchases of property and equipment	(784,115)	(125,414)
Acquisitions, net of cash acquired	—	(163,992)

Net cash used in investing activities of continuing operations	(784,115)	(289,406)
Net cash used in investing activities of discontinued operations	—	(1,105)

Net cash used in investing activities	(784,115)	(290,511)
Financing activities
Capital distributions	(371,751)	(865,000)
Principal payments on debt	(20,232)	(78,129)

Net cash used in financing activities of continuing operations	(391,983)	(943,129)
Net cash provided by financing activities of discontinuing operations	—	—

Net cash used in financing activities	(391,983)	(943,129)
Change in cash and cash equivalents	(586,102)	(647,359)
Cash and cash equivalents at beginning of period	8,614,480	4,489,292

Cash and cash equivalents at end of period	$8,028,378	$3,841,933

See accompanying notes.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.	Description of the Business

Acadia Healthcare Company, LLC (hereinafter referred to as Acadia or the Company) was formed on October 24, 2005 as a limited liability company under the provisions of the Delaware Limited Liability Act (the Act). The Company is a wholly-owned subsidiary of Acadia Healthcare Holdings, LLC (hereafter referred to as Holdings or the Member). The Company’s principal business is to develop and operate acute psychiatric hospitals (IPF), residential treatment centers (RTC) and substance abuse facilities to better serve the behavioral health and recovery needs of the communities throughout the United States.

2.	Basis of Presentation

The business of the Company is conducted through limited liability companies and C corporations, each of which is a wholly owned subsidiary of the Company. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of our financial position and results of operations have been included. The Company’s fiscal year ends on December 31 and interim results are not necessarily indicative of results for a full year or any other interim period. The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited financial statements as of that date. The information contained in these condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the fiscal year ended December 31, 2010.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting standards requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

3.	Recently Issued Accounting Standards

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update “ASU” No. 2010-06, “Improving Disclosures about Fair Value Measurements” (ASU 2010-06). ASU 2010-06 amends Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures” (ASC Topic 820) to require a number of additional disclosures regarding fair value measurements, including the requirement that companies disclose the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers. ASU 2010-06 also provided clarification on the requirement that companies are required to provide fair value measurement disclosures for each class of assets and liabilities. Certain provisions of this guidance were effective for the first quarter 2010 and certain provisions are effective for the first quarter 2011. This guidance did not have a significant impact on the consolidated financial statements.

In December 2010, the FASB issued ASU 2010-28, “Intangible — Goodwill and Other (Topic 350): When to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts.” This update requires an entity to perform all steps in the test for a reporting unit whose carrying value is zero or negative if it is more likely than not (more than 50%) that a goodwill impairment exists based on qualitative factors, resulting in the elimination of an entity’s ability to assert that such a reporting unit’s goodwill is not impaired and additional testing is not necessary despite the existence of qualitative factors that indicate otherwise. These changes became

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

effective for the Company beginning January 1, 2011. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of supplementary pro forma information for business combinations.” This update changes the disclosure of pro forma information for business combinations. These changes clarify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. Also, the existing supplemental pro forma disclosure requirements were expanded to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. These changes became effective for the Company beginning January 1, 2011 and have been reflected in the notes to these consolidated financial statements.

4.	Acquisitions

2011 Acquisition

On April 1, 2011, the Company acquired 100 percent of the equity interests of Youth and Family Centered Services, Inc. (YFCS). YFCS operates 13 residential treatment facilities across the United States. The preliminary value of the total consideration transferred is approximately $178,157,000, which represents the cash consideration paid at closing. The preliminary purchase price allocation, which is subject to revision as more detailed analysis is completed and additional information related to the fair value of property and equipment and other assets acquired and liabilities assumed becomes available, is as follows:

2011
YFCS

Consideration transferred	$178,157,000
Net assets acquired	(23,699,000)

Estimated goodwill	$154,458,000

To assist in financing the acquisition of YFCS, the Company entered into a new credit facility consisting of a term loan of $135,000,000 and a revolving credit facility of $30,000,000. On April 1, 2011, $10,000,000 was drawn on the revolving credit facility as part of the funding of the YFCS acquisition. Also in connection with the YFCS acquisition, the Company received approximately $52,544,000 as equity investment from Holdings.

Pro Forma Information

The following table provides certain pro forma financial information for the Company as if the YFCS acquisition occurred as of January 1, 2010:

	Three Months Ended March 31
	2011	2010

Net patient service revenue	$63,269,867	$61,453,133

Income (loss) from continuing operations, before income taxes	$1,310,071	$7,719,189

5.	Earnings Per Unit

Basic and diluted earnings per unit are calculated in accordance with ASC Topic 260, Earnings Per Share (formerly SFAS No. 128, Earnings Per Share) using the weighted-average units outstanding in each period, which

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

represents the 100 units held by Holdings for all periods presented, adjusted to retroactively reflect the 100,000-for-one stock split that was effected by means of a stock dividend on May 20, 2011.

6.	Property and Equipment

Property and equipment consists of the following:

	March 31,	December 31,
	2011	2010

Land	$3,254,130	$3,254,130
Building and improvements	14,947,961	14,914,201
Leasehold improvements	697,278	691,900
Equipment	1,826,276	1,783,458
Furniture and fixtures	849,922	842,865

	21,575,567	21,486,554
Accumulated depreciation and amortization	(3,537,899)	(3,323,315)
Construction in progress	1,257,004	588,324

	$19,294,672	$18,751,563

7.	Goodwill and Other Intangible Assets

Other identifiable intangible assets and related accumulated amortization consists of the following:

	March, 31	December 31,
	2011	2010

Intangible assets subject to amortization:
Cost:
Trademarks	$85,000	$85,000
Noncompete	266,000	266,000

	351,000	351,000
Less accumulated amortization	(299,600)	(270,800)

	51,400	80,200
Intangible assets not subject to amortization:
Medicare licenses	128,922	128,922
Certificate of Need	361,718	335,297

	490,640	464,219

Intangible assets, net	$542,040	$544,419

Amortization is computed using the straight-line method over the estimated useful life of the respective asset. The Company’s Medicare licenses and their Certificate of Need have indefinite lives and are therefore also not subject to amortization.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

8.	Long-Term Debt

Long-term debt consists of the following:

	March 31,	December 31,
	2011	2010

Secured Promissory note (secured by the physical assets of Acadia) with interest payments due monthly for the first 12 months and interest and principal payments thereafter with the total outstanding amount due on December 31, 2010 (see below), bearing interest at a variable rate.	$6,495,211	$6,515,443
Secured Promissory note (secured by the assets of Acadia) with interest payments due on a monthly basis and principal and all remaining interest due December 31, 2010 (see below), bearing interest at a variable rate.	3,468,156	3,468,156

	9,963,367	9,983,599
Less current portion	9,963,367	9,983,599

	$—	$—

The Secured Promissory notes that matured on December 31, 2010 were extended for an additional term on January 27, 2011 and were repaid on April 1, 2011.

9.	Fair Value Measurements

The carrying amounts reported for cash and cash equivalents, accounts receivable, other current assets, accounts payable, other current liabilities and current debt approximate fair value because of the short-term maturity of these instruments.

The following table summarizes the financial instruments as of March 31, 2011 and December 31, 2010, which are valued at fair value:

				Balance as of
				March 31,
	Level 1	Level 2	Level 3	2011

Cash and cash equivalents	$8,028,378	$—	$—	$8,028,378

				Balance as of
				December 31,
	Level 1	Level 2	Level 3	2010

Cash and cash equivalents	$8,614,480	$—	$—	$8,614,480

10.	Income Taxes

Acadia was formed as a limited liability company (LLC). Some of Acadia’s subsidiaries are organized as LLCs and others as C-corporations. The Company has elected, where applicable, that all such entities be taxed as flow-through entities and as such, the results of operations of the Company related to the flow-through entities are included in the income tax returns of its members. Accordingly, taxable income of the Company is the direct obligation of the Member. Management is not aware of any course of action or series of events that have occurred that might adversely affect the Company’s flow-through tax status.

Some of the Company’s subsidiaries are taxed as a C-corporation for federal and state income taxes as the respective subsidiary is directly liable for taxes on its separate income. A tax provision has been provided for

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

income taxes that are the responsibility of the Company or its subsidiaries in the accompanying consolidated financial statements relating to the entities that are taxed as C-corporations and for any taxing jurisdictions that do not recognize an LLC as a flow-through entity.

Unaudited Pro Forma Income Taxes

The Company has prepared and provided pro forma disclosures in the consolidated statements of operations as if the Company’s flow through entities were taxable as C-corporations for federal and state income tax purposes. The pro forma income tax expense was $512,794 for the three months ended March 31, 2011 and is based on statutory income tax rates.

11.	Discontinued Operations

On October 21, 2010 the Company ceased operations at the facility located in Hilo, Hawaii. The facility operating lease was terminated effective January 8, 2011. All remaining assets were disposed of with the exception of a vehicle, which was transferred to an affiliate. The results of operations of Kids Behavioral Health of Hawaii, LLC have been reported as discontinued operations in the accompanying consolidated statements of operations.

A summary of discontinued operations is as follows:

	Three Months Ended March 31
	2011	2010

Net patient service revenue	$—	$662,186

Net gain from discontinued operations	$7,715	$67,947

12.	Member’s Equity

The Company is structured as a single-member limited liability corporation and 100 membership units were outstanding and wholly-owned by Holdings for all periods presented, adjusted to retroactively reflect the 100,000-for-one stock split that was effected by means of a stock dividend on May 20, 2011.

13.	Commitments and Contingencies

We are, from time to time, subject to various claims and legal actions that arise in the ordinary course of our business, including claims for damages for personal injuries, medical malpractice, breach of contract, business tort and employment related claims. In these actions, plaintiffs request a variety of damages, including, in some instances, punitive and other types of damages that may not be covered by insurance. In the opinion of management, we are not currently a party to any proceeding that would have a material adverse effect on our business, financial condition or results of operations.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations or wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties and exclusion from the Medicare program.

Settlements under cost reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent years because of audits by such programs, rights of appeal and the application of numerous technical provisions. In the opinion of management, adequate provision has been made for any adjustments and final

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

settlements. However, there can be no assurance that any such adjustments and final settlements will not have a material effect on the Company’s financial position or results of operations.

14.	Subsequent Events

In connection with the YFCS merger, the Company recognized approximately $6,146,000 of share based compensation on April 1, 2011.

On May 13, 2011, the Company was converted to a C-corporation registered as Acadia Healthcare Company, Inc. As a result of the conversion to a C-corporation, all of the Company’s 100 outstanding membership units were converted to 100 shares of common stock of Acadia Healthcare Company, Inc.

On May 20, 2011, the new C-corporation underwent a stock split by means of a stock dividend of 100,000 shares of common stock for each share of common stock outstanding on May 20, 2011 such that 10,000,000 shares of common stock were issued and outstanding on such date. The accompanying consolidated statements of operations disclose earnings per share for the three months ended March 31, 2011 and 2010 giving effect to the stock split.

On May 23, 2011, the Company entered into a definitive merger agreement with PHC, Inc., d/b/a Pioneer Behavioral Health (PHC), a publicly-held behavioral health services company based in Massachusetts. Upon completion of the merger, the Company’s stockholders will own approximately 77.5% of the combined company and PHC’s stockholders will own approximately 22.5% of the combined company.

Report of Independent Registered Public Accounting Firm

The Board of Directors

We have audited the accompanying consolidated balance sheets of Acadia Healthcare Company, LLC and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, member’s equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acadia Healthcare Company, LLC and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia
July 12, 2011

Acadia Healthcare Company, LLC and Subsidiaries

Consolidated Balance Sheets

	December 31
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$8,614,480	$4,489,292
Receivables, net of allowances from doubtful accounts of approximately $1,144,000 and $1,374,000 at December 31, 2010 and 2009, respectively	5,469,203	6,011,354
Third-party receivables	—	641,487
Inventory	217,906	113,164
Deposits	637,059	616,725
Deferred tax asset	573,235	353,408
Income taxes receivable	120,604	—
Other receivables	536,284	266,636
Prepaid expenses	771,858	708,011
Other current assets	18,000	14,613

Total current assets	16,958,629	13,214,690
Property, plant, and equipment, net	18,751,563	18,403,429
Goodwill	9,156,984	9,156,984
Other intangible assets, net	544,419	478,594

Total assets	$45,411,595	$41,253,697

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$833,503	$1,256,537
Accrued liabilities	2,248,722	1,655,890
Accrued payroll and related expenses	3,069,958	2,994,535
Current portion of long-term debt	9,983,599	10,258,654
Current portion of accrued insurance liabilities	379,332	381,318
Third party settlements	78,396	—
Other current liabilities	1,465,917	1,030,294

Total current liabilities	18,059,427	17,577,228
Deferred tax liability	383,818	308,986
Other liabilities	419,802	484,625
Accrued insurance liabilities, net of current portion	1,441,877	1,689,527

Total liabilities	20,304,924	20,060,366
Member’s equity	25,106,671	21,193,331

Total liabilities and member’s equity	$45,411,595	$41,253,697

See accompanying notes.

Acadia Healthcare Company, LLC and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31
	2010	2009	2008

Net patient service revenue	$64,342,426	$51,821,294	$33,353,084
Salaries, wages, and benefits	36,332,883	30,752,435	22,342,489
Professional fees	3,612,484	1,976,670	951,918
Supplies	3,708,846	2,840,830	2,076,364
Rentals and leases	1,287,668	884,936	851,723
Other operating expenses	8,289,531	8,390,617	5,399,655
Provision for bad debts	2,238,902	2,424,283	1,803,930
Depreciation and amortization	976,260	966,574	739,824
Interest expense	738,208	773,752	729,043

	57,184,782	49,010,097	34,894,946
Income (loss) from continuing operations, before income taxes	7,157,644	2,811,197	(1,541,862)
Income taxes	(476,546)	(53,390)	(20,000)

Income (loss) from continuing operations	6,681,098	2,757,807	(1,561,862)
(Loss) income from discontinued operations, net of income taxes	(471,121)	118,812	(155,996)

Net income (loss)	$6,209,977	$2,876,619	$(1,717,858)

Unaudited proforma income tax expense	(2,448,357)

Unaudited proforma net income	$3,761,620

Basic earnings per unit:
Income (loss) from continuing operations	$0.67	$0.28	$(0.16)
(Loss) income from discontinued operations	$(0.05)	$0.01	$(0.02)

Net income (loss)	$0.62	$0.29	$(0.17)

Diluted earnings per unit:
Income (loss) from continuing operations	$0.67	$0.28	$(0.16)
(Loss) income from discontinued operations	$(0.05)	$0.01	$(0.02)

Net income (loss)	$0.62	$0.29	$(0.17)

Unaudited proforma net income per unit:
Basic	$0.38
Diluted	$0.38
Units outstanding:
Basic	10,000,000	10,000,000	10,000,000
Diluted	10,000,000	10,000,000	10,000,000

See accompanying notes.

Acadia Healthcare Company, LLC and Subsidiaries

Consolidated Statements of Member’s Equity

Member’s Equity

Balance at December 31, 2007	$7,134,966
Capital contributions	10,395,104
Other	4,500
Net loss	(1,717,858)

Balance at December 31, 2008	15,816,712
Capital contributions	2,500,000
Net income	2,876,619

Balance at December 31, 2009	21,193,331
Distributions	(2,296,637)
Net income	6,209,977

Balance at December 31, 2010	$25,106,671

See accompanying notes.

Acadia Healthcare Company, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31
	2010	2009	2008

Operating activities
Net income (loss)	$6,209,977	$2,876,619	$(1,717,858)
Loss (income) from discontinued operations, net of income taxes	471,121	(118,812)	155,996

Income (loss) from continuing operations, net of income taxes	6,681,098	2,757,807	(1,561,862)
Adjustments to reconcile net income to net cash provided by (used in) provided by operating activities:
Provision for bad debts	2,238,902	2,424,283	1,803,930
Deferred income tax benefit	(144,995)	—	—
Depreciation and amortization	976,260	996,631	739,824
Changes in assets and liabilities:
Accounts receivable	(2,174,135)	(2,993,769)	(3,378,594)
Deposits	(20,334)	(472,876)	(11,549)
Prepaid expenses and other assets	(282,016)	(111,093)	(915,255)
Income taxes receivable	(120,604)	—	—
Inventory	(104,742)	26,909	(78,355)
Third-party settlements	563,379	(657,811)	(103,828)
Accounts payable and accrued expenses	540,598	2,065,553	396,933
Accrued payroll and related expenses	186,651	1,368,821	552,321
Related-party payable	—	(206,724)	186,013
Insurance reserves	(249,636)	851,680	317,435

Net cash provided by (used in) operating activities of continued operations	8,090,426	6,049,411	(2,052,987)
Net cash provided by (used in) operating activities of discontinued operations	104,668	118,812	(64,920)

Net cash provided by (used in) operating activities	8,195,094	6,168,223	(2,117,907)
Investing activities
Purchases of property and equipment	(1,495,412)	(333,864)	(351,186)
Acquisitions, net of cash acquired	—	(3,142,195)	(9,072,725)

Net cash used in investing activities of continuing operations	(1,495,412)	(3,476,059)	(9,423,911)
Net cash (used in) provided by investing activities of discontinued operations	(2,802)	65,413	68,633

Net cash used in investing activities	(1,498,214)	(3,410,646)	(9,355,278)
Financing activities
Proceeds from issuance of debt	—	—	3,968,156
Capital contributions	—	2,500,000	10,395,104
Capital distributions	(2,296,637)	—	—
Other	—	—	4,500
Principal payments on debt	(275,055)	(813,516)	(4,525,209)

Net cash (used in) provided by financing activities of continuing operations	(2,571,692)	1,686,484	9,842,551
Net cash provided by financing activities of discontinuing operations	—	—	(5,184)

Net cash (used in) provided by financing activities	(2,571,692)	1,686,484	9,837,367
Change in cash and cash equivalents	4,125,188	4,444,061	(1,635,818)
Cash and cash equivalents at beginning of year	4,489,292	45,231	1,681,049

Cash and cash equivalents at end of year	$8,614,480	$4,489,292	$45,231

Supplemental disclosure of cash flow information
Cash paid for interest	$587,088	$534,088	$634,908

See accompanying notes.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.	Description of the Business

Acadia Healthcare Company, LLC (hereinafter referred to as Acadia or the Company) was formed on October 24, 2005 as a limited liability company under the provisions of the Delaware Limited Liability Act (the Act). The Company is a wholly-owned subsidiary of Acadia Healthcare Holdings, LLC (hereafter referred to as Holdings or the Member). The Company’s principal business is to develop and operate acute psychiatric hospitals (IPF), residential treatment centers (RTC) and substance abuse facilities to better serve the behavioral health and recovery needs of the communities throughout the United States.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The business of the Company is conducted through limited liability companies and C corporations, each of which is a wholly owned subsidiary of the Company. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including estimates for uncollectible patient receivables, estimates of amounts receivable and payable to third-party payors, and estimated insurance liabilities. There is a reasonable possibility that actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At times, cash and cash equivalent balances may exceed federally insured limits. The Company believes that it mitigates any risks by depositing cash and investing in cash equivalents with major financial institutions.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets, which are generally three to thirty years, or the term of the related lease if less than the useful life. When assets are sold or retired, the corresponding cost and accumulated depreciation are removed from the related accounts and any gain or loss is credited or charged to operations. Repair and maintenance costs are charged to expense as incurred. Depreciation expense for the years ended December 31, 2010, 2009 and 2008, was approximately $868,000, $865,000 and $708,000, respectively.

Inventory

Inventory consists of medical and other supplies and is valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

Net Patient Service Revenue

Net patient service revenue is derived from services rendered to patients for inpatient psychiatric and substance abuse care, outpatient psychiatric care and adolescent residential treatment and includes revenue payable by the Medicare Program (Medicare) administered by the Center for Medicare and Medicaid Services (CMS), Medicaid

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Programs, commercial insurance (in network and out of network), and other payors including individual patients. Revenue is recorded at the time services are provided.

Patient service revenue is recorded at established billing rates less contractual adjustments. Contractual adjustments are recorded to state patient service revenue at the amount expected to be collected for the service provided based on amounts reimbursable by Medicare or Medicaid under provisions of cost or prospective reimbursement formulas or amounts due from other third-party payors at contractually determined rates.

The Company receives payments for services rendered from federal and state agencies (under the Medicare and Medicaid Programs), commercial insurance companies (in network and out of network), and other payors including individual patients. The majority of its reimbursement is from Medicare and Medicaid.

The following table presents patient service revenue by payor type as a percentage of total patient service revenue for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Medicare	23%	22%	22%
Medicaid	39	40	41
Commercial	30	33	34
Self-pay and other	8	5	3

Total	100%	100%	100%

Settlements under cost reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent years because of audits by such programs, rights of appeal and the application of numerous technical provisions. In the opinion of management, adequate provision has been made for any adjustments and final settlements. However, there can be no assurance that any such adjustments and final settlements will not have a material effect on the Company’s financial position or results of operations.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations or wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties and exclusion from the Medicare program.

Accounts Receivable and Allowance for Doubtful Accounts

The Company receives payments for services rendered from federal and state agencies (under the Medicare and Medicaid programs), commercial insurance companies (in network and out of network), and other payors including individual patients. The Company extends credit to its patients and does not require collateral. The Company does not charge interest on accounts receivable.

The Company does not believe that there are any significant concentrations of revenues from any particular payor that would subject it to any significant credit risks in the collection of its accounts receivable. Estimated provisions for doubtful accounts are recorded to the extent it is probable that a portion or all of a particular account will not be collected. In evaluating the collectibility of accounts receivable, the Company considers a number of factors, including the age of the accounts, historical collection experience, current economic conditions, and other relevant factors.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Income Taxes

Acadia was formed as a limited liability company (LLC). Some of Acadia’s subsidiaries are organized as LLCs and others as C-corporations. The Company has elected, where applicable, that all such entities be taxed as flow-through entities and as such, the results of operations of the Company related to the flow-through entities are included in the income tax returns of its members. Accordingly, taxable income of the Company is the direct obligation of the Member. Management is not aware of any course of action or series of events that have occurred that might adversely affect the Company’s flow-through tax status.

Some of the Company’s subsidiaries are taxed as a C-corporation for federal and state income taxes as the respective subsidiary is directly liable for taxes on its separate income. A tax provision has been provided for income taxes that are the responsibility of the Company or its subsidiaries in the accompanying consolidated financial statements relating to the entities that are taxed as C-corporations and for any taxing jurisdictions that do not recognize an LLC as a flow-through entity.

Unaudited Pro Forma Income Taxes

The Company has prepared and provided pro forma disclosures in the consolidated statements of operations as if the Company’s flow through entities were taxable as C-corporations for federal and state income tax purposes. The pro forma income tax expense was $2,448,357 for the year ended December 31, 2010 and is based on statutory income tax rates.

Advertising Costs

Advertising costs are expensed as incurred and approximated $210,000, $208,000 and $92,000 for the years ended December 31, 2010, 2009 and 2008.

Professional Liabilities Insurance

Loss provisions for professional liability claims are based upon independent actuarial estimates of future amounts that will be paid to claimants. These estimates include consideration of historical Company specific and general psychiatric industry claims experience, as well as future estimated claims payment patterns.

Goodwill and Other Intangible Assets

The Company has recorded goodwill for the excess of the purchase price of its acquisitions over the fair value of identifiable tangible net assets acquired, including other identified intangible assets. The Company recognizes specifically identifiable intangibles when a specific right or contract is acquired. Finite-lived intangible assets are amortized on a straight-line basis over the lessor of the underlying contractual or estimated useful lives.

The Company’s goodwill and other indefinite-lived intangible assets are evaluated for impairment annually in its fiscal fourth quarter or more frequently if events indicate that the asset may be impaired. Such evaluation includes comparing the fair value of the asset with its carrying value. If the fair value of the goodwill and other indefinite-lived intangible asset is less than its carrying value, an impairment loss is recognized in an amount equal to the differences. During the years ended December 31, 2010 and 2009, the Company performed its annual impairment tests in the fourth quarter of 2010 and 2009, and did not incur an impairment charge.

Long-Lived Assets and Finite-Lived Intangible Assets

The carrying values of long-lived and finite lived intangible assets are reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this review indicates that the asset will not be recoverable, as determined based upon the undiscounted cash flows of the operating asset over the remaining amortization period, the carrying value of the asset will be reduced to its fair value.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Fair Values of Financial Instruments

In September 2006, FASB issued No. 157, Fair Value Measurements, or SFAS No. 157, which has been codified into Accounting Standards Codification 825 (“ASC 825”), Financial Instruments. This guidance, among other things, established a framework for measuring fair value and required supplemental disclosures about fair value measurements. The changes resulting from the application of this new accounting pronouncement primarily relate to the definition of fair value and the methods used to measure fair value. This guidance was effective for fiscal years beginning after November 15, 2007. However, the FASB subsequently deferred this guidance for one year insofar as it relates to certain non-financial assets and liabilities.

The Company adopted this guidance on January 1, 2008, except for the provisions relating to non-financial assets and liabilities that are not required or permitted to be recognized or disclosed at fair value on a recurring basis. The adoption of this guidance for financial assets and liabilities that are carried at fair value on a recurring basis did not have a material impact on our financial position or results of operations. Non-financial assets and liabilities include: (i) those items measured at fair value in goodwill impairment testing; (ii) tangible and intangible long-lived assets measured at fair value for impairment testing; and (iii) those items initially measured at fair value in a business combination. The portion of this guidance that defers the effective date for one year for certain non-financial assets and non-financial liabilities measured at fair value, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, was implemented January 1, 2009. The adoption of this guidance did not have a material impact on our financial position or results of operations.

Financial Instruments

Accounting Standards Codification 825 (“ASC 825”), Financial Instruments (formerly Statement of Financial Accounting Standards No. 107), requires certain disclosures regarding the estimated fair values of financial instruments. The carrying value of cash and cash equivalents, net accounts receivable, accounts payable and accrued liabilities reflected in the consolidated financial statements approximate their estimated fair values due to their short-term nature.

Earnings Per Unit

Basic and diluted earnings per unit are calculated in accordance with ASC Topic 260, Earnings Per Share (formerly SFAS No. 128, Earnings Per Share) using the weighted-average units outstanding in each period, which represents the 100 units held by Holdings for all periods presented, adjusted to retroactively reflect the 100,000-for-one stock split that was effected by means of a stock dividend on May 20, 2011.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principle, which has been codified into Accounting Standards Codification 105, Generally Accepted Accounting Principles. This guidance establishes the FASB Accounting Standards Codification (the Codification) as the single source of authoritative, nongovernmental U.S. GAAP. The Codification did not change U.S. GAAP. All existing accounting standard documents were superseded and all other accounting literature not included in the Codification is considered non-authoritative. This guidance is effective for interim and annual periods ending after September 15, 2009. Accordingly, the Company has adopted this guidance for the year ended December 31, 2009. The adoption did not have a significant impact on its results of operations, cash flows or financial position.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, which has been codified into Accounting Standards Codification 820 (“ASC 820”), Financial Instruments. This

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

guidance is effective for fiscal years beginning after November 15, 2007 and permits entities to choose to measure many financial instruments and certain other items at fair value. This guidance also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. The Company has adopted this guidance and has elected not to measure any additional financial instruments and other items at fair value.

Purchase Method of Accounting for Acquisitions

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations, which has been codified into Accounting Standards Codification 805 (“ASC 805”). This guidance retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting as well as requiring the expensing of acquisition-related costs as incurred. Additionally, it provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Furthermore, this guidance requires any adjustments to acquired deferred tax assets and liabilities occurring after the related allocation period to be made through earnings for both acquisitions occurring prior and subsequent to its effective date. The Company adopted ASC 805 on January 1, 2009. Earlier adoption was prohibited. The adoption of this guidance, prospectively, may have a material effect on the Company’s results of operations and financial position, to the extent that it has material acquisitions, as costs that have historically been capitalized as part of the purchase price will now be expensed, such as accounting, legal and other professional fees. Acquisition related costs are expensed as incurred and approximated $849,000 and $204,000 for the years ended December 31, 2010 and 2009, respectively.

Non-controlling Interests in Consolidated Financial Statements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51, which has been codified into Accounting Standards Codification 810 (“ASC 810”), Consolidation. This guidance establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary and clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, this guidance changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary, including a reconciliation of the beginning and ending balances of the equity attributable to the parent and the noncontrolling owners and a schedule showing the effects of changes in a parent’s ownership interest in a subsidiary on the equity attributable to the parent.

This guidance does not change the provisions of Accounting Research Bulletin No. 51, Consolidated Financial Statements, which has also been codified into ASC 810, Consolidation, related to consolidation purposes or consolidation policy, or the requirement that a parent consolidate all entities in which it has a controlling financial interest. This guidance does, however, amend certain of consolidation procedures to make them consistent with the requirements of ASC Topic 805 as well as to provide definitions for certain terms and to clarify some terminology. This guidance was effective on January 1, 2009 for the Company. Earlier adoption was prohibited. This guidance must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements, which must be applied retrospectively for all periods presented. The adoption of this guidance did not have a material impact on the Company’s results of operations, cash flows or financial position.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Determination of Useful Life of Intangible Assets

In April 2008, the FASB issued FASB Staff Position, or FSP No. 142-3, Determination of the Useful Life of Intangible Assets, which has been codified into Accounting Standards Codification 350 (“ASC 350”), Intangibles — Goodwill and Other. This guidance is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets, as codified into ASC 350, and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), as codified into ASC 805, Business Combination, when the underlying arrangement includes renewal or extension of terms that would require substantial costs or result in a material modification to the asset upon renewal or extension. Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension as adjusted for ASC 350’s entity-specific factors. This guidance is effective for the Company beginning January 1, 2009. The adoption of this guidance did not have a material impact on the consolidated financial statements of the Company.

Convertible Debt Instruments

In May 2008, the FASB issued FSP, No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which has been codified into Accounting Standards Codification 470 (“ASC 470”), Debt. This guidance specifies that issuers of certain convertible debt instruments must separately account for the liability and equity components thereof and reflect interest expense at the entity’s market rate of borrowing for non-convertible debt instruments. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption was not permitted. This guidance requires retrospective application to all periods presented in the annual financial statements for the period of adoption and where applicable instruments were outstanding during an earlier period. The cumulative effect of the change in accounting principle on periods prior to those presented shall be recognized as of the beginning of the first period presented. An offsetting adjustment shall be made to the opening balance of retained earnings for that period, presented separately. The adoption of this guidance did not have a material impact on the Company’s results of operations, cash flows or financial position.

Fair Value Measurements

In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, which has been codified into ASC 820, Fair Value Measurements and Disclosures. This guidance provides additional direction for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This guidance also includes direction on identifying circumstances that indicate a transaction is not orderly. This guidance emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction, not a forced liquidation or distressed sale, between market participants at the measurement date under current market conditions. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, and is applied prospectively. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Subsequent Events

In May 2009, the FASB issued SFAS No. 165, Subsequent Events, which has been codified into Accounting Standards Codification 855 (“ASC 855”). This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company adopted this guidance for the year ended December 31, 2009.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Recent Accounting Guidance Not Yet Adopted

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance became effective for the Company with the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which became effective with the reporting period beginning January 1, 2011. This new guidance will not have a material impact on the consolidated financial statements.

In October 2009, the FASB issued guidance on revenue recognition that became effective for the Company beginning January 1, 2011, with earlier adoption permitted. Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. The adoption of this new guidance will not have a material impact on the consolidated financial statements.

In June 2009, the FASB issued guidance on the consolidation of variable interest entities, which is effective for the Company beginning January 1, 2011. The new guidance requires revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests. The adoption of this new guidance will not have a material impact on the consolidated financial statements.

The Company has reviewed other recently issued accounting pronouncements and believes none will have any material impact on the consolidated financial statements.

3.	Acquisitions

2008 Acquisition

On September 15, 2008, the Company acquired certain assets of RiverWoods Psychiatric Center, a 65-bed psychiatric hospital in Atlanta, Georgia (Atlanta). The gross purchase price was approximately $8,700,000 plus transaction costs of approximately $419,000. Assets acquired included real property, personal property and intangible assets such as noncompete agreements, Medicare licenses and a certificate of need.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The total purchase price of the 2008 acquisition has been allocated to the assets acquired with the advice of an independent valuation firm. The purchase price allocation was as follows:

2008
Atlanta

Fair value of assets acquired, excluding cash:
Land	$820,000
Land improvements	110,000
Property, plant, and equipment	7,211,000
Furniture	111,700
Identifiable intangible assets	200,000
Goodwill	666,745

Total assets acquired	$9,119,445

2009 Acquisitions

On March 5, 2009, the Company acquired certain assets of Acadiana Addiction Center, LLC, a substance abuse treatment center in Lafayette, Louisiana (Acadiana). The gross purchase price was approximately $2,600,000 and cash received was approximately $400,000 for a net purchase price of approximately $2,200,000. In addition the Company may have to pay an additional $949,000 (earn-out payments) if certain earnings levels are achieved during the first three years. The estimated the fair value of earn-out payments at the date of the acquisition was approximately $713,000 based upon expected earnings of Acadiana. The Company incurred transaction costs of approximately $63,000, which were expensed as incurred. Assets acquired included personal property and intangible assets such as noncompete agreements and a trade name.

The total purchase price of the Acadiana acquisition including the estimated fair value of the earn-out payment has been allocated to the assets acquired with the advice of an independent valuation firm. The purchase price allocation was as follows:

2009
Acadiana

Fair value of assets acquired, excluding cash:
Vehicles	$39,815
Goodwill	2,746,982
Identifiable intangible assets	175,000

Total assets acquired	$2,961,797

On November 2, 2009, the Company acquired certain assets from Parkwest Medical Center related to its residential mental health treatment program in Louisville, Tennessee (The Village). The purchase price was approximately $10. The Company incurred transaction costs of approximately $41,000, which were expensed as incurred. Assets acquired included personal property. The purchase price allocation was as follows:

2009
The Village

Fair value of assets acquired, excluding cash:
Vehicles	$40,980
Property, plant and equipment	59,005

Total assets acquired	$99,985

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

As the fair value of the consideration transferred was less than the fair value of the net assets acquired, in accordance with Accounting Standards Codification 805 (ASC 805), Business Combinations, the Company has accounted for the acquisition of The Village as a “Bargain Purchase” and has recorded a gain of approximately $99,985 for the year ended December 31, 2009 which is reflected in other gains in the consolidated statements of operations.

2011 Acquisition

On April 1, 2011, the Company acquired 100 percent of the equity interests of Youth and Family Centered Services, Inc. (YFCS). YFCS operates 13 residential treatment facilities across the United States. The preliminary value of the total consideration transferred is approximately $178,157,000, which represents the cash consideration paid at closing. The preliminary purchase price allocation, which is subject to revision as more detailed analysis is completed and additional information related to the fair value of property and equipment and other assets acquired and liabilities assumed becomes available, is as follows:

2011
YFCS

Consideration transferred	$178,157,000
Net assets acquired	(23,699,000)

Estimated goodwill	$154,458,000

To assist in financing the acquisition of YFCS, the Company entered into a new credit facility consisting of a term loan of $135,000,000 and a revolving credit facility of $30,000,000. On April 1, 2011, $10,000,000 was drawn on the revolving credit facility as part of the funding of the YFCS acquisition. Also in connection with the YFCS acquisition, the Company received approximately $52,544,000 as equity investment from Holdings.

Pro Forma Information

The consolidated statements of operations include the following net patient service revenue and income from continuing operations, before income taxes, for Atlanta, Acadiana and The Village for the periods denoted below:

		Income (Loss)
		from Continuing
		Operations,
	Net Patient	before Income
	Service Revenue	Taxes

Atlanta actual from September 15, 2008 to December 31, 2008	$2,311,255	$(4,929)
Acadiana actual from March 5, 2009 to December 31, 2009	$2,646,957	$471,788
The Village actual from November 2, 2009 to December 31, 2009	$999,724	$(146,125)

The following table provides certain pro forma financial information for the Company as if the Atlanta, Acadiana and The Village acquisitions described above occurred as of January 1, 2008 and as if the YFCS acquisition described above occurred as of January 1, 2010:

	Year Ended December 31,
	2010	2009	2008

Net patient service revenue	$248,728,426	$56,546,150	$47,249,190

Income (loss) from continuing operations, before income taxes	$4,443,644	$1,057,711	$(2,272,996)

4.	Discontinued Operations

On November 10, 2007, the Company terminated its lease of the real property related to Longview with the landlord in exchange for a cash settlement payment of approximately $220,000 and assignment of and transfer of all

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

fixed assets on the premises which had a net book value of approximately $474,000. The results of operations of Acadia Hospital Longview, LLC have been reported as discontinued operations in the accompanying consolidated statements of operations. In connection with the disposal of Acadia Hospital Longview, LLC, the Company incurred a loss on the disposal of approximately $2,019,000, which included the write-off of approximately $1,717,000 in goodwill in 2007. A loss of approximately $30,000 was recorded for the year ended December 31, 2008 in connection with the closure of this location.

On October 21, 2010 the Company ceased operations at the facility located in Hilo, Hawaii. The facility operating lease was terminated effective January 8, 2011. All remaining assets were disposed of with the exception of a vehicle, which was transferred to an affiliate. The results of operations of Kids Behavioral Health of Hawaii, LLC have been reported as discontinued operations in the accompanying consolidated statements of operations.

A summary of discontinued operations for the years ended December 31, 2010, 2009 and 2008, is as follows:

	2010	2009	2008

Net patient service revenue	$2,010,867	$3,209,814	$3,187,607

Net (loss) gain from discontinued operations	$(471,121)	$118,812	$(155,996)

5.	Formation and Member’s Equity

The equity balances and activity of Holdings are as follows for the years ended December 31, 2010, 2009 and 2008:

	Class A Preferred
	Units		Class B Preferred Units		Class A Common Units		Class B Common Units		Accumulated
	Units	Amounts	Units	Amount	Units	Amount	Units	Amount	Deficit	Total

Balance at December 31, 2007	202,950	$26,304,546	—	$—	200,500	$200,500	—	$—	$(19,370,080)	$7,134,966
Capital contributions	—	10,395,104	—	—	—	—	—	—	—	10,395,104
Accrued preferred unit return	—	3,112,542	—	—	—	—	—	—	(3,112,542)	—
Other	—	—	—	—	4,500	4,500	—	—	—	4,500
Net loss	—	—	—	—	—	—	—	—	(1,717,858)	(1,717,858)

Balance at December 31, 2008	202,950	39,812,192	—	—	205,000	205,000	—	—	(24,200,480)	15,816,712
Capital contributions	—	2,500,000	—	—	—	—	—	—	—	2,500,000
Accrued preferred unit return	—	4,346,800	—	—	—	—	—	—	(4,346,800)	—
Other	247,005	(111,106)	—	—	249,500	(2,000)	—	—	113,106	—
Net income	—	—	—	—	—	—	—	—	2,876,619	2,876,619

Balance at December 31, 2009	449,955	46,547,886	—	—	454,500	203,000	—	—	(25,557,555)	21,193,331
Distributions	(1,980)	(2,296,637)	—	—	(2,000)	—	—	—	—	(2,296,637)
Accrued preferred unit return	—	4,851,643	—	—	—	—	—	—	(4,851,643)	—
Net income	—	—	—	—	—	—	—	—	6,209,977	6,209,977

Balance at December 31, 2010	447,975	$49,102,892	—	$—	452,500	$203,000	—	$—	$(24,199,221)	$25,106,671

The terms of the formation of Holdings were specified by its limited liability company agreement (the Agreement). The Agreement provided for the issuance of membership units comprised of Preferred Units, Class A Units, Class B Units, and Class C Units. In August 2009, the Agreement was amended and revised (the Amended Agreement). Under the Amended Agreement: Preferred Units were reauthorized as Class A Preferred Units; Class A Units were reauthorized as Class A Common Units; Class B Units were reauthorized as Class B Common Units; Class B Preferred Units were authorized and Class C Units were no longer authorized.

Each holder of Class A Common Units is entitled to one vote per unit. Class A Preferred, Class B Preferred and Class B Common Units are not accorded voting rights. Except as otherwise specifically provided in the Agreement, the liability of the members is generally limited to their initial capital contributions. Holdings and the Company will continue indefinitely unless dissolved by a vote of the Board of Managers, a liquidation, dissolution, or winding up

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

of Holdings or the Company, or judicial dissolution in accordance with the Act. The death, retirement, expulsion, withdrawal, bankruptcy, or dissolution of any member will not cause the dissolution of Holdings or the Company.

The affairs and the business of Holdings and the Company are managed by a Board of Managers, except in instances where the approval of the members is expressly required by law. The Board of Managers is comprised of six managers.

Three managers, including the Chairman of the Board of Managers, are designated by the Majority Holder of the Preferred Class A Units and the Class A Common Units (Majority Holder).

Acadia’s Chief Executive Officer (CEO) also serves as a manager and the remaining two managers are outside managers with significant industry experience designated by the Majority Holder with the approval of the CEO.

Members holding Preferred Class A Units hold certain preferences in the event the Company is liquidated and are entitled to an annual return of 10% on the Preferred Class A capital balance plus any unpaid preferred returns from previous periods. Cumulative accrued returns approximated $14,511,000, $9,679,000 and $5,312,000 at December 31, 2010,a 2009 and 2008, respectively.

Approximately 1,000 Class B Preferred Units, 3,650 Class A Common Units and 25,000 Class B Common Units have been reserved for issuance to certain employees of Holdings as of December 31, 2010. The Class B Preferred Units and Class B Common Units vest upon a qualified change in control (as defined in the Amended Agreement) of the Holdings.

On August 31, 2009, the Company issued 247,005 and 249,500 Class A Preferred Units and Class A Common Units, respectively, to the Majority Holders in exchange for an aggregate commitment to contribute capital of $24,950,000.

On January 4, 2010, certain members of senior management of the Company purchased 3,650 Class A Preferred Units and 3,650 Class A Common Units. The Company loaned the members of management the funds necessary to purchase these units pursuant to a three year recourse secured note bearing interest at 8% annually. Since these units contain certain repurchase provisions, they are accounted for as liability awards. The Company also issued 1,000 Class B Preferred Units and 19,000 Class B Common Units to senior management which only vest upon the occurrence of a certain qualified change in control. Accordingly, at December 31, 2010 none of the Class B Preferred Units and none of the Class B Common Units held by management were vested. The fair value of management’s Class A Preferred Units and Class A Common Units at December 31, 2010 was approximately $607,000.  The fair value of management’s Class B Preferred Units and Class B Common Units at December 31, 2010 was approximately $5,907,000. There were no cancellations and no forfeitures on: (1) the Class A Preferred Units; (2) the Class A Common Units; (3) the Class B Preferred Units; and (4) the Class B Common Units. On April 1, 2011, in connection with the merger with YFCS, the vesting of the Class B Preferred Units and Class B Common Units was accelerated. The Class A Preferred Units, Class A Common Units, Class B Preferred Units, and Class B Common Units were exchanged for 5,650 new Class A units, 5,650 new Class B units, and $861,758 in cash. As a result, the Company recognized approximately $6,146,000 of share based compensation on April 1, 2011.

Members of Holdings made contributions of $2,500,000 and $10,395,000 during the years ended December 31, 2009 and 2008, respectively. No contributions were made by members during the year ended December 31, 2010.

6.	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of patient accounts receivable. Should government agencies suspend or significantly reduce contributions to the Centers for Medicare and Medicaid Services (CMS) program, the Company’s ability to collect on its receivables would be adversely affected. The Company’s exposure to credit risk with respect to its remaining receivables is limited due to the large number of payors and their geographic dispersion.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. Acadia has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

7.	Property and Equipment

Property and equipment consists of the following at December 31, 2010 and 2009:

	2010	2009

Land	$3,254,130	$3,253,180
Building and improvements	14,914,201	14,742,343
Leasehold improvements	691,900	508,299
Equipment	1,783,458	1,502,800
Furniture and fixtures	842,865	684,268

	21,486,554	20,690,890
Accumulated depreciation and amortization	(3,323,315)	(2,359,636)
Construction in progress	588,324	72,176

	$18,751,563	$18,403,429

8.	Goodwill and Other Intangible Assets

The following is a rollforward of the Company’s goodwill as of December 31, 2010 and 2009.

	2010	2009

Beginning balance	$9,156,984	$6,395,002
Additions through acquisitions	—	2,761,982

Ending balance	$9,156,984	$9,156,984

The Company has no accumulated impairment related to its goodwill as of December 31, 2010, 2009 and 2008.

Other identifiable intangible assets and related accumulated amortization consists of the following as of December 31, 2010 and 2009.

	2010	2009

Intangible assets subject to amortization:
Cost:
Trademarks	$85,000	$85,000
Noncompete	266,000	285,000

	351,000	370,000
Less accumulated amortization	(270,800)	(175,406)

	80,200	194,594
Intangible assets not subject to amortization:
Medicare licenses	128,922	134,000
Certificate of Need	335,297	150,000

	464,219	284,000

Intangible assets, net	$544,419	$478,594

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Amortization is computed using the straight-line method over the estimated useful life of the respective asset. The Company’s Medicare licenses and their Certificate of Need have indefinite lives and are therefore also not subject to amortization.

The weighted average amortization period for intangible assets subject to amortization are as followings (in years):

Trademarks	5.0
Noncompete	3.4
Total weighted average	3.8

Amortization of intangible assets totaled $108,534, $101,867, and $31,867 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company expects future amortization expense resulting from other intangible assets at December 31, 2010, as follows:

2011	$50,617
2012	23,333
2013	5,000
2014	1,250

$80,200

9.	Debt

At December 31, 2010 and 2009, notes payable consist of the following:

	2010	2009

Secured Promissory note (secured by the physical assets of Acadia) with interest payments due monthly for the first 12 months and interest and principal payments thereafter with the total outstanding amount due on December 31, 2010 (see below), bearing interest at a variable rate.	$6,515,443	$6,790,498
Secured Promissory note (secured by the assets of Acadia) with interest payments due on a monthly basis and principal and all remaining interest due December 31, 2010 (see below), bearing interest at a variable rate.	3,468,156	3,468,156
Unsecured Promissory notes from the Majority Holder with all principal and interest payments due on April 6, 2009, bearing interest at a fixed rate of 12%.	—	—

	9,983,599	10,258,654
Less current portion	9,983,599	10,258,654

	$—	$—

The estimated fair value of debt approximates the carrying amount of $9,983,599 and $10,258,654 at December 31, 2010 and 2009 respectively, due to the short term nature of the debt. The Secured Promissory notes that matured on December 31, 2010 were extended for an additional term on January 27, 2011 and were repaid on April 1, 2011.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

10.	Commitments and Contingencies

Leases

The Company is obligated under certain operating leases to rent space for its IPF and RTC facilities and other office space. The terms of the leases range from five to ten years, with optional renewal periods. The Company’s building lease for Lafayette contains a fair market value purchase option exercisable under certain conditions during the lease terms.

Aggregate minimum lease payments under noncancelable operating leases with original or remaining lease terms in excess of one year are as follows:

Year ended December 31,
2011	$1,027,274
2012	1,062,025
2013	1,040,907
2014	965,827
2015 Thereafter	925,505
Thereafter	1,758,118

Total minimum rental obligations	$6,779,656

For the years ended December 31, 2010, 2009 and 2008, the Company incurred rental expense, in the aggregate, under all of its operating leases of approximately $1,287,668, $884,936 and $851,723, respectively.

Insurance

Prior to July 1, 2009, the Company maintained commercial insurance coverage on an occurrence basis for workers’ compensation claims with no deductible. Effective July 1, 2009, the Company maintains commercial insurance coverage on an occurrence basis with a $250,000 deductible per claim and $1 million per claim limit. The Company maintains commercial insurance coverage on a claims-made basis for general and professional liability claims with a $50,000 deductible and $1 million per claim limit and an aggregate limit of $3 million with excess umbrella coverage for an additional $7 million.

The accrued insurance liabilities included in the accompanying consolidated balance sheets include estimates of the ultimate costs for both reported claims and claims incurred but not reported through December 31, 2010. In the opinion of management, adequate provision has been made for losses that may occur from the asserted and unasserted claims.

The healthcare industry in general continues to experience an increase in the frequency and severity of litigation and claims. As is typical in the healthcare industry, the Company could be subject to claims that its services have resulted in patient injury or other adverse effects. In addition, resident, visitor and employee injuries could also subject the Company to the risk of litigation. While the Company believes that quality care is provided to patients in its facilities and that it materially complies with all applicable regulatory requirements, an adverse determination in a legal proceeding or government investigation could have a material adverse effect on the Company’s financial condition.

11.	Employee Benefit Plan

The Company maintains a qualified defined contribution 401(k) plan covering substantially all of its employees. The Company may, at its discretion, make contributions to the plan. For the years ended December 31, 2010, 2009 and 2008, the Company contributed approximately $102,000, 89,000 and 105,000, respectively, to the 401(k) plan.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

12.	Related-Party Transactions

Under the terms of the Agreement, the Majority Holder is entitled to receive advisory, financing, and transaction fees for services rendered to the Company.

Advisory fees represent management consulting services rendered to the Company and totaled $550,000, $500,000, and $450,000, for the years ended December 31, 2010, 2009 and 2008, respectively.

Financing fees represent services rendered in assisting the Company with negotiating, arranging and structuring certain financing transactions. The Majority Holder was entitled to Financing Fees of $0, $0 and $10,000 for the years ended December 31, 2010, 2009 and 2008, respectively. The Majority Holder was also entitled to a transaction fee of approximately $1 million upon the date of its initial contribution to the Company and an additional $1 million payment upon the date of the amended and restated LLC Agreement. The Majority Holder was entitled to a restructuring fee of $480,000 upon the date of the amended and restated LLC Agreement. The Majority Holder has irrevocably waived payment of any advisory, financing, transaction and restructuring fees from inception of the Company through December 31, 2010 (the Waived Fees). These Waived Fees are subject to a 10% return until paid. Aggregate cumulative Waived Fees approximated $6,590,000 and $5,433,000 as of December 31, 2010 and 2009, respectively.

Through December 31, 2009, Acadia contracted for certain services (the Purchased Services) from Regency Hospital Company, LLC (Regency), a company in which the Majority Holder previously held a majority of the membership units. Fees incurred for the Purchased Services provided by Regency were based upon time and materials incurred for providing the service. For the years ended December 31, 2009 and 2008, Purchased Services fees approximated $19,000 and $189,000.

13.	Income Taxes

Acadia was formed as a limited liability company (LLC) which is taxed as a partnership for Federal income tax purposes. Some of Acadia’s subsidiaries are organized as LLC’s and others as corporations. The Company and its subsidiary LLCs will be taxed as flow-through entities and as such, the results of operations of the Company related to the flow-through entities are included in the income tax returns of its members.

Accordingly, taxable income of the Company is the direct obligation of the members. Management is not aware of any course of action or series of events that have occurred that might adversely affect the Company’s flow-through tax status.

Some of the Company’s subsidiaries are taxed as C-corporations and the respective subsidiaries are directly liable for taxes on their separate income. A tax provision has been provided for income taxes that are the responsibility of the Company or its subsidiaries in the accompanying consolidated financial statements relating to the entities that are taxed as C-corporations and for any taxing jurisdictions that do not recognize an LLC as a flow-through entity.

The Company made income tax payments of $700,000 and $30,000 for the years ended December 31, 2010 and 2009, respectively, and no payments for 2008.

	Year Ended December 31
	2010	2009	2008

Current expense	$621,541	$53,390	$20,000
Deferred benefit	(144,995)	—	—

Provision for income taxes	$476,546	$53,390	$20,000

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The Company’s current tax expense of $621,541 for the year ended December 31, 2010 consists of federal tax expense as well as a gross receipts tax assessed by a certain state that is accounted for as income taxes in accordance with Accounting Standards Codification 740 (“ASC 740”).

The Company’s effective tax rate differs from the statutory United States federal income tax rate for the years ended December 31 as follows:

	Year Ended December 31
	2010	2009	2008

Federal statutory rate	34.0%	34.0%	34.0%
State taxes, net of federal benefit	1.2	(1.0)	(1.0)
Non-Deductible items	0.1	(1.0)	—
Change in Valuation Allowance	(2.7)	—	—
Other	(26.3)	(34.0)	(34.0)

Effective tax rate	6.3%	(2.0)%	(1.0)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets and liabilities of the Company are as follows:

	December 31
	2010	2009

Net operating losses and tax credit carry forwards — federal and state	$690,928	$1,279,918
Intangibles	43,861	27,502
Prepaid items	57,135	56,746
Bad debt allowance	5,785	10,069
Accrued compensation	73,776	75,284
Accrued expenses	376,301	397,344
Insurance reserves	314,637	420,297
Other assets	20,713	19,683
Valuation allowance	(446,973)	(1,367,430)

Total deferred tax assets	1,136,163	919,413
Fixed asset basis difference	(946,746)	(874,991)

Total deferred tax liabilities	(946,746)	(874,991)

Net deferred taxes	$189,417	$44,422

Based on the weight of available evidence, a valuation allowance was provided to offset the entire net deferred tax asset as of December 31, 2009. As of December 31, 2010, the valuation allowance against certain subsidiaries was released, which resulted in the recognition of a deferred tax asset of $144,495. All other net deferred tax assets remain fully reserved as of December 31, 2010.

The Company’s net operating loss carry forwards as of December 31, 2010 and 2009 are approximately $2.1 million and $3.8 million, respectively. Of these amounts approximately $1.3 million as of December 31, 2010 and 2009 is attributed to a certain acquisition. The operating losses will expire between 2022 and 2028. Due to changes in ownership control, net operating losses acquired are limited to offset future income pursuant to Internal Revenue Code Section 382.

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Acadia adopted the provisions of ASC Topic 740-10 formerly known as FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), on January 1, 2009. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

As a result of the implementation of this guidance, the Company recognized no cumulative effect adjustment. The Company had $1,050,220 and $116,897 of unrecognized income tax benefits as of December 31, 2010 and 2009, respectively, of which $1,005,798 was used to reduce available net operating losses.

None of the uncertain tax positions would affect the Company’s effective income tax rate if recognized. The Company has unused U.S. federal and state NOLs for years 2002 through 2007. As such, these years remain subject to examination by the relevant tax authorities.

14.	Fair Value of Financial Instruments

Effective January 1, 2008, the Company SFAS No. 157, which has been codified into ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The implementation of this guidance did not change the method of calculating the fair value of assets or liabilities. The primary impact from adoption was additional disclosures. The portion of this guidance that defers the effective date for one year for certain non-financial assets and non-financial liabilities measured at fair value, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, was implemented January 1, 2009, and did not have an impact on the consolidated financial position, cash flows or results of operations.

In October 2008, the FASB issued FSP 157-3 Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, which has also been codified into ASC 820. This guidance provides an illustrative example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. This guidance was effective upon issuance. The Company does not currently have any investments requiring fair market valuations in inactive markets; therefore, the adoption of this guidance did not have an impact on the consolidated financial position, cash flows or results of operations.

The fair value hierarchy categorizes assets and liabilities at fair value into one of three different levels depending on the observability of the inputs employed in the measurement, as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following table summarizes the financial instruments as of December 31, 2010 and 2009, which are valued at fair value:

				Balance as of
				December 31,
	Level 1	Level 2	Level 3	2010

Cash and cash equivalents	$8,614,480	$—	$—	$8,614,480

Acadia Healthcare Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

				Balance as of
				December 31,
	Level 1	Level 2	Level 3	2009

Cash and cash equivalents	$4,489,292	$—	$—	$4,489,292

15.	Other Information

A summary of activity in the Company’s allowance for doubtful accounts is as follows:

		Additions	Accounts
	Balances at	Charged to	Written off,
	Beginning of	Costs and	Net of	Balances at
	Period	Expenses	Recoveries	End of Period

Allowance for doubtful accounts:
Year ended December 31, 2008	$1,239,232	1,803,930	1,934,076	$1,109,086
Year ended December 31, 2009	$1,109,086	2,424,283	2,159,782	$1,373,587
Year ended December 31, 2010	$1,373,587	2,238,452	2,468,495	$1,143,544

16.	Subsequent Events

On May 13, 2011, the Company was converted to a C-corporation registered as Acadia Healthcare Company, Inc. As a result of the conversion to a C-corporation, all of the Company’s 100 outstanding membership units were converted to 100 shares of common stock of Acadia Healthcare Company, Inc.

On May 20, 2011, the new C-corporation underwent a stock split by means of a stock dividend of 100,000 shares of common stock for each share of common stock outstanding on May 20, 2011 such that 10,000,000 shares of common stock were issued and outstanding on such date. The accompanying consolidated statements of operations disclose earnings per share for the years ended December 31, 2010, 2009 and 2008 giving effect to the stock split.

On May 23, 2011, the Company entered into a definitive merger agreement with PHC, Inc., d/b/a Pioneer Behavioral Health (PHC), a publicly-held behavioral health services company based in Massachusetts. Upon completion of the merger, the Company’s stockholders will own approximately 77.5% of the combined company and PHC’s stockholders will own approximately 22.5% of the combined company.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Quarter Ended	Year Ended
	March 31,	December 31,
	2011	2010
	(Unaudited)
	(Amount in thousand)

ASSETS
Current Assets
Cash and cash equivalents	$4,009	$5,307
Patient accounts receivable, net of allowances for doubtful accounts of $964 and $1,215, respectively.	17,736	16,693
Deferred tax assets	1,514	1,499
Prepaid expenses and other current assets	1,899	2,093

Total Current Assets	25,158	25,592
Property and equipment, net	26,379	26,457
Goodwill	133,974	133,974
Other intangibles, net of accumulated amortization of $6,538 and $6,909, respectively.	28,752	29,081
Debt issuance costs, net of accumulated amortization of $3,593 and $3,423, respectively.	1,330	1,500
Other noncurrent assets	1,016	926

Total Assets	$216,609	$217,530

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,028	$3,666
Accrued salaries and wages	5,248	6,417
Other accrued expenses	5,405	4,439
Current maturities of long-term debt	1,248	1,247

Total Current Liabilities	14,929	15,769
Senior secured notes	52,281	54,071
Senior subordinated notes	30,775	30,755
Deferred tax liability	12,546	12,261
Other noncurrent liabilities	1,896	2,548

Total Liabilities	112,427	115,404
Stockholders’ Equity
Series A Convertible Preferred Stock, $.0001 par value, 90,000,000 shares authorized, 83,609,009, issued and outstanding at March 31, 2011 and December 31, 2010, respectively.	8	8
Series B Convertible Preferred Stock, $.0001 par value, 90,000,000 shares authorized, none issued and outstanding at March 31, 2011 and December 31, 2010, respectively.	—	—
Redeemable Preferred Stock, $.0001 par value, 90,000,000 shares authorized, none issued and outstanding at March 31, 2011 and December 31, 2010, respectively.	—	—
Common stock, $.0001 par value, 105,000,000 shares authorized, 85,398 issued and outstanding at March 31, 2011 and December 31, 2010, respectively.	—	—
Additional paid-in capital	100,183	99,577
Retained earnings	3,991	2,541

Total Stockholders’ Equity	104,182	102,126

Total Liabilities and Stockholders’ Equity	$216,609	$217,530

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended
	March 31,	March 31,
	2011	2010
	(Amount in thousand)
	(Unaudited)

Net Operating Revenues	$45,686	$45,489
Expenses:
Salaries and benefits	29,502	27,813
Other operating expenses	9,914	8,945
Provision for bad debts	208	56
Interest and amortization of debt costs	1,726	1,954
Depreciation and amortization	819	914

Total Expenses	42,169	39,682
Income from continuing operations	3,517	5,807
Gain on the sale of assets	7	1

Income from continuing operations before income taxes	3,524	5,808
Provision for income taxes	1,404	2,267

Income from continuing operations	2,120	3,541
Discontinued Operations:
Loss from operations and abandonment of discontinued facility	(106)	(247)
Income tax benefit	42	96

Loss from discontinued operations	(64)	(151)

Net Income	$2,056	$3,390

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended
	March 31,	March 31,
	2011	2010
	(Amount in thousand)
	(Unaudited)

Cash Flows from Operating Activities
Net income	$2,056	$3,390
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	269	259
Depreciation and amortization	819	951
Gain on the sale of fixed assets	(7)	(1)
Amortization of discount on debt and other financing costs	215	183
Changes in operating assets and liabilities:
Patient accounts receivable	(1,044)	(3,120)
Prepaid expenses and other assets	72	247
Accounts payable and accrued expenses	(1,494)	4,728

Net Cash Provided by Operating Activities	886	6,637

Cash Flows from Investing Activities
Purchases of property and equipment	(403)	(78)
Proceeds from the sale of fixed assets	8	1

Net Cash Used in Investing Activities	(395)	(77)

Cash Flows from Financing Activities
Payments on senior term loan	(1,800)	(13,300)
Other long-term borrowings/(payments) — net	11	15

Net Cash Used in Financing Activities	(1,789)	(13,285)

Net Change in Cash and Cash Equivalents	(1,298)	(6,725)
Cash and Cash Equivalents at Beginning of Period	5,307	15,294

Cash and Cash Equivalents at End of Period	$4,009	$8,569

Interest Paid	$585	$580
Income Taxes Paid	$65	$838

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Summary of Significant Accounting Policies

Note 1 — Basis of Presentation

The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements and notes thereto are unaudited. In the opinion of the Company’s management, these statements include all adjustments, which are of a normal recurring nature, necessary to fairly present our financial position at March 31, 2011 and December 31, 2010, and the results of our operations and cash flows for the three month periods ended March 31, 2011 and March 31, 2010. The Company’s fiscal year ends on December 31 and interim results are not necessarily indicative of results for a full year or any other interim period. The information contained in these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report for the fiscal year ended December 31, 2010.

The Company was sold on April 1, 2011(See Note 8).

New Accounting Pronouncements:

In August 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-24, which provides clarification to companies in the healthcare industry on the accounting for malpractice claims or similar contingent liabilities. This ASU states that an entity that is indemnified for these liabilities shall recognize an insurance receivable at the same time that it recognizes the liability, measured on the same basis as the liability, subject to the need for a valuation allowance for uncollectible amounts. This ASU also discusses the accounting for insurance claims costs, including estimates of costs relating to incurred-but-not-reported claims and the accounting for loss contingencies. Receivables related to insurance recoveries should not be netted against the related claim liability and such claim liabilities should be determined without considering insurance recoveries. This ASU is effective for fiscal years beginning after December 15, 2010 and was adopted by the Company in the first quarter of 2011. The adoption of this ASU did not have a significant impact on the Company’s consolidated financial statements.

Note 2 —	Acquisitions and Dispositions

Closed Operations:

In a previous year, the Company determined that a psychiatric hospital in New Mexico and a residential treatment center in Ohio no longer provided a benefit to the Company and terminated the operations. The continuing operating expenses for these facilities were not significant and did not have a material impact on the Company’s consolidated financial statements, for the periods ended March 31, 2010 and 2011.

In June 2009, the Company temporarily suspended the operations at one of its Arizona facilities in response to the economic crisis and related funding issues within the state, as well as, certain environmental problems at the facility. The Company has eliminated the environmental problem and believes the state will take appropriate action to resolve its financial issues. With the new directions the Company has identified in areas of outpatient treatment care services and targeting programs that will meet community needs and the state’s push for new care alternatives, our intent is to re-open the facility, within the next six to twelve months, at a time when the state’s economic situation has improved and a strong referral base could once again be established. The continuing operating expenses for this facility are not significant and will not have a material impact on the Company’s consolidated financial statements.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Discontinued Operations:

There were no discontinued operations for the years ended December 31, 2008 and 2009.

In October 2010, the Company was notified by the Agency for Health Care Administration that it was discontinuing the Statewide Inpatient Psychiatric Program (SIPP) contract at its Tampa Bay facility. Subsequent appeals with the Florida Medicaid Bureau were, eventually, denied. The notice of termination which was to be effective, on December 15, 2010, was subsequently withdrawn as the Company voluntarily terminated the contract. The loss of this contract generated a severe financial impact on the facility to the extent the Company decided to terminate operations effective December 31, 2010.

In connection with closing the facility, we recorded a charge for impaired assets, which were, principally, two group homes, leasehold improvements and furniture and equipment, in the amount of, approximately, $1,100,000 and exit costs of, approximately, $2,500,000 for the year ended December 31, 2010.

Note 3 —	Property and Equipment

The components of property and equipment are as follows (amounts in thousands):

	March 31,	December 31,
	2011	2010
	(Unaudited)

Land and improvements	$5,423	$5,423
Buildings and improvements	28,693	28,521
Furniture, fixtures and equipment	9,197	8,990

Total property and equipment	43,313	42,934
Less: accumulated depreciation	(16,934)	(16,477)

Property and equipment, net	$26,379	$26,457

Note 4 —	Intangible Assets

Other intangible assets are comprised of the following: (amounts in thousands)

	March 31, 2011		December 31, 2010
	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization
	(Unaudited)

Amortizable intangible assets:
Customer Relationships	$11,900	$6,470	$11,900	$6,142
Covenants not to compete	70	68	770	767
Unamortizable intangible assets:
Trade names	13,620	—	13,620	—
Certificates of need	9,700	—	9,700	—

Total	$35,290	$6,538	$35,990	$6,909

Note 5 —	Senior and Subordinated Debt

The Company has a credit agreement with a syndication of lenders who provided the Company with up to $170.0 million. The Credit Agreement provided for a term loan for up to $120.0 million, expiring in July 2013 and a revolving credit facility for up to $25.0 million, expiring in July 2012.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Term Loan and the Revolving Loan are guaranteed by the Company’s subsidiaries and the Company has granted a first priority security interest in the capital stock and related assets of those subsidiaries.

Our Senior Secured Credit Agreement requires the Company to make additional principal payments, subject to step-down based on total leverage levels, of the Company’s defined excess cash flow. The Company made excess cash flow payments in the amount of approximately $1.8 million in 2011, and $13 million in 2010, in order to remain in compliance with its debt covenants.

The agreement provides that the Company, at its option, may elect that all or part of the term loan and the revolving loan bear interest at a rate per annum equal to the banks applicable Alternate Base Rate or LIBOR Rate, as these terms are defined in the credit agreement. The applicable Alternate Base Rate or LIBOR Rate will be increased by an applicable margin related to each type of loan.

The interest rates applicable to the Senior Term Loan ranged, primarily, from 4.01% to 4.02% and 3.99% to 5.75% for the periods ended March 31, 2011 and 2010, respectively.

Additionally, the Company pays a commitment fee, at the rate of 0.50% per year, on the unused portion of the revolving credit facility and, at March 31, 2011 and December 31, 2010, had no borrowings outstanding.

Senior Unsecured Subordinated Notes:

The Company has outstanding Senior Subordinated Notes in the amount of $31.0 million bearing interest at the rate of 12.0% per year, payable quarterly, with the principal balance due and payable on January 19, 2014. Additionally, the Company issued warrants to purchase 4,041,689 shares of the Company’s common stock at an exercise price of $0.01 per share having an estimated value of approximately $768,000 based upon the fair value of the underlying common shares. The amount allocated to the warrants has been recorded in the accompanying consolidated financial statements as a discount on the Senior Subordinated Notes and the amortization is included in interest expense. The warrants shall be exercisable at any time, in whole or part, into Common Stock of the Company prior to May 28, 2014 (the “Warrant Expiration Date”). The Senior Subordinated Notes are held by funds indirectly managed by principal shareholders of the Company.

The Senior Secured Credit Agreement and Senior Unsecured Subordinated Notes contain certain restrictive covenants. These covenants include restrictions on additional borrowings, investments, sale of assets, capital expenditures, dividends, sale and leaseback transactions, contingent obligations, transactions with affiliates and fundamental changes in business activities. The covenants also require the maintenance of certain financial ratios regarding senior indebtedness, senior interest and capital expenditures. At March 31, 2011 and December 31, 2010, the Company was in compliance with all required covenants.

On April 1, 2011, in connection with the sale of the Company, all outstanding loans were paid in full (See Note 8).

Other Financial Assets and Liabilities

Other financial assets and liabilities with carrying amounts approximating fair value include cash and cash equivalents, accounts receivable, other current assets, current debt, accounts payable and other current liabilities.

Note 6 —	Commitments and Contingencies

Professional Liability:

The Company’s business entails an inherent risk of claims relating to professional liability. The Company maintains professional liability insurance, on a “claims made basis”, with an option to extend the claims reporting period and general liability insurance, on an “occurrence basis”. The Company also maintains additional coverage for claims in excess of the coverage provided by the professional and general liability policies. The Company

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accrues for unknown incidents based upon the anticipated future costs related to those potential obligations. The Company believes that its insurance coverage is sufficient based upon claims experience and the nature and risks of its business. There can be no assurance that a pending or future claim or claims will not be successful against the Company, and, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms. In February 2011, the Company entered into an agreement with its professional liability carrier to convert the professional liability policies for the 2005, 2006, 2007 and 2008 policy years from Loss Sensitive/Retrospectively Rated premium policies to Guaranteed Cost policies. This conversion effectively “buys out” the retro programs and eliminates future premium adjustments, regardless of loss development or claims experience. The premium for this conversion was, approximately, $2,500,000.

Legal Proceedings:

In the ordinary course of business the Company is exposed to various legal proceedings, claims and incidents that may lead to claims. In management’s current opinion, the outcome with respect to these actions will not have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows. However, there can be no assurances that, over time, certain of these proceedings will not develop into a material event and that charges related to these matters could be significant to our results or cash flows in any one accounting period.

Reimbursement and Regulatory Matters:

Laws and regulations governing the various Medicaid and state reimbursement programs are complex and subject to interpretation. The Company believes it is in substantial compliance with all applicable laws and regulations. However, the Company has ongoing regulatory matters, including those described below. Currently, management does not believe the outcome of the compliance matters or regulatory investigations will have a significant impact on the financial position or operating results of the Company.

In April 2006, the Company and one of its facilities were the recipients of a federal subpoena. The Company fully cooperated with the U.S. Attorney’s Office’s investigation and the parties worked on components of a model residential treatment program as a resolution of the investigation. In December 2008, the Assistant U.S. Attorney contacted the Company’s outside counsel, and informed him that the investigation was the product of a qui tam action filed under the Federal False Claims Act. Such cases are filed “under seal” and the defendants are not notified until the government officially intervenes in the case. In this instance, the Court directed the government to either settle this matter promptly, or intervene or decline to intervene, in which case the plaintiff could still proceed on his/her own; and the Court partially unsealed the case, so as to let the Company know it was the subject of a lawsuit. A settlement agreement with the U.S. Attorney’s Office was reached on April 22, 2009, which includes facets of a model residential treatment program; a partial re-payment of funding in three installments of $50,000 each, with the final installment paid in April of 2011; and various corporate integrity provisions commonly required by the U.S. Department of Health and Human Services Office of the Inspector General. As part of the integrity provisions, an independent review organization shall monitor the Company for three years. The Company was notified by the U.S. Attorney’s Office on March 9, 2010 and by the independent review organization on March 10, 2010 that they had received complaints alleging compliance concerns which they intended to investigate. The matters were fully investigated internally and externally and resolved with no material financial effects. As of January 31, 2011, the independent review organization reported no issues of non-compliance. In late February of 2011, outside counsel for the Company contacted the U.S. Attorney’s Office to verbally inform the government of the impending sale of the Company. During the call, the Assistant U.S. Attorney mentioned that he would be sending a letter or other communication on various matters, but he declined to indicate the anticipated substance of the correspondence or if there were specific concerns. The correspondence has not been received at this time.

On August 20, 2010, the Florida Agency for Health Care Administration (AHCA) issued an Emergency Immediate Moratorium on Admissions to halt all residential treatment admissions due to regulatory deficiencies.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subsequently over a period of four months, AHCA issued a moratorium on admissions for two of the group homes; filed five administrative complaints seeking fines totaling $134,500 and revocation of licenses; and sent a notice of termination of the Medicaid Statewide Inpatient Psychiatric Program (SIPP) contract with Tampa Bay Academy, effective December 15, 2010, which was subsequently withdrawn to allow the Company to voluntarily terminate that contract. This facility was closed on December 31, 2010, and the case was settled for approximately $30,000 in June 2011.

Note 7 —	Shareholders’ Equity

Preferred and Common Stock:

The authorized capital stock of the Company consists of 375,000,000 shares of capital stock designated as follows: (i) 270,000,000 shares of preferred stock, par value $.0001, of which 90,000,000 shares have been designated as Series “A” Convertible Preferred Stock, 90,000,000 shares have been designated as Series “B” Convertible Preferred Stock and 90,000,000 shares have been designated as Redeemable Preferred Stock, and (ii) 105,000,000 shares of common stock, par value $.0001.

83,609,009 shares of Series “A” Convertible Preferred Stock and 85,398 shares of Common Stock were issued and outstanding for the periods ended March 31, 2011 and December 31, 2010, respectively.

All of the Company’s outstanding shares of Preferred and Common stock are held by Company sponsors and certain of its current and former employees.

Note 8 —	Income Taxes

The Company’s anticipated annual effective income tax rate is, approximately, 39.0%. The provision for income taxes differs from the statutory rate primarily due to state taxes, permanent differences and the effect of the valuation allowance.

Note 9 —	Subsequent Events

Material Definitive Agreements:

On April 1, 2011, prior to the consummation of sale referred to below, the Company declared a dividend of and distributed 100% of the outstanding shares of the capital stock of Oak Ridge to the holders of Series A Preferred Stock of the Company. Upon consummation of the dividend, the Company wrote off approximately $1.4 million relating to an Oak Ridge accrued regulatory matter.

On February 17, 2011, Youth and Family Centered Services, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Acadia Healthcare Company, LLC, a Delaware corporation (the “Parent”), and Acadia — YFCS Acquisition Company, Inc., a Georgia corporation (the “Merger Co”).

The Companies closed the transaction on April 1, 2011.

On April 1, 2011, upon consummation of the sale, approximately, $84.3 million of our Senior and Subordinated Debt was paid off and the Company expensed all remaining deferred charges, including, deferred financing costs, subordinated debt warrants, rating agency and lender administrative fees in the amount of, approximately, $1,593,000.

Furthermore, on April 1, 2011, upon consummation of the sale, the Company wrote off dividends accrued on preferred shares in the amount of, approximately, $15,300,000 and returned invested capital to both preferred and common shareholders in the amount of, approximately, $4,000,000.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Executive Employment Agreements:

In 2004, the Company entered into employments agreement with our Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”). Such employment agreements have been amended in connection with the Merger (the “Amendments”), with the Amendments becoming effective upon the consummation thereof.

In accordance with the appropriate guidance which establishes general standard of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued, the Company evaluated subsequent events through July 7, 2011, the date the financial statements were available to be issued. There were no other material subsequent events that required recognition or additional disclosure in these financial statements.

Report of Independent Auditors

The Board of Directors of
Youth and Family Centered Services, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Youth and Family Centered Services, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Youth and Family Centered Services, Inc. and Subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP

Austin, Texas
March 31, 2011

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2010
	(Amounts in thousands)

ASSETS
Current Assets
Cash and cash equivalents	$15,294	$5,307
Patient accounts receivable, net of allowances for doubtful accounts of $735 and $1,215, respectively.	15,365	16,693
Deferred tax assets	461	1,499
Prepaid expenses and other current assets	2,839	2,093

Total Current Assets	33,959	25,592
Property and equipment, net	28,333	26,457
Goodwill	157,502	133,974
Other intangibles, net of accumulated amortization of $5,475 and $6,909, respectively.	30,515	29,081
Debt issuance costs, net of accumulated amortization of $2,744 and $3,423, respectively.	2,179	1,500
Other noncurrent assets	2,132	926

Total Assets	$254,620	$217,530

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,548	$3,666
Accrued salaries and wages	6,066	6,417
Other accrued expenses	4,349	4,439
Current maturities of long-term debt	13,273	1,247

Total Current Liabilities	25,236	15,769
Senior secured notes	68,178	54,071
Senior subordinated notes	30,676	30,755
Deferred tax liability	13,893	12,261
Other noncurrent liabilities	2,716	2,548

Total Liabilities	140,699	115,404
Stockholders’ Equity
Series A Convertible Preferred Stock, $.0001 par value, 90,000,000 shares authorized, 83,609,009, issued and outstanding at December 31, 2009 and 2010.	8	8
Series B Convertible Preferred Stock, $.0001 par value, 90,000,000 shares authorized, none issued and outstanding at December 31, 2009 and 2010.	—	—
Redeemable Preferred Stock, $.0001 par value, 90,000,000 shares authorized, none issued and outstanding at December 31, 2009 and 2010.	—	—
Common stock, $.0001 par value, 105,000,000 shares authorized, 85,398 issued and outstanding at December 31, 2009 and 2010, respectively.	—	—
Additional paid-in capital	97,119	99,577
Retained earnings	16,794	2,541

Total Stockholders’ Equity	113,921	102,126

Total Liabilities and Stockholders’ Equity	$254,620	$217,530

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2008	2009	2010
	(Amounts in thousands)

Net Operating Revenues	$180,646	$186,586	$184,386
Expenses:
Salaries and benefits	110,966	113,870	113,931
Other operating expenses	37,648	37,592	38,155
Provision for (recoveries of) bad debts	1,902	(309)	525
Interest and amortization of debt costs	12,488	9,572	7,514
Depreciation and amortization	9,419	7,052	3,456
Impairment of goodwill	—	—	23,528

Total Expenses	172,423	167,777	187,109
Income/(Loss) from continuing operations	8,223	18,809	(2,723)
Gain/(Loss) on the sale of assets	(56)	(15)	9

Income/(Loss) from continuing operations before income taxes	8,167	18,794	(2,714)
Provision for income taxes	3,132	7,133	5,032

Income/(Loss) from continuing operations	5,035	11,661	(7,746)
Discontinued Operations:
Income (loss) from operations and abandonment of discontinued facility	1,654	(2,356)	(6,068)
Income tax benefit (expense)	(690)	913	2,008

Income (loss) from discontinued operations	964	(1,443)	(4,060)

Net Income/(Loss)	5,999	10,218	(11,806)

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
	(Amounts in thousands)

Balance at December 31, 2007	81,802	$8	31	$—	$91,483	$5,156	$96,647

Preferred Stock Undeclared Dividends	—	—	—	—	2,264	(2,264)	—
Stock Options Exercised	—	—	54	—	11	—	11
Stock Based Compensation	—	—	—	—	8	—	8
Excess Tax Benefit Resulting from Stock Options Exercised	—	—	—	—	31	—	31
Net Income	—	—	—	—	—	5,999	5,999

Balance at December 31, 2008	81,802	$8	85	$—	93,797	$8,891	$102,696

Preferred Stock Undeclared Dividends	—	—	—	—	2,315	(2,315)	—
Stock Options Exercised	1,807	—	—	—	308	—	308
Stock Based Compensation	—	—	—	—	9	—	9
Excess Tax Benefit Resulting from Stock Options Exercised	—	—	—	—	690	—	690
Net Income	—	—	—	—	—	10,218	10,218

Balance at December 31, 2009	83,609	8	85	—	97,119	16,794	113,921

Preferred Stock Undeclared Dividends	—	—	—	—	2,447	(2,447)	—
Stock Based Compensation	—	—	—	—	11	—	11
Net Loss	—	—	—	—	—	(11,806)	(11,806)

Balance at December 31, 2010	83,609	$8	85	$—	$99,577	$2,541	$102,126

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2008	2009	2010
	(Amounts in thousands)

Cash Flows from Operating Activities
Net income (loss)	$5,999	$10,218	$(11,806)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	(960)	1,076	(2,670)
Stock based compensation	8	9	11
Depreciation and amortization	9,627	7,210	3,587
Impairment of tangible assets and goodwill	—	—	24,583
Loss on the sale of fixed assets	56	15	(9)
Amortization of discount on debt and deferred financing costs	910	773	827
Changes in operating assets and liabilities:
Patient accounts receivable	1,401	2,926	(1,327)
Prepaid expenses and other assets	920	1,129	1,826
Accounts payable and accrued expenses	(1,096)	(2,379)	2,390

Net Cash Provided by Operating Activities	16,865	20,977	17,412

Cash Flows from Investing Activities
Purchases of property and equipment	(2,367)	(1,492)	(1,316)
Proceeds from the sale of fixed assets	13	18	19
Acquisition costs	1,000

Net Cash Used in Investing Activities	(1,354)	(1,474)	(1,297)

Cash Flows from Financing Activities
Proceeds from issuance of preferred stock	—	308	—
Proceeds from issuance of common stock	11
Excess tax benefits related to stock option exercise	31	690	—
Payments on senior term loan	(1,200)	(25,700)	(26,100)
Payments on capital leases	(308)	(359)	—
Other long-term borrowings/(payments) — net	(46)	(22)	(2)

Net Cash Used in Financing Activities	(1,512)	(25,083)	(26,102)

Net Change in Cash and Cash Equivalents	13,999	(5,580)	(9,987)
Cash and Cash Equivalents at Beginning of Period	6,875	20,874	15,294

Cash and Cash Equivalents at End of Period	$20,874	$15,294	$5,307

Interest Paid	$11,931	$9,505	$7,274
Income Taxes Paid	$4,014	$4,969	$6,032

See Notes to Consolidated Financial Statements

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business:

Youth and Family Centered Services, Inc. (the “Company”) was incorporated in 1997 and is headquartered in Austin, Texas. The Company is a leading provider of behavioral healthcare, education, and long-term support needs for abused and neglected children and adolescents. The Company operates thirteen facilities in eight states and its services include inpatient acute care programs, residential treatment programs, programs for the developmentally disabled, foster care, group homes, home and community based services, outpatient and accredited private schools.

Principles of Consolidation:

The consolidated financial statements include the accounts of Youth and Family Centered Services, Inc. and its subsidiaries in accordance with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents:

The Company classifies as cash and cash equivalents all highly liquid investments with a maturity date of three months or less from the date of purchase. The carrying values of cash and cash equivalents approximated fair value due to the short-term nature of these instruments.

Revenues and Allowance for Contractual Discounts:

Revenues consist primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the health care services are provided, based upon the estimated amounts due from the patients and third-party payors. Third party payors include Medicaid, various state agencies, managed care health plans and commercial insurance companies.

Accounts Receivable and Allowance for Doubtful Accounts:

The Company records accounts receivable in the period in which the services were rendered and represent claims against third-party payors such as Medicaid, state agencies, managed care health plans, commercial insurance companies and/or patients, that will be settled in cash. The carrying value of the Company’s accounts receivable, net of allowance for doubtful accounts, represents their estimated net realizable value. If events or circumstances indicate specific receivable balances may be impaired, further consideration is given to the Company’s ability to collect those balances and the allowance is adjusted accordingly. The Company continually monitors its accounts receivable balances and utilizes cash collection data to support its estimates of allowance for doubtful accounts. Past-due receivable balances are cancelled when internal collection efforts have been exhausted.

Concentration of Credit Risk:

Medicaid revenues, for healthcare services in two states, represented approximately 36.7%, 38.3% and 39.5%, of the Company’s net patient net revenues during each of 2008, 2009, and 2010. Accounts receivable are unsecured and due, primarily, from Medicaid, state agencies and educational programs. The Company maintains an allowance for estimated losses resulting from the non-collection of customer receivables. The Company’s management recognizes that revenues and receivables from government agencies are significant to its operations, but does not believe that there are significant credit risks associated with these government programs. Because of the large number of payors, types of payors and the diversity of the geographic locations, in which the Company operates, management does not believe there are any other significant concentrations of revenues from any particular payor that would subject the Company to any significant credit risks in the collection of its accounts receivable.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of the current economic environment, many states have significant budget deficits. State Medicaid programs are experiencing increased demand, and with lower revenues than projected, they have fewer resources to support their Medicaid programs. Federal health reform legislation was enacted to significantly expand state Medicaid programs. In certain states the Company has experienced rate and utilization decreases resulting from these budget constraints. The Company cannot predict the amount, if any, of future rate and utilization decreases or their effect on the Company.

The 2009 Federal economic stimulus legislation enacted to counter the impact of the economic crisis on state budgets will expire on June 30, 2011. This legislation provided additional federal matching funds to help states maintain their Medicaid programs through June 30, 2011. There are currently no legislative initiatives proposing to extend this program. It is difficult to predict what impact this will have on the Company.

Property and Equipment:

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the depreciable assets, generally seven to twenty years for equipment and ten to forty years for buildings. Betterments, renewals and repairs that extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred.

Valuation of Long-Lived and Definite-Lived Intangible Assets:

The Company accounts for the impairment of long-lived tangible and definite-lived intangible assets in accordance with the relevant guidance and reviews the carrying value of long-lived assets, property and equipment, including amortizable intangible assets whenever events or changes in circumstances indicate that the related carrying values may not be recoverable. Impairment is generally determined by comparing projected undiscounted cash flows to be generated by the asset, or appropriate group of assets, to its carrying value. If impairment is identified, a loss is recorded equal to the excess of the asset’s net book value over its fair value, and the cost basis is adjusted. Determining the extent of impairment, if any, typically requires various estimates and assumptions including using management’s judgment, cash flows directly attributable to the asset, the useful life of the asset and residual value, if any. When necessary, the Company uses appraisals, as appropriate, to determine fair value. Any required impairment is recorded as a reduction in the carrying value of the related asset and a charge to operating results. In connection with the closing of its Tampa, Florida facility, in December 2010, the Company recorded an impairment charge of, approximately, $1,100,000 (See Note 2).

Goodwill and Intangible Assets:

The Company accounts for goodwill and other intangible assets in accordance with the relevant guidance. Goodwill represents the excess cost over the fair value of net assets acquired. Goodwill is not amortized. The Company’s business comprises a single operating reporting unit for impairment test purposes. For the purpose of these analyses, the Company’s estimates of fair value are based on its future discounted cash flows. Key assumptions used in the discounted cash flow analysis include estimated future revenue growth, gross margins and a risk free interest rate. If the carrying value of the Company’s goodwill and/or indefinite-lived intangible assets exceeds their fair value, we compare the implied fair value of these assets with their carrying amount to measure the potential impairment loss. Goodwill is required to be evaluated for impairment at the same time each year and when an event occurs or circumstances change, such that, it is reasonably possible that an impairment may exist. The Company has selected September 30th as its annual testing date. There was no resulting impairment in 2009. In connection with the execution of a Sale Agreement and Plan of Merger, the Company recorded an impairment charge in the amount of, approximately, $24,000,000 for the year ended December 31, 2010 (See Note 11).

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the changes in the carrying amount of Goodwill for the year ended December 31, 2009 and 2010 (amounts in thousands):

Balance at December 31, 2009	$157,502
Impairment losses	(23,528)

Balance at December 31, 2010	$133,974

Intangible assets consist of customer relationships, covenants not to compete, trade names and certificates of need. Customer relationships are amortized on an expected cash flow method from five to ten years and covenants not to compete are amortized on a straight-line basis from three to five years. Trademarks, trade names and certificates of need are not amortized because they have indefinite useful lives.

Deferred Costs:

Deferred costs consist principally of deferred financing costs and are being amortized on a straight-line basis to interest expense over the term of the related debt.

Income Taxes:

The Company accounts for income taxes in accordance with the asset and liability method set forth in the relevant guidance, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax laws and related rates that will be in effect when the differences are expected to reverse. These differences result in deferred tax assets and liabilities, which are included in the Company’s Consolidated Balance Sheet. The Company then assesses the likelihood that the deferred tax assets will be recovered from future taxable income. A valuation allowance is established against deferred tax assets to the extent the Company believes that recovery is not likely based on the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are deductible. Uncertain tax positions must meet a more-likely-than-not threshold to be recognized in the financial statements and the tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon final settlement (See Note 9).

Stock-Based Compensation:

Stock-based compensation awards are granted under the Youth and Family Centered Services, Inc. 2004 Stock Option and Grant Plan. The Company accounts for stock-based employee compensation under the fair value recognition and measurement provisions, as required by the applicable guidance, that requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the fair value at the date of the grant.

The fair value of the stock options issued in 2008, 2009 and 2010 was estimated using the Black Scholes Merton option pricing model. Use of this model requires management to make estimates and assumptions regarding expected option life (estimated at five years), volatility (estimated upon the volatility of comparable public entities within the Company’s industry), risk free interest rate (estimated upon United States Treasury rates at the date of the grant), and dividend yields (estimated at zero). Option forfeitures are based upon actual forfeitures for the period. We recognized expense on all share-based awards on a straight-line basis over the vesting period of the award.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the weighted average grant-date value of options and the assumptions used to develop their fair value for the years ended December 31, 2008, 2009 and 2010, respectively.

	December 31,
	2008	2009	2010

Weighted average grant-date fair value of options	$0.08	$0.08	$0.09
Risk-free interest rate	3.8%	2.7%	3.7%
Expected Volatility	42.2%	41.0%	45.0%
Expected life in years	5.0	5.0	5.0
Dividend yield	—	—	—

Our estimate of expected annual implied volatility for stock options granted in 2008, 2009 and 2010 is based upon an analysis of the historical stock price volatility of publicly-traded comparable companies.

Derivative Instruments:

The Company previously entered into an interest rate cap, which expired in August 2009, to convert a portion of its floating debt to a fixed rate, thus reducing the impact of rising interest rates on interest payments. The Company had not designated its derivative instrument as a hedge and therefore the cost of this agreement was being amortized to interest expense in current earnings. The agreement capped the base interest rate in relation to $48.0 million of variable long-term debt at 6.40%. At December 31, 2008, 2009 and 2010, the Company’s base rate was approximately 3.12%, 0.29% and 0.27%, respectively. At December 31, 2009 and 2010 the Company was not a party to any interest rate protection agreements.

Fair Value of the Financial Instruments:

The fair value of the Company’s financial instruments has been estimated using available market information and commonly accepted valuation methodologies, in accordance with the appropriate guidance.

Fair value financial instruments are recorded at fair value in accordance with the fair value hierarchy that prioritized observable and unobservable inputs used to measure fair value in their broad levels. These levels from highest to lowest priority are as follows:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities;

•	Level 2: Quoted prices in active markets for similar assets or liabilities or observable prices that are based on inputs not quoted on active markets, but corroborated by market data; and

•	Level 3: Unobservable inputs or valuation techniques that are used when little or no market data is available.

The Company’s financial instruments include cash, accounts receivable, accounts payable and debt obligations, and the Company typically values these financial assets and liabilities at their carrying values, which approximates fair value due to their generally short-term duration.

The aggregate carrying value of the Company’s senior long-term debt is considered to be representative of the fair value principally due to the variable interest rate attached to the debt instrument and based on the current market rates for debt with similar risks, terms and maturities, we estimate the value of the Company’s senior subordinated debt approximates fair value at December 31, 2010.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy require judgment.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In New Accounting Pronouncements:

In August 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-24, which provides clarification to companies in the healthcare industry on the accounting for malpractice claims or similar contingent liabilities. This ASU states that an entity that is indemnified for these liabilities shall recognize an insurance receivable at the same time that it recognizes the liability, measured on the same basis as the liability, subject to the need for a valuation allowance for uncollectible amounts. This ASU also discusses the accounting for insurance claims costs, including estimates of costs relating to incurred-but-not-reported claims and the accounting for loss contingencies. Receivables related to insurance recoveries should not be netted against the related claim liability and such claim liabilities should be determined without considering insurance recoveries. This ASU is effective for fiscal years beginning after December 15, 2010 and will be adopted by the Company in the first quarter of 2011. The adoption of this ASU will not have an impact on the Company’s consolidated financial statements.

2.	ACQUISITIONS/DISPOSITIONS

Closed Operations:

In a previous year, the Company determined that a psychiatric hospital in New Mexico and a residential treatment center in Ohio no longer provided a benefit to the Company and terminated the operations. The continuing operating expenses for these facilities were not significant and did not have a material impact on the Company’s consolidated financial statements, for the years ended December 31, 2008, 2009 and 2010.

In June 2009, the Company temporarily suspended the operations at one of its Arizona facilities in response to the economic crisis and related funding issues within the state, as well as, certain environmental problems at the facility. The Company has eliminated the environmental problem and believes the state will take appropriate action to resolve its financial issues. With the new directions the Company has identified in areas of outpatient treatment care services and targeting programs that will meet community needs and the state’s push for new care alternatives, our intent is to re-open the facility, within the next six to twelve months, at a time when the state’s economic situation has improved and a strong referral base could once again be established. The continuing operating expenses for this facility are not significant and will not have a material impact on the Company’s consolidated financial statements.

Discontinued Operations:

There were no discontinued operations for the years ended December 31, 2008 and 2009.

In October 2010, the Company was notified by the Agency for Health Care Administration that it was discontinuing the Statewide Inpatient Psychiatric Program (SIPP) contract at its Tampa Bay facility. Subsequent appeals with the Florida Medicaid Bureau were, eventually, denied. The notice of termination which was to be effective, on December 15, 2010, was subsequently withdrawn as the Company voluntarily terminated the contract. The loss of this contract generated a severe financial impact on the facility to the extent the Company decided to terminate operations effective December 31, 2010.

In connection with closing the facility, we recorded a charge for impaired assets, which were, principally, two group homes, leasehold improvements and furniture and equipment, in the amount of, approximately, $1,100,000 and exit costs of, approximately, $2,500,000 for the year ended December 31, 2010.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	PROPERTY AND EQUIPMENT

The components of property and equipment are as follows (amounts in thousands):

	December 31,
	2009	2010

Land and improvements	$5,392	$5,423
Buildings and improvements	30,247	28,521
Furniture, fixtures and equipment	8,290	8,990

Total property and equipment	43,929	42,934
Less: accumulated depreciation	(15,596)	(16,477)

Property and equipment, net	$28,333	$26,457

Depreciation expense was approximately $3,301,000, $3,236,000 and $2,105,000 for the years ended December 31, 2008, 2009 and 2010, respectively. Depreciation expense also includes the amortization of assets recorded under a capital lease.

4.	INTANGIBLE ASSETS

Other intangible assets are comprised of the following: (amounts in thousands)

	December 31,
	2009		2010
	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization

Amortizable intangible assets:
Customer Relationships	$11,900	$4,720	$11,900	$6,142
Covenants not to compete	770	755	770	767
Unamortizable intangible assets:
Trade names	13,620	—	13,620	—
Certificates of need	9,700	—	9,700	—

Total	$35,990	$5,475	$35,990	$6,909

Amortization expense related to identifiable intangible assets was approximately $6,287,000, $3,907,000 and $1,434,000 for the years ended December 31, 2008, 2009 and 2010, respectively.

The estimated future amortization expenses for other intangible assets are: (amounts in thousands)

Future
Year	Amortization

2011	$1,312
2012	1,175
2013	1,051
2014	942
2015	844
Thereafter	437

Total	$5,761

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	LONG TERM DEBT

Long term debt as of years ended December 31, 2009 and 2010 consist of the following (amounts in thousands):

	December 31,
	2009	2010

Revolving Loan	$—	$—
Senior Secured Term Loan	81,300	55,200
Senior Unsecured Subordinated Loans	31,000	31,000
Unamortized Discount on Warrants	(324)	(245)
Capital Lease Obligation (See Note 7)	55	—
Other Notes	96	118

Total Long-Term Debt	112,127	86,073
Less: Current Portion of Long-Term Debt	(13,273)	(1,247)

Total Non-Current Portion of Long-Term Debt	$98,854	$84,826

The Company has a credit agreement (the “Credit Agreement”) with a syndication of lenders who provided the Company with up to $170.0 million. The Credit Agreement provided for a term loan (the “Term Loan”) for up to $120.0 million, expiring in July 2013 and a revolving credit facility (the “Revolving Loan”) for up to $25.0 million, expiring in July 2012.

The Term Loan and the Revolving Loan are guaranteed by the Company’s subsidiaries and the Company has granted a first priority security interest in the capital stock and related assets of those subsidiaries.

The Term Loan is to be repaid in scheduled consecutive quarterly installments with aggregate annual principal payments as follows (amounts in thousands):

Year	Term Loan

2011	$1,200
2012	1,200
2013	52,800

Total	$55,200

Our Senior Secured Credit Agreement requires the Company to make additional principal payments, subject to step-down based on total leverage levels, of the Company’s defined excess cash flow. The Company was required to make an excess cash flow payment in the amount of approximately $10,500,000 for the year ended December 31, 2008 and no payment was due for the years ended December 31, 2009 and 2010, respectively; however, the Company did make a $13 million payment in 2010 and expects to make a payment of $1.8 million in 2011 in order to remain in compliance with its debt covenants.

The agreement provides that the Company, at its option, may elect that all or part of the term loan and the revolving loan bear interest at a rate per annum equal to the banks applicable Alternate Base Rate or LIBOR Rate, as these terms are defined in the credit agreement. The applicable Alternate Base Rate or LIBOR Rate will be increased by an applicable margin related to each type of loan.

The interest rates applicable to the Senior Term Loan ranged, primarily, from 6.45% to 8.08%, 6.87% to 4.01% and 3.99% to 6.00% for the years ended December 31, 2008, 2009 and 2010, respectively.

Additionally, the Company pays a commitment fee, at the rate of 0.50% per year, on the unused portion of the revolving credit facility and, at December 31, 2010, had no borrowings outstanding.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Unsecured Subordinated Notes:

The Company has outstanding Senior Subordinated Notes in the amount of $31.0 million bearing interest at the rate of 12.0% per year, payable quarterly, with the principal balance due and payable on January 19, 2014. Additionally, the Company issued warrants to purchase 4,041,689 shares of the Company’s common stock at an exercise price of $0.01 per share having an estimated value of approximately $768,000 based upon the fair value of the underlying common shares. The amount allocated to the warrants has been recorded in the accompanying consolidated financial statements as a discount on the Senior Subordinated Notes and the amortization is included in interest expense. The warrants shall be exercisable at any time, in whole or part, into Common Stock of the Company prior to May 28, 2014 (the “Warrant Expiration Date”). The Senior Subordinated Notes are held by funds indirectly managed by principal shareholders of the Company.

At December 31, 2010, the maturity of long-term debt obligations were as follows (amounts in thousands):

Year	Amount

2011	$1,247
2012	1,230
2013	52,825
2014	30,765
2015	5

Total	$86,072

Interest paid on outstanding debt was approximately $11,931,000, $9,505,000 and $7,274,000 for the years ended December 31, 2008, 2009 and 2010, respectively.

The Senior Secured Credit Agreement and Senior Unsecured Subordinated Notes contain certain restrictive covenants. These covenants include restrictions on additional borrowings, investments, sale of assets, capital expenditures, dividends, sale and leaseback transactions, contingent obligations, transactions with affiliates and fundamental changes in business activities. The covenants also require the maintenance of certain financial ratios regarding senior indebtedness, senior interest and capital expenditures. At December 31, 2010, the Company was in compliance with all required covenants.

6.	STOCK — BASED COMPENSATION

In May 2004, the Company’s Board of Directors authorized the 2004 Stock Option and Grant Plan for Youth and Family Centered Services, Inc. (the “Plan”) which provides that options may be granted to certain key people to purchase up to approximately 9,739,000 shares of common stock of the Company at a price not less than the fair market value of the shares on the date of grant. The stock options generally become exercisable on a pro rata basis over a five year period from the date of the grant and must be exercised within ten years from the date of the grant.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the year ended December 31, 2010, pertinent information regarding the stock option plan is as follows (amounts in thousands, except price per share):

				Weighted
		Option	Weighted	Average
		Price	Average	Remaining
	Number of	per	Exercise	Contractual
	Shares	Share	Price	Term (in Years)

Outstanding at December 31, 2007	9,044	$0.20	$0.20	7.14

Granted	150	$0.20	$0.20	n/a
Exercised	(54)	$0.20	$0.20	n/a
Forfeited	(139)	$0.20	$0.20	n/a

Outstanding at December 31, 2008	9,001	$0.20	$0.20	6.16

Granted	242	$0.20	$0.20	n/a
Exercised	—	$0.20	$0.20	n/a
Forfeited	(1,578)	$0.20	$0.20	n/a

Outstanding at December 31, 2009	7,665	$0.20	$0.20	5.27

Granted	287	$0.20	$0.20	n/a
Exercised	—	$0.20	$0.20	n/a
Forfeited	(295)	$0.20	$0.20	n/a

Outstanding at December 31, 2010	7,657	$0.20	$0.20	4.50

A summary of options outstanding at December 31, 2010 including related price and remaining contractual term information follows.

Options Outstanding				Options Exercisable
Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
	Number of	Exercise	Contractual		Exercise
Exercise Price	Shares	Price	Term (in Years)	Exercisable	Price

$0.20	7,657	$0.20	4.5	7,133	$0.20

Certain senior management employees held options to purchase a total of 1,807,156 shares of Series “A” Convertible Preferred Stock at an exercise price of $0.17 per share. In May 2009, the employees exercised all the Series “A” Preferred Stock Options.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	COMMITMENTS AND CONTINGENCIES

Lease Commitments:

The Company was obligated under a capital lease agreement for a building having an original term of 15 years that expired in January 2010. The new lease was renewed under terms and conditions that qualified it as an operating lease.

Included in buildings and improvements in the accompanying Consolidated Balance Sheets at December 31, 2009 and 2010 are the following assets held under capital lease (amounts in thousands):

Building and Land	$1,885
Less: accumulated depreciation	(1,885)

Total assets held under capital leases	$—

The Company leases other certain property and equipment under non-cancelable long-term operating leases that expire at various dates. Certain of the leases require additional payments for taxes, insurance, common area maintenance, and in most cases provide for renewal options. Generally, the terms are from one to ten years.

Future minimum lease commitments for all non-cancelable leases as of December 31, 2010 are as follows (amounts in thousands):

Operating
Year	Leases

2011	$5,341
2012	4,230
2013	2,136
2014	1,049
2015	214
Thereafter	6

Total minimum lease payments	$12,976

Rent expense under operating leases, including month-to-month contracts, was approximately $5,606,000, $5,728,000 and $7,362,000 for the years ended December 31, 2008, 2009 and 2010, respectively

Legal Proceedings:

In the ordinary course of business the Company is exposed to various legal proceedings, claims and incidents that may lead to claims. In management’s current opinion, the outcome with respect to these actions will not have a material adverse effect on the Company’s consolidated financial position, results of operations and cash flows. However, there can be no assurances that, over time, certain of these proceedings will not develop into a material event.

Professional Liability:

The Company’s business entails an inherent risk of claims relating to professional liability. The Company maintains professional liability insurance, on a “claims made basis”, with an option to extend the claims reporting period and general liability insurance, on an “occurrence basis”. The Company also maintains additional coverage for claims in excess of the coverage provided by the professional and general liability policies. The Company accrues for unknown incidents based upon the anticipated future costs related to those potential obligations. The Company believes that its insurance coverage is sufficient based upon claims experience and the nature and risks of its business. There can be no assurance that a pending or future claim or claims will not be successful against the

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company, and, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms.

Reimbursement and Regulatory Matters:

Laws and regulations governing the various Medicaid and state reimbursement programs are complex and subject to interpretation. The Company believes it is in substantial compliance with all applicable laws and regulations. However, the Company has ongoing regulatory matters, including those described below. Currently, management does not believe the outcome of the compliance matters or regulatory investigations will have a significant impact on the financial position or operating results of the Company.

During the year ended December 31, 2004, a local county referral agency conducted a routine audit which revealed possible billing problems. The Company conducted a detailed internal compliance review that confirmed certain billing problems existed. The Company immediately changed its procedures and increased the in-house training of its personnel. The Company offered to reimburse the Ohio Department of Job and Family Services (the “State Medicaid agency”), for all questionable billings and subsequent to the offer, the State Medicaid agency conducted its audit covering the period August 2003 through January 2005. The result of this audit was a request for the payback of approximately $1.4 million from the facility, which has been accrued by the Company. An administrative hearing was conducted in September 2007; and in January 2008, the State Medicaid agency submitted the hearing officer’s report and recommendations to the Company. Subsequent to this, an Adjudication Order was issued. The Company appealed the administrative order to the Court of Common Pleas; the State Medicaid agency prevailed; and the Company filed a notice of appeal to the Court of Appeals. The Court’s mediator extended an invitation to the parties to mediate, which the Company accepted; however, the State Medicaid agency declined, and at that point, the Company withdrew the appeal. The State Medicaid agency then sent an invoice for the amount assessed in the audit, including interest. In December of 2009, the Company received a demand letter from Special Counsel retained by the Ohio Attorney General for principal plus penalties and interest. Outside counsel for the Company responded by contacting the Special Counsel’s office to convey that the facility had been closed for years and did not have any assets. The Special Counsel’s Office replied that they would have to review their file and get back to the Company’s outside counsel. In May of 2010, Oak Ridge’s counsel followed up with the Special Counsel’s Office, which informed Oak Ridge’s counsel that the claim had been returned to the Attorney General’s Office. The Attorney General’s Office has the option to pursue litigation to reduce the claim to a judgment; however, there are no assets of the subsidiary to satisfy any judgment that may be rendered.

In April 2006, the Company and one of its facilities were the recipients of a federal subpoena. The Company fully cooperated with the U.S. Attorney’s Office’s investigation and the parties worked on components of a model residential treatment program as a resolution of the investigation. In December 2008, the Assistant U.S. Attorney contacted the Company’s outside counsel, and informed him that the investigation was the product of a qui tam action filed under the Federal False Claims Act. Such cases are filed “under seal” and the defendants are not notified until the government officially intervenes in the case. In this instance, the Court directed the government to either settle this matter promptly, or intervene or decline to intervene, in which case the plaintiff could still proceed on his/her own; and the Court partially unsealed the case, so as to let the Company know it was the subject of a lawsuit. A settlement agreement with the U.S. Attorney’s Office was reached on April 22, 2009, which includes facets of a model residential treatment program; a partial re-payment of funding in three installments of $50,000 each, with the final installment to be paid in April of 2011; and various corporate integrity provisions commonly required by the U.S. Department of Health and Human Services Office of the Inspector General. As part of the integrity provisions, an independent review organization shall monitor the Company for three years. The Company was notified by the U.S. Attorney’s Office on March 9, 2010 and by the independent review organization on March 10, 2010 that they had received complaints alleging compliance concerns which they intended to investigate. The matters were fully investigated internally and externally and resolved with no material financial effects. As of January 31, 2011, the independent review organization reported no issues of non-compliance. In late February of 2011, outside counsel for the Company contacted the U.S. Attorney’s Office to verbally inform the government of the impending sale of

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company. During the call, the Assistant U.S. Attorney mentioned that he would be sending a letter or other communication on various matters, but he declined to indicate the anticipated substance of the correspondence or if there were specific concerns. The correspondence has not been received at this time.

On August 20, 2010, the Florida Agency for Health Care Administration (AHCA) issued an Emergency Immediate Moratorium on Admissions to halt all residential treatment admissions due to regulatory deficiencies. Subsequently over a period of four months, AHCA issued a moratorium on admissions for two of the group homes; filed five administrative complaints seeking fines totaling $134,500 and revocation of licenses; and sent a notice of termination of the Medicaid Statewide Inpatient Psychiatric Program (SIPP) contract with Tampa Bay Academy, effective December 15, 2010, which was subsequently withdrawn to allow the Company to voluntarily terminate that contract. Outside counsel for Tampa Bay is in discussions with AHCA counsel on a potential settlement pertaining to the pending fines and license revocation actions. This facility has been closed (See Note 2).

8.	EMPLOYEE BENEFIT PLAN

The Company has a qualified contributory savings plan (the “Plan”) as allowed under Section 401(k) of the Internal Revenue Code. The Plan is available to all full-time and part-time employees meeting certain eligibility requirements and participants may defer up to 20% of their annual compensation, subject to limits, by contributing amounts to the Plan. At its election, the Company may make additional discretionary contributions to the plan on the employee’s behalf. The Company elected to make an additional discretionary contribution into the Plan in the amount of approximately $100,000 for the year ended December 31, 2008. For the years ended December 31, 2009 and 2010 the Company elected to suspend its employer contribution.

9.	INCOME TAXES

The provision for federal and state income taxes from continuing operations consist of the following (amounts in thousands):

	2008	2009	2010

Current:
Federal	$3,487	$5,286	$6,018
State	494	677	713
Deferred:
Federal	(700)	1,003	(1,518)
State	(149)	167	(181)

Provision for income taxes from continuing operations	$3,132	$7,133	$5,032

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

components of the Company’s deferred tax assets and liabilities as of December 31, 2009 and 2010 are as follows (amounts in thousands):

	December 31,
	2009	2010

Deferred Tax Assets:
Accrued Vacation	288	452
Accrued Bonus	170	158
Health Claims Reserve	—	720
Bad Debt Allowance	291	447
Depreciation	1,060	897
Noncompete Agreement	250	228
Professional Liability Reserve	661	587
Capital Lease Adjustment	557	—
Post Acq State NOLs	338	339
Other	69	50

Total Gross Deferred Tax Assets	3,684	3,878
Deferred Tax Liabilities:
Prepaid Expense	(299)	(292)
Goodwill	(7,791)	(6,269)
Purchase Accounting: Capital Lease	(557)	—
Acquired Intangibles	(7,692)	(7,485)
Transaction Costs	(516)	(331)
Other	(20)	(15)

Total Gross Deferred Tax Liabilities	(16,875)	(14,392)
Valuation Allowance	(241)	(248)

Net Deferred Tax Liability	(13,432)	(10,762)

A valuation allowance has been provided against the deferred tax assets due to uncertainties regarding the future realization of state net operating loss carryforwards.

Approximately $46,000 of the valuation allowance relates to tax benefits for stock option deductions included in the net operating loss carryforwards. The valuation allowance increased by approximately $7,000 for the year ended December 31, 2010.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s provision (benefit) for income taxes attributable to continuing operations differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income from continuing operations before income taxes in 2008, 2009 and 2010, primarily as a result of the following:

	December 31,
	2008	2009	2010

Federal statutory rate	34.0%	34.0%	34.0%
State taxes, net of federal benefit	4.4	4.6	(21.2)
Goodwill impairment	—	—	(196.0)
Other permanent items	(0.10)	(0.7)	(2.2)

	38.3%	37.9%	(185.4)%

The Company adopted current guidance which prescribes the accounting for uncertainty in income taxes recognized in the Company’s financial statements and proposes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognizing and measurement of a tax position taken or expected to be taken in a tax return.

The Company and its subsidiaries file income tax returns in the United States federal and various state jurisdictions. The Company is subject to U.S. federal income tax examinations for the tax years 2007 and later by the Internal Revenue Service, and is subject to various state income tax examinations, with the exception of one state, for the tax years 2006 and later. The state income tax returns for the tax years 2007 and later remain subject to examination in the one state where audits have occurred.

The Company did not have unrecognized tax benefits as of December 31, 2010 and does not expect this to change over the next twelve (12) months. In connection with the adoption of the guidance the Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2010, the Company has not accrued interest or penalties related to uncertain tax positions.

10.	CAPITAL STOCK

Preferred and Common Stock:

The authorized capital stock of the Company consists of 375,000,000 shares of capital stock designated as follows: (i) 270,000,000 shares of preferred stock, par value $.0001, of which 90,000,000 shares have been designated as Series “A” Convertible Preferred Stock, 90,000,000 shares have been designated as Series “B” Convertible Preferred Stock and 90,000,000 shares have been designated as Redeemable Preferred Stock, and (ii) 105,000,000 shares of common stock, par value $.0001.

At December 31, 2008 81,801,853 shares of Series A Convertible Preferred Stock and 85,398 shares of Common Stock were issued and outstanding. 83,609,009 shares of Series “A” Convertible Preferred Stock and 85,398 shares of Common Stock were issued and outstanding for the years ended December 31, 2009 and 2010, respectively.

Series “A” Convertible Preferred Stock:

The holders of Series “A” Convertible Preferred Stock are entitled to receive cumulative dividends, compounded quarterly, at the rate of 2.5% of the original issue price of such stock. The Company recorded undeclared dividends, within equity, in the amount of approximately $2,264,000, $2,315,000 and $2,447,000 for the years ended December 31, 2008, 2009 and 2010, respectively and at December 31, 2010, accrued undeclared dividends amounted to approximately $14,699,000.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Upon the election of the holders of two-thirds of the Series “A” Convertible Preferred Stock, each share of Series “A” Convertible Preferred Stock is convertible into one (1) share of Series “B” Convertible Preferred Stock and one (1) share of Redeemable Preferred Stock. Such conversion amounts are adjustable upon certain dilutive issuances. In addition, upon the completion of a qualified public offering by the Company, each share of Series “A” Convertible Preferred Stock is automatically converted as described above and all shares of outstanding Redeemable Preferred Stock are redeemed for cash. Upon any liquidation, dissolution or winding up of the Company, each holder of Series “A” Convertible Preferred Stock has a liquidation preference that is pari passu with the other preferred stock of the Company and senior to the Common Stock. Each holder of Series “A” Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock each holder would receive on an “as if converted basis.”

Series “B” Convertible Preferred Stock:

Subject to the payment in full of all preferential dividends to the holders of Series “A” Convertible Preferred Stock and Redeemable Preferred Stock, the holders of Series “B” Convertible Preferred Stock are entitled to receive (on an as-converted and equal basis with the holders of Series “A” Convertible Preferred Stock and Common Stock) dividends in such amounts and at such times as the Board of Directors of the Company may determine in its sole discretion. Such dividends are not cumulative. Upon the election of the holders of two-thirds of the Series “B” Convertible Preferred Stock, each share of Series “B” Convertible Preferred Stock is convertible into one (1) share of Common Stock of the Company. Such conversion amount is adjustable upon certain dilutive issuances.

Upon the completion of a qualified public offering by the Company, all shares of outstanding Redeemable Preferred Stock (including shares issued upon the automatic conversion of Series “A” Convertible Preferred Stock as described above) are redeemed for cash. Upon any liquidation, dissolution or winding up of the Company, each holder of Series “B” Convertible Preferred Stock has a liquidation preference that is pari passu with the other preferred stock of the Company and senior to the Common Stock. Each holder of Series “B” Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock each holder would receive on an “as if converted basis.”

Redeemable Preferred Stock:

The holders of Redeemable Preferred Stock are entitled to receive cumulative dividends, compounded quarterly, at the per share rate of 5% of the Redeemable Preferred Stock liquidation preference amount from the date of original issuance of such shares. The Redeemable Preferred Stock does not have a conversion feature. Upon the occurrence of certain change of control transactions (each, an “Extraordinary Transaction”), the holders of two-thirds of the Redeemable Preferred Stock may elect to have all of the shares of Redeemable Preferred Stock redeemed by the Company or to otherwise participate in such Extraordinary Transaction. Upon any liquidation, dissolution or winding up of the Company, each holder of Redeemable Preferred Stock has a liquidation preference that is pari passu with the other preferred stock of the Company and senior to the Common Stock. The holders of each outstanding share of Redeemable Preferred Stock, voting as a separate class, are entitled to vote and elect one Director and to remove such Director, with or without cause. The holders of Redeemable Preferred Stock are not entitled to vote on any other matters except as required by law.

No dividends may be declared or paid, and no shares of preferred stock may be redeemed until the Senior Secured and Senior Unsecured obligations of the Company have been paid in full.

YOUTH AND FAMILY CENTERED SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	SUBSEQUENT EVENTS

Material Definitive Agreement:

On February 17, 2011, Youth and Family Centered Services, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Acadia Healthcare Company, LLC, a Delaware corporation (the “Parent”), and Acadia — YFCS Acquisition Company, Inc., a Georgia corporation (the “Merger Co”).

At the effective time of the Merger, each outstanding share of preferred and common stock outstanding shall be cancelled and converted to the right to receive certain consideration as set forth in the Merger Agreement. At the effective time, each option and/or warrant to purchase shares of common stock of the Company, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time, shall become fully vested and exercisable and shall be cancelled and converted into the right to receive certain merger consideration as set forth in the Merger Agreement.

The Company has made certain representations, warranties and covenants in the Merger agreement, which generally expire on June 1, 2012, with certain fundamental representations surviving until thirty (30) days after the expiration of the statute of limitations applicable to such representations.

The Parent and Merger Co have obtained equity and debt financing commitments for the transaction contemplated by the Merger Agreement, which proceeds will be sufficient to pay the aggregate merger consideration and all related fees and expenses. Additionally, upon consummation of the sale, approximately, $86.1 million of our Senior and Subordinated Debt is required to be paid off. Subsequent to year-end the Company made a principal payment of $1.8 million against its Term Loan. The receipt of financing on substantially the terms and subject to the conditions set forth in such commitments is a condition to the consummation of the Merger.

The companies expect to close the transaction at the end of the first quarter or early in the second quarter of 2011.

Executive Employment Agreements:

In 2004, the Company entered into employments agreement with our Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”). Such employment agreements have been amended in connection with the Merger (the “Amendments”), with the Amendments becoming effective upon the consummation thereof.

In accordance with the appropriate guidance which establishes general standard of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued, the Company evaluated subsequent events through March 31, 2011, the date the financial statements were available to be issued. There were no other material subsequent events that required recognition or additional disclosure in these financial statements.

PHC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2011	2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,803,852	$4,540,278
Accounts receivable, net of allowance for doubtful accounts of $4,667,466 at March 31, 2011 and $3,002,323 at June 30, 2010	9,498,219	8,333,766
Prepaid expenses	739,899	490,662
Other receivables and advances	2,326,863	743,454
Deferred income tax assets — current	1,145,742	1,145,742

Total current assets	16,514,575	15,253,902
Restricted cash	—	512,197
Accounts receivable, non-current	61,061	17,548
Other receivables	48,970	58,169
Property and equipment, net	4,748,712	4,527,376
Deferred income tax assets — non-current	1,495,144	1,495,144
Deferred financing costs, net of amortization of $692,869 and $582,972 at March 31, 2011 and June 30, 2010	79,372	189,270
Goodwill	969,098	969,098
Other assets	2,257,323	2,184,749

Total assets	$26,174,255	$25,207,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,529,546	$1,594,286
Current maturities of long-term debt	534,461	796,244
Revolving credit note	1,473,557	1,336,025
Current portion of obligations under capital leases	48,174	112,909
Accrued payroll, payroll taxes and benefits	1,969,598	2,152,724
Accrued expenses and other liabilities	1,248,817	1,040,487
Income taxes payable	—	23,991

Total current liabilities	6,804,153	7,056,666

Long-term debt, net of current maturities	69,774	292,282
Obligations under capital leases, net of current portion	—	19,558
Long-term accrued liabilities	810,756	582,953

Total liabilities	7,684,683	7,951,459

Commitments and contingent liabilities
Stockholders’ equity:
Preferred Stock, 1,000,000 shares authorized, none issued or outstanding	—	—
Class A common stock, $.01 par value, 30,000,000 shares authorized, 19,950,211 and 19,867,826 shares issued at March 31, 2011 and June 30, 2010, respectively	199,502	198,679
Class B common stock, $.01 par value, 2,000,000 shares authorized, 773,717 and 775,021 issued and outstanding at March 31, 2011 and June 30, 2010, each convertible into one share of Class A common stock	7,737	7,750
Additional paid-in capital	28,129,506	27,927,536
Treasury stock, 1,214,093 and 1,040,598 shares of Class A common stock at March 31, 2011 and June 30, 2010, respectively, at cost	(1,808,734)	(1,593,407)
Accumulated deficit	(8,038,439)	(9,284,564)

Total stockholders’ equity	18,489,572	17,255,994

Total liabilities and stockholders’ equity	$26,174,255	$25,207,453

See Notes to Condensed Consolidated Financial Statements.

PHC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended
	March 31,
	2011	2010
	(Unaudited)

Revenues:
Patient care, net	$41,971,221	$36,452,909
Contract support services	3,187,772	2,591,256

Total revenues	45,158,993	39,044,165

Operating expenses:
Patient care expenses	22,098,067	19,454,431
Cost of contract support services	2,543,115	2,202,584
Provision for doubtful accounts	2,348,205	1,476,128
Administrative expenses	15,228,490	14,259,979
Legal settlement	446,320	—

Total operating expenses	42,664,197	37,393,122

Income from operations	2,494,796	1,651,043

Other income (expense):
Interest income	185,626	101,130
Other income (expense)	(91,821)	141,921
Interest expense	(234,912)	(241,998)

Total other income (expense)	(141,107)	1,053

Income before provision for income taxes	2,353,689	1,652,096
Provision for income taxes	1,107,563	671,081

Net income	$1,246,126	$981,015

Basic net income per common share	$0.06	$0.05

Basic weighted average number of shares outstanding	19,498,579	19,854,099

Diluted net income per common share	$0.06	$0.05

Diluted weighted average number of shares outstanding	19,692,400	19,963,141

See Notes to Condensed Consolidated Financial Statements.

PHC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended March 31,
	2011	2010
	(Unaudited)

Cash flows from operating activities:
Net income	$1,246,126	$981,015
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	832,789	863,010
Non-cash interest expense	109,898	109,896
Earnings of unconsolidated subsidiary	(26,210)	(65,545)
Share-based compensation	144,213	180,305
Provision for doubtful accounts	2,348,205	1,476,128
Changes in:
Accounts receivable and other receivable	(4,188,180)	(3,552,758)
Prepaid expenses and other current assets	(249,237)	(343,597)
Other assets	260,037	912
Accounts payable	(64,740)	171,657
Accrued expenses and other liabilities	229,016	820,382

Net cash provided by operating activities	641,917	641,405

Cash flows from investing activities:
Acquisition of property and equipment	(892,951)	(627,556)
Purchase of licenses	(28,360)	(22,210)
Equity investment in unconsolidated subsidiary	72,980	33,528
Investment in note receivable	(1,001,934)	—
Principal payments on note receivable	59,733	—

Net cash used in investing activities	(1,790,532)	(616,238)

Cash flows from financing activities:
Revolving debt, net	137,532	419,353
Principal payments on long term debt	(568,584)	(117,805)
Proceeds from issuance of common stock	58,568	38,805
Purchase of treasury stock	(215,327)	(298,273)

Net cash provided by (used in) financing activities	(587,811)	42,080

Net increase (decrease) in cash and cash equivalents	(1,736,426)	67,247
Beginning cash and cash equivalents	4,540,278	3,199,344

Ending cash and cash equivalents	$2,803,852	$3,266,591

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$125,091	$132,098
Income taxes	1,241,528	845,525

See Notes to Condensed Consolidated Financial Statements.

PHC, INC. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
March 31, 2011

Note A —	The Company

PHC, Inc. (the “Company”) is incorporated in the Commonwealth of Massachusetts. The Company is a national health care company, which operates subsidiaries specializing in behavioral health services including the treatment of substance abuse, which includes alcohol and drug dependency and related disorders and the provision of psychiatric services. The Company also operates help lines for employee assistance programs, call centers for state and local programs and provides management, administrative and online behavioral health services. The Company primarily operates under three business segments:

Behavioral health treatment services, including two substance abuse treatment facilities: Highland Ridge Hospital, located in Salt Lake City, Utah, which also treats psychiatric patients, and Mount Regis Center, located in Salem, Virginia, and eleven psychiatric treatment locations which include Harbor Oaks Hospital, a 71-bed psychiatric hospital located in New Baltimore, Michigan, Detroit Behavioral Institute, a 66-bed residential facility located in Detroit, Michigan, Seven Hills Hospital, a 55-bed psychiatric hospital in Las Vegas, Nevada and eight outpatient behavioral health locations (one in New Baltimore, Michigan operating in conjunction with Harbor Oaks Hospital, one in Monroeville, Pennsylvania operating as Wellplace, three in Las Vegas, Nevada operating as Harmony Healthcare and three locations operating as Pioneer Counseling Center in the Detroit, Michigan metropolitan area);

Call center and help line services (contract services), including two call centers: one operating in Midvale, Utah and one in Detroit, Michigan. The Company provides help line services through contracts with major railroads and a call center contract with the State of Michigan. The call centers both operate under the brand name, Wellplace; and

Behavioral health administrative services, including delivery of management and administrative and online services. The parent company provides management and administrative services for all of its subsidiaries and online services for its behavioral health treatment subsidiaries and its call center subsidiaries. It also provides behavioral health information through its website Wellplace.com.

Note B —	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“USGAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and notes required by USGAAP for complete financial statements. The balance sheet at June 30, 2010 has been derived from the audited consolidated balance sheet at that date. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending June 30, 2011. The accompanying financial statements should be read in conjunction with the June 30, 2010 consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (“SEC”) on September 24, 2010.

Estimates and assumptions

The preparation of financial statements in conformity with USGAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include patient care billing rates, realizability of receivables from third-party payors, rates for Medicare and Medicaid and the realization of deferred tax benefits and the valuation of goodwill, which represents a significant portion of the estimates made by management.

Revenue Recognition

The Company bills for its inpatient behavioral healthcare services upon discharge and for its outpatient facilities daily. In all cases, the charges are contractually adjusted at the time of billing using adjustment factors based on agreements or contracts with the insurance carriers and the specific plans held by the individuals. This method may still require additional adjustment based on ancillary services provided and deductibles and copays due from the individuals which are estimated at the time of admission based on information received from the individual. Adjustments to these estimates are recognized as adjustments to revenue during the period identified, usually when payment is received.

The Company’s policy is to collect estimated co-payments and deductibles at the time of admission. Payments are made by way of cash, check or credit card. If the patient does not have sufficient resources to pay the estimated co-payment in advance, the Company’s policy is to allow payment to be made in three installments — one third due upon admission, one third due upon discharge and the balance due 30 days after discharge. At times, the patient is not physically or mentally stable enough to comprehend or agree to any financial arrangement. In this case, the Company will make arrangements with the patient once his or her condition is stabilized. At times, this situation will require the Company to extend payment arrangements beyond the three payment method previously outlined. Whenever extended payment arrangements are made, the patient, or the individual who is financially responsible for the patient, is required to sign a promissory note to the Company, which includes interest on the balance due.

Contract support service revenue is a result of fixed fee contracts to provide telephone support. Revenue for these services is recognized ratably over the service period. All revenues and receivables from our contract services division are based on a prorated monthly allocation of the total contract amount and usually paid within 30 days of the end of the month.

Note C- Stock Based Compensation

The Company has three active stock plans: a stock option plan, an employee stock purchase plan and a non-employee directors’ stock option plan.

The stock option plan provides for the issuance of a maximum of 2,400,000 shares of Class A common stock of the Company pursuant to the grant of incentive stock options to employees or nonqualified stock options to employees, directors, consultants and others whose efforts are important to the success of the Company. Subject to the provisions of this plan, the compensation committee of the Board of Directors (the “Board”) has the authority to select the optionees and determine the terms of the options including: (i) the number of shares, (ii) option exercise terms, (iii) the exercise or purchase price (which in the case of an incentive stock option will not be less than the market price of the Class A common stock as of the date of grant), (iv) type and duration of transfer or other restrictions and (v) the time and form of payment for restricted stock upon exercise of options. As of March 31, 2011, there were 1,421,313 options available for future grant under this plan.

The employee stock purchase plan provides for the purchase of Class A common stock at 85 percent of the fair market value at specific dates, to encourage stock ownership by all eligible employees. A maximum of 500,000 shares may be issued under this plan. As of March 31, 2011, there were 428,064 shares available for future purchase under this plan.

The non-employee director’s stock option plan provides for the grant of non-statutory stock options automatically at the time of each annual meeting of the Board. Under the plan, a maximum of 950,000 shares may be issued. Each outside director is granted an option to purchase 20,000 shares of Class A common stock, annually, at fair market value on the date of grant, vesting 25% immediately and 25% on each of the first three anniversaries of the grant and expiring ten years from the grant date. As of March 31, 2011, there were 530,000 options available for future grant under this plan.

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Auditing Standards Codification (“ASC”) — “Compensation — Stock Compensation” (“ASC 718”). Under the provisions of ASC 718, the Company recognizes the fair value of stock compensation as expense, over the requisite service period of the individual grantees, which generally equals the vesting period. All of the Company’s stock compensation is accounted for as equity instruments and there have been no liability awards granted. Any income tax benefit related to stock compensation will be shown under the financing section of the statement of cash flows. Based on the Company’s historical voluntary turnover rates for individuals in the positions who received options in the period, there was no forfeiture rate assumed. It is assumed these options will remain outstanding for the full term of issue. Under the true-up provisions of ASC 718, a recovery of prior expense will be recorded if the actual forfeiture is higher than estimated. True-up provisions to date have not been material.

Under the provisions of ASC 718, the Company recorded stock-based compensation on its consolidated condensed statements of income of $30,844 and $38,603 for the three months ended March 31, 2011 and 2010, respectively and $144,213 and $180,304 for the nine months ended March 31, 2011 and 2010, respectively.

The Company had the following activity in its stock option plans for the nine months ended March 31, 2011:

			Intrinsic Value
	Number Of	Weighted-Average	At
	Shares	Exercise Price Per Share	March 31, 2011

Balance — June 30, 2010	1,558,500	$1.89
Granted	110,000	1.64
Exercised	(67,000)	0.63
Expired	(267,500)	2.33

Balance — March 31, 2011	1,334,000	$1.85	$1,168,388

Exercisable	1,043,685	$2.00	$782,158

The total intrinsic value of the options exercised during the nine months ended March 31, 2011 was $75,775.

The following table summarizes the activity of the Company’s stock options that have not vested for the nine months ended March 31, 2011.

		Weighted-
	Number Of	Average Fair
	Shares	Value

Non-vested at July 1, 2010	369,128	$0.67
Granted	82,500	1.14
Expired	(13,125)	0.67
Vested	(148,188)	0.69

Non-vested at March 31, 2011	290,315	$0.80

The compensation cost related to the fair value of these shares of approximately $194,777 will be recognized as these options vest over the next three years.

The Company utilizes the Black-Scholes valuation model for estimating the fair value of the stock compensation granted. There were no options granted during the three months ended March 31, 2011 or March 31, 2010. The weighted-average fair value of the options granted for the nine months ended March 31, 2011 and March 31, 2010 was $1.14 and $0.63, respectively, using the following assumptions:

	Nine Months Ended
	March 31,
	2011	2010

Average risk-free interest rate	2.50%	2.76%
Expected dividend yield	None	None
Expected life	9.55 years	6.46 years
Expected volatility	61.61%	60.66%

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of our common stock over the period commensurate with the expected life of the options. The risk-free interest rate is the U.S. Treasury rate on the date of grant. The expected life was calculated using the Company’s historical experience for the expected term of the option.

Note D —	Fair Value Measurements:

ASC 820-10-65, “Fair Value Measurements and Disclosures” (“ASC 820-10-65”), defines fair value, provides guidance for measuring fair value and requires certain disclosures. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. ASC 820-10-65 defines fair value based upon an exit price model. ASC 820-10-65 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs, other than quoted prices, that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2011, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value.

		Quoted Prices	Significant Other	Significant
		In Active Markets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Assets:
Money market funds	$1,855,982	$1,855,982	$—	$—

Total	$1,855,982	$1,855,982	$—	$—

As of March 31, 2011 and June 30, 2010, the fair value of the Company’s other financial instruments, which include cash and cash equivalents, accounts receivable, other receivables, notes receivable, accounts payable and long-term debt, approximate the carrying amounts of the respective asset and liability due to the short-term nature of these financial instruments and market rates and interest.

Note E —	Business Segment Information

The Company’s behavioral health treatment services have similar economic characteristics, services, patients and clients. Accordingly, all behavioral health treatment services are reported on an aggregate basis under one segment. The Company’s segments are more fully described in Note A above. Residual income and expenses from closed facilities are included in the administrative services segment. The following summarizes the Company’s segment data:

	Treatment	Contract	Administrative
	Services	Services	Services	Eliminations	Total

For the three months ended March 31, 2011:
Revenue — external customers	$14,061,773	$1,393,862	$—	$—	$15,455,635
Revenues — intersegment	1,076,042	—	1,293,105	(2,369,147)	—
Segment net income (loss)	1,326,963	377,935	(1,640,373)	—	64,525
Capital expenditures	88,032	64,686	3,900	—	156,618
Depreciation & amortization	223,463	23,831	39,460	—	286,754
Interest expense	34,627	—	38,344	—	72,971
Provision for income taxes	—	—	299,266	—	299,266

For the three months ended March 31, 2010:
Revenue — external customers	$12,692,869	$839,305	$—	$—	$13,532,174
Revenues — intersegment	1,061,178	—	1,249,998	(2,311,176)	—
Segment net income (loss)	1,854,087	105,727	(1,490,642)	—	469,172
Capital expenditures	259,233	1,275	2,608	—	263,116
Depreciation & amortization	206,262	21,138	61,566	—	288,966
Interest expense	39,397	—	41,123	—	80,520
Provision for income taxes	—	—	289,031	—	289,031

For the nine months ended March 31, 2011:
Revenue — external customers	$41,971,221	$3,187,772	$—	$—	$45,158,993
Revenues — intersegment	3,161,348	—	3,879,315	(7,040,663)	—
Segment net income (loss)	5,214,709	661,482	(4,630,065)	—	1,246,126
Capital expenditures	808,178	78,273	6,500	—	892,951
Depreciation & amortization	650,322	63,794	118,673	—	832,789
Interest expense	117,788	—	117,124	—	234,912
Provision for income taxes	—	—	1,107,563	—	1,107,563
Identifiable assets	18,832,582	1,148,204	6,193,469	—	26,174,255
Goodwill and intangible assets	969,098	—	—	—	969,098

For the nine months ended March 31, 2010:
Revenue — external Customers	$36,452,909	$2,591,256	$—	$—	$39,044,165
Revenues — intersegment	2,896,258	—	3,749,994	(6,646,252)	—
Segment net income (loss)	4,690,917	388,759	(4,098,661)	—	981,015
Capital expenditures	516,458	17,847	93,251	—	627,556
Depreciation & amortization	616,570	59,532	186,908	—	863,010
Interest expense	116,882	—	125,116	—	241,998
Provision for income taxes	—	—	671,081	—	671,081

At June 30, 2010:
Identifiable assets	16,214,982	630,558	8,361,913	—	25,207,453
Goodwill and intangible assets	969,098	—	—	—	969,098

Note F —	Recent Accounting Pronouncements

Recently Issued Standards

During the quarter ended March 31, 2011, there were no recently issued accounting standards that are expected to have a material impact on our consolidated financial statements.

Recently Adopted Standards

During the quarter ended March 31, 2011, we did not adopt any new accounting standards that had a material impact on our consolidated financial statements.

Note G —	Income Taxes

FASB ASC 740, “Income Taxes” (“ASC 740”), prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. ASC 740 required that a change in judgment related to prior years’ tax positions be recognized in the quarter of the change. The Company recognized no material adjustment in the liability for unrecognized tax benefits.

We recognize interest and penalties related to uncertain tax positions in general and administrative expense. As of March 31, 2011, we have not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

Tax years 2006-2009 remain open to examination by the major taxing authorities to which we are subject.

Note H —	Restricted Cash

During the quarter ended December 31, 2008, certain litigation involving the Company and a terminated employee reached binding arbitration. As a result of this arbitration, the Arbitrator awarded the employee approximately $410,000 plus costs. In the calculation of the amount awarded, the Company believes the Arbitrator erroneously took into consideration an employment agreement that was not in question and not terminated by the Company. Based on this miscalculation, the Company’s attorney recommended an appeal, which the Company initiated. During the quarter ended March 31, 2010, the Michigan Court of Appeals denied the appeal. The Company then filed an appeal with the Michigan Supreme Court. Since the Company and its attorney expected a favorable outcome, no provision was made for this judgment; however, the Company placed $512,197 in escrow as required by the courts. Subsequent to quarter end the Michigan Supreme Court found in favor of the terminated employee requiring the Company to pay $446,320, which includes accrued interest, to the terminated employee to satisfy this judgment. This amount is shown as a legal settlement expense in operations of the quarter ended March 31, 2011 in the accompanying condensed consolidated statements of income.

Note I —	Basic and Diluted Income Per Share:

Income per share is computed by dividing the income applicable to common shareholders by the weighted average number of shares of both classes of common stock outstanding for each fiscal year. Class B common stock has additional voting rights. All dilutive common stock equivalents are included in the calculation of diluted earnings per share.

The weighted average number of common shares outstanding used in the computation of earnings per share is summarized as follows:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Weighted average shares
outstanding — basic	19,500,873	19,762,241	19,498,579	19,854,099
Employee stock options	362,083	99,208	188,815	109,042
Warrants	9,111	—	5,007	—

Weighted average shares
outstanding — fully diluted	19,872,067	19,861,449	19,692,400	19,963,141

The following table summarizes securities outstanding as of March 31, 2011 and 2010, but not included in the calculation of diluted net earnings per share because such shares are anti-dilutive:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Employee stock options	409,000	971,500	549,000	971,500
Warrants	363,000	343,000	363,000	343,000

Total	772,000	1,314,500	912,000	1,314,500

Note J —	Note Receivable

On November 13, 2010, the Company, through its subsidiary Detroit Behavioral Institute, Inc., d/b/a Capstone Academy, a wholly owned subsidiary of the Company (“Capstone Academy”), purchased the rights under certain identified notes (the “Notes”) held by Bank of America and secured by the property leased by Capstone Academy for $1,250,000. The Notes were in default at the time of the purchase and the Company has initiated foreclosure proceedings in the courts. The Notes were purchased using cash flow from operations. The Company has recorded the value of the Notes in other receivables, current, in the accompanying condensed consolidated financial statements. The Company believes the value of the Notes are fully recoverable based on the current value of the property securing the Notes.

Note K —	Material Definitive Agreement

On March 15, 2011, the Company entered into an Asset Purchase Agreement with Universal Health Services, Inc. to acquire substantially all of the operating assets (other than cash), and assume certain liabilities associated with, MeadowWood Behavioral Health, a fifty-eight bed behavioral health facility located in New Castle, Delaware, for $21.5 million in cash. The closing is contingent upon regulatory approval, including approval from the Federal Trade Commission and appropriate regulatory agencies of the State of Delaware. The transaction closed on July 1, 2011.

The Company has also entered into a commitment letter with Jefferies Finance LLC, in order to finance the transaction. Jefferies Finance LLC has agreed, subject to the terms and conditions of the commitment letter, to provide the financing for a new senior secured term loan of up to $23.5 million, which is intended to finance the transaction, and a $3.0 million senior secured revolving credit facility.

Note L —	Other Expense

During the current fiscal year, the Company identified a failure with respect to prior year Average Deferral Percentage (“ADP”) and Actual Contribution Percentage (“ACP”) testing in the 401(k) plan. The Company does not consider this to be a material operational failure and is correcting by filing under the IRS’ Employee Plans Compliance Resolution Program (Rev Proc 2008-50), with the assistance of counsel. During the current quarter, the Company determined that approximately $185,000 will be the non-voluntary contribution to the 401(k) plan required by the IRS in connection with this compliance failure and recorded this expense as other expense in the accompanying income statement.

Note M — Reclassifications

Certain prior period amounts have been reclassified to be consistent with the March 31, 2011 presentation .

Note N — Subsequent Events:

The Company evaluated subsequent events through the date these financial statements were available for issue, and did not find any unrecorded reportable subsequent events, except as discussed in Notes H and K and below.

On May 23, 2011, the Company entered into a definitive merger agreement with Acadia Healthcare Company, Inc. (Acadia) and Acadia Merger Sub, LLC (Merger Sub), a wholly owned subsidiary of Acadia, pursuant to which the Company will merge with and into Merger Sub. Acadia is a leading provider of behavioral healthcare services in the United States. The merger is subject to regulatory and shareholder approval which the Company is in the process of obtaining.

In connection with the merger, a putative stockholder class action lawsuit has been filed in Massachusetts state court. A second lawsuit has also been filed in federal district court in Massachusetts making essentially the same allegations against the same defendants. PHC, Acadia and Merger Sub believe that these lawsuits are without merit and intend to defend them vigorously.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
PHC, Inc.:

We have audited the accompanying consolidated balance sheets of PHC, Inc. and subsidiaries as of June 30, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PHC, Inc. and subsidiaries at June 30, 2010 and 2009 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Boston, Massachusetts
September 24, 2010

PHC, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$4,540,278	$3,199,344
Accounts receivable, net of allowance for doubtful accounts of $3,002,323 and $2,430,618 at June 30, 2010 and 2009, respectively	8,333,766	6,315,693
Other receivables — third party	—	170,633
Prepaid expenses	490,662	441,945
Prepaid income taxes	—	33,581
Other receivables and advances	743,454	674,357
Deferred tax assets	1,145,742	923,625

Total current assets	15,253,902	11,759,178
Restricted cash	512,197	512,197
Accounts receivable, non-current	17,548	35,000
Other receivables	58,169	55,627
Property and equipment, net	4,527,376	4,687,110
Deferred financing costs, net of amortization of $582,972 and $436,440 at June 30, 2010 and 2009, respectively	189,270	335,801
Goodwill	969,098	969,098
Deferred tax assets- long term	1,495,144	1,902,354
Other assets	2,184,749	2,435,628

Total assets	$25,207,453	$22,691,993

LIABILITIES
Current liabilities:
Accounts payable	$1,594,286	$1,375,436
Current maturities of long-term debt	796,244	652,837
Revolving credit note	1,336,025	863,404
Current portion of obligations under capital leases	112,909	103,561
Accrued payroll, payroll taxes and benefits	2,152,724	1,570,639
Accrued expenses and other liabilities	1,040,487	1,111,321
Income taxes payable	23,991	—

Total current liabilities	7,056,666	5,677,198
Long-term debt, less current maturities	292,282	488,426
Obligations under capital leases	19,558	132,368
Long-term accrued liabilities	582,953	350,178

Total liabilities	7,951,459	6,648,170

Commitments and contingent liabilities (Note I)
STOCKHOLDERS’ EQUITY
Preferred stock, 1,000,000 shares authorized, none issued	—	—
Class A Common Stock, $.01 par value; 30,000,000 shares authorized, 19,867,826
and 19,840,793 shares issued at June 30, 2010 and 2009, respectively	198,679	198,408
Class B Common Stock, $.01 par value; 2,000,000 shares authorized, 775,021 and 775,080 issued and outstanding at June 30, 2010 and 2009, respectively, each convertible into one share of Class A Common Stock	7,750	7,751
Additional paid-in capital	27,927,536	27,667,597
Treasury stock, 1,040,598 and 626,541 Class A common shares at cost at June 30, 2010 and 2009, respectively	(1,593,407)	(1,125,707)
Accumulated deficit	(9,284,564)	(10,704,226)

Total stockholders’ equity	17,255,994	16,043,823

Total liabilities and stockholders’ equity	$25,207,453	$22,691,993

See accompanying notes to consolidated financial statements.

PHC, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended June 30,
	2010	2009

Revenues:
Patient care, net	$49,647,395	$42,599,963
Contract support services	3,429,831	3,811,056

Total revenues	53,077,226	46,411,019
Operating expenses:
Patient care expenses	26,306,828	23,834,841
Cost of contract support services	2,964,621	3,015,782
Provision for doubtful accounts	2,131,392	1,637,738
Administrative expenses	19,110,638	18,721,491

Total operating expenses	50,513,479	47,209,852

Income (loss) from operations	2,563,747	(798,833)
Other income (expense):
Interest income	142,060	170,360
Interest expense	(326,582)	(452,207)
Other income, net	146,537	105,069

Total other expense, net	(37,985)	(176,778)

Income (loss) before income taxes	2,525,762	(975,611)
Provision for income taxes	1,106,100	65,764

Income (loss) from continuing operations	1,419,662	(1,041,375)
Loss from discontinued operations, net of tax benefit of $889,246 in 2009	—	(1,412,633)

Net income (loss) applicable to common shareholders	$1,419,662	$(2,454,008)

Basic net income (loss) per common share:
Continuing operations	$0.07	$(0.05)
Discontinued operations	—	(0.07)

	$0.07	$(0.12)

Basic weighted average number of shares outstanding	19,813,783	20,090,521

Fully diluted net income (loss) per common share:
Continuing operations	$0.07	$(0.05)
Discontinued operations	—	(0.07)

	$0.07	$(0.12)

Fully diluted weighted average number of shares outstanding	19,914,954	20,090,521

See accompanying notes to consolidated financial statements.

PHC, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

	Class A		Class B		Additional	Class A
	Common Stock		Common Stock		Paid-in	Treasury Stock		Accumulated
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Total

Balance — June 30, 2008	19,806,147	$198,061	775,672	$7,757	$27,388,821	387,698	$(685,916)	$(8,250,218)	$18,658,505
Stock-based compensation expense					188,795				188,795
Issuance of shares for options exercised	16,359	164			6,017				6,181
Warrants issued					22,667				22,667
Issuance of employee stock purchase plan shares	17,695	177			28,347				28,524
Purchase of treasury shares						409,784	(606,841)		(606,841)
Issuance of treasury stock in payment of earnout debt					32,950	(170,941)	167,050		200,000
Conversion from Class B to Class A	592	6	(592)	(6)	—				—
Net loss year ended June 30, 2009								(2,454,008)	(2,454,008)

Balance — June 30, 2009	19,840,793	198,408	775,080	7,751	27,667,597	626,541	$(1,125,707)	$(10,704,226)	$16,043,823
Stock-based compensation expense					221,404				221,404
Issuance of shares for options exercised	2,000	20			1,600				1,620
Issuance of employee stock purchase plan shares	24,974	250			36,935				37,185
Purchase of treasury shares						414,057	(467,700)		(467,700)
Conversion from Class B to Class A	59	1	(59)	(1)					—
Net income year ended June 30, 2010								1,419,662	1,419,662

Balance — June 30, 2010	19,867,826	$198,679	775,021	$7,750	$27,927,536	1,040,598	$(1,593,407)	$(9,284,564)	$17,255,994

See accompanying notes to consolidated financial statements.

PHC, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$1,419,662	$(2,454,008)
Net loss from discontinued operations	—	(1,412,633)

Net income (loss) from continuing operations	1,419,662	(1,041,375)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash (gain)/loss on equity method investments	(17,562)	(6,901)
Loss on disposal of property and equipment	3,831	—
Depreciation and amortization	1,156,569	1,233,646
Non-cash interest and other non-cash expense	146,531	150,027
Deferred income taxes	185,093	(1,312,980)
Stock based compensation	221,404	211,462
Provision for doubtful accounts	2,131,392	1,637,738
Changes in operating assets and liabilities:
Accounts and other receivables	(4,033,019)	(1,719,131)
Prepaid expenses and other current assets	(15,136)	285,051
Other assets	12,910	(447,776)
Accounts payable	214,238	57,015
Accrued expenses and other liabilities	768,017	68,515

Net cash (used in) provided by continuing operations	2,193,930	(884,709)
Net cash provided by discontinued operations	—	376,904

Net cash provided by (used in) operations	2,193,930	(507,805)

Cash flows from investing activities:
Acquisition of property and equipment	(751,843)	(1,306,316)
Proceeds from the sale of Pivotal assets	—	3,000,000
Purchase of licenses	(22,208)	—
Distributions from equity investment in unconsolidated subsidiary	33,528	53,340

Net cash provided by (used in) investing activities, continuing operations	(740,523)	1,747,024
Net cash used in investing activities, discontinued operations	—	(32,188)

Net cash (used in) provided by investing activities	(740,523)	1,714,836

Cash flows from financing activities:
Repayment on revolving debt, net	472,621	(113,799)
Principal payments on long-term debt and capital lease obligations	(156,199)	(67,451)
Deferred financing costs	—	(15,000)
Purchase of treasury stock	(467,700)	(606,841)
Proceeds from issuance of common stock, net	38,805	34,705

Net cash used in financing activities, continuing operations	(112,473)	(768,386)
Net cash used in financing activities, discontinued operations	—	(381,527)

Net cash used in financing activities	(112,473)	(1,149,913)

Net increase in cash, continuing operations	1,340,934	93,929
Net decrease in cash, discontinued operations	—	(36,811)

Net increase in cash and cash equivalents	1,340,934	57,118
Beginning cash and cash equivalents	3,199,344	3,142,226

Cash and cash equivalents, end of year	$4,540,278	$3,199,344

Supplemental cash flow information:
Cash paid during the period for:
Interest	$180,048	$316,024
Income taxes	64,525	378,707
Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock in cashless exercise of options	$—	$8,359
Issuance of treasury stock in payment of earn-out debt	—	200,000

See accompanying notes to consolidated financial statements.

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010

NOTE A —	THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations and business segments:

PHC, Inc. (“PHC” or the “Company”) is incorporated in the Commonwealth of Massachusetts. The Company is a national healthcare company which operates subsidiaries specializing in behavioral health services including the treatment of substance abuse, which includes alcohol and drug dependency and related disorders and the provision of psychiatric services. The Company also operates help lines for employee assistance programs, call centers for state and local programs and provides management, administrative and online behavioral health services. The Company primarily operates under three business segments:

(1) Behavioral health treatment services, including two substance abuse treatment facilities: Highland Ridge Hospital, located in Salt Lake City, Utah, which also treats psychiatric patients, and Mount Regis Center, located in Salem, Virginia, and eleven psychiatric treatment locations which include Harbor Oaks Hospital, a 71-bed psychiatric hospital located in New Baltimore, Michigan, Detroit Behavioral Institute, a 66-bed residential facility in Detroit, Michigan, a 55-bed psychiatric hospital in Las Vegas, Nevada and eight outpatient behavioral health locations (one in New Baltimore, Michigan operating in conjunction with Harbor Oaks Hospital, three in Las Vegas, Nevada as Harmony Healthcare, three locations operating as Pioneer Counseling Center in the Detroit, Michigan metropolitan area) and one location in Pennsylvania operating as Wellplace;

(2) Call center and help line services (contract services), including two call centers, one operating in Midvale, Utah and one in Detroit, Michigan. The Company provides help line services through contracts with major railroads and a call center contract with Wayne County, Michigan. The call centers both operate under the brand name Wellplace; and

(3) Behavioral health administrative services, including delivery of management and administrative and online services. The parent company provides management and administrative services for all of its subsidiaries and online services for its behavioral health treatment subsidiaries and its call center subsidiaries. It also provides behavioral health information through its website, Wellplace.com.

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. In January 2007, the Company purchased a 15.24% membership interest in the Seven Hills Psych Center, LLC, the entity that is the landlord of the Seven Hills Hospital subsidiary. In March 2008, the Company, through its subsidiary PHC of Nevada, Inc., purchased a 25% membership interest in Behavioral Health Partners, LLC, the entity that is the landlord of a new outpatient location for Harmony Healthcare. These investments are accounted for under the equity method of accounting and are included in other assets on the accompanying consolidated balance sheets. (Note D)

Accounting Standards Codification:

In July 2009, the Financial Accounting Standards Board (“FASB”) completed a revision of non-governmental U.S. generally accepted accounting principles (“GAAP”) into a single authoritative source and issued a codification of accounting rules and references. Authoritative standards included in the codification are designated by their Accounting Standards Codification (“ASC) topical reference, and revised standards are designated as Accounting Standards Updates (“ASU”), with a year and assigned sequence number. The codification effort, while not creating or changing accounting rules, changed how users would cite accounting regulations. Citations in financial statements must identify the sections within the new codification. The codification is effective for interim and annual periods ending after September 15, 2009. The Company is complying with the new codification standards.

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

Revenues and accounts receivable:

Patient care revenues and accounts receivable are recorded at established billing rates or at the amount realizable under agreements with third-party payors, including Medicaid and Medicare. Revenues under third-party payor agreements are subject to examination and contractual adjustment, and amounts realizable may change due to periodic changes in the regulatory environment. Provisions for estimated third party payor settlements are provided in the period the related services are rendered. Differences between the amounts provided and subsequent settlements are recorded in operations in the period of settlement. Amounts due as a result of cost report settlements are recorded and listed separately on the consolidated balance sheets as “Other receivables”. The provision for contractual allowances is deducted directly from revenue and the net revenue amount is recorded as accounts receivable. The allowance for doubtful accounts does not include the contractual allowances.

Medicare reimbursements are based on established rates depending on the level of care provided and are adjusted prospectively. Effective for fiscal years beginning after January 1, 2005, the prospective payment system (“PPS”) was brought into effect for all psychiatric services paid through the Medicare program. The new system changed the TEFRA-based (Tax Equity and Fiscal Responsibility Act of 1982) system to the new variable per diem-based system. The new rates are based on a statistical model that relates per diem resource use for beneficiaries to patient and facility characteristics available from “Center for Medicare and Medicaid Services” (“CMS’s”), administrative data base (cost reports and claims data). Patient-specific characteristics include, but are not limited to, principal diagnoses, comorbid conditions, and age. Facility specific variables include an area wage index, rural setting, and the extent of teaching activity. This change was phased in over three fiscal years with a percentage of payments being made at the old rates and a percentage at the new rates. We have been operating fully under PPS since fiscal 2009.

Although Medicare reimbursement rates are based 100% on PPS, the Company will continue to file cost reports annually as required by Medicare to determine ongoing rates and recoup any adjustments for Medicare bad debt. These cost reports are routinely audited on an annual basis. The Company believes that adequate provision has been made in the financial statements for any adjustments that might result from the outcome of Medicare audits. Approximately 27% and 25% of the Company’s total revenue is derived from Medicare and Medicaid payors for the years ended June 30, 2010 and 2009, respectively. Differences between the amounts provided and subsequent settlements are recorded in operations in the year of the settlement. To date, settlement adjustments have not been material.

Patient care revenue is recognized as services are rendered, provided there exists persuasive evidence of an arrangement, the fee is fixed or determinable and collectability of the related receivable is reasonably assured. Pre — admission screening of financial responsibility of the patient, insurance carrier or other contractually obligated payor, provides the Company the net expected collectable patient revenue to be recorded based on contractual arrangements with the payor or pre-admission agreements with the patient. Revenue is not recognized for emergency provision of services for indigent patients until authorization for the services can be obtained.

Contract support service revenue is a result of fixed fee contracts to provide telephone support. Revenue for these services is recognized ratably over the service period.

Long-term assets include non-current accounts receivable, other receivables and other assets (see below for description of other assets). Non-current accounts receivable consist of amounts due from former patients for service. This amount represents estimated amounts collectable under supplemental payment agreements, arranged by the Company or its collection agencies, entered into because of the patients’ inability to pay under normal payment terms. All of these receivables have been extended beyond their original due date. Reserves are provided for accounts of former patients that do not comply with these supplemental payment agreements and accounts are written off when deemed unrecoverable. Other receivables included as long-term assets include the non-current portion of loans provided to employees and amounts due on a contractual agreement.

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

Charity care amounted to approximately $305,000 and $63,000 for the years ended June 30, 2010 and 2009, respectively. Patient care revenue is presented net of charity care in the accompanying consolidated statements of operations.

The Company had accounts receivable from Medicaid and Medicare of approximately $2,333,300 at June 30, 2010 and $1,417,000 at June 30, 2009. Included in accounts receivable is approximately $1,255,000 and $962,000 in unbilled receivables at June 30, 2010 and 2009, respectively.

Allowance for doubtful accounts:

The Company records an allowance for uncollectible accounts which reduces the stated value of receivables on the balance sheet. This allowance is calculated based on a percentage of each aged accounts receivable category beginning at 0-5% on current accounts and increasing incrementally for each additional 30 days the account remains outstanding until the account is over 360 days outstanding, at which time the provision is 80-100% of the outstanding balance. These percentages vary by facility based on each facility’s experience in and expectations for collecting older receivables. The Company compares this required reserve amount to the current “Allowance for doubtful accounts” to determine the required bad debt expense for the period. This method of determining the required “Allowance for doubtful accounts” has historically resulted in an allowance for doubtful accounts of 20% or greater of the total outstanding receivables balance, which the Company believes to be a reasonable valuation of its accounts receivable.

Estimates and assumptions:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include patient care billing rates, realizability of receivables from third-party payors, rates for Medicare and Medicaid, the realization of deferred tax benefits and the valuation of goodwill, which represents a significant portion of the estimates made by management.

Reliance on key clients:

The Company relies on contracts with more than ten clients to maintain patient census at its inpatient facilities and patients for our outpatient operations and our employee assistance programs. The loss of any of such contracts would impact the Company’s ability to meet its fixed costs. The Company has entered into relationships with large employers, health care institutions, insurance companies and labor unions to provide treatment for psychiatric disorders, chemical dependency and substance abuse in conjunction with employer-sponsored employee assistance programs. The employees of such institutions may be referred to the Company for treatment, the cost of which is reimbursed on a per diem or per capita basis. Approximately 20% of the Company’s total revenue is derived from these clients for all periods presented. No one of these large employers, health care institutions or labor unions individually accounts for 10% or more of the Company’s consolidated revenues, but the loss of any of these clients would require the Company to expend considerable effort to replace patient referrals and would result in revenue and attendant losses.

Cash equivalents:

Cash equivalents include short-term highly liquid investments with maturities of less than three months when purchased.

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

Property and equipment:

Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives are as follows:

Assets	Estimated Useful Life

Buildings	39 years
Furniture and equipment	3 through 10 years
Motor vehicles	5 years
Leasehold improvements	Lesser of useful life or term of lease (2 to 10 years)

Other assets:

Other assets consists of deposits, deferred expenses advances, investment in Seven Hills LLC, investment in Behavioral Health Partners, LLC, software license fees, and internally developed and acquired software which is being amortized over three to seven years based on its estimated useful life.

Long-lived assets:

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less costs to sell. The Company believes that the carrying value of its long-lived assets is fully realizable at June 30, 2010.

Fair Value Measurements:

ASC 820-10-65, “Fair Value Measurements and Disclosures”, defines fair value, provides guidance for measuring fair value and requires certain disclosures. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. ASC 820-10-65 defines fair value based upon an exit price model. ASC 820-10-65 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

• Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

• Level 2:	Inputs, other than quoted prices, that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

• Level 3:	Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company had money market funds stated at fair market value, of $2,504,047 and $2,038,257 at June 30, 2010 and 2009, respectively, that were measured using Level 1 inputs.

Basic and diluted income per share:

Income per share is computed by dividing the income applicable to common shareholders by the weighted average number of shares of both classes of common stock outstanding for each fiscal year. Class B Common Stock

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

has additional voting rights. All dilutive common stock equivalents have been included in the calculation of diluted earnings per share for the fiscal years ended June 30, 2010 and 2009 using the treasury stock method.

The weighted average number of common shares outstanding used in the computation of earnings per share is summarized as follows:

	Years Ended June 30,
	2010	2009

Weighted average shares outstanding — basic	19,813,783	20,090,521
Employee stock options	101,171	—

Weighted average shares outstanding — fully diluted	19,914,954	20,090,521

The following table summarizes securities outstanding as of June 30, 2010 and 2009, but not included in the calculation of diluted net earnings per share because such shares are antidilutive:

	Years Ended June 30,
	2010	2009

Employee stock options	921,500	1,554,250
Warrants	343,000	343,000

Total	1,264,500	1,897,250

The Company repurchased 414,057 and 409,784 shares of its Class A Common Stock during fiscal 2010 and 2009, respectively.

Income taxes:

ASC 740, “Income Taxes”, prescribes an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the assets and liabilities. In accordance with ASC 740, the Company may establish reserves for tax uncertainties that reflect the use of the comprehensive model for the recognition and measurement of uncertain tax positions. Tax authorities periodically challenge certain transactions and deductions reported on our income tax returns. The Company does not expect the outcome of these examinations, either individually or in the aggregate, to have a material adverse effect on our financial position, results of operations, or cash flows.

Comprehensive income:

The Company’s comprehensive income (loss) is equal to its net income (loss) for all periods presented.

Stock-based compensation:

The Company issues stock options to its employees and directors and provides employees the right to purchase stock pursuant to stockholder approved stock option and stock purchase plans. The Company follows the provisions of ASC 718, “Compensation — Stock Compensation”.

Under the provisions of ASC 718, the Company recognizes the fair value of stock compensation in net income (loss), over the requisite service period of the individual grantees, which generally equals the vesting period. All of the Company’s stock based awards are accounted for as equity instruments.

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

Under the provisions of ASC 718, the Company recorded $221,404 and $188,795 of stock-based compensation in its consolidated statements of operations for the years ended June 30, 2010 and 2009, respectively, which is included in administrative expenses as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2010	2009

Directors fees	$63,870	$65,182
Employee compensation	157,534	123,613

Total	$221,404	$188,795

The Company utilizes the Black-Scholes valuation model for estimating the fair value of the stock-based compensation. The weighted-average fair values of the options granted under the stock option plans for the years ended June 30, 2010 and 2009 were calculated using the following weighted-average assumptions:

	Year Ended June 30,
	2010	2009

Risk free interest rate	2.30% - 3.48%	3.25% - 4.00%
Expected dividend yield	—	—
Expected lives	5 - 10 years	5 - 10 years
Expected volatility	60.66% - 61.63%	50.2% - 57.0%
Weighted average grant date fair value	$0.63	$0.68

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of the Company’s common stock over the period commensurate with the expected life of the options. The risk-free interest rate is the U.S. Treasury rate on the date of grant. The expected life was calculated using the Company’s historical experience for the expected term of the option.

Based on the Company’s historical voluntary turnover rates for individuals in the positions who received options, there was no forfeiture rate assessed. It is assumed these options will remain outstanding for the full term of issue. Under the true-up provisions of ASC 718, a recovery of prior expense will be recorded if the actual forfeiture rate is higher than estimated or additional expense if the forfeiture rate is lower than estimated. To date, any required true-ups have not been material.

In August 2009, 17,182 shares of common stock were issued under the employee stock purchase plan. The Company recorded stock-based compensation expense of $12,027. In February 2010, 7,792 shares of common stock were issued under the employee stock purchase plan. The Company recorded stock-based compensation expense of $1,402.

As of June 30, 2010, there was $202,164 in unrecognized compensation cost related to nonvested stock-based compensation arrangements granted under existing stock option plans. This cost is expected to be recognized over the next three years.

Advertising Expenses:

Advertising costs are expensed when incurred. Advertising expenses for the years ended June 30, 2010 and 2009 were $136,183 and $163,110, respectively.

Subsequent Events:

We have evaluated subsequent events through the date of issuance of this report.

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

Reclassifications:

Certain June 30, 2009 balance sheet amounts have been reclassified to be consistent with the June 30, 2010 presentation, which affect certain balance sheet classifications only.

Recent accounting pronouncements:

Recently Adopted Standards

In December 2007, the FASB issued ASC 805, “Business Combinations” (“ASC 805”). ASC 805 requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. This standard also requires the fair value measurement of certain other assets and liabilities related to the acquisition such as contingencies. ASC 805 applies prospectively to business combinations and is effective for fiscal years beginning on or after December 15, 2008. The adoption of ASC 805 did not have a material effect on the Company’s Consolidated Financial Statements.

In January 2008, FASB issued ASC 260 “Earnings Per Share” (“ASC 260”). ASC 260 requires that unvested share-based payment awards that contain non forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and should be included in the two-class method of computing earnings per share. ASC 260 is effective for fiscal years beginning after December 15, 2008. The adoption of ASC 260 did not have a material effect on the Company’s Consolidated Financial Statements.

In December 2007, the FASB issued ASC 810, “Consolidation” (“ASC 810”). This guidance establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance is effective for fiscal years beginning on or after December 15, 2008. The adoption of ASC 810 did not have a material effect on the Company’s Consolidated Financial Statements.

In June 2008, the FASB issued ASC 815, “Derivatives and Hedging” (“ASC 815”). ASC 815 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and the instruments settlement provisions. ASC 815 clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. ASC 815 is effective for fiscal years beginning after December 15, 2008. The adoption of ASC 815 did not have a material effect on the Company’s Consolidated Financial Statements.

NOTE B — PROPERTY AND EQUIPMENT

Property and equipment is composed of the following:

	As of June 30,
	2010	2009

Land	$69,259	$69,259
Buildings	1,136,963	1,136,963
Furniture and equipment	3,913,670	3,603,249
Motor vehicles	152,964	152,964
Leasehold improvements	4,332,770	4,626,839

	9,605,626	9,589,274
Less accumulated depreciation and amortization	5,078,250	4,902,164

Property and equipment, net	$4,527,376	$4,687,110

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

Total depreciation and amortization expenses related to property and equipment were $907,746 and $1,001,627 for the fiscal years ended June 30, 2010 and 2009, respectively.

NOTE C — GOODWILL AND OTHER INTANGIBLE ASSETS:

Goodwill and other intangible assets are initially created as a result of business combinations or acquisitions. Critical estimates and assumptions used in the initial valuation of goodwill and other intangible assets include, but are not limited to: (i) future expected cash flows from services to be provided, customer contracts and relationships, and (ii) the acquired market position. These estimates and assumptions may be incomplete or inaccurate because unanticipated events and circumstances may occur. If estimates and assumptions used to initially value goodwill and intangible assets prove to be inaccurate, ongoing reviews of the carrying values of such goodwill and intangible assets may indicate impairment which will require the Company to record an impairment charge in the period in which the Company identifies the impairment.

ASC 350, “Goodwill and Other Intangible Assets” requires, among other things, that companies not amortize goodwill, but instead test goodwill for impairment at least annually. In addition, ASC 350 requires that the Company identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life.

The Company’s goodwill of $969,098 relating to the treatment services reporting unit of the Company was evaluated under ASC 350 as of June 30, 2010. As a result of the evaluation, the Company determined that no impairment exists related to the goodwill associated with the treatment services reporting unit. The Company will continue to test goodwill for impairment, at least annually, in accordance with the guidelines of ASC 350.

NOTE D — OTHER ASSETS

Included in other assets are investments in unconsolidated subsidiaries. As of June 30, 2010, this includes the Company’s investment in Seven Hills Psych Center, LLC of $325,384 (this LLC holds the assets of the Seven Hills Hospital which is being leased by a subsidiary of the Company) and the Company’s investment in Behavioral Health Partners, LLC, of $711,947 (this LLC holds the assets of an out-patient clinic which is being leased by PHC of Nevada, Inc, the Company’s outpatient operations in Las Vegas, Nevada).

The following table lists amounts included in other assets, net of any accumulated amortization:

	As of June 30,
Description	2010	2009

Software development & license fees	$947,358	$1,173,973
Investment in unconsolidated subsidiary	1,037,331	1,053,297
Deposits and other assets	200,060	208,358

Total	$2,184,749	$2,435,628

Total accumulated amortization of software license fees was $806,962 and $558,450 as of June 30, 2010 and 2009, respectively. Total amortization expense related to software license fees was $248,823 and $232,019 for the fiscal years ended June 30, 2010 and 2009, respectively.

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

The following is a summary of expected amortization expense of software licensure fees for the succeeding fiscal years and thereafter as of June 30, 2010:

Year Ending June 30,	Amount

2011	$210,080
2012	156,530
2013	156,530
2014	156,530
2015	147,264
Thereafter	120,424

$947,358

NOTE E — NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt is summarized as follows:

	As of June 30,
	2010	2009

Term mortgage note payable with monthly principal installments of $50,000 beginning July 1, 2007 increasing to $62,500 July 1, 2009 until the loan terminates. The note bears interest at prime (3.25% at June 30, 2010) plus 0.75% but not less than 6.25% and is collateralized by all of the assets of the Company and its material subsidiaries	$935,000	$935,000
Mortgage note due in monthly installments of $4,850 including interest at 9% through July 1, 2012, when the remaining principal balance is payable, collateralized by a first mortgage on the PHC of Virginia, Inc, Mount Regis Center facility	153,526	195,704
Note payable due in monthly installments of $578 including interest at 5.9% through May 2010	—	5,638
Note payable due in monthly installments of $555 including interest at 3.9% through March 2010	—	4,921

Total	1,088,526	1,141,263
Less current maturities	796,244	652,837

Long-term portion	$292,282	$488,426

Maturities of notes payable and long-term debt are as follows as of June 30, 2010:

Year Ending June 30,	Amount

2011	$796,244
2012	235,581
2013	56,701

$1,088,526

The Company’s amended revolving credit note allows the Company to borrow a maximum of $3,500,000. The outstanding balance on this note was $1,336,025 and $863,404 at June 30, 2010 and 2009, respectively. This agreement was amended on June 13, 2007 to modify the terms of the agreement. Advances are available based on a percentage of accounts receivable and the payment of principal is payable upon receipt of proceeds of the accounts

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

receivable. Interest is payable monthly at prime (3.25% at June 30, 2010) plus 0.25%, but not less than 4.75%. The average interest rate paid during the fiscal year ended June 30, 2010 was 7.27%, which includes the amortization of deferred financing costs related to the initial financing. The amended term of the agreement is for two years, renewable for two additional one year terms. The Agreement was automatically renewed June 13, 2010 to effect the term through June 13, 2011. Upon expiration, all remaining principal and interest are due. The revolving credit note is collateralized by substantially all of the assets of the Company’s subsidiaries and guaranteed by PHC. The Company paid $32,500 in commitment fees and issued a warrant to purchase 250,000 shares of Class A Common Stock at $3.09 expiring on June 13, 2017.

As of June 30, 2010, the Company was in compliance with all of its financial covenants under the revolving line of credit note. These covenants include only a debt coverage ratio and a minimum EBITDA.

NOTE F — CAPITAL LEASE OBLIGATION

At June 30, 2010, the Company was obligated under various capital leases for equipment providing for aggregate monthly payments of approximately $7,401 and terms expiring from June 2011 through June 2012.

The carrying value of assets under capital leases included in property and equipment and other assets are as follows:

	June 30,
	2010	2009

Equipment and software	$338,936	$574,402
Less accumulated amortization and depreciation	(153,774)	(263,915)

	$185,162	$310,487

Amortization and depreciation expense related to these assets for the years ended June 30, 2010 and 2009 was $48,977 and $120,380 respectively.

Future minimum lease payments under the terms of the capital lease agreements are as follows at June 30, 2010:

Year Ending June 30,

2011	$121,218
2012	19,809

Future minimum lease payments	141,027
Less amount representing interest	8,560

Total future principal payments	132,467
Less current portion	112,909

Long-term obligations under capital leases	$19,558

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

NOTE G — ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other long-term liabilities consist of the following:

	June 30,
	2010	2009

Accrued contract expenses	$503,636	$559,466
Accrued legal and accounting	313,313	295,877
Accrued operating expenses	806,491	606,156

Total	1,623,440	1,461,499
Less long-term accrued expenses	582,953	350,178

Accrued expenses current	$1,040,487	$1,111,321

Other long-term liabilities includes the long-term portion of rent obligations associated with the Company’s leases at certain locations.

NOTE H — INCOME TAXES

The Company has the following deferred tax assets included in the accompanying balance sheets:

	Years Ended June 30,
	2010	2009

Deferred tax asset:
Stock based compensation	$33,382	$33,382
Allowance for doubtful accounts	1,140,871	923,625
Depreciation	395,790	236,401
Difference between book and tax bases of intangible assets	855,786	1,030,515
Credits	210,186	198,936
Operating loss carryforward	150,103	403,120
Other	4,871	—

Gross deferred tax asset	2,790,989	2,825,979

Less valuation allowance	(150,103)	—

Net deferred tax asset	$2,640,886	$2,825,979

These amounts are shown on the accompanying consolidated balance sheets as follows:

	Years Ended June 30,
	2010	2009

Net deferred tax asset:
Current portion	$1,145,742	$923,625
Long-term portion	1,495,144	1,902,354

	$2,640,886	$2,825,979

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

The components of the income tax provision (benefit) for the years ended June 30, 2010 and 2009 are as follows:

	2010	2009

Current:
Federal	$313,232	$—
State	607,775	425,557

	921,007	425,557

Deferred:
Federal	330,222	(364,738)
State	(145,129)	4,945

	185,093	(359,793)

Income tax provision	$1,106,100	$65,764

A reconciliation of the federal statutory rate to the Company’s effective tax rate for the years ended June 30, 2010 and 2009 is as follows:

	2010	2009

Income tax provision at federal statutory rate	34.0%	34.0%
Increase (decrease) in tax resulting from:
State tax provision, net of federal benefit	11.77	(29.12)
Non-deductible expenses	3.65	(11.45)
Change in valuation allowance	0.35	0.00
Prior year refunds	(8.49)	—
Other, net	2.49	(0.17)

Effective income tax rate	43.77%	(6.74)%

At June 30, 2010, the Company had utilized all federal operating loss carryforward’s and has approximately $2,500,000 state operating loss carryforwards remaining. The Company has also generated Alternative Minimum Tax credits of approximately $210,000 which do not expire. The Company’s state operating loss carryforwards are subject to review and possible adjustment by the state taxing authorities. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. At June 30, 2010, the Company established an allowance of approximately $150,000 on the deferred tax asset derived from Pivotal, the research operations sold in fiscal 2009, as this asset relates to Arizona where the Company is no longer doing business. The amount of the deferred tax asset not associated with Pivotal is considered realizable; however, such amount could be reduced in the near term if estimates of the future taxable income during the carryforward period are reduced.

The Company adopted certain provisions of ASC 740 — Income Taxes on July 1, 2007 as it relates to uncertain tax positions. As a result of the implementation of ASC 740, the Company recognized no material adjustment in the liability for unrecognized tax benefits.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of June 30, 2010, the Company has not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

Tax years 2006-2009 remain open to examination by the major taxing authorities to which the Company is subject.

NOTE I — COMMITMENTS AND CONTINGENT LIABILITIES

Operating leases:

The Company leases office and treatment facilities, furniture and equipment under operating leases expiring on various dates through May 2018. Rent expense for the years ended June 30, 2010 and 2009 was $3,650,278 and $3,811,374, respectively. Rent expense includes certain short-term rentals. Minimum future rental payments under non-cancelable operating leases, having remaining terms in excess of one year as of June 30, 2010 are as follows:

Year Ending June 30,	Amount

2011	$3,221,360
2012	3,257,714
2013	2,846,856
2014	2,679,400
2015	2,396,270
Thereafter	7,658,536

$22,060,136

Litigation:

During the quarter ended December 31, 2008, certain litigation involving the Company and a terminated employee reached binding arbitration. As a result of this arbitration, the Arbitrator awarded the employee approximately $410,000 plus costs. In the calculation of the amount awarded, the Company believes the Arbitrator erroneously took into consideration an employment agreement that was not in question and not terminated by the Company. Based on this miscalculation, the Company’s attorney recommended an appeal, which the Company initiated. During the quarter ended March 31, 2010, the Michigan Court of Appeals denied the appeal. The Company has now filed an appeal with the Michigan Supreme Court. Since the Company and its attorney expect a favorable outcome, no provision has been made for this judgment in the accompanying financial statements; however, the Company has placed $512,197 in escrow as required by the courts. This amount is shown as restricted cash on the accompanying balance sheet.

Additionally, the Company is subject to various claims and legal action that arise in the ordinary course of business. In the opinion of management, the Company is not currently a party to any proceeding that would have a material adverse effect on its financial condition or results of operations.

NOTE J — STOCKHOLDERS’ EQUITY AND STOCK PLANS

Preferred Stock

The Board of Directors is authorized, without further action of the shareholders, to issue up to 1,000,000 shares in one or more classes or series and to determine, with respect to any series so established, the preferences, voting powers, qualifications and special or relative rights of the established class or series, which rights may be in preference to the rights of common stock. No shares of the Company’s preferred stock are currently issued.

Common Stock

The Company has authorized two classes of common stock, the Class A Common Stock and the Class B Common Stock. Subject to preferential rights in favor of the holders of the Preferred Stock, the holders of the common stock are entitled to dividends when, as and if declared by the Company’s Board of Directors. Holders of

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

the Class A Common Stock and the Class B Common Stock are entitled to share equally in such dividends, except that stock dividends (which shall be at the same rate) shall be payable only in Class A Common Stock to holders of Class A Common Stock and only in Class B Common Stock to holders of Class B Common Stock.

Class A Common Stock

The Class A Common Stock is entitled to one vote per share with respect to all matters on which shareholders are entitled to vote, except as otherwise required by law and except that the holders of the Class A Common Stock are entitled to elect two members to the Company’s Board of Directors.

The Class A Common Stock is non-redeemable and non-convertible and has no pre-emptive rights.

All of the outstanding shares of Class A Common Stock are fully paid and nonassessable.

Class B Common Stock

The Class B Common Stock is entitled to five votes per share with respect to all matters on which shareholders are entitled to vote, except as otherwise required by law and except that the holders of the Class A Common Stock are entitled to elect two members to the Company’s Board of Directors. The holders of the Class B Common Stock are entitled to elect all of the remaining members of the Board of Directors.

The Class B Common Stock is non-redeemable and has no pre-emptive rights.

Each share of Class B Common Stock is convertible, at the option of its holder, into a share of Class A Common Stock. In addition, each share of Class B Common Stock is automatically convertible into one fully-paid and non-assessable share of Class A Common Stock (i) upon its sale, gift or transfer to a person who is not an affiliate of the initial holder thereof or (ii) if transferred to such an affiliate, upon its subsequent sale, gift or other transfer to a person who is not an affiliate of the initial holder. Shares of Class B Common Stock that are converted into Class A Common Stock will be retired and cancelled and shall not be reissued.

All of the outstanding shares of Class B Common Stock are fully paid and nonassessable.

Stock Plans

The Company has three active stock plans: a stock option plan, an employee stock purchase plan and a non-employee directors’ stock option plan, and three expired plans, the 1993 Employee and Directors Stock Option plan, the 1995 Non-employee Directors’ stock option plan and the 1995 Employee Stock Purchase Plan.

The stock option plan, dated December 2003 and expiring in December 2013, as amended in October 2007, provides for the issuance of a maximum of 1,900,000 shares of Class A Common Stock of the Company pursuant to the grant of incentive stock options to employees or nonqualified stock options to employees, directors, consultants and others whose efforts are important to the success of the Company. Subject to the provisions of this plan, the compensation committee of the Board of Directors has the authority to select the optionees and determine the terms of the options including: (i) the number of shares, (ii) option exercise terms, (iii) the exercise or purchase price (which in the case of an incentive stock option will not be less than the market price of the Class A Common Stock as of the date of grant), (iv) type and duration of transfer or other restrictions and (v) the time and form of payment for restricted stock upon exercise of options. As of June 30, 2010, 1,682,500 options were granted under this plan, of which 466,313 expired leaving 683,813 options available for grant under this plan.

On October 18, 1995, the Board of Directors voted to provide employees who work in excess of 20 hours per week and more than five months per year rights to elect to participate in an Employee Stock Purchase Plan (the “Plan”), which became effective February 1, 1996. The price per share shall be the lesser of 85% of the average of the bid and ask price on the first day of the plan period or the last day of the plan period to encourage stock ownership by all eligible employees. The plan was amended on December 19, 2001 and December 19, 2002 to

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

allow for a total of 500,000 shares of Class A Common Stock to be issued under the plan. Before its expiration on October 18, 2005, 157,034 shares were issued under the plan. On January 31, 2006 the stockholders approved a replacement Employee Stock Purchase Plan to replace the 1995 plan. A maximum of 500,000 shares may be issued under the January 2006 plan (the “2006 Plan”). The new plan is identical to the old plan and expires on January 31, 2016. As of June 30, 2010, 57,855 shares have been issued under this plan. During fiscal 2008 the Board of Directors authorized a new offering for a six month contribution term instead of the former one year term. At June 30, 2010 there were 442,145 shares available for issue under the 2006 Plan.

The non-employee directors’ stock option plan provides for the grant of non-statutory stock options automatically at the time of each annual meeting of the Board. Through June 30, 2005, options for 145,500 shares were granted under the 1995 plan. This plan expired in August 2005 and, in January 2005, the shareholders voted to approve a new non-employee directors’ stock plan. The new plan is identical to the plan it replaced. Under the new plan, a maximum of 350,000 shares may be issued. As of June 30, 2010, a total of 340,000 options were issued under the new plan. On January 31, 2006, this plan was amended to increase the number of options issued to each outside director each year from 10,000 options to 20,000 options. Each outside director is granted an option to purchase 20,000 shares of Class A Common Stock annually at fair market value on the date of grant, vesting 25% immediately and 25% on each of the first three anniversaries of the grant and expiring ten years from the grant date. The new plan will expire in January 2015, ten years from the date of shareholder approval. At June 30, 2010, there were 10,000 options available for grant under this plan.

The Company had the following activity in its stock option plans for fiscal 2010 and 2009:

	Number	Weighted-Average
	of	Exercise	Remaining	Aggregate
	Shares	Price	Contractual Term	Intrinsic Value

Outstanding balance — June 30, 2008	1,247,000	$2.17
Granted	428,750	1.31
Exercised	(28,000)	1.03		$20,760

Expired	(103,500)	1.72

Outstanding balance — June 30, 2009	1,544,250	1.98

Granted	235,000	1.09
Exercised	(2,000)	0.81		$680

Expired	(218,750)	1.70

Outstanding balance — June 30, 2010	1,558,500	1.89	3.51 years	$69,660

Exercisable at June 30, 2010	1,189,372	2.01	3.02 years	$58,773

Exercisable at June 30, 2009	985,059	$2.07	3.01 years	$100,683

As of June 30, 2010, there was $202,164 in unrecognized compensation cost related to nonvested share-based compensation arrangements granted under existing stock option plans. This cost is expected to be recognized over the next three years.

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

In addition to the outstanding options under the Company’s stock plans, the Company has the following warrants outstanding at June 30, 2010:

Date of		Number of	Exercise Price	Expiration
Issuance	Description	Shares	per Share	Date

06/13/2007	Warrants issued in conjunction with long-term debt transaction, $456,880 recorded as deferred financing costs	250,000	$3.09	June 2017
09/01/2007	Warrants issued for consulting services $7,400 charged to professional fees	6,000	$3.50	Sept 2012
10/01/2007	Warrants issued for consulting services $6,268 charged to professional fees	6,000	$3.50	Oct 2012
11/01/2007	Warrants issued for consulting services $6,013 charged to professional fees	6,000	$3.50	Nov 2012
12/01/2007	Warrants issued for consulting services $6,216 charged to professional fees	6,000	$3.50	Dec 2012
01/01/2008	Warrants issued for consulting services $7,048 charged to professional fees	6,000	$3.50	Jan 2013
02/01/2008	Warrants issued for consulting services $5,222 charged to professional fees	6,000	$3.50	Feb 2013
03/01/2008	Warrants issued for consulting services $6,216 charged to professional fees	6,000	$3.50	Mar 2013
04/01/2008	Warrants issued for consulting services $5,931 charged to professional fees	6,000	$3.50	Apr 2013
05/01/2008	Warrants issued for consulting services $6,420 charged to professional fees	6,000	$3.50	May 2013
06/01/2008	Warrants issued for consulting services $6,215 charged to professional fees	6,000	$3.50	June 2013
07/01/2008	Warrants issued for consulting services $5,458 charged to professional fees	6,000	$3.50	Jul 2013
08/01/2008	Warrants issued for consulting services $4,914 charged to professional fees	6,000	$3.50	Aug 2013
09/01/2008	Warrants issued for consulting services $5,776 charged to professional fees	6,000	$3.50	Sep 2013
10/01/2008	Warrants issued for consulting services $2,603 charged to professional fees	3,000	$3.50	Oct 2013
11/01/2008	Warrants issued for consulting services $1,772 charged to professional fees	3,000	$3.50	Nov 2013
12/01/2008	Warrants issued for consulting services $780 charged to professional fees	3,000	$3.50	Dec 2013
01/01/2009	Warrants issued for consulting services $725 charged to professional fees	3,000	$3.50	Jan 2014
02/01/2009	Warrants issued for consulting services $639 charged to Professional fees	3,000	$3.50	Feb 2014

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

The Company had the following warrant activity during fiscal 2010 and 2009:

Outstanding balance — June 30, 2008	310,000
Warrants issued	33,000
Exercised	—
Expired	—

Outstanding balance — June 30, 2009	343,000
Warrants issued	—
Exercised	—
Expired	—

Outstanding balance — June 30, 2010	343,000

During fiscal 2009, the Company issued warrants to purchase 33,000 shares of Class A common stock as part of a consulting agreement for marketing services. The fair value of these warrants of $22,667 was recorded as professional fees when each warrant was issued as reflected in the table above. No warrants were issued in fiscal 2010.

During the fiscal year ended June 30, 2010, the Company acquired 414,057 shares of Class A common stock for $467,700 under Board approved plans.

NOTE K — BUSINESS SEGMENT INFORMATION

	Behavioral
	Health
	Treatment	Discontinued	Contract	Administrative
	Services	Operations	Services	Services	Eliminations	Total

For the year ended June 30, 2010
Revenues — external customers	$49,647,395	$—	$3,429,831	$—	$—	$53,077,226
Revenues — intersegment	4,002,558	—	—	4,999,992	(9,002,550)	—
Segment net income (loss)	6,607,215	—	465,297	(5,652,850)	—	1,419,662
Total assets	16,214,982	—	630,558	8,361,913	—	25,207,453
Capital expenditures	630,867	—	19,128	101,848	—	751,843
Depreciation & amortization	827,811	—	79,835	248,923	—	1,156,569
Goodwill	969,098	—	—	—	—	969,098
Interest expense	161,065	—	—	165,517	—	326,582
Net income (loss) from equity method investments	4,484	—	—	13,078	—	17,562
Equity from equity method investments	33,528	—	—	—	—	33,528
Income tax expense	—	—	—	1,106,100	—	1,106,100

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

	Behavioral
	Health
	Treatment	Discontinued	Contract	Administrative
	Services	Operations	Services	Services	Eliminations	Total

For the year ended June 30, 2009
Revenues — external customers	$42,599,963	$—	$3,811,056	$—	$—	$46,411,019
Revenues — intersegment	3,065,600	—	—	5,358,800	(8,424,400)	—
Segment net income (loss)	2,634,421	(1,412,633)	795,345	(4,471,141)	—	(2,454,008)
Total assets	13,010,748	—	478,925	9,202,320	—	22,691,993
Capital expenditures	1,289,381	—	5,092	11,843	—	1,306,316
Depreciation & amortization	927,151	—	100,928	205,567	—	1,233,646
Goodwill	969,098	—	—	—	—	969,098
Interest expense	191,062	—	20	261,125	—	452,207
Net income (loss) from equity method investments	8,032	—	—	(1,131)	—	6,901
Equity from equity method investments	53,340	—	—	—	—	53,340
Income tax expense	—	—	—	65,764	—	65,764

All revenues from contract services provided for the treatment services segment and treatment services provided to other facilities included in the treatment services segment are eliminated in the consolidation and shown on the table above under the heading “Revenues intersegment”.

NOTE L — QUARTERLY INFORMATION (Unaudited)

The following presents selected quarterly financial data for each of the quarters in the years ended June 30, 2010 and 2009.

2010	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Revenue	$12,647,428	$12,864,563	$13,532,174	$14,033,061
Income from operations	355,898	513,705	781,440	921,704
Provision for income taxes	133,431	248,619	289,031	435,019
Net income available to common shareholders	223,604	288,239	469,172	438,647
Basic net income per common share	$0.01	$0.01	$0.02	$0.02

Basic weighted average number of shares outstanding	19,997,549	19,800,509	19,762,241	19,692,391

Fully diluted net income per common share	$0.01	$0.01	$0.02	$0.02

Fully diluted weighted average number of shares outstanding	20,141,989	19,855,419	19,861,449	19,766,855

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

2009	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Revenue	$11,691,905	$11,020,316	$12,006,169	$11,692,629
Income (loss) from operations	(434,819)	(843,215)	97,540	381,661
Income (loss) from continuing operations	(394,919)	(403,793)	7,388	(250,051)
Income (loss) from discontinued operations	62,216	(1,312,280)	(159,031)	(3,538)
Provision for (benefit from) income taxes	(39,419)	(466,634)	4,680	567,137
Net income (loss) available to common shareholders	(332,703)	(1,716,073)	(151,643)	(253,589)
Basic net income (loss) per common share
Continuing operations	$(0.02)	$(0.02)	$0.00	$(0.01)
Discontinued operations	$0.00	$(0.07)	$(0.01)	$0.00

Income (loss)	$(0.02)	$(0.09)	$(0.01)	$(0.01)

Basic weighted average number of shares outstanding	20,178,087	20,131,080	20,017,703	20,033,007

Fully diluted net income (loss) per common share
Continuing operations	$(0.02)	$(0.02)	$0.00	$(0.01)
Discontinued operations	$0.00	$(0.07)	$(0.01)	$0.00

Income (loss)	$(0.02)	$(0.09)	$(0.01)	$(0.01)

Fully diluted weighted average number of shares outstanding	20,178,087	20,131,080	20,017,703	20,033,007

NOTE M — DISCONTINUED OPERATIONS

During the quarter ended March 31, 2009, the Company sold the assets of its research division, Pivotal Research Centers, Inc. (“Pivotal”), a Delaware corporation, for $3,000,000, to Premier Research International, LLC (“Premier”), a Delaware limited liability company. The other parties to the agreement included Premier Research Arizona, LLC, a Delaware limited liability company and wholly-owned subsidiary of Premier, and Pivotal Research Centers, LLC, an Arizona limited liability company. This transaction resulted in a gain of approximately $161,000.

The following table summarizes the discontinued operations for the periods presented:

For the Year Ended
June 30, 2009

Revenue	$2,364,969
Gain on sale of assets	161,418
Operating expenses	4,828,266

Loss before taxes	(2,301,879)
Income tax benefit	(889,246)

Net loss from discontinued operations	$(1,412,633)

PHC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements June 30, 2010 — (Continued)

NOTE N — RELATED PARTY TRANSACTIONS

During the quarter ended March 31, 2009, the Company’s Board of Directors voted by unanimous written consent to allow short-term borrowing from related parties up to a maximum of $500,000, with an annual interest rate of 12% and a 2% origination fee. The Company utilized this funding during the March 31, 2009 quarter for a total of $275,000 as follows:

Related Party	Amount

Eric E. Shear	$200,000
Stephen J. Shear	75,000

Both individuals are brothers of Bruce A. Shear, the Company’s CEO and President of the Board of Directors. All $275,000 was paid in full in March 2009 including $1,447 in interest.

There were no related party transactions during the fiscal year ended June 30, 2010.

NOTE O — EMPLOYEE RETIREMENT PLAN

The PHC 401 (k) RETIREMENT SAVINGS PLAN (the “401(k) Plan”) is a qualified defined contribution plan in accordance with Section 401(k) of the Internal Revenue Code. All eligible employees over the age of 21 may begin contributing on the first day of the month following their completion of two full months of employment or any time thereafter. Eligible employees can make pretax contributions up to the maximum allowable by Code Sections 401(k). The Company may make matching contributions equal to a discretionary percentage of the employee’s salary reductions, to be determined by the Company. During the years ended June 30, 2010 and 2009, the Company made no matching contributions.

REPORT OF INDEPENDENT AUDITORS

The Parent of HHC Delaware, Inc.

We have audited the accompanying consolidated balance sheets of HHC Delaware, Inc. and Subsidiary (the Company) as of December 31, 2010 and December 31, 2009 (Predecessor), and the related consolidated statements of operations, invested equity (deficit), and cash flows for the period from November 16, 2010 to December 31, 2010 and for the period from January 1, 2010 to November 15, 2010 and the year ended December 31, 2009 (Predecessor periods). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HHC Delaware, Inc. and Subsidiary at December 31, 2010 and December 31, 2009 (Predecessor), and the consolidated results of operations and cash flows for the period from November 16, 2010 to December 31, 2010 and for the period from January 1, 2010 to November 15, 2010 and the year ended December 31, 2009 (Predecessor periods) in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Nashville, Tennessee
June 24, 2011

HHC DELAWARE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

		Predecessor
	December 31,	December 31,	March 31,
	2010	2009	2011
			(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$197,197	$240,642	$27,734
Accounts receivable, less allowance for doubtful accounts of $1,137,478 , $1,459,521 and $1,315,045 (unaudited), respectively	1,371,276	1,835,603	1,687,240
Third party settlements	505,988	795,151	546,403
Deferred tax assets	558,057	655,445	493,230
Other current assets	144,579	149,407	121,765

Total current assets	2,777,097	3,676,248	2,876,372
Property and equipment:
Land	1,240,291	1,110,311	1,240,291
Buildings and improvements	6,899,017	6,253,181	6,899,017
Equipment	635,229	471,149	631,993
Construction in progress	248,507	237,316	309,212
Less accumulated depreciation	(903,869)	(595,965)	(994,648)

	8,119,175	7,475,992	8,085,865
Goodwill	18,629,020	11,221,124	18,629,020
Other assets	141,413	297,120	177,621

Total assets	$29,666,705	$22,670,484	$29,768,878

LIABILITIES AND INVESTED EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$298,354	$286,813	$161,483
Salaries and benefits payable	398,571	360,090	476,387
Income taxes payable	193,975	45,357	193,975
Other accrued liabilities	81,050	47,442	65,747
Current portion of long-term debt	140,153	114,614	159,132

Total current liabilities	1,112,103	854,316	1,056,724
Long-term debt, less current portion	6,648,128	6,706,683	6,595,946
Deferred tax liability	902,248	712,055	930,673
Due to Parent	21,028,879	14,277,002	21,080,685

Total liabilities	29,691,358	22,550,056	29,664,028
Invested equity (deficit):
Net investment by Parent	(24,653)	120,428	104,850

Total liabilities and invested equity (deficit)	$29,666,705	$22,670,484	$29,768,878

HHC DELAWARE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
AND CHANGES IN INVESTED EQUITY (DEFICIT)

		Predecessor			Predecessor
	November 16, 2010	January 1, 2010	Year Ended	Three Months	Three Months
	through	through	December 31,	Ended March 31,	Ended March 31,
	December 31, 2010	November 15, 2010	2009	2011	2010
				(unaudited)

Revenue	$1,585,216	$12,715,648	$13,831,469	$3,667,938	$3,554,596
Operating expenses:
Salaries, wages and employee benefits	1,074,916	7,775,193	8,359,494	2,315,883	2,223,302
Professional fees	121,295	770,315	914,722	160,564	207,125
Supplies	102,673	793,846	800,749	235,489	226,961
Rentals and leases	1,545	19,145	36,439	13,389	5,124
Other operating expenses	96,521	703,815	809,517	252,732	194,190
Provision for doubtful accounts	75,483	436,249	483,388	133,342	87,687
Depreciation and amortization	39,849	268,232	292,689	90,779	75,664
Management fees allocated by the Parent	47,556	382,427	464,429	110,038	106,509
Interest expense	66,579	456,509	533,391	132,967	131,327

Total operating expenses	1,626,417	11,605,731	12,694,818	3,445,183	3,257,889

Income (loss) before income taxes	(41,201)	1,109,917	1,136,651	222,755	296,707
Provision (benefit) for income taxes	(16,548)	452,747	462,058	93,252	121,137

Net income (loss)	(24,653)	657,170	674,593	129,503	175,570
Invested equity (deficit):
Beginning of period	777,598	120,428	(554,165)	(24,653)	120,428
Elimination of predecessor invested equity	(777,598)	—	—	—	—

End of period	$(24,653)	$777,598	$120,428	$104,850	$295,998

HHC DELAWARE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Predecessor			Predecessor
	November 16, 2010	January 1, 2010	Year Ended	Three Months	Three Months
	through	through	December 31,	Ended March 31,	Ended March 31,
	December 31, 2010	November 15, 2010	2009	2011	2010
				(Unaudited)

Operating activities:
Net income (loss)	$(24,653)	$657,170	$674,593	$129,503	$175,570
Adjustments to reconcile net income (loss) to net cash provided by continuing operating activities:
Depreciation and amortization	39,849	268,232	292,689	90,779	75,664
Provision for bad debts	75,483	436,249	483,388	133,342	87,687
Deferred income taxes	(131,664)	419,245	416,701	93,252	99,773
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	273,343	(320,748)	(460,881)	(449,306)	(656,488)
Third party settlements	(22,650)	311,813	(416,735)	(40,415)	(76,383)
Prepaid expenses and other current assets	35,402	(30,574)	(35,513)	22,814	23,236
Other assets	(13,185)	168,892	50,807	(36,208)	96,469
Accounts payable and accrued expenses	230,408	(218,867)	206,737	(136,871)	(209,758)
Income taxes payable	115,116	33,502	45,357	—	21,364
Salaries and benefits payable	(237,420)	275,901	(227,230)	77,816	102,769
Other current liabilities	43,363	(9,755)	(76,627)	(15,303)	6,071

Net cash provided by (used in) operating activities	383,392	1,991,060	953,286	(130,597)	(254,026)
Investing activities:
Capital purchases of leasehold improvements and equipment	(310,380)	(564,760)	(374,729)	(57,469)	(43,426)

Net cash used in investing activities	(310,380)	(564,760)	(374,729)	(57,469)	(43,426)
Financing activities:
Principal payments on long-term debt, including capital leases	(10,519)	(98,621)	(84,674)	(33,203)	(26,158)
Advances from (transfers to) Parent, net	6,098	(1,439,715)	(435,589)	51,806	311,125

Net cash provided by (used in) financing activities	(4,421)	(1,538,336)	(520,263)	18,603	284,967

Net (decrease) increase in cash	68,591	(112,036)	58,294	(169,463)	(12,485)
Cash and cash equivalents at beginning of period	128,606	240,642	182,348	197,197	240,642

Cash and cash equivalents at end of period	$197,197	$128,606	$240,642	$27,734	$228,157

Cash paid for interest	$47,153	$476,407	$533,873	$133,147	$131,453

HHC DELAWARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010

1.	Summary of Significant Accounting Policies

Description of Business

HHC Delaware, Inc. (“MeadowWood”) is a wholly owned subsidiary of Universal Health Services, Inc. (“UHS”) and operates a behavioral health care facility known as MeadowWood Behavioral Health System located at 575 South DuPont Highway, New Castle, Delaware. HHC Delaware, Inc. is the sole member of Delaware Investment Associates, LLC (“MeadowWood Real Estate”), which owns the real estate located at 575 South DuPont Highway, New Castle, Delaware. Collectively, MeadowWood and MeadowWood Real Estate are hereinafter referred to as the Company. On November 15, 2010, UHS completed the acquisition of Psychiatric Solutions, Inc. (“PSI”), the previous owner of the Company. References herein to the Parent refer to PSI for periods prior to the acquisition by UHS and refer to UHS for all post-acquisition periods.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. All significant intercompany balances and transactions have been eliminated in the consolidation of the Company.

Patient Service Revenue

Patient service revenue is recorded on the accrual basis in the period in which services are provided, at established billing rates less contractual adjustments. Contractual adjustments are recorded to state patient service revenue at the amount expected to be collected for the services provided based on amounts reimbursable by Medicare or Medicaid under provisions of cost or prospective reimbursement formulas or amounts due from other third-party payors at contractually determined rates. Approximately 30%, 27% and 19% of revenue for the period November 16, 2010 through December 31, 2010, and the predecessor periods of January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively, was obtained from providing services to patients participating in the Medicaid program. Approximately 41%, 40% and 44% of revenue for the period November 16, 2010 through December 31, 2010, and the predecessor periods of January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively, was obtained from providing services to patients participating in the Medicare program.

Settlements under cost reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by such programs, rights of appeal and the application of numerous technical provisions.

The Company provides care without charge to patients who are financially unable to pay for the health care services they receive. Because the Company does not pursue collection of amounts determined to qualify as charity care, these amounts are not reported as revenue. Charity care totaled $55,415, $194,121, and $177,570 for the period ended November 16, 2010 through December 31, 2010 and the predecessor periods January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively.

Cash and Cash Equivalents

The Parent established, for the Company, zero balancing depository, payables and payroll bank accounts which are swept or funded by the Parent. The Hospital’s consolidated financial statement balance for these bank accounts generally represents deposits not yet swept to the Parent. See Note 2.

HHC DELAWARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounts Receivable

Accounts receivable is comprised of patient service revenue and is recorded net of allowances for contractual discounts and estimated doubtful accounts. Such amounts are owed by various governmental agencies, insurance companies and private patients. Medicare comprised approximately 20% and 19% of accounts receivable at December 31, 2010 and 2009 (Predecessor), respectively. Medicaid comprised approximately 19% and 18% of accounts receivable at December 31, 2010 and 2009 (Predecessor), respectively. Concentration of credit risk from other payors is reduced by the large number of patients and payors.

Allowance for Doubtful Accounts

The ability to collect outstanding patient receivables from third party payors is critical to operating performance and cash flows. The primary collection risk with regard to patient receivables relates to uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. The Company estimates the allowance for doubtful accounts primarily based upon the age of the accounts since the patient discharge date. The Company continually monitors our accounts receivable balances and utilizes cash collection data to support our estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.

Allowances for Contractual Discounts

The Medicare and Medicaid regulations are complex and various managed care contracts may include multiple reimbursement mechanisms for different types of services provided and cost settlement provisions requiring complex calculations and assumptions subject to interpretation. The Company estimates the allowance for contractual discounts on a payor-specific basis given our interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by the Company’s management.

Income Taxes

The Company is included in the consolidated return of UHS and, through an agreement with the Parent, account for their share of the consolidated tax obligations using an “as if separate return” methodology. In that regard, the Company accounts for income taxes under the asset and liability method in accordance with FASB authoritative guidance regarding accounting for income taxes and its related uncertainty. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply when the temporary differences are expected to reverse. The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income to determine whether a valuation allowance should be established.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the useful lives of the assets, which range from 25 to 40 years for buildings and improvements and 2 to 7 years for equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful lives of the assets. Depreciation expense was $39,849, $268,232 and $292,689 for the period November 16, 2010 through December 31, 2010, the predecessor periods January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively. Depreciation expense includes the amortization of assets recorded under capital leases.

HHC DELAWARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Assets

Other assets represent cash placed in escrow for the payment of property taxes as such amounts become due.

Costs in Excess of Net Assets Acquired (Goodwill)

The Company accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, and ASC 350, Goodwill and Other Intangible Assets. Goodwill is reviewed at least annually for impairment. Potential impairment exists if the Company’s carrying value exceeds its fair value. If the Company identifies a potential impairment of goodwill, the implied fair value of goodwill is determined. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recorded. The Company noted no goodwill impairment for any periods presented in the accompanying consolidated financial statements.

During 2010, goodwill increased by approximately $7.4 million as a result of the acquisition of PSI (including the Company) by UHS effective November 15, 2010.

2.	Due to Parent

Cash Management

Due to Parent balances represent the initial capitalization of the Company as well as the excess of funds transferred to or paid on behalf of the Company over funds transferred to the centralized cash management account of the Parent. Generally, this balance is increased by automatic transfers from the account to reimburse the Company’s bank accounts for operating expenses and to pay the Company’s debt, completed construction project additions, fees and services provided by the Parent, including information systems services and other operating expenses such as payroll, insurance, and income taxes. Generally, this balance is decreased through daily cash deposits by the Company to the centralized cash management account of the Parent. The following paragraphs more fully describe the methodology of allocating costs to the Company.

Management Fees

The Parent allocates its corporate office expenses (excluding interest, depreciation, taxes, and amortization) to its owned and leased facilities (including the Company) as management fees. These management fees are allocated based upon the proportion of an individual facility’s total expenses to the total expenses of all owned and leased facilities in the aggregate. Management fees allocated to the Company for the period from November 16, 2010 to December 31, 2010, the predecessor periods from January 1, 2010 to November 15, 2010, and for the year ended December 31, 2009, were $47,556, $382,427, and $464,429, respectively. Although management considers the allocation method to be reasonable, due to the relationship between the Company and its Parent, the terms of the allocation may not necessarily be indicative of that which would have resulted had the Company been an unrelated entity.

Information Technology Costs

Costs of information technology related to certain standard Parent sponsored information technology platforms are included in the management fee allocation.

General and Professional Liability Risks

The costs of general and professional liability coverage are allocated by the Parent’s wholly-owned captive insurance subsidiary to the Company based on a percentage of revenue adjusted by a factor which considers the type of entity as well as historical loss experience. The general and professional liability expense allocated to the Company was $20,380, $136,587, and $146,614 for the period November 16, 2010 through December 31, 2010,

HHC DELAWARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and the predecessor periods January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively.

Workers’ Compensation Risks

The Parent, on behalf of its affiliates, carries workers’ compensation insurance from an unrelated commercial insurance carrier. The Parent’s workers’ compensation program is fully insured with a $500,000 deductible per accident. The cost of this program is allocated to all covered affiliates based on a percentage of anticipated payroll costs as adjusted for the state in which the affiliate is located. Such costs allocated to the Company totaled $15,378, $108,308 and $105,557 for the period November 16, 2010 through December 31, 2010, and the predecessor periods January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively.

3.	Commitments and Contingencies

The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Parent assumes the responsibility for all general and professional liability claims incurred and maintains the related liabilities; accordingly, no liability for general and professional claims is recorded on the accompanying consolidated balance sheet. The Company believes that the ultimate resolution of such matters will be adequately covered by insurance and will not have a material adverse effect on their financial position or results of operations.

The Parent’s interest in the Company has been pledged as collateral for the Parent’s borrowings under various credit agreements.

Current Operations

Final determination of amounts earned under prospective payment and cost-reimbursement arrangements is subject to review by appropriate governmental authorities or their agents. The Company believes adequate provision has been made for any adjustments that may result from such reviews.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in substantial compliance with all applicable laws and regulations and is not aware of any material pending or threatened investigations involving allegations of potential wrongdoing. While no material regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

4.	Long-Term Debt

Long-term debt consists of the following:

		Predecessor
	December 31,	December 31,	March 31,
	2010	2009	2011
			(Unaudited)

Mortgage loan on facility, maturing in 2036 bearing a fixed interest rate of 6.99%	$6,662,010	$6,750,776	$6,638,834
Capital lease obligations	126,271	70,521	116,244

	6,788,281	6,821,297	6,755,078
Less current portion	140,153	114,614	159,132

Long-term debt	$6,648,128	$6,706,683	$6,595,946

HHC DELAWARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mortgage Loans

At December 31, 2010, the Company had $6,662,010 debt outstanding under a mortgage loan agreement insured by the U.S. Department of Housing and Urban Development (“HUD”). The mortgage loan insured by HUD is secured by real estate located at 575 South DuPont Highway, New Castle, Delaware. Interest accrues on the HUD loan at 6.99% and principal and interest are payable in 420 monthly installments through October 2036. The carrying amount of assets held as collateral approximated $6,101,753 at December 31, 2010.

Other

The aggregate maturities of long-term debt, including capital lease obligations, are as follows:

2011	$140,153
2012	144,624
2013	145,021
2014	120,407
2015	125,774
Thereafter	6,112,302

Total	$6,788,281

5.	Operating Leases

The Company has assumed or executed various non-cancelable operating leases. At December 31, 2010, future minimum lease payments under operating leases having an initial or remaining non-cancelable lease term in excess of one year are as follows:

2011	$14,461
2012	14,461
2013	14,461
2014	14,461
2015	14,461

Total	$72,305

6.	Income Taxes

The provision for income taxes attributable to income from operations consists of the following:

Provision for Income Taxes

HHC DELAWARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Predecessor			Predecessor
	November 16, 2010	January 1, 2010		Three Months	Three Months
	through	through	Year Ended	Ended	Ended
	December 31, 2010	November 15, 2010	December 31, 2009	March 31, 2011	March 31, 2010
				(Unaudited)

Current:
Federal	$115,116	$33,502	$45,357	$—	$21,364
State	—	—	—	—	—

	115,116	33,502	45,357	—	21,364
Deferred:
Federal	(128,119)	322,359	317,827	73,036	73,868
State	(3,545)	96,886	98,874	20,216	25,905

	(131,664)	419,245	416,701	93,252	99,773

Provision (benefit) for income taxes	$(16,548)	$452,747	$462,058	$93,252	$121,137

The reconciliation of income tax computed by applying the U.S. federal statutory rate to the actual income tax expense attributable to income from operations is as follows:

		Predecessor			Predecessor
	November 16, 2010	January 1, 2010		Three Months	Three Months
	through	through	Year Ended	Ended	Ended
	December 31, 2010	November 15, 2010	December 31, 2009	March 31, 2011	March 31, 2010
				(Unaudited)

Federal tax	$(14,420)	$388,471	$397,828	$79,917	$103,847
State income taxes (net of federal)	(2,304)	62,976	64,268	13,140	16,838
Other	176	1,300	(38)	195	452

Provision (benefit) for income taxes	$(16,548)	$452,747	$462,058	$93,252	$121,137

HHC DELAWARE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising temporary differences are as follows:

		Predecessor
	December 31, 2010	December 31, 2009	March 31, 2011
			(Unaudited)

Deferred Tax Assets:
Net operating loss carryforwards	$83,446	$111,300	$97,599
Allowance for doubtful accounts	444,814	564,854	408,843
Accrued liabilities	108,044	85,344	79,179
Other	9,144	5,247	9,330

Total deferred tax assets	645,448	766,745	594,951
Deferred tax liabilities:
Intangible assets	(322,174)	(232,236)	(344,651)
Property and equipment	(667,465)	(586,278)	(687,743)
Other	—	(4,841)	—

Total deferred tax liabilities	(989,639)	(823,355)	(1,032,394)

Total net deferred tax liability	$(344,191)	$(56,610)	$(437,443)

The Company has state net operating loss carryforwards as of December 31, 2010 that total approximately $1.5 million which will expire in years 2026 through 2028.

7.	Employee Benefit Plan

The Company participates in a Parent-sponsored tax-qualified profit sharing plan with a cash or deferred arrangement whereby employees who have completed three months of service and are age 21 or older are eligible to participate. The Plan allows eligible employees to make contributions of 1% to 85% of their annual compensation, subject to annual limitations. The Plan enables the Parent to make discretionary contributions into each participant’s account that fully vest over a four year period based upon years of service. No contributions were made by the Parent to the Plan during the period November 16, 2010 through December 31, 2010, the predecessor periods January 1, 2010 through November 15, 2010, and for the year ended December 31, 2009, or the three months ended March 31, 2011 (unaudited).

8.	Subsequent Events

In March, 2011, UHS entered into an agreement to sell the Company to a third party for approximately $21.5 million. The transaction is expected to close late in the second quarter of 2011.

The Company has evaluated subsequent events through June 24, 2011, the date these financial statements were available to be issued, and determined that: (1) no subsequent events have occurred that would require recognition in the accompanying consolidated financial statements; and (2) no other subsequent events have occurred that would require disclosure in the notes thereto.

Annex A

AGREEMENT AND PLAN OF MERGER
among
PHC, INC.,
ACADIA HEALTHCARE COMPANY, INC.
and
ACADIA MERGER SUB, LLC
Dated as of May 23, 2011

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Location of Definition

Acadia	Preamble
Acadia Balance Sheet	§ 3.11
Acadia Board	Recitals
Acadia Common Stock	§ 2.01(a)
Acadia Disclosure Schedule	Preamble to Article III
Acadia Expenses	§ 8.02(i)
Acadia Financials	§ 3.07(a)
Acadia Material Contract	§ 3.16
Acadia Member Approval	§ 3.19(b)
Acadia Organizational Documents	§ 3.02
Acadia Permits	§ 3.06
Acadia Plans	§ 3.13(a)
Acadia Reimburse Expenses	§8.02(c)
Acadia Stock	§ 3.03(a)
Acadia Stockholders	Recitals
Action	§ 3.10
Agreement	Preamble
Alternative Acquisition Agreement	§ 6.04(c)(ii)
Assumed Stock Option	§ 2.05(b)
Assumed Warrant	§ 2.05(c)
Certificate of Merger	§ 1.03
Certificates	§ 2.02(a)
Certified Shares	§ 2.02(a)
Class A Merger Consideration	§ 2.01(a)
Class B Merger Consideration	§ 2.01(a)
Closing	§ 1.02
Closing Excess Shares	§ 2.01(e)
Code	Recitals
Common Stock Trust	§ 2.01(e)(iii)
Confidentiality Agreement	§ 6.03(b)
Debt Commitment Letters	§ 6.16
Delaware Act	Recitals
Delaware Law	Recitals
D&O Insurance	§ 6.05(b)
Effective Time	§ 1.03
End Date	§ 8.01(b)(i)
Environmental Laws	§ 3.18(a)
ERISA	§ 3.13(a)
Estimated Acadia Fees and Expenses	§ 3.22
Estimated Pioneer Fees and Expenses	§ 4.23
Exchange Act	§ 3.05(b)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)

A-iv

Defined Term	Location of Definition

Financing	§ 6.17
Form S-4	§ 3.05(b)
GAAP	§ 3.07(c)
Government Program	§ 3.05(b)
Governmental Authority	§ 3.05(b)
HSR Act	§ 3.05(b)
Indemnified Party	§ 6.05(a)
Interim Pioneer Financials	§ 4.07(a)
IRS	§ 3.13(c)
Massachusetts Law	§ 6.02(a)
MeadowWood Schedule Supplement	§ 6.08(b)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Nasdaq	§ 7.02(g)
Non-Paying Party	§ 8.02(d)
Notice Period	§ 6.04(d)(iii)
Order	§ 3.10
Pioneer	Preamble
Pioneer Board	Recitals
Pioneer Balance Sheet	§ 4.11
Pioneer Board Adverse Recommendation Change	§ 6.04(c)
Pioneer Board Recommendation	§ 4.19(a)
Pioneer Class A Common Stock	§ 4.03(a)
Pioneer Class B Common Stock	§ 4.03(a)
Pioneer Class C Common Stock	§ 4.03(a)
Pioneer Disclosure Schedule	Preamble to Article IV
Pioneer Expenses	§ 8.02(c)(ii)
Pioneer Financial Advisor	§ 4.21
Pioneer Financials	§ 4.07
Pioneer Material Contract	§ 4.16
Pioneer Organizational Documents	§ 4.02
Pioneer Permits	§ 4.06
Pioneer Preferred Stock	§ 4.03(a)
Pioneer Shareholders	Recitals
Pioneer Shareholders’ Meeting	§ 6.02(a)
Pioneer Stock	§ 4.03(a)
Pioneer Stock Option	§ 2.05(b)
Pioneer Voting Agreement	Recitals
Pioneer Warrant	§ 2.05(c)
Pre-Merger Acadia Stock	§ 2.06(a)
Proxy Statement/Prospectus	§ 3.05(b)
Record Date	§ 6.02(b)
Replacement Plans	§ 6.07(a)

A-v

Defined Term	Location of Definition

SEC	§ 3.05(b)
SEC Reports	§ 4.07
Securities Act	§ 3.05(b)
Surviving Company	§ 1.01
Transactions	Recitals
Voting Acadia Debt	§ 3.03(c)
Voting Pioneer Debt	§ 4.03(c)
WARN Act	§ 3.14(d)
YFCS Financials	§ 3.07(b)

A-vi

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 23, 2011, by and among PHC, Inc., a Massachusetts corporation (“Pioneer”), Acadia Healthcare Company, Inc., a Delaware corporation (“Acadia”), and Acadia Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Act, as amended (the “Delaware Act” and, collectively with the laws of the State of Delaware, “Delaware Law”) and the Massachusetts Business Corporation Act (the “MBCA”), Pioneer, Acadia and Merger Sub have agreed to enter into a business combination transaction pursuant to which Pioneer will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”);

WHEREAS, the board of directors of Acadia (the “Acadia Board”) has (i) determined that the Merger and the other transactions contemplated by this Agreement, including without limitation all the matters described in Section 6.02(a) (collectively, the “Transactions”) are fair to and in the best interests of Acadia and the stockholders of Acadia (the “Acadia Stockholders”), and (ii) approved this Agreement;

WHEREAS, (i) Acadia is the sole member of Merger Sub, (ii) the Acadia Board has approved this Agreement and (iii) immediately following the execution of this Agreement, Acadia, as the sole member of Merger Sub, shall adopt this Agreement;

WHEREAS, the board of directors of Pioneer (the “Pioneer Board”) has (i) determined that the Transactions are fair to and in the best interests of Pioneer and the shareholders of Pioneer (the “Pioneer Shareholders”), (ii) adopted this Agreement, (iii) directed that this Agreement be submitted to the Pioneer Shareholders for their approval and (iv) resolved to recommend that the Pioneer Shareholders approve this Agreement and the Merger;

WHEREAS, this Agreement is intended to constitute a “plan of reorganization” with respect to the Merger for United States federal income tax purposes pursuant to which the Merger is to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the ‘‘Code”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Acadia to enter into this Agreement, each of the persons identified on Schedule A attached hereto have entered into voting agreements with Pioneer and Acadia (the “Pioneer Voting Agreement”), dated as of the date of this Agreement, which agreements are in substantially the form of Exhibit A attached hereto, pursuant to which each such Person has agreed, among other things, to vote all shares of Pioneer Stock held by such Person in favor of the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Pioneer, Merger Sub and Acadia hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law and the MBCA, at the Effective Time, Pioneer shall be merged with and into Merger Sub. At the Effective Time, the separate corporate existence of Pioneer shall cease, and Merger Sub shall continue as the surviving company of the Merger (the ‘‘Surviving Company”), and shall be a wholly owned, direct subsidiary of Acadia. The Surviving Company will be governed by Delaware Law.

Section 1.02  Closing.  The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Central time, on the second Business Day following the satisfaction or, if permissible, waiver of the conditions to the Merger set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing), at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, unless another time, date and/or place is agreed to in writing by Acadia and Pioneer (the “Closing Date”).

Section 1.03  Effective Time.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and completed in accordance with, the relevant provisions of Delaware Law and by filing with the Secretary of State of the Commonwealth of Massachusetts articles of merger (“Articles of Merger”), together with any required related certificates, in such form as is required by, and executed and completed in accordance with, the relevant provisions of the MBCA. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Articles of Merger is duly filed with the Secretary of State of the Commonwealth of Massachusetts or at such subsequent date and time as Acadia and Pioneer shall mutually agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.04  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of Delaware Law and the MBCA.

Section 1.05  Governing Documents of the Surviving Company.  At the Effective Time:

(a) The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

(b) The Limited Liability Company Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided by applicable law and such limited liability company agreement.

Section 1.06  Governing Documents of Acadia.  Prior to the Effective Time:

(a) The Certificate of Incorporation of Acadia shall be amended and restated as set forth in Exhibit B.

(b) The By-laws of Acadia shall be amended and restated as set forth in Exhibit C.

Section 1.07  Managers and Officers.

(a) The managers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the managers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.

(b) The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.

ARTICLE II

EFFECT OF THE MERGER ON SECURITIES

Section 2.01  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Acadia, Merger Sub, Pioneer or the holders of Pioneer Class A Common Stock or Pioneer Class B Common Stock, the following shall occur:

(a) Conversion of Pioneer Shares.  Each share of Pioneer Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Pioneer Class A Common Stock to be cancelled pursuant to Section 2.01(b), (ii) any shares of Pioneer Class A Common Stock owned by any Pioneer Subsidiary and (iii) any Dissenting Shares pursuant to Section 2.03) shall be converted into and become exchangeable for one-quarter (1/4) of one fully paid and nonassessable share of common stock, par value $0.01 per share, of Acadia (“Acadia Common Stock”) (the “Class A Merger Consideration”). Each share of Pioneer Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Pioneer Class B Common Stock to be cancelled pursuant to Section 2.01(b), (ii) any share of Pioneer Class B Common Stock owned by any Pioneer Subsidiary and (iii) any Dissenting Shares pursuant to

Section 2.03) shall be converted into and become exchangeable for (x) one-quarter (1/4) of one fully paid and nonassessable share of Acadia Common Stock and (y) the Pioneer Per Share Class B Cash Consideration (the “Class B Merger Consideration,” and together with the “Class A Merger Consideration,” the “Merger Consideration”). At the Effective Time, all shares of Pioneer Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration therefor.

(b) Cancellation of Certain Shares.  Each share of Pioneer Common Stock held in the treasury of Pioneer immediately prior to the Effective Time shall be automatically cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub Units.  The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain the issued and outstanding membership interests in the Surviving Company after the Effective Time.

Section 2.02  Exchange of Certificates.

(a) Exchange Agent and Exchange Fund.  Prior to the Effective Time, Acadia shall appoint an agent (the “Exchange Agent”) reasonably acceptable to Pioneer for the purpose of exchanging for Merger Consideration (i) certificates (“Certificates”) representing shares of Pioneer Common Stock (“Certificated Shares”) and (ii) uncertificated shares of Pioneer Common Stock (“Uncertificated Shares”). At or prior to the Effective Time, Acadia shall deposit with or otherwise make available to the Exchange Agent, in trust for the benefit of holders of shares of Pioneer Common Stock, (i) certificates representing shares of Acadia Common Stock sufficient to deliver the aggregate Merger Consideration in accordance with Section 2.01(a) and Section 2.02(e)(i) and (ii) $5,000,000 cash for payment of the Pioneer Class B Cash Consideration (such certificates for shares of Acadia Common Stock and cash are collectively referred to as the “Exchange Fund”). Acadia agrees to make available to the Exchange Agent, from time to time after the Closing as needed, any dividends or distributions to which such holder is entitled pursuant to Section 2.02(h) of this Agreement, it being understood no holder of shares of Acadia Common Stock received as Merger Consideration shall be entitled to participate in any dividend or distribution contemplated by Section 2.06 with respect to such stock.

(b) Exchange Procedures.  Promptly after the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Acadia shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Pioneer Common Stock at the Effective Time a letter of transmittal and instructions reasonably acceptable to Pioneer (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper surrender of the Certificates to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the transfer of Pioneer Common Stock in book) for use in such exchange. Each holder of Pioneer Common Stock whose Pioneer Common Stock have been converted into the right to receive the Merger Consideration pursuant to Section 2.01(a) shall be entitled to receive, upon (i) surrender to the Exchange Agent of one or more Certificates, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, (w) whole shares of Acadia Common Stock to which such holder of Pioneer Common Stock shall have become entitled pursuant to the provisions of Article II (after taking into account all shares of Pioneer Common Stock then held by such holder), (x) a check representing the amount, if any, of the Pioneer Class B Cash Consideration such holder of Pioneer Common Stock shall have become entitled pursuant to the provisions of Article II, and (y) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(e) in respect of the Certificate(s) or Uncertificated Shares surrendered or transferred pursuant to the provisions of this Section 2.02, and (z) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.02(h), and the Certificate or Certificates so surrendered or transferred shall forthwith be cancelled. The shares of Acadia Common Stock constituting part of such Merger Consideration, at Acadia’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Pioneer Common Stock or is otherwise required under Applicable Law. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.02(h).

(c) Issuance or Payment to Persons Other Than the Registered Holder.  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) No Further Rights in Pioneer Common Stock.  All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Pioneer Common Stock. From and after the Effective Time, the holders of Certificates and Uncertificated Shares shall cease to have any rights with respect to such shares of Pioneer Common Stock except as otherwise provided herein.

(e) Fractional Shares.

(i) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acadia Common Stock shall be issued upon the surrender of Certificates or transfer of Uncertificated Shares for exchange, no dividend or distribution with respect to Acadia Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acadia.

(ii) As promptly as practicable following the Effective Time, Acadia shall determine the excess of (x) the number of full shares of Acadia Common Stock to be issued by Acadia pursuant to Section 2.01(a) over (y) the aggregate number of full shares of Acadia to be delivered pursuant to Section 2.02(a) (such excess being herein called the “Closing Excess Shares”). As soon after the Effective Time as practicable, Acadia, as agent for the holders of Pioneer Capital Stock, shall sell the Closing Excess Shares at then prevailing prices on the exchange or electronic market on which such Closing Excess Shares are traded, all in the manner provided in Section 2.02(e)(iii) below.

(iii) The sale of the Closing Excess Shares by Acadia shall be executed on the exchange or electronic market on which such shares are traded through one or more member firms and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Pioneer Capital Stock, Acadia will hold such proceeds in trust for the holders of Pioneer Capital Stock (the “Common Stock Trust”). Acadia shall determine the portion of the Common Stock Trust to which each holder of Pioneer Capital Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Pioneer Capital Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Pioneer Capital Stock are entitled.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund deposited with or otherwise made available to the Exchange Agent pursuant to Section 2.02(a) that remains unclaimed by the holders of Pioneer Common Stock nine (9) months after the Effective Time shall be returned to Acadia, upon demand, and any such holder who has not exchanged its shares of Acadia Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Acadia for, and Acadia shall remain liable for, payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.02(h), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Acadia shall not be liable to any holder of Pioneer Common Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Pioneer Common Stock five (5) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Acadia, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acadia, the posting by such Person of a bond, in such reasonable and customary amount as Acadia may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will cause to be paid, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or distributions with respect thereto pursuant to Section 2.02(h), in accordance with this Article II.

(h) Dividends and Distributions.  No dividends or other distributions with respect to securities of Acadia constituting part of the Merger Consideration shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in Section 2.02(b). Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Acadia have been registered, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Acadia Common Stock represented by such Certificate or Uncertificated Share, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Acadia Common Stock represented by such Certificate or Uncertificated Share.

(i) Withholding.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Company and Acadia shall be entitled to deduct or withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Pioneer shall, and shall cause its Affiliates to, assist Acadia in making such deductions and withholding as reasonably requested by Acadia. If the Exchange Agent, the Surviving Company or Acadia, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Pioneer Common Stock in respect of which the Exchange Agent, the Surviving Company or Acadia, as the case may be, made such deduction and withholding.

Section 2.03  Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Pioneer Class A Common Stock and Pioneer Class B Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of shares of Pioneer Class A Common Stock or Pioneer Class B Common Stock who have not voted in favor of or consented thereto in writing and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 13.02 of the MBCA (such shares, the ‘‘Dissenting Shares”), shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 2.03) and shall entitle such shareholder (a “Dissenting Shareholder”) only to payment of the fair value of such Dissenting Shares, in accordance with Section 13.02 of the MBCA, unless and until such Dissenting Shareholder withdraws (in accordance with Part 13 of the MBCA) or effectively loses the right to dissent. Pioneer shall not, except with the prior written consent of Acadia or as otherwise required by applicable Law, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of Dissenting Shares prior to the Effective Time. Pioneer shall give Acadia prompt notice of any such demands prior to the Effective Time and Acadia shall have the right to participate in and control all negotiations and proceedings with respect to any such demands. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with Part 13 of the MBCA) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Shareholder shall be cancelled and converted into and represent the right to receive the Merger Consideration pursuant to Section 2.01(a).

Section 2.04  Stock Transfer Books.  At the Effective Time, the stock transfer books of Pioneer shall be closed (after giving effect to the items contemplated by this Article III) and thereafter, there shall be no further registration of transfers of shares of Pioneer Common Stock theretofore outstanding on the records of Pioneer. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Pioneer Common Stock except as otherwise provided herein or by Law.

Section 2.05  Pioneer Options and Stock-Based Awards.

(a) Equity Award Waivers.  Prior to the Effective Time, Pioneer shall use its reasonable best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Acadia, from holders of Pioneer Options and other equity awards under the Pioneer Equity Plans and take all such other action, without incurring any liabilities in connection therewith, as Acadia may deem to be necessary to give effect to the transactions contemplated by this Section 2.05. As promptly as practicable following the date of this Agreement, the Pioneer Board (or, if appropriate, any committee thereof administering the Pioneer Equity Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 2.05.

(b) Pioneer Options.  Effective as of the Effective Time, each then outstanding option to purchase shares of Pioneer Common Stock, whether vested or unvested, (each a “Pioneer Stock Option”), pursuant to the Pioneer Stock Plans and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of, consultant or other service provider to, Pioneer or any of its Subsidiaries shall be assumed by Acadia and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an option to purchase one-quarter (1/4) of one share of Acadia Common Stock (an “Assumed Stock Option”) for each share of Pioneer Common Stock subject to such Pioneer Stock Option and the per share exercise price for Acadia Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to (i) the exercise price per share of Pioneer Common Stock at which such Pioneer Stock Option was exercisable immediately prior to the Effective Time multiplied by (ii) four (4) (rounded up to the nearest whole cent), provided, however, that such conversion and assumption of the Assumed Stock Options shall comply with the regulations and other binding guidance under Section 409A of the Code. Except as otherwise provided herein or as set forth on Schedule 2.05(b) (the Assumed Stock Option Schedule), the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions as contemplated by Pioneer Stock Plans) as were applicable to the corresponding Pioneer Stock Options immediately prior to the Effective Time.

(c) Pioneer Warrants.  Effective as of the Effective Time, each outstanding warrant to purchase shares of Pioneer Common Stock (each a “Pioneer Warrant”), pursuant to the award agreements evidencing the grant thereunder, shall be assumed by Acadia and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a warrant to purchase one-quarter (1/4) of one share of Acadia Common Stock (an “Assumed Warrant”) for each share of Pioneer Common Stock subject to such Pioneer Warrant and the per share exercise price for Acadia Common Stock issuable upon the exercise of such Assumed Warrant shall be equal to (i) the exercise price per share of Pioneer Common Stock at which such Pioneer Warrant was exercisable immediately prior to the Effective Time multiplied by (ii) four (4) (rounded up to the nearest whole cent), provided, however, that such conversion and assumption of the Assumed Warrant shall comply with the regulations and other binding guidance under Section 409A of the Code. Except as otherwise provided herein, the Assumed Warrants shall be subject to the same terms and conditions (including expiration date and exercise provisions as contemplated by the applicable award agreement) as were applicable to the corresponding Pioneer Warrant immediately prior to the Effective Time.

(d) Miscellaneous.  All amounts payable under this Section 2.05 shall be reduced by amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding or deduction was made.

Section 2.06  Acadia Common Stock and Related Matter.

(a) Existing Acadia Shares.  Prior to the Effective Time, Acadia shall consummate a stock split, reverse stock split or issuance of Acadia Common Stock such that the shares of Acadia Common Stock issued and outstanding immediately prior to the Effective Time (“Pre-Merger Acadia Stock”) will, immediately following the Effective Time, equal 77.5% of the Fully Diluted Shares.

(b) Deficit Note(s).  At the Effective Time, if the Net Proceeds Condition is not met, Acadia shall issue to the holders of Acadia Common Stock immediately prior to the Effective Time the Deficit Note(s).

(c) Net Proceeds.  Immediately prior to the Effective Time Acadia shall have the right to declare and, if so declared, at the Effective Time Acadia shall pay a cash dividend to the holders of shares Acadia Common Stock issued and outstanding immediately prior to the Effective Time in an aggregate amount equal to the Net Proceeds minus the PSA Termination Amount. While under no obligation to make a dividend, it is Acadia’s intention to declare such dividend.

(d) Professional Services Agreement.  At the Effective Time, in connection with the Merger, the financing and the termination of the Professional Services Agreement, Acadia shall have the right to pay the PSA Amount to Waud Capital Partners, LLC pursuant to the terms of a termination agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACADIA AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Acadia and Merger Sub to Pioneer concurrently with the execution and delivery of this Agreement (the “Acadia Disclosure Schedule”), Acadia and Merger Sub hereby represent and warrant to Pioneer as follows:

Section 3.01  Organization, Standing and Power; Subsidiaries.

(a) Each of Acadia and its Subsidiaries is a limited liability company or corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation. Each of Acadia and its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted, and is duly qualified to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have an Acadia Material Adverse Effect.

(b) Section 3.01(b) of the Acadia Disclosure Schedule contains a true and complete list of all the Subsidiaries of Acadia, together with the jurisdiction of organization of each such Subsidiary, the percentage of the outstanding capital stock or other equity interests of each such Subsidiary owned by Acadia and each other Subsidiary of Acadia and the ownership interest of any other Person or Persons in each Subsidiary of Acadia. None of Acadia or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Subsidiaries of Acadia).

Section 3.02  Acadia Organizational Documents.  Acadia has made available to Pioneer a true and correct copy of the limited liability company agreement, certificate of incorporation, bylaws and other governing documents, as applicable, of Acadia and each of its Subsidiaries, each as amended to date (collectively, the “Acadia Organizational Documents”). The Acadia Organizational Documents are in full force and effect. Neither Acadia nor any of its Subsidiaries is in violation of any of the provisions of its Acadia Organizational Documents, except, in the case of any Subsidiary of Acadia, for violations that would not have an Acadia Material Adverse Effect.

Section 3.03  Capitalization.

(a) The authorized capital stock of Acadia consists of (i) 100,000,000 shares of Common Stock (collectively, the “Acadia Stock”).

(b) As of the date hereof, (i) 17,676,101 shares of Acadia Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Acadia Stock are held in the treasury of Acadia, and (iii) no shares of Acadia Stock are held by the Subsidiaries of Acadia.

(c) There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Acadia Stock or capital stock of any Subsidiary of Acadia or obligating Acadia or any of its Subsidiaries to issue or sell any Acadia Stock, shares of capital stock of, or other equity interests in, Acadia or any of its Subsidiaries. All Acadia Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no material outstanding contractual obligations of Acadia or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Acadia Stock or shares of capital stock of any Subsidiary of Acadia, or options, warrants or other rights to acquire Acadia Stock or shares of capital stock of any Subsidiary of Acadia, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. There are no bonds, debentures, notes or other indebtedness of Acadia or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Acadia Stock may vote (“Voting Acadia Debt”). Except for any obligations pursuant to this Agreement, the Acadia Equity Compensation Plans, or as otherwise set forth above, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which Acadia or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Acadia or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Acadia Stock, shares of capital stock or other equity interests in, or any security convertible or exchangeable for any Acadia Stock, capital stock of or other equity interest in, Acadia or any of its Subsidiaries or any Voting Acadia Debt, (ii) obligating Acadia or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any Person the right to receive any economic interest of a nature accruing to the holders of any Acadia Stock. None of Acadia or any of its Subsidiaries is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to the Acadia Stock or any equity securities of the Subsidiaries of Acadia or any other Contract relating to disposition, voting, distributions or dividends with respect to any Acadia Stock or equity securities of any of Acadia’s Subsidiaries.

(d) Section 3.03(d) of the Acadia Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of any agreement, instrument or other obligation pursuant to which any indebtedness for borrowed money of Acadia or any of its Subsidiaries in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of any agreements that relate to guarantees by the Acadia or any of its Subsidiaries of indebtedness of any other Person in excess of $250,000.

(e) Section 3.03(e) of the Acadia Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Acadia Member and the number and classes of Acadia Stock beneficially owned by such Person. As of the date hereof, no other Person not disclosed in Section 3.03(e) of the Acadia Disclosure Schedule has a beneficial interest in or a right to acquire any Acadia Stock. The Acadia Stock disclosed in Section 3.03(e) of the Acadia Disclosure Schedule are, and at the Effective Time shall be, free of any Liens, other than Permitted Liens.

(f) Each outstanding limited liability company interest, share of capital stock, and any other equity interest in each Subsidiary of Acadia is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by Acadia or another Subsidiary of Acadia free and clear of all options, rights of first refusal, agreements, limitations on Acadia’s or any of its Subsidiaries’ voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

Section 3.04  Authority Relative to This Agreement.  Acadia and Merger Sub have all necessary corporate and limited liability company power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Acadia and Merger Sub and the consummation by Acadia and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate and limited liability company action, and no other proceedings on the part of Acadia or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law and the MBCA). This Agreement has been duly and validly executed and delivered by Acadia and Merger Sub and, assuming the due authorization, execution and delivery by Pioneer, constitutes a legal, valid and binding obligation of Acadia and Merger Sub, enforceable against Acadia and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 3.05  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Acadia and Merger Sub does not, and the performance of this Agreement by Acadia and Merger Sub and the consummation by Acadia and Merger Sub of the Transactions will not, (i) conflict with or violate the Acadia Organizational Documents, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained, that all filings and notifications and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any law, applicable to Acadia or any of its Subsidiaries or by which any property or asset of Acadia or any such Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Acadia or any such Subsidiary pursuant to, any Acadia Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have an Acadia Material Adverse Effect or prevent, or materially alter or delay, the consummation of the Transactions.

(b) The execution and delivery of this Agreement by Acadia does not, and the performance of this Agreement by Acadia and the consummation by Acadia of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority, accreditation agency, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the ‘‘SEC”) of the proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Pioneer Shareholders in connection with the Transactions (the “Proxy Statement/ Prospectus”) and of a registration statement on Form S-4 pursuant to which the shares of Acadia Common Stock to be issued in the Merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”) (together with any amendments or supplements thereto, the ‘‘Form S-4”), and declaration of effectiveness of the Form S-4, and obtaining from the SEC such orders as may be required in connection therewith, (iii) any filings required by the rules of the AMEX, (iv) the filing and recordation of appropriate merger documents as required by Delaware Law, the MBCA and appropriate documents with the relevant authorities of other states in which Acadia or any Subsidiary of Acadia is qualified to do business, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (vi) applicable requirements, if any, of Health Care Laws; and (vii) applicable requirements, if any, of Medicare, Medicaid, Tricare or any other similar state or federal health care program (each, a ‘‘Government Program”) in which Acadia, any Subsidiary of Acadia or any Acadia Health Care Facility participates; and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect and would not prevent, or materially alter or delay, the consummation of any of the Transactions.

Section 3.06  Permits; Compliance.  Acadia, each Subsidiary of Acadia and each of the Acadia Health Care Facilities is in possession of all licenses, interim licenses, qualifications, exemptions, registrations, permits, approvals, accreditations, certificates of occupancy and other certificates, franchises and other authorizations of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Acadia Permits”), except where the failure to have, or the suspension or cancellation of, any of the Acadia Permits would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Acadia Permits is pending or, to the knowledge of Acadia, threatened in writing, except where the failure to have, or the suspension or cancellation of, any of the Acadia Permits would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect. Since January 1, 2008, neither Acadia, any Subsidiary of Acadia or any of the Acadia Health Care Facilities is or has been in conflict with, or in default, breach or violation of, (i) any Healthcare Law or other law applicable to such entity or by which any property or asset of such entity is bound or affected, or (ii) any contract or Acadia Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (i) and (ii), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect. Without limiting the generality of the foregoing, (x) Acadia, each Subsidiary of Acadia and each of the Acadia Health Care Facilities is in compliance with the requirements of and conditions for participating in the Government Programs such entity participates in as of the date of this Agreement and (y) all claims for payment or cost reports filed or required to be filed by Acadia and each Acadia Healthcare Facility under any Government Program or any private payor program have been prepared and filed in accordance with all applicable laws, except, in the case of clauses (x) and (y), for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect.

Section 3.07  Financial Statements; Undisclosed Liabilities.

(a) Acadia has delivered to Pioneer its (i) audited consolidated financial statements (including balance sheet, statement of operations and statement of cash flows) as at and for the twelve-month periods ended December 31, 2008, 2009 and 2010, and (ii) unaudited consolidated financial statements for the three-month period ending March 31, 2011 (such audited and unaudited financial statements, collectively, the “Acadia Financials”).

(b) Acadia has delivered to Pioneer (i) audited consolidated financial statements (including balance sheet, statement of operations and statement of cash flows) as at and for the twelve-month periods ended December 31, 2008, 2009 and 2010, and (ii) unaudited consolidated financial statements for the three-month period ending March 31, 2011, in each case of Youth & Family Centered Services, Inc. (such audited and unaudited financial statements, collectively, the ‘‘YFCS Financials”).

(c) Each of the financial statements (including, in each case, any notes thereto) comprising the Acadia Financials and the YFCS Financials was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to the absence of notes and normal and recurring year-end adjustments), and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Acadia and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(d) The records, systems, controls, data and information of Acadia and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Acadia or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on Acadia’s system of internal accounting controls.

(e) Neither Acadia nor any Subsidiary of Acadia has any material liability or obligation of a nature required to be reflected on the face of a balance sheet prepared in accordance with GAAP (and not including any notes thereto), except for liabilities and obligations (i) reflected or reserved against on the audited consolidated balance sheet of Acadia or its Subsidiaries as of December 31, 2010 or on the consolidated balance sheet of Acadia or its Subsidiaries as of March  31, 2011, (ii) reflected or reserved against on the audited consolidated balance sheet included in the YFCS Financial Statements as of December 31, 2010 or on the consolidated balance sheet included in the YFCS Financial Statements as of March 31, 2011, (iii) incurred in connection with the Transactions, or (iv) incurred in the ordinary course of business since December 31, 2010 that would not have an Acadia Material Adverse Effect.

(f) Acadia’s Net Debt does not exceed $163,000,000. No items set forth on the Acadia Disclosure Schedule shall qualify this Section 3.07(f).

Section 3.08  Information Supplied.  The information supplied by Acadia for inclusion or incorporation by reference in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acadia for inclusion in the Proxy Statement/ Prospectus shall not, on the date the Proxy Statement/ Prospectus is first mailed to the Pioneer Shareholders, at the time of the Pioneer Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/ Prospectus based upon information furnished by Pioneer or any of its Representatives.

Section 3.09  Absence of Certain Changes or Events.  Since the Acadia Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of Acadia and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been or occurred:

(a) any Acadia Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of the covenants set forth in Section 5.01.

Section 3.10  Absence of Litigation; Restrictions of Business Activities.  (a) There is no material litigation, suit, claim, investigation, arbitration, mediation, inquiry, action or proceeding of any nature before any Governmental Authority (an “Action”) pending or, to the knowledge of Acadia, threatened against Acadia or any of its Subsidiaries, or any of their respective officers, directors or limited liability company managers, or any property or asset of Acadia or any of its Subsidiaries and (b) none of Acadia or any Subsidiary of Acadia is subject or bound by any material outstanding order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Authority (an ‘‘Order”).

Section 3.11  Title to Property.  Acadia and its Subsidiaries have good, valid and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the audited consolidated balance sheet of Acadia and its consolidated Subsidiaries at the Acadia Balance Sheet Date (the “Acadia Balance Sheet”) or acquired after the Acadia Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Acadia Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens, other than Permitted Liens. The plants, property and equipment of Acadia and its Subsidiaries that are used in the operations of their businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All material properties used in the operations of Acadia and its Subsidiaries are reflected in the Acadia Balance Sheet or the audited consolidated balance sheet included in the YFCS Financial Statements as of December 31, 2010, to the extent required by GAAP. Section 3.11 of the Acadia Disclosure Schedule identifies the address of each parcel of real property owned or leased by Acadia or any of its Subsidiaries.

Section 3.12  Intellectual Property.

(a) Acadia and its Subsidiaries own, license or otherwise legally possess enforceable rights to use all Intellectual Property Rights that are used in the business of Acadia and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have an Acadia Material Adverse Effect. Acadia and its Subsidiaries have not (i) licensed any of the Software owned by Acadia or any of its Subsidiaries in source code form to any party or (ii) entered into any exclusive agreements relating to the Intellectual Property Rights owned by Acadia or any of its Subsidiaries with any party.

(b) Section 3.12(b) of the Acadia Disclosure Schedule lists (i) all Intellectual Property Rights owned by Acadia or any of its Subsidiaries that is patented, registered or subject to applications for patent or registration, including the jurisdictions in which each such Intellectual Property Rights have been issued or registered or in which any application for such issuance and registration has been filed, and (ii) all Acadia Third Party Intellectual Property Rights.

(c) To the knowledge of Acadia, there has been no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property Rights owned by Acadia or any of its Subsidiaries by any third party, including any employee or former employee of Acadia or any of its Subsidiaries. To the knowledge of Acadia, no claim by any

Person contesting the validity, enforceability, use or ownership of any Intellectual Property Rights owned by Acadia or any of its Subsidiaries has been made or is currently outstanding.

(d) Subject to Section 6.07 hereof, Acadia is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property Rights or Acadia Third Party Intellectual Property Rights.

(e) Acadia has taken commercially reasonable steps to maintain the Intellectual Property Rights that Acadia or any of its Subsidiaries owns. Neither Acadia nor any Subsidiary of Acadia has been sued in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property Rights of any third party. To the knowledge of Acadia, neither Acadia nor any Subsidiary of Acadia has infringed or misappropriated any Intellectual Property Rights of any third party. Neither Acadia nor any Subsidiary of Acadia has received any written threats or notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any Person). Neither Acadia nor any Subsidiary of Acadia has brought any action, suit or proceeding for infringement or misappropriation of Intellectual Property Rights or breach of any license or agreement involving Intellectual Property Rights against any third party.

(f) Acadia and all of its Subsidiaries, in connection with businesses of Acadia and such Subsidiaries, have taken commercially reasonable steps to safeguard the internal and external integrity of their respective IT Assets. With respect to such IT Assets, (a) there have been no material unauthorized intrusions or breaches of security within the past thirty-six (36) months, (b) there has not been any material malfunction that has not been remedied or replaced in all material respects, (c) within the past thirty-six (36) months, there has been no material unplanned downtime or material service interruption.

Section 3.13  Employee Benefit Plans.

(a) Section 3.13(a) of the Acadia Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or retention plans, equity and equity-based compensation plans, and other material benefit plans, programs, policies or arrangements which are currently maintained, contributed to or sponsored by Acadia or any Subsidiary of Acadia for the benefit of any current or former employee, consultant, officer or director of Acadia or any Subsidiary of Acadia (collectively, the “Acadia Plans”).

(b) With respect to each Acadia Plan, Acadia has made available to Pioneer copies, as applicable, of (A) such Acadia Plan, including any material amendment thereto, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (C) the two most recent annual reports on Form 5500 required to be filed with respect thereto.

(c) Each Acadia Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service of the United States (the ‘‘IRS”), or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Acadia, no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Acadia Plan.

(d) Each Acadia Plan has been established, funded and administered in accordance in all material respect with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. No Acadia Plan provides retiree or post-employment welfare benefits, and neither Acadia nor any Subsidiary of Acadia has any obligation to provide any retiree or post-employment welfare benefits other than as required by Section 4980B of the Code and for which the covered individual pays the full cost of coverage.

(e) With respect to any Acadia Plan (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Acadia, threatened that would reasonably be expected to result in material liability to Acadia or any Subsidiary of Acadia, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of Acadia, threatened that would reasonably be expected to result in material liability to Acadia or any Subsidiary of Acadia, (iii) there have been no non-exempt “prohibited transactions” (as defined in

Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in material liability to Acadia or any Subsidiary of Acadia, and (iv) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty that would reasonably be expected to result in material liability to Acadia or any Subsidiary of Acadia.

(f) Neither Acadia nor any Subsidiary of Acadia sponsors, maintains or contributes to any plan subject to, or has any liability (including on account of any Person that would be treated as a single employer with Acadia or any Subsidiary of Acadia under Section 414(b) or (c) of the Code) under, Section 302 or Title IV of ERISA or Sections 412, 430, 431 or 432 of the Code, including without limitation any “defined benefit plan” or “multiemployer plan” (as defined in Sections 3(35) and 3(37) of ERISA, respectively).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Transactions (alone or in conjunction with any termination of employment on or following the Effective Time) will (i) entitle any employee to any material compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Acadia Plan.

(h) No amount or other entitlement that could be received as a result of the Transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Acadia will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of Acadia or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the Tax required by Sections 409A or 4999 of the Code being imposed on such Person.

Section 3.14  Labor and Employment Matters.

(a) Neither Acadia nor any Subsidiary is a party or otherwise subject to any collective bargaining agreement or other labor union Contract applicable to persons employed by Acadia or any of its Subsidiaries, nor, to the knowledge of Acadia, are there any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, there are no unfair labor practice complaints pending against Acadia or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of Acadia or any of its Subsidiaries. As of the date of this Agreement, there is no strike, work stoppage or lockout pending or, to the knowledge of Acadia, threatened by or with respect to any employees of Acadia or any of its Subsidiaries.

(b) True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of Acadia and its Subsidiaries has been provided to Pioneer. Since January 1, 2009, no executive officer’s or key employee’s employment with Acadia or of its Subsidiaries has been terminated for any reason. As of the date of this Agreement, no executive officer has notified Acadia or any of its Subsidiaries of his or her intention to resign or retire.

(c) Acadia and its Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and have not been and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or equivalent law. Neither Acadia nor its Subsidiaries have incurred, and to the knowledge of Acadia no circumstances exist under which Acadia or its Subsidiaries would reasonably be expected to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or state law equivalents.

(d) Neither Acadia nor its Subsidiaries have, during the four-year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act (the “WARN Act”) or would otherwise trigger notice requirements or liability under any plant closing notice law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice law. No arbitration, court decision, order by any Governmental Authority, Acadia Material Contract or collective bargaining agreement to which Acadia or its

Subsidiaries is a party or is subject in any way limits or restricts Acadia or its Subsidiaries from relocating or closing any of the operations of Acadia or its Subsidiaries.

Section 3.15  Taxes.

(a) Acadia and its Subsidiaries have timely filed or caused to be filed or will timely file or cause to be timely filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and all such material Tax Returns are complete and accurate in all material respects. Acadia and its Subsidiaries have timely paid or will timely pay all Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which Acadia or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP.

(b) Acadia and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, owner or other third party, and Acadia and its Subsidiaries have complied with all reporting and recordkeeping requirements.

(c) Acadia has made available to Pioneer copies of all Tax Returns filed, and any associated examination reports and statements of deficiencies assessed against or agreed to with respect to such Tax Returns, by Acadia or any of its Subsidiaries for all taxable years beginning on or after January 1, 2007. There are no audits, examinations, investigations or other proceedings in respect of any material Tax of Acadia or any of its Subsidiaries in progress, pending, or, to the knowledge of Acadia, threatened. No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against Acadia or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith.

(d) Neither Acadia nor any Subsidiary of Acadia has waived any statute of limitations in respect of any material Tax or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) With respect to any period ending on or before the date hereof for which Tax Returns have not yet been filed, or for which Taxes are not yet due and owing, Acadia and each Subsidiary of Acadia has made such accruals as required by GAAP for such Taxes in the books and records of Acadia or its Subsidiaries (as appropriate).

(f) No claim has been made at any time during the past three (3) years by a taxing authority in a jurisdiction where Acadia or any of its Subsidiaries does not file a Tax Return that Acadia or such Subsidiary is or may be subject to Tax by such jurisdiction.

(g) Neither Acadia nor any Subsidiary of Acadia will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period beginning after the Closing as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local law, for a taxable period ending on or before the Closing, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction (within the meaning of Section 1.1502-13 of the Treasury Regulations or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account (within the meaning of Section 1.1502-19 of the Treasury Regulations or any corresponding or similar provision of state, local or foreign income Tax law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) cancellation of debt income deferred under Section 108(i) of the Code.

(h) Neither Acadia nor any Subsidiary of Acadia (A) is a party to or is bound by any material Tax sharing, indemnification or allocation agreement with persons other than wholly owned Subsidiaries of Acadia or (B) has any liability for Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by Contract or otherwise (other than agreements among Acadia and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purposes of which agreements do not relate to Taxes).

(i) Neither Acadia nor any Subsidiary of Acadia has participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither Acadia nor Youth & Family Centered Services, Inc. has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(k) Merger Sub is a disregarded entity as defined in Treasury Regulations section 1.368-2(b)(1)(i)(A) and is disregarded as an entity separate from Acadia for federal income Tax purposes.

Section 3.16  Acadia Material Contracts.

(a) Section 3.16(a) of the Acadia Disclosure Schedule sets forth a complete and correct list of all Acadia Material Contracts. For purposes of this Agreement, the term “Acadia Material Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which Acadia or any Subsidiary of Acadia is a party or by which Acadia or any Subsidiary of Acadia or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any limited liability company agreement, partnership, joint venture or other similar agreement or arrangement with a Person other than a Subsidiary relating to the formation, creation, operation, management or control of any partnership or joint venture;

(ii) any Contract (other than among consolidated Subsidiaries) relating to: (A) indebtedness for borrowed money or other indebtedness or obligations secured by mortgages or other Liens; and (B) a guarantee of any item described in (A).

(iii) any Contract that purports to limit in any material respect the right of Acadia or its Subsidiaries (A) to engage or compete in any line of business or market, or to sell, supply or distribute any service or product or (B) to compete with any Person or operate in any location;

(iv) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person, other than Contracts relating to leasehold improvements, supplies, construction costs and reimbursable expenses, in each case entered into in the ordinary course of business;

(v) any lease or license for real property that provides for payments by Acadia or its Subsidiaries of more than $100,000, in the aggregate, per year;

(vi) any license, royalty or other Contract concerning Intellectual Property Rights which is material to Acadia and the Subsidiaries taken as a whole;

(vii) any Contract that contains a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(viii) any Contract for the employment of any Person on a full-time or consulting basis that provides for (A) payments by Acadia and/or the Subsidiaries of more than $200,000, in the aggregate, per year or (B) payments by Acadia and/or its Subsidiaries for severance, change of control or other payments to any Person of more than $200,000, in the aggregate;

(ix) except as disclosed in the Acadia Disclosure Schedule in response to any other subsection of this Section 3.16, any Contract with any Acadia Related Party; and

(x) except as disclosed in the Acadia Disclosure Schedule in response to any other subsection of this Section 3.16, any Contract that provides for payments by or payments to Acadia and its Subsidiaries of more than $250,000, in the aggregate, per year.

(b) Except as would not have an Acadia Material Adverse Effect, (i) each Acadia Material Contract is a legal, valid and binding agreement in full force and effect and enforceable against Acadia or such Subsidiary of Acadia in accordance with its terms, (ii) none of Acadia or any Subsidiary of Acadia has received any written claim of material default under or cancellation of any Acadia Material Contract, and none of Acadia or any Subsidiary of Acadia is in material breach or material violation of, or material default under, any Acadia Material Contract, (iii) to Acadia’s knowledge, no other party is in material breach or material violation of, or material default under, any Acadia Material Contract, (iv) to Acadia’s knowledge, no event has occurred which would result in a breach or violation of or a default under, any Acadia Material Contract and (v) Acadia has not received any notice from any other party to any Acadia Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew any Acadia Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. Acadia has made available to Pioneer a true and complete copy of each Acadia Material Contract.

Section 3.17  Insurance.  Section 3.17 of the Acadia Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by Acadia and each of its Subsidiaries, true and complete copies of which have been made available Pioneer. With respect to each such insurance policy: (i) each policy with respect to Acadia and its Subsidiaries is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither Acadia nor any Subsidiary of Acadia is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Acadia’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy; and (iii) no notice of cancellation or termination has been received.

Section 3.18  Environmental Matters.

(a) Acadia and its Subsidiaries are and have been in compliance in all material respects with all applicable laws relating to the protection of human health and the environment or to occupational health and safety (“Environmental Laws”).

(b) Acadia and its Subsidiaries possess all material permits and approvals issued pursuant to any Environmental Law that are required to conduct the business of Acadia and its Subsidiaries as it is currently conducted, and are and have been in compliance in all material respects with all such permits and approvals.

(c) To the knowledge of Acadia, no releases of (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant” or any analogous terminology under any applicable Environmental Law have occurred at, on, from or under any real property currently or formerly owned, operated or occupied by Acadia or any of its Subsidiaries, for which releases Acadia or any such Subsidiary may have incurred liability under any Environmental Law.

(d) Neither Acadia nor any Subsidiary of Acadia has received any written claim or notice from any Governmental Authority alleging that Acadia or any such Subsidiary is or may be in violation of, or has any liability under, any Environmental Law.

(e) Neither Acadia nor any Subsidiary of Acadia has entered into any agreement or is subject to any legal requirement that may require it to pay for, guarantee, defend or indemnify or hold harmless any Person from or against any liabilities arising under Environmental Laws.

(f) All environmental reports, assessments, audits, and other similar documents in the possession or control of Acadia or any of its Subsidiaries, containing information that could reasonably be expected to be material to Acadia or any of its Subsidiaries, have been made available to Pioneer.

Section 3.19  Acadia Board Approval; No Vote Required.

(a) The Acadia Board, by resolutions duly adopted has as of the date of this Agreement duly approved this Agreement and the Transactions. To the knowledge of Acadia, no state takeover statute applies to this Agreement or the Merger.

(b) No vote of the Acadia Stockholders is necessary to adopt this Agreement.

Section 3.20  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acadia.

Section 3.21  Acadia Related Party Transactions.  (a) No Acadia Related Party has, and no Acadia Related Party has had, any interest in any material asset used or otherwise relating to the business of Acadia or its Subsidiaries, (b) no Acadia Related Party is or has been indebted to Acadia or any of its Subsidiaries (other than for ordinary travel advances) and none of Acadia and its Subsidiaries is or has been indebted to any Acadia Related Party, (c) no Acadia Related Party has entered into, or has any financial interest in, any material Contract, transaction or business dealing with or involving Acadia or any of its Subsidiaries, other than transactions or business dealings conducted in the ordinary course of business at prevailing market prices and on prevailing market terms, and (d) no Acadia Member is engaged in any business that competes with Acadia or any of its Subsidiaries.

Section 3.22  Estimated Acadia Fees and Expenses.  Section 3.22 of the Acadia Disclosure Schedule sets forth Acadia’s estimate of the total amount of Acadia’s fees and expenses that will be incurred by Acadia and its Affiliates in connection with the Transactions contemplated by this Agreement (including the Financing), including a list of the recipients of such estimated fees and expenses and the expected amount of such payments to each such recipient (the ‘‘Estimated Acadia Expenses”).

Section 3.23  Interested Stockholder.  Acadia is not an “interested stockholder” in Pioneer, as such term is defined in Massachusetts General Laws Chapter 110F.

Section 3.24  Representations Complete.  None of the representations or warranties made by Acadia herein or in any Schedule hereto, including the Acadia Disclosure Schedule, or certificate furnished by Acadia pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PIONEER

Except as set forth in the disclosure schedule delivered by Pioneer to Acadia concurrently with the execution and delivery of this Agreement (the “Pioneer Disclosure Schedule”), Pioneer hereby represents and warrants to Acadia and Merger Sub as follows:

Section 4.01  Organization, Standing and Power; Subsidiaries.

(a) Each of Pioneer and its Subsidiaries is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization. Each of Pioneer and its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted, and is duly qualified to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Pioneer Material Adverse Effect.

(b) Section 4.01(b) of the Pioneer Disclosure Schedule contains a true and complete list of all the Subsidiaries of Pioneer, together with the jurisdiction of organization of each such Subsidiary, the percentage of the outstanding capital stock or other equity interests of each such Subsidiary owned by Pioneer and each other Subsidiary of Pioneer and the ownership interest of any other Person or Persons in each Subsidiary of Pioneer. None of Pioneer or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Subsidiaries of Pioneer).

Section 4.02  Pioneer Organizational Documents.  Pioneer has made available to Acadia a true and correct copy of the restated articles of organization, bylaws, limited liability company agreement, and other governing documents, as applicable, of Pioneer and each of its Subsidiaries, each as amended to date (collectively, the “Pioneer Organizational Documents”). The Pioneer Organizational Documents are in full force and effect. Neither Pioneer nor any of its Subsidiaries is in violation of any of the provisions of its Pioneer Organizational Documents, except, in the case of any Subsidiary of Pioneer, for violations that would not have a Pioneer Material Adverse Effect.

Section 4.03  Capitalization.

(a) The authorized capital stock of Pioneer consists of (i) 30,000,000 shares of Pioneer Class A Common Stock, par value $0.01 per share (“Pioneer Class A Common Stock”), (ii) 2,000,000 shares of Pioneer Class B Common Stock, par value $0.01 per share (“Pioneer Class B Common Stock”), (iii) 200,000 shares of Class C Common Stock, par value $0.01 per share (“Pioneer Class C Common Stock”), and (iv) 1,000,000 shares of preferred stock, par value $0.01 per share (“Pioneer Preferred Stock” and, collectively with the Pioneer Class A Common Stock, Pioneer Class B Common Stock and Pioneer Class C Common Stock, “Pioneer Stock”).

(b) As of the date hereof, (i) 18,764,118 shares of Pioneer Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, fully paid and nonassessable, (ii) 773,717 shares of Pioneer Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, fully paid and nonassessable, (iii) 1,214,093 shares of Pioneer Class A Common Stock and no shares of Pioneer Class B Common Stock are held in the treasury of Pioneer, (iv) no shares of Pioneer Class A Common Stock or Pioneer Class B Common Stock are held by Subsidiaries of Pioneer, (v) 3,350,000 shares of Pioneer Class A Common Stock are reserved for future issuance in connection with the Pioneer Stock Plans (including 1,287,250 shares of Pioneer Class A Common Stock reserved pursuant to outstanding Pioneer Stock Options), (vi) 363,000 shares of Pioneer Class A Common Stock are reserved for future issuance in connection with the outstanding Warrants, and (vii) no shares of Pioneer Class C Common Stock or Pioneer Preferred Stock are issued or outstanding.

(c) There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Pioneer or any Subsidiary of Pioneer or obligating Pioneer or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Pioneer or any of its Subsidiaries. All shares of Pioneer Common Stock subject to issuance in connection with the Transactions, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no material outstanding contractual obligations of Pioneer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of Pioneer or of any Subsidiary of Pioneer, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. There are no bonds, debentures, notes or other indebtedness of Pioneer or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Pioneer Stock may vote (“Voting Pioneer Debt”). Except for any obligations pursuant to this Agreement, the Pioneer Stock Plans, or as otherwise set forth above, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which Pioneer or any of its Subsidiaries is a party or by which any of them is bound (1) obligating Pioneer or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, Pioneer or any of its Subsidiaries or any Voting Pioneer Debt, (2) obligating Pioneer or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any Person the right to receive any economic interest of a nature accruing to the holders of any Pioneer Stock. Except for the Pioneer Voting Agreements, none of Pioneer or any of its Subsidiaries is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of Pioneer or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of Pioneer or of any of its Subsidiaries.

(d) Section 4.03(d) of the Pioneer Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of any agreement, instrument or other obligation pursuant to which any indebtedness for borrowed money of Pioneer or any of its Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of any agreements that relate to guarantees by Pioneer or any of its Subsidiaries of indebtedness of any other Person in excess of $100,000.

(e) Section 4.03(e) of the Pioneer Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all outstanding Pioneer Stock Options, the recipient of each such Pioneer Stock Option, the number of unpurchased shares subject to each such Pioneer Stock Option and the grant date, exercise price, and expiration date of each such Pioneer Stock Option.

(f) Each outstanding share of capital stock, each limited liability company membership interest and each partnership interest of each Subsidiary of Pioneer is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by Pioneer or another Subsidiary of Pioneer free and clear of all options, rights of first refusal, agreements, limitations on Pioneer’s or any of its Subsidiaries’ voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

Section 4.04  Authority Relative to This Agreement.  Pioneer has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to the receipt of the Pioneer Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Pioneer and the consummation by Pioneer of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Pioneer are necessary to authorize this Agreement or to consummate the Transactions (other than the receipt of the Pioneer Shareholder Approval and the filing and recordation of appropriate merger documents as required by the MBCA and Delaware law). This Agreement has been duly and validly executed and delivered by Pioneer and, assuming the due authorization, execution and delivery by Acadia and Merger Sub, constitutes a legal, valid and binding obligation of Pioneer, enforceable against Pioneer in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.05  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Pioneer does not, and the performance of this Agreement by Pioneer and the consummation by Pioneer of the Transactions will not, (i) assuming Pioneer Shareholder Approval is obtained, conflict with or violate the Pioneer Organizational Documents, (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) have been obtained, that all filings and notifications and other actions described in Section 4.05(b) have been made or taken, and the Pioneer Shareholder Approval has been obtained, conflict with or violate any law, applicable to Pioneer or any of its Subsidiaries or by which any property or asset of Pioneer or any such Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Pioneer or any such Subsidiary pursuant to, any Pioneer Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Pioneer Material Adverse Effect or prevent, or materially alter or delay, the consummation of any of the Transactions.

(b) The execution and delivery of this Agreement by Pioneer does not, and the performance of this Agreement by Pioneer and the consummation by Pioneer of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing with the SEC of the Proxy Statement/ Prospectus and the Form S-4, (iii) any filings required by the rules of the AMEX, (iv) the filing and recordation of appropriate merger documents as required by Delaware law and the MBCA and appropriate documents with the relevant authorities of other states in which Pioneer or any Subsidiary of Pioneer is qualified to do business, (v) the premerger notification and waiting period requirements of HSR Act, (vi) applicable requirements, if any, of Health Care Laws; and (vii) applicable requirements, if any, of Government Programs in which Pioneer or any Pioneer Subsidiary participates; and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect and would not prevent, or materially alter or delay, the consummation of any of the Transactions.

Section 4.06  Permits; Compliance.  Pioneer, each Subsidiary of Pioneer and each of the Pioneer Health Care Facilities is in possession of all licenses, interim licenses, qualifications, exemptions, registrations, permits, approvals, accreditations, certificates of occupancy and other certificates, franchises and other authorizations of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Pioneer Permits”), except where the failure to have, or the suspension or cancellation of, any of the Pioneer Permits would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Pioneer Permits is pending or, to the knowledge of Pioneer, threatened in writing, except where the failure to have, or the suspension or cancellation of, any of the Pioneer Permits would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect. Since January 1, 2008, neither Pioneer, any Subsidiary of Pioneer or any of the Pioneer Health Care Facilities is or has been in conflict with, or in default, breach or violation of, (i) any Healthcare Law or other law applicable to such entity or by which any property or asset of such entity is bound or affected, or (ii) any contract or Pioneer Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (i) and (ii), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect. Without limiting the generality of the foregoing, (x) Pioneer, each Subsidiary of Pioneer and each of the Pioneer Health Care Facilities is in compliance with the requirements of and conditions for participating in the Government Programs such facility participates in as of the date of this Agreement and (y) all claims for payment or cost reports filed or required to be filed by Pioneer and each Pioneer Healthcare Facility under any Government Program or any private payor program have been prepared and filed in accordance with all applicable laws, except, in the case of clauses (x) and (y), for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect.

Section 4.07  SEC Filings; Undisclosed Liabilities.

(a) Pioneer has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since July 1, 2008 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act, the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Pioneer has delivered to Acadia unaudited consolidated financial statements (including balance sheet, statement of operations and statement of cash flows) of Pioneer and its consolidated Subsidiaries as at and for the nine-month period ending on March 31, 2011 (the “Interim Pioneer Financials”). The consolidated financial statements contained in the SEC Reports and the Interim Pioneer Financials are collectively herein referred to as the “Pioneer Financials.”

(b) Each of the financial statements (including, in each case, any notes thereto) comprising the Pioneer Financials was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Pioneer and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year end adjustments).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect, the management of Pioneer (i) has implemented and maintains adequate disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Pioneer, including its consolidated Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of Pioneer by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Pioneer’s outside auditors and the audit committee of the Pioneer Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Pioneer’s ability to record, process, summarize and report financial information, and (y) any material fraud, within the knowledge of Pioneer, that involves management or other employees who have a significant role in Pioneer’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Pioneer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Pioneer and its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have a material adverse effect on Pioneer’s system of internal accounting controls.

(e) Neither Pioneer nor any Subsidiary of Pioneer has any material liability or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of Pioneer and the consolidated Subsidiaries as at June 30, 2010 (including the notes thereto) included in Pioneer’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed with the SEC prior to the date hereof, or in a balance sheet for a later date contained in a Quarterly Report on Form 10-Q filed with the SEC prior to the date hereof, (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since June 30, 2010 that would not have a Pioneer Material Adverse Effect.

(f) Pioneer’s Net Debt does not exceed $30,899,468. No items set forth on the Pioneer Disclosure Schedule shall qualify this Section 4.07(f).

Section 4.08  Information Supplied.  The information supplied by Pioneer for inclusion or incorporation by reference in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Pioneer for inclusion in the Proxy Statement/ Prospectus shall not, on the date the Proxy Statement/ Prospectus is first mailed to the Pioneer Shareholders, at the time of the Pioneer Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/ Prospectus based upon information furnished by Acadia or any of its Representatives.

Section 4.09  Absence of Certain Changes or Events.  Since the Pioneer Balance Sheet Date, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of Pioneer and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been or occurred:

(a) any Pioneer Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of the covenants set forth in Section 5.02.

Section 4.10  Absence of Litigation; Restrictions of Business Activities.  (a) There is no material Action before any Governmental Authority pending or, to the knowledge of Pioneer, threatened against Pioneer or any of its Subsidiaries, or any of their respective officers, directors or limited liability company managers, or any property or asset of Pioneer or any of its Subsidiaries and (b) none of Pioneer or any Subsidiary of Pioneer is subject or bound by any material outstanding Order.

Section 4.11  Title to Property.  Pioneer and its Subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the unaudited consolidated balance sheet of Pioneer and its consolidated Subsidiaries at the Pioneer Balance Sheet Date (the “Pioneer Balance Sheet”) or acquired after the Pioneer Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Pioneer Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens, other than Permitted Liens. The plants, property and equipment of Pioneer and its Subsidiaries that are used in the operations of their businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All material properties used in the operations of Pioneer and its Subsidiaries are reflected in the Pioneer Balance Sheet to the extent required by GAAP. Section 4.11 of the Pioneer Disclosure Schedule identifies the address of each parcel of real property owned or leased by Pioneer or any of its Subsidiaries.

Section 4.12  Intellectual Property.

(a) Pioneer and its Subsidiaries own, license or otherwise legally possess enforceable rights to use all Intellectual Property Rights that are used in the business of Pioneer and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Pioneer Material Adverse Effect. Pioneer and its Subsidiaries have not (i) licensed any of the Software owned by Pioneer or any of its Subsidiaries in source code form to any party or (ii) entered into any exclusive agreements relating to the Intellectual Property Rights owned by Pioneer or any of its Subsidiaries with any party.

(b) Section 4.12(b) of the Pioneer Disclosure Schedule lists (i) all Intellectual Property Rights owned by Pioneer or any of its Subsidiaries that are patented, registered or subject to applications for patent or registration, including the jurisdictions in which each such Intellectual Property Rights have been issued or registered or in which any application for such issuance and registration has been filed, and (ii) all Pioneer Third Party Intellectual Property Rights.

(c) To the knowledge of Pioneer, there has been no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property Rights owned by Pioneer or any of its Subsidiaries by any third party, including any employee or former employee of Pioneer or any of its Subsidiaries. To the knowledge of Pioneer, no claim by any Person contesting the validity, enforceability use or ownership if any Intellectual Property Rights owned by Pioneer or any of its Subsidiaries has been made or is currently outstanding.

(d) Subject to Section 6.07, Pioneer is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property Rights or Pioneer Third Party Intellectual Property Rights.

(e) Pioneer has taken commercially reasonable steps to maintain the Intellectual Property Rights that Pioneer or any of its Subsidiaries owns. Neither Pioneer nor any Subsidiary of Pioneer has been sued in any Action which involves a claim of infringement or misappropriation of any Intellectual Property Rights of any third party. To the knowledge of Pioneer, neither Pioneer nor any Subsidiary of Pioneer has infringed or misappropriated any Intellectual Property Rights of any third party. Neither Pioneer nor any Subsidiary of Pioneer has received any written threats or notices regarding any of the foregoing (including any demands or offer to license any Intellectual Property Rights from any Person). Neither Pioneer nor any Subsidiary of Pioneer has brought any Action for infringement or misappropriation of Intellectual Property Rights or breach of any license or agreement involving Intellectual Property Rights against any third party.

(f) Pioneer and all of its Subsidiaries, in connection with businesses of Pioneer and all of its Subsidiaries, have taken commercially reasonable steps to safeguard the internal and external integrity of their IT Assets. With respect to such IT Assets, (a) there have been no material unauthorized intrusions or breaches of security within the past thirty-six (36) months, (b) there has not been any material malfunction that has not been remedied or replaced in all material respects, (c) within the past thirty-six (36) months, there has been no material unplanned downtime or material service interruption.

Section 4.13  Employee Benefit Plans.

(a) Section 4.13(a) of the Pioneer Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the ERISA), other deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention, plans, equity and equity-based compensation plans, and other material benefit plans, programs, policies or arrangements which are currently maintained, contributed to or sponsored by Pioneer or any Subsidiary of Pioneer for the benefit of any current or former employee, consultant, officer or director of Pioneer or any Subsidiary of Pioneer (collectively, the “Pioneer Plans”).

(b) With respect to each Pioneer Plan, Pioneer has made available to Acadia, as applicable, of (A) such Pioneer Plan, including any material amendment thereto, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (C) the two most recent annual reports on Form 5500 required to be filed with respect thereto.

(c) Each Pioneer Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is in the form of a prototype document that is the subject of a favorable opinion letter from the IRS, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Pioneer, no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Pioneer Plan.

(d) Each Pioneer Plan has been established, funded and administered in accordance in all material respect with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. No Pioneer Plan provides retiree or post-employment welfare benefits, and neither Pioneer nor any Subsidiary of Pioneer has any obligation to provide any retiree or post-employment welfare benefits other than as required by Section 4980B of the Code and for which the covered individual pays the full cost of coverage.

(e) With respect to any Pioneer Plan (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Pioneer, threatened that would reasonably be expected to result in material liability to Pioneer or any Subsidiary of Pioneer, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of Pioneer, threatened that would reasonably be expected to result in material liability to Pioneer or any Subsidiary of Pioneer, (iii) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in material liability to Pioneer or any Subsidiary of Pioneer, and (iv) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty that would reasonably be expected to result in material liability to Pioneer or any Subsidiary of Pioneer.

(f) Neither Pioneer nor any Subsidiary of Pioneer sponsors, maintains or contributes to any plan subject to, or has any liability (including on account of any Person that would be treated as a single employer with Pioneer or any Subsidiary of Pioneer under Section 414(b) or (c) of the Code) under, Section 302 or Title IV of ERISA or Sections 412, 430, 431 or 432 of the Code, including without limitation any “defined benefit plan” or “multiemployer plan” (as defined in Sections 3(35) and 3(37) of ERISA, respectively).

(g) None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the Transactions (alone or in conjunction with any termination of employment on or following the Effective Time) will (i) entitle any employee to any material compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Pioneer Plan.

(h) No amount or other entitlement that could be received as a result of the Transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Pioneer will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of Pioneer or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the Tax required by Sections 409A or 4999 of the Code being imposed on such Person.

Section 4.14  Labor and Employment Matters.

(a) Neither Pioneer nor any Subsidiary is a party or otherwise subject to any collective bargaining agreement or other labor union Contract applicable to persons employed by Pioneer or any of its Subsidiaries, nor, to the knowledge of Pioneer, are there any activities or proceedings of any labor union to organize any such employees. To the knowledge of Pioneer, as of the date of this Agreement, there are no unfair labor practice complaints pending against Pioneer or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of Pioneer or any of its Subsidiaries. As of the date of this Agreement, there is no strike, work stoppage or lockout pending, or, to the knowledge of Pioneer, threatened by or with respect to any employees of Pioneer or any of its Subsidiaries.

(b) True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of Pioneer and its Subsidiaries has been provided to Pioneer. Since January 1, 2009, no executive officer’s or key employee’s employment with Pioneer or of its Subsidiaries has been terminated for any reason. As of the date of this Agreement, no executive officer has notified Pioneer or any of its Subsidiaries of his or her intention to resign or retire.

(c) Pioneer and its Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and have not been and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or equivalent law. Neither Pioneer nor its Subsidiaries have incurred, and to the knowledge of Pioneer no circumstances exist under which Pioneer or its Subsidiaries would reasonably be expected to incur, any material liability arising from the misclassification of employees as consultants or independent contractors, and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or state law equivalents.

(d) Neither Pioneer nor its Subsidiaries have, during the four-year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any plant closing notice law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice law. No arbitration, court decision, order by any Governmental Authority, Pioneer Material Contract or collective bargaining agreement to which Pioneer or its Subsidiaries is a party or is subject in any way limits or restricts Pioneer or its Subsidiaries from relocating or closing any of the operations of Pioneer or its Subsidiaries.

Section 4.15  Taxes.

(a) Pioneer and its Subsidiaries have timely filed or caused to be filed or will timely file or cause to be timely filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and all such material Tax Returns are complete and accurate in all material respects. Pioneer and its Subsidiaries have timely paid or will timely pay all amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which Pioneer or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP.

(b) Pioneer and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, owner or other third party, and Pioneer and its Subsidiaries have complied with all reporting and recordkeeping requirements.

(c) Pioneer has made available to Pioneer copies of all Tax Returns filed, and any associated examination reports and statements of deficiencies assessed against or agreed to with respect to such Tax Returns, by Pioneer or any of its Subsidiaries for all taxable years beginning on or after January 1, 2007. There are no audits, examinations, investigations or other proceedings in respect of any material Tax of Pioneer or any of its Subsidiaries in progress, pending, or, to the knowledge of Pioneer, threatened. No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against Pioneer or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith.

(d) Neither Pioneer nor any Subsidiary of Pioneer has waived any statute of limitations in respect of any material Tax or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) With respect to any period ending on or before the date hereof for which Tax Returns have not yet been filed, or for which Taxes are not yet due and owing, Pioneer and each Subsidiary of Pioneer has made such accruals as required by GAAP for such Taxes in the books and records of Pioneer or its Subsidiaries (as appropriate).

(f) No claim has been made at any time during the past three (3) years by a taxing authority in a jurisdiction where Pioneer or any of its Subsidiaries does not file a Tax Return that Pioneer or such Subsidiary is or may be subject to Tax by such jurisdiction.

(g) Neither Pioneer nor any Subsidiary of Pioneer will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period beginning after the Closing as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local law, for a taxable period ending on or before the Closing, (2) “closing agreement” as described in

Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction (within the meaning of Section 1.1502-13 of the Treasury Regulations or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account (within the meaning of Section 1.1502-19 of the Treasury Regulations or any corresponding or similar provision of state, local or foreign income Tax law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) cancellation of debt income deferred under Section 108(i) of the Code.

(h) Neither Pioneer nor any Subsidiary of Pioneer (A) is a party to or is bound by any material Tax sharing, indemnification or allocation agreement with persons other than wholly owned Subsidiaries of Pioneer or (B) has any liability for Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by Contract or otherwise (other than agreements among Pioneer and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purposes of which agreements do not relate to Taxes).

(i) Neither Pioneer nor any Subsidiary of Pioneer has participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Pioneer has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

Section 4.16  Pioneer Material Contracts.

(a) Section 4.16 of the Pioneer Disclosure Schedule sets forth a complete and correct list of all Pioneer Material Contracts. For purposes of this Agreement, the term “Pioneer Material Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which Pioneer or any Subsidiary of Pioneer is a party or by which Pioneer or any Subsidiary of Pioneer or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any limited liability company agreement, partnership, joint venture or other similar agreement or arrangement with a Person, other than a Subsidiary, relating to the formation, creation, operation, management or control of any partnership or joint venture;

(ii) any Contract (other than among consolidated Subsidiaries) relating to: (A) indebtedness for borrowed money or other indebtedness or obligations secured by mortgages or other Liens and (B) a guarantee of any item described in (A);

(iii) any Contract that purports to limit in any material respect the right of Pioneer or its Subsidiaries (A) to engage or compete in any line of business or market, or to sell, supply or distribute any service or product or (B) to compete with any Person or operate in any location;

(iv) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person, other than Contracts relating to leasehold improvements, supplies, construction costs and reimbursable expenses, in each case entered into in the ordinary course of business;

(v) any lease or license for real property that provides for payments by Pioneer or its Subsidiaries of more than $100,000, in the aggregate, per year;

(vi) any license, royalty or other Contract concerning Intellectual Property Rights which is material to Pioneer and the Subsidiaries taken as a whole;

(vii) any Contract that contains a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(viii) any Contract for the employment of any Person on a full-time or consulting basis that provides for (A) payments by Pioneer and/or the Subsidiaries of more than $100,000, in the aggregate, per year or (B) payments by Pioneer and/or its Subsidiaries for severance, change of control or other payments to any Person of more than $100,000, in the aggregate;

(ix) except as disclosed in the Pioneer Disclosure Schedule in response to any other subsection of this Section 4.16, any Contract with any Pioneer Related Party; and

(x) except as disclosed in the Pioneer Disclosure Schedule in response to any other subsection of this Section 4.16, any Contract that provides for payments by or payments to Pioneer and its Subsidiaries of more than $100,000, in the aggregate, per year.

(b) Except as would not have a Pioneer Material Adverse Effect, (i) each Pioneer Material Contract is a legal, valid and binding agreement in full force and effect and enforceable against Pioneer or such Subsidiary of Pioneer in accordance with its terms, (ii) none of Pioneer or any Subsidiary of Pioneer has received any written claim of material default under or cancellation of any Pioneer Material Contract, and none of Pioneer or any Subsidiary of Pioneer is in material breach or material violation of, or material default under, any Pioneer Material Contract, (iii) to Pioneer’s knowledge, no other party is in material breach or material violation of, or material default under, any Pioneer Material Contract, (iv) to Pioneer’s knowledge, no event has occurred which would result in a breach or violation of or a default under, any Pioneer Material Contract and (v) Pioneer has not received any notice from any other party to any Pioneer Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew any Pioneer Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. Pioneer has made available to Pioneer a true and complete copy of each Pioneer Material Contract.

Section 4.17  Insurance.  Section 4.17 of the Pioneer Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by Pioneer and each of its Subsidiaries, true and complete copies of which have been made available Pioneer. With respect to each such insurance policy: (i) each policy with respect to Pioneer and its Subsidiaries is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither Pioneer nor any Subsidiary of Pioneer is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Pioneer’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any such policy; and (iii) no notice of cancellation or termination has been received.

Section 4.18  Environmental Matters.

(a) Pioneer and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws.

(b) Pioneer and its Subsidiaries possess all material permits and approvals issued pursuant to any Environmental Law that are required to conduct the business of Pioneer and its Subsidiaries as it is currently conducted, and are and have been in compliance in all material respects with all such permits and approvals.

(c) To the knowledge of Pioneer, no releases of (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant” or any analogous terminology under any applicable Environmental Law have occurred at, on, from or under any real property currently or formerly owned, operated or occupied by Pioneer or any of its Subsidiaries, for which releases Pioneer or any such Subsidiary may have incurred liability under any Environmental Law.

(d) Neither Pioneer nor any Subsidiary of Pioneer has received any written claim or notice from any Governmental Authority alleging that Pioneer or any such Subsidiary is or may be in violation of, or has any liability under, any Environmental Law.

(e) Neither Pioneer nor any Subsidiary of Pioneer has entered into any agreement or is subject to any legal requirement that may require it to pay for, guarantee, defend or indemnify or hold harmless any Person from or against any liabilities arising under Environmental Laws.

(f) All environmental reports, assessments, audits, and other similar documents in the possession or control of Pioneer or any of its Subsidiaries, containing information that could reasonably be expected to be material to Pioneer or any of its Subsidiaries, have been made available to Acadia.

Section 4.19  Pioneer Board Approval; Vote Required.

(a) The Pioneer Board, by resolutions duly adopted at a meeting duly called and held, has as of the date of this Agreement duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Pioneer Shareholders, (ii) adopted this Agreement, and (iii) recommended that the Pioneer Shareholders approve this Agreement and directed that this Agreement be submitted for consideration by the Pioneer Shareholders at the Pioneer Shareholders’ Meeting (collectively, the “Pioneer Board Recommendation”). The provisions of Massachusetts General Laws Chapter 110D do not apply to Pioneer, the Merger, this Agreement or any of the other Transactions. Pioneer’s Board of Directors has taken all actions necessary such that the restrictions contained in Massachusetts General Laws Chapter 110C and 110F do not apply to the Merger, this Agreement or any of the other Transactions; provided, that, for purposes hereof, Pioneer specifically relies upon Acadia’s representation that it is not an “interested stockholder” in Pioneer, as such term is defined in Massachusetts General Laws Chapter 110F. To the knowledge of Pioneer, there is no other “control share acquisition,” “fair price,” “business combination”, “control share acquisition” statute or other similar statute or regulation that applies to the Merger, this Agreement or any of the other Transactions.

(b) The only votes of the holders of any class of capital stock of Pioneer necessary to approve this Agreement is the affirmative vote of holders of at least (i) two-thirds of the outstanding Pioneer Class A Common Stock and Pioneer Class B Common Stock entitled to vote, voting together as a single class, with the holders of Pioneer Class A Common Stock having one vote per share and the holders of the Pioneer Class B Common Stock having five votes per share, (ii) two-thirds of the outstanding Pioneer Class A Common Stock entitled to vote, voting as a single class and (iii) two-thirds of the outstanding Pioneer Class B Common Stock entitled to vote, voting as a single class.

Section 4.20  Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Pioneer Board has received the opinion of Stout Risius Ross, financial advisor to Pioneer, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, that (i) the Merger Consideration to be received by the Pioneer Shareholders in the Merger (in the aggregate) is fair, from a financial point of view, to such Pioneer Shareholders, and (ii) the Class A Merger Consideration to be received by the holders of Pioneer Class A Common Stock in the Merger (in the aggregate) is fair, from a financial point of view, to such holders.

Section 4.21  Brokers.  No broker, finder or investment banker (other than Jeffries & Company, Inc., the ‘‘Pioneer Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Pioneer. Pioneer has provided to Acadia a true and complete copy of all agreements between Pioneer and the Pioneer Financial Advisor.

Section 4.22  Pioneer Related Party Transactions.  (a) No Pioneer Related Party has, and no Pioneer Related Party has had, any interest in any material asset used or otherwise relating to the business of Pioneer or its Subsidiaries, (b) no Pioneer Related Party is or has been indebted to Pioneer or any of its Subsidiaries (other than for ordinary travel advances) and none of Pioneer and its Subsidiaries is or has been indebted to any Pioneer Related Party, (c) no Pioneer Related Party has entered into, or has any financial interest in, any material Contract, transaction or business dealing with or involving Pioneer or any of its Subsidiaries, other than transactions or business dealings conducted in the ordinary course of business at prevailing market prices and on prevailing market terms, and (d) no Pioneer Member is engaged in any business that competes with Pioneer or any of its Subsidiaries.

Section 4.23  Estimated Pioneer Fees and Expenses.  Section 4.23 of the Pioneer Disclosure Schedule sets forth Pioneer’s estimate of the total amount of Pioneer’s fees and expenses that will be incurred by Pioneer and its Affiliates in connection with the Transactions contemplated by this Agreement (including the Financing), including a list of the recipients of such estimated fees and expenses and the expected amount of such payments to each such recipient (the “Estimated Pioneer Expenses”).

Section 4.24  Representations Complete.  None of the representations or warranties made by Pioneer herein or in any Schedule hereto, including the Pioneer Disclosure Schedule, or certificate furnished by Pioneer pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01  Conduct of Business by Acadia Pending the Merger.  Acadia agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.01 of the Acadia Disclosure Schedule, the businesses of Acadia and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice in all material respects, and Acadia shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of Acadia and its Subsidiaries, to keep available the services of Acadia’s and its Subsidiaries’ current officers and employees, to preserve Acadia’s and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with Acadia or its Subsidiaries. Except as contemplated by this Agreement or as set forth in Section 5.01 of the Acadia Disclosure Schedule, Acadia shall not (and shall cause each of its Subsidiaries not to), between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Pioneer, which consent shall not be unreasonably withheld or delayed:

(a) amend or propose to amend its certificate of formation or limited liability company agreement (or other comparable organizational documents);

(b) (i) split, combine or reclassify any membership interests, shares of capital stock or other equity securities of Acadia or any of its Subsidiaries, (ii) purchase, repurchase, redeem or otherwise acquire any membership interests, shares of capital stock or other equity securities of Acadia or any of its Subsidiaries, (iii) declare, set aside, establish a record date for, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any membership interests, shares of capital stock or other equity securities of Acadia or any of its Subsidiaries (other than Tax distributions or dividends or distributions from a direct or indirect wholly-owned Subsidiary of Acadia to Acadia or to another direct or indirect wholly-owned Subsidiary of Acadia);

(c) issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity securities of Acadia or any of its Subsidiaries, or any securities convertible into or exchangeable for, or any options, warrants or other rights of any kind to acquire any such shares of such capital stock or other equity securities of Acadia or any of its Subsidiaries (other than pursuant to the exercise of options or equity-based awards outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement);

(d) except to the extent required by applicable law or by a Contract that is in effect as of the date of this Agreement and has been previously disclosed to or made available to Pioneer, (i) increase the salaries, bonuses or other compensation and benefits payable or that could become payable by Acadia or any of its Subsidiaries to any of their respective directors, limited liability company managers, officers, shareholders, members, employees or other service providers, except, solely with respect to employees who are not officers or directors, in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any employment, severance, retention or change in control agreement with any past or present director, limited liability company manager, officer, shareholder, member, employee or other service provider of Acadia or any of its Subsidiaries, (iii) promote any officers or employees, except in the ordinary course of business consistent with past practice or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Acadia Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Acadia Plan if it were in existence as of the date of this Agreement, or make any contribution to any Acadia Plan, other than contributions required by applicable law or the terms of such Acadia Plan as in effect on the date hereof;

(e) acquire (whether by merging or consolidating with, by purchasing any equity securities or a substantial portion of the assets of, or by any other manner) any interest in, or make any loan, advance or capital contribution to or investment in, any Person or any division thereof or any assets thereof, other than acquisitions in the ordinary course of business not exceeding $25,000,000 in the aggregate;

(f) (i) transfer, license, sell, lease, assign or otherwise dispose of any material assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity securities of any Subsidiary of Acadia, provided that the foregoing shall not prohibit Acadia and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, (ii) grant any Lien on any of the assets of Acadia or any of its Subsidiaries (other than Permitted Liens granted in the ordinary course of business consistent with past practice), or (iii) adopt, enter into or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acadia or any of its Subsidiaries;

(g) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acadia or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, any debt securities of another Person;

(h) make any capital expenditures, capital additions or capital improvements having a cost in excess of $250,000, except for capital expenditures that are contemplated by Acadia’s existing plan for annual capital expenditures for the fiscal year ending December 31, 2011, a copy of which has been previously made available to Pioneer or fail to make any capital expenditures, capital additions or capital improvements contemplated by such existing plan;

(i) (A) enter into or amend or modify in any material respect, or terminate or consent to the termination of (other than at its stated expiry date), any Acadia Material Contract or any other Contract that if in effect as of the date of this Agreement would constitute an Acadia Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against Acadia or liability or obligation owing to Acadia under any Acadia Material Contract;

(j) institute, settle, release, waive or compromise any (i) Action pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages by Acadia or any of its Subsidiaries of any amount exceeding $250,000, (ii) Action involving any current, former or purported holder or group of holders of the capital stock or other equity securities of Acadia or any of its Subsidiaries, or (iii) Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the business of Acadia or its Subsidiaries;

(k) except as required by GAAP or as a result of a change in applicable law, make any change in financial accounting methods, principles, policies, procedures or practices;

(l) make, change or rescind any Tax election, file any amended Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any Tax liability in excess of $100,000;

(m) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property Rights owned by Acadia or any of its Subsidiaries, other than, in each case, in the ordinary course of business consistent with past practice;

(o) fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions providing no less favorable coverage) covering Acadia and its Subsidiaries and its and their respective properties, assets and businesses;

(p) (i) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying with the notice requirements and all other provisions of such act or (ii) enter into or modify or amend in any material respect or terminate any collective bargaining agreement with any labor union other than pursuant to customary negotiations in the ordinary course of business; or

(q) authorize, propose, announce an intention, offer, enter into any formal or informal agreement or otherwise make any commitment, to take any of the foregoing actions.

Notwithstanding anything to the contrary contained herein or any other agreement, document or instrument executed in connection with herewith (collectively, the “Purchase Documents”), (a) neither Acadia, any of its Affiliates nor any other Person shall be (a) restricted (or encumbered) from (i) making any Restricted Payment (as defined in the Existing Acadia Credit Agreement) to any Loan Party (as defined in the Existing Acadia Credit Agreement), (ii) paying any Indebtedness (as defined in the Existing Acadia Credit Agreement) or other obligation owed to any Loan Party (as defined in the Existing Acadia Credit Agreement), (iii) making loans or advances to any Loan Party (as defined in the Existing Acadia Credit Agreement), (iv) transfering any of its property to any Loan Party (as defined in the Existing Acadia Credit Agreement), (v) pledging its property pursuant to the Loan Documents (as defined in the Existing Acadia Credit Agreement) or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) acting as a Loan Party (as defined in the Existing Acadia Credit Agreement) pursuant to the Loan Documents (as defined in the Existing Acadia Credit Agreement) or any renewals, refinancings, exchanges, refundings or extension thereof and (b) the Purchase Documents shall not require the grant of any security for any obligation if such property is given as security for the Obligations (as defined in the Existing Acadia Credit Agreement).

Section 5.02  Conduct of Business by Pioneer Pending the Merger.  Pioneer agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as set forth in Section 5.02 of the Pioneer Disclosure Schedule, the businesses of Pioneer and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice in all material respects, and Pioneer shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of Pioneer and its Subsidiaries, to keep available the services of Pioneer’s and its Subsidiaries’ current officers and employees, to preserve Pioneer’s and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with Pioneer or its Subsidiaries. Except as contemplated by this Agreement or as set forth in Section 5.02 of the Pioneer Disclosure Schedule, Pioneer shall not (and shall cause each of its Subsidiaries not to), between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Acadia, which consent shall not be unreasonably withheld or delayed:

(a) amend or propose to amend its articles of organization or bylaws (or other comparable organizational documents);

(b) (i) split, combine or reclassify any shares of capital stock or other equity securities of Pioneer or any of its Subsidiaries, (ii) purchase, repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of Pioneer or any of its Subsidiaries, (iii) declare, set aside, establish a record date for, make or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of capital stock or other equity securities of Pioneer or any of its Subsidiaries (other than dividends or distributions from a direct or indirect wholly-owned Subsidiary of Pioneer to Pioneer or to another direct or indirect wholly-owned Subsidiary of Pioneer);

(c) issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity securities of Pioneer or any of its Subsidiaries, or any securities convertible into or exchangeable for, or any options, warrants or other rights of any kind to acquire any such shares of such capital stock or other equity securities of Pioneer or any of its Subsidiaries (other than pursuant to the exercise of options or equity-based awards outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement);

(d) except to the extent required by applicable law or by a Contract that is in effect as of the date of this Agreement and has been previously disclosed to or made available to Acadia, (i) increase the salaries, bonuses or other compensation and benefits payable or that could become payable by Pioneer or any of its Subsidiaries to any of their respective directors, limited liability company managers, officers, shareholders, members, employees or other service providers, except, solely with respect to employees who are not officers or directors, in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any employment, severance, retention or change in control agreement with any past or present director, limited liability company manager, officer, shareholder, member, employee or other service provider of Pioneer or any of its Subsidiaries, (iii) promote any officers or employees, except in the ordinary course of business consistent with past practice or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Pioneer Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Pioneer Plan if it were in existence as of the date of this Agreement, or make any contribution to any Pioneer Plan, other than contributions required by applicable law or the terms of such Pioneer Plan as in effect on the date hereof;

(e) acquire (whether by merging or consolidating with, by purchasing any equity securities or a substantial portion of the assets of, or by any other manner) any interest in, or make any loan, advance or capital contribution to or investment in, any Person or any division thereof or any assets thereof;

(f) (i) transfer, license, sell, lease, assign or otherwise dispose of any material assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity securities of any Subsidiary of Pioneer, provided that the foregoing shall not prohibit Pioneer and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, (ii) grant any Lien on any of the assets of Pioneer or any of its Subsidiaries (other than Permitted Liens granted in the ordinary course of business consistent with past practice or Liens granted in connection with indebtedness incurred pursuant to and in accordance with Section 6.17), or (iii) adopt, enter into or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pioneer or any of its Subsidiaries or assume, guarantee or endorse, or otherwise become responsible for, any debt securities of another Person, except for indebtedness incurred pursuant to and in accordance with Section 6.17;

(h) make any capital expenditures, capital additions or capital improvements having a cost in excess of $100,000, except for capital expenditures that are contemplated by Pioneer’s existing plan for annual capital expenditures for the fiscal year ending June 30, 2011, a copy of which has been previously made available to Acadia or fail in any material respect to make any capital expenditures, capital additions or capital improvements contemplated by such existing plan;

(i) (A) enter into or amend or modify in any material respect, or terminate or consent to the termination of (other than at its stated expiry date), any Pioneer Material Contract or any other Contract that if in effect as of the date of this Agreement would constitute a Pioneer Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against Pioneer or liability or obligation owing to Pioneer under any Pioneer Material Contract;

(j) institute, settle, release, waive or compromise any (i) Action pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages by Pioneer or any of its Subsidiaries of any amount exceeding $100,000, (ii) any Action involving any current, former or purported holder or group of holders of the capital stock or other equity securities of Pioneer or any of its Subsidiaries, or (iii) any Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the business of Pioneer or its Subsidiaries;

(k) except as required by GAAP or as a result of a change in applicable law, make any change in financial accounting methods, principles, policies, procedures or practices;

(l) make, change or rescind any Tax election, file any amended Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any Tax liability in excess of $50,000;

(m) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property owned by Pioneer or any of its Subsidiaries, other than, in each case, in the ordinary course of business consistent with past practice;

(o) fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions providing no less favorable coverage) covering Pioneer and its Subsidiaries and its and their respective properties, assets and businesses;

(p) (i) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying with the notice requirements and all other provisions of such act or (ii) enter into or modify or amend in any material respect or terminate any collective bargaining agreement with any labor union other than pursuant to customary negotiations in the ordinary course of business; or

(q) authorize, propose, announce an intention, offer, enter into any formal or informal agreement or otherwise make any commitment, to take any of the foregoing actions.

Section 5.03  Pioneer’s Pending Acquisition.  Pioneer will not agree to or enter into any amendment to, grant any waiver under or otherwise waive any rights under the MeadowWood Asset Purchase Agreement that would (i) increase the consideration paid by Pioneer pursuant thereto or (ii) be adverse to Pioneer in any respect that is not de minimus, in either case, without the prior written consent of Acadia, which will not be unreasonably withheld or delayed.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01  Proxy Statement; Registration Statement.

(a) Pioneer and Acadia shall cooperate to promptly prepare the Proxy Statement/ Prospectus and Acadia (with the Pioneer’s reasonable cooperation) shall promptly prepare the Form S-4, in which the Proxy Statement/ Prospectus will be included as a prospectus. Pioneer shall as promptly as practicable file the Proxy Statement with the SEC and Acadia shall as promptly as practicable file the Form S-4 with the SEC. Each of Acadia and the Pioneer shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Each of Acadia and the Pioneer shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or applicable law related thereto. Without limiting the generality of the foregoing, each of Acadia and Pioneer agrees to use its reasonable best efforts to obtain the auditors’ consents with respect to the inclusion of its consolidated financial statements, and to the extent required by the Securities Act or the Exchange Act the consolidated financial statements of its Subsidiaries and any entity the acquisition of which is probable, in the Form S-4 and the Proxy Statement. Without limiting the generality of the foregoing, Pioneer agrees (i) to use its reasonable best efforts to provide to Acadia as promptly as possible and in no event later than two (2) Business Days following the closing pursuant to the MeadowWood Asset Purchase Agreement all audited and unaudited financial statements of MeadowWood Behavioral Health System required to be included in the Form S-4 and the Proxy Statement and (ii) to use its reasonable best efforts to provide Acadia as promptly as possible and in no event later than September 15, 2011, the audited financial statements of Pioneer for the fiscal year ending June 30, 2011.

(b) Subject to Section 6.04(b), the Proxy Statement/ Prospectus shall include the Pioneer Board Recommendation. The Proxy Statement/Prospectus shall also include all material disclosure relating to the Pioneer Financial Advisor (including the amount of fees and other consideration the Pioneer Financial Advisor will be paid upon consummation of the Merger and the conditions precedent to the payment of such fees and other consideration), the opinion referred to in Section 4.20 and the basis for rendering such opinion. Pioneer and Acadia shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable state “blue sky” laws and the rules and regulations promulgated thereunder.

(c) Pioneer and Acadia shall use their respective reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and the Form S-4. Pioneer and Acadia shall provide the other party and its respective counsel with (i) any comments or other communications, whether written or oral, that Pioneer or its counsel or Acadia or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or the Form S-4, as applicable, promptly after receipt of those comments or other communications and (ii) Acadia and Pioneer shall cooperate with each other in preparing a response to those comments.

(d) Each of Pioneer and Acadia agrees, as to it and its Affiliates, directors, officers, employees, agents or Representatives, that none of the information supplied or to be supplied by Pioneer or Acadia, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the Pioneer Shareholders and at the time of the Pioneer Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Pioneer and Acadia further agrees that all documents that it is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to statements or omissions based upon information furnished by the other party or its Representatives.

(e) No amendment or supplement to the Proxy Statement will be made by Pioneer without the approval of Acadia, which approval shall not be unreasonably withheld or delayed. No amendment or supplement to the Form S-4 will be made by Acadia without the approval of Pioneer, which approval shall not be unreasonably withheld or delayed. Pioneer will advise Acadia promptly after the Proxy Statement has been cleared by the SEC (or the time period for the SEC to review the same as lapsed) or any supplement or amendment has been filed. Acadia will advise Pioneer promptly after it receives notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acadia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4. If, at any time prior to the Effective Time, Pioneer or Acadia discovers any information relating to any party or any of its Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement or the Form S-4, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other parties and an appropriate amendment or supplement describing that information promptly shall be filed with the SEC and, to the extent required by applicable law, disseminated to the Pioneer Shareholders.

(f) Acadia and Pioneer shall bear 75% and 25%, respectively, of the aggregate filing, Edgarizing, printing, mailing and similar out of pocket fees and expenses (but not legal or accounting fees and expenses) relating to the Proxy Statement, the Form S-4 and any other necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable state “blue sky” laws and the rules and regulations promulgated thereunder.

Section 6.02  Pioneer Shareholders’ Meeting.

(a) Pioneer shall, in accordance with and subject to the Laws of the Commonwealth of Massachusetts (“Massachusetts Law”), its restated articles of organization, as amended, and bylaws, and the rules of the AMEX, cause a meeting of the Pioneer Shareholders (the “Pioneer Shareholders’ Meeting”) to be duly called and held as soon as reasonably practicable after the Proxy Statement is cleared by the SEC and the Form S-4 is declared effective under the Securities Act for the purpose of voting on the approval of this Agreement. Without the prior written consent of Acadia, (i) the Pioneer Shareholders’ Meeting shall not be held later than thirty (30) days after the date on which the Proxy Statement is mailed to the Pioneer Shareholders, and (ii) Pioneer may not adjourn or postpone the Pioneer Shareholders’ Meeting; provided that notwithstanding the foregoing, Acadia may require Pioneer to adjourn or postpone the Pioneer Shareholders’ Meeting one (1) time. Pioneer shall, upon the reasonable request of Acadia, advise Acadia at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Pioneer Shareholders’ Meeting, as to the aggregate tally of the proxies received by Pioneer with respect to the Pioneer Shareholder Approval. Without the prior written consent of Acadia, (i) the approval of this Agreement and (ii) an advisory vote on the Pioneer change-in-control agreements shall be the only matters (other than procedure matters) which Pioneer shall propose to be acted on by the Pioneer Shareholders at the Pioneer Shareholders’ Meeting.

(b) In connection with the Pioneer Shareholders’ Meeting, Pioneer shall (i) mail the Proxy Statement/ Prospectus and all other proxy materials for such meeting to the Pioneer Shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC and the Form S-4 is declared effective under the Securities Act, (ii) use its reasonable best efforts to obtain the Pioneer Shareholder Approval, and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, as promptly as practicable after the Proxy Statement is cleared by the SEC and the Form S-4 is declared effective under the Securities Act,, Pioneer shall establish a record date for purposes of determining shareholders entitled to notice of and vote at the Pioneer Shareholders’ Meeting (the “Record Date”). Once Pioneer has established the Record Date, Pioneer shall not change such Record Date or establish a different record date for the Pioneer Shareholders’ Meeting without the prior written consent of Acadia, unless required to do so by applicable law. In the event that the date of the Pioneer Shareholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, Pioneer agrees that unless Acadia shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that Pioneer does not establish a new Record Date for the Pioneer Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable law.

(c) Subject to Section 6.04(b), at the Pioneer Shareholders’ Meeting, Pioneer shall, through the Pioneer Board, make the Pioneer Board Recommendation and, unless there has been a Pioneer Board Adverse Recommendation Change, Pioneer shall (x) take all reasonable lawful action to solicit the Pioneer Shareholder Approval, and (y) publicly reaffirm the Pioneer Board Recommendation within two (2) Business Days after any written request by Acadia. Without limiting the generality of the foregoing, this Agreement shall be submitted to the Pioneer Shareholders at the Pioneer Shareholders’ Meeting for the purpose of obtaining the Pioneer Shareholder Approval whether or not any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Pioneer or any of its advisors, unless this Agreement has been terminated pursuant to Section 8.01.

Section 6.03  Access to Information; Confidentiality.

(a) Except as required pursuant to applicable law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, as would be reasonably expected to violate any attorney-client privilege or as would be reasonably expected to violate any applicable confidentiality agreement (in each case, so long as, upon request by the other party, a party has taken all reasonable steps to permit access or disclosure on a basis that does not compromise attorney-client privilege with respect thereto), from the date of this Agreement to the Effective Time, Acadia and Pioneer shall, and shall cause their respective Subsidiaries to, (i) provide to the other party (and the other party’s Representatives) access, at reasonable times upon prior notice, to its and its Subsidiaries’ officers, employees, agents, Representatives, properties, offices, facilities, books and records and (ii) furnish promptly such information concerning its and its Subsidiaries’ business, properties, Contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request.

(b) All information obtained by Acadia, Pioneer, Merger Sub or its or their Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated March 31, 2011 (the “Confidentiality Agreement”), between Acadia Holdings, LLC and Pioneer. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time or the expiration of the Confidentiality Agreement according to its terms.

Section 6.04  Solicitation By Pioneer.

(a) Except as expressly permitted by this Section 6.04, Pioneer and its officers and directors shall, and Pioneer shall instruct and cause its Representatives, its Subsidiaries and their Representatives to:

(i) immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, and deliver a written notice to each such Person to the effect that Pioneer is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on and from the date hereof, and the notice shall also request such Person to promptly return all confidential information concerning Pioneer and its Subsidiaries; and

(ii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not:

(A) initiate, solicit, propose, encourage (including by providing information) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

(B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning Pioneer or any of its Subsidiaries to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide any information or data concerning Pioneer or any of its Subsidiaries to any Person pursuant to any commercial arrangement, joint venture arrangement, or other existing agreement or arrangement if it is reasonably likely that the Person receiving the confidential information would use such information for purposes of evaluating or developing an Acquisition Proposal;

(C) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal (including providing consent or authorization to make an Acquisition Proposal to any officer or employee of Pioneer or to the Pioneer Board (or any member thereof) pursuant to any existing confidentiality agreement);

(D) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or that contradicts this Agreement or requires Pioneer to abandon this Agreement; or

(E) resolve, propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6.04(a) but subject to the last sentence of this Section 6.04(b), at any time following the date hereof and prior to, but not after, the receipt of the Pioneer Stockholder Approval, Pioneer may, subject to compliance with this Section 6.04:

(i) provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement if and only if, prior to providing such information, Pioneer has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that Pioneer shall promptly make available to Acadia any material information concerning Pioneer and its Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Acadia or its Representatives; and

(ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal;

provided, that prior to taking any action described in Section 6.04(b)(i) or Section 6.04(b)(ii) above, (x) the Pioneer Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws, and (y) the Pioneer Board shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior

Proposal or is reasonably likely to result in a Superior Proposal. Notwithstanding the foregoing, Pioneer shall not provide any commercially sensitive non-public information to any competitor in connection with the actions permitted by clause (i) of this Section 6.04(b), except in a manner consistent with Pioneer’s past practice in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement.

(c) Except as expressly provided by Section 6.04(d), at any time after the date hereof, neither the Pioneer Board nor any committee thereof shall:

(i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Acadia, the Pioneer Board Recommendation with respect to the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) (x) fail to publicly recommend against any Acquisition Proposal or (y) fail to publicly reaffirm the Pioneer Board Recommendation, in each case of (x) and (y) within two (2) Business Days after Acadia so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Pioneer Board Recommendation in the Proxy Statement/ Prospectus, (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.04(b) or (G) take any other action or make any other public statement that is inconsistent with the Pioneer Board Recommendation (any action described in clauses (A) through (G), a “Pioneer Board Adverse Recommendation Change”); or

(ii) cause or permit Pioneer or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.04(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Pioneer Stockholder Approval, if Pioneer has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Pioneer Board concludes in good faith constitutes a Superior Proposal, the Pioneer Board may effect a Pioneer Board Adverse Recommendation Change with respect to such Superior Proposal if and only if:

(i) the Pioneer Board determines in good faith, after consultation with independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws;

(ii) Pioneer shall have complied with its obligations under this Section 6.04;

(iii) Pioneer shall have provided prior written notice to Acadia at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Pioneer Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Pioneer Board concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Pioneer Board has resolved to effect a Pioneer Adverse Recommendation Change pursuant to this Section 6.04(d), which notice shall specify the basis for such Pioneer Adverse Recommendation Change, including the identity of the party making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal; and

(iv) prior to effecting such Pioneer Board Adverse Recommendation Change, Pioneer shall, and shall cause their Representatives to, during the Notice Period, (1) negotiate with Acadia and its financial and legal advisors in good faith (to the extent Acadia desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (2) permit Acadia and its financial and legal advisors to make a presentation to the Pioneer Board regarding this Agreement and any adjustments with respect thereto (to the extent Acadia desires to make such presentation); provided, that in the event of any material revisions to the Acquisition Proposal that the Pioneer

Board has determined to be a Superior Proposal, Pioneer shall be required to deliver a new written notice to Acadia and to comply with the requirements of this Section 6.04 including 6.04(d)) with respect to such new written notice.

None of Pioneer, the Pioneer Board or any committee of the Pioneer Board shall enter into any binding agreement with any Person to limit or not to give prior notice to Acadia of its intention to effect a Pioneer Board Adverse Recommendation Change.

(e) Nothing contained in this Section 6.04 shall be deemed to prohibit Pioneer or the Pioneer Board from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Pioneer Board Adverse Recommendation Change unless the Pioneer Board expressly publicly reaffirms the Pioneer Recommendation within two (2) Business Days following any request by Acadia, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) From and after the date hereof, Pioneer agrees that it will promptly (and, in any event, within 24 hours) notify Acadia if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Pioneer or any of its Representatives, indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Acadia reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Pioneer’s intentions as previously notified.

(g) No Pioneer Board Adverse Recommendation Change shall change the approval of the Pioneer Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement. Pioneer shall promptly notify Acadia of any breach of any (including the standstill provisions thereof) by the counterparty thereto, or any request by the counterparty to any Existing Confidentiality Agreement that Pioneer or the Pioneer board waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof. To the extent Acadia and/or Pioneer believes that there has been a breach of any Existing Confidentiality Agreement by the counterparty thereto, Pioneer shall take all necessary actions to enforce such Existing Confidentiality Agreement.

(h) Pioneer agrees that in the event any of its Representatives takes any action which, if taken by Pioneer, would constitute a breach of this Section 6.04, then Pioneer shall be deemed to be in breach of this Section 6.04.

Section 6.05  Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Acadia and the Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless the present and former officers, directors and limited liability company managers of Pioneer and its Subsidiaries (each an “Indemnified Party”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, limited liability company manager, employee, fiduciary or agent, whether occurring at or before the Effective Time. In the event of any such Action, (i) Acadia and the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received, (ii) neither Acadia nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) Acadia and the Surviving Company shall cooperate in the defense of any such matter; provided that, neither Acadia nor the Surviving Company shall be liable for any settlement effected without such Person’s written consent (which consent shall not be unreasonably withheld or delayed); and, provided further, that all rights to indemnification in respect of such claim shall continue until the final and nonappealable disposition of such claim. The rights of each Indemnified Person under this Section 6.05(a) shall be in addition to any rights such Person may have under the governing documents of Acadia and the Surviving Company or any of their respective Subsidiaries, or under any law or under any agreement of any Indemnified Person with Acadia, the Surviving Company or any of their respective Subsidiaries.

(b) Prior to the Effective Time, Pioneer shall and, if Pioneer is unable to, the Surviving Company shall, as of the Effective Time to, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of Pioneer’s existing directors’ and officers’ insurance policies, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as Pioneer’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under Pioneer’s existing policy with respect to any matter claimed against a director or officer of Pioneer or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

(c) In the event Acadia, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acadia or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.05.

(d) The provisions of this Section 6.05 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

Section 6.06  Employee Benefits Matters.

(a) Prior to the Effective Time, Pioneer and Acadia shall cooperate to conduct a review of Acadia’s and Pioneer’s respective employee benefit and compensation plans and programs in order to (i) coordinate the provision of benefits and compensation to the employees of Pioneer and Acadia and their respective Subsidiaries after the Effective Time, (ii) eliminate duplicative benefits, and (iii) in all material respects, treat similarly situated employees of Pioneer, Acadia and their respective Subsidiaries on a substantially similar basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities.

(b) Nothing contained herein shall be construed as requiring Pioneer, Acadia or any of their respective Subsidiaries to continue the employment of any specific Person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Pioneer, Acadia or any of their respective Subsidiaries to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Pioneer or Acadia or any of their respective Subsidiaries (including all Pioneer Plans and all Acadia Plans) in accordance with their terms. Nothing in this Section 6.06 shall confer any rights or remedies of any kind upon any employee or any other Person other than the parties hereto and their respective successors and assigns.

Section 6.07  Further Action.

(a) Subject to the terms and conditions of this Agreement, including Section 6.04, each party shall use reasonable best efforts to (i) obtain promptly all authorizations, consents, orders, approvals, licenses, permits and waivers of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, approvals, licenses, permits and waivers, (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith, (iv) obtain all necessary consents, approvals or waivers from third parties under such party’s respective Contracts, and (v) from and after the Effective Time, execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this

Agreement. For the avoidance of doubt, (i) Pioneer shall use reasonable best efforts to obtain as promptly as practicable after the date of this Agreement any consent, approval or waiver required in connection with the Transactions under a Pioneer Material Contract, and (ii) Acadia shall use reasonable best efforts to obtain as promptly as practicable after the date of this Agreement any consent, approval or waiver required in connection with the Transactions under an Acadia Material Contract. Each party hereto agrees that if at any time after the date of this Agreement a filing pursuant to the HSR Act is necessary with respect to the Transactions to cooperate with the other party to make such filing as soon as practicable and to use commercially reasonable efforts to supply to the appropriate Governmental Authorities as promptly as possible any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Each party promptly shall notify each other party hereto of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement. Subject to any applicable preexisting confidentiality agreement (so long as such party has taken all reasonable steps to permit access or disclosure) and applicable attorney-client privilege, each party shall be entitled to review in advance any proposed substantive communication by any other party to any Governmental Authority in connection with the Transactions, and each party shall make any revisions thereto reasonably requested by the other party. None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as each other party may reasonably request in connection with the foregoing, subject to any applicable preexisting confidentiality agreements (so long as such party has taken all reasonable steps to permit access or disclosure) and applicable attorney-client privilege. The parties to this Agreement will provide each other with copies of all material correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided that, each party may redact materials as necessary to address required confidentially (so long as such party has taken all reasonable steps to permit access or disclosure) or reasonable attorney-client privilege concerns. In furtherance of the foregoing, all information exchanged between or among the parties under this Section 6.07 shall be kept confidential in accordance with the Confidentiality Agreement.

(c) In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Acadia, Pioneer and Merger Sub shall cooperate in all respects and shall use its commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Pioneer, Acadia nor any of their respective Subsidiaries shall be required to, and Pioneer, Merger Sub and Acadia may not, without the prior written consent of the other party, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Pioneer, Acadia, Merger Sub, the Surviving Company or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of Pioneer, Acadia, Merger Sub, the Surviving Company or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Pioneer, Acadia, Merger Sub, the Surviving Company or any of their respective Subsidiaries.

(e) With respect to any shareholder litigation against Pioneer and/or its directors relating to the Transactions, Pioneer shall (i) promptly notify Acadia of the initiation of any such litigation, (ii) promptly notify Acadia of any material communication or development with respect to such litigation and (iii) consult in good faith with Acadia with respect to any material decisions and Pioneer’s general strategy regarding such litigation and otherwise give Acadia the opportunity to participate in the defense, settlement and/or prosecution of any such litigation; provided, that neither Pioneer nor any of its Subsidiaries or Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless Acadia shall have consented in writing; provided, further, that after receipt of the Pioneer Shareholder Approval, Pioneer shall cooperate with Acadia and, if requested by Acadia, use its reasonable best efforts to settle any unresolved shareholder litigation against Pioneer and/or its directors relating to the Transactions in accordance with Acadia’s direction.

Section 6.08  Update Disclosure; Breaches.

(a) From and after the date of this Agreement until the Effective Time, each party hereto promptly shall notify the other party hereto by written update to its Disclosure Schedule of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (ii) any Action commenced or, to any party’s knowledge, threatened against, such party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, or (iii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be likely to result in any condition to the obligations of any party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII.

(b) Promptly following the closing pursuant to the MeadowWood Asset Purchase Agreement, but no later than ten (10) Business Days prior to the Closing Date, Pioneer shall deliver to Acadia and Merger Sub a supplement to the Pioneer Disclosure Schedule (the “MeadowWood Schedule Supplement”) containing any additions, revisions or modifications to the Pioneer Disclosure Schedule that are required as a result of Pioneer’s acquisition of the assets of MeadowWood Behavioral Health System pursuant to the MeadowWood Asset Purchase Agreement (it being understood and agreed that the MeadowWood Schedule Supplement will include all matters which would have been included on the Pioneer Disclosure Schedules if the closing pursuant to the MeadowWood Asset Purchase Agreement had been consummated prior to the date hereof). The MeadowWood Schedule Supplement shall automatically be deemed incorporated into the Pioneer Disclosure Schedule effective as of the date of the closing pursuant to the MeadowWood Asset Purchase Agreement, and any reference herein to the “Pioneer Disclosure Schedule” shall be thereafter be deemed to refer to the Pioneer Disclosure Schedule as amended and revised by the MeadowWood Schedule Supplement, unless the additions, revisions and modifications set forth on the MeadowWood Schedule Supplement disclose events or circumstances that, together with any other events, circumstances and/or other matters would cause the condition in Section 7.02(a) to not be satisfied as of the date of delivery of the MeadowWood Schedule Supplement, in which case Acadia shall have ten (10) Business Days after Pioneer’s delivery of the MeadowWood Schedule Supplement to terminate this Agreement by delivery of written notice to Pioneer.

Section 6.09  Stock Exchange Listing.  Each of Acadia and Pioneer shall cooperate with the other and use its reasonable best efforts to cause the shares of Acadia Common Stock to be issued in connection with the Merger to be listed on Nasdaq, subject to official notice of issuance, prior to the Effective Time. If such listing on Nasdaq is not possible, each of Acadia and Pioneer shall cooperate with the other and use its reasonable best efforts to cause the shares of Acadia Common Stock to be issued in connection with the Merger to be listed on to be listed on AMEX or another national securities exchange, subject to official notice of issuance, prior to the Effective Time. If such listing is not possible, each of Acadia and Pioneer shall cooperate with the other and use its reasonable best efforts to cause the shares of Acadia Common Stock to become eligible for trading on the over the counter bulletin board (OTCBB) prior to the Effective Time; provided that, in such case, Acadia shall use its reasonable best efforts after the Effective Time to cause the shares of Acadia Common Stock to listed on Nasdaq or another national securities exchange. Acadia and Pioneer shall bear 75% and 25%, respectively, of the listing fee incurred in obtaining (or attempting to obtain) such listing(s) and/or trading eligibility.

Section 6.10  Section 16 Matters.  Prior to the Effective Time, Pioneer and Acadia shall take all steps necessary to cause the Transactions, including any acquisition of Acadia Common Stock in connection with this Agreement, by each individual who is or will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to Acadia, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11  Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law becomes or is deemed to be applicable to Acadia, Pioneer, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of Acadia, Pioneer, Merger Sub, and their respective boards of directors or managers shall grant all such approvals and take all such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover law inapplicable to this Agreement and the Transactions.

Section 6.12  Deregistration.  Pioneer shall use its reasonable best efforts to cause its shares of Pioneer Class A Common Stock to no longer be quoted on the AMEX and to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.13  Tax Free Reorganization Treatment.

(a) Acadia, Merger Sub, and Pioneer intend that the Merger be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code (to which each of Acadia and Pioneer are to be parties under Section 368(b) of the Code) in which Pioneer is to be treated as merging directly with and into Acadia, with the Pioneer Class A Common Stock and Pioneer Class B Common Stock converted in such merger into the right to receive the consideration provided for hereunder, and each shall file all Tax Returns consistent with, and take no position inconsistent with, such treatment. The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering the opinions described in Section 7.02(h) and Section 7.03(f), including representations in the Pioneer Tax Certificate (in the case of Pioneer) and in the Acadia Tax Certificate (in the case of Acadia).

(b) Acadia, Merger Sub, and Pioneer hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Regulations.

(c) None of Acadia, Merger Sub, or Pioneer shall, nor shall they permit their Subsidiaries (including the Surviving Company after the Effective Time) to, take any action before or after the Effective Time that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. For avoidance of doubt, Acadia (on its behalf and on behalf of its Subsidiaries), Merger Sub and Pioneer shall elect, pursuant to Notice 2010-25 to apply Proposed Treasury Regulation section 1.368-1(e)(2), the text of which was set forth in Treasury Regulation section 1.368-1T(e)(2).

(d) Prior to Closing, (i) neither Acadia nor Merger Sub shall take, or cause its Subsidiaries to take, any action that would adversely impact the ability of counsel to provide the opinions pursuant to Section 7.02(h) and Section 7.03(f) or the ability of Acadia to deliver the Acadia Tax Certificate, and (ii) Pioneer shall not take, and shall cause its Subsidiaries not to take, any action that would adversely impact the ability of counsel to provide the opinions pursuant to Section 7.02(h) and Section 7.03(f) or the ability of Pioneer to deliver the Pioneer Tax Certificate. For avoidance of doubt, neither Acadia nor Merger Sub shall make or permit to be taken any action that would cause Merger Sub to, at any time from the date of this Agreement to and through the end of the day which includes the Effective Time, be other than a disregarded entity as defined in Treasury Regulation section 1.368-2(b)(1)(i)(A) and other than disregarded as an entity separate form Acadia for federal income Tax purposes.

Section 6.14  Public Announcements.

(a) The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acadia and Pioneer. Thereafter, each of Acadia and Pioneer shall consult with each other before issuing any press release or otherwise making any public statements (including conference calls with investors and analysts) with respect to this Agreement or any of the Transactions. No party shall issue any such press release or make any such public statement with respect to this Agreement or any of the Transactions prior to such consultation, except to the extent public disclosure is required by applicable law or the requirements of the AMEX or Nasdaq, as applicable, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such press release or making any such public statements.

(b) Upon Acadia’s request, (i) Pioneer and Acadia shall promptly prepare a mutually acceptable joint written presentation to RiskMetrics Group recommending this Agreement and the Transactions, including the Merger and (ii) Pioneer shall request a meeting with RiskMetrics Group for purposes of obtaining its recommendation of the adoption of this Agreement by the Pioneer Shareholders.

(c) Before any Merger Communication of Pioneer or any of its “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Pioneer or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of Pioneer or any such participant, as a script in discussions or meetings with any such third parties, Pioneer shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether the foregoing is required to be filed under the Exchange Act or Securities Act. Pioneer shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by Acadia and its counsel on any such Merger Communication.

Section 6.15  Transfer Taxes.  Acadia and Pioneer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes that become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, from and after the Effective Time, the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes of Pioneer, Acadia or any of their respective Subsidiaries, as well as any transfer, recording, registration and other fees that may be imposed upon, payable by or incurred by Pioneer, Acadia or any of their respective Subsidiaries in connection with this Agreement and the Transactions.

Section 6.16  Other Actions.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, Acadia and Pioneer shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions.

Section 6.17  Financing.

(a) Each of Pioneer and Acadia shall cooperate with the other and use its reasonable best efforts to arrange the debt financing on the terms and conditions to those described in the commitment letter dated as of the date hereof among Acadia and Jeffries Finance LLC, together with the related fee letter and that certain engagement letter dated as of the date hereof by and among Acadia and Jefferies & Company, Inc. (together, the “Debt Commitment Letters”), including using its commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto and (ii) satisfy on a timely basis all conditions in such definitive agreements that are within its control; provided that nothing contained in this Agreement shall require Acadia to pay any fees in excess of those contemplated by the Debt Commitment Letters (whether to secure waiver of any conditions contained therein or otherwise).

(b) Each of Pioneer and Acadia agrees to provide, and shall cause its Subsidiaries and its and their Representatives and advisors, including legal and accounting advisors, to provide, all reasonable assistance and cooperation (including with respect to timeliness) in connection with the arrangement of the Financing as may be reasonably requested by the other party, including (i) participation in meetings, presentations (including management presentations), drafting sessions and due diligence sessions, (ii) furnishing financial and other pertinent information as may be reasonably requested by the other party, including projections, pro forma statements, financial statements and other financial data and other pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act, (iii) assisting in the preparation of (A) an offering document and other customary marketing materials for any part of the Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the consummation of the Financing and the syndication and marketing efforts for any part of the Financing, including obtaining any rating agency confirmations or approvals for the Financing,

(v) providing and executing documents as may be reasonably requested by the other party, including a certificate of the chief financial officer with respect to solvency matters, and documents required in connection with obtaining consents of accountants for use of their reports in any materials relating to the Financing, (vi) reasonably facilitating any necessary pledging of collateral, (vii) using commercially reasonable efforts to obtain accountants’ comfort letters, accountants’ consents, legal opinions, surveys and title insurance, as reasonably requested by the other party, and (viii) taking all actions reasonably necessary for the Surviving Company to become a borrower or guarantor under the Financing simultaneously with the Closing. Pioneer hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

Section 6.18  Pioneer Stock Purchase Plans.  Except as set forth on Section 6.18 of the Pioneer Disclosure Schedule, Pioneer shall take all actions necessary to (i) suspend any and all offering or grants during the offering periods currently in effect under the Pioneer Stock Purchase Plans effective as of the date of this Agreement (such that no shares of Pioneer capital stock can be issued pursuant thereto) and (ii) take all actions necessary to terminate the Pioneer Stock Purchase Plans prior to the Effective Time.

Section 6.19  Obligations of Acadia and Merger Sub.  Acadia shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.20  Fees and Expenses.  Each of Pioneer and Acadia will not (and will cause each of their respective Subsidiaries not to), incur or agree to pay (i) Pioneer Expenses in an aggregate amount in excess of the Estimated Pioneer Expenses or (ii) Acadia Expenses in an aggregate amount in excess of the Estimated Acadia Expenses, respectively, without the prior written consent of the other party.

Section 6.21  Peabody Office.  Acadia will keep Pioneer’s Peabody, Massachusetts office open for as long as reasonably required to effect necessary transition matters, which the parties anticipate will take from three (3) to six (6) months following the Effective Time.

Section 6.22  Company Name.  For a period of two (2) years following the effective time of the Merger, Acadia will file a “dba” in Delaware and such other jurisdictions as it deems necessary to enable it to conduct business as “Pioneer Behavioral Health,” and Acadia shall conduct business under such dba, including by using corporate stationary bearing such name and by answering the telephone in the corporate offices under such name. Acadia anticipates that each of Pioneer’s Subsidiaries will retain their current names from and after the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01  Conditions to the Obligations of Each Party.  The obligations of Acadia, Pioneer and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Effectiveness of the Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall be pending before the SEC.

(b) Pioneer Shareholder Approval.  The Pioneer Shareholder Approval shall have been obtained in accordance with Massachusetts Law.

(c) No Order or Restraint.  No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case, prohibits or makes illegal the consummation of the Merger.

(d) U.S. Antitrust Approvals and Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of

1976, as amended, and any other antitrust, competition, or trade regulation law, as applicable, shall have expired or been terminated.

(e) Financing/Solvency.  (i) Acadia shall have obtained debt financing in the amounts described in, and on the terms and conditions set forth in, the Debt Commitment Letters, (ii) Acadia shall have received an opinion that Acadia’s and its Subsidiaries’ total consolidated liabilities will not exceed their total consolidated assets immediately after giving effect to the Merger and the other Transactions, including the dividend pursuant to Section 2.06(c), (iii) the Net Proceeds shall be equal to or greater than $80,000,000 (and as a result, the Deficit Note(s) shall not exceed $10,000,000).

(f) Listing.  The Acadia Common Stock (i) held by the Acadia Stockholders and (ii) issuable to the Pioneer Shareholders pursuant to the Merger shall be listed or approved for listing upon issuance upon a national securities exchange or eligible for trading on the over the counter bulletin board (OTCBB).

(g) Professional Services Agreement.  The Professional Services Agreement shall have been terminated pursuant to the terms of a termination agreement and the PSA Amount shall have been paid to Waud Capital Partners, LLC in connection therewith.

Section 7.02  Conditions to the Obligations of Acadia.  The obligations of Acadia to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) (i) the representations and warranties of Pioneer and set forth in Section 4.01 (Organization, Standing and Power; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to This Agreement), Section 4.09(a) (Absence of Certain Changes or Events) and Section 4.19 (Pioneer Board Approval; Vote Required) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) other than the representations and warranties in Section 4.01 (Organization, Standing and Power; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to This Agreement), Section 4.07(f) (SEC Filings; Undisclosed Liabilities), Section 4.09(a) (Absence of Certain Changes or Events) and Section 4.19 (Pioneer Board Approval; Vote Required), the representations and warranties of Pioneer set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” and “Pioneer Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not have a Pioneer Material Adverse Effect, and (iii) the representations and warranties of Pioneer set forth in Section 4.07(f) (SEC Filings; Undisclosed Liabilities) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date.

(b) Agreements and Covenants.  Pioneer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Pioneer Material Adverse Effect.  Since the date of this Agreement, there shall not have been or occurred any Pioneer Material Adverse Effect.

(d) Officers Certificate.  Acadia will have received a certificate, signed by the chief executive officer or chief financial officer of Pioneer, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) hereof.

(e) Third Party Consents.  Acadia shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the Pioneer Material Contracts set forth in Section 4.16 of the Pioneer Disclosure Schedule .

(f) Resignation of Directors and Officers.  The directors and officers of Pioneer set forth in Schedule 7.02(f) shall have resigned as directors and officers, as applicable, of Pioneer effective as of the Effective Time.

(g) Governmental Approvals.  Acadia and Pioneer and their respective Subsidiaries shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for the consummation of or in connection with the Transactions, free of any condition that reasonably would be expected to have a Pioneer Material Adverse Effect, an Acadia Material Adverse Effect, or a material adverse effect on the parties’ ability to consummate the Transactions.

(h) Tax Opinion.  Acadia shall have received the opinion of Kirkland & Ellis LLP, counsel to Acadia, in form and substance reasonably satisfactory to Acadia, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Acadia and Pioneer will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Kirkland & Ellis LLP may rely upon representations contained herein and may receive and rely upon representations from Acadia, Pioneer and others, including representations from Acadia in the Acadia Tax Certificate and representations from Pioneer in the Pioneer Tax Certificate.

(i) Opinion of Special Counsel.  Pioneer shall have received the opinion of Pepper Hamilton LLP, special counsel to Pioneer, substantially in the form attached hereto as Exhibit D.

(j) Acquisition.  Pioneer shall have consummated its acquisition of the assets of MeadowWood Behavioral Health System pursuant to the MeadowWood Asset Purchase Agreement.

(k) Stockholders Agreement.  Acadia and certain of its stockholders shall have entered into the Stockholders Agreement, substantially in the form attached hereto as Exhibit E.

Section 7.03  Conditions to the Obligations of Pioneer.  The obligations of Pioneer to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties  (i) The representations and warranties of Acadia set forth in Section 3.01 (Organization, Standing and Power; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to This Agreement), Section 3.09(a) (Absence of Certain Changes or Events) and Section 3.19 (Acadia Board Approval; Vote Required) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) other than the representations and warranties in Section 3.01 (Organization, Standing and Power; Subsidiaries), Section 3.03 (Capitalization), in Section 3.04 (Authority Relative to This Agreement), Section 3.07(f) (Financial Statements), Section 3.09(a) (Absence of Certain Changes or Events) and Section 3.19 (Acadia Board Approval; Vote Required), the representations and warranties of Acadia set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” and “Acadia Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not have a Acadia Material Adverse Effect, and (iii) the representations and warranties of Acadia set forth in Section 4.07(f) (Financial Statements) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date.

(b) Agreements and Covenants.  Acadia shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Acadia on or prior to the Closing.

(c) Acadia Material Adverse Effect.  Since the date of this Agreement, there shall not have been or occurred any Acadia Material Adverse Effect.

(d) Officers Certificate.  Pioneer will have received a certificate, signed by the chief executive officer or chief financial officer of Acadia, certifying as to the matters set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) hereof.

(e) Third Party Consents.  Pioneer shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the Acadia Material Contracts set forth in Section 3.16 of the Acadia Disclosure Schedule.

(f) Tax Opinion.  Pioneer shall have received an opinion of Arent Fox LLP, in form and substance reasonably satisfactory to Pioneer, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Acadia and Pioneer will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Arent Fox LLP may rely upon representations contained herein and may receive and rely upon representations from Acadia, Pioneer and others, including representations from Acadia in the Acadia Tax Certificate and representations from Pioneer in the Pioneer Tax Certificate.

Section 7.04  Reliance on Article VII.  None of Acadia, Pioneer or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties as set forth below.

(a) Termination by Mutual Consent.  This Agreement may be terminated by the mutual written consent of Acadia and Pioneer;

(b) Termination by Acadia or Pioneer.  This Agreement may be terminated by either Acadia or Pioneer (if, in the case of Pioneer, it has not breached Section 6.04):

(i) if the Merger shall not have been consummated by 11:59 p.m., New York City Time, on December 15, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to Pioneer if, at the time of any such intended termination by Pioneer, either Pioneer or Acadia shall be entitled to terminate this Agreement pursuant to Section 8.01(b)(iii); provided further, that any purported termination this Agreement pursuant to this Section 8.01(b)(i) shall be deemed a termination under Section 8.01(c)(i) or Section 8.01(d)(i), as applicable, if, at the time of any such intended termination, Acadia or Pioneer is entitled to terminate this Agreement pursuant to Section 8.01(c)(i) or Section 8.01(d)(i), as applicable; provided further, that that any purported termination of this Agreement pursuant to this Section 8.01(b)(i) shall be deemed a termination under Section 8.01(b)(iii) if, at the time of any such intended termination, Acadia is entitled to terminate this Agreement pursuant to Section 8.01(b)(iii);

(ii) if (x) an Order of any Governmental Authority having competent jurisdiction is entered enjoining Pioneer, Acadia or Merger Sub from consummating the Merger and such Order has become final and nonappealable, or (y) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited (unless the consummation of the Merger in violation of such law would not have a Pioneer Material Adverse Effect); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable; or

(iii) if the Pioneer Stockholder Approval is not obtained at the Pioneer Shareholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(c) Termination by Pioneer.  This Agreement may be terminated by Pioneer:

(i) if (x) Acadia or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Acadia or Merger Sub such that the closing condition set forth in Section 7.03(b) would not be satisfied or (y) there exists a breach of any representation or warranty of Acadia or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.03(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the End Date or is not cured within thirty (30) calendar days after Acadia receives written notice of such breach from Pioneer; provided that Pioneer shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Pioneer or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not being satisfied; or

(ii) if, prior to the obtaining of the Pioneer Stockholder Approval, the Pioneer Board or any committee thereof shall have effected a Pioneer Board Adverse Recommendation Change.

(d) Termination by Acadia.  This Agreement may be terminated by Acadia:

(i) if (x) Pioneer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Pioneer such that the closing condition set forth in Section 7.02(b) would not be satisfied or (y) there exists a breach of any representation or warranty of Pioneer contained in this Agreement such that the closing condition set forth in Section 7.02(a)) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the End Date or is not cured by Pioneer within thirty (30) calendar days after Pioneer receives written notice of such breach from Acadia; provided that Acadia shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Acadia contained in this Agreement that would result in the closing conditions set forth in Section 7.03(a) or Section 7.03(b), as applicable, not being satisfied;

(ii) if, prior to the obtaining of the Pioneer Stockholder Approval, the Pioneer Board or any committee thereof shall have effected a Pioneer Board Adverse Recommendation Change; or

(iii) pursuant to Section 6.08.

(e) Notice of Termination.  The party desiring to terminate this Agreement pursuant to this Section 8.01 shall give written notice of such termination to the other parties specifying the provision or provisions of this Section 8.01 pursuant to which such termination is purportedly effected.

Section 8.02  Effect of Termination; Termination Fee and Expense Reimbursement.

(a) Effect of Termination Generally.  Except as otherwise set forth in this Section 8.02, in the event of a termination of this Agreement by either Pioneer or Acadia as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acadia, Pioneer or Merger Sub or their respective officers or directors; provided, however, that the provisions of this Section 8.02, Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement (including the failure by any party to pay any amounts due pursuant to this Section 8.02)), which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proved the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters), which shall be deemed in such event to be damages of such party. Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable for (i) punitive damages (unless awarded to a third party) or (ii) any amount in excess of the Termination Fee in the event such fee is actually paid by such party. The Lenders and each Indemnified Party (as defined in the Debt Commitment Letters) are express third-party beneficiaries of clause (i) of the preceding sentence with respect to punitive damages.

(b) Termination Fee.

(i) In the event this Agreement is terminated (x) by Pioneer pursuant to Section 8.01(c)(ii) or (y) by Acadia pursuant to Section 8.01(d)(ii), Pioneer shall pay the Termination Fee to Acadia promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Acadia.

(ii) In the event that (x) this Agreement is terminated (A) by either Acadia or Pioneer pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (B) by Acadia pursuant to Section 8.01(d)(i) or Section 8.01(d)(iii) and (y) after the date of this Agreement and prior to the twelve (12) month anniversary of the termination of this Agreement, Pioneer consummates an Acquisition Proposal, enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal, or Pioneer files a Solicitation/ Recommendation Statement on Schedule 14D-9 that includes the Pioneer Board’s recommendation of any Acquisition Proposal to Pioneer’s stockholders, then Pioneer shall, on the date an Acquisition Proposal is consummated, any such letter is executed or agreement is entered into or any such statement is filed with the SEC, pay the Termination Fee (less the amount of any Acadia Reimbursed Expenses previously paid to Acadia pursuant to Section 8.02(c), if any) to Acadia by wire transfer of same day funds to one or more accounts designated by Acadia; provided, that for purposes of this Section 8.02(b)(ii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%.

(iii) For the avoidance of doubt, in no event shall either Pioneer or Acadia be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

(c) Expense Reimbursement.

(i) In the event this Agreement is terminated by Pioneer pursuant to Section 8.01(c)(i), then Acadia shall, following receipt of an invoice therefor, pay all of Pioneer’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Pioneer and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing), which amount shall in no event exceed $1,000,000 in the aggregate, in four annual installments (with the first such payment made within two (2) Business Days of such termination, and the remaining payments being made on the first, second and third anniversary of such termination date).

(ii) In the event this Agreement is terminated by Acadia pursuant to Section 8.01(d)(i) or Section 8.01(d)(iii), under circumstances in which the Termination Fee is not then payable pursuant to Section 8.02(b), then Pioneer shall, following receipt of an invoice therefor, pay all of Acadia’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Acadia and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Acadia Reimbursed Expenses”), which amount shall in no event exceed $1,000,000 in the aggregate, in four annual installments (with the first such payment made within two (2) Business Days of such termination, and the remaining payments being made on the first, second and third anniversary of such termination date), to one or more accounts designated by Acadia; provided, that (x) the existence of circumstances which could require the Termination Fee to become subsequently payable by Pioneer pursuant to Section 8.02(b) shall not relieve Pioneer of its obligations to pay the Acadia Reimbursed Expenses pursuant to this Section 8.02(c); (y) that the payment by Pioneer of the Acadia Reimbursed Expenses pursuant to this Section 8.02(c); shall not relieve Pioneer of any subsequent obligation to pay the Termination Fee pursuant to Section 8.02(b) except to the extent indicated in Section 8.02(b), and (z) that any unpaid expense reimbursement payments shall be due on the same date as any subsequent obligation to pay the Termination Fee pursuant to Section 8.02(b).

(d) Acknowledgement.  Each of Pioneer and Acadia acknowledges that (i) the agreements contained in this Section 8.02 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.02(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Acadia or Pioneer, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.02, neither Pioneer nor Acadia would have entered into this Agreement. Accordingly, if either Pioneer or Acadia (as applicable, the “Non-Paying Party”) fails to promptly pay any amount due pursuant to Section 8.02(b) and, in order to obtain such payment, the party seeking such payment commences a suit that results in a judgment against the Non-Paying Party for the applicable amount set forth in Section 8.02(b) or Section 8.02(c) or any portion thereof, the Non-Paying Party shall pay to the party seeking such payment all costs and expenses (including attorneys’ fees) incurred by such party and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

Section 8.03  Extension; Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by applicable law and, subject to Section 8.04, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Pioneer’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of Pioneer’s stockholders hereunder without the approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.04  Amendment.  This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; and provided, that after approval of the Agreement by the stockholders of Pioneer, no amendment that, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without further stockholder approval. This Agreement may not be amended except by an instrument in writing signed by Acadia and Pioneer.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01  Certain Definitions.  For purposes of this Agreement:

“Acadia Balance Sheet Date” means December 31, 2010.

“Acadia Expenses” means all of Acadia’s reasonably documented out-of-pocket fees and expenses (including reasonable legal and advisory fees and expenses) actually incurred by Acadia and its Affiliates in connection with the Transactions contemplated by this Agreement, which shall not include the Financing Expenses or Acadia’s portion of the Shared Expenses.

“Acadia Health Care Facility” means any hospital, residential treatment center, pharmacy, laboratory, facility or ancillary department that is leased or owned, and operated, by or for the benefit of Acadia or any of its Subsidiaries.

“Acadia Material Adverse Effect” means any event, change, condition or effect that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Acadia and its Subsidiaries, taken as a whole, other than any event, change, condition or effect relating to (i) the Transactions or the announcement thereof, (ii) compliance with the terms of this Agreement or the taking of any action consented to or requested by Pioneer or Merger Sub, (iii) any change in accounting requirements or principles required by GAAP, or any interpretations thereof, (iv) the United States economy in general, or (v) the behavioral healthcare industry in general; provided that, an Acadia Material Adverse Effect shall include any change in or effect on the business of Acadia and its Subsidiaries that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Acadia and its Subsidiaries taken as a whole, if such change or effect is significantly more adverse to Acadia and its Subsidiaries, taken as a whole, than to the behavioral healthcare industry in general.

“Acadia Related Party” means (i) each individual who is, or who has at any time since the inception of Acadia been, an equityholder, director, limited liability company manager, officer, employee or independent contractor of Acadia or any of its Subsidiaries, (ii) each immediate family member of the individuals described in clause (i) above, and (iii) each Person (other than Acadia and its Subsidiaries) in which any Person described in clause (i) or clause (ii) above holds, beneficially or otherwise, a material voting, proprietary or financial interest.

“Acadia Tax Certificate” shall mean a certificate substantially to the effect of the form of the Acadia Tax Certificate attached hereto as Exhibit F.

“Acadia Third Party Intellectual Property Rights” means all material licenses, sublicenses and other agreements as to which Acadia or any Subsidiary of Acadia is a party and is authorized to use any Intellectual Property Rights of any third parties (except for click-through, shrink-wrap and other off-the-shelf licenses for commercially available software that are either licensed for a one-time fee less than $5,000 or licensed for annual license fees in the aggregate equal to $25,000 or less).

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms that are identical in all material respects to the confidentiality agreement executed by Acadia.

“Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of fifteen (15) percent or more of the Pioneer Common Stock (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of Pioneer) representing, directly or indirectly, fifteen (15) percent or more of the net revenues, net income or assets of Pioneer and its Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Capital Stock in any entity that holds assets representing, directly or indirectly, fifteen (15) percent or more of the net revenues, net income or assets of Pioneer and its Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning fifteen (15) percent or more of the outstanding shares of Pioneer Common Stock and any other voting securities of Pioneer, or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such specified person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which commercial banks in New York, New York are not required by applicable law or authorized to close.

“Cash on Hand” means with respect to any Person at any date, the sum of all unrestricted cash, marketable securities and short term investments of such person and its Subsidiaries, as recorded in the books and records of such Person and its Subsidiaries in accordance with GAAP.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any person or any part of its property under applicable law.

“Deficit Note” means one or more Promissory Notes with an aggregate principal face amount equal to the Net Proceeds Deficit, substantially in form attached hereto as Exhibit G or such other form required by Acadia’s lenders.

“Existing Acadia Credit Agreement” shall mean that certain Credit Agreement, dated as of April 1, 2011 among Acadia Healthcare Company, LLC, a Delaware limited liability company, the Guarantors (as defined therein), the Lenders (as defined therein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing

Line Lender and L/C Issuer, as amended, amended and restated, supplemented, modified, renewed or extended from time to time.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions.

“Financing Expenses” means the aggregate amount of any costs and expenses incurred by Acadia and its Affiliates under or pursuant to the Debt Commitment or otherwise in connection with obtaining the financing under the Debt Commitment Letters, including without limitation any original issue discount.

“Fully Diluted Shares” means the sum of (i) the Pre-Merger Acadia Stock, plus (ii) the aggregate number of shares of Acadia Common Stock into which shares of Pioneer Common Stock are converted into (including any fractional shares) pursuant to Section 2.01(a), plus (iii) the number of shares of Acadia Common Stock (after giving effect to Section 2.05(b) and Section 2.05(c) and including any fractional shares) issuable pursuant to Pioneer Stock Options and Pioneer Warrants which had an exercise price (prior to giving effect to Section 2.05(b) and Section 2.05(c)) equal to or less than the average per share closing prices of Pioneer Class A Common Stock as reported on AMEX (as reported in the Midwest Edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for ten full trading days ending one (1) Business Days prior to the date of this Agreement.

“Health Care Laws” means all relevant state and federal civil or criminal health care laws applicable to any Company Health Care Business, including Medicaid, Medicare, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Money Penalties Law (42 U.S.C. § 1320a-7a; 42 U.S.C. § 1320c-8(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), any law with respect to licensing a Company Health Care Business, or the regulations promulgated pursuant to such laws, and comparable state laws, and all statutes and regulations related to the education of, housing of, or care for youth.

“Indebtedness” means with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements and all obligations under severance plans or arrangements, bonus plans, transaction bonuses, change of control bonuses or similar arrangements payable as a result of the consummation of the Transactions contemplated hereby, (vi) all obligations of such Person secured by a Lien, (vii) all guaranties of such Person in connection with any of the foregoing, (viii) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not more than 90 days past due), (ix) all other liabilities required to be classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness, and (x) all accrued interest, prepayment premiums or the like or penalties related to any of the foregoing.

“Intellectual Property Rights” means any and all of the following: (i) patents, patent applications and patent disclosures; (ii) trademarks, trade names, service marks, corporate names, together with all goodwill associated with any of the foregoing; (iii) copyrights, maskworks and copyrightable works; (iv) proprietary lists, schematics, technology, know-how, trade secrets, inventions, algorithms, processes; (v) Software; (vi) Internet domain names; and (vii) other proprietary, intellectual property and industrial rights recognized under applicable law in any jurisdiction.

“IT Assets” means all of the following: all computers, computer systems, severs, hardware, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and line“124s, co-location facilities and equipment and all other information technology equipment, including any outsourced systems and processes (e.g.  hosting locations) and all associated documentation.

“knowledge of Acadia” or “Acadia’s knowledge” means the actual knowledge (after reasonable inquiry) of Acadia’s executive officers.

“knowledge of Pioneer” or “Pioneer’s knowledge” means the actual knowledge (after reasonable inquiry) of Pioneer’s executive officers.

“Lenders” shall mean the Lenders (as defined in the Debt Commit Letter) and the Arranger (as defined in the Debt Commit Letter).

“Lien” means with respect to any asset, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind in respect of such asset. For avoidance of doubt, the term “Lien” shall not include licenses of Intellectual Property Rights.

“MeadowWood Asset Purchase Agreement” means the Asset Purchase Agreement dated as of March 15, 2011, between Universal Health Services, Inc., a Delaware corporation, and Pioneer.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq., as amended) and any statute succeeding thereto.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq., as amended) and any statute succeeding thereto.

“Merger Communication” shall mean, with respect to Pioneer, any document or other written communication prepared by or on behalf of Pioneer or any of its Subsidiaries, or any document or other material or information posted or made accessible on the website of Pioneer (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a stockholder of Pioneer, could reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) with respect to the Merger.

“Net Debt” means with respect to any Person at any date, such Person’s aggregate Indebtedness minus such Person’s Cash on Hand.

“Net Proceeds” means the lesser of (i) $90,000,000 and (ii) the sum of (A) the gross cash proceeds received by Acadia and its Subsidiaries (including Pioneer and its Subsidiaries) from any and all debt financing incurred in connection with the Transactions contemplated by this Agreement, plus (B) Pioneer’s Cash on Hand as of the Effective Time, plus (C) Acadia’s Cash on Hand as of the Effective Time, minus (D) the amount of the Pioneer Class B Cash Consideration, minus (E) the aggregate amount of Acadia’s Indebtedness actually repaid or payable in connection with the Transactions contemplated by this Agreement, minus (F) the aggregate amount of Pioneer’s Indebtedness actually repaid or payable in connection with the Transactions contemplated by this Agreement, minus (G) the Pioneer Expenses, minus (H) the Acadia Expenses, minus (I) the Shared Expenses, minus (J) the Financing Expenses.

“Net Proceeds Condition” means the Net Proceeds being equal to or greater than $90,000,000.

“Net Proceeds Deficit” means the greater of (i) $0.00 and (ii) the difference of (i) $90,000,000 minus (ii) the Net Proceeds.

“Permitted Lien” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over any owned real property which are not violated in any material respect by the current use and operation of such property, (d) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to, but not adversely affecting current occupancy or use of any owned real property in any material respect, (e) restrictions on the transfer of securities arising under federal and state securities laws, (f) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises, and (h) Liens securing debt that is reflected in the Acadia Balance Sheet or the Pioneer Balance Sheet, as applicable.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a Governmental Authority.

“Pioneer Balance Sheet Date” means June 30, 2010.

“Pioneer Class B Cash Consideration” means $5,000,000.

“Pioneer Common Stock” means the Pioneer Class A Common Stock and the Pioneer Class B Common Stock.

“Pioneer Expenses” means all of Pioneer’s reasonably documented out-of-pocket fees and expenses (including reasonable legal and advisory fees and expenses) actually incurred by Pioneer and its Affiliates in connection with the Transactions contemplated by this Agreement, which shall not include Pioneer’s portion of the Shared Expenses.

“Pioneer Health Care Facility” means any hospital, residential treatment center, pharmacy, laboratory, facility or ancillary department that is leased or owned, and operated, by or for the benefit of Pioneer or any of its Subsidiaries.

“Pioneer Material Adverse Effect” means any event, change, condition or effect that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, value, operations or results of operations of Pioneer and its Subsidiaries, taken as a whole, other than any event, change, condition or effect relating to (i) the Transactions or the announcement thereof, (ii) compliance with the terms of this Agreement or the taking of any action consented to or requested by Pioneer, (iii) any change in accounting requirements or principles required by GAAP, or any interpretations thereof, (iv) the United States economy in general, or (v) the behavioral healthcare industry in general; provided that, a Pioneer Material Adverse Effect shall include any change in or effect on the business of Pioneer and its Subsidiaries that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of Pioneer and its Subsidiaries taken as a whole, if such change or effect is significantly more adverse to Pioneer and its Subsidiaries, taken as a whole, than to the behavioral healthcare industry in general.

“Pioneer Per Share Class B Cash Consideration” means the result of (i) the Pioneer Class B Cash Consideration, divided by (ii) the aggregate number of issued and outstanding shares of Pioneer Class B Common Stock immediately prior to the Effective Time (other than (i) any shares of Pioneer Class B Common Stock to be cancelled pursuant to Section 2.01(b) and (ii) any share of Pioneer Class B Common Stock owned by any Pioneer Subsidiary).

“Pioneer Related Party” means (i) each individual who is, or who has at any time since the inception of Pioneer been, an equityholder, director, limited liability company manager, officer, employee or independent contractor of Pioneer or any of its Subsidiaries, (ii) each immediate family member of the individuals described in clause (i) above, and (iii) each Person (other than Pioneer and its Subsidiaries) in which any Person described in clause (i) or clause (ii) above holds, beneficially or otherwise, a material voting, proprietary or financial interest.

“Pioneer Shareholder Approval” means the affirmative vote of the holders of at least (i) two-thirds of the outstanding Pioneer Class A Common Stock and Pioneer Class B Common Stock entitled to vote, voting together as a single class, with the holders of Pioneer Class A Common Stock having one vote per share and the holders of the Pioneer Class B Common Stock having five votes per share, (ii) two-thirds of the outstanding Pioneer Class A Common Stock entitled to vote, voting as a single class and (iii) two-thirds of the outstanding Pioneer Class B Common Stock entitled to vote, voting as a single class, the approval of this Agreement.

“Pioneer Stock Plans” means, collectively, the (i) 1995 Non-Employee Director Stock Option Plan, as amended December 2002, (ii) 1995 Employee Stock Purchase Plan, as amended December 2002, (iii) 1993 Stock Purchase and Option Plan, as amended December 2002, (iv) 2004 Non-Employee Director Stock Option Plan, (v) 2005 Employee Stock Purchase Plan and (vi) 2003 Stock Purchase and Option Plan, as amended December 2007.

“Pioneer Stock Purchase Plans” means, collectively, the (i) 1995 Employee Stock Purchase Plan, as amended December 2002 and (ii) 2005 Employee Stock Purchase Plan.

“Pioneer Tax Certificate” shall mean a certificate substantially to the effect of the form of the Pioneer Tax Certificate attached hereto as Exhibit H.

“Pioneer Third Party Intellectual Property Rights” means all material licenses, sublicenses and other agreements as to which Pioneer or any Subsidiary of Pioneer is a party and is authorized to use any Intellectual Property Rights of any third parties (except for click-through, shrink-wrap and other off-the-shelf licenses for commercially available software that are either licensed for a one-time fee less than $5,000 or licensed for annual license fees in the aggregate equal to $25,000 or less).

“Professional Services Agreement” means that Professional Services Agreement, dated as of April 1, 2011 between Waud Capital Partners, LLC and Acadia Healthcare Company, LLC.

“PSA Amount” means $20,559,000.

“PSA Termination Amount” means $15,559,000.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Shared Expenses” means (i) the aggregate filing, Edgarizing, printing, mailing and similar out of pocket fees and expenses (but not legal or accounting fees and expenses) relating to the Proxy Statement, the Form S-4 and any other necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable state “blue sky” laws and the rules and regulations promulgated thereunder and (ii) the listing fee(s) incurred in obtaining (or attempting to obtain) the stock exchange listing(s) or trading eligibility pursuant to Section 6.09.

“Software” means, in any form or format, any and all (i) computer programs, whether in source code, interpreted code, or object code, (ii) related databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) related descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) related programmer and user documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any Person directly or indirectly controlled by such Person, and, without limiting the foregoing, includes any Person, in respect of which, such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 66 2/3%) and not solicited in violation of Section 6.04 which the Pioneer Board determines in good faith, after consultation with independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Acadia prior to the time of determination), including financing, regulatory approvals, stockholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the Party invoking the condition, (a) is reasonably likely to be consummated in accordance with its terms and (b) would result in a transaction more favorable to the stockholders of Pioneer from a financial point of view than the transactions provided for in this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

“Takeover Statutes” means any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar law enacted under any law applicable to Pioneer, including Mass. Gen Laws Ann. Ch. 156D.

“Tax” means any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar tax (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any governmental or Tax authority.

“Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes, including any schedule or attachment thereto and amendment thereof.

“Termination Fee” means $3,000,000.

“Warrants” means, collectively, the (a) warrants to purchase up to 250,000 shares of Pioneer Class A Common Stock at an exercise price of $3.09 per share (subject to certain adjustments) that were issued by Pioneer on June 13, 2007 and (b) warrants to purchase up to 93,000 shares of Pioneer Class A Common Stock at an exercise price of $3.50 per share (subject to certain adjustments) that were issued by Pioneer on various dates between September 1, 2007 and February 1, 2009.

Section 9.02  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements in this Agreement, and in any certificate delivered pursuant hereto, shall not survive the Effective Time; provided that, this Section 9.02 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 9.03  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized next day courier service, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmission. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

if to Acadia or Merger Sub:

Acadia Healthcare Company, Inc.
725 Cool Springs Blvd., Suite 600
Franklin, TN 37067
Facsimile No:
Attention: Chris Howard

with a copy to:

Acadia Healthcare Holdings, LLC c/o Waud Capital Partners, LLC 300 North LaSalle Street — Suite 4900 Chicago, Illinois 60654 Attention:	Reeve B. Waud Charles E. Edwards

with a copy to:

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Facsimile No: (312) 862-2000 Attention:	Richard W. Porter, P.C. Carol Anne Huff

if to Pioneer:

PHC, Inc.
200 Lake Street, Suite 102
Peabody, MA 01960
Facsimile No: (978) 536-2677
Attention: Bruce A. Shear

with a copy to:

Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC 20036-5339
Facsimile No: (202)857-6395
Attention: Steven A. Cohen

Section 9.04  Interpretation.  When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference is to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the parties,” “the parties hereto,” and words of similar import mean the parties to this Agreement. The phrase “made available” when used in this Agreement means that the information referred to (i) has been delivered to the requesting party in hard or electronic copy prior to the date hereof or (ii) currently is, and has been for a minimum of three Business Days prior to the date hereof, available for review and download by the requesting party in the electronic data room maintained for purposes of the Transactions by Acadia or Pioneer, as applicable. The phrases “the date of this Agreement,” “the date hereof,” and words of similar import, unless the context otherwise requires, shall be deemed to refer to May 23, 2011. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun used herein includes the corresponding masculine, feminine and neuter forms.

Section 9.05  Disclosure Schedules.  Any reference in a particular Section of either the Acadia Disclosure Schedule or the Pioneer Disclosure Schedule, as applicable, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement, and (ii) any other representations and warranties of such party that are contained in this Agreement, but only in each case if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Acadia Disclosure Schedule or the Pioneer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or will have an Acadia Material Adverse Effect or a Pioneer Material Adverse Effect, as applicable.

Section 9.06  Severability.  If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.07  Disclaimer of Other Representations and Warranties.  Each of the parties hereto acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no Person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

Section 9.08  Entire Agreement; Assignment.

(a) This Agreement, the Confidentiality Agreement and the Exhibits and Schedules hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof. No party may assign, delegate or otherwise transfer (whether pursuant to a merger, by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

(b) Notwithstanding any provision herein to the contrary (but without modifying the provisions of the Debt Commitment Letters as they relate to Acadia), each of the parties hereto agrees that with respect to any action or proceeding against any of the Lenders or any affiliate thereof arising out of or relating to this Agreement, the Debt Commitment Letters or the Financing or the performance of any services thereunder (i) such action or proceeding shall be subject to the exclusive jurisdiction of any court of the State of Delaware or the State of New York sitting in the City of New York, New York, or of the United States located in Delaware or sitting in the City of New York, New York, (ii) such party will not, and it will not permit any of its affiliates to, bring or support anyone else in bringing such action or proceeding in any other court, (iii) the Lenders (and their respective affiliates) are express third-party beneficiaries of this Section 9.08(b) reflecting the foregoing agreements.

Section 9.09  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and as provided in Section 8.02(a), Section 9.08(b), Section 9.10 and Section 9.12.

Section 9.10  Remedies.  The remedies provided in Section 8.02 shall be the sole and exclusive remedies conferred herein or by law or equity to each party to this Agreement; provided that in the event any party acts fraudulently, with intentional misconduct or otherwise willfully breaches this Agreement, the non-breaching party shall be entitled to any other remedy at law or in equity and any and all remedies conferred upon such party in Section 8.02 will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Lenders and each Indemnified Party (as defined in the Debt Commitment Letters) are express third-party beneficiaries of this Section 9.10.

Section 9.11  Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The parties hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery (or any proper appellate court thereof) for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the courts described above, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the courts described above.

Section 9.12  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT

OR THE TRANSACTIONS. The Lenders and each Indemnified Party (as defined in the Debt Commitment Letters) are express third-party beneficiaries of this Section 9.12.

Section 9.13  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of Pioneer, Acadia and Merger Sub have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PHC, INC.

By	/s/ Bruce A. Shear

Name: Bruce A. Shear Title:	President and Chief Executive Officer

ACADIA HEALTHCARE COMPANY, INC.

By	/s/ Joey Jacobs

Name: Joey Jacobs Title:	Chief Executive Officer

ACADIA MERGER SUB, LLC

By	/s/ Joey Jacobs

Name: Joey Jacobs Title:	Chief Executive Officer

Schedule A
Pioneer Stockholders Party to Voting Agreements

Bruce A. Shear
Robert H. Boswell
Paula C. Wurts
Howard W. Phillips
Donald E. Robar
William F. Grieco
David E. Dangerfield
Douglas J. Smith

Annex B

MASSACHUSETTS BUSINESS CORPORATIONS ACT
(Massachusetts General Laws, Chapter 156D)

Article 13.

Subdivision A. Right to Dissent and Obtain Payment for Shares

§ 13.01.  Definitions.

In this Part the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

§ 13.02.  Right to Appraisal.

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of Part 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of Part 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 13.03.  Assertion of Rights by Nominees and Beneficial Owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Subdivision B. Procedure for Exercise of Appraisal Rights

§ 13.20.  Notice of Appraisal Rights.

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

§ 13.21.  Notice of Intent to Demand Payment.

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

§ 13.22.  Appraisal Notice and Form.

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

§ 13.23.  Perfection of Rights; Right to Withdraw.

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

§ 13.24.  Payment.

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

§ 13.25.  After-Acquired Shares.

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a) it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24:

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

§ 13.26.  Procedure if Shareholder Dissatisfied With Payment or Offer.

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Subdivision C. Judicial Appraisal of Shares

§ 13.30.  Court Action.

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

§ 13.31.  Court Costs and Counsel Fees.

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Annex C

May 19, 2011

Board of Directors
PHC, Inc.
c/o Mr. William Grieco
Lead Independent Director
200 Lake Street, Suite 102
Peabody, MA 01960

Dear Members of the Board of Directors:

We understand that PHC, Inc. (“PHC” or the “Company”), Acadia Healthcare Company, Inc. (“Acadia”) and a wholly-owned subsidiary of Acadia (“Merger Sub”) are considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which among other things PHC will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Transaction”) and that, in connection with the Transaction, each issued and outstanding share of PHC Class A common stock shall be converted into 1/4 share of Acadia common stock (the “Class A Consideration”) and each issued and outstanding share of PHC Class B common stock shall be converted into 1/4 share of Acadia common stock and its pro rata share of $5 million in cash (the “Class B Consideration”, and together with the Class A Consideration, in the aggregate, the “Merger Consideration”) such that following the consummation of the Transaction, the aggregate shareholders of PHC (including in-the-money option and warrant holders calculated on a treasury method basis) in the aggregate will own 22.5% of the fully-diluted common shares of Acadia. We further understand that Acadia currently is a wholly owned subsidiary of Acadia Healthcare Holdings, LLC (“Holdings”) and that in connection with the Transaction, Acadia will become the corporate successor to Holdings. All information provided to us or reviewed by us with respect to Acadia and Holdings has been at the Holdings level and we have been informed, and assumed, that there is no difference between the management, operating results, financial position and other aspects of Acadia and Holdings in any respect material to our analyses.

The Board of Directors (the “Board”) of PHC has requested that Stout Risius Ross, Inc. (“SRR”) render an opinion (the “Opinion”) to the Board with respect to the fairness, from a financial point of view, as of the date hereof, (i) to the holders of shares of PHC Class A common stock, of the Class A Consideration to be received by them (in the aggregate), and (ii) to the holders of shares of PHC common stock, of the Merger Consideration to be received them (in the aggregate), in each case pursuant to the Transaction.

We have not been requested to opine as to, and our Opinion does not in any manner address: (i) the Company’s underlying business decision to proceed with or effect the Transaction, (ii) the amount of the Class B Consideration, any distribution paid to Acadia shareholders, the allocation of the Merger Consideration among the PHC shareholders or the amount per share of the Merger Consideration, the amount of the Class A Consideration relative to the Class B Consideration or the Merger Consideration, or any other term or condition of any agreement or document related to, or the form or any other portion or aspect of, the Transaction, except as stated in the final paragraph of this letter, or (iii) the solvency, creditworthiness or fair value of the Company, Acadia or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Further, we were not requested to consider, and our Opinion does not address, the merits of the Transaction relative to any alternative business strategies that may have existed for the Company or the effect of any other transactions in which the Company might have engaged, nor do we offer any opinion as to the terms of the Transaction. Moreover, we were not engaged to recommend, and we did not recommend, a Transaction price or exchange ratio, or participate in, and we did not participate in, the Transaction negotiations. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. This Opinion does not constitute, and we have not made, a recommendation to the Board or any security holder of PHC or any other person as to how to act or vote with respect to the Transaction or otherwise. We have also assumed, with your consent, that the final executed form of the Merger Agreement will not differ from the draft of the Merger Agreement that we have examined, that the conditions to the Transaction as set forth in the Merger Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Merger Agreement, without any limitations, restrictions, or conditions, regulatory or otherwise.

Our Opinion is intended to be utilized by the Board as only one input to consider in its process of analyzing the Transaction.

In connection with our Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. The sources of information used in performing our analysis included, but were not limited to:

•	PHC’s 10-K filings for the fiscal years ended June 30, 2006 through 2010;

•	PHC’s 10-Q filing for the quarter ended March 31, 2011;

Holdings’ audited financial statements for the years ending December 31, 2006 though 2010;

•	Youth and Family Centered Services’ (“YFCS”) audited financial statements for the years ending December 31, 2006 through 2010;

•	Holdings’ internally prepared unaudited financial statements for the three-month periods ended March 31, 2010 and 2011;

•	YFCS’ internally prepared unaudited financial statements for the three-month periods ended March 31, 2010 and 2011;

•	Draft of the Merger Agreement, dated May 19, 2011;

•	PHC’s five-year financial forecast for the fiscal years ending December 31, 2011 through 2015 and subsequent growth rates prepared by PHC management;

•	Holdings’ five-year financial forecast (including YFCS) for the fiscal years ending December 31, 2011 through 2015 and subsequent growth rates prepared by Holdings management;

•	Combined (both PHC and Holdings) five-year financial forecast for the fiscal years ending December 31, 2011 through 2015 and subsequent growth rates prepared by PHC and Holdings management;

•	A review of publicly available financial data of certain publicly traded companies that we deemed relevant;

•	A review of publicly available information regarding certain publicly available merger and acquisition transactions that we deemed relevant;

•	A review of other financial and other information for PHC and Holdings that was publicly available or provided to us by management of PHC or Holdings;

•	Discussions with PHC and Holdings management concerning their business, industry, history, and prospects;

•	Discussions with PHC’s financial advisors, Jefferies & Company, Inc.; and

An analysis of other facts and data resulting in our conclusions.

We have assumed that the assets, liabilities, financial condition, and prospects of PHC and Acadia as of the date of this letter have not changed materially since the date of the most recent financial information made available to us. We also have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by PHC or Acadia, or otherwise reviewed by or discussed with us, and of the representations and warranties of PHC and Acadia contained in the draft Merger Agreement, in each case without independent verification of such information. We have assumed, without independent verification, that the financial forecasts and projections, as well as the synergy estimates, provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results of the Company, Acadia and the combined company, and represent reasonable estimates, and we have relied upon such forecasts, projections and estimates in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts, projections and estimates or the assumptions upon which they were based, and we express no view as to the forecasts, projections, estimates, or assumptions. We have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by PHC or Acadia.

We have not conducted any physical inspection, evaluation or appraisal of PHC’s or Holdings’ facilities, assets or liabilities. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

SRR conducted its analyses at the request of the Board to provide a particular perspective of the Transaction. In so doing, SRR did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by SRR, supported or failed to support our Opinion. SRR does not specifically rely or place any specific weight on any individual analysis. Rather, SRR deems that the analyses, taken as a whole, support our Opinion. Accordingly, SRR believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors we considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by SRR in connection with the preparation of the Opinion.

Our Opinion is furnished for the use and benefit of the Board in connection with its evaluation of the Transaction, and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. We have acted as a financial advisor to the Board and will receive a fee for our services, however our compensation for providing services to the Board is neither based upon nor contingent on the results of our engagement or the consummation of the proposed Transaction. In addition, PHC has agreed to indemnify us for certain liabilities arising out of our engagement. We have not previously provided financial advisory services to PHC, Holdings or Acadia. We have not been requested to opine to, and this Opinion does not address, the fairness of the amount or nature of the compensation to any of PHC’s officers, directors or employees, or class of such persons, relative to the compensation to PHC’s public shareholders. The issuance of this Opinion has been approved by a committee of SRR authorized to approve opinions of this nature.

This Opinion was prepared at the request of the Board for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent. Notwithstanding the foregoing, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, provided that any description of or reference to us or summary of this Opinion or our analyses therein is in a form acceptable to us.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, that (i) the Merger Consideration to be received by the holders of outstanding shares of PHC’s common stock (in the aggregate) is fair, from a financial point of view, to such holders, and (ii) the Class A Consideration to be received by the holders of the outstanding shares of PHC’s Class A common stock (in the aggregate) is fair, from a financial point of view, to such holders.

Yours very truly,

/s/  Stout Risius Ross, Inc.
STOUT RISIUS ROSS, INC.

Annex D

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACADIA HEALTHCARE COMPANY, INC.

* * * * *

Adopted in accordance with the provisions
of §§242 and 245 of the General Corporation Law
of the State of Delaware

* * * * *

Acadia Healthcare Company, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

That the Certificate of Incorporation of the Corporation was originally filed on May 13, 2011. That the Certificate of Incorporation be, and hereby is, amended and restated in its entirety to read as follows as set forth in the attached Exhibit A.

That the Board of Directors of the Corporation approved the Amended and Restated Certificate of Incorporation by unanimous written consent pursuant to the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.

That the stockholders entitled to vote thereon approved the Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Amended and Restated Certificate of Incorporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this   day of          , 2011.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Joey Jacobs
Joey Jacobs

Its:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACADIA HEALTHCARE COMPANY, INC.

ARTICLE ONE

The name of the Corporation is Acadia Healthcare Company, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company. Subject to the applicable filing requirements of the General Corporation Law of the State of Delaware (the “DGCL”), the registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”).

ARTICLE THREE

The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the DGCL.

ARTICLE FOUR

PART A. AUTHORIZED SHARES

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,000,000 shares, consisting of:

1. 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

2. 90,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

PART B. PREFERRED STOCK

The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the DGCL, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Within the limitations or restrictions stated in any series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) by resolution the number of shares of any such series of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without the separate vote of the holders of the Preferred Stock as a class irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

PART C. COMMON STOCK

Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) and subject to the terms of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by the terms of any series of Preferred Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock).

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1.  Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.  Number of Directors.  Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office.

Section 3.  Classes of Directors.  Beginning immediately following the effective time of the merger of PHC, Inc. with and into a wholly-owned subsidiary of the Corporation (the ‘‘Effective Time”), the directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, hereby designated Class I, Class II and Class III (each a “Class”).

Section 4.  Term of Office.  Subject to the terms of any series of Preferred Stock, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of one or more classes or series of capital stock of the Corporation are entitled to elect, separated as a class, one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such classes or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The term of office of the initial Class I directors shall expire at the first succeeding annual meeting of stockholders after the Effective Time, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Effective Time and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Effective Time. For the purposes hereof, the Board of Directors may assign directors already in office to the initial Class I, Class II and Class III at the Effective Time. At each annual meeting of stockholders after the Effective Time, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected for a term expiring at the third succeeding annual meeting after their election and shall remain in office until their respective successors shall have been duly elected and qualified. After the Effective Time, each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5.  Newly-Created Directorships and Vacancies.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by a majority of the directors then in office, although less than a quorum or by the sole remaining director. Notwithstanding the foregoing, to the fullest extent permitted by law, until such date as Waud Capital Partners, L.L.C. and its affiliates (collectively, the “WCP Investors”) no longer beneficially own at least 17.5% of the outstanding Common Stock of the Corporation, upon any vacancy in the Board of Directors for any reason of a director designated by a person or persons in accordance with the terms of the Stockholders Agreement to be entered into by and between the Corporation and the Stockholders party thereto on or about the Effective Time (as amended or restated from time to time, the “Stockholders Agreement”), the resulting vacancy on the Board of Directors shall be filled by a representative designated by the person(s) entitled to designate such director pursuant to the Stockholders Agreement. Prior to the Effective Time, a director chosen to fill a vacancy or a position resulting from an increase in the number of directors shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. After the Effective Time, a director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. After the Effective Time, a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6.  Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, to the fullest extent permitted by law, (i) until such date as the WCP Investors no longer beneficially own at least 17.5% of the outstanding Common Stock of the Corporation (such date, the “Trigger Date”), a director may be removed at any time, either for or without cause, only upon either (a) the affirmative vote of the holders of eighty percent (80%) of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon or (b) if such director is being removed at the request of the person(s) entitled to designate such director in accordance with the Stockholders Agreement, by the affirmative vote of the holders of a majority of the voting power of the stock outstanding and entitled to vote thereon; and (ii) from and after the Trigger Date, a director may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

Section 7.  Bylaws.  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. In addition to any other vote required by law, the affirmative vote of a majority of the directors then in office shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class shall be required for the stockholders to adopt, amend, alter or repeal any provisions of the Bylaws of the Corporation.

Section 8.  Advance Notice.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE SEVEN

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to the time of such repeal or modification.

ARTICLE EIGHT

Prior to the Effective Time, the stockholders of the Corporation may take any action by written consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Effective Time and subject to the rights of the holders of any series of Preferred Stock, (i) (A) until such time as WCP Investors no longer beneficially own at least a majority of the outstanding Common Stock of the Corporation, the stockholders of the Corporation may take any action by written consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (B) after such time, the stockholders may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; and (ii) special meetings of stockholders of the Corporation may be called only by a resolution adopted by the Board of Directors, by at least the affirmative vote of the majority of the directors then in office.

ARTICLE NINE

Section 1.  Certain Acknowledgments.  In recognition of the fact that the Corporation, on the one hand, and the WCP Group (as defined below), on the other hand, may currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation, through its continued corporate and business relations with the WCP Group (including possible service of directors, officers and employees of the WCP Group as directors, officers and employees of the Corporation), the provisions of this ARTICLE NINE are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliated Companies, as they may involve the WCP Group, the powers, rights, duties and liabilities of the Corporation and its Affiliated Companies as well as the respective directors, officers, employees and stockholders thereof, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith.

Section 2.  Renouncement of Certain Corporate Opportunities.  To the fullest extent permitted by law: (i) the Corporation and its Affiliated Companies shall have no interest or expectancy in any corporate opportunity and no expectation that such corporate opportunity be offered to the Corporation or its Affiliated Companies, if such opportunity is one that any member of the WCP Group has acquired knowledge of or is otherwise pursuing, and any such interest or expectancy in any such corporate opportunity is hereby renounced, so that as a result of such renunciation, the corporate opportunity shall belong to the WCP Group; (ii) each member of the WCP Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Corporation or its Affiliated Companies, (B) do business with any client or customer of the Corporation or its Affiliated Companies, or (C) make investments in competing businesses of the Corporation or its Affiliated Companies, and such acts shall not be deemed wrongful or improper; (iii) no member of the WCP Group shall be liable to the Corporation, its stockholders or its Affiliated Companies for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of any such activities or of such Person’s participation therein; and (iv) in the event that any member of the WCP Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or its Affiliated Companies, on the one hand, and any member of the WCP Group, on the other hand, or any other Person, no member of the WCP Group shall have any duty (contractual or otherwise), including without limitation fiduciary duties, to communicate, present or offer such corporate opportunity to the Corporation or its Affiliated Companies and shall not be liable to the Corporation, its stockholders or its Affiliated Companies for breach of any duty (contractual or otherwise), including without limitation fiduciary duties, by reason of the fact that any member of the WCP Group directly or indirectly pursues or acquires such opportunity for itself, directs, sells, assigns or transfers such opportunity to another Person, or does not present or communicate such opportunity to the Corporation or its Affiliated Companies, even though such corporate opportunity may be of a character that, if presented to the Corporation or its Affiliated Companies, could be taken by the Corporation or its Affiliated Companies.

Section 3.  Certain Definitions.  For purposes of this ARTICLE NINE, (i) “WCP Group” means Waud Capital Partners, L.L.C., its affiliates and any of their respective managed investment funds and portfolio companies (other than the Corporation and its Affiliated Companies) and their respective partners, members, directors, employees, stockholders, agents, any successor by operation of law (including by merger) of any such person, and any entity that acquires all or substantially all of the assets of any such person in a single transaction or series of related transactions, in each case, whether or not any of the foregoing are serving as directors or officers of the Corporation or any Affiliated Company; (ii) “Affiliated Company” means any company or entity controlled by the Corporation.

Section 4.  Amendment of this Article.  Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation: (i) the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE NINE; (ii) neither the alteration, amendment or repeal of this ARTICLE NINE nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE NINE shall eliminate or reduce the effect of this ARTICLE NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE NINE, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Section 5.  Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this ARTICLE NINE.

Section 6.  Exception.  Notwithstanding the foregoing provisions of this ARTICLE NINE, the preceding provisions of this ARTICLE NINE shall not apply to any corporate opportunity which is expressly offered to a member of the WCP Group who is then a director or officer of the Corporation if such corporate opportunity is offered to such person in writing solely in his or her capacity as an officer or director of the Corporation, and the Corporation does not renounce any interest or expectancy in such opportunity.

ARTICLE TEN

Section 1.  Section 203 of the DGCL.  The Corporation expressly elects not to be governed by Section 203 of the DGCL.

Section 2.  Interested Stockholder Transactions.  Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not, after the Effective Time, engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined hereinafter) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding Voting Stock which is not owned by such stockholder.

Section 3.  Exceptions to Prohibition on Interested Stockholder Transactions.  The restrictions contained in this ARTICLE TEN shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of this ARTICLE TEN; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to § 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of this ARTICLE TEN.

Section 4.  Definitions.  As used in this ARTICLE TEN only, and unless otherwise provided by the express terms of this ARTICLE TEN, the following terms shall have the meanings ascribed to them as set forth in this Section 4 of this ARTICLE TEN:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE TEN is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the

Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation; or

(iii) any transaction or series of transactions which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of ten percent (10%) or more of any class or series of Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under § 251(g) or § 253 of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; or (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock;

(d) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE TEN, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE TEN to the contrary, the term “Interested Stockholder” shall not include: (x) Waud Capital Partners, L.L.C. or any investment fund managed by Waud Capital Partners, L.L.C. or any of their respective Affiliates or Associates from time to time and any other person or entity with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of stock of the Corporation; (y) any Person who would otherwise be an Interested Stockholder because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any party specified in the immediately preceding clause (x) to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a

Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE TEN), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and

(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE ELEVEN

On or before the third anniversary of the Effective Date, neither the Corporation nor any of its direct or indirect subsidiaries shall adopt or otherwise implement any “poison pill” stockholder rights plan, or issue, sell or otherwise distribute any rights or securities to any person pursuant to such a plan, without first obtaining the approval of the holders of a majority of the voting power of the capital stock of the Corporation then outstanding. Any action taken in contravention of the preceding sentence shall be null and void.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, other than shares owned by any Interested Stockholder, shall, voting together as a single class, be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of ARTICLE SIX, SEVEN, EIGHT, TEN, ELEVEN, TWELVE, THIRTEEN or FOURTEEN of this Certificate of Incorporation.

ARTICLE THIRTEEN

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or by-laws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE THIRTEEN.

ARTICLE FOURTEEN

To the extent that any provision of this Certificate of Incorporation is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Certificate of Incorporation, and following any determination by a court of competent jurisdiction that any provision of this Certificate of Incorporation is invalid or unenforceable, this Certificate of Incorporation shall contain only such provisions (i) as were in effect immediately prior to such determination and (ii) were not so determined to be invalid or unenforceable.

* * * * *

Annex E

AMENDED AND RESTATED BYLAWS
OF
ACADIA HEALTHCARE COMPANY, INC.

A Delaware corporation
(Adopted as of          , 2011)

ARTICLE I

OFFICES

Section 1.  Offices.  Acadia Healthcare Company, Inc. (the “Corporation”) may have an office or offices other than its registered office at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.  Place of Meetings.  The Board of Directors may designate a place, if any, either within or outside the State of Delaware, as the place of meeting for any annual meeting or for any special meeting.

Section 2.  Annual Meeting.  An annual meeting of the stockholders shall be held each year at such time as is specified by the Board of Directors. At the annual meeting, stockholders shall elect directors to succeed those whose terms expire and transact such other business as properly may be brought before the annual meeting pursuant to Section 11 of ARTICLE II.

Section 3.  Special Meetings.  Special meetings of the stockholders may only be called in the manner provided in the Corporation’s certificate of incorporation as then in effect (the ‘‘Certificate of Incorporation”). Business transacted at any special meeting of stockholders shall be limited to business brought by or at the direction of the Board of Directors. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

Section 4.  Notice of Meetings.  Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the General Corporation Law of the State of Delaware (the “DGCL”) or the Certificate of Incorporation).

(a)  Form of Notice.  All such notices shall be delivered in writing or by a form of electronic transmission if receipt thereof has been consented to by the stockholder to whom the notice is given. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. If given by facsimile telecommunication, such notice shall be deemed given when directed to a number at which the stockholder has consented to receive notice by facsimile. Subject to the limitations of Section 4(c) of this ARTICLE II, if given by electronic transmission, such notice shall be deemed to be delivered: (i) by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (x) such posting and (y) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary of the Corporation, the transfer agent of the Corporation or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b)  Waiver of Notice.  Whenever notice is required to be given under any provisions of the DGCL, the Certificate of Incorporation or these Amended and Restated Bylaws (these “Bylaws”), a written waiver thereof, signed by the stockholder entitled to notice, or a waiver by electronic transmission by the person or entity entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders of the Corporation need be specified in any waiver of notice of such meeting. Attendance of a stockholder of the Corporation at a meeting of such stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

(c)  Notice by Electronic Delivery.  Without limiting the manner by which notice otherwise may be given effectively to stockholders of the Corporation pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders of the Corporation given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder of the Corporation to whom the notice is given. Any such consent shall be deemed revoked if: (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and (ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice. However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, except as otherwise limited by applicable law, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such recipient through an automated process.

Section 5.  List of Stockholders.  The officer who has charge of the stock ledger of the Corporation shall prepare and make available, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The list shall also be produced and kept at the time and place, if any, of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6.  Quorum.  The holders of a majority of the outstanding voting power of all shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for all purposes, unless or except to the extent that the presence of a larger number may be required by the DGCL, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed. If a quorum is not present, the chairman of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote at the meeting may adjourn the meeting to another time and/or place. When a specified item of business requires a separate vote by a class or series (if the Corporation shall then have outstanding shares of more than one class or series) voting as a class or series, the holders of a majority of the voting power of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business.

Section 7.  Adjourned Meetings.  When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the place, if any, date and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 days nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.

Section 8.  Vote Required.  When a quorum is present, the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless by express provisions of an applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, or the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9.  Voting Rights.  Except as otherwise provided by the DGCL, the Certificate of Incorporation, the certificate of designation relating to any outstanding class or series of preferred stock or these Bylaws, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of capital stock held by such stockholder.

Section 10.  Proxies.  Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Section 11.  Business Brought Before a Meeting of the Stockholders.

(a)  Annual Meetings.

(i) At an annual meeting of the stockholders, only such nominations of persons for election to the Board of Directors shall be considered and such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations and other business must be a proper matter for stockholder action under Delaware law and must be (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) brought before the meeting by or at the direction of the Board of Directors, (C) brought by a party to the Stockholders Agreement to be entered into by and between the Corporation and the stockholders party thereto on or about the date of these Bylaws (as amended or restated from time to time, the “Stockholders Agreement”) in accordance with the terms of the Stockholders Agreement with respect to such stockholder’s rights provided therein or (D) otherwise properly brought before the meeting by a stockholder who (I) is a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time the notice provided for in paragraph (a) of this Section 11 of this ARTICLE II is delivered to the secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the annual meeting of stockholders, (II) is entitled to vote at the meeting, and (III) complies with the notice procedures set forth in paragraph (a) of this Section 11 of this ARTICLE II. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must either have the right to nominate a director under the Stockholders Agreement or have given timely notice thereof in writing and in proper form to the secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which Public Announcement of the date of such meeting is first made by the Corporation). In no event shall any adjournment, deferral or postponement of an annual meeting or the Public Announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding anything in this paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no Public Announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by paragraph (a) of this Section 11 of this ARTICLE II shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(ii) Other than a nomination of a person pursuant to the terms of the Stockholders Agreement, a stockholder’s notice providing for the nomination of a person or persons for election as a director or directors of the Corporation shall set forth (A) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (and for purposes of clauses (II) through (IX) below, including any interests described therein held by any affiliates or associates (each within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”) for purposes of these Bylaws) of such stockholder or beneficial owner or by any member of such stockholder’s or beneficial owner’s immediate family sharing the same household, in each case as of the date of such stockholder’s notice, which information shall be confirmed or updated, if necessary, by such stockholder and beneficial owner as of the record date for determining the stockholders entitled to notice of the meeting of stockholders and as of the date that is ten (10) business days prior to such meeting of the stockholders or any adjournment or postponement thereof, and such confirmation or update shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the meeting of stockholders (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date for the meeting of stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting of stockholders or any adjournment or postponement thereof)) (I) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (II) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) (provided that a person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future) and owned of record by such stockholder or beneficial owner, (III) the class or series, if any, and number of options, warrants, puts, calls, convertible securities, stock appreciation rights, or similar rights, obligations or commitments with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or other securities of the Corporation or with a value derived in whole or in part from the value of any class or series of shares or other securities of the Corporation, whether or not such instrument, right, obligation or commitment shall be subject to settlement in the underlying class or series of shares or other securities of the Corporation (each a “Derivative Security”), which are, directly or indirectly, beneficially owned by such stockholder or beneficial owner, (IV) any agreement, arrangement, understanding, or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder or beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of capital stock or other securities of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder or beneficial owner with respect to any class or series of capital stock or other securities of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of any class or series or capital stock or other securities of the Corporation, (V) a description of any other direct or indirect opportunity to profit or share in any profit (including any performance-based fees) derived from any increase or decrease in the value of shares or other securities of the Corporation, (VI) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares or other securities of the Corporation, (VII) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or such beneficial owner that are separated or separable from the underlying shares of the Corporation, (VIII) any proportionate interest in shares of the Corporation or Derivative Securities held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, if any, (IX) a description of all agreements, arrangements, and understandings between such stockholder or beneficial owner and any other person(s) (including their name(s)) in connection with or related to the ownership or voting of capital stock of the Corporation or Derivative Securities, (X) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (XI) a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to elect such stockholder’s nominees and/or otherwise to solicit proxies from the stockholders in support of such nomination and (XII) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (B) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (I) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (II) a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (III) a completed and signed questionnaire regarding the background and qualifications of such person to serve as a director, a copy of which may be obtained upon request to the secretary of the Corporation, (IV) all information with respect to such person that would be required to be set forth in a stockholder’s notice pursuant to this Section 11 of this ARTICLE II if such person were a stockholder or beneficial owner, on whose behalf the nomination was made, submitting a notice providing for the nomination of a person or persons for election as a director or directors of the Corporation in accordance with this Section 11 of this ARTICLE II, and (V) such additional information that the Corporation may reasonably request to determine the eligibility or qualifications of such person to serve as a director or an independent director of the Corporation, or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee as a director.

(iii) Other than business proposed to be brought before a meeting of stockholders as contemplated by the Stockholders Agreement or the nomination of persons for election to the Board of Directors, a stockholder’s notice regarding business proposed to be brought before a meeting of stockholders shall set forth (A) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, the information called for by clauses (A)(I) through (A)(IX) of the immediately preceding paragraph (ii) (including any interests described therein held by any affiliates or associates of such stockholder or beneficial owner or by any member of such stockholder’s or beneficial owner’s immediate family sharing the same household, in each case as of the date of such stockholder’s notice, which information shall be confirmed or updated, if necessary, by such stockholder and beneficial owner as of the record date for determining the stockholders entitled to notice of the meeting of stockholders and as of the date that is ten (10) business days prior to such meeting of the stockholders or any adjournment or postponement thereof, and such confirmation or update shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the meeting of stockholders (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date for the meeting of stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting of stockholders or any adjournment or postponement thereof)), (B) a brief description of (I) the business desired to be brought before such meeting, (II) the reasons for conducting such business at the meeting and (III) any material interest of such stockholder or beneficial owner in such business, including a description of all agreements, arrangements and understandings between such stockholder or beneficial owner and any other person(s) (including the name(s) of such other person(s)) in connection with or related to the proposal of such business by the stockholder, (C) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, (I) a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to approve the proposal and/or otherwise to solicit proxies from stockholders in support of such proposal and (II) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (D) if the matter such stockholder proposes to bring before any meeting of stockholders involves an amendment to the Corporation’s Bylaws, the specific wording of such proposed amendment, (E) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business and (F) such additional information that the Corporation may reasonably request regarding such stockholder or beneficial owner, if any, and/or the business that such stockholder proposes to bring before the meeting. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(iv) The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not properly made or any business was not properly brought before the meeting, as the case may be, in accordance with the provisions of this Section 11 of this ARTICLE II; if he or she should so determine, he or she shall so declare to the meeting and any such nomination not properly made or any business not properly brought before the meeting, as the case may be, shall not be transacted.

(b) Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as is a proper matter for stockholder action under Delaware law and as shall have been brought before the meeting by or at the direction of the Board of Directors or as contemplated by the Stockholders Agreement. The notice of such special meeting shall include the purpose for which the meeting is called. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (A) is a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time the notice provided for in paragraph (b) of this Section 11 of this ARTICLE II is delivered to the Corporation’s secretary and on the record date for the determination of stockholders entitled to vote at the special meeting, (B) is entitled to vote at the meeting and upon such election, and (C) complies with the notice procedures set forth in the third sentence of paragraph (b) of this Section 11 of this ARTICLE II. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(ii) of this Section 11 of this ARTICLE II shall be delivered to the Corporation’s secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment, deferral or postponement of a special meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) General.

(i) Only such persons who are nominated in accordance with the procedures set forth in the Stockholders Agreement or this Section 11 of this ARTICLE II shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11 of this ARTICLE II. Notwithstanding the foregoing provisions of this Section 11 of this ARTICLE II, other than nominations pursuant to the Stockholders Agreement, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) For purposes of this section, “Public Announcement” shall mean disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(iii) Notwithstanding the foregoing provisions of this Section 11 of this ARTICLE II, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 11 of this ARTICLE II; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to any nomination or other business to be considered pursuant to this Section 11 of this ARTICLE II.

(iv) Nothing in these Bylaws shall be deemed to (A) affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, or (C) affect any rights of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

Section 12.  Fixing a Record Date for Stockholder Meetings.  In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, except as otherwise required by law, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 12 of this ARTICLE II at the adjourned meeting.

Section 13.  Conduct of Meetings.

(a) Generally.  Meetings of stockholders shall be presided over by a chairman designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence or disability the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) Rules, Regulations and Procedures.  The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate, including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The chairman shall have the power to adjourn the meeting to another place, if any, date and time.

(c) Inspectors of Elections.  The Corporation may, and to the extent required by law shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

ARTICLE III

DIRECTORS

Section 1.  General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to such powers as are herein and in the Certificate of Incorporation expressly conferred upon it, the Board of Directors shall have and may exercise all the powers of the Corporation, subject to the provisions of the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws.

Section 2.  Election.  Members of the Board of Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of the Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors.

Section 3.  Annual Meetings.  The annual meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of stockholders.

Section 4.  Regular Meetings and Special Meetings.  Regular meetings, other than the annual meeting, of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board of Directors and publicized among all directors. Special meetings of the Board of Directors may be called by the Chairman of the Board, if any, or upon the written request of at least a majority of the directors then in office.

Section 5.  Notice of Meetings.  Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these Bylaws. Notice of each special meeting of the Board of Directors, and of each regular and annual meeting of the Board of Directors for which notice shall be required, shall be given by the Secretary as hereinafter provided in this Section 5 of this ARTICLE III, in which notice shall be stated the time and place of the meeting. Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) twenty-four (24) hours before the meeting if by telephone or by being personally delivered or sent by facsimile, telex, telecopy, email or similar means or (b) five (5) days before the meeting if delivered by mail to the director’s residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, email or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Any director may waive notice of any meeting by a writing signed by the director or by electronic transmission from the director entitled to the notice and filed with the minutes or corporate records.

Section 6.  Waiver of Notice and Presumption of Assent.  Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 7.  Chairman of the Board, Quorum, Required Vote and Adjournment.  The Board of Directors may elect, by the affirmative vote of a majority of the directors then in office, a Chairman of the Board. Subject to the provisions of these Bylaws and the direction of the Board of Directors, he or she shall perform all duties and have all powers which are commonly incident to the position of Chairman of the Board or which are delegated to him or her by the Board of Directors, shall preside at all meetings of the stockholders and Board of Directors at which he or she is present and shall have such powers and perform such duties as the Board of Directors may from time to time prescribe. If the Chairman of the Board is not present at a meeting of the stockholders or the Board of Directors, a majority of the directors present at such meeting shall elect one of the directors present at the meeting to so preside. A majority of the directors then in office shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Certificate of Incorporation or these Bylaws a different vote is required, the affirmative vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8.  Committees.  The Board of Directors (a) may, by resolution passed by a majority of the directors then in office, designate one or more committees, including an executive committee, consisting of one or more of the directors of the Corporation and (b) shall during such period of time as any securities of the Corporation are listed on any exchange, by resolution passed by a majority of the directors then in office, designate all committees required by the rules and regulations of such exchange. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by applicable law or the Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors. Each such committee shall serve at the pleasure of the Board of Directors as may be determined from time to time by resolution adopted by the Board of Directors or as required by the rules and regulations of such exchange, if applicable. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request.

Section 9.  Committee Rules.  Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee or as otherwise provided herein or required by law or the Certificate of Incorporation. Adequate provision shall be made for notice to members of all meetings. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. All matters shall be determined by a majority vote of the members present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

Section 10.  Action by Written Consent.  Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 11.  Compensation.  Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity, including for attendance of meetings of the Board of Directors or participation on any committees. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 12.  Reliance on Books and Records.  A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 13.  Telephonic and Other Meetings.  Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

ARTICLE IV

OFFICERS

Section 1.  Number.  The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chief Executive Officer, a Vice Chairman, a Chief Operating Officer, one or more Presidents, one or more Vice Presidents, a Secretary, a Chief Financial Officer and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable.

Section 2.  Election and Term of Office.  The officers of the Corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as is convenient. The Chairman of the Board, if any, shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders or as soon thereafter as is convenient. Vacancies may be filled or new offices created and filled by the Board of Directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.  Removal.  Any officer or agent elected by the Board of Directors may be removed by the Board of Directors at its discretion, with or without cause.

Section 4.  Vacancies.  Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors.

Section 5.  Compensation.  Compensation of all executive officers shall be approved by the Board of Directors, a duly authorized committee thereof or by such officers as may be designated by resolution of the Board of Directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

Section 6.  Chief Executive Officer.  The Chief Executive Officer shall have the powers and perform the duties incident to that position. Subject to the powers of the Board of Directors and the Chairman of the Board, the Chief Executive Officer shall be in general and active charge of the entire business and affairs of the Corporation, and shall be its chief policy making officer. The Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these Bylaws. The Chief Executive Officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

Section 7.  Vice Chairman.  The Vice Chairman shall perform such duties and have such powers as the Board of Directors, the Chairman of the Board or these Bylaws may, from time to time, prescribe.

Section 8.  Chief Operating Officer.  The Chief Operating Officer shall, subject to the powers of the Board of Directors, the Chairman of the Board and the Chief Executive Officer, have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees and shall see that all orders and resolutions of the board of directors and Chief Executive Officer are carried into effect. The Chief Operating Officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The Chief Operating Officer shall have such other powers and perform such other duties as may be prescribed by the Chairman of the Board, the Chief Executive Officer, the Board of Directors or as may be provided in these Bylaws. The Chief Operating Officer shall have the powers and perform the duties incident to that position.

Section 9.  The President.  The President, or if there shall be more than one, the Presidents, in the order determined by the Board of Directors or the Chairman of the Board, shall, subject to the powers of the Board of Directors, the Chairman of the Board and the Chief Executive Officer, have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees. The Presidents are authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The Presidents shall have such other powers and perform such other duties as may be prescribed by the Chairman of the Board, the Chief Executive Officer, the Board of Directors or as may be provided in these Bylaws. The Presidents shall have the powers and perform the duties incident to that position.

Section 10.  Vice Presidents.  The Vice President, or if there shall be more than one, the Vice Presidents, in the order determined by the Board of Directors or the Chairman of the Board, shall, in the absence or disability of the President, act with all of the powers and be subject to all the restrictions of the President. The Vice Presidents shall also perform such other duties and have such other powers as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe. The Vice Presidents may also be designated as Executive Vice Presidents or Senior Vice Presidents, as the Board of Directors may from time to time prescribe. A Vice President shall have the powers and perform the duties incident to that position.

Section 11.  The Secretary and Assistant Secretaries.  The Secretary shall attend all meetings of the Board of Directors (other than executive sessions thereof) and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose or shall ensure that his or her designee attends each such meeting to act in such capacity. Under the Board of Directors’ supervision, the Secretary shall give, or cause to be given, all notices required to be given by these Bylaws or by law; shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation.

The Secretary, or an Assistant Secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Assistant Secretary, or if there be more than one, any of the assistant secretaries, shall in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary may, from time to time, prescribe. The Secretary and any Assistant Secretary shall have the powers and perform the duties incident to those positions.

Section 12.  The Chief Financial Officer.  The Chief Financial Officer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chairman of the Board or the Board of Directors; shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation; shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe. The Chief Financial Officer shall have the powers and perform the duties incident to that position.

Section 13.  Other Officers, Assistant Officers and Agents.  Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

Section 14.  Officers’ Bonds or Other Security.  If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Board of Directors may require.

Section 15.  Delegation of Authority.  The Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

CERTIFICATES OF STOCK

Section 1.  Form.  The shares of stock of the Corporation shall be represented by certificates provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of its stock shall be uncertificated shares. If shares are represented by certificates, the certificates shall be in such form as required by applicable law and as determined by the Board of Directors. Each certificate shall certify the number of shares owned by such holder in the Corporation and shall be signed by, or in the name of the Corporation by the Chairman of the Board, or the President or any Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation designated by the Board of Directors. Any or all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed, whose facsimile signature has been used on or who has duly affixed a facsimile signature or signatures to any such certificate or certificates shall cease to be such officer, transfer agent or registrar of the Corporation whether because of death, resignation or otherwise before such certificate or certificates have been issued by the Corporation, such certificate or certificates may nevertheless be issued as though the person or persons who signed such certificate or certificates, whose facsimile signature or signatures have been used thereon or who duly affixed a facsimile signature or signatures thereon had not ceased to be such officer, transfer agent or registrar of the Corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar or both in connection with the transfer of any class or series of securities of the Corporation. The Corporation, or its designated transfer agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each holder of record, together with such holder’s address and the number and class or series of shares held by such holder and the date of issue. When shares are represented by certificates, the Corporation shall issue and deliver to each holder to whom such shares have been issued or transferred, certificates representing the shares owned by such holder, and shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation or its designated transfer agent or other agent of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates and record the transaction on its books. When shares are not represented by certificates, shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, with such evidence of the authenticity of such transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps, and within a reasonable time after the issuance or transfer of such shares, the Corporation shall send the holder to whom such shares have been issued or transferred a written statement of the information required by applicable law. Unless otherwise provided by applicable law, the Certificate of Incorporation, these Bylaws or any other instrument the rights and obligations of shareholders are identical, whether or not their shares are represented by certificates.

Section 2.  Lost Certificates.  The Corporation may issue or direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond in such sum as it may direct, sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 3.  Registered Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of Delaware.

Section 4.  Fixing a Record Date for Purposes Other Than Stockholder Meetings.  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action (other than stockholder meetings which is expressly governed by Section 12 of ARTICLE II hereof), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.  Regulations.  The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI

GENERAL PROVISIONS

Section 1.  Dividends.  Subject to the provisions of statutes and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors, in accordance with applicable law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of applicable law and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserves in the manner in which they were created.

Section 2.  Checks, Notes, Drafts, Etc.  All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 3.  Contracts.  In addition to the powers otherwise granted to officers pursuant to ARTICLE IV hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

Section 4.  Loans.  Subject to compliance with applicable law (including Section 13(k) of the Securities Exchange Act of 1934), the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Section 5.  Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 6.  Corporate Seal.  The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Notwithstanding the foregoing, no seal shall be required by virtue of this Section 6 of this ARTICLE VI.

Section 7.  Voting Securities Owned By Corporation.  The Chairman of the Board, the Chief Executive Officer, the President or the Chief Financial Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation, unless the Board of Directors specifically confers authority to vote or act with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8.  Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 9.  Inspection of Books and Records.  The Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors.

Section 10.  Time Periods.  In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.

Section 11.  Section Headings.  Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 12.  Inconsistent Provisions.  In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VII

INDEMNIFICATION

Section 1.  Right to Indemnification and Advancement.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (an ‘‘indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, partner, member, trustee, administrator, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in this Section 1 of this ARTICLE VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 1 of this ARTICLE VII shall be a contract right. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that if and to the extent that the DGCL requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 of this ARTICLE VII or otherwise. The Corporation may also, by action of its Board of Directors, provide indemnification and advancement of expenses to employees and agents of the Corporation.

Section 2.  Procedure for Indemnification.  Any indemnification of a director or officer of the Corporation or advance of expenses (including attorneys’ fees, costs and charges) under this Section 2 of this ARTICLE VII shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 1 of this ARTICLE VII if required), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE VII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 1 of this ARTICLE VII if required), the right to indemnification or advances as granted by this ARTICLE VII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by Delaware law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 1 of this ARTICLE VII, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation to the fullest extent permitted by Delaware law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VII or otherwise shall be on the Corporation. The procedure for indemnification of other employees and agents for whom indemnification and advancement of expenses is provided pursuant to Section 1 of this ARTICLE VII shall be the same procedure set forth in this Section 2 of this ARTICLE VII for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification and advancement of expenses for such employee or agent.

Section 3.  Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, trustee, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 4.  Service for Subsidiaries.  Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE VII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 5.  Reliance.  Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE VII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE VII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. Any amendment, alteration or repeal of this ARTICLE VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6.  Non-Exclusivity of Rights; Continuation of Rights to Indemnification.  The rights to indemnification and to the advance of expenses conferred in this ARTICLE VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this ARTICLE VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this ARTICLE VII is in effect. Any repeal or modification of this ARTICLE VII or any repeal or modification of relevant provisions of the Delaware General

Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 7.  Merger or Consolidation.  For purposes of this ARTICLE VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 8.  Savings Clause.  If this ARTICLE VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 1 of this ARTICLE VII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification and advancement of expenses is available to such person pursuant to this ARTICLE VII to the fullest extent permitted by any applicable portion of this ARTICLE VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII

AMENDMENTS

These Bylaws may be amended, altered, changed or repealed or new Bylaws adopted only in accordance with the Certificate of Incorporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delaware Corporations

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The certificate of incorporation of Acadia provides that, pursuant to Delaware law, the directors of Acadia shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to Acadia and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Acadia or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The bylaws of Acadia provide that Acadia must indemnify its directors and officers to the fullest extent permitted by Delaware law and require Acadia to advance litigation expenses upon receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in the bylaws of Acadia are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, Acadia has entered into employment agreements with certain of our directors and officers, which provide indemnification in addition to the indemnification provided for in the certificate of incorporation and bylaws. These employment agreements, among other things, indemnify some of our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such director’s or officer’s capacity.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number		Description

2.1		Agreement and Plan of Merger, dated May 23, 2011, by and among Acadia Healthcare Company, Inc., Acadia Merger Sub, LLC and PHC, Inc. (Incorporated by reference to PHC, Inc.’s report on Form 8-K filed on May 25, 2011).
2	.2*	Agreement and Plan of Merger, dated February 17, 2011, by and among Acadia Healthcare Company, Inc. (f/k/a Acadia Healthcare Company, LLC), Acadia — YFCS Acquisition Company, Inc., Acadia — YFCS Holdings, Inc., Youth & Family Centered Services, Inc., each of the stockholders who are signatories thereto, and TA Associates, Inc., solely in the capacity as Stockholders’ Representative.
2	.3*	Asset Purchase Agreement by and among Southern Regional Health System, Inc. and Acadia RiverWoods, LLC, d/b/a RiverWoods Behavioral Health System dated August 29, 2008.
2	.4*	Asset Purchase Agreement by and among Acadiana Addiction Center, L.L.C., Counseling Center of Acadiana, L.L.C., Belle of the Oaks of Lafayette, L.L.C., Acadia Louisiana, L.L.C. and the other parties listed on the signature pages thereto dated March 5, 2009.
2	.5*	Asset Purchase Agreement by and between Parkwest Medical Center and Acadia Village, LLC dated October 28, 2009.
2.6		Asset Purchase Agreement, dated as of March 15, 2011, between Universal Health Services, Inc. and PHC, Inc. for the acquisition of MeadowWood Behavioral Health System (Incorporated by reference to PHC, Inc.’s report on Form 8-K filed on March 18, 2011).
3.1		Amended and Restated Certificate of Incorporation of the Registrant.
3.2		Amended and Restated Bylaws of the Registrant.
4	.1*	Specimen Acadia Healthcare Company, Inc. Common Stock Certificate.
4.2		Form of Stockholder Agreement.
4.3		Form of Subscription Agreement and Warrant (Incorporated by reference to PHC, Inc.’s report on Form 8-K filed on May 13, 2004).
4.4		Warrant Agreement issued to CapitalSource Finance, LLC to purchase 250,000 Class A Common shares dated June 13, 2007 (Incorporated by reference to PHC, Inc.’ report on Form 10-K filed on September 28, 2007).
5.1		Form of Opinion of Kirkland & Ellis LLP, regarding legality of the securities to be issued.
8.1		Form of Opinion of Kirkland & Ellis LLP regarding certain U.S. federal tax aspects of the merger.
8.2		Form of Opinion of Arent Fox LLP regarding certain U.S. federal tax aspects of the merger.
10.1		Form of Voting Agreement
10.2		Credit Agreement, dated April 1, 2011, by and between Bank of America, NA (Administrative Agent, Swing Line Lender and L/C Issuer) and Acadia Healthcare Company, Inc. (f/k/a Acadia Healthcare Company, LLC).
10.3		First Amendment to the Credit Agreement, by and among Bank of America, NA (Administrative Agent, Swing Line Lender and L/C Issuer), Acadia Healthcare Company, Inc. (f/k/a Acadia Healthcare Company, LLC), and the lenders listed on the signature pages thereto, dated July 12, 2011.
10.4		Second Amendment to the Credit Agreement, by and among Bank of America, NA (Administrative Agent, Swing Line Lender and L/C Issuer), Acadia Healthcare Company, Inc. (f/k/a Acadia Healthcare Company, LLC), and the lenders listed on the signature pages thereto, dated July 12, 2011.

Exhibit
Number		Description

10.5		Security and Pledge Agreement, dated April 1, 2011, by and between Bank of America, NA (Administrative Agent, Swing Line Lender and L/C Issuer) and Acadia Healthcare Company, Inc. (f/k/a Acadia Healthcare Company, LLC).
10.6		Amended and Restated Commitment Letter, dated July 12, 2011, by and between Jefferies Finance LLC and Acadia Healthcare Company, Inc.
†10	.7	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Joey A. Jacobs.
†10	.8	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Jack E. Polson.
†10	.9	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Brent Turner.
†10	.10	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Christopher L. Howard.
†10	.11	Employment Agreement, dated as of January 31, 2011, between Acadia Management Company, Inc. and Ronald M Fincher.
†10	.12	Employment Agreement, dated as of March 29, 2011, between Acadia Management Company, Inc. and Norman K. Carter, III.
†10	.13	Employment Agreement, dated as of May 23, 2011, by and between Acadia Healthcare Company, Inc. and Robert Boswell.
†10	.14	Employment Agreement, dated as of May 23, 2011, by and between Acadia Healthcare Company, Inc. and Bruce A. Shear.
†10	.15	Incentive Bonus Letter by and between Norman K. Carter, III and Acadia Management Company, Inc. dated January 4, 2010.
†10	.16	PHC, Inc.’s 1993 Stock Purchase and Option Plan, as amended December 2002 (Incorporated by reference to PHC, Inc.’s registration statement on Form S-8 filed on January 8, 2003).
†10	.17	PHC, Inc.’s 1995 Non-Employee Director Stock Option Plan, as amended December 2002 (Incorporated by reference to PHC, Inc.’s registration statement on Form S-8 filed on January 8, 2003).
†10	.18	PHC, Inc.’s 1995 Employee Stock Purchase Plan, as amended December 2002 (Incorporated by reference to PHC, Inc.’s registration statement on Form S-8 filed on January 8, 2003).
†10	.19	PHC, Inc.’s 2004 Non-Employee Director Stock Option Plan (Incorporated by reference to PHC, Inc.’s registration statement on Form S-8 filed with the Securities and Exchange Commission on April 5, 2005).
†10	.20	PHC, Inc.’s 2005 Employee Stock Purchase Plan (Incorporated by reference to PHC, Inc.’s registration statement on Form S-8 filed with the Securities and Exchange Commission on March 6, 2008).
†10	.21	PHC, Inc.’s 2003 Stock Purchase and Option Plan, as amended December 2007 (Incorporated by reference to PHC, Inc.’s registration statement on Form S-8 filed with the Securities and Exchange Commission on March 6, 2008).
†10	.22	PHC, Inc.’s Change-in-Control Supplemental Benefit Plan for Certain Executive Officers (Incorporated by reference to PHC, Inc.’s report on Form 10-Q filed on November 9, 2007).
†10	.23*	Form of Acadia Healthcare Company, Inc. 2011 Incentive Compensation Plan
10.24		Professional Services Agreement, dated as of April 1, 2011, between Waud Capital Partners, L.L.C. and Acadia Healthcare Company, Inc. (f/k/a Acadia Healthcare Company, LLC).
10.25		Engagement Agreement, dated January 7, 2011, between True Partners Consulting LLC and Acadia Healthcare Company, Inc.
10	.26*	Termination Agreement by and between Waud Capital Partners, L.L.C and Acadia Healthcare Company, Inc.
21.1		List of Subsidiaries of Acadia.
23.1		Consent of Kirkland & Ellis LLP (Included in Exhibits 5.1 and 8.1).
23.2		Consent of Arent Fox LLP (Included in Exhibit 8.1).

Exhibit
Number	Description

23.3	Consent of Ernst & Young, LLP, an independent registered public accounting firm, with respect to the audited financials of Acadia Healthcare Company, LLC
23.4	Consent of Ernst & Young, LLP, an independent registered public accounting firm, with respect to the audited financials of Youth & Family Centered Services, Inc.
23.5	Consent of BDO USA, LLP, an independent registered public accounting firm, with respect to the audited financials of PHC, Inc.
23.6	Consent of Ernst & Young, LLP, an independent registered public accounting firm, with respect to the audited financials of MeadowWood Behavioral Health System
24.1	Powers of Attorney (Included in Part II to this Registration Statement).
99.1	Form of PHC, Inc. Proxy Card for Holders of PHC Class A Common Stock
99.2	Form of PHC, Inc. Proxy Card for Holders of PHC Class B Common Stock
99.3	Consent of Stout Risius Ross, Inc.
99.4	Consent of IBIS World Inc.

†	Indicates compensatory plan or arrangement.

*	Indicates to be filed by amendment.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Acadia Healthcare Company, Inc., a Delaware corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Tennessee, on July 13, 2011.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Joey A. Jacobs
Name:  Joey A. Jacobs
Title:    Chief Executive Officer and Chairperson

By:	/s/ Jack E. Polson
Name:  Jack E. Polson
Title:    Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher L. Howard and Reeve Waud, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated and on July 13, 2011.

Signature	Title

/s/ Joey A. Jacobs Joey A. Jacobs	Chief Executive Officer and Chairman of the Board

/s/ Jack E. Polson Jack E. Polson	Chief Financial Officer (principal financial officer)

/s/ David Duckworth David Duckworth	Controller (principal accounting officer)

/s/ Reeve Waud Reeve Waud	Director

Signature	Title

/s/ Charles Edwards Charles Edwards	Director

/s/ Matthew A. London Matthew A. London	Director

/s/ Gary Mecklenburg Gary Mecklenburg	Director